Filed Pursuant to Rule 424(b)(3)
Registration No. 333-298607

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Strategic Storage Growth Trust III, Inc. (“SSGT III”):

On July 14, 2026, Strategic Storage Trust VI, Inc. (“SST VI”), SSGT III Merger Sub, LLC (“Merger Sub”), and SSGT III entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which SSGT III will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of SST VI. In accordance with the applicable provisions of the Maryland General Corporation Law and Maryland Limited Liability Company Act, if approved by SSGT III’s stockholders, the separate existence of SSGT III shall cease. The Merger Agreement was entered into after a thorough evaluation and negotiation process conducted by a special committee (the “SSGT III Special Committee”) of the board of directors of SSGT III (the “SSGT III Board”), with the assistance of its legal and financial advisors, and by a special committee (the “SST VI Special Committee”) of the board of directors of SST VI (the “SST VI Board”), with the assistance of its own legal and financial advisors. Each of the SSGT III Special Committee and the SST VI Special Committee is comprised solely of independent directors. H. Michael Schwartz serves as Chief Executive Officer and President of SSGT III, Chairman of the SSGT III Board, Chief Executive Officer and President of SST VI, and Chairman of the SST VI Board; accordingly, Mr. Schwartz was not a member of the SSGT III Special Committee or the SST VI Special Committee. The SSGT III Board, based on the unanimous recommendation of the SSGT III Special Committee, and the SST VI Board, based on the unanimous recommendation of the SST VI Special Committee, each unanimously approved the Merger. The obligations of SSGT III and SST VI to effect the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement and described in this Proxy Statement and Prospectus.

As consideration for the Merger, in exchange for each share of SSGT III’s common stock, SSGT III stockholders will receive 1.0 shares of SST VI’s Class A common stock. The Merger is expected to create meaningful operational and financial benefits as described further herein. If the Merger was consummated as of the date of this Proxy Statement and Prospectus, the Combined Company, as defined below, would own 37 self storage facilities located in 10 states and three Canadian provinces (Alberta, British Columbia and Ontario), consisting of approximately 29,415 units and 3.2 million rentable square feet, and interests in eight unconsolidated real estate ventures located in three Canadian provinces (British Columbia, Ontario and Quebec), consisting of six operating self storage properties and two parcels of land being developed into self storage facilities. The Combined Company would also have beneficial interest in three Delaware Statutory Trust (“DST”) sponsored programs. The DST sponsor programs manage an additional eight properties, consisting of approximately 5,370 units and nearly 0.7 million rentable square feet.

This Proxy Statement and Prospectus contains important information about SST VI, SSGT III, the Merger, and the Merger Agreement. You should read this entire Proxy Statement and Prospectus carefully because it contains important information about the Merger. In particular, you should read carefully the information under the section entitled “Risk  Factors,” beginning on page 22.

SSGT III will hold a special meeting of its stockholders on October 26, 2026, which will be held as a “virtual meeting” (the “SSGT III Special Meeting”), at which its stockholders will be asked to consider and vote on (i) a proposal to approve the Merger, and (ii) a proposal to adjourn the SSGT III Special Meeting to solicit additional proxies in favor of the proposal to approve the Merger, if necessary. The record date for determining the stockholders entitled to receive notice of, and to vote at, the SSGT III Special Meeting is the close of business on September 4, 2026 (the “Record Date”). The Merger will not be completed unless disinterested SSGT III stockholders approve the Merger by the affirmative vote of at least a majority of the outstanding shares of SSGT III’s common stock entitled to vote.

Based on the number of shares of SSGT III’s common stock outstanding on June 30, 2026, SST VI expects to issue approximately 17.4 million shares of SST VI Class A common stock to SSGT III stockholders. As a result, upon completion of the Merger and based upon June 30, 2026 share and operating partnership unit counts, the ownership of the combined company is estimated to be approximately: 59% existing SST VI stockholders, 38% current SSGT III stockholders, and 3% other SST VI operating partnership unitholders. Neither SST VI’s common stock nor SSGT III’s common stock is listed on a national securities exchange.

Whether you plan to attend the live webcast of the SSGT III Special Meeting or not, please authorize a proxy to vote on your behalf as promptly as possible by completing, signing, dating and mailing your proxy card in the pre-addressed postage-paid envelope provided or by authorizing your proxy by one of the other methods specified in this Proxy Statement and Prospectus.

On behalf of SSGT III’s management team and the SSGT III Board, we thank you for your support and urge you to vote FOR the approval of each of the matters to be presented at the SSGT III Special Meeting.

/s/ H. Michael Schwartz
H. Michael Schwartz
Chief Executive Officer and President Strategic Storage Growth Trust III, Inc.

Neither the U.S. Securities and Exchange Commission, nor any state securities regulatory authority has approved or disapproved of the Merger or the securities to be issued under this Proxy Statement and Prospectus or has passed upon the adequacy or accuracy of the disclosure in this Proxy Statement and Prospectus. Any representation to the contrary is a criminal offense.

This Proxy Statement and Prospectus is dated September 11, 2026, and is first being mailed to SSGT III stockholders on or about September 15, 2026.

STRATEGIC STORAGE GROWTH TRUST III, INC.

10 Terrace Road

Ladera Ranch, California 92694

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held October 26, 2026

To the Stockholders of Strategic Storage Growth Trust III, Inc.:

You are cordially invited to attend a special meeting of stockholders (the “SSGT III Special Meeting”) of Strategic Storage Growth Trust III, Inc., a Maryland corporation (“SSGT III”), to be held at 9:00AM Pacific Time on October 26, 2026, which will be held as a “virtual meeting.” You will be able to attend the SSGT III Special Meeting and vote and submit your questions during the SSGT III Special Meeting via live webcast by visiting https://meetnow.global/MVXRMJ5. At the SSGT III Special Meeting, stockholders will be asked to consider and vote upon:

1.

A proposal to approve the merger, referred to as the “Merger,” of SSGT III with and into SSGT III Merger Sub, LLC (“Merger Sub”), a wholly owned subsidiary of Strategic Storage Trust VI, Inc. (“SST VI”), with Merger Sub surviving the Merger, pursuant to the Agreement and Plan of Merger, dated as of July 14, 2026, by and among SST VI, Merger Sub, and SSGT III (the “Merger Agreement”), which we refer to as the “Merger Proposal.”

2.

A proposal to adjourn the SSGT III Special Meeting to solicit additional proxies in favor of the Merger Proposal if there are not sufficient votes to approve the Merger Proposal, if necessary and as determined by the chair of the SSGT III Special Meeting, which we refer to as the “Adjournment Proposal.”

The SSGT III board of directors recommends that you vote FOR the Merger Proposal and FOR the Adjournment Proposal.

The SSGT III board of directors has fixed the close of business on September 4, 2026 as the record date for the determination of stockholders entitled to notice of and to vote at the SSGT III Special Meeting or any postponement or adjournment thereof. Only record holders of common stock at the close of business on the record date are entitled to notice of and to vote at the SSGT III Special Meeting.

For further information regarding the matters to be acted upon at the SSGT III Special Meeting, I urge you to carefully read the accompanying Proxy Statement and Prospectus. If you have questions about these proposals or would like additional copies of the Proxy Statement, please contact Nicholas M. Look, SSGT III’s Secretary, via mail at 10 Terrace Road, Ladera Ranch, California 92694 or via telephone at (877) 327-3485.

Whether you own a few or many shares and whether you plan to attend the live webcast or not, it is important that your shares be voted on matters that come before the SSGT III Special Meeting. SSGT III’s shares are widely held, so every stockholder’s vote is important to SSGT III. To make voting easier for you, you may authorize a proxy to vote your shares in one of three ways: (1) by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the envelope provided; (2) by completing a proxy card at www.proxy-direct.com; or (3) by telephone at 1-800-337-3503. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of the SSGT III board of directors.

You are cordially invited to attend the SSGT III Special Meeting and are encouraged to attend the live webcast. Whether or not you plan to attend the live webcast, please authorize a proxy to vote your shares using one of the three prescribed methods. Your vote is very important.

By Order of the Board of Directors,

/s/ Nicholas M. Look
Nicholas M. Look
Secretary of Strategic Storage Growth Trust III, Inc.
Ladera Ranch, California
September 11, 2026

ABOUT THIS PROXY STATEMENT AND PROSPECTUS

This document, which forms part of a registration statement on Form S-4 (Registration No. 333-298607) filed with the U.S. Securities and Exchange Commission by SST VI, constitutes a prospectus of SST VI under the Securities Act of 1933, as amended, with respect to the SST VI Class A Common Stock to be issued to SSGT III stockholders pursuant to the Merger Agreement. This document also constitutes a Proxy Statement of SSGT III. Additionally, it constitutes a notice of meeting with respect to the SSGT III Special Meeting.

You should rely only on the information contained in this Proxy Statement and Prospectus. No one has been authorized to provide you with information that is different from that contained in this Proxy Statement and Prospectus. This Proxy Statement and Prospectus is dated September 11, 2026. You should not assume that the information contained in this Proxy Statement and Prospectus is accurate as of any date other than that date. Neither the mailing of this Proxy Statement and Prospectus to SSGT III stockholders nor the issuance by SST VI of SST VI Class A Common Stock to SSGT III stockholders pursuant to the Merger Agreement will create any implication to the contrary.

This Proxy Statement and Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person or entity to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this Proxy Statement and Prospectus regarding SST VI has been provided by SST VI and information contained in this Proxy Statement and Prospectus regarding SSGT III has been provided by SSGT III.

Below is a list of certain terms that are used throughout this Proxy Statement and Prospectus and their associated definitions:

Acquisition Proposal	Any bona fide proposal or offer from any person (other than SST VI or any of its subsidiaries) made after the date of the Merger Agreement, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving SSGT III or any subsidiary of SSGT III that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) representing twenty percent (20%) or more of the consolidated assets of SSGT III, (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of SSGT III or any significant subsidiary of SSGT III representing 20% or more of the consolidated assets of SSGT III, (c) issue, sale or other disposition by SSGT III or any subsidiaries of SSGT III (including by way of merger, consolidation, share exchange, business combination or any similar transaction) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of SSGT III Common Stock, (d) tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of SSGT III Common Stock, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to SSGT III in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of SSGT III Common Stock, or (f) transaction that is similar in form, substance, or purpose to any of the foregoing transactions. However, an

Acquisition Proposal does not include (i) the Merger or any of the other transactions contemplated by the Merger Agreement, or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among SSGT III and one or more of the subsidiaries of SSGT III or solely among the subsidiaries of SSGT III.

Bass Berry	Bass, Berry & Sims PLC, counsel to the SSGT III Special Committee.

Code	The Internal Revenue Code of 1986, as amended.

Exchange Act	The Securities Exchange Act of 1934, as amended.

KeyBanc	KeyBanc Capital Markets Inc., financial advisor to the SSGT III Special Committee.

Merger	The merger of SSGT III with and into Merger Sub, with Merger Sub surviving the merger, pursuant to the Merger Agreement.

Merger Consideration	The conversion of each share of SSGT III Common Stock (or fraction thereof) issued and outstanding immediately prior to the effective time of the Merger, into the right to receive 1.0 shares of SST VI Class A Common Stock (or fraction thereof).

Merger Proposal	The proposal to approve the Merger.

Merger Sub	SSGT III Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of SST VI.

MGCL	Maryland General Corporation Law or any successor statute.

NASAA	The North American Securities Administrators Association

NASAA REIT Guidelines	The Statement of Policy Regarding Real Estate Investment Trusts adopted by NASAA

Nelson Mullins	Nelson Mullins Riley & Scarborough LLP, counsel to SST VI.

OP Unit	A common unit of limited partnership interest of SST VI OP

Outside Date	April 10, 2027.

Record Date	September 4, 2026, the record date for determining stockholders eligible to vote at the SSGT III Special Meeting.

REIT	A real estate investment trust within the meaning of Section 856 through 860 of the Code.

SEC	The United States Securities and Exchange Commission.

Securities Act	The Securities Act of 1933, as amended.

Shapiro Sher	Shapiro Sher Guinot & Sandler, P.A., Maryland counsel to the SSGT III Special Committee.

SmartCentres	SmartCentres Real Estate Investment Trust, a Canadian REIT.

SmartStop	SmartStop Self Storage REIT, Inc., a Maryland corporation and publicly listed REIT.

SRA	SmartStop REIT Advisors, LLC, an indirect subsidiary of SmartStop and the sponsor of both SST VI and SSGT III.

SSA	SmartStop Storage Advisors, LLC, an indirect subsidiary of SmartStop and the special limited partner of both SST VI OP and SSGT III OP.

SSGT III	Strategic Storage Growth Trust III, Inc.

SSGT III Advisor	SS Growth Advisor III, LLC, SSGT III’s external advisor.

SSGT III Advisory Agreement	Advisory Agreement, dated as of May 18, 2022, by and among SSGT III, SSGT III OP, and SSGT III Advisor.

SSGT III Board	The board of directors of SSGT III.

SSGT III Bylaws	The bylaws of SSGT III.

SSGT III Charter	The charter of SSGT III.

SSGT III Common Stock	SSGT III’s common stock, par value $0.001 per share.

SSGT III DRP Offering	SSGT III’s offering of up to $25 million in shares under SSGT III’s DRP.

SSGT III Offering	SSGT III’s private placement offering of SSGT III Common Stock.

SSGT III OP	SS Growth Operating Partnership III, L.P.

SSGT III Operating Partnership Agreement	The First Amended and Restated Limited Partnership Agreement of SSGT III OP, as amended and as may be amended from time to time.

SSGT III Special Committee	The special committee of the SSGT III Board, consisting solely of independent directors of SSGT III, that was formed by the SSGT III Board to consider the Merger and the other transactions contemplated by the Merger Agreement.

SSGT III Special Meeting	The special meeting of stockholders of SSGT III, which will be a “virtual meeting” via live webcast at 9AM Pacific Time on October 26, 2026.

SST VI	Strategic Storage Trust VI, Inc.

SST VI Advisor	Strategic Storage Advisor VI, LLC, SST VI’s external advisor.

SST VI Advisory Agreement	Advisory Agreement, dated as of February 26, 2021, by and among SST VI, SST VI OP, and SST VI Advisor.

SST VI Board	The board of directors of SST VI.

SST VI Bylaws	The bylaws of SST VI.

SST VI Charter	The charter of SST VI.

SST VI Class A Common Stock	Shares of Class A common stock of SST VI, par value $0.001 per share.

SST VI Class P Common Stock	Shares of Class P common stock of SST VI, par value $0.001 per share.

SST VI Class T Common Stock	Shares of Class T common stock of SST VI, par value $0.001 per share.

SST VI Class W Common Stock	Shares of Class W common stock of SST VI, par value $0.001 per share.

SST VI Class Y Common Stock	Shares of Class Y common stock of SST VI, par value $0.001 per share.

SST VI Class Z Common Stock	Shares of Class Z common stock of SST VI, par value $0.001 per share.

SST VI Common Stock	SST VI’s common stock, including shares of SST VI Class A Common Stock, SST VI Class P Common Stock, SST VI Class T Common Stock, SST VI Class W Common Stock, SST VI Class Y Common Stock, and SST VI Class Z Common Stock.

SST VI DRP Offering	SST VI’s offering of up to $75.0 million in shares under SST VI’s DRP.

SST VI Offering	SST VI’s initial public offering of SST VI Common Stock.

SST VI OP	Strategic Storage Operating Partnership VI, L.P.

SST VI Special Committee	The special committee of the SST VI Board, consisting solely of independent directors of SST VI, that was formed by the SST VI Board to consider the Merger and the other transactions contemplated by the Merger Agreement.

SST VI TRS	Strategic Storage TRS VI, Inc.

Stanger	Robert A. Stanger & Co, Inc., financial advisor to the SST VI Special Committee.

Superior Proposal	A written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” are replaced with “50%”) that the SSGT III Board determines in its good faith judgment after consultation with its outside legal and financial advisors, and after taking into account (a) all of the terms and conditions of the Acquisition Proposal and the Merger Agreement (as it may be proposed to be amended by SST VI) and (b) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the SSGT III Board determines in good faith to be material to such analysis) to be more favorable from a financial point of view to the stockholders of SSGT III (in their capacities as stockholders) than the Merger and the other transactions contemplated by the Merger Agreement (as it may be proposed to be amended by SST VI).

Tenant Program	A tenant insurance plan, tenant protection plan or similar program.

Termination Agreement	Termination Agreement, dated as of July 14, 2026, by and among SSGT III, SSGT III OP, and SSGT III Advisor.

Unaffiliated Holders	The holders of shares of SSGT III Common Stock (other than SST VI and its affiliates).

Venable	Venable LLP, Maryland counsel to the SST VI Special Committee.

i

ii

iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement and Prospectus (including the Annexes), contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which SST VI and SSGT III operate and beliefs of, and assumptions made by, SST VI management and SSGT III management and involve uncertainties that could significantly affect the financial results of SST VI, SSGT III, or the Combined Company. Words such as “may,” “will,” “would,” “could,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “continue,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the business combination transaction involving SST VI and SSGT III, including future financial and operating results, and the Combined Company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that SST VI and SSGT III expect or anticipate will occur in the future-including statements regarding future financial condition, results of operations, and business-are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although SST VI and SSGT III believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, SST VI and SSGT III can give no assurance that their expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to:

•	the ability of SSGT III to obtain the required stockholder approval;

•	the satisfaction or waiver of other conditions in the Merger Agreement;

•	the risk that the Merger or other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all;

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and that a termination under certain circumstances could cause SSGT III to pay SST VI a termination payment or either party to reimburse the other party for transaction expenses, as described under “The Merger Agreement — Termination of the Merger Agreement” beginning on page 187;

•	the ability of SST VI to acquire and dispose of properties on attractive terms;

•	risks related to disruption of management’s attention from SSGT III’s and SST VI’s ongoing business operations due to the transaction;

•

the effect of the announcement of the Merger on the ability of the parties to retain and hire key personnel, maintain relationships with their customers and suppliers, and maintain their operating results and business generally;

•	changes in international, national, regional and local economic conditions;

•	changes in financial markets and interest rates, or to the business or financial condition of SST VI, SSGT III, the Combined Company or their respective businesses;

•	the nature and extent of future competition;

•	the ability of SST VI, SSGT III and the Combined Company to maintain qualification as a REIT due to economic, market, legal, tax or other considerations;

•	availability to SST VI, SSGT III and the Combined Company of financing and capital; and

•

those additional risks and factors discussed in reports filed with the SEC by SST VI from time to time, including those discussed under the heading “Risk Factors” in this Proxy Statement and Prospectus.

Should one or more of the risks or uncertainties described above or elsewhere in this Proxy Statement and Prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this Proxy Statement and Prospectus. All forward-looking statements, expressed or implied, included in this Proxy Statement and Prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that SST VI, SSGT III or persons acting on their behalf may issue. Except as required by law, neither SST VI nor SSGT III undertakes any duty to update any forward-looking statements appearing in this Proxy Statement and Prospectus, whether to reflect new information, future events, changes in assumptions or circumstances or otherwise.

SUMMARY OF PRINCIPAL RISK FACTORS

The following list of risks and uncertainties is only a summary of some of the most important risks related to SST VI, the Merger, and the Combined Company, and is not intended to be exhaustive. This risk factor summary should be read together with the more detailed discussion of risks and uncertainties set forth under “Risk Factors.”

•	The Merger Consideration will not be adjusted in the event of any change in the relative values of SSGT III or SST VI.

•

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed, which could result in the requirement that SSGT III pay a termination payment to SST VI or, in certain circumstances, that SSGT III or SST VI pay expenses to the other party.

•	Failure to complete the Merger could negatively impact the future business and financial results of SSGT III.

•

The pendency of the Merger, including as a result of the restrictions on the operation of SSGT III’s and SST VI’s business during the period between signing the Merger Agreement and the completion of the Merger, could adversely affect the business and operations of SSGT III, SST VI, or both.

•

The Merger Agreement contains provisions that could discourage a potential competing acquiror of SSGT III or could result in a competing Acquisition Proposal being at a lower price than it might otherwise be.

•	SSGT III and SST VI each expect to incur substantial expenses related to the Merger.

•	The ownership positions of the SST VI and SSGT III stockholders will be diluted by the Merger.

•	The Combined Company will have substantial indebtedness upon completion of the Merger.

•	The Combined Company may be unable to continue paying distributions at or above the rates currently paid by SSGT III and SST VI.

•

The historical consolidated financial information included elsewhere in this Proxy Statement and Prospectus may not be representative of the Combined Company’s results following the effective time of the Merger, and accordingly, SSGT III stockholders have limited financial information on which to evaluate the Combined Company.

•

The Combined Company may incur adverse tax consequences if, prior to the Merger, SSGT III or SST VI, or, after the Merger, the Combined Company, fail to qualify as a REIT for U.S. federal income tax purposes.

•

In certain circumstances, even if the Combined Company qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state, and other taxes, which would reduce the Combined Company’s cash available for distribution to its stockholders.

•	If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, there may be adverse tax consequences.

•	The future results of the Combined Company will suffer if the Combined Company does not effectively manage its expanded portfolio and operations following the Merger.

•	A high concentration of the Combined Company’s properties in a particular geographic area would magnify the effects of downturns in that geographic area.

•

If and when the Combined Company completes a liquidity event, the market value ascribed to the shares of common stock of the Combined Company upon the liquidity event may be significantly lower than the latest published estimated net asset value per share of SST VI.

•

SST VI has paid, and may continue to pay, distributions from sources other than cash flow from operations; therefore, SST VI will have fewer funds available for the acquisition of properties, and its stockholders’ overall return may be reduced.

•

There is currently no public trading market for SST VI’s shares and there may never be one; therefore, it will be difficult for SST VI’s stockholders to sell their shares. The SST VI Charter does not require it to pursue a liquidity transaction at any time.

•

SST VI’s share redemption program is currently suspended, and even if stockholders are able to have their shares redeemed, SST VI’s stockholders may not be able to recover the amount of their investment in SST VI’s shares.

•

SST VI has issued Series B Convertible Preferred Stock and Series E Preferred Stock, and will issue Series G Preferred Stock upon the completion of the Merger, that rank senior to all common stock and grants the holders superior rights compared to common stockholders, which may have the effect of diluting stockholders’ interests in SST VI and discouraging a takeover or other similar transaction.

•	SST VI may only calculate the value per share for its shares annually and, therefore, SST VI’s stockholders may not be able to determine the net asset value of their shares on an ongoing basis.

•	SST VI may be unable to pay or maintain cash distributions or increase distributions over time.

•

SST VI is an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk.

•

Because SST VI is focused on the self storage industry, its rental revenues will be significantly influenced by demand for self storage space generally, and a decrease in such demand would likely have a greater adverse effect on its rental revenues than if it owned a more diversified real estate portfolio.

•

If SST VI or the other parties to its loans breach covenants thereunder, such loan or loans could be deemed in default, which could accelerate SST VI’s repayment date thereunder and materially adversely affect the value of its stockholders’ investment in SST VI.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SSGT III

SPECIAL MEETING

Below we have provided answers to some questions that SSGT III stockholders may have regarding the proposed transaction between SST VI and SSGT III and the other proposals to be considered at the SSGT III Special Meeting. SST VI and SSGT III urge you to carefully read this entire Proxy Statement and Prospectus, including the Annexes, because the information in this section does not provide all of the information that may be important to you.

Q: Why am I receiving this Proxy Statement and Prospectus?

A: You are a stockholder of SSGT III, and the Merger cannot be completed unless the stockholders of SSGT III vote to approve the Merger pursuant to the Merger Agreement.

SSGT III will hold a special meeting of its stockholders to obtain this approval and to consider and vote on the other proposal as described elsewhere in this Proxy Statement and Prospectus. This Proxy Statement and Prospectus contains important information about the Merger and the proposals being considered and voted on at the SSGT III Special Meeting and you should read it carefully. The enclosed voting materials allow you to vote your shares of SSGT III Common Stock without participating in the meeting via live webcast. Approval by SST VI stockholders is not required to consummate the Merger.

Your vote is very important. You are encouraged to authorize your proxy as promptly as possible.

Q: What is the proposed Merger?

A: Pursuant to the Merger Agreement, SSGT III will merge with and into Merger Sub, with Merger Sub surviving the Merger, such that following the Merger, Merger Sub will continue as a wholly owned subsidiary of SST VI. In accordance with the applicable provisions of the MGCL and the Maryland Limited Liability Company Act, the separate existence of SSGT III shall cease.

Q: What is the relationship of SSGT III and SST VI?

A: SRA, which is the sponsor of SSGT III, is also the sponsor of SST VI. SSGT III Advisor and SST VI Advisor are owned and controlled by SRA. H. Michael Schwartz, Wayne Johnson and Nicholas M. Look are executive officers of each of SSGT III and SST VI, and Mr. Schwartz is a director of each of SSGT III and SST VI.

Q: Why is the SSGT III Board recommending the Merger?

A: The Merger is expected to have a number of benefits for SSGT III stockholders, including the following:

•

Portfolio Diversification — the Combined Company’s portfolio would have a more diverse asset mix than SSGT III’s portfolio on a stand-alone basis, both in terms of physical occupancy, rental rates and geographic location, including an increased presence in key markets;

•	Enhanced Size and Scale — the Combined Company’s balance sheet would have increased assets, equity and liquidity as compared to SSGT III on a stand-alone basis; and

•

Creates Efficiencies — the combination of the SSGT III portfolio with the SST VI portfolio is expected to create operating and cost efficiencies, including eliminating certain duplicative overhead costs and creating a more streamlined and efficient business structure.

See the section titled “The Merger — SSGT III’s Reasons for the Merger and Recommendation of the SSGT III Board” beginning on page 121.

Q: What will happen in the Merger?

A: At the effective time of the Merger, each issued and outstanding share of SSGT III Common Stock (or fraction thereof) will be converted automatically into the right to receive 1.0 shares of SST VI Class A Common Stock (or fraction thereof) pursuant to the terms of the Merger Agreement.

See “The Merger Agreement — Merger Consideration” beginning on page 171 for detailed descriptions of the Merger Consideration and treatment of securities.

Q: Will my rights as a SSGT III stockholder change as a result of the Merger?

A: Yes. See the section titled “Comparison of Rights of SSGT III Stockholders and SST VI Stockholders” beginning on page 207.

Q: How will SST VI stockholders be affected by the Merger and the issuance of shares of SST VI Class A Common Stock in connection with the Merger?

A: After the Merger, each SST VI stockholder will continue to own the shares of SST VI Class A Common Stock that such stockholder held immediately prior to the effective time of the Merger. As a result, each SST VI stockholder will own shares of common stock in a larger company with more assets. However, because SST VI will be issuing new shares of SST VI Class A Common Stock to SSGT III stockholders in exchange for shares of SSGT III Common Stock in the Merger, each outstanding share of SST VI Common Stock immediately prior to the effective time of the Merger will represent a smaller percentage of the aggregate number of shares of SST VI Common Stock outstanding after the Merger. Upon completion of the Merger, the ownership of the Combined Company is estimated to be approximately: 59% existing SST VI stockholders, 38% current SSGT III stockholders, and 3% other SST VI OP unitholders. See “The Merger Agreement — Merger Consideration” beginning on page 171 for additional information.

Q: Am I being asked to vote on any other proposals at the SSGT III Special Meeting in addition to the Merger Proposal?

A: Yes. At the SSGT III Special Meeting, SSGT III stockholders will be asked to consider and vote to approve one or more adjournments of the SSGT III Special Meeting to another date, time or place, if necessary or appropriate and as determined by the chairman of the SSGT III Special Meeting, to solicit additional proxies in favor of the Merger Proposal.

Q: How does the SSGT III Board recommend that SSGT III stockholders vote?

A: The SSGT III Board recommends that SSGT III stockholders vote FOR the Merger Proposal and FOR the Adjournment Proposal.

For a more complete description of the recommendation of the SSGT III Board, see “The Merger — SSGT III’s Reasons for the Merger and Recommendation of the SSGT III Board” beginning on page 121.

Q: Will SST VI and SSGT III continue to pay dividends or other distributions prior to the closing of the Merger?

A: Yes, the Merger Agreement permits the declaration and payment by SST VI and SSGT III of regular distributions in accordance with past practice on SST VI Common Stock and SSGT III Common Stock, respectively (and in the case of SST VI, distributions on its Series B Convertible Preferred Stock at an annual rate not to exceed $83.50 per share of Series B Convertible Preferred Stock and distributions on its Series E Preferred Stock at an annual rate not to exceed $0.80 per share of Series E Preferred Stock, and in the case of

SSGT III, distributions on its Series A Convertible Preferred Stock at an annual rate not to exceed $88.50 per share of Series A Convertible Preferred Stock), as well as any distribution that is reasonably necessary to maintain each company’s respective REIT qualification or to avoid the imposition of entity level income or excise tax under the Code or applicable state law. As previously disclosed, the SSGT III Board approved the suspension of SSGT III’s DRP commencing July 13, 2026, therefore further distributions to SSGT III stockholders are being paid in cash, unless and until SSGT III’s DRP is reinstated. For further information regarding the declaration and payment of distributions by SST VI and SSGT III prior to the effective time of the Merger, see “Distributions” on page 170.

Q: What is SST VI’s distribution rate?

A: On June 29, 2026, the SST VI Board declared a daily distribution rate of approximately $0.00169808 per day per share on the outstanding shares of SST VI Common Stock payable to Class A, Class T, Class W, Class Y, and Class Z stockholders of record of such shares as shown on SST VI’s books at the close of business on each day of the period commencing on July 1, 2026 and ending September 30, 2026. In connection with this distribution, stockholders who hold Class T and Class Y shares, will be paid an amount equal to approximately $0.00169808 per day less the stockholder servicing fee payable per share per day. On an annual basis, such distribution equals $0.62 per share per year. Future distributions, including those following the Merger, are not guaranteed and will be determined by the board of directors of the Combined Company in its sole discretion.

Q: Will SSGT III stockholders who participated in SSGT III’s distribution reinvestment plan immediately prior to the Merger, and who desire to participate in SST VI’s distribution reinvestment plan following the consummation of the Merger, automatically be able to participate in such plan?

A: We expect that each SSGT III stockholder who was a participant in the DRP of SSGT III immediately prior to the Merger will be automatically enrolled in the Combined Company’s DRP. Any SSGT III stockholder who was not a participant in SSGT III’s DRP prior to the Merger but who desires to take part in the Combined Company’s DRP following the consummation of the Merger will need to enroll in the Combined Company’s DRP. Such stockholders should contact the SST VI Investor Relations department at IR@smartstop.com.

Q: Will SSGT III Advisor, SSA, or SmartStop receive any fees as a result of the Merger?

A: Concurrently with the entry into the Merger Agreement, SSGT III, SSGT III OP, and SSGT III Advisor entered into the Termination Agreement, pursuant to which, among other things, the SSGT III Advisory Agreement will terminate upon the effective time of the Merger. In consideration of the amounts owed to SSGT III Advisor as a result of the Merger, SSGT III Advisor agreed to a reduced disposition fee of $2 million, to be paid in operating partnership units of SSGT III OP.

Q: When and where will the SSGT III Special Meeting be held?

A: The SSGT III Special Meeting will be a completely virtual meeting and will be conducted exclusively by webcast. You are entitled to participate in the meeting only if you were a stockholder of SSGT III as of the close of business on the Record Date, or if you hold a valid proxy for the meeting. No physical meeting will be held.

You will be able to attend the meeting online and submit your questions during the meeting by visiting meetnow.global/MVXRMJ5. You also will be able to vote your shares online by attending the meeting by webcast. To participate in the meeting, you will need to log on using the control number from your proxy card or meeting notice. The control number can be found in the shaded box.

The online meeting will begin promptly on October 26, 2026 at 9AM Pacific Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the access instructions as outlined in this Proxy Statement.

Q: What if I have trouble accessing the SSGT III Special Meeting virtually?

A: The virtual meeting platform is fully supported across MS Edge, Firefox, Chrome and Safari browsers and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is no longer supported. Participants should ensure that they have a strong internet connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-877-739-7129.

Q: Who can vote at the SSGT III Special Meeting?

A: All holders of SSGT III Common Stock of record as of the close of business on September 4, 2026, the Record Date, are entitled to receive notice of and to vote at the SSGT III Special Meeting. Each share of SSGT III Common Stock is entitled to one vote on each proposal presented at the SSGT III Special Meeting. As of the Record Date, there were approximately 17.4 million shares of SSGT III Common Stock outstanding held by approximately 1,750 holders of record (which includes approximately 220 shares of SSGT III Common Stock owned of record by SSGT III Advisor).

Q: What constitutes a quorum?

A: The presence at the SSGT III Special Meeting, in person via webcast or represented by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. There must be a quorum for the meeting to be held. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum.

Q: Do any of SSGT III’s executive officers or directors have interests in the Merger that may differ from those of SSGT III stockholders?

A: Certain of SSGT III’s directors and SSGT III’s executive officers have interests in the Merger that are different from, or in addition to, the interests of SSGT III stockholders. The members of the SSGT III Special Committee and SSGT III Board are aware of and considered these interests, among other matters, in evaluating the Merger and the other transactions contemplated by the Merger Agreement and in recommending that SSGT III stockholders vote FOR the Merger Proposal and FOR the Adjournment Proposal.

Q: When is the Merger expected to be completed?

A: SST VI and SSGT III expect to complete the Merger as soon as reasonably practicable following satisfaction of all of the required conditions set forth in the Merger Agreement. If the SSGT III stockholders approve the Merger, and if the other conditions to closing the Merger are satisfied or waived, it is currently expected that the Merger will be completed on or around the fourth quarter of 2026. However, there is no guarantee that the conditions to the Merger will be satisfied or that the Merger will close on the expected timeline or at all. SST VI and SSGT III have a mutual right to terminate the Merger Agreement if the Merger is not completed by the Outside Date. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 187.

Q: What are the anticipated U.S. federal income tax consequences to me of the proposed Merger?

A: The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the closing of the Merger is conditioned on the receipt by each of SST VI and SSGT III of an opinion from its respective counsel to that effect. Assuming the Merger qualifies as a reorganization, a holder of shares of SSGT III Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of SST VI Class A Common Stock in exchange for shares of SSGT III Common Stock in connection with the Merger.

Q: How will my receipt of SST VI Class A Common Stock in exchange for my SSGT III Common Stock be recorded? Will I have to take any action in connection with the recording of such ownership of SST VI Class A Common Stock? Will such shares of SST VI Class A Common Stock be certificated or in book-entry form?

A: Pursuant to the Merger Agreement, as soon as practicable following the Merger effective time, SST VI will cause SS&C GIDS, Inc., the exchange agent in connection with the Merger, to record the issuance of SST VI Class A Common Stock as Merger Consideration pursuant to the Merger Agreement. If the Merger is consummated, you will not have to take any action in connection with the recording of your ownership of SST VI Class A Common Stock. Shares of SST VI Class A Common Stock issued as Merger Consideration to you will not be certificated and will be in book-entry form and will be recorded in the books and records of SST VI.

Q: Is SST VI considering a liquidity event at this time?

A: Like SSGT III Common Stock, SST VI Class A Common Stock is not currently listed on a national securities exchange and, as such, is not publicly traded. If the Combined Company, following the Merger, completes a liquidity event, the value ascribed to the shares of the Combined Company in connection with such liquidity event may be significantly lower than the estimated net asset value of the SST VI Class A Common Stock considered by the SSGT III Special Committee and the SST VI Special Committee and the estimated net asset value per share of the Combined Company that may be reflected on the account statements of stockholders of the Combined Company after the consummation of the Merger. The SST VI Charter does not require SST VI to pursue a liquidity event at any time. Moreover, there can be no assurance that SST VI will complete a liquidity event or that there will ever be a public trading market for the SST VI Class A Common Stock.

Q: What is the impact of being an “emerging growth company”?

A: SST VI does not believe that being an “emerging growth company,” as defined by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, has had, nor will have, a significant impact on SST VI’s business. As an “emerging growth company,” SST VI is eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies. Such exemptions include, among other things, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations relating to executive compensation in proxy statements and periodic reports, and exemptions from the requirement to hold a non-binding advisory vote on executive compensation and obtain stockholder approval of any golden parachute payments not previously approved. SST VI has taken advantage of these exemptions and may continue to do so until it no longer qualifies as an “emerging growth company.” Accordingly, some investors may find SST VI Common Stock a less attractive investment as a result.

Additionally, under Section 107 of the JOBS Act, an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. However, SST VI has elected to “opt out” of such extended transition period, and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

SST VI could remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of SST VI’s common stock pursuant to the registration statement for its initial public offering, or December 31, 2027, (ii) the last day of the first fiscal year in which SST VI has total annual gross revenue of $1.235 billion or more, (iii) the last day of the fiscal year that SST VI becomes a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act (which would occur if the market value of SST VI’s common stock held by non-affiliates exceeds $700 million, measured as of the last business day of SST VI’s most recently completed second fiscal quarter, and SST VI has been publicly reporting for at least 12 months), or (iv) the date on which SST VI has, during the preceding three year period, issued more than $1 billion in non-convertible debt.

Q: Are SSGT III stockholders entitled to appraisal rights?

A: No. SSGT III stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL in connection with the Merger.

Q: What do I need to do now?

A: After you have carefully read this Proxy Statement and Prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed pre-addressed postage-paid envelope or by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of SSGT III Common Stock will be represented and voted at the SSGT III Special Meeting. The method by which you submit a proxy will in no way limit your right to vote at the SSGT III Special Meeting, if you later decide to attend the virtual meeting. If your shares of SSGT III Common Stock are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor, from your broker or other nominee, to be able to vote at the virtual SSGT III Special Meeting. Obtaining a legal proxy may take several days and you must provide it to the proxy solicitor in advance of the SSGT III Special Meeting. Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you or plan to attend the live webcast of the SSGT III Special Meeting by visiting meetnow.global/MVXRMJ5 at 9AM Pacific Time on October 26, 2026.

Q: How will my proxy be voted?

A: All shares of SSGT III Common Stock entitled to vote and represented by properly completed proxies received prior to the SSGT III Special Meeting, and not revoked, will be voted at the SSGT III Special Meeting as instructed on the proxies. You have the following three options for submitting your vote by proxy:

•	via mail, by completing, signing, dating, and returning your proxy card in the enclosed envelope;

•	via the Internet at www.proxy-direct.com; or

•	via telephone at 1-800-337-3503.

If you properly sign, date and return a proxy card, but do not indicate how your shares of SSGT III Common Stock should be voted on any proposal, the shares of SSGT III Common Stock represented by your proxy will be voted as the SSGT III Board recommends. If your shares are held in street name through a broker or other nominee and you do not provide voting instructions to your broker or other nominee, your shares of SSGT III Common Stock will NOT be voted at the SSGT III Special Meeting and may result in broker non-votes.

If you elect to participate in the SSGT III Special Meeting via live webcast, you can vote online during the SSGT III Special Meeting prior to the closing of the polls, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded.

Q: Can I, as a SSGT III stockholder, revoke my proxy or change my vote after I have delivered my proxy?

A: Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the SSGT III Special Meeting. For information on how to revoke your proxy or change your vote, see “The SSGT III Special Meeting — Revocation of Proxies or Voting Instructions” beginning on page 113.

Q: What does it mean if I receive more than one set of voting materials for the SSGT III Special Meeting?

A: You may receive more than one set of voting materials for the SSGT III Special Meeting, including multiple copies of this Proxy Statement and Prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of SSGT III Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your shares of SSGT III Common Stock. If you are a holder of record and your shares of SSGT III Common Stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q: Will a proxy solicitor be used?

A: Yes. SSGT III has contracted with Computershare to assist SSGT III in the distribution of proxy materials and the solicitation of proxies. Computershare will be paid fees of approximately $37,000, plus out-of-pocket expenses, for its basic solicitation services, which include review of proxy materials, dissemination of broker search cards, distribution of proxy materials, solicitation of brokers, banks, and institutional holders, and delivery of executed proxies. SSGT III also expects to incur approximately $23,000 in expenses related to printing of these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person via webcast, by telephone or by electronic communication by SSGT III’s directors and officers who will not receive any additional compensation for such solicitation activities. SSGT III will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to SSGT III’s stockholders.

Q: Who can answer my questions?

A: If you have any questions about the Merger or how to submit your proxy or need additional copies of this Proxy Statement and Prospectus, the enclosed proxy card or voting instructions, you should contact:

SSGT III:

Strategic Storage Growth Trust III, Inc.

Attention: Nicholas M. Look, Secretary

10 Terrace Road

Ladera Ranch, California 92694

(877) 327-3485

Computershare Fund Services:

PO Box 5696

Hauppauge, NY 11788-2847

(866) 434-5625

SUMMARY

The following summary highlights some of the information contained in this Proxy Statement and Prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the Merger Agreement and the Merger, SST VI and SSGT III encourage you to read carefully this entire Proxy Statement and Prospectus, including the attached Annexes and the other documents to which we have referred you because this summary does not provide all the information that might be important to you with respect to the Merger. See also the section entitled “Where You Can Find More Information” beginning on page 210. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Strategic Storage Trust VI, Inc.

Strategic Storage Trust VI, Inc. is a Maryland corporation incorporated in 2020 that elected to qualify as a real estate investment trust, or REIT, for federal income tax purposes commencing with the taxable year ended December 31, 2021.

SST VI commenced its initial public offering of shares of our common stock on March 17, 2022 on a “best efforts” basis. On October 31, 2023, it ceased selling Class A shares, Class T shares, and Class W shares in the primary portion of its prior public offering and on November 1, 2023, SST VI commenced selling Class Y shares and Class Z shares in its prior public offering and ceased selling Class Y shares and Class Z shares on May 30, 2025. As of December 31, 2025, SST VI had received gross offering proceeds of approximately $140.7 million, consisting of approximately $30.3 million from the sale of approximately 2.9 million Class A shares, approximately $48.1 million from the sale of approximately 4.8 million Class T shares, approximately $6.3 million from the sale of approximately 0.7 million Class W shares, approximately $50.6 million from the sale of approximately 5.2 million Class Y shares, and approximately $5.5 million from the sale of approximately 0.6 million Class Z shares. On September 30, 2025, SST VI commenced a private offering of shares of Class E Preferred Stock. As of June 30, 2026, SST VI had received gross offering proceeds of approximately $1.0 million from the sale of approximately 98,000 shares of Class E Preferred Stock.

As of June 30, 2026, the SST VI portfolio consisted of (i) 25 wholly-owned operating self storage facilities located in seven states (Arizona, Delaware, Florida, Nevada, Oregon, Pennsylvania, and Washington) and three Canadian provinces (Alberta, British Columbia, and Ontario), (ii) joint venture interests in five operating self storage properties located in two Canadian provinces (Ontario and Quebec), and (iii) one wholly-owned development property in Florida.

SST VI’s office is located at 10 Terrace Road, Ladera Ranch, California 92694. SST VI’s telephone number is (949) 429-6600 and fax number is (949) 429-6606. Additional information about SST VI may be obtained at www.StrategicREIT.com, but the contents of that site are not incorporated by reference in or otherwise a part of this Proxy Statement and Prospectus.

For more information regarding SST VI, please see the financial statements and accompanying notes included in this Proxy Statement and Prospectus beginning on page F-1 and SST VI’s management’s discussion and analysis of financial condition and results of operations, attached as Annex C to this Proxy Statement and Prospectus.

Strategic Storage Growth Trust III, Inc.

Strategic Storage Growth Trust III, Inc. is a private REIT that was formed as a Maryland corporation on February 23, 2022. SSGT III elected to be taxed as a REIT beginning with the taxable year ended December 31, 2022.

SSGT III invests in opportunistic self storage facilities and related self storage real estate investments. As of June 30, 2026, SSGT III wholly owns 12 operating self storage properties located in four states and three Canadian provinces comprising approximately 9,215 units and approximately 1.0 million rentable square feet. As of the date of this Proxy Statement and Prospectus, SSGT III also owns 50% equity interests in three unconsolidated real estate ventures located in the two Canadian provinces (British Columbia and Quebec), consisting of one operating self storage property and two parcels of land being developed into self storage facilities. SSGT III owns a 5% beneficial interest in Blue Door DST I, which wholly owns two operating self storage properties located in two states comprising approximately 1,040 units and approximately 122,800 rentable square feet. SSGT III owns a 57% beneficial interest in Blue Door DST II, which wholly owns three operating self storage properties located in two states comprising approximately 2,390 units and approximately 348,000 rentable square feet. SSGT III owns a 100% beneficial interest in Blue Door DST III, which wholly owns three operating self storage properties located in three states comprising approximately 1,940 units and approximately 224,000 rentable square feet. SSGT III is externally managed by SSGT III Advisor, an indirect subsidiary of SmartStop. The principal executive offices of SSGT III are located at 10 Terrace Road, Ladera Ranch, California 92694.

For more information regarding SSGT III, please see the financial statements and accompanying notes included in Annex D to this Proxy Statement and Prospectus.

The Combined Company

The Combined Company will retain the name “Strategic Storage Trust VI, Inc.” and will continue to be a Maryland corporation. If the Merger were to be completed as of the date of this Proxy Statement and Prospectus, the Combined Company would own (i) 37 self storage facilities located in 10 states and three Canadian provinces (Alberta, British Columbia and Ontario), consisting of approximately 29,415 units and 3.2 million rentable square feet; (ii) interests in eight unconsolidated real estate ventures located in three Canadian provinces (British Columbia, Ontario and Quebec), consisting of six operating self storage properties and two parcels of land being developed into self storage facilities; and (iii) beneficial interest in three Delaware Statutory Trust (“DST”) sponsored programs that hold beneficial interest in eight properties, consisting of approximately 5,370 units and nearly 0.7 million rentable square feet.

The following reflects the Combined Company’s wholly owned portfolio of self storage properties, on a pro forma basis:

State/Province	No. of Properties	Units(1)	Sq. Ft. (net)(2)	% of Total Rentable Sq. Ft.	Rental Income %(3)
Alberta	3	1,365	150,900	5%	4%
Arizona	4	2,850	378,720	12%	10%
British Columbia	2	1,725	112,570	3%	6%
California	1	1,010	110,200	3%	5%
Florida	8	6,005	715,015	22%	18%
New Jersey	1	730	65,800	2%	3%
Ontario	12	11,275	1,220,735	38%	39%
Texas	1	875	98,875	3%	3%
Nevada	1	335	51,900	2%	2%
Washington	1	1,095	99,745	3%	3%
Oregon	1	520	55,830	2%	2%
Delaware	1	820	80,545	3%	2%
Pennsylvania	1	810	78,040	2%	3%

	37	29,415	3,218,875	100%	100%

(1)	Includes all rentable units, consisting of storage units and parking units (approximately 890 units).
(2)	Includes all rentable square feet consisting of storage units and parking units (approximately 263,320 square feet).
(3)	Represents rental income for all facilities we own in a state/province divided by our total rental income for the month ended June 30, 2026.

The Combined Company’s principal executive offices will continue to be located at 10 Terrace Road, Ladera Ranch, California 92694, and its telephone number will be (877) 327-3485.

The Merger

The Merger and the Merger Agreement

On July 14, 2026, SST VI, Merger Sub, and SSGT III entered into the Merger Agreement, which is attached as Annex A to this Proxy Statement and Prospectus, and incorporated herein by reference. SST VI and SSGT III encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Merger and the other transactions contemplated by the Merger Agreement.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, SSGT III will merge with and into Merger Sub, with Merger Sub surviving the Merger as a direct, wholly owned subsidiary of SST VI. The Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code.

In the Merger, each share of SSGT III Common Stock (or fraction thereof) issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 1.0 shares of SST VI Class A Common Stock (or fraction thereof). Based on the number of outstanding shares of SSGT III Common Stock as of June 30, 2026, SST VI expects to issue approximately 17.5 million shares of SST VI Class A Common Stock in the Merger. There will be no payments of cash in lieu of fractional shares.

Upon completion of the Merger, and based upon June 30, 2026 share and operating partnership unit counts, the ownership of the Combined Company is estimated to be approximately: 59% existing SST VI stockholders, 38% current SSGT III stockholders, and 3% other SST VI OP unitholders.

The Merger Agreement provides that the closing of the Merger will take place at 10:00 a.m. California local time no later than the third business day following the date on which the last of the conditions to closing of the Merger has been satisfied or waived, or on such other date as may be agreed to in writing by SST VI and SSGT III.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, the SSGT III Board considered the recommendation of the SSGT III Special Committee. The SSGT III Special Committee, prior to making its unanimous recommendation, evaluated the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in consultation with its outside legal and financial advisors. In deciding to declare advisable and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and to recommend that SSGT III stockholders vote to approve the Merger, the SSGT III Board and the SSGT III Special Committee considered a number of factors, including various factors that the SSGT III Board and the SSGT III Special Committee viewed as supporting its decision with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. In the course of its evaluation of the proposed transactions, the SSGT III Board and the SSGT III Special Committee also considered a variety of risks and other potentially negative factors concerning the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. A detailed discussion of the factors considered by the SSGT III Board and the SSGT III Special Committee in reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement can be found in “The Merger — SSGT III’s Reasons for the Merger and Recommendation of the SSGT III Board” beginning on page 121.

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the SST VI Board considered the recommendation of the SST VI Special Committee. The SST VI Special Committee, prior to making its unanimous recommendation, evaluated the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in consultation with its outside legal and financial advisors. In deciding to declare advisable and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the SST VI Board and SST VI Special Committee considered a number of factors, including various factors that the SST VI Board and the SST VI Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. In the course of its evaluation of the proposed transactions, the SST VI Board and the SST VI Special Committee also considered a variety of risks and other potentially negative factors concerning the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. A detailed discussion of certain factors considered by the SST VI Board and the SST VI Special Committee in reaching their decisions to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement can be found in the section entitled “The Merger — SST VI’s Reasons for the Merger” beginning on page 126.

Recommendation of the SSGT III Board

On July 13, 2026, after careful consideration, the SSGT III Board, with the unanimous recommendation of the SSGT III Special Committee, (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of SSGT III and its stockholders, and that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair and reasonable, both financially and otherwise, to SSGT III, (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and (iii) directed that the Merger be submitted to a vote of the SSGT III stockholders. Certain factors considered by the SSGT III Board in reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement can be found in “The Merger — SSGT III’s Reasons for the Merger and Recommendation of the SSGT III Board” beginning on page 121.

The SSGT III Board recommends that SSGT III stockholders vote (i) FOR the Merger Proposal, and (ii) FOR the Adjournment Proposal.

Risks Related to the Merger and the Combined Company

The “Risk Factors — Risks Related to the Merger” section beginning on page 22 lists some of the principal risks associated with the Merger and an investment in the Combined Company. You should consider carefully these risks, as well as the risk factors described under “Risk Factors — Risks Related to the Combined Company Following the Merger” and “Risk Factors — Risks Related to an Investment in SST VI” beginning on pages 25 and 28, together with all of the other information included in this Proxy Statement and Prospectus before deciding how to vote.

The SSGT III Special Meeting

The SSGT III Special Meeting will be held as a “virtual meeting” at 9AM Pacific Time on October 26, 2026. You will be able to attend the SSGT III Special Meeting and vote and submit your questions during the SSGT III Special Meeting via live webcast by visiting https://meetnow.global/MVXRMJ5.

At the SSGT III Special Meeting, SSGT III stockholders will be asked to consider and vote upon the following matters:

1.	the Merger Proposal; and

2.	the Adjournment Proposal.

Approval of the Merger Proposal requires the affirmative vote of a majority of all of the votes entitled to be cast on such proposal. Approval of the Adjournment Proposal requires the affirmative vote of a majority of all of the votes cast on such proposal.

As of July 31, 2026, there were approximately 17.4  million shares of SSGT III Common Stock outstanding, of which 109.89 were held by SSGT III Advisor.

Directors and Management of the Combined Company Following the Merger

The SST VI Board currently consists of three directors and, upon the consummation of the Merger, all of the directors of SST VI immediately prior to the effective time of the Merger are expected to comprise the board of directors of the Combined Company after the effective time of the Merger.

The executive officers of SST VI immediately prior to the effective time of the Merger are expected to continue to serve as the executive officers of the Combined Company after the effective time of the Merger.

Dissenters’ and Appraisal Rights in the Merger

No dissenters’ or appraisal rights or rights of objecting stockholders will be available with respect to the Merger.

Conditions to Closing of the Merger

As more fully described in this Proxy Statement and Prospectus and the Merger Agreement, the obligation of each of SST VI and SSGT III to complete the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or, to the extent permitted by law, waiver by the applicable party, at or prior to the effective time of the Merger, of a number of closing conditions. These conditions include, among other things:

•	approval by SSGT III stockholders of the Merger;

•	receipt of opinions of counsel concerning certain tax matters;

•

the absence of any judgment, injunction, order, or decree issued by any governmental authority of competent jurisdiction prohibiting consummation of the Merger, and the absence of any law enacted, promulgated or enforced by any governmental authority that prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•

the registration statement of which this Proxy Statement and Prospectus is a part having been declared effective by the SEC, no stop order suspending the effectiveness of such registration statement having been issued by the SEC and no proceeding for that purpose having been initiated by the SEC and not withdrawn;

•	the truth and accuracy of the representations and warranties of each party made in the Merger Agreement as of the closing, subject to certain materiality standards;

•	the performance in all material respects with all agreements required in the Merger Agreement to be performed by each party; and

•	the absence of any material adverse effect with respect to any party.

Neither SST VI nor SSGT III can give any assurance as to when or if all of the conditions to the consummation of the Merger will be satisfied or waived or that the Merger will occur. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 175 for more information.

Regulatory Approvals

The Merger may implicate certain regulatory requirements of municipal, state and federal, domestic or foreign, governmental agencies and authorities, including those relating to the offer and sale of securities. Neither SST VI nor SSGT III is aware of any regulatory approvals that are expected to prevent the consummation of the Merger. Under the Merger Agreement, SST VI and SSGT III have each agreed to use their reasonable best efforts to take all actions necessary, proper or advisable to complete the Merger and the other transactions contemplated by the Merger Agreement.

Alternative Acquisition Proposals; Change in Recommendation

As more fully described in this Proxy Statement and Prospectus and the Merger Agreement, following signing of the Merger Agreement, SSGT III may not, and will cause its subsidiaries and direct each of its and their respective directors, officers, affiliates and representatives not to, initiate, solicit, knowingly encourage or facilitate any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any persons relating to any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

Notwithstanding the foregoing, at any time prior to obtaining the necessary approvals of SSGT III stockholders, SSGT III may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a material breach by SSGT III of the non-solicitation provisions in the Merger Agreement and if and only to the extent that the SSGT III Special Committee has either determined that an Acquisition Proposal constitutes a Superior Proposal (as defined under the heading “The Merger Agreement — Covenants and Agreements — Alternative Acquisition Proposals; Change in Recommendation”) or determined in good faith after consultation with outside legal counsel and outside financial advisors that an Acquisition Proposal could reasonably be expected to lead to a Superior Proposal:

•	contact such person to clarify the terms and conditions of such Acquisition Proposal; and

•

provide information in response to a request by a person who has made an unsolicited, bona fide written Acquisition Proposal; provided that (i) such information is provided pursuant to (and only pursuant to) one or more acceptable confidentiality agreements, and (ii) SSGT III, prior to or concurrently with the time such information is provided, provides such information to SST VI; and

•	engage or participate in any discussions or negotiations with any person who has made such a written Acquisition Proposal.

At any time prior to obtaining the necessary SSGT III stockholder approval of the Merger, SSGT III has the right, upon receipt of a written Acquisition Proposal that constitutes a Superior Proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, to give notice of its intention to terminate the Merger Agreement to enter into an “Alternative Acquisition Agreement” for such Superior Proposal and/or effect an “Adverse Recommendation Change” (as such terms are defined in the Merger Agreement), subject to the following conditions:

•

the foregoing determination must have been based upon a good faith determination after consultation with its legal and financial advisors that failing to take such action would be inconsistent with the SSGT III directors’ duties under applicable law;

•

SSGT III has notified SST VI in writing that the SSGT III Board intends to take such action at least three business days in advance of effecting an Adverse Recommendation Change and/or entering into an Alternative Acquisition Agreement, which notice must specify the material terms of the Superior Proposal and attach the most current version of such proposal; and

•

during the three business days after SST VI received such notice, SSGT III has offered to negotiate with SST VI in good faith (to the extent SST VI wished to negotiate) to make adjustments to the terms of the Merger Agreement so that the subject Superior Proposal no longer was a Superior Proposal.

For other information regarding the limitations on SSGT III and the SSGT III Board to consider other proposals, see “The Merger Agreement — Covenants and Agreements —  Alternative Acquisition Proposals; Change in Recommendation.”

Termination of the Merger Agreement

SSGT III and SST VI may, by written consent, mutually agree to terminate the Merger Agreement before completing the Merger, even after obtaining the required approval of SSGT III stockholders.

The Merger Agreement may also be terminated prior to the effective time of the Merger by either SSGT III or SST VI if any of the following occur, each subject to certain exceptions:

•	the Merger has not occurred on or before 11:59 p.m. (California local time) on the Outside Date;

•

there is any final, non-appealable order issued by a governmental authority of competent jurisdiction that permanently restrains or otherwise prohibits the transactions contemplated by the Merger Agreement; or

•	the approval of SSGT III stockholders of the Merger has not been obtained at the SSGT III Special Meeting.

The Merger Agreement may also be terminated prior to the effective time of the Merger by SST VI upon either of the following, each subject to certain exceptions:

•

SSGT III breaches any of its representations or warranties or fails to perform its covenants or other agreements set forth in the Merger Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing to occur at the closing, a failure of SSGT III to satisfy any closing condition, and which breach cannot be cured or, if curable, is not cured by SSGT III by the earlier of (i) 20 days following written notice of such breach or failure from SST VI to SSGT III, and (ii) two business days before the Outside Date; or

•

if, at any time prior to obtaining the necessary approvals of SSGT III stockholders, (i) the SSGT III Board has made an Adverse Recommendation Change, (ii) a tender offer or exchange offer for any shares of SSGT III Common Stock that constitutes an Acquisition Proposal is commenced and the SSGT III Board fails to recommend against acceptance of such tender offer or exchange offer by SSGT III stockholders and to publicly reaffirm the SSGT III Board recommendation within ten (10) business days of being requested to do so by SST VI, or (iii) if SSGT III has breached or failed to comply in any material respect with its obligations described in “The Merger Agreement — Covenants and Agreements — Alternative Acquisition Proposals; Change in Recommendation.”

The Merger Agreement may also be terminated prior to the effective time of the Merger by SSGT III upon any of the following, each subject to certain exceptions:

•

SST VI or Merger Sub breaches any of its representations or warranties or fails to perform its covenants or other agreements set forth in the Merger Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing to occur at the closing, a failure of SST VI to satisfy any closing condition, and which breach cannot be cured or, if curable, is not cured by SST VI by the earlier of 20 days following written notice of such breach or failure from SSGT III to SST VI and two business days before the Outside Date;

•

at any time prior to obtaining the necessary approvals of SSGT III stockholders, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the Merger Agreement, so long as the termination payment described in “The Merger Agreement — Termination of the Merger Agreement — Termination Payment and Expense Reimbursement” below is made in full to SST VI prior to or concurrently with such termination; or

•	the occurrence of an Intervening Event (as defined in the Merger Agreement).

For more information regarding the rights of SST VI and SSGT III to terminate the Merger Agreement, see “The Merger Agreement — Termination of the Merger Agreement.”

Termination Payment and Expense Reimbursement

Upon termination of the Merger Agreement in certain circumstances, the Merger Agreement provides for the payment of a termination payment to SST VI by SSGT III of either $5.4 million or $2.7 million, as applicable. In addition, the Merger Agreement provides for customary expense reimbursement (in an amount not to exceed $1 million) under specified circumstances set forth in the Merger Agreement. In the event the Merger

Agreement is terminated for any reason, the Termination Agreement will automatically terminate and the SSGT III Advisory Agreement will remain in full force and effect (including all fees and obligations set forth therein).

See “The Merger Agreement — Termination of the Merger Agreement — Termination Payment and Expense Reimbursement” for more information on the termination payment that could be payable by SSGT III and the expense reimbursements that could be payable by SSGT III or SST VI, respectively.

Material U.S. Federal Income Tax Consequences of the Merger

SST VI and SSGT III intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt by each of SST VI and SSGT III of an opinion from its respective tax counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder of shares of SSGT III Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of shares of SST VI Class A Common Stock in exchange for shares of SSGT III Common Stock in connection with the Merger.

For further discussion of certain U.S. federal income tax consequences of the Merger and the ownership and disposition of shares of SST VI Class A Common Stock, see “Material U.S. Federal Income Tax Considerations” beginning on page 146. SSGT III stockholders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income tax laws and other tax laws) of the Merger and the ownership and disposition of shares of SST VI Class A Common Stock received in connection with the Merger.

Accounting Treatment of the Merger

SST VI prepares its financial statements in accordance with GAAP. The Merger will be treated by SST VI as an asset acquisition under GAAP. See “The Merger — Accounting Treatment of the Merger” on page 144 for more information.

Comparison of Rights of SSGT III Stockholders and SST VI Stockholders

If the Merger is consummated, stockholders of SSGT III will become stockholders of SST VI. The rights of SSGT III stockholders are currently governed by and subject to the provisions of the MGCL, and the SSGT III Charter and SSGT III Bylaws. Upon consummation of the Merger, the rights of the former SSGT III stockholders who receive shares of SST VI Class A Common Stock in the Merger will be governed by the MGCL, and the SST VI Charter and SST VI Bylaws, rather than the SSGT III Charter and SSGT III Bylaws. The SST VI Charter and SST VI Bylaws contain certain provisions that are different from the SSGT III Charter and SSGT III Bylaws.

For a summary of certain differences between the rights of SST VI stockholders and SSGT III stockholders, see “Comparison of Rights of SSGT III Stockholders and SST VI Stockholders” beginning on page 207.

Comparative Market Price and Distribution Data

Neither SST VI Common Stock nor SSGT III Common Stock is listed on an exchange, and there is no established public trading market for shares of SST VI Common Stock or SSGT III Common Stock.

SST VI’s Distribution Data

The following table shows the distributions SST VI has declared and paid in the fiscal year ended December 31, 2025:

Quarter	OP Unit Holders	Common Stockholders	Distributions Declared per Common Share(1)
1st Quarter 2025	$83,929	$3,647,076	$0.15
2nd Quarter 2025	$85,957	$3,817,916	$0.15
3rd Quarter 2025	$85,957	$3,926,667	$0.16
4th Quarter 2025	$85,022	$3,873,247	$0.16

(1)Declared distributions are paid monthly in arrears.

SSGT III’s Distribution Data

The following table shows the distributions SSGT III has declared and paid in the fiscal year ended December 31, 2025:

Quarter	OP Unit Holders	Common Stockholders	Distributions Declared Per Common Share
1st Quarter 2025	67,690	2,112,073	0.12
2nd Quarter 2025	69,260	2,168,419	0.12
3rd Quarter 2025	69,260	2,176,725	0.13
4th Quarter 2025	68,507	2,162,370	0.13

RISK FACTORS

In addition to the other information included in this Proxy Statement and Prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 1, you should carefully consider the following risks before deciding how to vote your shares at the SSGT III Special Meeting. In addition, you should read and consider the risks associated with each of the businesses of SSGT III and SST VI because these risks will also affect the Combined Company. You should also read and consider the other information included or incorporated by reference in this Proxy Statement and Prospectus. See “Where You Can Find More Information” beginning on page 210.

Risks Related to the Merger

The Merger Consideration will not be adjusted in the event of any change in the relative values of SSGT III or SST VI.

Upon the consummation of the Merger, each outstanding share of SSGT III Common Stock will be converted automatically into the right to receive 1.0 shares of SST VI Class A Common Stock (the “Exchange Ratio”). The Exchange Ratio will not be adjusted before or after consummation of the Merger. Except as expressly contemplated in the Merger Agreement, no change in the Merger Consideration will be made for any reason, including the following:

•	changes in the respective businesses, operations, assets, liabilities and prospects of SSGT III or SST VI;

•	changes in the estimated value per share of either the shares of SSGT III Common Stock or SST VI Class A Common Stock;

•	interest rates, general market and economic conditions, market and economic conditions in specific geographic regions, and other factors generally affecting the businesses of SSGT III and SST VI;

•	federal, state and local legislation, governmental regulation, and legal developments in the businesses in which SSGT III and SST VI operate;

•	dissident stockholder activity, including any stockholder litigation challenging the transaction; or

•	acquisitions, disposals, or new development opportunities.

Completion of the Merger is subject to many conditions, and if these conditions are not satisfied or waived, the Merger will not be completed, which could result in the requirement that SSGT III pay a termination payment to SST VI or, in certain circumstances, that SSGT III or SST VI pay expenses to the other party.

The Merger Agreement is subject to many conditions, which must be satisfied or waived in order to complete the Merger. The mutual conditions of the parties include, among others, the approval by the SSGT III stockholders of the Merger. In addition, each party’s obligation to consummate the Merger is subject to certain other conditions, including, among others: (a) the accuracy of the other party’s representations and warranties; (b) the other party’s compliance with its covenants and agreements contained in the Merger Agreement; (c) the absence of an event that constitutes a material adverse effect on the other party; and (d) the receipt of customary legal opinions. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 175.

There is no assurance that the Merger will be completed. Failure to consummate the Merger may adversely affect SSGT III’s or SST VI’s results of operations and business prospects for the following reasons, among others: (i) each of SSGT III and SST VI has incurred and will continue to incur certain transaction costs, regardless of whether the Merger closes, which could adversely affect each company’s financial condition, results of operations and ability to make distributions to its stockholders; and (ii) the Merger, whether or not it closes, will divert the attention of certain management of SSGT III and SST VI from ongoing business activities, including the pursuit of other opportunities that could be beneficial to SSGT III or SST VI, respectively.

In addition, SSGT III or SST VI may terminate the Merger Agreement under certain circumstances, including, among other reasons, if the Merger has not been consummated by the Outside Date. The Merger Agreement also may be terminated in certain circumstances if a final and non-appealable order is entered prohibiting the transactions contemplated by the Merger Agreement, upon a material uncured breach by the other party that would cause the closing conditions not to be satisfied, or if the SSGT III stockholders fail to approve the Merger Proposal.

Failure to complete the Merger could negatively impact the future business and financial results of SSGT III.

If the Merger is not completed, the ongoing business of SSGT III could be materially and adversely affected and SSGT III will be subject to a variety of risks associated with the failure to complete the Merger, including the following:

•

SSGT III being required, under certain circumstances in which the Merger Agreement is terminated, to pay to SST VI a termination payment of either $5.4 million or $2.7 million, as applicable, in the event of termination under certain circumstances, or reimbursement of expenses incurred by SST VI in connection with the Merger of up to $1 million in the event of termination under certain other circumstances;

•	SSGT III having to bear certain costs relating to the Merger, such as legal, accounting, financial advisor, filing, printing, and mailing fees;

•	the diversion of SSGT III’s management’s focus and resources from operational matters and other strategic opportunities while working to implement the Merger; and

•	SSGT III failing to achieve economies of scale and to recognize the benefits thereof.

The pendency of the Merger, including as a result of the restrictions on the operation of SSGT III’s and SST VI’s business during the period between signing the Merger Agreement and the completion of the Merger, could adversely affect the business and operations of SSGT III, SST VI, or both.

During the pendency of the Merger, some business partners or vendors of each of SSGT III and SST VI may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows, and expenses of SSGT III and SST VI, regardless of whether the Merger is completed. In addition, due to operating covenants in the Merger Agreement, each of SSGT III and SST VI may be unable, without the consent of the other party, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions, and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial.

The Merger Agreement contains provisions that could discourage a potential competing acquiror of SSGT III or could result in a competing Acquisition Proposal being at a lower price than it might otherwise be.

The Merger Agreement restricts SSGT III’s ability to initiate, solicit, facilitate, or knowingly encourage any Acquisition Proposal, subject to limited exceptions. Prior to making an Adverse Recommendation Change and/or entering into an Alternative Acquisition Agreement, SSGT III is required to provide SST VI with notice of its intention to make such an Adverse Recommendation Change and/or enter into an Alternative Acquisition Agreement and an opportunity to negotiate (to the extent SST VI wishes to negotiate) to make adjustments to the terms of the Merger Agreement such that the Superior Proposal ceases to constitute a Superior Proposal.

Upon termination of the Merger Agreement involving an Acquisition Proposal, SSGT III is required to pay SST VI a termination payment of either $5.4 million or $2.7 million, as applicable, in certain circumstances in the event of termination or SSGT III must pay SST VI an amount of up to $1 million as reimbursement for expenses incurred by SST VI in connection with the Merger in certain other circumstances. Further, although any fees SSGT III Advisor would have been entitled to receive under the SSGT III Advisory Agreement upon the consummation of the Merger have been taken into account when calculating the Exchange Ratio, SSGT III may be required to pay all or a portion of such fees to SSGT III Advisor in connection with the consummation of certain other Acquisition Proposals. In addition, a third-party acquiror may be required to make other potential payments, including payments to SmartStop, which are not payable in connection with the Merger.

These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of SSGT III’s business from considering or making a competing Acquisition Proposal, even if the potential competing acquiror was prepared to pay consideration with a higher per share cash value than the value proposed to be received or realized in the Merger, or might cause a potential competing acquiror to propose to pay a lower price than it might otherwise have proposed to pay because of the added expense of the applicable payments and fees that may become payable in certain circumstances.

SSGT III and SST VI each expect to incur substantial expenses related to the Merger.

SSGT III and SST VI each expect to incur substantial expenses in connection with completing the Merger and integrating SSGT III’s properties and operations with those of SST VI. Although SSGT III and SST VI each has assumed that a certain level of transaction expenses would be incurred, there are a number of factors beyond the control of each company that could affect the total amount or the timing of such expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the actual transaction expenses associated with the Merger could significantly exceed the estimated transaction expenses.

The ownership positions of the SST VI and SSGT III stockholders will be diluted by the Merger.

The Merger will result in the SST VI stockholders and the SSGT III stockholders having an ownership stake in the Combined Company that is smaller than their current stake in SST VI and SSGT III, respectively. Upon completion of the Merger, based on the number of shares of SST VI Common Stock, the number of limited partnership units of SST VI’s operating partnership, and the number of shares of SSGT III Common Stock outstanding on June 30, 2026, continuing SST VI stockholders will own approximately 59% of the ownership interests in the Combined Company, the SSGT III stockholders will own approximately 38% of the ownership interests in the Combined Company, the Combined Company’s other SST VI OP unitholders will own approximately 3% of the ownership interests in the Combined Company. Consequently, the continuing SST VI stockholders and the SSGT III stockholders will have less influence over the management and policies of the Combined Company following the Merger than they currently exercise over the management and policies of SST VI and SSGT III, respectively.

Litigation challenging the Merger may increase transaction costs and prevent the Merger from becoming effective or from becoming effective within the expected timeframe.

If any stockholder files a lawsuit challenging the Merger, SSGT III and SST VI can provide no assurances as to the outcome of any such lawsuit, including the costs associated with defending such claims or any other liabilities that may be incurred in connection with the litigation or settlement of such claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may prevent the completion of the Merger in the expected time frame, or may prevent it from being completed altogether. Whether or not any such plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operations of each company’s business.

Risks Related to the Combined Company Following the Merger

The Combined Company will have substantial indebtedness upon completion of the Merger.

In connection with the Merger, the Combined Company will assume, and may refinance, certain indebtedness of SSGT III and will be subject to risks associated with such indebtedness. As of December 31, 2025, SST VI had approximately $294.9 million of outstanding debt, and SSGT III had approximately $211.2 million of outstanding debt.

The Combined Company’s indebtedness could have important consequences to holders of its common stock, including SSGT III stockholders who receive SST VI Class A Common Stock in the Merger, including:

•	the risk of a complete loss of stockholders’ investments should the Combined Company become unable to pay its debts;

•	vulnerability of the Combined Company to general adverse economic and industry conditions;

•	limiting the Combined Company’s ability to obtain additional financing to fund future working capital, capital expenditures, and other general corporate requirements;

•

requiring the use of a substantial portion of the Combined Company’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures, general corporate requirements, and distributions to stockholders;

•	limiting the Combined Company’s flexibility in planning for, or reacting to, changes in its business and its industry;

•	putting the Combined Company at a disadvantage compared to its competitors with less indebtedness; and

•	limiting the Combined Company’s ability to access capital markets.

The Combined Company may need to incur additional indebtedness in the future.

It is possible that the Combined Company may increase its outstanding debt from current levels. The amount of such indebtedness could have material adverse consequences for the Combined Company, including (i) hindering the Combined Company’s ability to adjust to changing market, industry or economic conditions; (ii) limiting the Combined Company’s ability to access the capital markets to refinance maturing debt or to fund acquisitions, development or emerging businesses and limiting the possibility of a listing on a securities exchange; (iii) limiting the amount of free cash flow available for future operations, acquisitions, distributions, stock repurchases or other uses; (iv) making the Combined Company more vulnerable to economic or industry downturns, including interest rate increases; and (v) placing the Combined Company at a competitive disadvantage compared to less leveraged competitors.

The Combined Company may be unable to continue paying distributions at or above the rates currently paid by SSGT III and SST VI.

Historically, each of SSGT III and SST VI has generally declared distributions on a quarterly basis that accrued at a daily rate to stockholders of record; however, there is no guarantee that the Combined Company will declare distributions in this manner. SSGT III’s most recent daily distribution rate was approximately $0.001370 per share. SST VI’s most recent daily distribution rate was approximately $0.001698 per share. Based on the Exchange Ratio, SSGT III stockholders who receive SST VI Class A Common Stock in the Merger will receive a total annual distribution per share of SSGT III Common Stock of approximately $0.62 following the completion of the Merger as compared to a total annual distribution per share prior to the Merger of $0.50 for SSGT III

Common Stock. Furthermore, there is no guarantee that the Combined Company will continue to pay distributions at such rate, if at all, for various reasons, including the following:

•	the Combined Company may not have enough cash to pay such distributions due to changes in the Combined Company’s cash requirements, capital spending plans, cash flow, or financial position;

•

decisions on whether, when, and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Combined Company’s board of directors, which reserves the right to change SST VI’s current distribution practices at any time and for any reason;

•	the Combined Company may desire to retain cash to maintain or improve its credit ratings; and

•

the amount of distributions that the Combined Company’s subsidiaries may distribute to the Combined Company may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators, and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Stockholders of the Combined Company will have no contractual or other legal right to distributions that have not been authorized by the Combined Company’s board of directors and declared by the Combined Company.

The historical consolidated financial information included elsewhere in this Proxy Statement and Prospectus may not be representative of the Combined Company’s results following the effective time of the Merger, and accordingly, SSGT III stockholders have limited financial information on which to evaluate the Combined Company.

The historical consolidated financial information included elsewhere in this Proxy Statement and Prospectus has been presented for informational purposes only and is not necessarily indicative of the future operating results or financial position of the Combined Company. This financial information does not reflect the impact of the Merger nor future events that may occur after the effective time of the Merger, including any future nonrecurring charges resulting from the Merger, and does not reflect potential impacts of current market conditions on revenues or expense efficiencies. You should not assume that the historical financial information included herein will be representative of the Combined Company’s results following the Merger.

The Combined Company may incur adverse tax consequences if, prior to the Merger, SSGT III or SST VI, or, after the Merger, the Combined Company, fail to qualify as a REIT for U.S. federal income tax purposes.

Each of SSGT III and SST VI has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes and intends to continue to do so through the time of the Merger, and the Combined Company intends to continue operating in such a manner following the Merger. Neither SSGT III nor SST VI has requested or plans to request a ruling from the Internal Revenue Service (the “IRS”) that it qualifies as a REIT for U.S. federal income tax purposes. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of SSGT III or SST VI may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of SSGT III and SST VI must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its REIT taxable income, excluding any net capital gains.

If SSGT III or SST VI (or, after the Merger, the Combined Company) loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:

•

it would be subject to U.S. federal corporate income tax on its net income for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

•	it could be subject to the federal alternative minimum tax for taxable years prior to January 1, 2018 and possibly increased state and local taxes;

•

unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•

for five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it could be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Following the Merger, the Combined Company will be liable for unpaid taxes of SSGT III for any periods prior to the Merger.

As a result of all these factors, any of SSGT III, SST VI, or the Combined Company’s failure to qualify as a REIT for any taxable year could impair the Combined Company’s ability to expand its business and have other material adverse effects on the Combined Company. In addition, for taxable years in which the Combined Company does not qualify as a REIT, it would not otherwise be required to make distributions to stockholders.

In certain circumstances, even if the Combined Company qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state, and other taxes, which would reduce the Combined Company’s cash available for distribution to its stockholders.

Even if the Combined Company has qualified and continues to qualify as a REIT, it may be subject to some U.S. federal, state, and local taxes on its income or property and, in certain cases, a 100% penalty tax, in the event it sells property as a dealer. Any U.S. federal, state, or other taxes the Combined Company pays will reduce its cash available for distribution to stockholders. See “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of SST VI Class A Common Stock — Taxation of the Combined Company” beginning on page 150.

If the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code, there may be adverse tax consequences.

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The closing of the Merger is conditioned on the receipt by each of SSGT III and SST VI of an opinion of its counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, these legal opinions will not be binding on the IRS or on the courts. If, for any reason, the Merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then each SSGT III stockholder generally would recognize gain or loss, as applicable, equal to the difference between (i) the Merger Consideration (i.e. the fair market value of the shares of SST VI Class A Common Stock) received by the SSGT III stockholder in the Merger, and (ii) the SSGT III stockholder’s adjusted tax basis in its shares of SSGT III Common Stock.

The Combined Company will depend on key personnel for its future success, and the loss of key personnel or inability to attract and retain personnel could harm the Combined Company’s business.

The Combined Company’s future success will depend to a significant degree upon the contributions of the Combined Company’s executive officers, each of whom would be difficult to replace. If the Combined Company loses or is unable to retain its executive officers, the Combined Company’s operating results and future growth could suffer.

The future success of the Combined Company will also depend on on-site personnel to maximize customer satisfaction at each of its facilities. The customer service, marketing skills, knowledge of local market demand and competitive dynamics of the Combined Company’s facility managers are contributing factors to the Combined Company’s ability to maximize its rental income and to achieve the highest sustainable rent levels at each of its facilities. Any difficulties the Combined Company encounters in hiring, training, and retaining skilled field personnel may adversely affect rental revenues.

The future results of the Combined Company will suffer if the Combined Company does not effectively manage its expanded portfolio and operations following the Merger.

Following the Merger, the Combined Company will have an expanded portfolio and operations and likely will continue to expand its operations through additional acquisitions and other strategic transactions. The future success of the Combined Company will depend, in part, upon its ability to manage its expansion opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. The Combined Company cannot assure investors that its expansion or acquisition opportunities will be successful, or that the Combined Company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

A high concentration of the Combined Company’s properties in a particular geographic area would magnify the effects of downturns in that geographic area.

In the event that the Combined Company has a concentration of properties in any particular geographic area, any adverse situation that disproportionately affects that geographic area would have a magnified adverse effect on the Combined Company’s portfolio. For example, if the Merger had been effected prior to the month of June 2026, approximately 39%, 18%, and 10% of the Combined Company’s rental income for the month of June 2026 would have been concentrated in Ontario, Florida, and Arizona respectively.

If and when the Combined Company completes a liquidity event, the market value ascribed to the shares of common stock of the Combined Company upon the liquidity event may be significantly lower than the estimated net asset value per share of SST VI used to establish the exchange ratio in the Merger.

In approving and recommending the Merger, the SSGT III Special Committee, and the SST VI Special Committee considered the most recent estimated net asset value per share of SST VI Class A Common Stock, which is as of September 30, 2025. The estimated net asset value per share of the Combined Company will only be determined after the Merger. In the event that the Combined Company completes a liquidity event after the consummation of the Merger, the value ascribed to the shares of the Combined Company in connection with such liquidity event may be significantly lower than the estimated net asset value per share of SST VI Class A Common Stock considered by the SSGT III Special Committee and SST VI Special Committee and the estimated net asset value per share of the Combined Company that may be reflected on the account statements of stockholders of the Combined Company after the consummation of the Merger.

Risks Related to an Investment in SST VI

SST VI has incurred a net loss to date, has an accumulated deficit, and it is possible that SST VI’s operations may not be profitable, or maintain profitability, in the future.

SST VI incurred a net loss attributable to its common stockholders of approximately $36.6 million for the fiscal year ended December 31, 2025. SST VI’s accumulated deficit was approximately $148.0 million as of December 31, 2025. The extent of SST VI’s future operating losses and the timing of when SST VI will achieve profitability are uncertain, and SST VI may never achieve or sustain profitability.

SST VI has paid, and may continue to pay, distributions from sources other than cash flow from operations; therefore, SST VI will have fewer funds available for the acquisition of properties, and its stockholders’ overall return may be reduced.

SST VI may borrow funds, issue additional securities, or sell assets in order to fund distributions to its stockholders. SST VI may also make distributions to its stockholders out of proceeds from its DRP. SST VI is not prohibited from undertaking such activities by the SST VI Charter, the SST VI Bylaws, or SST VI’s investment policies, and SST VI may use an unlimited amount from any source to pay its distributions. From the commencement of paying cash distributions in March 2021, 100% of SST VI’s cash distributions to common stockholders have been paid from the net proceeds from offerings. If SST VI funds distributions from financings, then such financings will need to be repaid, and if SST VI funds distributions from sources other than cash flow from operations, then it will have fewer funds available for the acquisition of properties, which may affect its ability to generate future cash flows from operations and may reduce its stockholders’ overall returns. Additionally, to the extent distributions exceed cash flow from operations, a stockholder’s basis in SST VI stock may be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize a capital gain.

There is currently no public trading market for SST VI’s shares and there may never be one; therefore, it will be difficult for SST VI’s stockholders to sell their shares. The SST VI Charter does not require it to pursue a liquidity transaction at any time.

There is currently no public market for SST VI’s shares and there may never be one. The SST VI Charter also prohibits the ownership by any one individual of more than 9.8% in value of SST VI’s stock or 9.8% in value or in number of shares, whichever is more restrictive, of SST VI Common Stock, unless waived (prospectively or retroactively) by the SST VI Board, which may inhibit large investors from desiring to purchase SST VI’s stockholders’ shares. As described below, SST VI’s share redemption program is currently suspended. If SST VI lifts the suspension of its share redemption program, stockholders will continue to be limited in terms of the amount of shares which may be redeemed. Therefore, it may be difficult for SST VI’s stockholders to sell their shares promptly or at all. If SST VI’s stockholders are able to sell their shares, they will likely have to sell them at a substantial discount to the price they paid for the shares. It also is likely that the shares would not be accepted as the primary collateral for a loan. SST VI’s stockholders should consider shares only as a long-term investment because of the illiquid nature of the shares.

SST VI’s share redemption program is currently suspended for normal distributions, and even if stockholders are able to have their shares redeemed, SST VI’s stockholders may not be able to recover the amount of their investment in SST VI’s shares.

On August 6, 2025, SST VI’s Board approved the suspension of SST VI’s share redemption program effective as of September 6, 2025, except with respect to redemption requests made in connection with the death, commitment to a long-term care facility, qualifying disability or bankruptcy of a stockholder. The share redemption program shall remain suspended as discussed above until such time, if any, as SST VI’s Board may approve the resumption of the share redemption program.

If SST VI’s share redemption program is fully reinstated or a common stockholder is otherwise able to have its shares redeemed, such stockholder should be fully aware that SST VI’s share redemption program contains significant restrictions and limitations. Further, the SST VI Board may limit, suspend, terminate, or amend any provision of the share redemption program upon 30 days’ notice. Redemptions of shares, when requested, will generally be made quarterly to the extent SST VI has sufficient funds available to it to fund such redemptions. During any calendar year, SST VI will not redeem in excess of 5% of the weighted average number of shares outstanding during the prior calendar year and redemptions will be funded solely from proceeds from SST VI’s distribution reinvestment plan. SST VI is not obligated to redeem shares under its share redemption program. Therefore, stockholders should not assume that they will be able to sell any of their shares back to SST VI pursuant to SST VI’s share redemption program at any time or at all. The redemption price for all redemptions under SST VI’s share redemption program is equal to the most recently published estimated net asset value per share of the applicable share class. Accordingly, SST VI’s stockholders may receive less by selling their shares back to SST VI than the realizable value of their investment.

The Series B Preferred Stock, Series D Preferred Units and the Series E Preferred Stock currently outstanding rank senior to all classes or series of SST VI Common Stock and the Series G Preferred Stock, to be issued upon closing of the Merger, will rank senior to all classes or series of SST VI Common Stock.

On May 1, 2023, SST VI issued $150 million in shares of its Series B Convertible Preferred Stock (the “Series B Preferred Stock”) to Extra Space Storage LP (the “Series B Preferred Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR), pursuant to a preferred stock purchase agreement (the “Series B Preferred Stock Purchase Agreement”).

On September 4, 2025, an affiliate of SRA (the “Series D Preferred Investor”) agreed to purchase up to 1,400,000 Series D Cumulative Redeemable Preferred Units of limited partnership interest in SST VI OP (the “Series D Preferred Units”) in consideration for an aggregate of up to $35 million (the “Series D Preferred Investment”) pursuant to that certain Series D Cumulative Redeemable Preferred Unit Purchase Agreement dated September 4, 2025 by and among SST VI, SST VI OP, and the Series D Preferred Investor (the “Series D Preferred Unit Purchase Agreement”). As of December 31, 2025, SST VI OP had issued 1,400,000 Series D Preferred Units in exchange for $35 million investment by the Series D Preferred Investor pursuant to the Series D Preferred Unit Purchase Agreement.

On September 30, 2025, SST VI launched a private placement offering for $75 million of Series E Redeemable 8% Preferred Stock (the “Series E Preferred Stock”). As of June 30, 2026, SST VI had sold approximately $1.0 million of shares of Series E Preferred Stock.

The Series B Preferred Stock, Series D Preferred Units, and the Series E Preferred Stock all rank senior to all classes of SST VI Common Stock, and therefore, the rights of holders of Series B Preferred Stock Series D Preferred Units and the Series E Preferred Stock to distributions may be senior to distributions to holders of SST VI Common Stock. Further, the Series B Preferred Stock, Series D Preferred Units, and the Series E Preferred Stock have a liquidation preference in the event of SST VI’s involuntary liquidation, dissolution or winding up of the affairs of SST VI (a “liquidation”) which could negatively affect any payments to holders of SST VI Common Stock in the event of a liquidation. In addition, SST VI’s right to redeem the Series B Preferred Stock, Series D Preferred Units, and the Series E Preferred Stock at any time could have a negative effect on SST VI’s ability to pay distributions to you.

In addition, upon the closing of the Merger, SST VI will issue Series G Preferred Stock to replace the SSGT III Series A Preferred Stock. The Series G Preferred Stock will be in parity with the Series B Preferred Stock

SST VI may only calculate the value per share for its shares annually and, therefore, SST VI’s stockholders may not be able to determine the net asset value of their shares on an ongoing basis.

On March 20, 2026, the SST VI Board approved an estimated value per share of all classes of SST VI Common Stock of $10.00. The SST VI Board approved this estimated value per share pursuant to rules promulgated by FINRA. When determining the estimated value per share there are currently no SEC, federal or state rules that establish requirements specifying the methodology to employ in determining an estimated value per share; provided, however, that the determination of the estimated value per share must be conducted by, or with the material assistance or confirmation of, a third-party valuation expert or service and must be derived from a methodology that conforms to standard industry practice.

In determining its estimated value per share, SST VI primarily relied upon a valuation of its portfolio of properties as of September 30, 2025. Valuations and appraisals of SST VI’s properties are estimates of fair value and may not necessarily correspond to realizable value upon the sale of such properties; therefore, SST VI’s estimated net asset value per share may not reflect the amount that would be realized upon a sale of each of its properties.

For the purposes of calculating the estimated value per share, an independent third-party appraiser valued SST VI’s properties as of September 30, 2025. The valuation methodologies used to value SST VI’s properties involved certain subjective judgments. Ultimate realization of the value of an asset depends to a great extent on economic and other conditions beyond SST VI’s control and the control of its independent appraiser. Further, valuations do not necessarily represent the price at which an asset would sell, since market prices of assets can only be determined by negotiation between a willing buyer and seller. Therefore, the valuations of SST VI’s properties and SST VI’s investments in real estate related assets may not correspond to the timely realizable value upon a sale of those assets. Because SST VI’s share prices are primarily based on the estimated net asset value per share, SST VI’s stockholders may pay more than realizable value when such shares are purchased or receive less than realizable value when such shares are sold.

SST VI may be unable to pay or maintain cash distributions or increase distributions over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders. Distributions are based principally on distribution expectations of our potential investors and cash available from SST VI operations. The amount of cash available for distribution will be affected by many factors, such as SST VI’s ability to buy properties as offering proceeds become available, and SST VI’s operating expense levels, as well as many other variables. Actual cash available for distribution may vary substantially from estimates. SST VI cannot assure you that SST VI will be able to continue to pay distributions or that distributions will increase over time, nor can SST VI give any assurance that rents from the properties will increase or that future acquisitions of real properties will increase SST VI cash available for distribution to stockholders. SST VI actual results may differ significantly from the assumptions used by the SST VI Board in establishing the distribution rate to stockholders. For a description of the factors that can affect the availability and timing of cash distributions to stockholders, see the “Description of SST VI Stock — Distribution Policy” herein.

SST VI does not own or control the intellectual property rights to the “SmartStop® Self Storage” brand and other trademarks and intellectual property that SST VI expect to use in connection with SST VI properties; therefore, SST VI could potentially lose revenues and incur significant costs if SST VI ceases to operate under this brand.

SmartStop owns and controls the intellectual property rights to the “SmartStop® Self Storage” brand, the website www.smartstopselfstorage.com, and other intellectual property that we expect to use in connection with our business and our properties. SST VI is authorized to use this brand and other intellectual property pursuant to a license and through property management agreements. In the event that SST VI ever ceases to operate under the “SmartStop® Self Storage” brand, which has garnered substantial value due to its goodwill and reputation associated therewith, SST VI may lose market share and customers, which could result in lost revenues. In addition, SST VI could incur significant costs to change the signage and otherwise change SST VI’s name and brand.

SST VI is the subject of various claims and legal proceedings and may become the subject of claims, litigation or investigations, which could have a material adverse effect on SST VI’s business, financial condition or results of operations.

In the ordinary course of business, SST VI is the subject of various claims and legal proceedings and may become the subject of claims, litigation or investigations, including commercial disputes and employee claims, such as claims of age discrimination, sexual harassment, gender discrimination, immigration violations or other local, state and federal labor law violations, and from time to time may be involved in governmental or regulatory investigations or similar matters arising out of SST VI’s current or future business. While SST VI has policies in place that are intended to prevent or address such issues, SST VI cannot be assured that such policies will adequately prevent or mitigate the foregoing concerns and any associated harm. Any claims asserted against SST VI or its management, regardless of merit or eventual outcome, could harm SST VI’s reputation or the reputation of SST VI’s management and have an adverse impact on SST VI’s relationship with its clients, business partners and other third parties and could lead to additional related claims. In light of the potential cost and uncertainty involved in litigation, SST VI has in the past and may in the future settle matters even when SST VI believes it has a meritorious defense. Certain claims may seek injunctive relief, which could disrupt the ordinary conduct of SST VI’s business and operations or increase SST VI’s cost of doing business. SST VI’s insurance or indemnities may not cover all claims that may be asserted against SST VI. Furthermore, there is no guarantee that SST VI will be successful in defending itself in pending or future litigation or similar matters under various laws. Any judgments or settlements in any pending litigation or future claims, litigation or investigation could have a material adverse effect on SST VI’s business, financial condition and results of operations.

Privacy concerns could result in regulatory changes that may harm SST VI’s business.

The California Consumer Privacy Act (the “CCPA”) went into effect on January 1, 2020. The California Privacy Rights Act (the “CPRA”), which amends the CCPA, became effective on January 1, 2023. Additionally, the California Privacy Protection Agency (the “CPPA”) overseeing the CCPA recently introduced new and amended regulations on January 1, 2026. The CPRA established the CPPA to oversee enforcement of and compliance with the CCPA. The CCPA, as amended by the CPRA, is intended to protect consumer privacy rights, and, among other things, provide California residents with the ability to know what information companies collect about them, to request, in certain circumstances, the deletion of such information, and to affirmatively opt out of the sale or “sharing” of their personal information. The CPPA is currently in the process of issuing guidance and interpreting the regulations, and as such SST VI cannot yet predict the full impact of the CCPA, as amended by the CPRA, or any rules or regulations promulgated thereunder, nor can SST VI predict the full impact of any interpretations thereof. While SST VI has developed processes and notices that are intended to comply in all material respects with applicable CCPA and CPRA requirements, a regulatory agency may not agree with certain of SST VI’s implementation decisions, which could subject us to litigation, regulatory actions or changes to SST VI business practices that could increase costs or reduce revenues. Nineteen other states have passed comprehensive privacy laws similar to the CCPA and the CPRA, and a federal consumer privacy law has also been proposed. Similar laws may be implemented in other jurisdictions that SST VI does business in and in ways that may be more restrictive than the CCPA or the CPRA, increasing the cost of compliance, as well as the risk of noncompliance, on SST VI’s business.

The limit on the number of shares a person may own may discourage a takeover that could otherwise result in a premium price to SST VI’s stockholders.

In order for SST VI to qualify as a REIT, no more than 50% of its outstanding stock may be beneficially owned, directly or indirectly, by five or fewer individuals (including certain types of entities) at any time during the last half of each taxable year. To ensure that SST VI does not fail to qualify as a REIT under this test, the SST VI Charter restricts ownership by one person or entity to no more than 9.8% of the value of its then-outstanding capital stock or more than 9.8% of the value or number of shares, whichever is more restrictive, of its then outstanding common stock. This restriction may have the effect of delaying, deferring, or preventing a change in control of SST VI, including an extraordinary transaction (such as a merger, tender offer, or sale of all or substantially all of its assets) that might provide a premium price for holders of its common stock.

Future offerings of debt securities, which would be senior to SST VI Common Stock, or equity securities, which would dilute SST VI’s existing stockholders and may be senior to SST VI Common Stock , may adversely affect SST VI’s stockholders, and SST VI’s stockholders’ interests in SST VI will be diluted as SST VI issues additional shares.

SST VI may in the future attempt to increase its capital resources by offering debt or equity securities, including notes and classes of preferred or common stock. Debt securities or shares of preferred stock will generally be entitled to receive interest payments or distributions, both current and in connection with any liquidation or sale, prior to the holders of SST VI’s common stock, including SST VI Class A Common Stock. SST VI is not required to offer any such additional debt or equity securities to existing common stockholders on a preemptive basis. Therefore, offerings of common stock or other equity securities may dilute the holdings of SST VI’s existing stockholders. Because SST VI may generally issue any such debt or equity securities in the future without obtaining the consent of its stockholders, you will bear the risk of SST VI’s future offerings reducing the market price of its common stock and diluting your proportionate ownership.

In addition, subject to any limitations set forth under Maryland law, the SST VI Board may increase the number of authorized shares of stock (currently 900,000,000 shares), increase or decrease the number of shares of any class or series of stock designated, or reclassify any unissued shares without the necessity of obtaining stockholder approval. All such shares may be issued in the discretion of the SST VI Board. Further, SST VI’s Series B Convertible Preferred Stock may be converted into SST VI Common Stock under certain circumstances. In addition, SST VI has granted, and expects to grant in the future, equity awards to its independent directors, which to date consist of restricted stock of SST VI.

Therefore, existing stockholders will experience dilution of their equity investment in SST VI as SST VI (i) sells additional shares in the future, including those issued pursuant to SST VI’s distribution reinvestment plan; (ii) sells securities that are convertible into shares of SST VI Common Stock; (iii) issues shares of common stock in a private offering of securities; (iv) issues restricted shares of common stock or other equity-based securities to SST VI’s independent directors; (v) issues shares of common stock in a merger or to sellers of properties acquired by SST VI in connection with an exchange of limited partnership interests of SST VI OP; or (vi) converts shares of its Series B Convertible Preferred Stock into shares of SST VI Class A Common Stock.

Because the limited partnership interests of SST VI OP may, in the discretion of the SST VI Board, be exchanged for shares of SST VI Common Stock, any merger, exchange or conversion between SST VI OP and another entity ultimately could result in the issuance of a substantial number of shares of SST VI Common Stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons, SST VI’s stockholders may experience substantial dilution in their percentage ownership of SST VI’s shares.

SST VI is an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act (the “JOBS Act”). SST VI is an “emerging growth company,” as defined in the JOBS Act, and is eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies.

SST VI could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which SST VI has total annual gross revenue of $1.235 billion or more; (ii) December 31 of the fiscal year that SST VI becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (which would occur if the market value of our common stock held by non-affiliates exceeds $700 million, measured as of the last business day of our most recently completed second fiscal quarter, and SST VI has been publicly reporting for at least 12 months); or (iii) the date on which SST VI has issued more than $1 billion in non-convertible debt during the preceding three-year period. Under the JOBS Act, emerging growth companies are not required to (A) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act; (B) comply with new audit rules adopted by the Public Company Accounting Oversight Board after April 5, 2012 (unless the SEC determines otherwise); (iii) provide certain disclosures relating to executive compensation generally required for larger public companies; or (iv) hold shareholder advisory votes on executive compensation. If SST VI takes advantage of any of these exemptions, SST VI does not know if some investors will find SST VI Common Stock less attractive as a result.

Additionally, the JOBS Act provides that an “emerging growth company” may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. However, SST VI has elected to “opt out” of such extended transition period and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of such standards are required for non-emerging growth companies. Section 107 of the JOBS Act provides that SST VI’s decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

SST VI will not be afforded the protection of Maryland law relating to business combinations.

Under Maryland law, “business combinations” between a Maryland corporation and an “interested stockholder” (as defined in the statute) or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.

These prohibitions are intended to prevent a change of control by interested stockholders who do not have the support of the SST VI Board. Pursuant to the statute, the SST VI Board has by resolution exempted business combinations between SST VI and any person, provided that the business combination is first approved by the SST VI Board. SST VI cannot assure investors that the SST VI Board will not amend or repeal this resolution in the future. Therefore, SST VI will not be afforded the protections of this statute and, accordingly, there is no guarantee that the ownership limitations in the SST VI Charter would provide the same measure of protection as the business combinations statute and prevent an undesired change of control by an interested stockholder.

SST VI will face conflicts of interest relating to the purchase of properties, including conflicts with SmartStop and other programs SmartStop, its officers, its key personnel, or its subsidiaries may sponsor or manage in the future, and there can be no assurance that SmartStop’s allocation policy will adequately address all of the conflicts that may arise or that it will address such conflicts in a manner that is more favorable to SST VI than to SmartStop or to other programs SmartStop, its officers, its key personnel, or its subsidiaries may sponsor or manage in the future.

SmartStop owns the entities that serve as the sponsor and advisor to other non-traded REITs that have investment objectives similar to SST VI’s, and SmartStop, its officers, its key personnel, or its subsidiaries may sponsor or manage other programs in the future (each a “Future Program”). SmartStop may be buying properties at the same time as SST VI, Strategic Storage Trust X (“SST X”), or a Future Program. Accordingly, SmartStop will have conflicts of interest in allocating potential properties, acquisition expenses, management time, services, and other functions between various existing enterprises or future enterprises with which SST VI, SST X, or a Future Program may be or become involved.

While SmartStop has adopted an acquisition allocation policy in an effort to appropriately allocate acquisitions among SmartStop, SST VI, SST X, and any Future Program, there can be no assurance that such allocation policy will adequately address all of the conflicts that may arise or that it will address such conflicts in a manner that is more favorable to SST VI than SmartStop, SST X, or a Future Program. In addition, conflicts of interest may exist in the valuation of SST VI’s investments and regarding decisions about the allocation of specific investment opportunities among SmartStop, SST VI, SST X and any Future Program and the allocation of fees and costs among SmartStop, SST VI, SST X and any Future Program. To the extent SmartStop fails to appropriately deal with any such conflicts, it could negatively impact its reputation and ability to raise additional funds or result in potential litigation against it.

Certain of SST VI’s officers and key personnel will face competing demands relating to their time and will face conflicts of interest related to the positions they hold with affiliated entities, which could cause SST VI’s business to suffer.

Certain of SST VI’s officers and key personnel and their respective affiliates are officers, key personnel, advisors, managers, and sponsors of other real estate programs having investment objectives and legal and financial obligations similar to SST VI, including SmartStop and SST X, and may hold similar roles with any Future Program. Because these persons have competing demands on their time and resources, they may have conflicts of interest in allocating their time between SST VI’s business and these other activities.

Should these persons not balance these competing demands on their time and resources, SST VI’s business could suffer. Furthermore, these persons owe fiduciary duties to these other entities and their owners, which fiduciary duties may conflict with the duties that they owe to SST VI’s stockholders and SST VI. Their loyalties to these other entities could result in actions or inactions that are detrimental to SST VI’s business.

Because SST VI is focused on the self storage industry, its rental revenues will be significantly influenced by demand for self storage space generally, and a decrease in such demand would likely have a greater adverse effect on its rental revenues than if it owned a more diversified real estate portfolio.

Because SST VI’s portfolio of properties consists primarily of self storage facilities, it is subject to risks inherent in investments in a single industry. A decrease in the demand for self storage space would likely have a greater adverse effect on SST VI’s rental revenues than if it owned a more diversified real estate portfolio. Demand for self storage space has been and could be adversely affected by weakness in the national, regional, and local economies and changes in supply of or demand for similar or competing self storage facilities in an area. To the extent that any of these conditions occur, they are likely to affect demand, and market rents, for self storage space, which could cause a decrease in SST VI’s rental revenue. Any such decrease could impair SST VI’s ability to continue to pay distributions at the current rate to its stockholders. SST VI does not expect to invest in other real estate or businesses to hedge against the risk that industry trends might decrease the profitability of its self storage-related investments.

SST VI faces significant competition in the self storage industry, which may increase the cost of acquisitions or developments or impede its ability to retain customers or re-let space when existing customers vacate.

SST VI faces intense competition in every market in which it purchases self storage facilities. SST VI competes with numerous national, regional, and local developers, owners and operators in the self storage industry, including SmartStop’s managed REITs, publicly traded REITs, other REITs, and institutional investment funds. Moreover, development of self storage facilities has increased in recent years, which has intensified competition, and SST VI expects it will continue to do so as newly developed facilities are opened. In addition, competition for suitable investments may reduce the number of suitable investment opportunities available to SST VI, may increase acquisition costs, and may reduce demand for self storage units in certain areas where SST VI’s facilities are located, all of which may adversely affect its operating results. Additionally, an economic slowdown in a particular market could have a negative effect on SST VI’s self storage revenues.

Development of self storage facilities has increased in recent years. If competitors build new facilities that compete with SST VI’s facilities or offer space at rental rates below the rental rates SST VI charges its customers, SST VI may lose potential or existing customers and it may be pressured to discount its rental rates to retain customers. In addition, increased competition for customers may require SST VI to make capital improvements to facilities that it would not otherwise make. As a result, SST VI’s rental income could decline, which could have a material adverse impact on SST VI’s business, financial condition, and results of operations.

Delays in development and lease-up of SST VI’s properties would reduce its profitability.

SST VI may acquire properties that require repositioning or redeveloping such properties with the goal of increasing cash flow, value or both. Construction delays to new or existing self storage properties due to weather, unforeseen site conditions, personnel problems, delays in obtaining materials, and other factors could delay SST VI’s anticipated customer occupancy plan which could adversely affect its profitability and cash flow. Furthermore, SST VI’s estimate of the costs of repositioning or redeveloping an acquired property may prove to be inaccurate, which may result in its failure to meet its profitability goals. SST VI may also encounter unforeseen cost increases associated with building materials or construction services resulting from trade tensions, disruptions, tariffs, duties or restrictions or an epidemic, pandemic or other health crisis, such as the COVID-19 outbreak. Additionally, SST VI may acquire a new property that has a relatively low physical occupancy, and the cash flow from existing operations may be insufficient to pay the operating expenses associated with that property until the property is adequately leased. If one or more of these properties do not perform as expected or SST VI is unable to successfully integrate new properties into its existing operations, its financial performance may be adversely affected.

SST VI’s operating results may be affected by regulatory changes that have an adverse impact on its specific facilities, which may adversely affect its business, financial condition, and results of operations.

Certain regulatory changes may have a direct impact on SST VI’s self storage facilities, including but not limited to, land use, zoning, and permitting requirements by governmental authorities at the local level, which can restrict the availability of land for development, and special zoning codes which omit certain uses of property from a zoning category. These special uses (i.e., hospitals, schools, and self storage facilities) are allowed in that particular zoning classification only by obtaining a special use permit and the permission of local zoning authority. If SST VI is delayed in obtaining or unable to obtain a special use permit where one is required, new developments or expansion of existing developments could be delayed or reduced. Additionally, certain municipalities require holders of a special use permit to have higher levels of liability coverage than is normally required. The acquisition of, or the inability to obtain, a special use permit and the possibility of higher levels of insurance coverage associated therewith may have an adverse impact on SST VI’s business, financial condition, and results of operations.

In certain cases, SST VI protects its customers’ goods pursuant to its tenant protection plan or other arrangements that may, in some cases, be subject to governmental regulation, which may adversely affect SST VI’s results.

In certain cases, SST VI provides a tenant protection plan to customers at its properties, and in certain other cases, SST VI protects its customers’ goods through other arrangements. SST VI earns fees in connection with these arrangements. These arrangements, including the payments associated with these arrangements, may be subject to state-specific or provincial-specific governmental regulation. Such regulatory authorities generally have broad discretion (i) to promulgate, interpret and implement regulations; (ii) to adopt new or additional licensing requirements; (iii) to grant, renew and revoke licenses and approvals; and (iv) to evaluate compliance with regulations through periodic examinations, audits, investigations and inquiries. In addition, there has been and may continue to be regulatory or private action in the jurisdictions in which SST VI operates. Although the marketing of, and management procedures associated with, these arrangements were designed to navigate the regulatory environment in which SST VI operates, as a result of regulatory or private action in any jurisdiction in which SST VI operates, SST VI may be temporarily or permanently suspended from generating revenue with respect to these arrangements, or otherwise fined or penalized or suffer an adverse judgment, which could adversely affect SST VI’s business and results of operations.

Property taxes may increase, which will adversely affect SST VI’s net operating income and cash available for distributions.

Each of the properties SST VI acquires will be subject to real property taxes. Some local real property tax assessors may seek to reassess some of SST VI’s properties as a result of SST VI’s acquisition of the property. From time to time, SmartStop’s property taxes may increase as property values or assessment rates change or for other reasons deemed relevant by the assessors. In addition, state or local governments may increase tax rates or assessment levels. Increases in real property taxes will adversely affect SST VI’s net operating income and cash available for distributions.

Changes in the Canadian Dollar/USD exchange rate could have a material adverse effect on SST VI’s operating results and value of the investment of its stockholders.

SST VI has purchased and may continue to purchase properties in Canada. As a result, SST VI’s financial results may be adversely affected by fluctuations in the Canadian Dollar/USD exchange rate. SST VI cannot predict with any certainty changes in foreign currency exchange rates or its ability to mitigate these risks. Several factors may affect the Canadian Dollar/USD exchange rate, including:

•	sovereign debt levels and trade deficits;

•	domestic and foreign inflation rates and interest rates and investors’ expectations concerning those rates;

•	other currency exchange rates;

•	changing supply and demand for a particular currency;

•	monetary policies of governments;

•	changes in balances of payments and trade;

•	trade restrictions;

•	direct sovereign intervention, such as currency devaluations and revaluations;

•	investment and trading activities of mutual funds, hedge funds, and currency funds; and

•	other global or regional political, economic, or financial events and situations.

These events and actions are unpredictable. In addition, the Canadian Dollar may not maintain its long-term value in terms of purchasing power in the future. The resulting volatility in the Canadian Dollar/USD exchange rate could materially and adversely affect SST VI’s performance.

SST VI is subject to additional risks due to the location of the properties that it owns in Canada.

In addition to currency exchange rates, the value of any properties SST VI purchases in Canada may be affected by factors peculiar to the laws and business practices of Canada. Canadian laws and business practices may expose SST VI to risks that are different from and in addition to those commonly found in the United States. Ownership and operation of foreign assets pose several risks, including, but not limited to the following:

•	the burden of complying with both Canadian and United States’ laws;

•	changing governmental rules and policies, including changes in land use and zoning laws, more stringent environmental laws or changes in such laws;

•

existing or new Canadian laws relating to the foreign ownership of real property or loans and laws restricting the ability of Canadian persons or companies to remove profits earned from activities within the country to the person’s or company’s country of origin;

•	the potential for expropriation;

•	possible currency transfer restrictions;

•	imposition of adverse or confiscatory taxes;

•	changes in real estate and other tax rates or laws and changes in other operating expenses in Canada;

•	possible challenges to the anticipated tax treatment of SST VI’s revenue and its properties;

•	adverse market conditions caused by terrorism, civil unrest and changes in national or local governmental or economic conditions;

•	the potential difficulty of enforcing obligations in other countries;

•	changes in the availability, cost, and terms of loan funds resulting from varying Canadian economic policies; and

•	SST VI’s limited experience and expertise in foreign countries relative to its experience and expertise in the United States.

SST VI has broad authority to incur debt, and high debt levels could hinder its ability to continue to pay distributions at the current rate and could decrease the value of its stockholders’ investments.

The SST VI Board may approve unlimited levels of debt. High debt levels would cause SST VI to incur higher interest charges, would result in higher debt service payments, and could be accompanied by restrictive covenants. These factors could limit the amount of cash SST VI has available to distribute and could result in a decline in the value of its stockholders’ investments.

If SST VI or the other parties to its loans breach covenants thereunder, such loan or loans could be deemed in default, which could accelerate SST VI’s repayment date thereunder and materially adversely affect the value of its stockholders’ investment in SST VI.

Certain of SST VI’s loans are secured by first mortgages on some of its properties, and other loans are secured by pledges of equity interests in the entities that own certain of its properties. Such loans also impose a number of financial or other covenant requirements on SST VI. If SST VI, or the other parties to these loans, should breach certain of those financial or other covenant requirements, or otherwise default on such loans, then the respective lenders, as the case may be, could accelerate SST VI’s repayment dates. If SST VI does not have sufficient cash to repay the applicable loan at that time, such lenders could foreclose on the property securing the applicable loan or take control of the pledged collateral, as the case may be. Such foreclosure could result in a material loss for SST VI and would adversely affect the value of its stockholders’ investment in SST VI. In addition, certain of SST VI’s loans are cross-collateralized and cross-defaulted with each other such that a default under one loan would cause a default under the other loans.

SST VI has incurred, and intends to continue to incur, mortgage indebtedness and other borrowings, which may increase its business risks.

SST VI has placed, and intends to continue to place, permanent financing on its properties, and it may obtain additional credit facilities or other similar financing arrangements in order to acquire additional properties. SST VI may also decide to later further leverage its properties. SST VI may incur mortgage debt and pledge all or some of its real properties as security for that debt to obtain funds to acquire real properties. If SST VI defaults on its secured indebtedness, the lender may foreclose and SST VI could lose its entire investment in the properties securing such loan, which could adversely affect distributions to its stockholders. To the extent lenders require SST VI to cross-collateralize its properties, or its loan agreements contain cross-default provisions, a default under a single loan agreement could subject multiple properties to foreclosure.

In addition, SST VI may borrow if it needs funds to pay a desired distribution rate to its stockholders. SST VI may also borrow if it deems it necessary or advisable to assure that it maintains its qualification as a REIT for federal income tax purposes. If there is a shortfall between the cash flow from its properties and the cash flow needed to service mortgage debt, then the amount available for distribution to its stockholders may be reduced.

Increases in interest rates could increase the amount of SST VI’s debt payments and adversely affect its ability to continue to pay distributions at the current rate to its stockholders.

SST VI currently has outstanding debt payments which are indexed to variable interest rates. SST VI may also incur additional debt or issue additional preferred equity in the future which rely on variable interest rates. Increases in these variable interest rates in the future would increase SST VI’s interest costs and preferred equity distribution payments, which would likely reduce its cash flows and its ability to continue to pay distributions at the current rate to its stockholders. In addition, if SST VI needs to make payments on instruments which contain variable interest during periods of rising interest rates, it could be required to liquidate one or more of its investments in properties at times that may not permit realization of the maximum return on such investments.

To qualify as a REIT, and to avoid the payment of federal income and excise taxes and maintain its REIT status, SST VI may be forced to borrow funds, use proceeds from the issuance of securities, or sell assets to pay distributions, which may result in SST VI distributing amounts that may otherwise be used for its operations.

To obtain the favorable tax treatment accorded to REITs, SST VI normally will be required each year to distribute to its stockholders at least 90% of its REIT taxable income, generally determined without regard to the deduction for distributions paid and by excluding net capital gains. SST VI will be subject to federal income tax on its undistributed taxable income and net capital gain and a 4% nondeductible excise tax on any amount by which distributions it pays with respect to any calendar year are less than the sum of (i) 85% of its ordinary income, (ii) 95% of its capital gain net income, and (iii) 100% of its undistributed income from prior years. These requirements could cause SST VI to distribute amounts that otherwise would be spent on the acquisition, maintenance or development of properties and it is possible that SST VI might be required to borrow funds, use proceeds from the issuance of securities or sell assets in order to distribute enough of its taxable income to maintain its REIT status and to avoid the payment of federal income and excise taxes. SST VI may be required to make distributions to stockholders at times it would be more advantageous to reinvest cash in its business or when it does not have cash readily available for distribution, and it may be forced to liquidate assets on terms and at times unfavorable to it. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of investor’s capital for federal income tax purposes.

If any of SST VI’s limited partnerships or limited liability companies fails to maintain its status as a partnership for federal income tax purposes, its income would be subject to taxation and SST VI’s REIT status would be terminated.

SST VI intends to maintain the status of its limited partnerships, including SST VI OP, and limited liability companies (as applicable) as partnerships for federal income tax purposes. However, if the IRS were to successfully challenge the status of any of SST VI’s non-corporate entities as a partnership for federal income tax purposes, it would be taxable as a corporation. Such an event would reduce the amount of distributions that such partnership could make to SST VI. This could also result in SST VI losing its REIT status and becoming subject to a corporate level tax on its own income. This would substantially reduce SST VI’s cash available to pay distributions and the return on its stockholders’ investments. In addition, if any of the entities through which any of SST VI’s non-corporate entities owns its properties, in whole or in part, loses its characterization as a partnership for federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to such partnership. Such a recharacterization of any of SST VI’s partnerships or an underlying property owner could also threaten SST VI’s ability to maintain its REIT status.

SST VI may be required to pay some taxes due to actions of its taxable REIT subsidiaries, which would reduce its cash available for distribution to its stockholders.

Any net taxable income earned directly by SST VI’s taxable REIT subsidiaries, or through entities that are disregarded for federal income tax purposes as entities separate from its taxable REIT subsidiaries, will be subject to federal and applicable state and local corporate income taxes. SST VI has elected to treat SST VI TRS and SS Growth TRS, Inc. as taxable REIT subsidiaries, and it may elect to treat other subsidiaries as taxable REIT subsidiaries in the future. In this regard, several provisions of the laws applicable to REITs and their subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct certain interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives or on some deductions taken by a taxable REIT subsidiary if the economic arrangements between the REIT, the REIT’s customers, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties. Finally, some state and local jurisdictions may tax some of SST VI’s income even though as a REIT it is not subject to federal income tax on that income, because not all states and localities follow the federal income tax treatment of REITs. To the extent that SST VI and its affiliates are required to pay federal, state, and local taxes, SST VI will have less cash available for distributions to its stockholders.

General Risk Factors

A failure in, or breach of, SST VI’s operational or security systems or infrastructure, or those of its third-party vendors and other service providers or other third parties, including as a result of cyber attacks, could disrupt SST VI’s businesses, result in the disclosure or misuse of confidential or proprietary information, damage its reputation, increase its costs, and cause losses.

SST VI relies heavily on communications and information systems to conduct its business. Information security risks for SST VI’s business have generally increased in recent years in part because of the proliferation of new technologies; the use of the Internet and telecommunications technologies to process, transmit and store electronic information, including the management and support of a variety of business processes, including financial transactions and records, personally identifiable information, and tenant and lease data; and the increased sophistication and activities of organized crime, hackers, and terrorists, activists, and other external parties. As customer, public, and regulatory expectations regarding operational and information security have increased, SST VI’s operating systems and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions, and breakdowns. SST VI’s business, financial, accounting, and data processing systems, or other operating systems and facilities, may stop operating properly or become disabled or damaged as a result of a number of factors, including events that are wholly or partially beyond its control. For example, there could be electrical or telecommunication outages; natural disasters such as earthquakes, tornadoes, and hurricanes; disease pandemics; events arising from local or larger scale political or social matters, including terrorist acts; and as described below, cyber attacks.

SST VI’s business relies on its digital technologies, computer and email systems, software and networks to conduct its operations. Although SST VI has information security procedures and controls in place, its technologies, systems and networks and, because the nature of its business involves the receipt and retention of personal information about its customers, its customers’ personal accounts may become the target of cyber attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss, or destruction of its or its customers’ or other third parties’ confidential information. Third parties with whom SST VI does business or who facilitate its business activities, including intermediaries or vendors that provide service or security solutions for its operations, and other third parties, could also be sources of operational and information security risk to SST VI, including from breakdowns or failures of their own systems or capacity constraints. In addition, hardware, software or applications SST VI develops or procures from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security.

While SST VI has disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. SST VI’s risk and exposure to these matters remain heightened because of the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of SST VI’s controls, processes, and practices designed to protect its systems, computers, software, data, and networks from attack, damage or unauthorized access remain a focus for SST VI. As threats continue to evolve, SST VI may be required to expend additional resources to continue to modify or enhance its protective measures or to investigate and remediate information security vulnerabilities. Disruptions or failures in the physical infrastructure or operating systems that support SST VI’s businesses and customers, or cyber attacks or security breaches of the networks, systems or devices that its customers use to access its products and services, could result in customer attrition, regulatory fines, penalties or intervention, reputation damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could have a material effect on SST VI’s business, financial condition, or results of operations. Furthermore, if such attacks are not detected immediately, their effect could be compounded.

THE COMPANIES

Strategic Storage Trust VI, Inc.

Self Storage Properties

As of June 30, 2026, SST VI owned 25 operating self storage properties located in seven states (Arizona, Delaware, Florida, Nevada, Oregon, Pennsylvania and Washington), and three Canadian provinces (Alberta, British Columbia and Ontario), and one development property in Florida. As of June 30, 2026, SST VI also owned 50% of the equity interests in five unconsolidated real estate ventures located in two Canadian provinces (Ontario and Quebec), with subsidiaries of SmartCentres owning the other 50% of such entities. SST VI’s unconsolidated real estate ventures consist of five operating self storage properties in the lease-up phase.

SST VI’s self storage facilities offer inexpensive, easily accessible, enclosed storage space to residential and commercial users on a month-to-month basis. Most of SST VI’s facilities are fenced with computerized gates and are well lit. SST VI’s facilities range in size from approximately 42,250 to approximately 195,775 net rentable square feet, with an average of approximately 89,496 net rentable square feet. SST VI’s facilities generally are constructed of masonry or steel walls resting on concrete slabs and have standing seam metal, shingle, or tar and gravel roofs. Individual storage spaces are secured by a lock furnished by the customer to provide the customer with control of access to the space.

Wholly-Owned Operating Properties

As of June 30, 2026, SST VI’s wholly-owned operating self storage portfolio was comprised as follows:

Property	Date Acquired	Purchase Price		Year Built	Approx. Sq. Ft. (net)(1)	Approx. Units(2)	% of Total Rentable Sq. Ft.	Physical Occupancy at Acquisition %	Physical Occupancy %(3)
Phoenix – AZ	3/11/2021	$16,000,000		2020	84,035	810	4%	44%	95%
Las Vegas – NV	6/1/2021	$8,000,000		2020	51,900	335	2%	20%	93%
Surprise – AZ	8/26/2021	$13,500,000		2017	72,585	660	3%	87%	90%
Phoenix II – AZ	11/30/2021	$11,000,000		2021	68,140	650	3%	0%	91%
Bradenton – FL	12/30/2021	$15,650,000		2020	64,400	800	3%	54%	87%
Apopka – FL	12/30/2021	$11,350,000		2021	119,875	740	5%	5%	90%
Vancouver – WA	3/29/2022	$25,000,000		2020	99,745	1,095	4%	86%	90%
Portland – OR	3/31/2022	$15,000,000		1975/2020	55,830	520	2%	51%	91%
Newark – DE	4/26/2022	$19,650,000		2021	80,545	820	4%	27%	91%
Levittown – PA	4/26/2022	$21,000,000		2021	78,040	810	3%	31%	91%
Chandler – AZ	5/17/2022	$25,500,000		1996/2020	153,960	730	7%	58%	87%
St. Johns – FL	7/8/2022	$14,400,000		2006/2007	67,335	535	3%	97%	89%
Burlington – ON	9/20/2022	$26,700,000	(4)	1979/2001	95,860	910	4%	96%	97%
Oxford – FL	9/21/2022	$10,900,000	(4)	2001	83,005	510	4%	95%	87%
Cambridge – ON	12/20/2022	$26,400,000	(4)	1965/2019	195,775	1,250	9%	60%	86%
North York – ON	1/31/2023	$37,700,000	(4)	1986/2020	128,010	1,140	6%	35%	94%
Edmonton – AB	1/31/2023	$11,200,000	(4)	1955/2022	48,800	495	2%	22%	90%
Etobicoke – ON	3/9/2023	$1,580,000	(4)(6)	2026	90,300	980	4%	0%	26%
Vancouver – BC	5/4/2023	$32,300,000	(4)	2022	59,180	925	3%	38%	93%
Woodbridge – ON	6/19/2023	$28,000,000	(4)(5)	2017	109,300	1,155	5%	70%	90%
Toronto – ON	6/19/2023	$37,900,000	(4)(5)	2018	118,260	1,225	5%	70%	91%
Mississauga – ON	6/19/2023	$31,000,000	(4)(5)	1960/2016	93,885	860	4%	80%	85%
Mississauga II – ON	6/19/2023	$34,700,000	(4)(5)	2022	119,420	1,240	5%	15%	82%
Hamilton – ON	6/19/2023	$9,200,000	(4)(5)	1900/2020	42,250	450	2%	78%	90%
Burlington II – ON	6/19/2023	$19,700,000	(4)(5)	1982/2020	56,975	555	3%	54%	91%
Total		$503,330,000			2,237,410	20,200	100%	55%	87%

(1)	Includes all rentable square feet, consisting of storage units and parking (approximately 209,320 square feet).
(2)	Includes all rentable units, consisting of storage units and parking (approximately 725 units).
(3)	Represents the occupied square feet divided by total rentable square feet as of June 30, 2026.
(4)	Purchase price converted to USD based on the FX rate at acquisition date.
(5)	Represents the agreed upon allocation of the purchase price, as set forth in the purchase agreement for the property portfolio comprised of these self storage facilities.
(6)	Acquired the Etobicoke property on March 9, 2023. At acquisition the property consisted of an undeveloped parcel of land. SST VI developed the property and commenced operations on February 25, 2026.

Investments in Unconsolidated Real Estate Ventures

SST VI has entered into various agreements with a subsidiary of SmartCentres, an unaffiliated third party, to acquire tracts of land, develop and operate self storage facilities. As of June 30, 2026, SST VI’s unconsolidated real estate ventures consist of five operating self storage properties in the lease-up phase.

SST VI accounts for these investments using the equity method of accounting and they are stated at cost and adjusted for SST VI’s share of net earnings or losses and reduced by distributions. Equity in earnings (loss) will generally be recognized based on SST VI’s ownership interest in the earnings (loss) of each of the unconsolidated investments.

Losses from SST VI’s equity method investments in the SST VI JV Properties for the three months ended June 30, 2026 and 2025 were approximately $0.7 million and $0.4 million, respectively. Losses from SST VI’s equity method investments in the SST VI JV Properties for the six months ended June 30, 2026 and 2025 were approximately $1.6 million and $0.6 million, respectively. Losses from SST VI’s equity method investments in the SST VI JV Properties consists of its allocation of earnings and losses from its unconsolidated joint ventures. The increase in equity in loss of unconsolidated real estate ventures relates to the completion of construction and start of property lease up of four JV properties during 2025. SST VI expects equity in loss of unconsolidated real estate ventures to decrease in the future as its operational activity increases and the properties lease up.

The Company’s investments in unconsolidated real estate ventures are summarized as follows:

					Carrying Value of Investment
	Location	Date Real Estate Venture Acquired Land	Date Real Estate Venture Became Operational	Equity Ownership %	June 30, 2026	December 31, 2025
Toronto(1)	Toronto, Ontario	April 2021	June 2025	50%	$3,653,653	$4,160,699
Toronto II(1)	Toronto, Ontario	December 2021	April 2025	50%	4,688,860	5,254,183
Dorval(1)	Dorval, Quebec	February 2023	June 2025	50%	2,570,895	3,106,052
Hamilton(1)	Hamilton, Ontario	November 2023	October 2024	50%	1,764,341	2,131,495
Montreal(1)	Montreal, Quebec	January 2024	May 2026	50%	3,997,707	9,860,516

					$16,675,456	$24,512,945

(1)	As of June 30, 2026, these five SST VI JV Properties were encumbered by first mortgages pursuant to the SmartCentres Financing (defined below).

SmartCentres Financing

On August 30, 2024, SST VI and SmartCentres, through the Toronto, Toronto II, Dorval and Hamilton joint venture partnerships (the “SST VI JV Properties”), entered into a master mortgage commitment agreement (the “MMCA”) with SmartCentres Storage Finance LP (the “SmartCentres Lender”) (collectively, the “SmartCentres

Financing”). The SmartCentres Lender is an affiliate of SmartCentres. The initial maximum amount available under the loan is CAD $95.5 million and contains an accordion feature such that borrowings may be increased to CAD $120.0 million, subject to certain conditions set forth in the MMCA. The proceeds of the SmartCentres Financing will be used to finance the development and construction of self storage facilities on the SST VI JV Properties. On September 3, 2024, the SST VI JV Properties drew approximately CAD $46.3 million on the SmartCentres Financing and distributed approximately CAD $21.8 million to each partner.

On February 19, 2026, the SST VI JV Properties amended the SmartCentres Financing to: (i) extend the maturity date by one year until May 11, 2027; (ii) add the Montreal Property as a borrower under the SmartCentres Financing; and (iii) draw approximately CAD $17.5 million. Subsequent to the draw, the SST VI JV Properties distributed approximately CAD $8.7 million to each partner.

As of June 30, 2026, approximately CAD $116.2 million was outstanding on the SmartCentres Financing.

The SmartCentres Financing is secured by first mortgages on each of the SST VI JV Properties. Interest on the SmartCentres Financing is a variable annual rate equal to the aggregate of: (i) the Adjusted Daily Compounded Canadian Overnight Repo Rate Average (“CORRA”), plus (ii) an adjusted Daily Compounded CORRA adjustment of approximately 0.30%, plus (iii) a margin based on the External Credit Rating, plus (iv) a margin under the Senior Credit Facility, each as defined and described further in the MMCA. As of June 30, 2026, the total interest rate was approximately 5.26%.

The SmartCentres Financing matures on May 11, 2027, and may be extended annually as set forth in the MMCA. Monthly interest payments are initially capitalized on the outstanding principal balance. Upon on of the SST VI JV Properties generating sufficient Net Cash Flow (as defined in the MMCA), the SmartCentres Financing provides for the commencement of quarterly payments of interest. The borrowings advanced pursuant to the SmartCentres Financing may be prepaid without penalty, subject to certain conditions set forth in the MMCA.

The SmartCentres Financing contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions (including a loan to value ratio of no greater than 70% with respect to each of the SST VI JV Properties) and events of default, all as set forth in the MMCA. We serve as a full recourse guarantor with respect to 50% of the SmartCentres Financing.

Wholly-Owned Development Properties

Bradenton Land

On February 16, 2023, SST VI, through an indirect, wholly owned subsidiary of SST VI OP, acquired a parcel of land adjacent to SST VI’s property in Bradenton, Florida (the “Bradenton Land”) from an unaffiliated third party. The purchase price for the Bradenton Land was approximately $1.4 million, plus closing costs and an acquisition fee to SST VI Advisor. SST VI intends to expand SST VI’s current self storage property on the Bradenton Land. As of June 30, 2026, estimated development cost is approximately $0.7 million, which we expect to fund with a combination of net proceeds from SST VI’s primary offering, preferred offering and/or potential future debt financing.

SST VI’s Debt

SST VI’s secured debt is summarized as follows:

Debt	June 30, 2026	December 31, 2025	Interest Rate	Maturity Date
Huntington Credit Facility(1)	$86,103,075	$86,937,660	6.26%	11/30/2027
National Bank of Canada - Four Property Loan(2)	43,865,507	45,960,783	4.86%	1/8/2028
Skymar - Vancouver	13,000,000	13,000,000	7.55%	4/1/2030
Meridian Loan(3)	9,368,083	7,617,239	5.95%	1/31/2028
QuadReal - Seven Property Loan(4)	103,385,100	107,221,800	5.59%	4/1/2030
Skymar - Bradenton	9,120,000	9,120,000	7.50%	4/1/2030
SmartStop Bridge Loan	28,500,000	25,000,000	7.18%	6/30/2027
Debt issuance costs, net	(1,627,182)	(1,949,228)

Total Debt	$291,714,583	$292,908,254

(1)

As of June 30, 2026, this variable rate loan encumbers 11 properties (Phoenix I, Las Vegas, Phoenix II, Surprise, Apopka, Portland, Newark, Levittown, Chandler, St. Johns, and Oxford). SST VI entered into an interest rate swap agreement that fixes SOFR at 1.54% until the maturity of the loan.

(2)

This variable rate loan encumbers four properties (Burlington, Cambridge, North York, and Edmonton) and the amount shown above is in USD based on the foreign exchange rate in effect as of June 30, 2026 and December 31, 2025, respectively. SST VI entered into an interest rate swap agreement that fixes CORRA at 3.03% until the maturity of the loan.

(3)

This variable rate loan encumbers SST VI’s Etobicoke, ONT development property and the amount shown above is in USD based on the foreign exchange rate in effect as of June 30, 2026 and December 31, 2025, respectively.

(4)

This fixed rate loan encumbers seven properties (Mississauga, Mississauga II, Burlington II, Hamilton, Vancouver, Woodbridge, and Toronto) and the amount shown above is in USD based on the foreign exchange rate in effect as of June 30, 2026 and December 31, 2025, respectively.

The weighted average interest rate on SST VI’s consolidated debt, excluding the impact of SST VI’s interest rate hedging activities, as of June 30, 2026 was approximately 5.99%.

Huntington Credit Facility

On November 30, 2021, SST VI, through three special purpose entities (collectively, the “Initial Borrower”) wholly owned by SST VI OP, entered into a credit agreement (the “Credit Agreement”) with Huntington National Bank (“Huntington”), as administrative agent and sole lead arranger.

Under the terms of the Credit Agreement, the Initial Borrower had an initial maximum borrowing capacity of $50 million (the “Huntington Credit Facility”). However, certain financial requirements with respect to both the Initial Borrower and the “Pool” of “Mortgaged Properties” (as each term is defined in the Credit Agreement) must be satisfied prior to making any drawdowns on the Huntington Credit Facility in accordance with the Credit Agreement. At close, SST VI borrowed approximately $22.4 million on the Huntington Credit Facility, secured by a first mortgage deed of trust on the Surprise, Phoenix and Phoenix II properties. In conjunction with the initial draw on the Huntington Credit Facility, a prior loan with Huntington was repaid and terminated in accordance with the related loan agreement without any fees or penalties. On December 30, 2021, in conjunction with the acquisitions of the Bradenton Property and Apopka Property, we borrowed an additional approximately $14.7 million pursuant to the Huntington Credit Facility and the Bradenton and Apopka Properties were added as security. On April 26, 2022, the Vancouver Property was added as security to the Huntington Credit Facility and SST VI borrowed approximately $12.9 million.

On May 17, 2022, SST VI entered into an amendment and joinder to amend the Huntington Credit Facility (the “Second Amendment”). Under the terms of the Second Amendment, SST VI increased its borrowing capacity by $50 million for a total borrowing capacity of $100 million. In conjunction with the increase of the maximum borrowing capacity, SST VI drew approximately $14.5 million on the Huntington Credit Facility to acquire the Chandler property and the property was added as security. On May 26, 2022, SST VI borrowed approximately $30.6 million on the Huntington Credit Facility, secured by a first mortgage deed of trust on the Levittown, Newark and Portland Properties. In conjunction with the May 26, 2022 draw on the Huntington Credit Facility, a bridge loan with Huntington was repaid and terminated in accordance with the related loan agreement without any fees or penalties.

On April 13, 2023, SST VI entered into an amendment and joinder to the Huntington Credit Facility to: (i) increase the borrowing capacity up to approximately $107.6 million; (ii) extend the maturity date by one year until November 30, 2025; (iii) add two additional special purpose entities as borrowers under the Huntington Credit Facility (the “Additional Borrowers”); and (iv) modify certain other covenants. In connection with such amendment and joinder, SST VI, through the Additional Borrowers, added the St. Johns and Oxford properties owned by the Additional Borrowers to the Huntington Credit Facility and drew approximately $12.5 million.

On April 13, 2023, in conjunction with the amendment to the Huntington Credit Facility, SST VI entered into two interest rate swap agreements with a notional amount of $38.0 million and $22.0 million, respectively, whereby Secured Overnight Financing Rate (“SOFR”) was fixed at 4.01% through the maturity of the Huntington Credit Facility. On April 13, 2023, SST VI entered into an interest rate cap agreement with a notional amount of $47.6 million, whereby SOFR was capped at 2.6% through the maturity of the Huntington Credit Facility. On September 28, 2023, SST VI terminated the interest rate cap agreement entered on April 13, 2023, and entered into a new interest rate cap agreement with a notional amount of $47.6 million, whereby SOFR is capped at 1.1% through the maturity of the Huntington Credit Facility. On March 28, 2024, SST VI terminated the SOFR Huntington Credit Facility swap entered on April 13, 2023, and entered into two new interest rate swap agreements with the same notional amount of $38.0 million and $22.0 million, respectively, whereby SOFR is swapped at 2.92% through the maturity of the Huntington Credit Facility. On September 25, 2024, SST VI terminated the SOFR Huntington Credit Facility swaps entered on March 28, 2024, and entered into two new interest rate swap agreements with the same notional amounts of $38.0 million and $22.0 million, respectively, whereby SOFR is swapped at 0.50% through the maturity of the Huntington Credit Facility.

On November 15, 2024, SST VI amended the Huntington Credit Facility to: (i) extend the maturity date by two-years until November 30, 2027, (ii) add one additional special purpose entity as a borrower under the loan (the “Further Additional Borrower”), and (iii) modify certain other covenants (the “Huntington Amendment”). In connection with the Huntington Amendment: (A) SST VI increased its recourse guaranty in favor of Huntington under the Huntington Credit Facility from 25% to 50% and (B) the property owned by the Further Additional Borrower was added as security to the Huntington Credit Facility. On November 15, 2024, in conjunction with the Huntington Amendment, SST VI terminated certain interest rate swap agreements and an interest rate cap agreement previously entered into in connection with the Huntington Credit Facility and entered into a new interest rate swap agreement with a notional amount of approximately $107.6 million, whereby the SOFR is swapped at 2.89% through November 30, 2027, which fixes the all-in interest rate under the Huntington Credit Facility at 5.50%.

On March 4, 2025, in connection with entering into the Skymar — Vancouver Loan (as detailed below), SST VI paid down the Huntington Credit Facility by approximately $13.0 million and released the Vancouver, WA property in accordance with the release provisions of the loan agreement.

On March 18, 2025, in connection with entering into the Skymar — Bradenton Loan (as detailed below), SST VI paid down the Huntington Credit Facility by approximately $9.1 million and released the Bradenton property in accordance with the release provisions of the loan agreement.

The Huntington Credit Facility is a term loan that has a maturity date of November 30, 2027. Payments due under the Huntington Credit Facility are interest-only during the initial term of the loan and principal and interest thereafter. In connection with the release of the Vancouver, WA and Bradenton properties, SST VI amended the SOFR interest rate swap agreement entered on November 15, 2024 to change the notional amount to approximately $87.1 million.

On December 23, 2025, SST VI terminated the SOFR Huntington Credit Facility swap entered on November 15, 2024 and entered into a new interest rate swap agreement with a notional amount of approximately $86.9 million, whereby SOFR is swapped at 2.29% through the maturity of the Huntington Credit Facility. On March 31, 2026, SST VI terminated the SOFR Huntington Credit Facility swap entered on December 23, 2025 and entered into a new interest rate swap agreement with a notional amount of approximately $86.5 million, whereby SOFR is swapped at 1.54% through the maturity of the Huntington Credit Facility.

The amounts outstanding under the Huntington Credit Facility bear interest at a variable rate equal to the one month Term SOFR plus 2.61%, adjusted monthly, with a floor of 3.25%. As of June 30, 2026, the interest rate excluding the impact of our interest rate hedging activities on the Huntington Credit Facility was 6.26%. The loan may be prepaid in whole or in part, without penalty or premium, at any time, subject to certain conditions as set forth in the Credit Agreement.

The Credit Agreement contains certain customary representations and warranties, affirmative, negative and financial covenants, borrowing conditions, and events of default. SST VI serves as a limited recourse guarantor with respect to the Huntington Credit Facility. In particular, the financial covenants include a minimum debt service coverage ratio and minimum net worth and liquid assets requirements applicable to SST VI and SST VI OP as guarantors. As of June 30, 2026, SST VI was in compliance with all such covenants.

SmartStop Bridge Loan

On June 15, 2023, in connection with the acquisition of six self storage facilities located in the Greater Toronto Area of Canada (together with a previously acquired self storage facility in North York, Ontario, the “Ontario Portfolio”), SST VI, through a wholly-owned subsidiary of SST VI OP (the “Bridge Loan Borrower”), entered into a bridge loan agreement (the “SmartStop Bridge Loan Agreement”) with SmartStop OP, L.P. (“SmartStop OP”) for $15.0 million (the “SmartStop Bridge Loan”). The SmartStop Bridge Loan required a commitment fee equal to 1.0% of the amount drawn at closing. The obligations of the Bridge Loan Borrower under the SmartStop Bridge Loan Agreement are unsecured. The proceeds of the SmartStop Bridge Loan were used to partially fund the acquisition of the Ontario Portfolio.

Pursuant to the SmartStop Bridge Loan Agreement, the amounts outstanding under the SmartStop Bridge Loan bear a floating rate equal to SOFR plus 3.00%. On December 8, 2023, SST VI exercised the option to extend the maturity date for an additional year, through December 31, 2024. On January 1, 2024, the interest rate increased to SOFR plus 4.00%.

On June 28, 2024, SST VI amended the SmartStop Bridge Loan (the “SmartStop Bridge Loan Amendment”) to (i) increase the maximum borrowing capacity of the loan from $15.0 million to $25.0 million; and (ii) extend the maturity date by one year until December 31, 2025. On July 29, 2024, SST VI drew $8.0 million pursuant to the SmartStop Bridge Loan. On July 29, 2025, SST VI drew $2.0 million pursuant to the SmartStop Bridge Loan. On December 22, 2025, SST VI further amended the SmartStop Bridge Loan (the “Second SmartStop Bridge Loan Amendment”) to (i) extend the maturity date to June 30, 2027; and (ii) reduce the interest rate to SOFR plus 3.5% effective January 1, 2026. On June 10, 2026, we further amended the SmartStop Bridge Loan Agreement (the “Third SmartStop Bridge Loan Amendment”) to (i) increase the maximum borrowing capacity of the SmartStop Bridge Loan from $25.0 million to $35.0 million; and (ii) add an extension option at the Bridge Loan Borrower’s discretion to extend the term of the SmartStop Bridge Loan until December 31, 2027. As of June 30, 2026, we had $6.5 million available capacity on the SmartStop Bridge Loan.

As of June 30, 2026, the interest rate on the SmartStop Bridge Loan was 7.18%. Payments under the SmartStop Bridge Loan are interest-only and payable monthly. The SmartStop Bridge Loan may be prepaid either in whole or in part, at any time, without penalty or premium.

The SmartStop Bridge Loan contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, and events of default. As of June 30, 2026, SST VI was in compliance with all such covenants.

National Bank of Canada — Burlington Loan

On September 20, 2022, in connection with the acquisition of the property in Burlington, Ontario (the “Burlington Property”), SST VI, through a special purpose entity formed to acquire and hold the Burlington Property, entered into a term loan with National Bank of Canada (the “National Bank of Canada — Burlington Loan”) for CAD $16.5 million, which was secured by a deed of trust on the Burlington Property. Under the terms of the loan agreement (the “National Bank of Canada Burlington Loan Agreement”) the interest rate was equal to the one month Canadian Dollar Offered Rate (“CDOR”), plus 2.25%. In addition, SST VI entered into an interest rate swap agreement with a notional amount of CAD $16.5 million, whereby the CDOR was fixed at 4.02% through the maturity of the loan. The National Bank of Canada — Burlington Loan had a maturity date of September 20, 2025, and monthly payments were principal and interest, calculated using 25 year amortization. In addition, SST VI served as a full recourse guarantor with respect to the National Bank of Canada — Burlington Loan.

On May 22, 2024, SST VI amended the National Bank of Canada — Burlington Loan to reflect a transition from CDOR to CORRA. On June 27, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the National Bank of Canada — Burlington Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.25%.

On January 8, 2025, in connection with entering into the National Bank of Canada — Four Property Loan, the National Bank of Canada — Burlington Loan was repaid in full and terminated without fees or penalties. On January 8, 2025, SST VI settled the CORRA interest rate swap agreement.

National Bank of Canada — Cambridge Loan

On December 20, 2022, in connection with the acquisition of the property in Cambridge, Ontario (the “Cambridge Property”), SST VI, through a special purpose entity formed to acquire and hold the Cambridge Property, entered into a term loan with National Bank of Canada (the “National Bank of Canada — Cambridge Loan”) for CAD $15.5 million, which was secured by a deed of trust on the Cambridge Property. Under the terms of the loan agreement (the “National Bank of Canada Cambridge Loan Agreement”) the interest rate was equal to the one-month CDOR, plus 2.25%. In addition, SST VI entered into an interest rate swap agreement with a notional amount of CAD $15.5 million, whereby the CDOR was fixed at 3.83% through the maturity of the loan. The National Bank of Canada — Cambridge Loan had a maturity date of December 20, 2025, and monthly payments were interest-only for the first four quarters, payable monthly and payments of principal and interest, calculated using 25-year amortization, were due monthly after. In addition, SST VI served as a full recourse guarantor with respect to the National Bank of Canada — Cambridge Loan.

On May 22, 2024, SST VI amended the National Bank of Canada — Cambridge Loan to reflect a transition from CDOR to CORRA. On May 31, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the National Bank of Canada — Cambridge Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.25%.

On January 8, 2025, in connection with entering into the National Bank of Canada — Four Property Loan, the National Bank of Canada — Cambridge Loan was repaid in full and terminated without fees or penalties. On January 8, 2025, SST VI settled the CORRA interest rate swap agreement.

National Bank of Canada — North York Loan

On January 31, 2023, in connection with the acquisition of the property in North York, Ontario (the “North York Property”), SST VI, through a special purpose entity formed to acquire and hold the North York Property, entered into a term loan with National Bank of Canada (the “National Bank of Canada — North York Loan”) for CAD $25.0 million, which was secured by a deed of trust on the North York Property. Under the terms of the loan agreement (the “National Bank of Canada North York Loan Agreement”) the interest rate was equal to the one-month CDOR, plus 2.40%. In addition, SST VI entered into an interest rate swap agreement with a notional amount of CAD $25.0 million, whereby the CDOR was fixed at 3.79% through the maturity of the loan. The National Bank of Canada — North York Loan also had a maturity date of January 31, 2025. The National Bank of Canada — North York Loan was interest-only for the first year, payable monthly, and payments of principal and interest, calculated using a 25 year amortization, were due monthly after. In addition, SST VI served as a full recourse guarantor with respect to the National Bank of Canada — North York Loan.

On May 22, 2024, SST VI amended the National Bank of Canada — North York Loan to reflect a transition from CDOR to CORRA. On June 3, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the National Bank of Canada — North York Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.40%.

On January 8, 2025, in connection with entering into the National Bank of Canada — Four Property Loan, the National Bank of Canada — North York Loan was repaid in full and terminated without fees or penalties. On January 8, 2025, SST VI settled the CORRA interest rate swap agreement.

Bank of Montreal Loan

On May 4, 2023, in connection with the acquisition of the Vancouver, BC property, SST VI, through a special purpose entity formed to acquire and hold the Vancouver, BC property, entered into a term loan with Bank of Montreal (the “Bank of Montreal Loan”) for approximately CAD $21.6 million, which was secured by a deed of trust on the Vancouver, BC property. Under the terms of the loan agreement (the “Bank of Montreal Loan Agreement”) the interest rate was equal to the one-month CDOR, plus 2.50%. In addition, SST VI entered into an interest rate swap agreement with a notional amount of approximately CAD $21.6 million, whereby the CDOR was fixed at 4.47% through the maturity of the loan. The Bank of Montreal Loan also had an initial term of two years, maturing on May 4, 2025 with a one year extension option. The Bank of Montreal Loan was interest-only over the initial term of the loan.

On May 24, 2024, SST VI amended the Bank of Montreal Loan to reflect a transition from CDOR to CORRA. On July 4, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the Bank of Montreal Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.50%.

On March 7, 2025, in connection with entering into the QuadReal — Seven Property Loan (as defined below), the Bank of Montreal Loan was repaid in full and terminated without fees or penalties. On March 10, 2025, SST VI settled the CORRA interest rate swap agreement.

First National Loan

On May 19, 2023, SST VI, through a wholly-owned subsidiary of SST VI OP, entered into a term loan with First National Financial LP (the “First National Loan”) for approximately CAD $8.8 million. The First National Loan was secured by a deed of trust on the Edmonton property.

Pursuant to the terms of the loan agreement for the First National Loan (the “First National Loan Agreement”), the amounts outstanding under the First National Loan bore a floating rate equal to the Royal Bank of Canada Prime Rate, plus 1.90%. The First National Loan had an initial term of two years maturing on June 1, 2025. Payments under the First National Loan were interest-only and payable monthly.

The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the First National Loan Agreement. Pursuant to the terms of the limited recourse guaranty, SST VI served as a full recourse guarantor with respect to the First National Loan.

On January 8, 2025, in connection with entering into the National Bank of Canada — Four Property Loan, the First National Loan was repaid in full and terminated without fees or penalties.

National Bank of Canada – Ontario Loan

On June 15, 2023, in connection with the acquisition of the Ontario Portfolio, SST VI, through certain wholly owned subsidiaries of SST VI OP, entered into a CAD $127.2 million financing with National Bank of Canada (the “National Bank of Canada — Ontario Loan”). The National Bank of Canada — Ontario Loan was secured by first mortgage of each of the six properties that comprised a portion of the Ontario Portfolio. The proceeds of the National Bank of Canada — Ontario Loan were used to partially fund the acquisition of the Ontario Portfolio.

Pursuant to the loan agreement (the “National Bank of Canada Ontario Loan Agreement”) the interest rate was equal to the one-month CDOR, plus 2.60%. In addition, SST VI entered into an interest rate swap agreement with a notional amount of CAD $127.2 million, whereby the CDOR was fixed at 4.73% through the maturity of the loan. The National Bank of Canada — Ontario Loan also had a maturity date of June 15, 2025. The National Bank of Canada — Ontario Loan was interest-only for the first year, payable monthly, and payments of principal and interest, calculated using a 25-year amortization, were due monthly after. In addition, SST VI served as a full recourse guarantor with respect to the National Bank of Canada — Ontario Loan.

On May 31, 2024, SST VI amended the National Bank of Canada — Ontario Loan to reflect a transition from CDOR to CORRA. On June 28, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the National Bank of Canada — Ontario Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.60%.

On March 7, 2025, in connection with entering into the QuadReal — Seven Property Loan, the National Bank of Canada — Ontario Loan was repaid in full and terminated without fees or penalties. On March 7, 2025, SST VI settled the CORRA interest rate swap agreement.

National Bank of Canada — Four Property Loan

On January 8, 2025, SST VI, through certain wholly-owned subsidiaries of SST VI OP, entered into a CAD $64.0 million financing with National Bank of Canada (the “National Bank of Canada — Four Property Loan”). The National Bank of Canada — Four Property Loan is secured by first mortgages on each of SST VI’s three properties in the Greater Toronto Area of Ontario, Canada and its property in Edmonton, Alberta, Canada. The proceeds of the National Bank of Canada — Four Property Loan were primarily used to repay the National Bank of Canada—Burlington Loan, National Bank of Canada — Cambridge Loan, First National Loan and National Bank of Canada – North York Loan.

Pursuant to the loan agreement for the National Bank of Canada — Four Property Loan (the “Four Property Loan Agreement”), amounts outstanding under the National Bank of Canada — Four Property Loan bear an interest rate equal to CORRA, plus a CORRA adjustment of approximately 0.30%, plus 2.25%. In addition, SST VI entered into an interest rate swap agreement with a notional amount of CAD $64.0 million, whereby CORRA is fixed at approximately 3.03% that fixes the all-in interest rate at 5.58% through the maturity of the National Bank of Canada — Four Property Loan. As of June 30, 2026, the interest rate excluding the impact of SST VI’s interest rate hedging activities on the National Bank of Canada — Four Property Loan was 4.86%. The National Bank of Canada — Four Property Loan has an initial term of three years, maturing on January 8, 2028. Payments under the National Bank of Canada — Four Property Loan consist of both principal and interest, calculated using a 25-year amortization, and are payable monthly.

The Four Property Loan Agreement contains a modified debt service coverage ratio and customary affirmative, negative, and financial covenants, an interest reserve requirement, agreements, representations, warranties and borrowing conditions, and events of default, all as set forth in the Four Property Loan Agreement. SST VI serves as a full recourse guarantor with respect to the National Bank of Canada — Four Property Loan. As of June 30, 2026, SST VI was in compliance with all such covenants.

Skymar — Vancouver Loan

On March 4, 2025, SST VI, through an indirect, wholly-owned special purpose entity, entered into a $13.0 million financing with Skymar Capital Corporation (“Skymar”) as lender pursuant to a mortgage loan (the “Skymar — Vancouver Loan”). The Skymar — Vancouver Loan is secured by a first mortgage deed of trust on SST VI’s property in Vancouver, Washington. The proceeds of the Skymar — Vancouver Loan were primarily used to paydown and remove the property from the Huntington Credit Facility in accordance with the Huntington Credit Agreement.

Pursuant to the loan agreement for the Skymar — Vancouver Loan (the “Skymar Vancouver Loan Agreement”), amount outstanding under the Skymar — Vancouver Loan bears interest at an annual fixed rate equal to 7.55%. The Skymar — Vancouver Loan has a maturity date of April 1, 2030. Payments under the Skymar — Vancouver Loan are payable monthly and are interest-only until April 1, 2027 and are principal and interest thereafter. The Skymar — Vancouver Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Vancouver Loan Agreement. The loan documents contain agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, SST VI serves as a non-recourse guarantor with respect to the Skymar — Vancouver Loan. As of June 30, 2026, SST VI was in compliance with all such covenants.

Meridian Financing

On March 6, 2025, SST VI, through an indirect, wholly-owned special purpose entity, entered into a credit agreement with Meridian Credit Union Limited (the “Meridian Credit Agreement”) with a maximum borrowing capacity of approximately CAD $16.0 million (the “Meridian Loan”). At close, SST VI borrowed approximately CAD $2.1 million. The Meridian Loan is secured by a first mortgage on SST VI’s property in Etobicoke, Ontario Canada (the “Etobicoke Property”). The proceeds of the Meridian Loan will be used to fund development of a self storage facility on the Etobicoke Property. As of June 30, 2026, SST VI had approximately CAD $13.3 million outstanding and approximately CAD $2.7 million of available capacity.

Pursuant to the Meridian Credit Agreement, amounts outstanding under the Meridian Loan bear interest at an annual rate equal to the Canada Prime Rate plus 1.50%, subject to a minimum all-in floor rate of 6.70% per annum. The Meridian Loan has an initial term of three years, maturing on March 5, 2028, with two six-month extension options. Payments under the Meridian Loan are interest-only and added to the outstanding principal balance. On February 25, 2026, SST VI commenced operations on the Etobicoke Property.

On August 19, 2025, SST VI modified the Meridian Credit Agreement and reduced the all-in floor rate to 5.20% per annum. As of June 30, 2026, the interest rate on the Meridian Loan was 5.95%.

The Meridian Credit Agreement contains customary affirmative, negative, and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default. SST VI serves as a full recourse guarantor with respect to the Meridian Loan. As of June 30, 2026, SST VI was in compliance with all such covenants.

QuadReal — Seven Property Loan

On March 7, 2025, SST VI, through certain indirect, wholly-owned subsidiaries of SST VI OP, entered into a CAD $164.5 million financing with QuadReal Finance, LP (“QuadReal”) and certain affiliates of QuadReal (the “QuadReal — Seven Property Loan”), whereby QuadReal acts as the servicer and certain affiliates of QuadReal serve as the lenders.

The QuadReal — Seven Property Loan is secured by a first mortgage on six of SST VI’s properties in the Greater Toronto Area of Ontario, Canada and one property in Vancouver, British Columbia, Canada. The aggregate amount of the QuadReal — Seven Property Loan is separated out by advances, whereby SST VI may draw up to CAD $147.0 million as an initial advance (the “Initial Advance”) and may later draw up to an additional CAD $17.5 million (the “Earnout Advance”) upon the achievement of certain financial metrics as set forth in the commitment letter and charge setting forth the terms of the QuadReal — Seven Property Loan (collectively, the “QuadReal — Seven Property Loan Agreement”). Upon the closing of the QuadReal — Seven Property Loan, SST VI drew approximately CAD $147.0 million as the Initial Advance. The proceeds of the QuadReal — Seven Property Loan were primarily used to repay the Bank of Montreal Loan and National Bank of Canada — Ontario Loan.

The interest rate on the Initial Advance bears interest at an annual fixed rate equal to 5.59%, and the interest rate on the Earnout Advance is equal to the one-month Adjusted Term CORRA, plus a CORRA adjustment of 2.5% at the time of the Earnout Advance. The QuadReal — Seven Property Loan has an initial term of five years, maturing on April 1, 2030. Payments under the QuadReal — Seven Property Loan are interest only during the term of the QuadReal—Seven Property Loan, payable monthly, with the full amount of the outstanding balance of the QuadReal—Seven Property Loan due on the maturity date.

The QuadReal — Seven Property Loan Agreement also contains customary affirmative, negative, and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default, all as set forth in the QuadReal — Seven Property Loan Agreement. SST VI serves as a non-recourse guarantor with respect to the QuadReal — Seven Property Loan. In addition, SST VI provided the lenders with a debt service guarantee. However, the debt service guarantee may be terminated early based on achieving two consecutive fiscal quarters at a specific debt service ratio of not less than 1.1 to 1.0, as described in the QuadReal — Seven Property Loan Agreement. As of June 30, 2026, SST VI was in compliance with all such covenants.

Skymar — Bradenton Loan

On March 18, 2025, SST VI, through an indirect, wholly-owned special purpose entity, entered into an approximately $9.1 million financing with Skymar as lender pursuant to a mortgage loan (the “Skymar — Bradenton Loan”). The Skymar — Bradenton Loan is secured by a first mortgage deed of trust on SST VI’s property in Bradenton, Florida. The proceeds of the Skymar — Bradenton Loan were primarily used to paydown and remove the property from the Huntington Credit Facility in accordance with the Huntington Credit Agreement.

Pursuant to the loan agreement for the Skymar Bradenton Loan (the “Skymar Bradenton Loan Agreement”), amounts outstanding under the Skymar — Bradenton Loan bear interest at an annual fixed rate equal to 7.50%. The Skymar — Bradenton Loan has a maturity date of April 1, 2030. Payments under the Skymar — Bradenton Loan are payable monthly and are interest-only until April 1, 2027 and are principal and interest thereafter. The Skymar — Bradenton Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar — Bradenton Loan Agreement. The loan documents contain agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, SST VI serves as a non-recourse guarantor with respect to the Skymar — Bradenton Loan. As of June 30, 2026, SST VI was in compliance with all such covenants.

The following table presents the future principal payment requirements on SST VI’s outstanding secured debt as of June 30, 2026:

2026	1,285,253
2027	114,891,744
2028	52,144,000
2029	326,349
2030	124,694,419

Total payments	293,341,765
Debt issuance costs, net	(1,627,182)

Total	$291,714,583

Interest Rate Derivatives

SST VI’s objectives in using interest rate derivatives are to add stability to interest expense and to manage SST VI’s exposure to interest rate movements. To accomplish this objective, SST VI uses interest rate swaps and caps as part of SST VI’s interest rate risk management strategy. The effective portion of the change in the fair value of the derivative that qualifies as a cash flow hedge is recorded in accumulated other comprehensive income (loss) (“AOCI”) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on SST VI’s variable-rate debt. In addition, SST VI classify cash flows from qualifying cash flow hedging relationships in the same category as the cash flows from the hedged items in SST VI’s consolidated statements of cash flows. SST VI does not use interest rate derivatives for trading or speculative purposes.

Interest rate derivatives not designated as hedges for GAAP are not speculative and are used to manage SST VI’s exposure to interest rate movements and other identified risks, but SST VI has elected not to apply hedge accounting. Changes in the fair value of interest rate derivatives not designated in hedging relationships are recorded in derivative fair value adjustment within SST VI’s consolidated statements of operations.

Foreign Currency Hedge

SST VI’s objectives in using foreign currency derivatives are to add stability to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar and to manage SST VI’s exposure to exchange rate movements. To accomplish this objective, SST VI has used foreign currency options as part of SST VI’s exchange rate risk management strategy. A foreign currency option contract is a commitment by the seller of the option to deliver, solely at the option of the buyer, a certain amount of currency at a certain price on a specific date.

For derivatives designated as net investment hedges for GAAP purposes, the changes in the fair value of the derivatives are reported in accumulated other comprehensive income. Amounts are reclassified out of accumulated other comprehensive income (loss) into earnings when the hedged net investment is either sold or substantially liquidated. The change in the value of the designated portion of SST VI’s settled and unsettled foreign currency hedges is recorded net in foreign currency hedge contract gain (loss) in SST VI’s consolidated statements of comprehensive loss in the related period.

The change in the value of the portion of our settled and unsettled foreign currency hedge that is not designated for hedge accounting for GAAP is recorded in Foreign currency adjustment within our consolidated statements of operations and represented a gain of approximately none and $2.6 million for the six months ended June 30, 2026 and 2025, respectively.

The following table summarizes the terms of our derivative financial instruments as of June 30, 2026:

	Notional Amount	Strike	Effective Date	Maturity Date
Interest Rate Derivatives:
CORRA Swap - Four Property Loan(1)	$62,370,975	3.03%	January 9, 2025	January 10, 2028
SOFR Swap - Huntington Credit Facility(2)	$86,103,075	1.54%	March 2, 2026	November 30, 2027

(1)	Notional amount is denominated in CAD and has been designated as a cash flow hedge.
(2)	Notional amount is denominated in USD and has been designated as a cash flow hedge.

The following table summarizes the terms of our derivative financial instruments as of December 31, 2025:

	Notional Amount	Strike	Effective Date	Maturity Date
Interest Rate Derivatives:
CORRA Swap - Four Property Loan(1)	$63,011,768	3.03%	January 9, 2025	January 10, 2028
SOFR Swap - Huntington Credit Facility(2)	$86,937,660	2.29%	December 1, 2025	November 30, 2027

(1)	Notional amount is denominated in CAD and has been designated as a cash flow hedge.
(2)	Notional amount was denominated in USD and has been designated as a cash flow hedge and was terminated during the first quarter of 2026..

The following table presents a gross presentation of the fair value of our derivatives financial instruments as well as their classification on our consolidated balance sheets as of June 30, 2026 and December 31, 2025:

	Asset/Liability Derivatives Fair Value
	June 30, 2026	December 31, 2025
Interest Rate Hedges:
Other assets	$2,847,001	$1,563,065
Accounts payable and accrued liabilities	$312,339	$496,702

The following table presents the effects of our derivative financial instruments on our consolidated statements of operations for the periods presented:

	Gain (loss) recognized in OCI for the three months ended June 30,		Location of amounts reclassified from OCI into income	Gain (loss) reclassified from OCI for the three months ended June 30,
Type	2026	2025		2026	2025
Interest Rate Swaps	$336,373	$(110,434)	Interest Expense	$(155,340)	$2,519
Interest Rate Caps	—	—	Interest Expense	—	49,516
Foreign Currency Put	—	(1,034,818)	N/A	—	—

	$336,373	$(1,145,252)		$(155,340)	$52,035

	Gain (loss) recognized in OCI for the six months ended June 30,		Location of amounts reclassified from OCI into income	Gain (loss) reclassified from OCI for the six months ended June 30,		Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative for the six months ended June 30,
Type	2026	2025		2026	2025		2026	2025
Interest Rate Swaps	$990,149	$(1,477,659)	Interest Expense	$(315,893)	$1,340	Interest Expense	$—	$(305,981)
Interest Rate Caps	—	—	Interest Expense	—	124,439	Interest Expense	—	110,805
Foreign Currency Put	—	(1,190,074)	N/A	—	—	N/A	—	—

	$990,149	$(2,667,733)		$(315,893)	$125,779		$—	$(195,176)

Based upon the forward rates in effect as of June 30, 2026, we estimate that approximately $0.3 million related to our qualifying cash flow hedges will be reclassified to reduce interest expense during the next 12 months.

Issuance of Series B Preferred Stock

On May 1, 2023, SST VI issued $150 million in shares of Series B Preferred Stock to the Series B Preferred Investor pursuant to the Series B Preferred Stock Purchase Agreement. SST VI paid the Series B Preferred Investor an investment fee equal to 0.50% of the aggregate Series B Purchase Price (as defined below) at the closing.

The Series B Preferred Stock Purchase Agreement provided that the purchase price for the shares of Series B Preferred Stock was $1,000 per share (the “Series B Purchase Price”). The terms of the Series B Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, are set forth in the articles supplementary for the Series B Preferred Stock (the “Series B Articles Supplementary”), which are described in more detail in the “DESCRIPTION OF SST VI STOCK — General — Series B Preferred Stock”.

In connection with the issuance of the Series B Preferred Stock, and in certain other limited circumstances, SST VI permitted the Series B Preferred Investor, or any entity that beneficially owns or constructively owns shares of SST VI’s stock as a result of the Series B Preferred Investor’s ownership of Series B Preferred Stock, to beneficially own and constructively own the Series B Preferred Stock issued to the Series B Preferred Investor pursuant to the Series B Preferred Stock Purchase Agreement and any SST VI Class A Common Stock issued upon conversion of the Series B Preferred Stock.

SST VI primarily used a portion of the net proceeds from the issuance of the shares of Series B Preferred Stock to repay the outstanding balance of the SmartStop Delayed Draw Mezzanine Loan (as defined in the “Financial Statements – Loans from SmartStop OP, L.P.”) and to redeem the Series A Preferred Units of SST VI’s operating partnership held by an affiliate of SST VI’s Sponsor. SST VI used the remaining net proceeds to finance self-storage acquisitions, to fund development and improvement pipelines, for working capital, or for other general corporate purposes.

Concurrent with SST VI’s entry into the Series B Preferred Stock Purchase Agreement, SST VI and the Series B Preferred Investor entered into an investors’ rights agreement (the “Series B Investors’ Rights Agreement”). Pursuant to the Series B Investors’ Rights Agreement, the Series B Preferred Investor has the right to request us to register for resale under the Securities Act, the Class A shares issued to the Series B Preferred Investor upon conversion of the shares of Series B Preferred Stock acquired pursuant to the Series B Preferred Stock Purchase Agreement, subject to certain limitations. After the first anniversary of the issuance of the shares of Series B Preferred Stock, the Series B Preferred Investor may request up to four demand registrations for an amount of shares equal to at least $15 million each. SST VI will use SST VI’s reasonable best efforts to (i) file a registration statement on Form S-3 within 30 days of such request (or a registration statement on Form S-11 or such other appropriate form within 60 days of such request), and (ii) cause such registration statement to become effective as promptly as practicable thereafter. The Series B Preferred Investors’ Rights Agreement also grants the Series B Preferred Investor certain “piggyback” registration rights.

Issuance of Series E Preferred Stock

On September 30, 2025, SST VI commenced the Series E Preferred Offering of up to $75.0 million (expandable up to $100.0 million in the sole discretion of the SST VI board) in shares of Series E Preferred Stock, $0.001 par value per share, at an offering price of $10.00 per share, pursuant to the Confidential Private Placement Memorandum dated September 30, 2025. On July 20, 2026, the SST VI Board approved an extension of the Series E Preferred Offering from September 30, 2026 to September 30, 2027, unless further extended by the SST VI Board. SST VI also reserves the right to terminate the Offering at any time.

The terms of the Series E Preferred Stock, including the preferences, dividend rights, redemption rights, and other rights, powers, privileges, restrictions, qualifications and limitations, are set forth in the articles supplementary for the Series E Preferred Stock (the “Series E Articles Supplementary”), which are described in more detail in “DESCRIPTION OF SST VI STOCK — General — Series E Preferred Stock”.

Concurrent with the commencement of the Series E Preferred Offering, SST VI and SST VI OP entered into Amendment No. 6 to the Operating Partnership Agreement to create Series E Preferred Units having economic terms and designations, powers, preferences, rights and restrictions that are substantially similar to the Series B Preferred Stock.

Issuance of Partnership Units of SST VI’s Operating Partnership

On March 10, 2021, SmartStop OP contributed $5.0 million to SST VI’s operating partnership in exchange for 549,450.55 units of limited partnership interest in SST VI’s operating partnership (the “OP Investment”). The OP Investment was made net of sales commissions and dealer manager fees, but without giving effect to the early investor discounts available to the purchase of shares in SST VI’s private offering. At the effective time of the OP Investment, SmartStop OP was admitted as a limited partner to SST VI’s operating partnership. As of June 30, 2026, the OP Investment represented approximately 2% of the outstanding common units of limited partnership interest.

Issuance of Series D Preferred Partnership Units

On September 4, 2025, the Series D Preferred Investor, an affiliate of SmartStop, agreed to purchase up to 1,400,000 Series D Preferred Units in consideration for up to $35 million at a price of $25 per unit pursuant to the Series D Preferred Unit Purchase Agreement. As of December 31, 2025, SST VI OP had issued all 1.4 million Series D Preferred Units to the Series D Preferred Investor in exchange for $35.0 million pursuant to the Series D Preferred Unit Purchase Agreement. In connection with the Series D Preferred Units, SST VI paid the Series D Preferred Investor an investment fee equal to $350,000.

The terms of the Series D Preferred Units, including the preferences, distribution rights, redemption rights, and other rights, powers, privileges, restrictions, qualifications and limitations, are set forth in Amendment No. 5 to the Limited Partnership Agreement.

Potential Acquisitions

Scarborough Property

On July 15, 2021, an affiliate of SST VI’s Sponsor assigned its interest in a purchase and sale agreement (the “Scarborough Purchase Agreement”) with an unaffiliated third party for the acquisition of a parcel of land to be developed into a self storage facility located in Scarborough, in the city of Toronto, Ontario (the “Scarborough Property”) to a wholly-owned subsidiary of SST VI’s operating partnership. The purchase price of the Scarborough Property is approximately CAD $3.0 million. Construction is expected to commence following the closing of the acquisition. Upon completion, the Scarborough Property is expected to contain approximately 1,350 storage units and consist of approximately 122,000 net rentable square feet. SST VI expects to fund the acquisition and development of the Scarborough Property with a combination of net proceeds from SST VI’s Series E Preferred Offering and/or potential future debt financing. If SST VI fails to complete the acquisition, SST VI may forfeit CAD $450,000 in earnest money deposits.

Quantitative and Qualitative Disclosures About Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing SST VI’s business plan, SST VI expects that the primary market risk to which SST VI will be exposed is interest rate risk and to a lesser extent, foreign currency risk. SST VI may be exposed to the effects of interest rate changes primarily as a result of borrowings used to maintain liquidity and fund acquisition, expansion, and financing of SST VI’s real estate investment portfolio and operations. SST VI’s interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve SST VI’s objectives, SST VI may borrow at fixed rates or variable rates. SST VI may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate SST VI’s interest rate risk on a related financial instrument. SST VI will not enter into derivative or interest rate transactions for speculative purposes.

As of December 31, 2025, SST VI’s total indebtedness was approximately $292.9 million, which included approximately $165.5 million in variable rate debt and approximately $129.3 million of fixed rate debt, less approximately $1.9 million in net debt issuance costs. A change in interest rates on variable debt could impact the interest incurred and cash flows and its fair value. If the underlying rate of the related index on SST VI’s variable rate debt were to increase by 100 basis points, the increase in interest, net of SST VI’s interest rate derivatives, would decrease future earnings and cash flows by approximately $0.3 million annually.

Interest rate risk amounts were determined by considering the impact of hypothetical interest rates on SST VI’s financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur. Further, in the event of a change of that magnitude, SST VI may take actions to further mitigate SST VI’s exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in SST VI’s financial structure.

The following table summarizes future debt maturities and average interest rates on SST VI’s outstanding debt as of December 31, 2025:

	Payments due during the years ended December 31,
	2026	2027	2028	2029	2030	Thereafter	Total
Variable rate debt	$2,603,665	$111,240,414	$51,671,603	$—	$—	$—	$165,515,682
Average interest rate(1)	6.24%	6.24%	5.40%	N/A	N/A	N/A
Fixed rate debt	$—	$186,389	$297,943	$326,349	$128,531,119	$—	$129,341,800
Average interest rate	6.88%	6.88%	6.88%	6.88%	6.88%	N/A

(1)

Interest expense for fixed rate debt was calculated based upon the contractual rate and the interest expense on variable rate debt was calculated based on the rate in effect on December 31, 2025, excluding the impact of interest rate derivatives. The Huntington Credit Facility and National Bank of Canada – Four Property Loan have variable rates, however, SST VI entered into interest rate swap agreements that fix SOFR at 2.29%, CORRA at 3.03% respectively until the maturity of the loan. Debt denominated in foreign currency has been converted based on the rate in effect as of December 31, 2025.

As of June 30, 2026, SST VI’s total indebtedness was approximately $291.7 million, which included approximately $167.8 million in variable rate debt and approximately $125.5 million in fixed rate debt, less approximately $1.6 million in net debt issuance costs. A change in interest rates on variable debt could impact the interest incurred and cash flows and its fair value. If the underlying rate of the related index on SST VI’s variable rate debt were to increase by 100 basis points, the increase in interest, net of SST VI’s interest rate derivatives, would decrease future earnings and cash flows by approximately $0.4 million annually.

Interest rate risk amounts were determined by considering the impact of hypothetical interest rates on SST VI’s financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur. Further, in the event of a change of that magnitude, SST VI may take actions to further mitigate SST VI’s exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in SST VI’s financial structure.

The following table summarizes future debt maturities and average interest rates on SST VI’s outstanding debt as of June 30, 2026:

	Payments due during the years ended December 31,
	2026	2027	2028	2029	2030	Thereafter	Total
Variable rate debt	$1,285,253	$114,705,355	$51,846,057	$—	$—	$—	$167,836,665
Average interest rate(1)	6.06%	6.06%	5.41%	N/A	N/A	N/A
Fixed rate debt	$—	$186,389	$297,943	$326,349	$124,694,419	$—	$125,505,100
Average interest rate	6.88%	6.88%	6.88%	6.88%	6.88%	N/A

(1)

Interest expense for fixed rate debt was calculated based upon the contractual rate and the interest expense on variable rate debt was calculated based on the rate in effect on June 30, 2026, excluding the impact of interest rate derivatives. The Huntington Credit Facility and National Bank of Canada – Four Property Loan have variable rates, however, SST VI entered into interest rate swap agreements that fix SOFR at 1.54%, CORRA at 3.03% respectively until the maturity of the loan. Debt denominated in foreign currency has been converted based on the rate in effect as of June 30, 2026.

Currently, SST VI’s only foreign exchange rate risk comes from SST VI’s Canadian properties, investments in SST VI’s Canadian joint ventures and the Canadian Dollar (“CAD”). SST VI generates all of SST VI’s revenues and expend essentially all of SST VI’s operating expenses and third-party CAD-denominated debt service cost related to SST VI’s Canadian properties in CAD. As a result of fluctuations in currency exchange, SST VI’s cash flows and results of operations could be affected.

Investment Objectives and Related Policies

Overview

SST VI has invested and will continue to invest in self storage facilities consisting of both income-producing and growth properties and related self storage real estate investments. SST VI may also use net offering proceeds to pay down debt or make distributions if SST VI’s cash flows from operations are insufficient. SST VI’s investment objectives, strategy, and policies may be amended or changed at any time by the SST VI Board. Although SST VI has no plans at this time to change any of SST VI’s investment objectives, the SST VI Board may change any and all such investment objectives, including SST VI’s focus on self storage real estate investments, if the SST VI Board believes such changes are in the best interests of SST VI’s stockholders. In addition, SST VI may invest in mortgage loans, securities of real estate companies, and other real estate-related investments if the SST VI Board deems such investments to be in the best interests of SST VI’s stockholders. SST VI cannot assure you that SST VI’s policies or investment objectives will be attained or that the value of SST VI’s common stock will not decrease.

Primary Investment Objectives

SST VI’s primary investment objectives are to:

•	invest in income-producing and growth self storage properties in a manner that allows us to continue to qualify as a REIT for federal income tax purposes;

•	achieve appreciation in the value of SST VI’s properties and, hence, appreciation in stockholder value;

•	grow net cash flow from operations in order to provide sustainable cash distributions to SST VI’s stockholders over the long-term; and

•	preserve and protect your invested capital.

SST VI cannot assure you that SST VI will attain these primary investment objectives.

Liquidity Events

Subject to then-existing market conditions and the in sole discretion of the SST VI Board, SST VI intend to seek one or more of the following liquidity events within three to five years after completion of SST VI’s prior public offering:

•	merge, reorganize, or otherwise transfer SST VI or its assets to another entity with listed securities;

•	list SST VI’s shares on a national securities exchange;

•	commence the sale of all of SST VI’s properties and liquidate SST VI; or

•	otherwise create a liquidity event for SST VI’s stockholders.

However, SST VI cannot assure you that SST VI will achieve one or more of the above-described liquidity events within the time frame contemplated or at all. This time frame represents SST VI’s best faith estimate of the time necessary to build a portfolio sufficient to effectuate one of the liquidity events listed above. The SST VI Charter does not provide a date for termination of SST VI’s corporate existence and does not require SST VI to pursue a liquidity transaction at any time. The SST VI Board has the sole discretion to continue operations beyond five years after completion of SST VI’s prior public offering if it deems such continuation to be in the best interests of SST VI’s stockholders. At the time it becomes necessary for the SST VI Board to determine which liquidity event, if any, is in the best interests of SST VI and SST VI’s stockholders, SST VI expects that the SST VI Board will take all relevant factors at that time into consideration when making a liquidity event decision. SST VI expects that the SST VI Board will consider various factors including, but not limited to, costs and expenses related to each possible liquidity event and the potential subordinated distributions payable to SST VI Advisor listed in the “Compensation of SST VI Advisor and Its Affiliates” section below.

SST VI’s Self Storage Investment and Business Strategies

Self Storage Investment Strategy

SST VI intends to continue to acquire or develop income-producing and growth self storage properties and related self storage real estate investments in locations including, but not limited to, the United States and Canada, that are expected to support sustainable stockholder distributions over the long term while also achieving appreciation in the value of SST VI’s properties and, hence, appreciation in stockholder value. While SST VI intends to invest in a mix of income-producing and growth self storage properties, SST VI does not have a planned allocation percentage between these two strategies at this time.

In order to implement SST VI’s income-producing investment strategy, SST VI focuses on self storage facilities with stabilized occupancy rates, but SST VI has the opportunity for higher economic occupancy due to the property management capabilities of SST VI’s Property Manager. In order to implement SST VI’s growth investment strategy, SST VI will focus on self storage facilities to be developed, currently under development, in lease-up, and self storage facilities in need of expansion, redevelopment, or repositioning. These properties may be undeveloped, under development, or in need of renovation. SST VI invests in self storage facilities located in primary and secondary markets. SST VI may acquire properties with lower quality construction or management, with fewer amenities offered, or with low occupancy rates and reposition them by seeking to improve the property, management quality, amenities, and occupancy rates and thereby increase lease revenues and overall property value. SST VI may also acquire properties in markets that are depressed or overbuilt with the anticipation that, within SST VI’s targeted holding period, the markets will recover and favorably impact the value of these properties. SST VI may also acquire properties from sellers who are distressed or face time-sensitive deadlines with the expectation that SST VI can achieve better success with the properties. Many of the markets where SST VI will acquire properties may have high growth potential in lease rates and sale prices.

SST VI may consider the following property and market factors, among others, to identify potential self storage facility acquisitions:

•	projected demand for facilities of a property’s type in the area;

•	a property’s geographic location and type;

•	a property’s physical location in relation to population density, traffic counts, and access;

•	construction quality and condition;

•	potential for capital appreciation;

•	proposed purchase price, terms, and conditions;

•	historical financial performance;

•	rental rates and occupancy levels for the property and competing properties in the area;

•	potential for rent increases;

•	demographics of the area;

•	operating expenses being incurred and expected to be incurred, including, but not limited to property taxes and insurance costs;

•	potential capital improvements and reserves required to maintain the property;

•	prospects for liquidity through sale, financing, or refinancing of the property;

•	potential competitors for expanding the physical layout of the property;

•	the potential for the construction of new properties in the area;

•	treatment under applicable federal, state, and local tax and other laws and regulations;

•	evaluation of title and obtaining of satisfactory title insurance; and

•	evaluation of any reasonably ascertainable risks such as environmental contamination.

Self Storage Business Strategy

Unlike many other REITs and real estate companies, SST VI is an operating business. SST VI develop, acquire, and own self storage facilities. SST VI does not directly manage or operate any of SST VI’s properties. Rather, SST VI relies on SST VI’s affiliate Strategic Storage Property Management VI, LLC (the “Property Manager”) for such responsibilities. SST VI’s self storage facilities offer inexpensive, easily accessible, enclosed storage units or parking spaces to residential and commercial users on a month-to-month basis. SST VI’s facilities are fenced with computerized gates and well illuminated. Many of SST VI’s properties provide customers with the convenience of direct vehicle access to their storage units. SST VI’s facilities offer climate controlled units that offer heating in the winter and cooling in the summer. Certain SST VI’s facilities also offers outside vehicle, boat and recreational vehicle storage areas. SST VI’s facilities are generally constructed of masonry or steel walls resting on concrete slabs and have standing seam metal, shingle, or tar and gravel roofs. Customers typically have access to their storage units from 6:00 AM – 10:00 PM. Individual storage units are secured by a lock furnished by the customer to provide the customer with control of access to the space, and access to storage units is controlled by keypad enabled entry doors or gate.

As an operating business, self storage requires a much greater focus on strategic planning and tactical operation plans. SST VI’s Property Manager has in-house sales center, which gives us a strategic advantage over other non-institutional operators, allowing us to centralize SST VI’s sales efforts as SST VI captures new business over the phone, email, chat, and text. As SST VI grows SST VI’s portfolio of self storage facilities, SST VI has been able to consolidate and streamline a number of aspects of SST VI’s operations through economies of scale. For example, SST VI expects that size and geographic diversification, as well as institution of a blanket property and casualty insurance program over all properties managed by SST VI’s Property Manager nationwide, will reduce SST VI’s total insurance costs per property. As SST VI acquires facilities, increased diversification will further mitigate against risk and reduce the cost of insurance per property. SST VI also utilizes SST VI’s Property Manager’s digital marketing breadth and expertise which allows SST VI to acquire customers efficiently by leveraging SST VI’s Property Manager’s portfolio size and technological proficiency. To the extent SST VI can acquire facilities in clusters within geographic regions, SST VI sees property management efficiencies resulting in reduction of personnel and other administrative costs.

Self Storage Focus

“Self storage” refers to properties that offer do-it-yourself, month-to-month storage unit rental for personal or business use. According to the 2025 Self Storage Almanac, at the end of 2024, there were approximately 57,980 self storage facilities in the United States. The industry is highly fragmented, comprised mainly of local operators and a few national owners and operators, including, SST VI believes, only four publicly traded self storage REITs and one publicly traded self storage company. See “The Self Storage Industry” below for more details regarding the self storage industry in general. As a result of the track record of SST VI’s Sponsor and its affiliates in investing in self storage facilities, SST VI’s experienced management team, and the fragmented nature of the self storage industry, SST VI believes there is a significant opportunity for SST VI to achieve market penetration and name recognition in this industry.

SST VI intends to focus on pursuing investments in self storage facilities and related self storage real estate investments in markets with varying economic and demographic characteristics, including large urban cities, densely populated suburban cities, and smaller rural cities, as long as the property meets SST VI’s acquisition criteria described below under “— General Acquisition and Investment Policies.” SST VI also intends to expand and develop certain facilities that SST VI purchases in order to capitalize on underutilization and excess demand. The development of certain facilities SST VI purchases may include an expansion of the self storage units, or the services and ancillary products offered as well as making units available for office space. However, future investments will not be limited to any geographic area, to a type of facility, or to a specified percentage of SST VI’s total assets. SST VI will strategically invest in specific domestic or foreign markets when opportunities that meet SST VI’s investment criteria are available. In general, when evaluating potential acquisitions of self storage facilities, the primary factor SST VI will consider is the property’s current and projected cash flow.

Affiliation with SmartStop Self Storage REIT, Inc.

SST VI believes that one of SST VI’s greatest competitive strengths is SST VI’s affiliation with SmartStop, which is one of the largest self storage companies in North America with an owned or managed portfolio, as of June 30, 2026, of approximately 460 operating properties in 36 states, Washington, D.C., and Canada, comprising over 275,000 units and more than 35 million rentable square feet. SmartStop and its affiliates own or manage 52 operating self-storage properties across four provinces in Canada, which total approximately 46,000 units and 4.6 million rentable square feet. SmartStop is a self-managed REIT with a fully integrated operations team of approximately 1,000 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop indirectly owns SST VI’s Sponsor, Advisor, and Property Manager.

Proven Acquisition Execution in the Self Storage Space

SST VI Advisor’s management team has significant experience acquiring self storage facilities across a broad spectrum of opportunities, including stabilized facilities, recently developed facilities in lease up, facilities that have just received a certificate of occupancy, facilities in need of renovation and/or re-development, and ground up development. SST VI Advisor’s dedicated acquisitions team, located in both the United States and Canada, possesses an average of 20 years of real estate transaction experience and is responsible for executing all of SST VI’s acquisitions through the use of its proprietary underwriting methodology. More importantly, the SST VI Advisor’s acquisitions team has cultivated relationships in the industry that are highly beneficial to its overall deal sourcing. SST VI believes that SST VI Advisor maintains a competitive advantage in acquiring facilities given the scale of its business, its experience and the networks of its team.

Experienced Management Team with Extensive Operating Expertise

SST VI Advisor’s management team has strong insight and operating acumen developed from decades of successfully operating self storage facilities and creating value while navigating through multiple real estate and economic cycles. SST VI’s Chief Executive Officer, H. Michael Schwartz, has transacted more than $7.9 billion in commercial real estate, with more than $6.2 billion in the self storage industry. The other six members of SST VI Advisor’s management team have extensive self storage experience with an average of approximately 17 years in self storage roles. SST VI benefits from the significant experience of SST VI Advisor’s management team and its ability to effectively navigate changing market conditions and achieve sustained growth.

Institutional Quality, Technology-Driven Operations Focused on Customer Service

Over the past decade, SmartStop has made significant investments in technology, infrastructure, and human capital to support its operational and digital platforms and enable real-time decision making at scale. Digital tools, resources and enhancements are leveraged across its organization to jointly coordinate marketing and pricing activities, improve the customer experience, grow rental revenue and enhance expense efficiencies. Today, SST VI’s Property Manager’s technology-driven operating platform includes:

•	consistent and recognizable brand across store locations;

•	digital brand presence and protection;

•	highly sophisticated and responsive user-friendly website with mobile optimization;

•	proprietary data warehouse, algorithmically driving pricing changes;

•	dedicated, in-house call center;

•	ability to transact across a spectrum of mediums, including contactless, online rentals, call center rentals, reservations systems and in person rentals;

•	highly trained staff, focused on enhancing the customer experience; and

•	automated proprietary digital marketing algorithms driving near real time targeting and spend decisions.

SST VI’s Property Manager is focused on creating a convenient and hassle-free customer experience with an emphasis on the leasing process, regardless of individual customer preferences. Accordingly, SST VI’s Property Manager offers website and call center reservations, in person leasing, call center leasing and website leasing, all from a variety of devices, including mobile phones and tablets. During the year ended December 31, 2025, approximately 31% of all rentals were executed in a contactless manner through SST VI’s Property Manager’s website, with another approximately 16% originating from SST VI’s Property Manager’s call center. Meeting the customer at their level has allowed SST VI’s Property Manager to bolster its digital marketing efforts, primarily driven by a combination of pay-per-click and search engine optimization campaigns, to continue to maintain attractive returns on invested marketing dollars. SmartStop has migrated to a new property management software system that is fully integrated with all of its primary proprietary operations platform. The technological backbone of SST VI’s Property Manager’s operating platform is further supported by a dedicated staff of operations professionals, including over 400 store-level employees. SmartStop’s dedicated staff, institutional technology platform and branding presence led to Newsweek ranking it #1 in the self storage business for Best Customer Service in 2021, 2023 and 2024.

Ability to Increase Below Market Rents

A key component of SST VI’s property management platform is analyzing the rental rate gap between existing and incoming customers and assessing increased rents to existing customers where appropriate. This allows SST VI’s Property Manager to drive additional revenue and net operating income growth. Many of the customers in SST VI’s portfolio are leasing units at below market rental rates. SST VI’s Property Manager believes SST VI can continue to utilize targeted rate increases without a material change in customer turnover at SST VI’s properties.

General Acquisition and Investment Policies

SST VI may invest in other types of real estate properties if the SST VI Board deems appropriate; however, SST VI has no current intention of investing more than 20% of SST VI’s equity capital in such other real estate properties. SST VI will seek to make investments that will satisfy the primary investment objectives of providing regular cash distributions to SST VI’s stockholders and achieving appreciation in the value of SST VI’s properties and, hence, appreciation in stockholder value.

SST VI Advisor has substantial discretion with respect to the selection of specific properties. However, each acquisition is approved by the SST VI Board. The consideration paid for a property will ordinarily be based on the fair market value of the property as determined by a majority of the SST VI Board.

There is no limitation on the number, size, or type of properties that SST VI may acquire or on the percentage of net offering proceeds that may be invested in any particular property type or single property. The number and mix of properties SST VI acquires will depend upon real estate market conditions and other circumstances existing at the time of acquisition and the amount of proceeds raised in SST VI’s offerings. In determining whether to purchase a particular property, SST VI may obtain an option on such property. The amount paid for an option, if any, is normally surrendered if the property is not purchased and may or may not be credited against the purchase price if the property is ultimately purchased.

SST VI’s Borrowing Strategy and Policies

SST VI intends to use medium-to-high leverage (between 50% to 60% based on loan to purchase price ratio) to make SST VI’s investments and, at certain times during its offerings, SST VI’s debt leverage levels may be temporarily higher as SST VI acquires properties in advance of funds being raised in its offerings. The SST VI Board regularly monitors SST VI’s investment pipeline in relation to SST VI’s projected fundraising efforts and otherwise evaluates market conditions related to SST VI’s debt leverage ratios throughout its offerings.

SST VI may borrow amounts from SST VI’s Sponsor, SST VI Advisor, or their affiliates only if such loan is approved by a majority of SST VI’s directors, including a majority of SST VI’s independent directors, not otherwise interested in the transaction as fair, competitive, commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties under the same circumstances.

SST VI may incur SST VI’s indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties and publicly- or privately-placed debt instruments, or financing from institutional investors or other lenders, including SST VI’s affiliates. SST VI may obtain a credit facility for a pool of properties, or a separate loan for each acquisition. SST VI’s indebtedness may be unsecured or may be secured by mortgages or other interests in SST VI’s properties. SST VI may use borrowing proceeds to finance acquisitions of new properties, to pay for capital improvements, repairs, or buildouts, to refinance existing indebtedness, to pay distributions, to fund redemptions of SST VI’s shares, or to provide working capital.

There is no limitation on the amount SST VI can borrow for the purchase of any property. SST VI’s aggregate borrowings, secured and unsecured, must be reasonable in relation to SST VI’s net assets and must be reviewed by the SST VI Board at least quarterly. The SST VI Charter limits SST VI’s borrowing to 300% of SST VI’s net assets, as defined, (approximately 75% of the cost basis of SST VI’s assets) unless any excess borrowing is approved by a majority of SST VI’s independent directors and is disclosed to SST VI’s stockholders in SST VI’s next quarterly report, with a justification for such excess.

Except as set forth in the SST VI Charter regarding debt limits, SST VI may re-evaluate and change SST VI’s debt strategy and policies in the future without a stockholder vote. Factors that SST VI could consider when re-evaluating or changing SST VI’s debt strategy and policies include then-current economic and market conditions, the relative cost of debt and equity capital, any acquisition opportunities, the ability of SST VI’s properties to generate sufficient cash flow to cover debt service requirements, and other similar factors. Further, SST VI may increase or decrease SST VI’s ratio of debt to equity in connection with any change of SST VI’s borrowing policies.

Acquisition Structure

Although SST VI is not limited as to the form SST VI’s investments may take, SST VI’s investments in real estate will generally constitute acquiring fee title or interests in joint ventures or similar entities that own and operate real estate. SST VI may also enter into the following types of leases relating to real property:

•	a ground lease in which SST VI enters into a long-term lease (generally greater than 30 years) with the owner for use of the property during the term whereby the owner retains title to the land; or

•

a master lease in which SST VI enters into a long-term lease (typically 10 years with multiple renewal options) with the owner in which SST VI agrees to pay rent to the owner and pay all costs of operating and maintaining the property (a net lease) and typically have an option to purchase the property in the future.

SST VI will acquire interests in real estate directly or indirectly through the SST VI OP, through other limited liability companies or limited partnerships, or through investments in joint ventures.

Conditions to Closing Acquisitions

Generally, SST VI will not purchase any property unless and until SST VI obtains at least a Phase I environmental assessment and history for each property to be purchased and SST VI is sufficiently satisfied with the property’s environmental status. In addition, SST VI will generally condition SST VI’s obligation to close the purchase of any investment on the delivery and verification of certain documents from the seller or other independent professionals, including, but not limited to, where appropriate:

•	appraisals, property surveys, and site audits;

•	building plans and specifications, if available;

•	soil reports, seismic studies, and flood zone studies, if available;

•	licenses, permits, maps, and governmental approvals;

•	historical financial statements and tax statement summaries of the properties;

•	proof of marketable title, subject to such liens and encumbrances as are acceptable to us; and

•	liability and title insurance policies.

Joint Venture Investments

SST VI may acquire some of SST VI’s properties in joint ventures, some of which may be entered into with affiliates of SST VI Advisor, including SmartStop, SSGT III and SST X. SST VI may also enter into joint ventures, general partnerships, co-tenancies, and other participations with real estate developers, owners, and others for the purpose of owning and leasing real properties. Among other reasons, SST VI may want to acquire properties through a joint venture with third parties or affiliates in order to diversify SST VI’s portfolio of properties in terms of geographic region or property type or to co-invest with one of SST VI’s property management partners. Joint ventures may also allow us to acquire an interest in a property without requiring that SST VI fund the entire purchase price. In addition, certain properties may be available to us only through joint ventures. In determining whether to recommend a particular joint venture, SST VI Advisor will evaluate the real property which such joint venture owns or is being formed to own under the same criteria described elsewhere herein.

SST VI will only invest in real estate programs formed by, sponsored by, or affiliated with SST VI Advisor or an affiliate of SST VI Advisor if: (i) there are no duplicative property management or other fees; (ii) the investment is on substantially the same terms and conditions as those received by the other investors; and (iii) either (A) a majority of SST VI’s directors, including a majority of SST VI’s independent directors, who are not otherwise interested in the transaction (if any) approve the transaction as being fair and reasonable to SST VI and SST VI’s stockholders, or (B) the transaction is fair to SST VI and SST VI’s stockholders in the event all of SST VI’s directors are interested in the transaction.

To the extent possible and if approved by the SST VI Board, including a majority of SST VI’s independent directors, SST VI will attempt to obtain a right of first refusal or option to buy if such venture partner elects to sell its interest in the property held by the joint venture. In the event that the venture partner were to elect to sell property held in any such joint venture, however, SST VI may not have sufficient funds to exercise SST VI’s right of first refusal to buy the venture partner’s interest in the property held by the joint venture. Entering into joint ventures with affiliates of SST VI Advisor will result in certain conflicts of interest.

Government Regulations

SST VI’s business will be subject to many laws and governmental regulations. The properties SST VI acquires likely will be subject to various regulatory requirements, such as zoning, accessibility, and fire and life safety requirements. In addition, self storage operations are subject to particular laws and regulations, including laws relating to lien auction sales of stored property upon a default by the tenant. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. SST VI has formal policies designed to materially comply with all such regulatory requirements, however, changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently. SST VI cannot assure you that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by us and could have an adverse effect on SST VI’s financial condition and results of operations.

Accommodations for Persons with Disabilities

SST VI is subject to various rules, regulations and standards with respect to accommodations SST VI must make for individuals with disabilities. For example, in the United States, under the Americans with Disabilities Act of 1990, as amended, or the ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. SST VI is also subject to similar requirements in Ontario, Canada, under the Accessibility for Ontarians with Disabilities Act. Complying with such requirements could require us to remove access barriers. Failing to comply could result in the imposition of fines by various governmental agencies or an award of damages to private litigants. Although SST VI intends to acquire properties that substantially comply with these requirements, SST VI may incur additional costs related to compliance. In addition, a number of additional governmental laws may require us to modify any properties SST VI purchases, or may restrict further renovations thereof, with respect to access by disabled persons. Additional legislation in the United States or Canada could impose financial obligations or restrictions with respect to access by disabled persons. Although SST VI believes that these costs will not have a material adverse effect on us, if required changes involve a greater amount of expenditures than SST VI currently anticipates, SST VI’s ability to make expected distributions could be adversely affected.

Environmental Matters

Under various federal, state, and local laws, ordinances, and regulations, a current or previous owner or operator of real property may be held liable for the costs of removing or remediating hazardous or toxic substances. These laws may impose clean-up responsibility and liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of the hazardous or toxic substances. The costs of investigating, removing, or remediating these substances may be substantial, and the presence of these substances may adversely affect SST VI’s ability to rent units or sell the property, or to borrow using the property as collateral, and may expose us to liability resulting from any release of or exposure to these substances. If SST VI arranges for the disposal or treatment of hazardous or toxic substances at another location, SST VI may be liable for the costs of removing or remediating these substances at the disposal or treatment facility, whether or not the facility is owned or operated by us. SST VI may be subject to claims by third parties based on damages and costs resulting from environmental contamination emanating from a site that SST VI owns or operates. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances.

Other Regulations

The properties SST VI acquires likely will be subject to various federal, state, and local regulatory requirements, such as zoning and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. SST VI intends to acquire properties that are in material compliance with all such regulatory requirements. However, SST VI cannot assure you that these requirements will not be changed or that new requirements will not be imposed that would require significant unanticipated expenditures by us and could have an adverse effect on SST VI’s financial condition and results of operations.

Disposition Policies

SST VI generally intends to hold each property it acquires for an extended period. However, SST VI may sell a property at any time if, in SST VI’s judgment, the sale of the property is in the best interests of SST VI’s stockholders.

The determination of whether a particular property should be sold or otherwise disposed of will generally be made after consideration of relevant factors, including tax implications, prevailing economic conditions, other investment opportunities, and considerations specific to the condition, value, and financial performance of the property. In connection with SST VI’s sales of properties, SST VI may lend the purchaser all or a portion of the purchase price. In these instances, SST VI’s taxable income may exceed the cash received in the sale.

SST VI may sell assets to third parties or to affiliates of SST VI Advisor. The nominating and corporate governance committee of the SST VI Board, which is comprised solely of independent directors, must review and approve all transactions between us and SST VI Advisor and its affiliates. Please see the “Management of SST VI — Committees of SST VI’s Board of Directors — Nominating and Corporate Governance Committee”.

Investment Limitations in the SST VI Charter

SST VI’s charter places numerous limitations on SST VI with respect to the manner in which SST VI may invest SST VI’s funds, most of which are required by various provisions of the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association (the “NASAA REIT Guidelines”). Pursuant to the NASAA REIT Guidelines, SST VI will not:

•

Invest in equity securities unless a majority of SST VI’s directors, including a majority of SST VI’s independent directors, not otherwise interested in the transaction approve such investment as being fair, competitive, and commercially reasonable.

•

Invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with SST VI’s ordinary business of investing in real estate assets and mortgages.

•	Invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title.

•

Make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency. In cases where SST VI’s independent directors determine, and in all cases in which the transaction is with any of SST VI’s directors or SST VI Advisor and its affiliates, SST VI will obtain an appraisal from an independent expert.

•

SST VI will maintain such appraisal in SST VI’s records for at least five years and it will be available to SST VI’s stockholders for inspection and duplication. SST VI will also obtain a mortgagee’s or owner’s title insurance policy as to the priority of the mortgage or condition of the title.

•

Make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property, as determined by an appraisal, unless substantial justification exists for exceeding such limit because of the presence of other loan underwriting criteria.

•

Make or invest in mortgage loans that are subordinate to any mortgage or equity interest of a “Sponsor” (as defined in the SST VI Charter), any of SST VI’s directors, SST VI Advisor, or their respective affiliates.

•	Invest more than 10% of SST VI’s total assets in unimproved property, indebtedness secured by a deed of trust, or mortgage loans on unimproved property; the term “unimproved property” means property not acquired for the purpose of producing rental or other operating income and on which there is no development or construction in progress or planned to commence within one year.

•	Issue equity securities on a deferred payment basis or other similar arrangement.

•

Issue debt securities in the absence of adequate cash flow to cover debt service, unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known changes, is sufficient to service that higher level of debt as determined by the board of directors or a duly authorized executive officer.

•	Issue equity securities that are assessable after SST VI has received the consideration for which the SST VI Board authorized their issuance.

•

Issue redeemable equity securities redeemable solely at the option of the holder, which restriction has no effect on SST VI’s common stock share redemption program or the ability of SST VI OP to issue redeemable partnership interests

•

Grant warrants or options to purchase shares to SST VI Advisor or its affiliates or to officers or directors affiliated with SST VI Advisor except on the same terms as options or warrants that are sold to the general public. Further, the amount of the options or warrants cannot exceed an amount equal to 10% of outstanding shares on the date of grant of the warrants and options.

•

Lend money to “Sponsor” (as defined in the SST VI Charter), SST VI’s directors, or to SST VI Advisor or its affiliates, except for certain mortgage loans described above or to SST VI’s wholly owned subsidiaries.

•

Borrow if such debt causes SST VI’s total indebtedness to exceed 300% of SST VI’s “net assets” (as defined in the SST VI Charter in accordance with the NASAA REIT Guidelines), unless approved by a majority of the independent directors.

•

Make an investment if the related acquisition fees and expenses are not reasonable or exceed 6% of the contract purchase price for the asset or, in the case of a mortgage loan, 6% of the funds advanced, provided that the investment may be made if a majority of the directors, including a majority of the independent directors, not otherwise interested in the transaction determines that the transaction is commercially competitive, fair, and reasonable to SST VI.

The SST VI Charter also provides that SST VI will not (a) engage in trading of securities, as compared with investment activities, (b) engage in underwriting or the agency distribution of securities issued by others, or (c) acquire securities in any company holding investments or engaging in certain other activities as described in the SST VI Charter.

In addition, the SST VI Charter also includes many other investment limitations, such as in connection with conflict of interest transactions and with respect to roll-up transactions, which are described in “IMPORTANT PROVISIONS OF MARYLAND CORPORATE LAW AND SST VI’S CHARTER AND BYLAWS — Roll-up Transactions,” below.

Changes in Investment Policies and Limitations

The SST VI Charter requires that SST VI’s independent directors review SST VI’s investment policies at least annually to determine that the policies SST VI is following are in the best interests of SST VI’s stockholders. Each determination and the basis for that determination is required to be set forth in the applicable meeting minutes. The methods of implementing SST VI’s investment policies may also vary as new investment techniques are developed. The methods of implementing SST VI’s investment objectives and policies, except as otherwise provided in the SST VI Charter, may be altered by a majority of SST VI’s directors, including a majority of SST VI’s independent directors, without the approval of SST VI’s stockholders. The determination by The SST VI Board that it is no longer in SST VI’s best interests to continue to be qualified as a REIT shall require the concurrence of two-thirds of the board of directors. Investment policies and limitations specifically set forth in the SST VI Charter, however, may only be amended by a vote of the stockholders holding a majority of SST VI’s outstanding shares.

Investments in Mortgage Loans

While SST VI intends to emphasize equity real estate investments and, hence, operate as what is generally referred to as an “equity REIT,” as opposed to a “mortgage REIT,” SST VI may invest in first or second mortgage loans, mezzanine loans secured by an interest in the entity owning the real estate, or other similar real estate loans consistent with SST VI’s REIT status. SST VI may make such loans to developers in connection with construction and redevelopment of properties. Such mortgages may or may not be insured or guaranteed by the Federal Housing Administration, the Veterans Benefits Administration, or another third party. SST VI may also invest in participating or convertible loans if the SST VI Board concludes that SST VI and SST VI’s stockholders may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participation.

Investment Company Act of 1940 and Certain Other Policies

SST VI intends to operate in such a manner that SST VI will not be subject to regulation under the Investment Company Act of 1940, as amended, (the “1940 Act”). SST VI Advisor will continually review SST VI’s investment activity to attempt to ensure that SST VI does not come within the application of the 1940 Act. Among other things, SST VI Advisor will attempt to monitor the proportion of SST VI’s portfolio that is placed in various investments so that SST VI does not come within the definition of an “investment company” under the 1940 Act. If at any time the character of SST VI’s investments could cause us to be deemed as an investment company for purposes of the 1940 Act, SST VI will take all necessary actions to attempt to ensure that SST VI is not deemed to be an “investment company.” In addition, SST VI does not intend to underwrite securities of other issuers or actively trade in loans or other investments.

Subject to the restrictions SST VI must follow in order to qualify to be taxed as a REIT, SST VI may make investments other than as previously described herein, although SST VI does not currently intend to do so. SST VI has authority to purchase or otherwise reacquire SST VI Common Stock or any of SST VI’s other securities. SST VI has no present intention of repurchasing any of SST VI Common Stock except pursuant to SST VI’s common stock share redemption program, and SST VI would only take such action in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Code.

The Self Storage Industry

U.S. Self Storage Industry Product and Customer Overview

Self storage refers to properties that offer month-to-month storage unit rental for personal or business use. Self storage facilities offer a cost-effective and flexible storage alternative in which customers rent fully enclosed and secure spaces. The short-term nature of self storage leases creates the opportunity for real-time rate increases, which has led well-positioned facilities to achieve substantial rate growth in a rising cost environment. In addition to primary self storage operations, facilities tend to have a number of other ancillary products that provide incremental revenues. This includes, but is not limited to, tenant insurance, protection or insurance plans, truck rentals, moving and packing supplies, locks and boxes and other services. Sophisticated operators have the opportunity to substantially increase profitability of under-managed facilities post-acquisition. The customer base of self storage operators includes both local residential customers, typically within a 3- to 5-mile radius of the facility, as well as commercial users. According to the 2026 Self Storage Almanac, self storage facilities generally have a customer mix of approximately 85% residential, 8% business, 3% military and 4% students.

Sector Investment Highlights

SST VI believes relatively low capital expenditures, proven resistance to economic downturns and tenant diversification at the property-level present compelling risk-adjusted investment characteristics. Additionally, the growing importance of technology implementation benefits operators with substantial scale and access to capital.

•	Operators typically budget a small portion of capital expenditures as a percentage of net operating income (approximately 5%).

•

The self storage industry has displayed resilience through previous economic downturns. The increased storage demand in the event of homeowner and renter “downsizing” represents an embedded counter- cyclical demand driver, improving the risk-adjusted return profile of the sector.

•	The broad and diversified rental profile for self storage has created sustained demand, which has allowed operators to achieve high occupancy levels while increasing rental rates.

•

The implementation of smart technology has driven accelerating performance for large or sophisticated operators. Online rental processing, online marketing and revenue management data analytics have driven increased top-line performance. The need for a comprehensive technology offering benefits large scale and well-capitalized operators in the competitive landscape.

•

Large operators typically benefit from economies of scale spreading costs more efficiently related to call centers, internet marketing, software, umbrella insurance policies and other economies of scale that are spread across the operator’s platform.

•

There are few substitutes for the self storage industry. Home storage is often impractical, and portable storage containers are often prohibited by zoning restrictions. Valet storage has had limited adoption from customers.

Long-Term Market Performance

The combination of attractive fundamentals and superior operating performance has driven self storage to outperform other real estate sectors in both the private and public markets. According to NAREIT, the self storage sector has been one of the best-performing REIT sectors since 1994. While past performance is not indicative of future results, as depicted in Figure 1, a $100 investment in the self storage sector in 1994 would have yielded $6,941 through 2023, a total return of approximately 6,900%. The second best-performing NAREIT real estate subsector, residential, would have yielded a value of $2,036 over the same period, while a $100 investment in lodging/resorts would have only yielded $345. Furthermore, among all real estate sectors the self storage sector was the best performing real estate sector in 2021 and was the fifth best performing real estate sector in 2023. The sector is well-positioned for continued growth, as self storage fundamentals remain favorable.

Figure 1: Historical Return of $100 Invested in the REIT Sector (Since 1994)

Source: NAREIT

Furthermore, according to NAREIT and as depicted in Figure 2, the self storage REIT sector has produced an average total return on investment since 1994 that was nearly 5.6% higher than the average across other real estate sectors. In addition, the sector has experienced approximately 0.7% more volatility than the average across other real estate sectors since 1994, as measured by the standard deviation of total return.

Figure 2: REIT Average Total Return and Standard Deviation (Since 1994)

Source: NAREIT

The performance of REITs sponsored by SST VI’s Sponsor do not share all of the same characteristics as those included in the data provided above by NAREIT and, therefore, the total returns of such REITs will likely differ from the REITs included in the NAREIT data. Such differences of the REITs sponsored by SST VI’s Sponsor include, but are not limited to: (1) such REITs are not listed on the New York Stock Exchange or

NASDAQ nor is there a public market for shares of their common stock, nor may there ever be one, (2) such REITs may be smaller in size, (3) such REITs have a lack of liquidity, and (4) such REITs do not have a free float. In addition, the REITs sponsored by SST VI’s Sponsor pay substantial fees and expenses to their respective Advisors, their affiliates, and participating broker-dealers, which reduces cash available for investment and distribution.

Size and Fragmentation

The self storage industry is highly fragmented, with owners and operators ranging from individual property owners to blue-chip institutional investors and large, publicly traded REITs. According to the 2026 Self Storage Almanac, there are approximately 65,000 primary self storage facilities in the United States representing a total of 2.4 billion rentable square feet. As depicted in Figure 3, the largest 100 operators manage approximately 63% of net rentable square footage but only 34% of all U.S.-based self storage properties. The U.S. listed self storage REITs and U-Haul operate approximately 36% of all U.S.-based self storage net rentable square feet (Figure 4). With approximately 66% of the existing supply operated locally by noninstitutional groups, there is a significant market opportunity to acquire existing facilities and increase revenue and profitability through professional management, technological platforms and physical expansion projects.

Figure 3: Market Share of Largest Self Storage Operators

70%
60%
50%
40%
30%
20%
10%
0%
20%
36%
28%
53%
32%
59%
34%
63%
Top 5
Top 25
Top 50
Top 100
# of Facilities
Net Rentable Square Feet

Source: 2026 Self Storage Almanac

Figure 4: Market Share of REITs and U-Haul Bases on Number of Facilities

1,067
1,958
4,179
1,523
3,843
Extra Space Storage
Public Storage
CubeSmart
U-Haul International
National Storage Affiliates Trust

Source: 2026 Self Storage Almanac

Customer Proximity

Historical trends show that renters have placed significant emphasis on location when choosing a self storage facility. As depicted in Figure 5, more than 68% of renters pick a facility within 19 minutes of their location, and nearly 86% of renters choose a facility within 29 minutes. High-density, high-traffic population centers tend to be ideal locations for self storage properties and often demand a higher rental rate as a result. SST VI believes well-positioned portfolios in higher-density and/or higher-growth locations should continue to enjoy strong demand.

Figure 5: Renter Proximity From Storage Unit

Source: 2026 Self Storage Almanac

Marketing and Competitive Dynamics in the Self Storage Industry

According to the 2026 Self Storage Almanac, the 10 largest self storage operators owned or managed more than 15,000 facilities in 2025, up from approximately 9,000 in 2020, reflecting significant consolidation at the top of the industry. This scale provides the largest operators with meaningful marketing and technology advantages, including the ability to spread marketing costs across a greater number of locations, generate higher website traffic that benefits search engine placement, and deploy larger teams and more sophisticated digital marketing tools.

Customer acquisition in the industry is increasingly driven by digital channels. According to the Self Storage Association, 41% of renters begin their search for storage online. According to the 2026 Self Storage Almanac, 46% of Google searches have local intent, and 86% of those searches target a category rather than a specific brand. As a result, local search visibility, online reputation, and website conversion capabilities have become significant competitive factors, favoring operators with established digital platforms and brand recognition. Emerging AI-based search tools represent an additional developing channel through which consumers locate and evaluate self storage options.

Generational Composition of the Self Storage Consumer Base

According to the 2026 Self Storage Almanac, demographic data indicates a generational shift in the composition of self storage renters. Gen-Z and millennial consumers collectively represent approximately 57% of the consumer self storage market, constituting a majority of renters. Conversely, the proportion of renters from older generations continues to decline, with Gen-X and baby boomer consumers representing approximately 26% and 16% of renters, respectively, and the Greatest Generation representing approximately 1%.

Figure 6: Consumer Renters by Generation

Percent of Consumer Base
20%
26%
16%
1%
37%
Millennials (28 to 43 year-olds)
Gen-Z (18 to 27 year-olds)
Gen-X (44 to 59 year-olds)
Boomers (60 to 78 year-olds)
Greatest

Source: 2026 Self Storage Almanac

The 2026 Self Storage Almanac further reports that usage patterns vary across generational cohorts. Gen-Z renters (ages 18 to 27) are more likely to utilize self storage on a temporary basis, such as between academic terms or during periods of travel, or to supplement limited storage capacity in smaller residential units. As average residential unit sizes continue to decrease, certain planned residential communities have begun incorporating self storage facilities into their initial development designs, a trend that may support continued demand from younger demographic cohorts.

Household Income of Self Storage Renters

According to the 2025 Self Storage Demand Study, the average household income of self storage renters is approximately $94,000. As shown in Figure 7, renter household incomes span a broad range: the largest single segment, representing 28% of renters, reports household income of $125,000 or more, while 29% report household income below $50,000. An additional 30% of renters report household income between $50,000 and $100,000, and 14% report household income between $100,000 and $125,000.

Figure 7: Household Income of Renters

14%
8%
14%
8%
6%
7%
27%
8%
$125,000 or more
$100,000 to $<125,000
$75,000 to <$100,000
$60,000 to <$75,000
$50,000 to <$60,000
$40,000 to <$50,000
$30,000 to <$40,000
$20,000 to <$30,000
Less than $20,000

Source: 2026 Self Storage Almanac

Self Storage Fundamentals

Residential mobility is a key demand driver for self storage, and the U.S. housing market remained subdued through 2025, with home turnover hovering near 30-year lows for a second consecutive year as elevated mortgage rates kept prospective buyers on the sidelines. As a result, occupancy, rental rates and overall operating results across the sector have been normalizing from the record levels achieved during the COVID-19 pandemic, when heightened residential mobility drove outsized demand. The broader economy has also presented headwinds, including inflation persistently above the Federal Reserve’s long-term target, a softening labor market and continued weakness in home sales, which could result in less discretionary spending, weakening consumer balance sheets and reduced demand for self storage. However, demand for self storage is dynamic, with drivers that operate across a multitude of economic environments, both cyclical and counter-cyclical. Demand tends to be needs-based, arising from life events such as moves, marriages, downsizing and remodeling, and long-term demographic trends continue to support sector fundamentals, including sustained population growth concentrated in Sun Belt markets, shrinking household and new-home sizes that reduce available in-home storage space, and a growing renter population. If mortgage rates ease and home sales show modest improvement, coupled with a moderating new-supply environment, SST VI believes the sector is favorably positioned to achieve incremental growth across a variety of economic environments as housing activity recovers.

Self Storage Occupancy Data and Methodology

According to the 2026 Self Storage Almanac, occupancy data for the self storage industry is generally not publicly available, as facility-level occupancy is not published online and cannot be aggregated through automated data collection in the manner of rental rates. Publicly available occupancy data is largely limited to the quarterly and annual disclosures of publicly traded self storage companies. Unless otherwise noted, the occupancy data in this section is derived from two sources: (i) same-store portfolio data published by publicly traded self storage companies (REITs) and (ii) data provided by Storable, a management software provider serving the self storage industry, covering more than 25,000 same-store facilities. Although definitions of “same store” vary by company, the term generally refers to stabilized facilities that have reached a steady state of occupancy and are no longer in lease-up.

REIT occupancy data presented in this section is not representative of the self storage industry as a whole. The same-store pools of the four publicly traded self storage REITs and U-Haul presented in this section comprise fewer than 7,000 facilities, or less than 11% of the total number of self storage facilities in the United States, and these facilities are generally among the industry’s strongest performers in terms of condition and market location. Storable’s same-store pool of more than 25,000 facilities, representing approximately 35% of the market, is likely a more representative measure of stabilized occupancy nationwide. Accordingly, the data reflects stabilized occupancy for a limited subset of facilities and may not be indicative of occupancy achievable in any particular market or at any particular facility, although it is useful in identifying broad national, state, and MSA-level trends over time.

The data in Figure 8 reflects national same-store occupancy data from Extra Space Storage, CubeSmart, Public Storage, National Storage Affiliates Trust (“NSA”)1, U-Haul, and Storable. Occupancy has returned to levels consistent with historical norms over the past decade. Average weighted occupancy peaked in Q2 2021 at 96.6% for the REITs and 90.0% for non-REITs (Storable), driven by elevated self storage demand associated with increased residential mobility during the COVID-19 pandemic. Occupancy subsequently declined to a low of 90.4% for REITs and 80.9% for non-REITs in Q4 2024, reflecting weaker demand attributable to reduced residential mobility and broader market uncertainty.

[1]

On March 16, 2026, Public Storage and NSA announced a definitive merger agreement pursuant to which Public Storage will acquire NSA in an all-stock transaction, which is expected to close on or about July 22, 2026, subject to the approval of NSA’s common shareholders and other customary closing conditions. Upon completion of the transaction, NSA will no longer report same-store occupancy data as a standalone public company, which may affect the comparability of REIT occupancy data in future periods.

Figure 8: Same-Store Occupancy as of Quarter End

Extra Space
CubeSmart
Public Storage
NSA
U-Haul
Non-REITs (Storable)
100.0%
95.0%
90.0%
85.0%
80.0%
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Q2 2025

Source: 2026 Self Storage Almanac and public filings aggregated by TractIQ

Self Storage Rental Rate Trends

According to the 2026 Self Storage Almanac, based on street and web rate data from TractIQ covering more than 36,000 facilities and achieved rate data from Storable covering more than 25,000 non-REIT managed facilities, national self storage rental rates have declined since early 2022, following elevated demand associated with increased residential mobility during the COVID-19 pandemic. Rental rates experienced significant volatility during 2023 and early 2024 as operators adjusted to higher interest rates, inflation, and weakened demand, and have since returned to approximately 2019-2020 (pre-pandemic) levels. Data from late 2024 through 2025 indicates moderating volatility and a return to more typical seasonal patterns: street rates recorded positive year-over-year growth in four of the twelve months preceding mid-2025, compared to one month in the prior twelve-month period and none in the period before that, while web rates, which reflect promotional online pricing, have continued to decline year-over-year, though at a decreasing magnitude. Achieved rates (rates paid by existing tenants) remained relatively stable from 2018 through mid-2024 but have declined since, as departing tenants are replaced at discounted rates.

Discounting remains elevated relative to historical norms, with the difference between street rates and web rates at 17.7% as of Q2 2025, compared to a peak of nearly 20% in Q4 2024, reflecting continued competition among operators attributable to supply delivered during and after the pandemic-era demand surge, higher interest rates, and reduced residential mobility. Climate-controlled units have generally outperformed non-climate-controlled units, recording positive year-over-year street rate growth of 0.07% in the most recent period — the first positive reading since Q2 2022 — compared to a decline of 1.97% for non-climate-controlled units. While recent data may suggest stabilizing pricing conditions, there can be no assurance that rental rates will continue to stabilize or improve in future periods.

Figure 9 Street and Web Rate Comparison

$2.00
$1.90
$1.80
$1.70
$1.60
$1.50
$1.40
$1.30
$1.20
$1.10
$1.00
Q2 2024
Q3 2024
Q4 2024
Q1 2025
Street Rate
Web Rate

Source: 2026 Self Storage Almanac

Accelerating Profitability

Net operating income growth among U.S.-listed self storage REITs materially outpaced annual CPI immediately after the COVID-19 pandemic. According to NAREIT, the U.S.-listed self storage REITs experienced Same-Store NOI, or SSNOI, growth during the first and second quarters of 2024 of (1.5%) and (1.8%), with inflation dropping to levels of 3.0%. Figure 10 highlights SSNOI growth versus annual CPI since the first quarter of 2000. Please see the “THE SELF STORAGE INDUSTRY — Long-Term Market Performance” section above for important disclosure regarding the comparison of SST VI’s performance against the REITs included in NAREIT analyses.

Figure 10: Same-Store NOI Growth vs. Inflation

Source: NAREIT, U.S. Bureau of Labor Statistics

Canadian Self Storage and Market Overview

According to Colliers International Group, Inc. (“Colliers”), there are approximately 3,390 self storage facilities in Canada totaling approximately 90 million square feet. In comparison to the U.S. self storage market, which totals approximately 65,000 stores and 2.4 billion square feet according to the 2026 Self Storage Almanac, the Canadian self storage market is less than one-twentieth the size by square feet and less than one-fifteenth the size by store count. Colliers estimates Canada has roughly 2.3x square feet of self storage space per capita. Having grown from roughly 2.5x square feet per capita in the mid-1990s according to Green Street, the United States currently has 6.3x square feet per capita according to the 2024 Self Storage Almanac, suggesting the Canadian self storage market is relatively under-penetrated with a long runway for growth.

The three largest self storage markets in Canada are Toronto, Montreal, and Vancouver, which collectively account for more than 570 stores, or approximately 17% of total supply by store count, and 32 million square feet, or approximately 36% of total supply by square feet. The three other primary markets, Calgary, Edmonton and Ottawa, comprise more than 240 stores and approximately 10 million square feet. Collectively, the six primary Canadian markets are home to just over 24% of the total stores in Canada, and just under 50% of total square feet in Canada.

Primary Canadian Market Supply Ratios

CMA	Supply Ratio
Toronto	2.3x
Montreal	2.0x
Vancouver	2.5x
Edmonton	2.8x
Calgary	2.3x
Ottawa / Gatineau	2.2x
Canada	2.3x
U.S.	6.3x

Source: Colliers, Self storage Market Report, January 19, 2024

Similar to the United States, the self storage market in Canada exhibits highly fragmented ownership, albeit to a much greater extent. Colliers estimates that approximately 70% of all stores in Canada are owned by individuals with one or two stores. The top 10 operators in Canada have roughly 20% market share by store count, as compared to 26% market share for the top 10 operators in the United States.

Supply & Demand

There has been significant growth in demand for storage space in Canada over the past decade, largely attributable to population growth, densification of living areas and workspaces, e-commerce and last-mile solutions. These trends are expected to continue into future years.

The Canadian self storage market has remained resilient despite experiencing significant growth over recent years. National occupancy levels continue to exceed 80% and remain persistent due to absorption of pent-up demand. High population growth has, and will continue to, prop up demand for self storage space across the country. Barriers to entry have historically, and are expected to continue to, moderate the pace of new developments. Namely, these barriers are in the form of increasing development costs, zoning challenges, and extended project timelines.

As a result of fewer zoning and development challenges, supply growth in the United States has increasingly stemmed from building larger stores. According to Green Street, the average store size for new developments in the top U.S. MSAs is roughly 75,000 square feet versus 65,000 square feet for existing same-store supply, or roughly a 15% increase. This compares to an average store size in the Greater Toronto Area (“GTA”) of roughly 67,000 square feet. Based on Canada’s current national supply ratio of approximately 2.3x and StatCan’s June 2024 medium growth projection for Canada’s population over the next five years, the total Canadian storage market would need to add approximately 9.5 million square feet of new supply annually over the next five years to increase the supply ratio from 2.3x to 3.3x. This equates to a 53% increase to current supply, or 47.7 million total square feet.

Greater Toronto Area Self Storage and Market Overview

As Canada’s largest metro area, the GTA is rapidly expanding its population of younger workers. Professionals are drawn to the GTA by its sustained focus on immigration and high-quality, ubiquitous academic resources, which have resulted in the GTA quickly becoming an emerging market for the digital economy. Supported by strong demographic trends (according to Claritas, SNL Financial, and Statistics Canada, GTA population growth from 2024 through 2029 is expected to be approximately 630 bps greater than the U.S. average), SST VI believes the GTA presents a compelling market opportunity, highlighted by low supply per capita (according to Colliers and the 2024 Self Storage Almanac, the GTA has 2.3x square feet per capita vs. 6.3x in the United States), increasing product utilization and limited institutional competition.

Toronto is home to approximately 2.8 million people, and the GTA has an estimated 7.7 million people, which would make it the third largest U.S. city and sixth largest MSA. Toronto is one of the world’s premier financial centers and home to the Toronto Stock Exchange (TSX). Despite strong roots in the financial services and asset management industries, Toronto is quickly becoming one of the premier technology hubs in the world. According to Statistics Canada, there were a total of 314,100 tech jobs, as well as an additional 543,100 supporting roles at tech firms, in Toronto in 2023. According to CBRE and Statistics Canada, since 2018, the number of tech jobs in the city has grown by 44.0%. Average wages for tech workers in Toronto currently sit at nearly CAD $106,000 having grown 26.2% over the same period. In aggregate, Toronto was the #4 market across the U.S. and Canada for tech talent growth, adding 95,900 jobs between 2018 and 2023.

Toronto exhibits many favorable characteristics for the self storage business. The city has a very dense population with a strong tenant base and high levels of rentership. Likewise, given the high cost of rentership and ownership, residents tend to live in relatively small dwellings with fewer areas to store goods. According to the Toronto Regional Real Estate Board, the average selling price for a home in the GTA was $1.1 million in 2024, representing a 37% increase since 2019 driven primarily by a lack of supply. Moreover, there is strong population growth with the GTA expected to grow by 8.8% through 2029 versus a weighted average of 2.4%

expected in the top 25 U.S. MSAs over the same period. There is also a very low supply per capita of storage, at around 2.3x square feet per person as opposed to approximately 6.3x square feet per person in the United States.

Toronto vs. U.S.
U.S. Average Delta
Population growth vs. U.S. Avg.: ✓ +629bps
Storage supply ratio: ✓ (4.0x)
Edmonton
Vancouver
Toronto
Montreal
Seattle - Tacoma
Atlanta
Houston
Dallas
Boston
Philadelphia
Top 25 U.S. MSA Avg.
NYC
Chicago
LA
U.S. National Average >6x
Below U.S. Average
Above U.S. Average
% Population Growth
14%
12%
10%
8%
6%
4%
2%
0%
(2%)
1.0x
2.0x
3.0x
4.0x
5.0x
6.0x
7.0x
8.0x
9.0x
10.0x
Sq. Ft. / Capita

Figure 11

Source: StatCan, SNL Financial

Self storage is a relatively new and burgeoning product in Toronto, and the utilization of the product is increasing at a faster pace than in the United States. Finally, self storage ownership in the GTA is also highly fragmented, albeit to a lesser degree than the overall Canadian market. As depicted in Figure 12, as the largest institutional owner in the GTA by square footage, SmartStop, alongside the second largest, U-Haul, have an estimated 24% market share, with the next seven owners representing an incremental 33%. The remaining roughly 43% of self storage facilities in the GTA are owned by local and regional owners.

Figure 12: Self storage Ownership in GTA

Source: Colliers

Based on the GTA’s current supply ratio of 2.3x and projected population growth over the next five years, the GTA market would need to absorb approximately 2.0 million square feet of new supply annually over the next five years to increase the supply ratio from 2.3x to 3.3x. This equates to a 59% increase to current supply, or 10.0 million total square feet.

SST VI and Its Structure

SST VI was formed as a Maryland corporation that elected to qualify as a REIT for federal income tax purposes for the taxable year ended December 31, 2021. See “INVESTMENT OBJECTIVES and RELATED POLICIES — General Acquisition and Investment Policies” above for more details.

On February 26, 2021, pursuant to a confidential private placement memorandum, we commenced a private offering (the “Private Offering”) of up to $200,000,000 in shares of SST VI Common Stock and $20,000,000 in shares of common stock pursuant to SST VI’s distribution reinvestment plan. The primary portion of the Private Offering was terminated on March 17, 2022. SST VI received approximately $100.7 million in offering proceeds from the sale of SST VI Common Stock pursuant to the Private Offering. As of June 30, 2026, through SST VI’s distribution reinvestment plan, SST VI has issued approximately 1.3 million shares of SST VI Class P Common Stock for gross proceeds of approximately $12.4 million.

In connection with the Public Offering, defined below, SST VI filed articles of amendment to SST VI’s Charter (the “Articles of Amendment”) and articles supplementary to SST VI’s Charter (the “Articles Supplementary”). Following the filing of the Articles of Amendment and the Articles Supplementary, SST VI authorized 30,000,000 shares of common stock designated as Class P shares, 300,000,000 shares of common stock designated as Class A shares, 300,000,000 shares of common stock designated as Class T shares, and 70,000,000 shares of common stock designated as Class W shares. Any common stock sold in the Private Offering were redesignated as Class P common stock upon the filing of the Articles of Amendment. On May 28, 2021, SST VI filed a Registration Statement on Form S-11 (the “Registration Statement”), which was subsequently amended, with the SEC to register a maximum of $1,000,000,000 in shares of Class A, Class T, and Class W common stock for sale to the public (the “Primary Offering”) and $95,000,000 in shares of Class A, Class T, and Class W common stock for sale pursuant to SST VI’s distribution reinvestment plan. On March 17, 2022, the SEC declared SST VI’s Registration Statement effective. On October 4, 2023, SST VI filed a Post-Effective Amendment to the Registration Statement to register two new classes of common stock (Class Y shares and Class Z shares) with the SEC. On November 1, 2023, the Post-Effective Amendment to the Registration Statement became effective with the SEC. Also, on November 1, 2023, SST VI filed articles supplementary to SST VI’s Charter which reclassified 200,000,000 Class T shares as Class Y shares and 70,000,000 Class A shares as Class Z shares. Effective November 1, 2023, SST VI began offering Class Y shares and Class Z shares in SST VI’s Primary Offering for $9.30 per share and Class A shares, Class P shares, Class T shares, Class W shares, Class Y shares and Class Z shares pursuant to SST VI’s distribution reinvestment plan for $9.30 per share (collectively, the “Public Offering”), and ceased offering Class A shares, Class T shares or Class W shares in the Primary Offering.

On May 20, 2025, the SST VI Board approved the termination of the Primary Offering, effective as of May 30, 2025, based upon various factors, including the costs of maintaining a public registration of SST VI’s common stock, the robust size of SST VI’s portfolio of properties, and SST VI’s shift in focus to continued portfolio stabilization and performance. The termination of the Primary Offering occurred on May 30, 2025. SST VI sold approximately 2.9 million Class A shares for gross offering proceeds of approximately $30.3 million, approximately 4.8 million Class T shares for gross offering proceeds of approximately $48.1 million, approximately 0.7 million Class W shares for gross offering proceeds of approximately $6.3 million, approximately 5.2 million Class Y shares for gross offering proceeds of approximately $50.4 million, and approximately 0.6 million Class Z shares for gross offering proceeds of approximately $5.5 million in the Primary Offering.

SST VI continues to offer Class P, Class A, Class T, Class W, Class Y, and Class Z shares pursuant to SST VI’s distribution reinvestment plan. SST VI also continues to offer Class P shares pursuant to SST VI’s distribution reinvestment plan in SST VI’s Private Offering. On July 18, 2025, SST VI filed with the SEC a Registration Statement on Form S-3, which registered up to an additional $75.0 million in shares under SST VI’s distribution reinvestment plan for all share classes (SST VI’s “DRP Offering”). The DRP Offering may be terminated at any time upon 10 days’ prior written notice to stockholders.

As of June 30, 2026, SST VI has issued approximately 1.3 million Class P shares, approximately 0.3 million Class A shares, approximately 0.4 million Class T shares, approximately 68,000 Class W shares, approximately 0.3 million Class Y shares, and approximately 17,000 Class Z shares for gross proceeds of approximately $23.0 million through SST VI’s distribution reinvestment plan.

On September 30, 2025, pursuant to a confidential private placement memorandum, SST VI commenced a private preferred offering (the “Private Preferred Offering”) of up to $75,000,000 in shares of SST VI’s Series E Preferred Stock. As of June 30, 2026, SST VI received approximately $1.0 million in offering proceeds from the sale of SST VI’s Series E Private Preferred Offering.

SST VI conducts business and owns properties through the SST VI OP and its wholly owned subsidiaries. The SST VI OP is Strategic Storage Operating Partnership VI, L.P., which was formed as a Delaware limited partnership and is governed by the Second Amended and Restated Limited Partnership Agreement of the SST VI OP (the “Limited Partnership Agreement”). SST VI is the sole general partner of the SST VI OP and has control over its affairs. SST VI delegates to SST VI Advisor the management of the day-to-day affairs of the SST VI OP. SSA, an affiliate of SST VI Advisor, is a special limited partner in the SST VI OP, entitling it to specified incentive distributions. See “Compensation of SST VI Advisor and Its Affiliates” and “SST VI Advisor, Property Manager, Sponsor, and Dealer Manager” below for more details. Except for votes on certain amendments to the Limited Partnership Agreement, SSA has no voting rights by virtue of its status as a special limited partner.

In the future, SST VI’s Operating Partnership may issue additional limited partnership units in exchange for properties that SST VI acquires. The holders of these limited partnership units will have the right to redeem their units for cash or shares of common stock on terms set forth in the Limited Partnership Agreement. Under specified circumstances, holders of these limited partnership units may exercise their redemption rights by delivering a written notice of redemption to both the Operating Partnership and to us, as general partner of the Operating Partnership. Upon receipt of the redemption notice, SST VI may elect to purchase those limited partnership units for either cash or shares of common stock in amounts determined in accordance with certain definitions and formulas set forth in the Limited Partnership Agreement. If SST VI declines to purchase those limited partnership units, then the Operating Partnership must purchase the limited partnership units, subject to certain limitations designed to protect SST VI’s status as a REIT.

Strategic Storage TRS VI, Inc., SST VI’s wholly-owned subsidiary, makes and will make an election to be treated as a taxable REIT subsidiary. Strategic Storage TRS VI, Inc. or other taxable REIT subsidiaries SST VI forms, among other things, conducts certain activities that, if conducted directly by us, could cause us to receive non-qualifying income under the REIT gross income tests.

SST VI will use the net proceeds of its offerings primarily to pay down debt and purchase self storage assets, and to pay various acquisition expenses.

SST VI’s day-to-day operations are managed by SST VI Advisor under the advisory agreement we entered into with SST VI Advisor on February 26, 2021, as amended (“SST VI’s Advisory Agreement”). SST VI Advisor engages affiliated entities, including SST VI’s Property Manager, which is expected to manage or oversee the management of the properties that SST VI owns. SST VI Advisor and SST VI’s Property Manager are newly-formed entities owned by SST VI’s Sponsor. See “SST VI Advisor, Property Manager, Sponsor, and Dealer Manager.” SST VI Advisor and Property Manager may subcontract some of their responsibilities to reputable third party operators and may pay some or all of their fees to such operators.

Management of SST VI

General

SST VI operates under the direction of the SST VI Board, the members of which are accountable to SST VI and SST VI’s stockholders as fiduciaries. The SST VI Board is responsible for the management and control of SST VI’s affairs and has retained SST VI Advisor to manage SST VI’s day-to-day affairs, and the acquisition and disposition of SST VI’s investments, subject to the SST VI Board’s supervision. SST VI Advisor is also accountable to SST VI and SST VI’s stockholders as a fiduciary. The SST VI Charter has been reviewed and ratified by a majority of the SST VI Board, including a majority of SST VI’s independent directors. This ratification by the SST VI Board was required by the NASAA REIT Guidelines.

The SST VI Charter and SST VI Bylaws provide that the number of SST VI’s directors may be established by a majority of the entire board of directors but may not be fewer than the minimum number required by the MGCL nor more than 15, each of whom (other than a director elected to fill the unexpired term of another director) is elected by SST VI’s stockholders, and shall serve for a term of one year. The SST VI Charter also requires that a majority of SST VI’s directors be independent directors. Currently, SST VI has three directors: H. Michael Schwartz, SST VI’s Chief Executive Officer, and two independent directors, Stephen G. Muzzy and Alexander S. Vellandi. An “independent director” is a person who is not one of SST VI’s officers or employees or an officer or employee of SST VI Advisor or its affiliates, has not otherwise been affiliated with such entities for the previous two years, and does not serve as a director of more than three REITs organized by or advised by SST VI Advisor. There are no family relationships among any of SST VI’s directors or officers, or officers of SST VI Advisor. Each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by us. At least one of the independent directors must have at least three years of relevant real estate experience. There is no limit on the number of times a director may be elected to office.

During the discussion of a proposed transaction, independent directors may offer ideas for ways in which transactions may be structured to offer us the greatest value, and SST VI’s management will take these suggestions into consideration when structuring transactions. Each director will serve until the next annual meeting of stockholders or until his or her successor has been duly elected and qualifies. Although the number of directors may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent director.

Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting properly called for the purpose of the proposed removal. The notice of the meeting will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed. Neither SST VI Advisor, any member of the SST VI Board, nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding the removal of SST VI Advisor or any director. In determining the requisite percentage interest required to approve such a matter, any shares owned by such persons will not be included.

Any vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence, or other incapacity of a director may be filled only by a vote of a majority of the remaining directors. Independent directors shall nominate replacements for vacancies in the independent director positions. If at any time SST VI has no directors in office, SST VI’s stockholders shall elect successor directors. Each of SST VI’s directors will be bound by SST VI’s charter and SST VI’s bylaws.

SST VI’s directors are not required to devote all of their time to SST VI’s business and are only required to devote the time to SST VI’s affairs as their duties require. SST VI’s directors meet quarterly, or more frequently if necessary. SST VI’s directors are not required to devote a substantial portion of their time to discharge their duties as SST VI’s directors. Consequently, in the exercise of their responsibilities, SST VI’s directors rely heavily on SST VI Advisor. SST VI’s directors have a fiduciary duty to SST VI’s stockholders to supervise the relationship between us and SST VI Advisor. The SST VI Board is empowered to fix the compensation of all officers that it selects and approve the payment of compensation to directors for services rendered to us in any other capacity.

The SST VI Board has written policies on investments and borrowing, the terms of which are set forth herein. See “Investment Objectives and Related Policies.” SST VI’s directors may establish further written policies on investments and borrowings and will monitor SST VI’s administrative procedures, investment operations, and performance to ensure that the policies are fulfilled and are in the best interest of SST VI’s stockholders.

The SST VI Board is also responsible for reviewing SST VI’s fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interest of SST VI’s stockholders. In addition, a majority of SST VI’s directors, including a majority of SST VI’s independent directors, not otherwise interested in the transaction must approve all transactions with SST VI Advisor or its affiliates. SST VI’s independent directors are also responsible for reviewing the performance of SST VI Advisor and determining, from time to time and at least annually, that the compensation to be paid to SST VI Advisor is reasonable in relation to the nature and quality of services performed and that the provisions of the SST VI Advisory Agreement are being carried out. Specifically, the independent directors will consider factors such as:

•	the amount of the fees paid to SST VI Advisor in relation to the size, composition, and performance of SST VI’s investments;

•	the success of SST VI Advisor in generating appropriate investment opportunities;

•	rates charged to other REITs, especially REITs of similar structure, and other investments by Advisors performing similar services;

•	additional revenues realized by SST VI Advisor and its affiliates through their relationship with us, whether SST VI pays them or they are paid by others with whom SST VI does business;

•	the quality and extent of service and advice furnished by SST VI Advisor and the performance of SST VI’s investment portfolio; and

•	the quality of SST VI’s portfolio relative to the investments generated by SST VI Advisor or its affiliates for its other clients.

If SST VI’s independent directors determine that the performance of SST VI Advisor is unsatisfactory or that the compensation to be paid to SST VI Advisor is unreasonable, the independent directors may take such actions as they deem to be in the best interests of us and SST VI’s stockholders under the circumstances, including potentially termination of the SST VI Advisory Agreement and retention of a new advisor. A majority of the independent directors must also approve any board action to which the following sections of the NASAA REIT Guidelines apply: II.A., II.C., II.F., II.G., IV.A., IV.B., IV.C., IV.D., IV.E., IV.F., IV.G., V.E., V.H., V.J., VI.A., VI.B.4, and VI.G.

Neither SST VI Advisor nor any of its affiliates will vote or consent to the voting of shares of SST VI’s common stock they now own or hereafter acquire on matters submitted to the stockholders regarding either (1) the removal of SST VI Advisor, any non-independent director, or any of their respective affiliates, or (2) any transaction between us and SST VI Advisor, any non-independent director, or any of their respective affiliates.

Directors and Executive Officers

The SST VI Board currently consists of three members. The SST VI Board has reviewed and ratified SST VI’s Articles of Incorporation and has adopted the SST VI Bylaws.

Any director may resign at any time and may be removed by the affirmative vote of the holders of common stock entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a member of the SST VI Board is to be removed.

Any vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence, or other incapacity of a director may be filled only by a vote of a majority of the remaining directors. Independent directors shall nominate replacements for vacancies in the independent director positions. If, at any time, SST VI has no directors in office, SST VI’s stockholders shall elect successor directors. Each of SST VI’s directors is bound by the SST VI Charter and SST VI Bylaws.

The following table and biographical descriptions set forth information with respect to the individuals who are SST VI’s officers and directors

Name	Age	Position(s)
H. Michael Schwartz	59	Chairman of the Board of Directors, Chief Executive Officer and President
Matt F. Lopez	48	Chief Financial Officer and Treasurer
Wayne Johnson	68	Chief Investment Officer
Nicholas M. Look	43	Secretary
Bliss Edwards	44	Executive Vice President — Canada
Stephen G. Muzzy	58	Independent Director
Alexander S. Vellandi	55	Independent Director

H. Michael Schwartz. Mr. Schwartz is the Chairman of the SST VI Board, SST VI’s Chief Executive Officer and President. Mr. Schwartz has been an officer and director since SST VI’s initial formation. Mr. Schwartz is also the Chief Executive Officer of each of: (i) Strategic Asset Management I, LLC (“SAM”), (ii) SmartStop, the parent entity of SST VI’s Sponsor, and (iii) SST VI’s Sponsor, SST VI Advisor, and SST VI’s Property Manager. In addition, he is the Chairman of the board of directors, Chief Executive Officer and President of SmartStop. He also serves as Chief Executive Officer, President, and Chairman of the board of directors of SSGT III and SST X, two private companies sponsored by SST VI’s Sponsor, as well as its related advisor and property manager entities. In addition, Mr. Schwartz serves as Chairman of the Board of Strategic Student & Senior Housing Trust, Inc. (“SSSHT”), a public non-traded student and senior housing REIT sponsored by SAM. Previously, Mr. Schwartz served as Chief Executive Officer and Chairman of the board of directors of each of Strategic Storage Growth Trust, Inc. (“SSGT”), Strategic Storage Trust IV, Inc. (“SST IV”), each a public non-traded self storage REIT, as well as Strategic Storage Growth Trust II, Inc., a private self storage REIT (“SSGT II”). SmartStop acquired each of SSGT, SST IV, and SSGT II by way of a merger into its subsidiaries on January 24, 2019, March 17, 2021, and June 1, 2022, respectively. Mr. Schwartz also served as Chief Executive Officer, President, and Chairman of the board of directors of SmartStop Self Storage, Inc. from August 2007 until the merger of SmartStop Self Storage, Inc. with Extra Space Storage, Inc. (“Extra Space”) on October 1, 2015. Since February 2008, Mr. Schwartz has also served as Chief Executive Officer and President of Strategic Storage Holdings, LLC (“SSH”). Prior to this time, Mr. Schwartz held various roles in the real estate and financial services industry, which includes more than 30 years of real estate, securities and corporate financial management experience. Mr. Schwartz holds a B.S. in Business Administration with an emphasis in Finance from the University of Southern California.

Owing to his real estate investment and management experience, SST VI believes that Mr. Schwartz possesses the knowledge and skills necessary to acquire and manage SST VI’s assets, and SST VI believes this experience supports his appointment to the SST VI Board.

Matt F. Lopez. Mr. Lopez is SST VI’s Chief Financial Officer and Treasurer, positions he has held since SST VI’s formation. Mr. Lopez serves as Chief Financial Officer and Treasurer for SSGT III, positions he has held since February 2022, and Chief Financial Officer and Treasurer for SST X, positions he has held since its formation in October 2024. Mr. Lopez also serves as Chief Financial Officer and Treasurer of SSSHT, positions he has held since December 2020, and as Secretary of SSSHT, a position he has held since March 2022. He also served as Chief Financial Officer and Treasurer for SST IV and SSGT II, positions he held from July 2019 until their respective mergers with SmartStop on March 17, 2021 and June 1, 2022, respectively. From January 2017 until June 2019, he served as Chief Financial Officer and Treasurer of SmartStop. Previously, from October 2015 to January 2017, Mr. Lopez served as a Controller for SAM and, in such capacity, was assigned to the accounting, financial management, and SEC and regulatory reporting of SmartStop. He also served as a Controller of SmartStop Self Storage, Inc. from November 2014 until its merger with Extra Space in October 2015. From 2000 to 2014, Mr. Lopez was with PricewaterhouseCoopers LLP, holding various positions including audit senior manager from 2008 to 2014. In his 14 years in public accounting, Mr. Lopez had extensive experience in the real estate industry working with REITs, real estate investment funds, homebuilders and land development companies. He is a Certified Public Accountant, licensed in California, and a member of the American Institute of Certified Public Accountants. Mr. Lopez holds a B.A. degree from the University of California, Los Angeles.

Wayne Johnson. Mr. Johnson has been SST VI’s Chief Investment Officer since SST VI’s formation. Mr. Johnson also serves as President and Chief Investment Officer of each of: (i) SmartStop and (ii) SST VI’s Sponsor, SST VI Advisor, and SST VI’s Property Manager. He has served as Chief Investment Officer of SSGT III since its formation and as President and Chief Investment Officer of its related advisor and property manager entities, and Chief Investment Officer for SST X, positions he has held since its formation in September 2024. Mr. Johnson also served in various roles at SSGT, SST IV, and SSGT II, including most recently as Chief Investment Officer until their respective mergers with SmartStop on January 24, 2019, March 17, 2021, and June 1, 2022, respectively. Mr. Johnson previously served as Chief Investment Officer of SAM from October 2015 until June 2019, and as Senior Vice President of SAM from January 2013 until January 2016. Mr. Johnson also served as Senior Vice President — Acquisitions for SmartStop Self Storage from August 2007 until January 2015 when he was appointed Chief Investment Officer, and served in that role until the merger of SmartStop Self Storage with Extra Space in October 2015. Mr. Johnson also served as Senior Vice President — Acquisitions for SCH beginning in June 2006; as Senior Vice President — Acquisitions for SSGT from March 2013 until August 2015 when he was appointed Chief Investment Officer, a position he held until January 2019; and as Senior Vice President — Acquisitions for SmartStop from January 2013 until June 2015 when he was appointed Chief Investment Officer. Prior to joining SCH, Mr. Johnson was involved in all aspects of commercial development and leasing, including office, office warehouse, retail, and self storage facilities. Mr. Johnson served on the board and is the past President of the Texas Self Storage Association (TSSA), which is the trade organization for self-storage developers, owners, and management groups. Mr. Johnson entered the commercial real estate business in 1979 after graduating from Southern Methodist University with a B.B.A. in Finance and Real Estate.

Nicholas M. Look. Mr. Look is SST VI’s Secretary, a position he has held since formation. Mr. Look also serves as General Counsel and Secretary of: (i) SmartStop and (ii) SST VI’s Sponsor, SST VI’s Advisor, and SST VI’s Property Manager. Mr. Look also serves as the Secretary of SSGT III and SST X, as well as the General Counsel and Secretary of the advisor and property manager entities for SSGT III and SST X. In addition, Mr. Look served as the Secretary of each of SST IV and SSGT II, positions he held until their mergers with SmartStop on March 17, 2021 and June 1, 2022, respectively. Mr. Look was previously Senior Corporate Counsel of SAM, a position he held from June 2017 until June 2019. From September 2017 to June 2019, Mr. Look served as Assistant Secretary of SSSHT. Prior to that, Mr. Look worked with the law firms of K&L Gates LLP, from April 2014 to June 2017, and Latham & Watkins LLP, from October 2010 to April 2014, where he served as corporate counsel to a variety of public and private companies, and where his practice focused on securities matters, capital markets transactions, mergers and acquisitions and general corporate governance and compliance. Mr. Look holds a B.S. in Computer Science from the University of California, Irvine and a J.D. from the Pepperdine University School of Law. He is a member of the State Bar of California.

Bliss Edwards. Ms. Edwards is SST VI’s Executive Vice President – Canada, a position she has held since February 2021. She also serves as Executive Vice President — Canada for SSGT III and SST X. Ms. Edwards

joined SmartStop as Managing Director — Canada in May 2019, and was promoted to Executive Vice President — Canada in January 2021, where she oversees all areas of Canadian property acquisitions and development. From October 2015 to March 2019, Ms. Edwards served as Senior Director of Development for Dymon Storage, a Canadian storage company. Prior to that, Ms. Edwards spent 10 years in land use planning approvals with various public and private organizations. Ms. Edwards holds an Honors Bachelor of Environmental Studies in Planning from the University of Waterloo and is a Registered Professional Planner.

Stephen G. Muzzy. Mr. Muzzy is one of SST VI’s independent directors and is the chairman of SST VI’s audit committee, as well as a member of each of SST VI’s nominating and corporate governance committee and compensation committee. Mr. Muzzy is also an independent director of SSSHT. Mr. Muzzy was also an independent director of SSGT until that company merged with and into a wholly-owned subsidiary of SmartStop in January 2019, and he was previously an independent director of SST IV. He has 20 years of experience in the commercial banking industry, including both real estate and construction lending for commercial, industrial, self storage, office and retail real estate properties. Mr. Muzzy is currently a Partner at MF Partners, an investment partnership focusing on commercial real estate, including multi-family industrial and retail, a position he has held since October 2012. Prior to MF Partners, Mr. Muzzy was a Senior Vice President at One West Bank from March 2012 to May 2014. Prior to OneWest Bank, Mr. Muzzy was a Senior Vice President and Senior Banker with JPMorgan Chase’s middle market banking group from January 2011 through March 2012, and a Vice President and Senior Relationship Manager with Wells Fargo’s commercial banking group from August 2007 through January 2011. From February 2006 through August 2007, Mr. Muzzy was a Vice President at Commerce National Bank. Mr. Muzzy began his banking career in 1994 with Wells Fargo, where he held various positions, including Vice President, Business Development Officer, Relationship Manager, and Store Manager. He is an active member of the community and currently serves as a director at the Hoag Hospital Foundation. Mr. Muzzy graduated with a B.A. in Social Ecology from the University of California, Irvine, and has an MBA from Pepperdine University.

SST VI believes that Mr. Muzzy’s varied background in numerous real estate, banking and financial positions supports his appointment to the SST VI Board.

Alexander S. Vellandi. Mr. Vellandi is one of SST VI’s independent directors and is the chairman of each of SST VI’s nominating and corporate governance committee and SST VI’s compensation committee, as well as a member of SST VI’s audit committee. Mr. Vellandi was also an independent director of SST IV until that company merged with and into a wholly-owned subsidiary of SmartStop in March 2021. He has over 20 years of experience in commercial real estate and finance. Mr. Vellandi is currently General Counsel of Money360, Inc., a commercial real estate lender, responsible for all legal aspects of its corporate and business operations, a position he has held since March 2016. Since 2002, he has also owned a residential real estate brokerage firm, Orange County Property Company. Prior to Money360, Inc., Mr. Vellandi was in-house legal counsel to Sabal Financial Group, LP. from November 2011 through March 2016. Mr. Vellandi was a sole practitioner from 2004 to 2011 and was Associate General Counsel of Triple Net Properties, LLC from 2003 to 2004. He has also served as an attorney with two law firms in California, Allen, Matkins, Leck, Gamble & Mallory LLP from 2000 to 2002, which is a California-based law firm specializing in real estate, litigation, labor, tax and business law, and Sheppard, Mullin, Richter & Hampton LLP from 1998 to 2000, which is a global 100 firm handling corporate and technology matters, litigation and financial transactions. In private practice, he has represented large corporations, developers, landlords, tenants, real property purchasers, borrowers and secured lenders on a wide range of real estate related transactions in various states. Mr. Vellandi graduated with his Bachelor of Arts from the University of California at Irvine and his J.D. from UCLA School of Law. Prior to entering law school, he served as an appointee of former California Governor Pete Wilson from 1995 through 1996. He is a member of the State Bar of California, is a licensed real estate broker and serves in a leadership capacity for various charities and professional organizations.

SST VI believes that Mr. Vellandi’s extensive business background in commercial real estate and banking supports his appointment to the SST VI Board.

Committees of SST VI’s Board of Directors

SST VI’s entire board of directors considers all major decisions concerning SST VI’s business, including any property acquisitions. However, SST VI’s bylaws provide that the SST VI Board may establish such committees as the board of directors believes appropriate. The board of directors appoints the members of the committee in the board of directors’ discretion. The SST VI Charter requires that a majority of the members of each committee of the SST VI Board be comprised of independent directors.

Audit Committee

SST VI’s audit committee is comprised of Stephen G. Muzzy and Alexander S. Vellandi, both independent directors. Mr. Muzzy currently serves as chairman of the audit committee. The SST VI Board has determined that Mr. Muzzy satisfies the requirements for an “audit committee financial expert” and has designated Mr. Muzzy as the audit committee financial expert in accordance with applicable SEC rules. The audit committee operates pursuant to a written charter adopted by the SST VI Board. The charter for the audit committee sets forth its specific functions and responsibilities. The primary responsibilities of the audit committee include:

•	selecting an independent registered public accounting firm to audit SST VI’s annual financial statements;

•	reviewing with the independent registered public accounting firm the plans and results of the audit engagement;

•	approving the audit and non-audit services provided by the independent registered public accounting firm;

•	reviewing the independence of the independent registered public accounting firm; and

•	considering the range of audit and non-audit fees and reviewing the adequacy of SST VI’s internal accounting controls.

Compensation Committee

SST VI’s compensation committee is comprised of Stephen G. Muzzy and Alexander S. Vellandi, both independent directors. Mr. Vellandi currently serves as chairman of the compensation committee. The compensation committee has concluded that, because it will only need to address issues related to director compensation while SST VI is externally managed, a charter is not necessary at the present time. The compensation committee will periodically review the need for a charter and, if adopted, will disclose a copy of such charter to SST VI’s stockholders pursuant to SEC rules. The primary responsibilities of the compensation committee include:

•	reviewing and approving SST VI’s corporate goals with respect to compensation of officers and directors, if applicable;

•	recommending to the board compensation for all non-employee directors, including board and committee retainers, meeting fees, and other equity-based compensation;

•	administering and granting stock options to SST VI Advisor, employees of SST VI Advisor, and affiliates based upon recommendations from SST VI Advisor; and

•	setting the terms and conditions of such options in accordance with SST VI’s Employee and Director Long-Term Incentive Plan, which is described further below.

SST VI currently does not intend to hire any employees. SST VI’s compensation committee has authority to amend the Employee and Director Long-Term Incentive Plan or create other incentive compensation and equity-based plans. SST VI has not previously paid any of SST VI’s executive officers, all of whom are employees of SST VI Advisor, and currently do not intend to pay SST VI’s executive officers in the near future. However, SST

VI has and SST VI may continue to reimburse SST VI Advisor for compensation of SST VI’s executive officers allocable to their time devoted to providing management services to us. As a result, SST VI does not have, and the compensation committee has not considered, a compensation policy or program for SST VI’s executive officers. If SST VI determines to compensate SST VI’s executive officers directly in the future, the compensation committee will review all forms of compensation and approve all equity-based awards.

Nominating and Corporate Governance Committee

SST VI’s nominating and corporate governance committee is comprised of Stephen G. Muzzy and Alexander S. Vellandi, both independent directors. Mr. Vellandi currently serves as chairman of the nominating and corporate governance committee. The nominating and corporate governance committee operates pursuant to a written charter adopted by the SST VI Board. The charter for the nominating and corporate governance committee sets forth its specific functions and responsibilities. The primary responsibilities of the nominating and corporate governance committee include:

•	developing and implementing the process necessary to identify prospective members of the SST VI Board;

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identifying individuals qualified to serve on the SST VI Board, consistent with criteria approved by the SST VI Board, and recommending that the SST VI Board select a slate of director nominees for election by SST VI’s stockholders at the annual meeting of SST VI’s stockholders;

•	determining the advisability of retaining any search firm or consultant to assist in the identification and evaluation of candidates for membership on the SST VI Board;

•	overseeing an annual evaluation of the SST VI Board, each of the committees of the SST VI Board and management;

•	developing and recommending to the SST VI Board a set of corporate governance principles and policies;

•	periodically reviewing SST VI’s corporate governance principles and policies and suggesting improvements thereto to the SST VI Board; and

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considering and acting on any conflicts-related matter required by SST VI’s charter or otherwise permitted by the MGCL where the exercise of independent judgment by any of SST VI’s directors (who is not an independent director) could reasonably be compromised, including approval of any transaction involving SST VI Advisor or its affiliates.

Compensation of Directors

SST VI pays each of SST VI’s independent directors a retainer of $50,000 per year plus $1,500 for each board or board committee meeting the director attends in person ($2,500 for attendance by the chairperson of the audit committee at each meeting of the audit committee and $2,000 for attendance by the chairperson of any other committee at each committee meeting in which they are a chairperson) and $1,500 for each regularly-scheduled meeting the director attends by telephone ($250 for special board meetings conducted by telephone). In the event there are multiple meetings of the board and one or more committees in a single day, the fees are limited to $3,500 per day ($4,000 for the chairperson of the audit committee if there is a meeting of such committee). In addition, SST VI has reserved 10,000,000 shares of ST VI Common Stock for issuance under SST VI’s Employee and Director Long-Term Incentive Plan (described below), including restricted stock and stock options that may be granted to SST VI’s independent directors. In addition, SST VI Special Committee members will receive a one-time retainer of $50,000, plus an additional per meeting fee of $1,500 per meeting for negotiating the Merger transaction.

Each of SST VI’s independent directors are awarded 2,500 shares of restricted stock upon their initial appointment or election to the board of directors, which shares vest ratably over a period of four years from the date of issuance (the “Initial Restricted Stock Awards”); provided, however, that SST VI awarded Initial Restricted Stock Awards to SST VI’s current independent directors for their initial appointment at SST VI’s first annual meeting. In addition, each of SST VI’s independent directors will receive 2,500 shares of restricted stock upon their re-election to the SST VI Board, which vest ratably over a period of four years from the date of re-election (the “Annual Restricted Stock Awards”). Messrs. Muzzy and Vellandi have each received a total of 13,750 shares of restricted stock in connection with their service as SST VI’s independent directors, of which 7,500 shares have vested as of June 30, 2026. Both the Initial Restricted Stock Awards and the Annual Restricted Stock Awards are subject to a number of other conditions set forth in such awards.

Notwithstanding the vesting periods described in the previous paragraph, the restricted stock shall become fully vested if the independent director provides continuous services to us or an affiliate through the effective date of a change in control event. Each independent director will be entitled to receive distributions on any vested shares of restricted stock held, with distributions on any shares of restricted stock that have not vested being retained by us until such shares have vested, at which time the relevant distributions will be transferred to the independent director without interest thereon. No vesting credit will be given for a partial year of service, and any portion of the restricted stock that has not vested before or at the time an independent director ceases service as a director shall be forfeited.

Other than existing restricted stock awards, SST VI has no agreements or arrangements in place with any directors to award any equity-based compensation. SST VI may not award any equity-based compensation at any time when the relevant issuance of shares, when combined with those shares issued or issuable to SST VI Advisor, directors, officers, or any of their affiliates, would exceed 10% of SST VI’s outstanding shares.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the SST VI Board. If a director is also an employee of SST VI Advisor or its affiliates, SST VI does not pay compensation for services rendered as a director.

Employee and Director Long-Term Incentive Plan

SST VI’s Employee and Director Long-Term Incentive Plan (“SST VI’s Incentive Plan”) will:

•	provide incentives to individuals who are granted stock awards because of their ability to improve SST VI’s operations and increase profits;

•	encourage selected persons to accept or continue employment with us or with SST VI Advisor or its affiliates that SST VI deems important to SST VI’s long-term success; and

•	increase the interest of directors in SST VI’s success through their participation in the growth in value of SST VI’s stock.

SST VI’s Incentive Plan will be administered by SST VI’s compensation committee. SST VI’s Incentive Plan provides for the grant of awards to employees, directors, consultants, or any other persons approved by SST VI’s compensation committee. Awards granted under SST VI’s Incentive Plan may consist of restricted stock, nonqualified stock options, incentive stock options, stock appreciation rights, and dividend equivalent rights, and other equity-based awards.

The total number of shares of SST VI Common Stock (or common stock equivalents) reserved for issuance under SST VI’s Incentive Plan is equal to 10% of SST VI’s outstanding shares of stock at any time, but not to exceed 10,000,000 shares. At this time, we have no plans to issue any awards under SST VI’s Incentive Plan, except for the granting of restricted stock or stock options to SST VI’s independent directors as described in “Compensation of Directors” immediately above.

The term of SST VI’s Incentive Plan is 10 years. Upon SST VI’s earlier dissolution or liquidation, upon SST VI’s reorganization, merger, or consolidation with one or more corporations as a result of which we are not the surviving corporation, or upon sale of all or substantially all of SST VI’s properties, SST VI’s Incentive Plan will terminate, and provisions will be made for the assumption by the successor corporation of the awards granted or the replacement of the awards with similar awards with respect to the stock of the successor corporation, with appropriate adjustments as to the number and kind of shares and exercise prices. Alternatively, rather than providing for the assumption of awards, the compensation committee may either (i) shorten the period during which awards are exercisable, or (ii) cancel an award upon payment to the participant of an amount in cash that the compensation committee determines is equivalent to the amount of the fair market value of the consideration that the participant would have received if the participant exercised the award immediately prior to the effective time of the transaction.

SST VI’s compensation committee will set the term of the options in its discretion, but no option will have a term greater than 10 years. The compensation committee will set the period during which the right to exercise an option vests. No option issued may be exercised, however, if such exercise would jeopardize SST VI’s ability to qualify or maintain SST VI’s status as a REIT under the Code. In addition, no option may be sold, pledged, assigned, or transferred by an option holder in any manner other than by will or the laws of descent or distribution.

In the event that any distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution or sale, transfer, exchange, or other disposition of all or substantially all of SST VI’s assets, or other similar corporate transaction or event, affects the stock such that SST VI’s compensation committee determines an adjustment to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under SST VI’s Incentive Plan or with respect to an option, then the compensation committee shall, in such manner as it may deem equitable, adjust the number and kind of shares or the exercise price with respect to any option.

Restricted Stock

Restricted stock entitles the recipient to an award of common stock that is subject to restrictions on transferability and such other restrictions, if any, as SST VI’s compensation committee may impose at the date of grant. Grants of restricted stock will be subject to vesting schedules as determined by SST VI’s compensation committee. The restrictions may lapse separately or in combination at such times and under such circumstances as SST VI’s compensation committee may determine, including, without limitation, a specified period of employment or other service or the satisfaction of pre-established criteria. Except to the extent restricted under the award agreement relating to the restricted stock, a participant granted restricted stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive distributions on the restricted stock. Although distributions are paid on all restricted stock, whether vested or not, at the same rate and on the same date as SST VI’s shares of common stock, SST VI intends to require that such distributions on any shares of restricted stock that have not vested be retained by us until such shares have vested, at which time the relevant distributions will be transferred without interest thereon. Holders of restricted stock are prohibited from selling such shares until the restrictions applicable to such shares have lapsed.

Options

Options entitle the holder to purchase shares of SST VI Common Stock during a specified period and for a specified exercise price. SST VI may grant options under SST VI’s Incentive Plan that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code (incentive stock options) or options that are not incentive stock options (nonqualified stock options). Incentive stock options and nonqualified stock options will generally have an exercise price that is not less than 100% of the fair market value of the common stock underlying the option on the date of grant and will expire, with certain exceptions, 10 years after the grant date. To date, SST VI has not issued any options.

Stock Appreciation Rights

Stock appreciation rights entitle the recipient to receive from us, at the time of exercise, an amount in cash (or in some cases, shares of common stock) equal to the amount by which the fair market value of the common stock underlying the stock appreciation right on the date of exercise exceeds the price specified at the time of grant, which cannot be less than the fair market value of the common stock on the grant date. To date, SST VI has not issued any stock appreciation rights.

Distribution Equivalent Rights

Distribution equivalent rights entitle the recipient to receive, for a specified period, a payment equal to the periodic distribution declared and made by us on one share of common stock. Distribution equivalent rights are forfeited to us upon the termination of the recipient’s employment or other relationship with us. Distribution equivalent rights will not reduce the number of shares of common stock available for issuance under SST VI’s Incentive Plan. To date, SST VI has not issued any distribution equivalent rights.

Other Equity-Based Awards

Other equity-based awards include any award other than restricted stock, options, stock appreciation rights, or distribution equivalent rights which, subject to such terms and conditions as may be prescribed by SST VI’s compensation committee, entitles a participant to receive shares of SST VI Common Stock or rights or units valued in whole or in part by reference to, or otherwise based on, shares of common stock or dividends on shares of common stock. Other equity-based awards covering the OP Units that are convertible (directly or indirectly) into SST VI Common Stock shall reduce the maximum aggregate number of shares of common stock that may be issued under SST VI’s Incentive Plan on a one-for-one basis (i.e., each such unit shall be treated as an award of common stock). Awards settled in cash will not reduce the maximum aggregate number of shares of common stock that may be issued under SST VI’s Incentive Plan.

Compliance with Section 409A

As part of SST VI’s strategy for compensating SST VI’s independent directors, SST VI intends to continue to issue restricted stock and/or options to purchase SST VI Common Stock in SST VI’s Incentive Plan, which is described above.

In general, equity and equity-based awards granted to employees, directors, or other service providers of a company may be subject to the new rules governing deferred compensation under Section 409A of the Code. Awards that are subject to Section 409A must meet certain requirements regarding the timing and form of distributions or payments, the timing of elections to defer compensation, restrictions on the ability to change elections as to timing and form of distributions or elections to defer, and prohibitions on acceleration or deferral of distributions or payments, as well as certain other requirements. Violations of Section 409A’s requirements can result in additional income, additional taxes, and penalties being imposed on the employee, director, or other service provider who receives an equity award. If the affected individual is SST VI’s employee, SST VI would be required to withhold federal income taxes on this amount.

SST VI intends that the awards SST VI issues under SST VI’s Incentive Plan will either be exempt from or comply with Section 409A’s requirements. Options and stock appreciation rights granted under the plan are intended to be exempt from Section 409A because they are required to be granted with an exercise or base price that is equal to fair market value on the date of grant and they are denominated in SST VI Common Stock. If, however, an option, or stock appreciation right is granted in connection with a distribution equivalent right or other equity-based award, it may lose its exemption and become subject to Section 409A. Distribution equivalent rights and other equity-based awards will generally be subject to Section 409A, unless they are structured to fit within a specific exemption from Section 409A.

Limited Liability and Indemnification of Directors, Officers, Employees, and Other Agents

SST VI is permitted to limit the liability of SST VI’s directors, officers, and other agents, and to indemnify them, only to the extent permitted by Maryland law and the NASAA REIT Guidelines.

Maryland law permits us to include in the SST VI Charter a provision limiting the liability of SST VI’s directors and officers to SST VI’s stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property, or services; or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action.

The MGCL requires us (unless the SST VI Charter provides otherwise, which the SST VI Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property, or services;

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his act or omission was unlawful; or

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in a proceeding by us or on SST VI’s behalf, the director or officer was adjudged to be liable to us (although a court may also order indemnification for expenses relating to an adverse judgment in a suit by or in the right of the corporation or a judgment of liability on the basis that a personal benefit was improperly received).

The SST VI Charter provides that SST VI will indemnify and hold harmless a director, an officer, SST VI Advisor, or an affiliate against any and all losses or liabilities reasonably incurred by such party in connection with or by reason of any act or omission performed or omitted to be performed on SST VI’s behalf in such capacity. The SST VI Charter also permits, with the approval of the SST VI Board, indemnification of an employee or agent of SST VI on the same basis. This indemnification does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit SST VI’s stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances. SST VI has obtained director and officer liability insurance that covers all or a portion of the losses and liabilities, if any, which may arise from such events.

In addition to the above provisions of the MGCL, and as set forth in the NASAA REIT Guidelines, the SST VI Charter further limits SST VI’s ability to indemnify and hold harmless SST VI’s directors, advisor, and affiliates for losses arising from SST VI’s operation by requiring that the following additional conditions be met:

•	SST VI’s directors, advisor, or affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in SST VI’s best interests;

•	SST VI’s directors, advisor, or affiliates were acting on SST VI’s behalf or performing services for SST VI;

•	in the case of SST VI’s non-independent directors, or SST VI Advisor or affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification;

•	in the case of SST VI’s independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification; and

•	the indemnification or agreement to hold harmless is recoverable only out of SST VI’s net assets and not from SST VI’s stockholders.

SST VI has agreed to indemnify and hold harmless SST VI Advisor and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the SST VI Advisory Agreement. As a result, SST VI’s stockholders and SST VI may be entitled to a more limited right of action than they and SST VI would otherwise have if these indemnification rights were not included in the SST VI Advisory Agreement.

The general effect to investors of any arrangement under which any of SST VI’s controlling persons, directors, or officers are insured or indemnified against liability is a potential reduction in distributions resulting from SST VI’s payment of premiums associated with insurance. In addition, indemnification could reduce the legal remedies available to SST VI’s stockholders and us against the officers and directors.

The SEC takes the position that indemnification against liabilities arising under the Securities Act, is against public policy and unenforceable. Indemnification of SST VI’s directors, officers, employees, agents, advisor, or affiliates and any persons acting as a broker-dealer for SST VI will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•

a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which SST VI’s securities were offered as to indemnification for violations of securities laws.

SST VI’s charter provides that the advancement of SST VI’s funds to SST VI’s directors, officers, employees, agents, advisor, or affiliates for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (1) the legal action relates to acts or omissions with respect to the performance of duties or services on SST VI’s behalf; (2) SST VI’s directors, officers, employees, agents, advisor, or affiliates provide us with written affirmation of their good faith belief that they have met the standard of conduct necessary for indemnification; (3) the legal action is initiated by a third party who is not a stockholder or, if the legal action is initiated by a stockholder acting in his or her capacity as such, a court of competent jurisdiction specifically approves such advancement; and (4) SST VI’s directors, officers, employees, agents, advisor, or affiliates agree in writing to repay the advanced funds to us together with the applicable legal rate of interest thereon, in cases in which such persons are found not to be entitled to indemnification.

Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuits, provided that a court either:

•	approves the settlement and finds that indemnification of the settlement and related costs should be made; or

•

dismisses the lawsuit with prejudice or there is a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court approves the indemnification.

SST VI Advisor, Property Manager, Sponsor, and Dealer Manager

SST VI Advisor, Property Manager, and Sponsor are SST VI’s affiliates. SST VI Advisor is primarily responsible for managing SST VI’s day-to-day business affairs and assets, subject to the oversight of the SST VI Board. SST VI’s Property Manager is primarily responsible for the operation, management, and leasing of SST VI’s properties, as well as oversight of any third party property managers. SST VI Advisor and Property Manager are each owned by SST VI’s Sponsor. In addition, SST VI Advisor and Property Manager may subcontract certain advisory functions and/or the property management of SST VI’s properties to other third party operators which may, in turn, subcontract with local property managers and certain other parties. SST VI’s Dealer Manager is not SST VI’s affiliate.

SST VI Advisor

SST VI Advisor is Strategic Storage Advisor VI, LLC, a Delaware limited liability company. SST VI Advisor is wholly-owned by SST VI’s Sponsor. Some of SST VI’s officers and directors are also officers of SST VI Advisor. SST VI Advisor has contractual responsibility to us and SST VI’s stockholders pursuant to the SST VI Advisory Agreement.

The officers and key personnel of SST VI Advisor are as follows:

Name	Age	Position(s)
H. Michael Schwartz	59	Chief Executive Officer and President
Wayne Johnson	68	Chief Investment Officer
Joseph H. Robinson	52	Chief Operations Officer
James R. Barry	37	Chief Financial Officer and Treasurer
Michael O. Terjung	50	Chief Accounting Officer
Nicholas M. Look	43	General Counsel and Secretary

The backgrounds of Messrs. Schwartz, Johnson and Look are described in “MANAGEMENT OF SST VI — Directors and Executive Officers” above. The backgrounds of Messrs. Barry, Terjung, and Robinson are described below.

Joseph H. Robinson. Mr. Robinson is the Chief Operations Officer of SST VI Advisor, a position he has held since October 2020. Mr. Robinson also serves as the Chief Operations Officer of SST VI’s Property Manager and SST VI’s Sponsor, positions he has held since October 2020 and October 2019, respectively, and as the Chief Operations Officer of SmartStop, a position he has held since October 2019. Mr. Robinson also serves as the Chief Operations Officer of SSGT III’s related advisor entities and property management entities, positions he has held since February 2022, and Chief Operations Officer for SST X, a position he has held since its formation in September 2024. Mr. Robinson also served as the Chief Operations Officer of SST IV’s and SSGT II’s related advisor entities and property management entities until their respective mergers with SmartStop on March 17, 2021 and June 1, 2022, respectively. Prior to joining SmartStop, Mr. Robinson served as Chief Marketing Officer and Executive Vice President of Simply Self Storage Management LLC from April 2016 until September 2019. At Simply, Mr. Robinson led various functions including all marketing, pricing, information technology, and training. From 2010 to 2016, Mr. Robinson served in several pricing and marketing capacities at Extra Space Storage, Inc. Most recently, he was Vice President, Marketing where he led revenue management, data analytics, and the call center. Prior to that, Mr. Robinson served as Director of Revenue Management, where he led the development of multiple industry first centralized pricing models for self storage. Mr. Robinson is a respected authority on Revenue Management in the self storage industry. He has delivered multiple speaking engagements on pricing and has had multiple articles distributed in several industry trade publications. Mr. Robinson holds a B.S. in Computer Science with a Business Minor from Brigham Young University, and a MBA from Rice University.

James R. Barry. Mr. Barry is the Chief Financial Officer and Treasurer of SST VI Advisor, positions he has held since October 2020. Mr. Barry also serves as the Chief Financial Officer and Treasurer of SST VI’s Property Manager and SST VI’s Sponsor, positions he has held since October 2020 and July 2019, respectively, and as the Chief Financial Officer and Treasurer of SmartStop, positions he has held since June 2019. Mr. Barry also serves as Chief Financial Officer and Treasurer of SmartStop’s, SSGT III’s and SST X’s related advisor entities and property management entities. Mr. Barry previously served as Chief Financial Officer and Treasurer of SST IV’s and SSGT II’s advisor and property management entities until their respective mergers with SmartStop on March 17, 2021 and June 1, 2022, respectively. Mr. Barry served as the Senior Vice President — Finance of SmartStop from August 2018 to June 2019. Prior to that, Mr. Barry served in various positions for SAM, including Senior Vice President — Finance from August 2018 to July 2019 and Director of Finance from October 2015 to August 2018. From 2012 to 2015, Mr. Barry held the title of Financial Analyst, and was highly involved in the negotiations, calculations, and communications for the merger of SmartStop Self Storage, Inc. with Extra Space in October 2015. From 2009 to 2012, Mr. Barry served as a Corporate Accountant and Senior Financial Analyst at Thompson National Properties, LLC, a sponsor of commercial real estate offerings. From 2007 to 2009, Mr. Barry worked in various accounting functions at Grubb & Ellis Co. Mr. Barry holds a B.S. in Business Administration with an emphasis in Finance from California State University, Fullerton, and a MBA with an emphasis in Finance from Chapman University, where he graduated with honors.

Michael O. Terjung. Mr. Terjung is the Chief Accounting Officer of SST VI Advisor, a position he has held since October 2020. Mr. Terjung also serves as the Chief Accounting Officer of SST VI’s Property Manager and SST VI’s Sponsor, positions he has held since October 2020 and July 2019, respectively, and as the Chief Accounting Officer of SmartStop, a position he has held since June 2019. Mr. Terjung also serves as chief accounting officer of the advisor and property management entities for SSGT III and SST X. Mr. Terjung previously served as the Chief Accounting Officer of SST IV’s and SSGT II’s advisor and property management entities until their respective mergers with SmartStop on March 17, 2021 and June 1, 2022, respectively. From January 2017 until December 2019, Mr. Terjung served as the Chief Financial Officer and Treasurer of SSSHT. Mr. Terjung was also the Chief Financial Officer and Treasurer of SSGT until such company’s merger with SmartStop on January 24, 2019.

Mr. Terjung was Chief Financial Officer and Treasurer of SSGT II from July 2018 until June 2019. Mr. Terjung also served as the Chief Financial Officer and Treasurer of SAM from January 2017 until April 2022. Previously, from October 2015 to January 2017, Mr. Terjung served as a Controller for SAM. He also served as the Controller of SmartStop Self Storage from September 2014 until its merger with Extra Space on October 1, 2015 and served as a Controller of SSH assigned to SmartStop Self Storage from September 2009 to September 2014. From July 2004 to September 2009, Mr. Terjung held various positions with NYSE listed Fleetwood Enterprises, Inc., including Corporate Controller responsible for financial reporting and corporate accounting. Mr. Terjung gained public accounting and auditing experience while employed with PricewaterhouseCoopers LLP and Arthur Andersen LLP from September 2000 to July 2004, where he worked on the audits of a variety of both public and private entities, registration statements and public offerings. Mr. Terjung is a Certified Public Accountant, licensed in California, and graduated cum laude with a B.S.B.A. degree from California State University, Fullerton.

SST VI’s Property Manager

Strategic Storage Property Management VI, LLC, a Delaware limited liability company organized in October 2020, is SST VI’s Property Manager and manages SST VI’s properties. The officers of SST VI’s Property Manager have significant experience managing self storage facilities throughout the United States and Toronto, Canada. SST VI’s Property Manager may enter into sub-property management agreements with affiliates or third party management companies and pay part of its management fee to such affiliates or third parties. Many of SST VI’s Property Manager’s senior property management personnel previously worked for large self storage operators, including publicly-traded self storage REITs. See “Compensation of SST VI Advisor and Its Affiliates” for a discussion of the fees and expense reimbursements payable to SST VI’s Property Manager.

The officers and key personnel of SST VI’s Property Manager are as follows:

Name	Age	Position(s)
H. Michael Schwartz	59	Chief Executive Officer
Wayne Johnson	68	President and Chief Investment Officer
Joseph H. Robinson	52	Chief Operations Officer
James R. Barry	37	Chief Financial Officer and Treasurer
Michael O. Terjung	50	Chief Accounting Officer
Nicholas M. Look	43	General Counsel and Secretary

The backgrounds of Messrs. Schwartz, Johnson and Look are described in “MANAGEMENT OF SST VI — Directors and Executive Officers”. The backgrounds of Messrs. Robinson, Barry, Terjung and Look are described above in “SST VI Advisor”.

The Property Manager will hire, direct, and establish policies for employees who will have direct responsibility for the operations of each property SST VI acquires, which may include but not be limited to on-site managers and building and maintenance personnel. The Property Manager also will direct the purchase of equipment and supplies and will supervise all maintenance activity.

SST VI’s Sponsor

SST VI’s sponsor, SmartStop REIT Advisors, LLC, a Delaware is a limited liability company (“SST VI’s Sponsor”), is an indirect subsidiary of SmartStop. SmartStop is a self-managed REIT with a fully integrated operations team of more than 1,000 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through SST VI’s Sponsor, also sponsors other self-storage programs and, through its Managed Platform, offers third-party management services in the U.S. and Canada. As of June 30, 2026, SmartStop has an owned or managed portfolio of approximately 460 operating properties in 36 states, Washington, D.C., and Canada, comprising over 275,000 units and more than 35 million rentable square feet. SmartStop and its affiliates own or manage 52 operating self-storage properties across four provinces in Canada, which total approximately 46,000 units and 4.6 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com. SST VI’s Sponsor also serves as the sponsor and owner of the advisor and property manager of SSGT III and SST X.

SST VI’s Dealer Manager

Orchard Securities, LLC, a Utah limited liability company, serves as SST VI’s Dealer Manager. Orchard Securities, LLC was formed in 2005 and became approved as a member of FINRA in 2005. Orchard Securities, LLC is not an affiliate of our Advisor.

Compensation of SST VI Advisor and Its Affiliates

The following is a description of compensation and other payments that SST VI will pay to SST VI Advisor and its affiliates (including SST VI’s Property Manager). These compensation arrangements established by SST VI Advisor and its affiliates are not the result of arm’s-length negotiations. In addition to the compensation described below, SST VI’s Sponsor, SST VI Advisor and/or their affiliates will pay to SST VI’s Dealer Manager certain retainer and offering success-based compensation.

Type of Compensation	Determination of Amount	Estimated Amount
Acquisition Stage

Acquisition Fee(1)	SST VI will pay SST VI Advisor an acquisition fee equal to 1.0% of (i) the contract purchase price of real estate investments acquired directly by us, including any debt attributable to these investments, plus amounts incurred for development, construction or other capital improvements; or (ii) when SST VI purchase a portion of a real estate asset, whether through another entity or as a co-owner of the real estate asset, SST VI’s pro rata share of the gross asset value of the real estate asset, including any debt attributable to SST VI’s portion of the real estate asset, plus SST VI’s allocable portion of amounts incurred for development, construction or other capital improvements.	Actual amounts to be paid depend upon contract purchase prices, asset values, and other indeterminate amounts and therefore cannot be determined at this time.

Acquisition Expenses(1)	SST VI will reimburse SST VI Advisor and its affiliates for acquisition related expenses, whether or not the potential property is acquired, including surveys, appraisals, title insurance and escrow fees, legal and accounting fees and expenses, cost of architectural, engineering, and other property reports, environmental and asbestos audits, property due diligence and audit fees, transfer taxes, travel and communication expenses, non-refundable option payments on properties not acquired, and other expenses related to the acquisition of properties. SST VI expects these expenses to vary based on transaction size, and average approximately 0.75% of the purchase price of each property.	Actual amounts depend upon actual expenses and therefore cannot be determined at this time.

Financing Fees	SST VI will not pay a financing fee to SST VI Advisor or its affiliates.	None.

Operational and Management Stage

Asset Management Fee	SST VI will pay SST VI Advisor a monthly asset management fee of 0.0625%, which is one-twelfth of 0.75% of the aggregate asset value.	Actual amounts to be paid depend upon the aggregate asset value and therefore cannot be determined at this time.

Type of Compensation	Determination of Amount	Estimated Amount
Development Fee	For properties that SST VI does not wholly-own (directly or indirectly), such as properties owned through a joint venture, SST VI Advisor or its affiliate will be entitled to receive from such joint venture or other such co-ownership entity a market-based development fee, some or all of which may be re-allowed to a third party developer. The development fee will be paid in connection with joint venture properties that SST VI anticipates developing or expanding within 12 months of the acquisition of such properties. A development fee to a third-party developer may take the form of an up-front fee and participation in a back-end performance fee.	None.

Tenant Protection Plan Revenues (Affiliate of Property Manager)	SST VI’s Property Manager is entitled to substantially all of the net revenues attributable to the sale of tenant protection plans at SST VI’s properties.	Not determinable at this time.

Initial Property Manager Setup Fee(2)	SST VI will pay SST VI’s Property Manager a one-time fee of $3,750 for each self storage property acquired by us that will be managed by SST VI’s Property Manager.	Not determinable at this time.

Property Management Fee(2)	SST VI will pay SST VI’s Property Manager a property management fee equal to the greater of $3,000 per month or 6.0% of the monthly gross revenues from SST VI’s self storage properties plus reimbursement of the Property Manager’s costs of managing the properties. This fee will be paid monthly. SST VI’s Property Manager may enter into sub-property management agreements with affiliates or third-party property managers to manage certain of SST VI’s properties and SST VI’s Property Manager may pay some or all of its property management fees to such affiliates or third parties.	Actual amounts to be paid depend upon the monthly gross revenues of the properties and therefore cannot be determined at this time.

Construction Fee	SST VI will pay SST VI’s Property Manager a construction fee equal to 5.0% of the amount of construction or capital improvement costs.	Not determinable at this time.

Operating Expenses	SST VI will reimburse expenses incurred by the Advisor and Property Manager in connection with administrative services, including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the Advisor receives the Acquisition Fee or Disposition Fee.	Not determinable at this time.

Type of Compensation	Determination of Amount	Estimated Amount
Disposition and Liquidation Stage

Property Disposition Fee	SST VI will pay SST VI Advisor a disposition fee equal to 1.5% of the contract sales price of each property sold, exchanged, or otherwise disposed of.	Not determinable at this time.

Subordinated Share of Net Sale Proceeds (not payable if SST VI is listed on an exchange or have merged)(3)(4)	Upon sale of SST VI’s properties, SST VI will pay an affiliate of SST VI Advisor in cash, distributions from the SST VI OP, pursuant to a special limited partnership interest, equal to 15% of remaining net sale proceeds after SST VI pays stockholders total distributions equal to their invested capital plus a 6% cumulative, non-compounded annual return on invested capital.	Not determinable at this time.

Subordinated Distribution Due Upon Termination of the Advisory Agreement (not payable if SST VI is listed on an exchange or have merged)(3)

Upon an involuntary termination or non-renewal of the advisory agreement (other than for a material breach by SST VI Advisor as a result of willful or intentional misconduct or bad faith on behalf of SST VI Advisor), an affiliate of SST VI Advisor will be entitled to receive distributions from the SST VI OP, pursuant to a special limited partnership interest. The subordinated distribution will be equal to 15% of the amount by which (i) the appraised value of SST VI’s properties, plus the GAAP basis carrying value of SST VI’s assets less the GAAP basis carrying value of SST VI’s liabilities at the termination date, plus the amount of all prior distributions on invested capital SST VI has paid through the termination date exceeds (ii) the sum of stockholders’ invested capital plus total distributions required to be made to the stockholders in order to pay the stockholders a 6% cumulative, non-compounded annual return on invested capital from inception through the termination date.

Such distribution is reduced by any prior payment to an affiliate SST VI Advisor of a subordinated share of net sale proceeds.

This subordinated distribution will be paid in the form of a non-interest bearing promissory note. Payment of this note will be deferred until SST VI receives net proceeds from the sale or refinancing of properties held at the termination date. If the promissory note has not been paid in full in cash on the earlier of (a) the date SST VI’s common stock is listed or (b) within three years from the termination date, then SST VI Advisor may elect to convert the balance of the fee into OP Units or SST VI Common

Not determinable at this time.

Type of Compensation	Determination of Amount	Estimated Amount
Stock. The value of the OP Units or SST VI Common Stock will be equal to the fair market value of such OP Units or SST VI Common Stock, as applicable, as determined by the SST VI Board or the general partner of the SST VI OP based upon the appraised value of SST VI’s properties, as determined by an independent appraiser plus SST VI’s assets, less SST VI’s liabilities, on the date of the election. In addition, if we merge or otherwise enter into a reorganization and the promissory note has not been paid in full, the note must be paid in full upon the closing date of such transaction.

Subordinated Incentive Listing Distribution (payable only if SST VI is listed on an exchange and have not merged)(3)(4)(5)

In the event SST VI lists SST VI’s stock for trading, SST VI is required to pay an affiliate of SST VI Advisor a subordinated incentive listing distribution from the SST VI OP, pursuant to a special limited partnership interest. This distribution equals 15% of the amount by which (i) the average “market value” of the shares issued and outstanding at listing over a period of 30 trading days selected by SST VI Advisor beginning after the first day of the 6th month, but not later than the last day of the 18th month, after the shares are first listed on a national securities exchange (plus the amount payable pursuant to this provision) plus total distributions on invested capital made before listing exceeds (ii) the sum of stockholders’ invested capital and the amount of total distributions required to be paid to stockholders in order to pay the stockholders a 6% cumulative, non-compounded annual return on invested capital.

This subordinated incentive listing distribution will be paid in cash, OP Units or shares of SST VI’s common stock (or any combination thereof) in the sole discretion of SST VI’s independent directors. The price of the OP Units or shares of SST VI’s common stock (or any combination thereof) will be calculated based on the average of the daily market price of SST VI’s shares of common stock for the 10 consecutive trading days immediately preceding the date of such issuance of OP Units or shares.

Not determinable at this time.

Subordinated Distribution Due Upon Extraordinary Transaction (payable only if SST VI merges or otherwise reorganizes)(3)(4)(5)	Upon a merger or other corporate reorganization, SST VI will pay an affiliate of SST VI Advisor in cash a subordinated distribution due upon extraordinary transaction from the SST VI OP, pursuant to a special limited partnership interest. This distribution equals 15% of the amount by which the transaction amount (calculated as the aggregate value of all of SST VI’s issued and outstanding	Not determinable at this time.

Type of Compensation	Determination of Amount	Estimated Amount
shares using a per share value equal to the per share value paid to SST VI’s stockholders in such transaction) (plus the amount payable pursuant to this provision), plus total distributions SST VI made prior to such transaction, exceeds the sum of the stockholders’ invested capital and the total distributions required to be paid to the stockholders in order to pay a 6% cumulative, non-compounded annual return on invested capital.

(1)

Contract purchase price means the amount actually paid or allocated in respect of the purchase, development, construction, or improvement of a property, exclusive of acquisition fees and acquisition expenses. SST VI reimburses SST VI Advisor for direct costs SST VI Advisor incurs and amounts it pays to third parties in connection with the selection and acquisition of a property, whether or not ultimately acquired. Actual amounts are dependent upon the purchase price SST VI pays for SST VI’s properties and the expenses incurred in acquiring a property, and therefore, cannot be definitively determined at this time. the SST VI Board is responsible for determining whether SST VI’s acquisition fees and acquisition expenses are reasonable. Since the acquisition fees we pay SST VI Advisor are a percentage of the purchase price of an investment, the acquisition fees will be a larger portion of offering proceeds to the extent we also fund acquisitions through (i) the incurrence of debt, (ii) retained cash flow from operations, and (iii) issuances of equity in exchange for properties, to the extent such proceeds are not used to fund stock repurchases for share redemptions.

(2)	The SST VI Charter does not impose a specific cap on property management fees.
(3)

In calculating the subordinated share of net sale proceeds, the subordinated distribution due upon termination of the SST VI Advisory Agreement, the subordinated incentive listing distribution and the subordinated distribution due upon extraordinary transaction, we ignore distributions made to redeem shares under any common stock share redemption program and distributions on such redeemed shares. “Net sale proceeds” generally means the net proceeds of any sale transaction less the amount of all real estate commissions, selling expenses, legal fees and other closing costs paid by us or the SST VI OP. In the case of a sale transaction involving a property SST VI owned in a joint venture, “net sale proceeds” means the net proceeds of any sale transaction actually distributed to the SST VI OP from the joint venture less any expenses incurred by the SST VI OP in connection with such transaction. Net sale proceeds shall not include any amounts used to repay outstanding indebtedness secured by the asset disposed of in the sale. The annual return on invested capital is calculated on an aggregate weighted-average daily basis. No payments will be made to SST VI Advisor under the non-interest bearing promissory note, if any, until SST VI’s stockholders have received in the aggregate, cumulative distributions equal to their invested capital plus a 6% cumulative, non-compounded annual return. In no event will the amount paid to SST VI Advisor under the non-interest bearing promissory note, if any, exceed the amount considered presumptively reasonable by the NASAA REIT Guidelines. Any amounts otherwise payable to SST VI Advisor pursuant to the promissory note that is not paid at the date of sale because investors have not received their required minimum returns under the NASAA REIT Guidelines (i.e., a 6% cumulative, non-compounded annual return, which will be calculated from inception through the date of termination) will be deferred and paid at such time as these minimum returns have been achieved.

(4)

Any receipt by an affiliate of SST VI Advisor of subordinated share of net sale proceeds (for anything other than a sale of the entire portfolio) will reduce the amount of the subordinated distribution due upon termination, the subordinated incentive listing distribution and the subordinated distribution due upon extraordinary transaction.

(5)

The market value of SST VI’s outstanding stock for purposes of calculating the incentive distribution due upon listing is measured by taking the average closing price or average of bid and asked price, as the case may be, during a period of 30 trading days selected by SST VI Advisor, in its sole discretion, beginning after the first day of the 6th month, but not later than the last day of the 18th month, following listing.

SSGT III Merger Sub, LLC

Merger Sub is a Maryland limited liability company and a wholly owned subsidiary of SST VI formed solely for the purpose of entering into the Merger Agreement and effecting the Merger. Upon completion of the Merger, SSGT III will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of SST VI. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.

Strategic Storage Growth Trust III, Inc.

Business

Overview

Strategic Storage Growth Trust III, Inc., a Maryland corporation, was formed on February 23, 2022 under the MGCL for the purpose of engaging in the business of investing in self storage facilities and elected to qualify as a REIT for federal income tax purposes for the taxable year ended December 31, 2022. SSGT III’s year end is December 31. As used in this section, “SSGT III” refers to Strategic Storage Growth Trust III, Inc. and each of its subsidiaries.

SmartStop REIT Advisors, LLC, an indirect subsidiary of SmartStop, is the sponsor of SSGT III (the “SSGT III Sponsor”). The SSGT III Sponsor owns 100% of SS Growth Advisor III, LLC (the “SSGT III Advisor”) and SS Growth Property Management III, LLC (the “SSGT III Property Manager”).

SSGT III has no employees. SSGT III Advisor, a Delaware limited liability company, was formed on February 21, 2022 and is responsible for managing SSGT III’s affairs on a day-to-day basis and identifying and making acquisitions and investments on SSGT III’s behalf under the terms of the SSGT III Advisory Agreement. A majority of SSGT III’s officers are also officers of SSGT III Advisor and the SSGT III Sponsor.

SSGT III has invested the net proceeds from the SSGT III Offering primarily in self storage facilities consisting of both income-producing and growth properties located in the United States and Canada. As of June 30, 2026, the SSGT III portfolio consists of (i) 12 wholly-owned self storage facilities located in four states and three Canadian provinces comprising approximately 9,215 self storage units and approximately 981,465 net rentable square feet, (ii) SSGT III’s 50% equity interest in three unconsolidated real estate ventures located in the two Canadian provinces (British Columbia and Quebec), and (iii) beneficial interest in three Delaware Statutory Trust (“DST”) sponsored programs. The unconsolidated real estate ventures consist of one operating self storage property and two parcels of land being developed into self storage facilities, with subsidiaries of SmartCentres Real Estate Investment Trust, an unaffiliated third party (“SmartCentres”), owning the other 50% of such entities.

Equity

On May 12, 2022, SSGT III Advisor purchased approximately 110 shares of SSGT III common stock for $1,000 and became SSGT III’s initial stockholder. SSGT III’s Articles of Incorporation authorized 30,000 shares of common stock with a par value of $0.001 per share. SSGT III’s Articles of Amendment and Restatement (the “SSGT III Charter”) authorized 100,000,000 shares of common stock with a par value of $0.001 per share (“SSGT III Common Stock”) and 10,000,000 shares of preferred stock with a par value of $0.001 per share. On May 18, 2022, pursuant to a confidential private placement memorandum (the “SSGT III PPM”), SSGT III commenced a private offering of up to $250,000,000 in shares of SSGT III Common Stock (the “SSGT III Primary Offering”) and $25,000,000 in shares of SSGT III Common Stock pursuant to SSGT III’s distribution reinvestment plan (the “SSGT III DRP Offering”), collectively (the “SSGT III Private Offering”).

On June 27, 2022, SSGT III satisfied the initial escrow conditions of the SSGT III Private Offering by raising in excess of $1 million, and SSGT III commenced formal operations. On April 18, 2024, SSGT III’s board of directors approved the closedown of SSGT III’s Primary Offering with an effective date of (i) July 31, 2024 or (ii) the date that SSGT III crossed over 1,900 stockholders (the “Closedown Date”). On July 11, 2024, the board of directors approved the extension of the Closedown Date to be the earlier of (i) August 30, 2024, or (ii) the date that SSGT III crossed over 1,900 stockholders. On August 30, 2024, the SSGT III Primary Offering was effectively closed; however, SSGT III continued to offer shares of SSGT III Common Stock in the SSGT III DRP Offering. As of December 31, 2025, SSGT III had sold approximately 17.7 million shares of SSGT III Common Stock for gross offering proceeds of approximately $168.8 million in the SSGT III Private Offering.

Preferred Stock

On February 4, 2025, SSGT III issued $100 million in shares of SSGT III’s Series A Convertible Preferred Stock (the “SSGT III Series A Convertible Preferred Stock”) pursuant to a preferred stock purchase agreement (the “Series A Preferred Stock Purchase Agreement”) with Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR). SSGT III paid the Investor an investment fee equal to 0.50% of the aggregate purchase price at closing.

The SSGT III Series A Convertible Preferred Stock ranks senior to SSGT III Common Stock, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up. Dividends payable on each share of SSGT III Series A Convertible Preferred Stock are equal to a rate of 8.85% per annum. If the SSGT III Series A Convertible Preferred Stock has not been redeemed on or prior to the fifth anniversary of the issuance of the SSGT III Series A Convertible Preferred Stock, the dividend rate will increase an additional 0.75% per annum each year thereafter to a maximum of 11.0% per annum until the tenth anniversary of the issuance of SSGT III Series A Convertible Preferred Stock, at which time the dividend rate shall increase 0.75% per annum each year thereafter until the SSGT III Series A Convertible Preferred Stock is redeemed or repurchased in full.

Upon any voluntary or involuntary liquidation, dissolution or winding up, the holders of SSGT III Series A Convertible Preferred Stock will be entitled to receive a payment equal to the greater of (i) the aggregate purchase price of all outstanding Preferred Shares (the “SSGT III Series A Preferred Stock Liquidation Amount”), plus an amount equal to any accrued and unpaid dividends and other distributions (whether or not accumulated or authorized and declared) to the date of payment, and (ii) the amount that would have been payable had the SSGT III Series A Convertible Preferred Stock been converted into SSGT III Common Stock immediately prior to such liquidation.

Subject to certain additional redemption rights, as described herein, we have the right to redeem the SSGT III Series A Convertible Preferred Stock for cash at any time following the third anniversary of the issuance of SSGT III Series A Convertible Preferred Stock The amount of such redemption will be equal to the aggregate purchase price of all outstanding SSGT III Series A Convertible Preferred Stock, plus applicable redemption premium (together, the “Redemption Price”), and an amount equal to any accrued and unpaid dividends and distributions on the SSGT III Series A Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the redemption date. Upon a change of control event, SSGT III has the right to redeem any or all outstanding SSGT III Series A Convertible Preferred Stock at an amount equal to the greater of (i) the amount that the holders of such SSGT III Series A Convertible Preferred Stock would have received had the SSGT III Series A Convertible Preferred Stock been converted into SSGT III Common Stock immediately prior to such change of control, up to a conversion value limitation, or (ii) the Redemption Price, in each case, plus an amount equal to any accrued and unpaid dividends and distributions up to the redemption date. In addition, subject to certain cure provisions, if SSGT III fails to maintain our status as a real estate investment trust, the holders of SSGT III Series A Convertible Preferred Stock have the right to require SSGT III to repurchase the SSGT III Series A Convertible Preferred Stock at an amount equal to the Redemption Price plus an amount equal to any accrued and unpaid dividends and distributions on the SSGT III Series A Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the redemption date.

At any time after the earlier to occur of (i) the third anniversary of the issuance of the SSGT III Series A Convertible Preferred Stock, or (ii) 180 days after an initial listing, the holders of SSGT III Series A Convertible Preferred Stock have the right to convert any or all of the SSGT III Series A Convertible Preferred Stock held by such holders into SSGT III Common Stock at a rate per share equal to the quotient obtained by dividing the SSGT III Series A Convertible Preferred Stock Liquidation Amount, plus an amount equal to any accrued and unpaid dividends or other distributions (whether or not accumulated or authorized and declared), by the conversion price. The conversion price is initially $10.75, and may be adjusted in connection with stock splits, stock dividends and other similar transactions. In no event will the value of the SSGT III Common Stock issued by SSGT III upon conversion of the SSGT III Series A Convertible Preferred Stock into SSGT III common stock exceed the Conversion Value Limitation.

The Investor has the right to request SSGT III to register for resale under the Securities Act shares of SSGT III Common Stock issued to the Investor upon conversion of the SSGT III Series A Convertible Preferred Stock, subject to certain limitations. After the first anniversary of the issuance of the SSGT III Series A Convertible Preferred Stock, the Investor may request up to four demand registrations for an amount of shares equal to at least $15 million each. We will use our reasonable best efforts to (i) file a registration statement on Form S-3 within 30 days of such request (or a registration statement on Form S-11 or such other appropriate form within 60 days of such request), and (ii) cause such registration statement to become effective as promptly as practicable thereafter. The Investor also has certain “piggyback” registration rights.

Other Corporate History

SSGT III’s Operating Partnership was formed on February 23, 2022. On May 12, 2022, SmartStop Storage Advisors, LLC (“SSA”), an affiliate of the SSGT III Advisor, purchased a limited partnership interest in SSGT III’s Operating Partnership for $1,000 and SSGT III contributed the initial $1,000 capital contribution SSGT III received to SSGT III’s Operating Partnership in exchange for the general partner interest. On May 12, 2022, in connection with entering into the Advisory Agreement, SSA made an additional $1,000 investment in SSGT III’s Operating Partnership in exchange for additional limited partnership interests and a special limited partnership interest.

On August 29, 2022, SmartStop OP, an affiliate of SSGT III’s Sponsor and the operating partnership of SmartStop, contributed $5.0 million to SSGT III’s Operating Partnership, in exchange for 549,451 units of limited partnership interest in SSGT III’s Operating Partnership (the “OP Investment”). The OP Investment was made net of sales commissions and dealer manager fees, but without giving effect to the early investor discounts available to purchasers of shares in the SSGT III Private Offering. At the effective time of the OP Investment, SmartStop OP was admitted as a limited partner to SSGT III’s Operating Partnership. As of December 31, 2025, SmartStop OP’s investment in SSGT III’s Operating Partnership represented approximately 3% of the outstanding units of limited partnership interest.

SSGT III’s Operating Partnership will own, directly or indirectly through one or more special purpose entities, all of the self storage properties that SSGT III acquires. SSGT III conducts certain activities through SSGT III’s taxable REIT subsidiary, SS Growth TRS III, Inc., a Delaware corporation (the “TRS”), which was formed on February 24, 2022, and is a wholly owned subsidiary of SSGT III’s Operating Partnership.

SSGT III Property Manager is a Delaware limited liability company, formed on February 18, 2022 to manage SSGT III’s properties. An affiliate of SSGT III’s Sponsor owns the rights to the “SmartStop® Self Storage” brand. SSGT III Property Manager derives substantially all of its income from the property management services it performs for SSGT III. SSGT III Property Manager may enter into sub-property management agreements with third-party management companies and pay part of its management fee to such sub-property managers.

As SSGT III accepted subscriptions for shares of SSGT III Common Stock, SSGT III transferred all of the net offering proceeds to SSGT III OP as capital contributions in exchange for additional units of interest in

SSGT III OP. However, SSGT III is deemed to have made capital contributions in the amount of gross proceeds received from investors, and SSGT III OP is deemed to have simultaneously paid the sales commissions and other costs associated with the Private Offering. In addition, SSGT III OP is structured to make distributions with respect to limited partnership units that are equivalent to the distributions made to holders of SSGT III Common Stock. Finally, a limited partner in SSGT III OP may later exchange its limited partnership units in SSGT III OP for shares of SSGT III Common Stock at any time after one year following the date of issuance of the limited partnership units, subject to certain restrictions outlined in the SSGT III Operating Partnership Agreement. SSA is prohibited from exchanging or otherwise transferring its limited partnership units so long as SSGT III Advisor is acting as the Advisor pursuant to the SSGT III Advisory Agreement.

Employees

SSGT III has no employees. The employees of SSGT III Advisor and its affiliates provide management, acquisition, advisory and certain administrative services for SSGT III.

Competition

The extent of competition in a market area depends significantly on local market conditions. The primary factors upon which competition in the self storage industry is based are location, rental rates, suitability of the property’s design and the manner in which the property is operated and marketed. SSGT III believes it will compete successfully on these bases.

Many of SSGT III’s competitors are larger and have substantially greater resources than SSGT III does. Such competitors may, among other possible advantages, be capable of paying higher prices for acquisitions and obtaining financing on better terms than SSGT III.

Industry Segments

SSGT III has internally evaluated all of its properties and interests therein as one industry segment and, accordingly, SSGT III does not report segment information.

Properties

As of June 30, 2026, SSGT III’s wholly-owned self storage portfolio was comprised of the following:

Property	State	Units(1)	Sq. Ft. (net)(2)	% of Total Rentable Sq. Ft.	Physical Occupancy %(3)
Rolling Acres Rd - Lady Lake	FL	870	136,000	14%	88%
State Rd 44 - Wildwood	FL	1,010	97,400	10%	92%
Industrial Blvd - Chula Vista	CA	1,010	110,200	11%	92%
Tamiami Trail - Fort Myers	FL	780	78,000	8%	91%
State Route 35 - Eatontown	NJ	730	65,800	7%	95%
Ingram Dr - North York	ON	770	81,800	8%	92%
McNab Dr - Tamarac	FL	760	69,000	7%	90%
Inglewood Dr - St. Albert (Edmonton)	AB	310	36,900	4%	93%
128 Ave NW - Edmonton	AB	560	65,200	7%	91%
Mapleview Dr W - Barrie	ON	740	88,900	9%	93%
Vancouver	BC	800	53,390	5%	94%
Greenway	TX	875	98,875	10%	82%

	12	9,215	981,465	100%	91%

(1)	Includes all rentable units, consisting of storage units and parking units (approximately 165 units).
(2)	Includes all rentable square feet consisting of storage units and parking units (approximately 54,000 square feet).
(3)	Represents the occupied square feet divided by total rentable square feet as of June 30, 2026.

As of June 30, 2026, SSGT III also held a joint venture interest in the following properties:

Unconsolidated Real Estate Venture	Location	Date Real Estate Venture Acquired Land	Real Estate Venture Status	Completion Date or estimated completion	Units(1)	Net Rentable Sq. Ft.(1)
Victoria	Victoria, British Columbia	April 2024	Under development	2027	1,150	100,000
Laval	Laval, Quebec	April 2024	Operational	June 2026	1,300	125,000
New Westminster	New Westminster, British Columbia	June 2025	Under development	2027	1,170	99,275

					3,620	324,275

(1)	Approximate units and net rentable square feet at completion.

As of June 30, 2026, SSGT III also held a beneficial interest in the following properties:

DST Sponsor Program	Property	Location	Ownership %	Units(1)	Sq. Ft. (net)(2)	Physical Occupancy %(3)
Blue Door I, DST	E Cary St.	Richard, Virginia	5%	560	58,800	89%
Blue Door I, DST	Long Shoals Rd.	Arden, North Carolina	5%	480	64,000	95%
Blue Door II, DST	FM 2181	Corinth, Texas	57%	770	98,200	94%
Blue Door II, DST	Narcoossee Rd.	Orlando, Florida	57%	690	100,700	89%
Blue Door II, DST	Spencer Highway	Pasadena, Texas	57%	930	149,100	91%
Blue Door III, DST	Florida Central Pkwy	Longwood, Florida	100%	550	68,000	94%
Blue Door III, DST	S. Cockrell Hill Rd.	Dallas, Texas	100%	670	74,800	90%
Blue Door III, DST	N 83rd Ave.	Phoenix, Arizona	100%	720	81,200	91%

				5,370	694,800	91%

(1)	Includes all rentable units, consisting of storage units and parking units (approximately 150 units).
(2)	Includes all rentable square feet consisting of storage units and parking units (approximately 60,800 square feet).
(3)	Represents the occupied square feet divided by total rentable square feet as of June 30, 2026.

Investments in Unconsolidated Real Estate Ventures

SSGT III has entered into joint venture agreements with a subsidiary of SmartCentres, an unaffiliated third party, for tracts of land owned by SmartCentres that are intended to be developed into self storage facilities.

SSGT III accounts for these investments using the equity method of accounting and they will be stated at cost and adjusted for SSGT III’s share of net earnings or losses and reduced by distributions. Equity in earnings will generally be recognized based on SSGT III’s ownership interest in the earnings of each of the unconsolidated investments.

Legal Proceedings

From time to time, SSGT III may become subject to legal proceedings arising in the ordinary course of its business. As of June 30, 2026, SSGT III was not a party to any material legal proceedings, nor was SSGT III aware of any such legal proceedings contemplated by governmental authorities.

Stock Ownership

The following table sets forth, as of June 30, 2026, the amount of SSGT III Common Stock beneficially owned by: (i) any person who is known by SSGT III to be the beneficial owner of more than 5% of the outstanding shares of SSGT III Common Stock; (ii) each of SSGT III’s directors; (iii) each of SSGT III’s executive officers; and (iv) all of SSGT III’s directors and executive officers as a group. There were a total of approximately 17.5 million shares of SSGT III Common Stock issued and outstanding as of June 30, 2026.

	Common Stock Beneficially Owned(1)
Name and Address(2) of Beneficial Owner	Number of Shares		Percentage
Directors and Executive Officers
H. Michael Schwartz, Chairman of the Board of Directors, Chief Executive Officer and President	219.780	(3)	*
Matt F. Lopez, Chief Financial Officer and Treasurer	—		—
Wayne Johnson, Chief Investment Officer	—		—
Nicholas M. Look, Secretary	—		—
Bliss Edwards, Executive Vice President — Canada	—		—
Dean L. Keller, Independent Director	4,816.203		*
Brent Chappell, Independent Director	4,816.203		*

All directors and executive officers as a group	9,852.186		*

*	Represents less than 1% of outstanding SSGT III Common Stock as of June 30, 2026.
(1)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group that may be exercised within 60 days following June 30, 2026. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of SSGT III Common Stock shown as beneficially owned by them.

(2)	The address of each of the beneficial owners is 10 Terrace Road, Ladera Ranch, California 92694.
(3)	Represents partnership units of SSGT III OP, which may be redeemed for cash, or at SSGT III’s option, an equal number of Shares of SSGT III Common Stock, subject to certain restrictions.

Quantitative and Qualitative Disclosures About Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, SSGT III expects that the primary market risk to which SSGT III will be exposed is interest rate risk and to a lesser extent, foreign currency risk. SSGT III may be exposed to the effects of interest rate changes primarily as a result of borrowings used to maintain liquidity and fund acquisition, expansion, and financing of SSGT III’s real estate investment portfolio and operations. SSGT III interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve SSGT III’s objectives, SSGT III may borrow at fixed rates or variable rates. SSGT III may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate SSGT III’s interest rate risk on a related financial instrument. SSGT III will not enter into derivative or interest rate transactions for speculative purposes.

As of June 30, 2026, SSGT III’s total indebtedness was approximately $178.6 million, which included approximately $43.7 million in variable rate debt and approximately $140.1 million in fixed rate debt, less approximately $3.7 million in net debt discount and $1.5 million in net debt issuance costs. A change in interest rates on variable debt could impact the interest incurred and cash flows and its fair value. If the underlying rate of the related index on our variable rate debt were to increase by 100 basis points, the increase in interest, net of SSGT III’s interest rate derivatives, would decrease future earnings and cash flows by approximately $0.4 million annually.

The following table summarizes future debt maturities and average interest rates on SSGT III’s outstanding debt as of June 30, 2026:

	Payments due during the years ended December 31,
	2026	2027	2028	2029	2030	Thereafter	Total
Variable rate debt	$37,623,475	$—	$6,034,314	$—	$—	$—	$43,657,789
Average interest rate	6.20%	5.46%	5.46%	N/A	N/A	N/A
Fixed rate debt	$442,945	$51,212,110	$21,534,161	$21,534,161	$453,342	$41,767,389	$140,148,826
Average interest rate	5.69%	5.69%	5.29%	5.06%	4.78%	4.78%

(1)

Interest expense for fixed rate debt was calculated based upon the contractual rate and the interest expense on variable rate debt was calculated based on the rate in effect on June 30, 2026. Debt denominated in foreign currency has been converted based on the rate in effect as of June 30, 2026.

As of December 31, 2025, SSGT III’s total indebtedness was approximately $205.6 million, which included approximately $90.8 million in variable rate debt and approximately $120.4 million in fixed rate debt, less approximately $3.8 million in net debt discount and $1.8 million in net debt issuance costs. A change in interest rates on variable debt could impact the interest incurred and cash flows and its fair value. If the underlying rate of the related index on SSGT III’s variable rate debt were to increase by 100 basis points, the increase in interest, net of SST VI’s interest rate derivatives, would decrease future earnings and cash flows by approximately $0.9 million annually.

Interest rate risk amounts were determined by considering the impact of hypothetical interest rates on SSGT III’s financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur. Further, in the event of a change of that magnitude, SSGT III may take actions to further mitigate SSGT III’s exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in SSGT III’s financial structure.

The following table summarizes future debt maturities and average interest rates on SSGT III’s outstanding debt as of December 31, 2025:

	Payments due during the years ended December 31,
	2026	2027	2028	2029	2030	Thereafter	Total
Variable rate debt	$64,599,419	$354,480	$25,874,621	$—	$—	$—	$90,828,520
Average interest rate(1)	5.84%	5.17%	5.17%	N/A	N/A	N/A
Fixed rate debt	$881,036	$51,212,113	$25,655,641	$435,161	$453,342	$41,767,389	$120,404,682
Average interest rate	5.64%	5.64%	5.14%	4.78%	4.78%	4.78%

(1)

Interest expense for fixed rate debt was calculated based upon the contractual rate and the interest expense on variable rate debt was calculated based on the rate in effect on December 31, 2025, excluding the impact of interest rate derivatives. The Huntington Loan, Bank of Montreal – Toronto Loan and Bank of Montreal – Edmonton Loan have variable rates, however, SSGT III entered into interest rate swap agreements that fix SOFR at 2.25%, CORRA at 3.35% and CORRA at 2.80%, respectively until the maturity of such loans. Debt denominated in foreign currency has been converted based on the rate in effect as of December 31, 2025.

Currently, SSGT III’s only foreign exchange rate risk comes from SSGT III’s Canadian properties, investments in Canadian joint ventures and the Canadian Dollar (“CAD”). SSGT III generates all of our revenues and expend essentially all of SSGT III’s operating expenses and third-party CAD-denominated debt service cost related to Canadian properties in CAD. As a result of fluctuations in currency exchange, SSGT III’s cash flows and results of operations could be affected.

THE COMBINED COMPANY

General

The Combined Company will retain the name “Strategic Storage Trust VI, Inc.” and will continue to be a Maryland corporation. The Combined Company will continue to invest in and manage a portfolio of self storage real estate and other real estate-related investments located in the United States and Canada.

The Combined Company’s principal executive offices will continue to be located at 10 Terrace Road, Ladera Ranch, California 92694, and its telephone number will be (877) 327-3485. The Combined Company will continue to have the same management, board of directors and other company policies and strategies as SST VI, described above under “THE COMPANIES – Strategic Storage Trust VI, Inc.”

Property Portfolio

If the Merger were to be completed as of the date of this Proxy Statement and Prospectus, the Combined Company would own 37 wholly-owned self storage facilities located in 10 states and three Canadian provinces, consisting of approximately 29,415 units and 3.2 million net rentable square feet, and interests in eight unconsolidated real estate ventures located in three Canadian provinces, consisting of six operating self storage properties and two parcels of land being developed into self storage facilities. The combined company would also sponsor and hold beneficial interest in three Delaware Statutory Trust (“DST”) programs. The DST programs own an additional eight properties, consisting of approximately 5,370 units and nearly 0.7 million net rentable square feet.

The following reflects the Combined Company’s portfolio of wholly-owned self storage properties, on a pro forma basis:

State	No. of Properties	Units(1)	Sq. Ft. (net)(2)	% of Total Rentable Sq. Ft.	Rental Income %(3)
Alberta	3	1,365	150,900	5%	4%
Arizona	4	2,850	378,720	12%	10%
British Columbia	2	1,725	112,570	3%	6%
California	1	1,010	110,200	3%	5%
Florida	8	6,005	715,015	22%	18%
New Jersey	1	730	65,800	2%	18%
Ontario	12	11,275	1,220,735	38%	39%
Texas	1	875	98,875	3%	3%
Nevada	1	335	51,900	2%	2%
Washington	1	1,095	99,745	3%	3%
Oregon	1	520	55,830	2%	2%
Delaware	1	820	80,545	3%	2%
Pennsylvania	1	810	78,040	2%	3%

	37	29,415	3,218,875	100%	100%

THE SSGT III SPECIAL MEETING

This Proxy Statement and Prospectus is being furnished in connection with the solicitation of proxies from SSGT III stockholders for use at the SSGT III Special Meeting. This Proxy Statement and Prospectus and accompanying form of proxy are first being mailed to SSGT III stockholders on or about September 15, 2026.

Date, Time, Place and Purpose of the SSGT III Special Meeting

The SSGT III Special Meeting will be held as a “virtual meeting” at 9AM Pacific Time on October 26, 2026. You will be able to attend the SSGT III Special Meeting and vote and submit your questions during the SSGT III Special Meeting via live webcast by visiting https:meetnow.global/MVXRMJ5/.

The purpose of the SSGT III Special Meeting is to consider and vote upon the following proposals:

1.	the Merger Proposal; and

2.	the Adjournment Proposal.

SST VI stockholders are not voting on the proposals to be voted on at the SSGT III Special Meeting.

Recommendation of the SSGT III Board of Directors

Based on the unanimous recommendation of the SSGT III Special Committee, the SSGT III Board unanimously recommends that the SSGT III stockholders vote (i) FOR the Merger Proposal and (ii) FOR the Adjournment Proposal. For the reasons the SSGT III Board is making these recommendations, see “The Merger — SSGT III’s Reasons for the Merger and Recommendation of the SSGT III Board” beginning on page 121.

SSGT III Record Date; Who Can Vote at the SSGT III Special Meeting

All holders of record of shares of SSGT III Common Stock at the close of business on September 4, 2026, the Record Date, are entitled to notice of, and to vote at, the SSGT III Special Meeting and any adjournment or postponement of the SSGT III Special Meeting.

Each share of SSGT III Common Stock owned as of the close of business on the Record Date is entitled to one vote on each proposal at the SSGT III Special Meeting. As of the Record Date, there were approximately 17.4 million shares of SSGT III Common Stock outstanding held by approximately 1,750 holders of record.

Required Vote; Quorum

Approval of the Merger Proposal requires the affirmative vote of a majority of all of the votes entitled to be cast on such proposal as of the close of business on the Record Date.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of all of the votes cast on such proposal.

Regardless of the number of shares of SSGT III Common Stock you own, your vote is very important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by phone or Internet.

The SSGT III Bylaws provide that the presence, in person or by proxy, of stockholders entitled to cast a majority of all of the votes entitled to be cast at such meeting will constitute a quorum. Shares that are voted and shares abstaining from voting are treated as being present at the SSGT III Special Meeting for purposes of determining whether a quorum is present.

No business may be conducted at the SSGT III Special Meeting if a quorum is not present, other than the proposal to adjourn the SSGT III Special Meeting to solicit additional proxies. Pursuant to the SSGT III Bylaws, the chairman of the meeting may adjourn the SSGT III Special Meeting to a later date, time and place announced at the meeting, whether or not a quorum is present and without a vote of stockholders.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be counted in determining the presence of a quorum. Abstentions and broker non-votes, if any, will have the same effect as votes AGAINST the Merger Proposal. Abstentions and broker non-votes will have no effect on the Adjournment Proposal.

Manner of Submitting Proxy

SSGT III stockholders may vote for or against or abstain from voting on the proposals submitted at the SSGT III Special Meeting in person via live webcast or by proxy. SSGT III stockholders can authorize a proxy in the following ways:

•	via mail, by completing, signing, dating and returning their proxy card in the enclosed envelope;

•	via the Internet at www.proxy-direct.com; or

•	via telephone at 1-800-337-3503.

SSGT III stockholders that authorize a proxy to vote their shares may still attend the SSGT III Special Meeting and vote in person via webcast. Any previous votes submitted by such stockholders, whether by mail, the Internet or telephone, will be superseded by the vote cast by that stockholder at the SSGT III Special Meeting.

All shares of SSGT III Common Stock entitled to vote and represented by properly completed proxies received prior to the SSGT III Special Meeting, and not revoked, will be voted at the SSGT III Special Meeting as instructed on the proxies. If SSGT III stockholders of record return properly executed proxies but do not indicate how their shares of SSGT III Common Stock should be voted on a proposal, the shares of SSGT III Common Stock represented by their properly executed proxy will be voted as the SSGT III Board recommends and, therefore, (i) FOR the Merger Proposal and (ii) FOR the Adjournment Proposal. Any shares present but not voted (whether by abstention, broker non-vote, or otherwise) will have the same effect as a vote AGAINST the Merger Proposal.

Delivery and Householding of Proxy Materials

SSGT III may give a single notice of the SSGT III Special Meeting to all SSGT III stockholders who share an address, which single notice shall be effective as to any SSGT III stockholder at such address, unless such SSGT III stockholder has objected to receiving the single notice or has revoked a prior consent to receiving such single notice. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If, at any time, a SSGT III stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of proxy materials, requests should be directed in writing to Strategic Storage Growth Trust III, Inc., Attention: Nicholas M. Look, Secretary, 10 Terrace Road, Ladera Ranch, California 92694, or via telephone at (877) 327-3485.

Revocation of Proxies or Voting Instructions

SSGT III stockholders of record may change their vote or revoke their proxy at any time before it is exercised at the SSGT III Special Meeting by:

•	submitting notice in writing to Strategic Storage Growth Trust III, Inc., Attention: Nicholas M. Look, Secretary, 10 Terrace Road, Ladera Ranch, California 92694;

•	submitting a later-dated proxy (via mail, the Internet, or telephone); or

•	attending the SSGT III Special Meeting and voting in person via live webcast.

Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting.

Solicitation of Proxies; Payment of Solicitation Expenses

The solicitation of proxies from SSGT III stockholders is made on behalf of the SSGT III Board. SSGT III will pay the cost of soliciting proxies from SSGT III stockholders. SSGT III has contracted with Computershare to assist SSGT III in the distribution of proxy materials and the solicitation of proxies. Computershare will be paid fees of approximately $37,000, plus out-of-pocket expenses, for its basic solicitation services, which include review of proxy materials, dissemination of broker search cards, distribution of proxy materials, solicitation of brokers, banks, and institutional holders, and delivery of executed proxies. SSGT III also expects to incur approximately $23,000 in expenses related to printing of these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person via webcast, by telephone or by electronic communication by SSGT III’s directors and officers who will not receive any additional compensation for such solicitation activities. SSGT III will also reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to SSGT III stockholders.

Adjournment Proposal

In addition to the approval of the Merger Proposal, SSGT III stockholders are also being asked to approve a proposal to adjourn the SSGT III Special Meeting to another date, time or place to solicit additional proxies in favor of the approval of the Merger Proposal, if necessary and as determined by the chair of the SSGT III Special Meeting. If this proposal is approved, the SSGT III Special Meeting could be successively adjourned to any date not more than 120 days after the Record Date. If the SSGT III Special Meeting is postponed or adjourned for the purpose of soliciting additional proxies, SSGT III stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use at the adjourned SSGT III Special Meeting.

Rights of Dissenting Stockholders

No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL will be available to holders of shares of SSGT III Common Stock with respect to the Merger.

Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the SSGT III Special Meeting, please contact SSGT III’s proxy solicitor at (866) 434-5625.

PROPOSALS SUBMITTED TO SSGT III STOCKHOLDERS

The Merger Proposal

(Proposal 1 on the SSGT III Proxy Card)

SSGT III stockholders are asked to consider and vote on a proposal to approve the Merger. For a summary and detailed information regarding this proposal, see the information about the Merger and the Merger Agreement throughout this Proxy Statement and Prospectus, including the information set forth in “The Merger” beginning on page 116 and “The Merger Agreement” beginning on page 170. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement and Prospectus and is incorporated into this Proxy Statement and Prospectus by reference.

Pursuant to the Merger Agreement, approval of the Merger Proposal is a condition to the consummation of the Merger. If this proposal is not approved, the Merger will not be completed.

SSGT III is requesting that SSGT III stockholders approve the Merger Proposal. Approval of this proposal requires the affirmative vote of a majority of the votes entitled to be cast on such proposal as of the close of business on the Record Date.

Recommendation of the SSGT III Board

The SSGT III Board recommends that SSGT III stockholders vote FOR the Merger Proposal.

The SSGT III Adjournment Proposal

(Proposal 2 on the SSGT III Proxy Card)

SSGT III stockholders are asked to consider and vote on a proposal to approve one or more adjournments of the SSGT III Special Meeting to another date, time or place to solicit additional proxies in favor of the approval of the Merger Proposal, if necessary and as determined by the chair of the SSGT III Special Meeting.

Approval of this proposal requires the affirmative vote of a majority of all votes cast at the SSGT III Special Meeting.

If, at the SSGT III Special Meeting, the number of shares of SSGT III Common Stock present in person or represented by proxy and voting in favor of the approval of the Merger Proposal is insufficient to approve the proposal, SSGT III intends to move to adjourn the SSGT III Special Meeting in order to enable the SSGT III Board to solicit additional proxies for approval of the Merger Proposal.

The SSGT III Special Meeting may not be postponed or adjourned to a date that is more than 120 days from the Record Date for the SSGT III Special Meeting.

SSGT III retains full authority to the extent it is set forth in the SSGT III Bylaws and Maryland law to adjourn the SSGT III Special Meeting, or to postpone the SSGT III Special Meeting before it is convened, without the approval of any stockholder.

Recommendation of the SSGT III Board

The SSGT III Board recommends that SSGT III stockholders vote FOR the Adjournment Proposal.

Other Business

As of the date of this Proxy Statement and Prospectus, SSGT III does not intend to bring any other matters before the SSGT III Special Meeting, and SSGT III does not know of any matters to be presented for consideration at the SSGT III Special Meeting which would be required to be set forth in this Proxy Statement and Prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders. In accordance with the SSGT III Bylaws and Maryland law, business transacted at the SSGT III Special Meeting will be limited to those matters set forth in such notice.

THE MERGER

The following is a description of the material aspects of the Merger. While SSGT III and SST VI believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to SSGT III stockholders. SSGT III and SST VI encourage SSGT III stockholders to carefully read this entire Proxy Statement and Prospectus, including the Merger Agreement and the other documents attached to this Proxy Statement and Prospectus and incorporated herein by reference, for a more complete understanding of the Merger.

General

Each of the SSGT III Special Committee and the SSGT III Board has unanimously declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, based on, among other factors, the reasons described below under “SSGT III’s Reasons for the Merger and Recommendation of the SSGT III Board.”

In the Merger, SSGT III will merge with and into Merger Sub, with Merger Sub being the surviving entity in the Merger and continuing as a wholly owned subsidiary of SST VI. Upon completion of the Merger, all shares of SSGT III Common Stock will be automatically cancelled and converted into the right to receive SST VI Class A Common Stock as described below under “The Merger Agreement — Merger Consideration.”

Background of the Merger

SSGT III was incorporated in February 2022. On May 18, 2022, pursuant to a confidential private placement memorandum SSGT III commenced a private offering of up to $250,000,000 in shares of SSGT III Common Stock and $25,000,000 in shares of SSGT III Common Stock pursuant to SSGT III’s distribution reinvestment plan. SSGT III raised approximately $169 million of gross proceeds in its private offering and invested the net proceeds, along with borrowed funds, in self storage assets located in the United States and Canada.

Since commencement of its private offering, the SSGT III Board periodically and in the ordinary course has reviewed SSGT III’s operations, strategic plan and long-term objectives. As part of that review process, the SSGT III Board has considered, among other things, SSGT III’s operational and financial performance, its business outlook, macroeconomic factors, and the real estate valuation environment and real estate valuation trends. In addition, the SSGT III Board has also considered the various challenges SSGT III faces as a private REIT, including the competitive environment for acquiring self storage assets, the challenges of owning and managing growth properties and the challenges of raising capital in the private market, as well as the GAAP net losses and accumulated deficit SSGT III has incurred. SSGT III faces intense competition in every market in which it purchases or develops self storage facilities. SSGT III competes with numerous national, regional and local developers, owners and operators in the self storage industry, some of which have substantially greater capital resources, greater cash reserves, less demanding rules governing distributions to stockholders and a greater ability to borrow funds to acquire self storage facilities on a cost-effective basis. Likewise, given SSGT III’s smaller scale relative to other self storage REITs, including non-traded and public REITs, its cost of capital has remained higher than that of those other REITs and, because SSGT III is a private company, its ability to raise new capital is limited to the private market.

Accordingly, as part of SSGT III’s regular review of its strategic plan and in response to the challenges faced by SSGT III, the SSGT III Board considered the possibility of exploring strategic alternatives, including, among other things, joint ventures with large institutional investors, increasing its leverage to acquire additional properties, or a business combination.

On November 3, 2025, the nominating and corporate governance committee of the SST VI Board met and discussed the need to form a special committee to explore a transaction with SSGT III. At the same meeting, Stanger presented an overview of a potential business combination transaction between SST VI and SSGT III. The nominating and corporate governance committee of the SST VI Board then formed the SST VI Special Committee, and the SST VI Special Committee then engaged Stanger as financial advisor and Venable as Maryland special counsel in connection with the possible transaction.

In November 2025, H. Michael Schwartz, who serves as Chairman of both the SSGT III Board and the SST VI Board, approached the other SSGT III directors with the possibility of a business combination transaction between SSGT III and SST VI. SSGT III is sponsored by a subsidiary of SmartStop which owns both the SSGT III Advisor and the SST VI Advisor. The SSGT III Advisor is primarily responsible for managing SSGT III’s business affairs and carrying out the directives of the SSGT III Board. In addition to Mr. Schwartz’s service on both the SSGT III Board and the SST VI Board, and the majority of the officers of SSGT III are also officers of SST VI, the sponsor and/or the SSGT III Advisor.

Based on the SSGT III Board’s understanding that SST VI intended to make an unsolicited proposal to SSGT III regarding a potential transaction, and recognizing the need for independent legal counsel, on or around January 12, 2026, Mr. Schwartz, on behalf of the SSGT III Board, spoke to a representative of Bass, Berry & Sims PLC (“Bass Berry”) regarding SSGT III’s proposed engagement of that firm should SST VI propose a transaction with SSGT III.

On January 12, 2026, Stanger delivered to the SSGT III Board a term sheet (the “January 12 term sheet”) from the SST VI Special Committee proposing a stock-for-stock merger transaction in which each share of SSGT III Common Stock would be converted into the right to receive shares of SST VI Class A Common Stock based primarily on the net asset value of SST VI and SSGT III, respectively, as of September 30, 2025, subject to adjustment for any material change in net working capital and transaction fees and expenses prior to signing a definitive merger agreement. The January 12 term sheet also provided for a termination payment equal to 3.5% of SSGT III’s equity value payable by SSGT III to SST VI upon certain customary triggering events, expense reimbursement in an amount up to $1.0 million upon certain customary triggering events and a 60-day exclusivity period.

On January 14, 2026, the nominating and corporate governance committee of the SSGT III Board met and discussed the need to form a special committee to explore a transaction with SST VI. The nominating and corporate governance committee of the SSGT III Board then formed the SSGT III Special Committee, and recognizing the need for independent legal counsel, the newly formed SSGT III Special Committee interviewed a representative of Bass Berry regarding the firm’s independence and qualifications. Based on that interview, the SSGT III Special Committee engaged Bass Berry as counsel in connection with the possible transaction.

On or about January 15, 2026, Mr. Barry, on behalf of the SSGT III Special Committee, contacted representatives of KeyBanc to discuss KeyBanc’s potential engagement to serve as the SSGT III Special Committee’s financial advisor. In addition, Mr. Barry requested that KeyBanc provide a draft engagement letter to enable the SSGT III Special Committee to evaluate and discuss the terms of a proposed engagement, which KeyBanc provided to the SSGT III Special Committee on January 30, 2026.

From January 30, 2026 through February 12, 2026, Bass Berry, on behalf of the SSGT III Special Committee, and KeyBanc negotiated the terms of KeyBanc’s engagement letter, as further described below.

On February 6, 2026, the SSGT III Special Committee discussed with representatives of Bass Berry the engagement of special legal counsel to advise the SSGT III Special Committee on matters of Maryland law, and Bass Berry made its recommendation to the SSGT III Special Committee. With the SSGT III’s Special Committee’s approval, Bass Berry then contacted a representative of Shapiro Sher to discuss Shapiro Sher’s engagement by the SSGT III Special Committee. At the meeting, the SSGT III Special Committee also discussed with Bass Berry the proposed engagement of KeyBanc and the terms of such engagement, including the fees contemplated by the engagement letter. After considering KeyBanc’s familiarity with both SSGT III’s and SST VI’s portfolios, KeyBanc’s experience in the REIT industry, particularly with the self storage sector, and the nature and scope of the current and historical work performed by KeyBanc for SST VI, the SSGT III Special Committee determined not to interview other financial advisors and to engage KeyBanc to serve as the SSGT III Special Committee’s exclusive financial advisor for the purpose of assisting the SSGT III Special Committee in its consideration and evaluation of any potential transaction with SST VI or another party. The SSGT III Special Committee entered into an engagement letter with KeyBanc on February 12, 2026. At the meeting, the SSGT III Special Committee also discussed the January 12 term sheet with Bass Berry.

On February 24, 2026, the SSGT III Special Committee further discussed the January 12 term sheet with Bass Berry, and the SSGT III Special Committee determined to withhold any counter-proposal to the January 12 term sheet until such time that the SST VI Special Committee delivered an updated term sheet with a proposed exchange ratio.

On April 22, 2026, the SST VI Special Committee met, together with representatives of Nelson Mullins and Stanger, to discuss an updated term sheet outlining the proposed terms upon which SSGT III would merge with and into SST VI. The SST VI Special Committee discussed potential exchange ratios and other terms, then authorized Stanger to submit the term sheet to a representative of SSGT III for consideration.

On April 22, 2026, Stanger delivered to the SSGT III Special Committee a term sheet (the “April 22 term sheet”) from the SST VI Special Committee proposing a stock-for-stock merger transaction in which each share of SSGT III Common Stock would be converted into the right to receive 0.9 shares of SST VI Class A Common Stock, subject to adjustment for any material change in net working capital and transaction fees and expenses prior to signing a definitive merger agreement. The April 22 term sheet also provided for a termination payment equal to 3.5% of SSGT III’s equity value payable by SSGT III to SST VI upon certain customary triggering events, expense reimbursement in an amount up to $1.0 million upon certain customary triggering events and a 60-day exclusivity period.

On May 12, 2026, the SSGT III Special Committee met, together with representatives of Bass Berry and Shapiro Sher. Shapiro Sher reviewed with the SSGT III Special Committee the directors’ standard of conduct under the MGCL, both generally and in connection with the SSGT III Special Committee’s consideration of the stock-for-stock merger proposed in the April 22 term sheet, as well as any other strategic alternatives that may be considered by the SSGT III Special Committee.

From mid-April 2026 through early May 2026, KeyBanc obtained certain publicly available information concerning SSGT III and SST VI, obtained certain internal information, primarily financial in nature, regarding SSGT III’s business and operations from SSGT III, obtained certain internal financial information, primarily financial in nature, regarding SST VI’s business and operations from the SST VI Special Committee (and its advisors), and had discussions with Stanger regarding the calculation of the exchange ratio in connection with the proposed merger.

On May 12, 2026, the SSGT III Special Committee met with representatives of KeyBanc, Bass Berry and Shapiro Sher. At the meeting, KeyBanc presented its initial valuation analysis of both SSGT III and SST VI to the SSGT III Special Committee. At the meeting, after taking into account KeyBanc’s analysis, the SSGT III Special Committee determined that pursuing a transaction with SST VI was preferable to abandoning the SST VI process and remaining a stand-alone company because, among other things, it believed that SSGT III did not have access to capital to grow to a sufficient size to make a listing of its shares on a national stock exchange feasible. Additionally, there would likely be limited opportunities to enhance value through continued operations. Further, the SSGT III Special Committee also determined that conducting a broad market check was not necessary given the relatively low likelihood that other strategic or private buyers would pay a greater price than SST VI was currently offering based on the then-current market conditions in the REIT sector and SST VI’s familiarity with the SSGT III portfolio. Moreover, in the event that there were potential buyers that would be competitive with SST VI, the SSGT III Special Committee believed that a low termination fee would allow potential buyers to make a more favorable offer.. As a result, KeyBanc was not engaged to, nor did it, run a pre-signing process to seek alternative purchasers for SSGT III. At the meeting, the SSGT III Special Committee also discussed with Bass Berry, Shapiro Sher and KeyBanc SST VI’s April 22 term sheet and the SSGT III Special Committee’s proposed response to the April 22 term sheet.

On May 13, 2026, at the direction of the SSGT III Special Committee, Bass Berry sent a revised term sheet to Nelson Mullins (the “May 13 term sheet”). The May 13 term sheet proposed an exchange ratio of 1.05, which was not conditioned on SSGT III consummating its acquisition of a property under contract prior to a closing under the definitive merger agreement. The May 13 term sheet also provided for, among other things, a 45-day go shop period with a termination payment of 1.25% of SSGT III’s equity value during the go shop period, a termination payment of 2.5% of SSGT III’s equity value in the event the definitive merger agreement is terminated outside the go shop period and a termination right for SSGT III as a result of an intervening event and expense reimbursement in an amount up to $1.5 million upon certain customary triggering events. The May 13 term sheet also requested that SSGT III Special Committee member, Dean Keller, would be appointed to the board of SST VI upon consummation of the merger.

On May 20, 2026, the SST VI Special Committee met, together with representatives of Nelson Mullins and Stanger, to discuss the May 13 term sheet. At such meeting, Stanger reviewed each of the proposed term sheet terms, as revised by the SSGT III Special Committee. The SST VI Special Committee discussed with their legal and financial advisors the proposed go shop provision, and the proposed exchange ratio and its impact on the relative implied equity values of SST VI and SSGT III, and the requested appointment of Dean Keller as a member of the SST VI board. Following this discussion, the SST VI Special Committee authorized Stanger to provide a counter-proposal to counsel for SSGT III for consideration.

On May 20, 2026, Stanger delivered to KeyBanc and Bass Berry, and the SSGT III Special Committee received, a revised term sheet from the SST VI Special Committee (the “May 20 term sheet”). The May 20 term sheet proposed an exchange ratio of 0.975. The May 20 term sheet also provided for, among other things, a termination payment of 3.0% of SSGT III’s equity value, eliminated the go shop covenant and the associated go shop termination payment, removed any language of adding additional board members, and returned the expense reimbursement to $1,000,000.

On May 26, 2026, the SSGT III Special Committee met, together with representatives from Bass Berry, Shapiro Sher and KeyBanc, to review and discuss the May 20 term sheet. KeyBanc presented its analysis of the May 20 term sheet, including various financial metrics implied by the proposed exchange ratio. The SSGT III Special Committee also discussed, with input and assistance from Bass Berry, Shapiro Sher and KeyBanc, the terms of a counterproposal to the May 20 term sheet, including an increased exchange ratio to 1.025, the reinsertion of the go shop covenant and the related termination payment, and the addition of a board experience provision in lieu of adding any particular director from SSGT III to the SST VI Board. Having the recommendations of KeyBanc, Bass Berry and Shapiro Sher, the SSGT III Special Committee approved the terms of a counterproposal and directed Bass Berry to submit it to counsel for SST VI.

On May 26, 2026, Bass Berry provided the SSGT III Special Committee’s term sheet reflecting the May 26 recommendations (the “May 26 term sheet”) to Nelson Mullins. The May 26 term sheet proposed the items discussed and agreed to during the May 26, 2026 SSGT III Special Committee meeting. The May 26 term sheet also provided for a 38-day go shop period with a termination payment of 1.5% of SSGT III’s equity value during the go shop period.

On June 1, 2026, the SST VI Special Committee held a meeting, together with representatives of Nelson Mullins, Venable, and Stanger, at which it discussed with its legal and financial advisors the analyses of the relative values of SST VI and SSGT III, each in connection with the proposed transaction. Following such discussion and a review and discussion of Stanger’s updated presentation materials related to various deal points, the SST VI Special Committee authorized Stanger to provide a counter-proposal to counsel for SSGT III.

On June 1, 2026, Stanger delivered to KeyBanc and Bass Berry, and the SSGT III Special Committee received, a revised term sheet from the SST VI Special Committee (the “June 1 term sheet”). The June 1 term sheet proposed an exchange ratio of 1.0. In addition, the June 1 term sheet replaced the 38-day go shop covenant and the associated termination payment during the go shop period with a 30-day window shop covenant and 1.5% termination payment. The June 1 term sheet also removed the board provision language.

On June 3, 2026, the SSGT III Special Committee met, together with representatives of Bass Berry, Shapiro Sher and KeyBanc, to discuss the June 1 term sheet. The SSGT III Special Committee, with input and assistance from Bass Berry, Shapiro Sher and KeyBanc, discussed the window shop covenant. Having the assistance of KeyBanc, Bass Berry and Shapiro Sher, the SSGT III Special Committee approved the terms of a counterproposal and directed Bass Berry to submit such counterproposal to counsel for SST VI.

On June 3, 2026, Bass Berry provided the SSGT III Special Committee’s term sheet (the “June 3 term sheet”) to Nelson Mullins. The June 3 term sheet agreed with the 1.0 exchange ratio. The June 3 term sheet also provided for a 42-day window shop period. All other terms were in agreement.

On June 8, 2026, the SST VI Special committee met, together with representatives of Nelson Mullins and Stanger, to discuss the June 3 term sheet. The Special Committee discussed the terms of the June 3 term sheet and agreed on all terms.

On June 10, 2026, Nelson Mullins delivered to Bass Berry a proposed exclusivity and non-disclosure agreement between SST VI and SSGT III that provided for an exclusivity period of up to 60 days, consistent with the June 3 term sheet. The SSGT III Special Committee approved the terms of the exclusivity and non-disclosure agreement. SST VI and SSGT III executed and delivered the exclusivity and non-disclosure agreement on the same day.

On June 5, 2026, Nelson Mullins delivered to Bass Berry an initial draft of the Merger Agreement. From June 5, 2026 through June 30, 2026, the Merger Agreement was revised in accordance with the outcomes of negotiations between the parties. In the negotiation process, the SSGT III Special Committee met with its advisors to discuss the terms of the Merger Agreement and proposed revisions thereto.

On July 9, 2026, the SST VI Special Committee held a meeting, together with representatives of Nelson Mullins, Venable, and Stanger. The legal advisors to the SST VI Special Committee reviewed the terms of the Merger Agreement and discussed with the SST VI Special Committee the mechanics of the window shop provision. Stanger presented its analysis of the proposed transaction and rendered its opinion to the SST VI Special Committee that the proposed transaction was fair, from a financial point of view, to SST VI. Venable provided an overview of the statutory duties of the directors under Maryland law, and Nelson Mullins reviewed the material terms of the Merger Agreement.

On July 13, 2026, the SST VI Special Committee held a meeting, together with representatives of Nelson Mullins and Stanger and unanimously approved the Merger and the Merger Agreement, and the other transactions contemplated by the Merger Agreement and recommended that the SST VI Board approve the same. Following the meeting of the SST VI Special Committee, and also on July 13, 2026, the SST VI Board held a meeting. Mr. Vellandi, as chairman of the SST VI Special Committee, reported on the approvals of the SST VI Special Committee and its recommendation that the SST VI Board approve the same. The SST VI Board unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

On July 13, 2026, the SSGT III Special Committee held a meeting, together with representatives of Bass Berry, Shapiro Sher and KeyBanc. KeyBanc reviewed its valuation analysis of SSGT III and SST VI with the SSGT III Special Committee and delivered its fairness opinion, orally confirming that, as of the date of the meeting, the Merger Consideration is fair, from a financial perspective, to the Unaffiliated Holders. The SSGT III Special Committee discussed with KeyBanc its fairness opinion. Shapiro Sher reviewed with the SSGT III Special Committee the directors’ standard of conduct under the MGCL in connection with the proposed transaction, and Bass Berry reviewed with the SSGT III Special Committee the material terms of the Merger Agreement. The SSGT III Special Committee unanimously determined that the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement are fair and reasonable, both financially and otherwise, to SSGT III and advisable and in the best interests of SSGT III and its stockholders, and are on terms and conditions not less favorable to SSGT III than those available from unaffiliated third parties. Additionally, the SSGT III Special Committee unanimously determined that a merger with SST VI would be preferable to any alternative transaction. Accordingly, the SSGT III Special Committee unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and declared its recommendation to the SSGT III Board that it do the same.

On July 13, 2026, following the SSGT III Special Committee meeting, the SSGT III Board held a meeting, together with representatives of Bass Berry, Shapiro Sher and KeyBanc. KeyBanc reviewed its valuation analysis of SSGT III and SST VI with the SSGT III Board and delivered its fairness opinion, orally confirming that, as of the date of the meeting, the Merger Consideration is fair, from a financial perspective, to the Unaffiliated Holders. The SSGT III Board discussed with KeyBanc its fairness opinion. Shapiro Sher reviewed with the SSGT III Board the directors’ standard of conduct under the MGCL in connection with the proposed transaction, and Bass Berry reviewed with the SSGT III Board the material terms of the Merger Agreement. With the recommendation of the SSGT III Special Committee, the SSGT III Board unanimously determined that the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement are fair and reasonable, both financially and otherwise, to SSGT III and advisable and in the best interests of SSGT III and its stockholders, and are on terms and conditions not less favorable to SSGT III than those available from unaffiliated third parties. Accordingly, the SSGT III Board unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the SSGT III Board unanimously recommended to the SSGT III stockholders that the Merger be approved (upon the terms and subject to the conditions of the Merger Agreement). Additionally, the SSGT III Board discussed with Bass Berry the purpose and adoption of indemnification agreements for the SSGT III directors and executive officers, after which the SSGT III Board approved such agreements. Also, the SSGT III Board approved an amendment to the SSGT III Bylaws that provides for the State of Maryland to serve as the exclusive forum for certain claims. Lastly, the SSGT III Board approved the suspension of the SSGT III distribution reinvestment plan and the SSGT III share redemption program.

On July 14, 2026, following the meeting of the SSGT III Board, SSGT III entered into indemnification agreements with each of the SSGT III directors, and thereafter, following the meetings of both the SSGT III Board and SST VI Board, SSGT III and SST VI entered into the Merger Agreement and related transaction documents. On July 14, 2026, SSGT III and SST VI issued a joint press release announcing the execution and delivery of the Merger Agreement and the transactions contemplated thereby, SSGT III sent a letter to the SSGT III stockholders describing the Merger, and SST VI filed with the SEC a Current Report on Form 8-K announcing the execution of the Merger Agreement.

The 42-day window shop period expired at 11:59 eastern time on August 25, 2026, and during said period, no competing Acquisition Proposal was received.

SSGT III’s Reasons for the Merger and Recommendation of the SSGT III Board

In evaluating the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement, the SSGT III Board considered the recommendation of the SSGT III Special Committee and consulted with its legal and financial advisors. In reaching the determination that the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement, are fair and reasonable, both financially and otherwise, to SSGT III and advisable and in the best interests of SSGT III and the SSGT III stockholders, the SSGT III Special Committee and the SSGT III Board considered a number of factors, including the following factors which the SSGT III Special Committee and the SSGT III Board viewed as supporting their respective decisions to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and for the SSGT III Board to recommend approval of the Merger pursuant to the Merger Agreement to the SSGT III stockholders:

•	the financial condition, business operations and assets of each of SSGT III and SST VI, independently and as the Combined Company;

•

the receipt by the SSGT III stockholders of the Merger Consideration provides the SSGT III stockholders the opportunity to continue ownership in the Combined Company, which may provide a number of potential benefits, including:

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the Combined Company’s portfolio would have a more diverse asset mix than SSGT III’s portfolio on a stand-alone basis, both in terms of physical occupancy, rental rates and geographic location, including an increased presence in key markets;

•	the Combined Company’s balance sheet would have increased assets, equity and liquidity as compared to SSGT III on a stand-alone basis;

•	the Combined Company would benefit from the (i) elimination of certain duplicative overhead costs and (ii) creation of a more streamlined and efficient business structure;

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the enhanced size and scale of the Combined Company may improve access to capital markets and reduce the cost of capital, which may be used to support strategic investments to drive growth opportunities;

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the Combined Company’s better access to capital may permit the Combined Company to meet the additional capital needs for SSGT III’s assets and, therefore, to hold SSGT III assets longer in order to potentially achieve better returns on those assets than could be achieved by SSGT III because of the potential need for SSGT III to sell assets prematurely to raise capital;

•

access for SSGT III stockholders to financial and other information regarding the Combined Company through the reports the Combined Company would file with the SEC, based on the Combined Company’s ongoing public reporting obligations under the Exchange Act;

•	as stockholders in the fully-integrated Combined Company, current SSGT III stockholders may see a reduction in the timeline to liquidity as a result of the Merger;

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the SSGT III Board’s and the SSGT III Special Committee’s belief that the Merger is the best available option for SSGT III and its stockholders as compared to other options, including (i) continuing to operate SSGT III on a stand-alone basis, (ii) liquidating SSGT III’s assets, (iii) seeking a merger with a third party, or (iv) becoming a public reporting company and listing its shares on a national securities exchange;

•	the risks associated with alternatives to the Merger, namely:

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SSGT III’s prospects as a stand-alone entity are limited by (i) its size relative to its expenses, (ii) its limited cash and limited ability to raise additional equity capital in the private market, and (iii) the potential need to liquidate assets that are not fully stabilized to provide liquidity;

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SSGT III’s cash flow from operations may not fully fund its regular stockholder distributions, and actions SSGT III could take to fund distributions from sources other than cash flow from operations, such as borrowings, could negatively affect the implied value of SSGT III Common Stock in the future;

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an immediate liquidation of SSGT III may not yield favorable sale prices in light of (i) costs to complete construction of development projects, (ii) lease-up of recently completed development projects, (iii) requirements with respect to SSGT III’s joint venture investments, (iv) risks related to the transition of operations to a new management team, and (v) the potential for increased transaction costs and execution risks to dispose of SSGT III’s assets in multiple transactions; and

•	SSGT III’s size and other factors would make it difficult to list its shares on a national securities exchange;

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the SSGT III Board’s and the SSGT III Special Committee’s belief that the Combined Company would be better positioned than SSGT III alone to achieve certain potential liquidity events, such as listing its shares on a national securities exchange, as a result of increased size, portfolio diversity and other factors noted above;

•

the financial analyses performed by KeyBanc and reviewed with the SSGT III Special Committee and the SSGT III Board and the written opinion of KeyBanc, dated July 13, 2026, that, as of that date, and based upon, and subject to, the various assumptions, qualifications, limitations and other matters considered in connection with the preparation of its opinion, the Merger Consideration to be paid to the Unaffiliated Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Unaffiliated Holders (see “Opinion of the SSGT III Special Committee’s Financial Advisor” below);

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the Exchange Ratio in the Merger Agreement will not fluctuate as a result of changes in the value of either SSGT III or SST VI, which provides additional certainty as to the pro forma percentage ownership of the Combined Company by the SSGT III and SST VI stockholders, respectively, and limits the impact of external factors on the Merger;

•	the SSGT III Board’s familiarity with the members of the SST VI Board and its management team;

•	the Combined Company will be managed by a team that is familiar with all of the SSGT III and SST VI assets that will be owned by the Combined Company;

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the integrated organizational structure of the Combined Company will allow SmartStop, on behalf of SSGT III and SST VI, respectively, to focus its efforts on the operation of the Combined Company instead of on two separate REITs and thereby to achieve substantial operating and cost efficiencies;

•	the closing of the Merger is not subject to a financing or due diligence contingency;

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the Merger Agreement does not include a condition to closing with respect to either party’s existing debt arrangements, which increases certainty of closing; and the parties’ belief that they have strong relationships with their lenders and are highly confident that any lender consents, which are not conditions to the closing of the Merger Agreement, will be obtained;

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the terms of the Merger Agreement were negotiated on an arm’s-length basis between the SSGT III Special Committee, with the assistance of its advisors, on the one hand, and the SST VI Special Committee, with the assistance of its advisors, on the other hand;

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the Merger Agreement provides SSGT III with the ability, under certain specified circumstances and subject to certain conditions, to consider an Acquisition Proposal if the SSGT III Special Committee determines, in good faith, that it is reasonably expected to lead to a Superior Proposal, and the Merger Agreement provides the SSGT III Special Committee with the ability, under certain specified circumstances and subject to certain conditions, to make an Adverse Recommendation Change and to terminate the Merger Agreement in order to enter into an agreement with respect to a Superior Proposal, subject to payment of the applicable termination payment;

•	the SSGT III Board may also change or withdraw its recommendation in the instance of an Intervening Event;

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the Merger is subject to approval by SSGT III stockholders, which requires the affirmative vote of a majority of votes entitled to be cast (including a majority of votes entitled to be cast by holders of shares of SSGT III Common Stock);

•	the Merger Agreement permits SSGT III to continue to pay its stockholders regular distributions in the ordinary course of business through the closing of the Merger;

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the structure of the transaction, including the fact that the Merger is intended to qualify as a reorganization for U.S. federal income tax purposes and is, therefore, not expected to be taxable to the SSGT III stockholders;

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the commitment on the part of each of SSGT III and SST VI to close the Merger as reflected in their respective obligations under the terms of the Merger Agreement and the absence of any governmental authority or other third party consents as a condition to the closing of the Merger, and the likelihood that the Merger will be completed on a timely basis and without the challenges frequently encountered integrating unrelated companies based on, among other things, the fact that there is substantial overlap in the management team of each of SSGT III and SST VI; and

•	the other terms of the Merger Agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the Merger Agreement.

The SSGT III Special Committee and the SSGT III Board also considered a variety of risks and other potentially negative factors in making its determinations with respect to the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement, including the following factors:

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because the SST VI Class A Common Stock is not listed on any national securities exchange, the Merger will not result in a liquidity event for stockholders of SSGT III and there is no guarantee that the Combined Company will complete a liquidity event on favorable terms or at all;

•

the fact that SST VI’s share redemption program is currently suspended, except with respect to redemption requests made in connection with the death, commitment to a long-term care facility, qualifying disability or bankruptcy of a stockholder, and shall remain so suspended until such time, if any, as SST VI’s Board may approve the full resumption of the share redemption program;

•

the risk that a prolonged period of operations before the Combined Company achieves a liquidity event could, when coupled with expected general and administrative expenses of the Combined Company, result in lower investor returns than other strategic alternatives currently available to SSGT III;

•

if the Merger is completed, then SSGT III will no longer exist as a stand-alone entity and the SSGT III stockholders will be able to participate in any future earnings growth SSGT III might have achieved solely through their ownership of SST VI Class A Common Stock;

•	changes in local and national economic conditions may adversely impact the Combined Company’s operating results;

•	KeyBanc did not, and is under no obligation to, update, revise, reaffirm or withdraw its opinion, or otherwise consider events occurring or discovered after the date of its opinion;

•	the Combined Company may not be able to raise additional capital on acceptable terms and conditions, if at all;

•

the estimated value of the SST VI Class A Common Stock to be received by the SSGT III stockholders may decline if the Combined Company does not fully realize, or does not realize at all, any of the anticipated benefits of the Merger (including cost savings and economies of scale) as rapidly or to the extent anticipated;

•

the terms of the Merger Agreement place limitations on SSGT III’s ability to (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals, offers or other activities that constitute, or may reasonably be expected to lead to, an Acquisition Proposal and (ii) furnish any confidential information to, or engage in negotiations with, a third party interested in pursuing an alternative strategic transaction;

•

a termination payment of $5.4 million or $2.7 million, depending upon the circumstances, that SSGT III is required to pay under the Merger Agreement may have discouraged, and may, in the future, discourage, third parties from making a competing Acquisition Proposal that may be more advantageous to the SSGT III stockholders;

•	because the Exchange Ratio in the Merger Agreement will not fluctuate as a result of changes in the value of SSGT III or SST VI, a decline in the value of SST VI unmatched by a similar decline in the value of SSGT III, or an increase in the value of SSGT III without a similar increase in the value of SST VI, would reduce the relative value of the shares of the SST VI Class A Common Stock received by the SSGT III stockholders in the Merger;

•

the potential disruption to SSGT III’s business that may result from the announcement of the Merger and the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;

•	the risk of stockholder litigation relating to the Merger;

•	the SSGT III stockholders are not entitled to dissenters’ or appraisal rights in connection with the Merger;

•

the terms of the Merger Agreement place restrictions on the operation of SSGT III’s business during the period between signing the Merger Agreement and the closing of the Merger, which restrictions may delay or prevent SSGT III from undertaking business opportunities that may arise;

•

SSGT III and SST VI have common management; therefore, conflicts of interest may arise when the individuals who comprise the management teams of SSGT III and SST VI are assisting the SSGT III Board and SST VI Board in connection with the Merger, and SSGT III’s directors and executive officers have interests with respect to the Merger that are different from, and in addition to, those of the SSGT III stockholders, generally;

•	the risk that, while the Merger is expected to be completed, there is no assurance that all of the conditions to the parties’ obligations to complete the Merger will be satisfied or waived;

•	the risk that SST VI’s assumption of SSGT III’s debt may be more costly than expected or result in adverse changes in terms or that certain indebtedness may have to be refinanced;

•	the expenses incurred and to be incurred in connection with the Merger;

•	the risk that the Merger may not be completed, or that the completion of the Merger may be delayed for reasons that are beyond SSGT III’s or SST VI’s control; and

•	the types and nature of the risks described under “Risk Factors” beginning on page 22.

This discussion of the foregoing information and factors considered by the SSGT III Special Committee and the SSGT III Board in reaching their conclusions and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered in connection with its evaluations of the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement, and the complexity of these matters, the SSGT III Special Committee and the SSGT III Board did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the material factors considered, and individual members of the SSGT III Special Committee and the SSGT III Board may have given different weights to different material factors. The SSGT III Special Committee and the SSGT III Board did not reach a specific conclusion with respect to the factors considered and, instead, conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks and negative consequences of the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement.

The explanation and reasoning of the SSGT III Special Committee and the SSGT III Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 1.

After careful review and consideration and for the reasons set forth above, the SSGT III Board, upon the unanimous recommendation of the SSGT III Special Committee, unanimously recommends to the SSGT III stockholders that they vote FOR the Merger Proposal.

SST VI’s Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the SST VI Board considered the recommendation of the SST VI Special Committee. In reaching their respective determinations, the SST VI Board and the SST VI Special Committee considered a number of factors, including the following material factors that the SST VI Board and the SST VI Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement:

•

Benefits of the Merger: The issuance of shares of SST VI Class A Common Stock as merger consideration is a cost efficient use of capital for SST VI, which is expected to provide several significant potential strategic and financial benefits, including the following:

•	better positioning for the Combined Company to take advantage of opportunities, including facilitating an eventual liquidity event, as a result of its increased size and scale;

•	adding a high quality self-storage portfolio consisting of assets already being managed by SmartStop on behalf of SST VI;

•	a more diverse asset mix, both in terms of occupancy rates and geography;

•	increased presence in key markets, including Arizona, Florida, and the Greater Toronto Area of Ontario, Canada;

•	improved access to capital markets, which could be used to support strategic investments to drive growth opportunities;

•	significant cost of capital advantages generally enjoyed by REITs with greater scale;

•	a lower overall leverage ratio of the Combined Company compared to that of SST VI; and

•	expected operating and cost efficiencies resulting from the combination of a complementary company managed by SmartStop on behalf of SST VI;

•

Fixed Exchange Ratio: The Exchange Ratio, which will not fluctuate as a result of changes in the relative values of SST VI and SSGT III, provides certainty as to the respective pro forma percentage ownership of the Combined Company by SST VI stockholders and limits the impact of external factors on the Merger;

•

Familiarity with Businesses: Because the same SST VI management team also manages SSGT III, SST VI management, the SST VI Special Committee and the SST VI Board have extensive knowledge of the business, operations, properties, financial condition, earnings and prospects of SSGT III, as well as the current and prospective environment in which SSGT III operates, including economic and market conditions, which will allow SST VI management to focus its efforts on the operation of a single, integrated REIT;

•

Commitment to and Likelihood of Consummation: Each of SST VI and SSGT III has committed to complete the Merger as reflected in their respective obligations under the terms of the Merger Agreement; there are no financing or diligence conditions to the closing of the Merger; the Outside Date allows for sufficient time to complete the Merger; and the stockholder approval required to complete the Merger is likely to be obtained;

•	Unsolicited Acquisition Proposals: The Merger Agreement provides SST VI with the ability to match a competing proposal which the SSGT III Board determines is a Superior Proposal;

•

Termination Payment: In the event SSGT III terminates the Merger Agreement following a change in the SSGT III Board’s recommendation and/or in order to enter into an agreement with respect to a Superior Proposal, SST VI is entitled to a termination payment of $5.4 million or $2.7 million depending on the timing;

•

Expense Reimbursement: In the event SST VI terminates the Merger Agreement due to a breach of SSGT III’s representations and warranties, SST VI is entitled to collect its transaction expenses from SSGT III in an aggregate amount not to exceed $1 million;

•

Third Party Consents: The Merger Agreement does not include a condition to closing with respect to either REIT’s existing debt arrangements, which increases certainty of closing; and SST VI believes that it has strong relationships with both REITs’ lenders and is confident that lender consents, which are not conditions to the closing of the Merger Agreement, will be obtained, if necessary;

•

Arms’ Length Negotiations: The Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement were negotiated on an arm’s length basis between the SST VI Special Committee and its advisors, on the one hand, and the SSGT III Special Committee and its advisors, on the other hand;

•	SST VI Stockholder Approval: The Merger does not require approval by SST VI’s stockholders, which increases the likelihood of closing the Merger;

•

SSGT III Stockholder Approval: Under the terms of the Merger Agreement, SSGT III must put the Merger to a vote of SSGT III stockholders even if the SSGT III Board has made an Adverse Recommendation Change (unless the Merger Agreement is terminated in accordance with its terms);

•	Appraisal Rights: The SSGT III stockholders are not entitled to dissenters’ or appraisal rights in connection with the Merger; and

•

Tax Efficient Transaction: The Merger is intended to qualify as a reorganization for U.S. federal income tax purposes, resulting in the issuance of shares of SST VI Class A Common Stock in the Merger on a tax-deferred basis.

The SST VI Board and the SST VI Special Committee also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the following material factors:

•

Effect of Potential Non-Consummation or Delay in Consummation of the Transactions: There is a risk that the Merger may not be completed, or that completion may be unduly delayed, and that such a result may have a negative effect on SST VI operating results in light of the transaction costs incurred prior to the execution of the Merger Agreement;

•	Risk of Not Obtaining Approval: There is a risk that SSGT III stockholders do not approve the Merger;

•

Debt Assumption: There is a risk that SST VI’s assumption of SSGT III’s debt may be more costly than expected or result in adverse changes in terms or that certain indebtedness may have to be refinanced;

•

Expense Reimbursement: The Merger Agreement provides that SST VI will pay SSGT III its transaction expenses (in an amount not to exceed $1.0 million) in the event SSGT III terminates the Merger Agreement due to SST VI’s breach of its representations and warranties;

•	Uncertainty of Anticipated Strategic / Financial Benefits: There is a risk that the anticipated strategic and financial benefits of the Merger may not be realized;

•

Risks Involved with Common Management: SST VI and SSGT III are affiliated entities, and there are conflicts of interest inherent where the individuals who comprise the management teams of each entity assisted in connection with the Merger;

•

Risk of Diverting Management Attention: There is a risk that SST VI management’s focus and resources will be diverted from operational matters and other strategic opportunities while working to implement the Merger;

•	Transaction Expenses: Substantial costs will be incurred in connection with the Merger, including the transaction expenses arising from the Merger;

•

Post-Signing Restrictions on SST VI’s Conduct of Business: The restrictions on the conduct of SST VI business prior to the consummation of the Merger could delay or prevent SST VI from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of SST VI absent the pending completion of the Merger; and

•

Exchange Ratio: Because the Exchange Ratio will not fluctuate as a result of changes in the value of SST VI or SSGT III, a decline in the value of SSGT III unmatched by a similar decline in the value of SST VI, or an increase in the value of SST VI without a similar increase in the value of SSGT III, would impact the relative value of SSGT III in a manner adverse to SST VI.

The foregoing discussion of the factors considered by the SST VI Board and the SST VI Special Committee is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes certain material factors considered by the SST VI Board and the SST VI Special Committee. In view of the wide variety of factors considered in connection with their respective evaluations of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the SST VI Board and the SST VI Special Committee did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered, and individuals may have given different weights to different factors. The SST VI Board and the SST VI Special Committee conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Opinion of the SSGT III Special Committee’s Financial Advisor

The SSGT III Special Committee retained KeyBanc to act as its financial advisor in connection with the Merger, and has requested that KeyBanc evaluate the fairness, from a financial point of view, to the holders of shares of SSGT III Common Stock (other than SST VI and its affiliates) (the “Unaffiliated Holders”) of the consideration to be paid to the Unaffiliated Holders pursuant to the Merger Agreement. In selecting KeyBanc, the SSGT III Special Committee considered, among other things, the fact that KeyBanc is a reputable investment banking firm with substantial experience advising companies in the self storage sector and in providing strategic advisory services in general.

On July 13, 2026, KeyBanc rendered an oral opinion to the SSGT III Special Committee, and at the SSGT III Special Committee’s direction, to the SSGT III Board, which was subsequently confirmed in a written opinion as of the same date, as to the fairness, from a financial point of view, to the Unaffiliated Holders of the consideration to be paid to the Unaffiliated Holders pursuant to the Merger Agreement, and based upon and subject to the assumptions made, matters considered and limitations and qualifications with respect to the review undertaken by KeyBanc.

The full text of KeyBanc’s written opinion, dated July 13, 2026, is attached to this Proxy Statement and Prospectus as Annex B and incorporated by reference herein. You should read KeyBanc’s opinion carefully and in its entirety for a discussion of, among other things, the scope of the review undertaken and the assumptions made, procedures followed, matters considered and qualifications and limitations with respect to the review undertaken by KeyBanc in connection with its opinion. This summary is qualified in its entirety by reference to the full text of the opinion. KeyBanc’s opinion was prepared for the use of the SSGT III Special Committee and the SSGT III Board and addressed only the fairness from a financial point of view, as of the date of the opinion, of the consideration to be paid to the Unaffiliated Holders pursuant to the Merger Agreement. It does not constitute advice or a recommendation as to how any stockholder should vote with respect to the Merger or any other matter and does not in any manner address the price at which shares of SSGT III Common Stock or SST VI Common Stock will trade at any time, if ever.

In connection with rendering its opinion, KeyBanc, among other things:

•	reviewed a July 9, 2026 draft copy of the Merger Agreement, which KeyBanc understood to be in substantially final form;

•

reviewed certain publicly available information concerning SSGT III and SST VI, that KeyBanc considered relevant to its inquiry, including, but not limited to, SST VI’s Annual Reports on Form 10-K for each of the years in the three-year period ended December 31, 2025, and SST VI’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026, September 30, 2025, and June 30, 2025, in each case filed with the Securities and Exchange Commission;

•

reviewed certain internal information, primarily financial in nature, concerning SSGT III’s business and operations furnished to KeyBanc by SSGT III for purposes of its analysis and certain publicly available information concerning SSGT III that KeyBanc considered relevant to its inquiry;

•

reviewed certain internal information, primarily financial in nature, concerning SST VI’s business and operations furnished to KeyBanc by SST VI’s management at the direction of the SST VI Special Committee for purposes of its analysis;

•

reviewed certain publicly available information with respect to the financial performance and securities of certain publicly traded companies that KeyBanc believed to be comparable to SSGT III and SST VI; and

•	reviewed certain publicly available information concerning the financial terms of certain other transactions that KeyBanc considered relevant to its inquiry.

In its review and analysis and in arriving at its opinion, KeyBanc assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with KeyBanc or publicly available and further relied upon the assurances of SSGT III’s management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. KeyBanc also assumed that the representations and warranties of each of the parties to the Merger Agreement are and will be true and correct in all respects material to its analysis. KeyBanc was not engaged to, and has not independently attempted to, verify any of such information or its accuracy or completeness. KeyBanc also relied upon SSGT III’s management as to the reasonableness and achievability of the SSGT III financial projections (and the assumptions and bases therefor) provided to KeyBanc and, with SSGT III Special Committee’s consent, KeyBanc assumed that such forecast was reasonably prepared on bases that reflected the best then currently available estimates and judgments of SSGT III’s management of SSGT III’s future financial performance and other matters covered thereby. KeyBanc also relied upon SST VI’s management as to the reasonableness and achievability of the SST VI financial projections (and the assumptions and bases therefor) as provided to KeyBanc by SST VI’s management at the direction of the SST VI Special Committee and its advisors and, with SST VI’s consent, KeyBanc assumed that such forecast was reasonably prepared on bases that reflected the best then currently available estimates and judgments of SST VI’s management of SST VI’s future financial performance and other matters covered thereby. KeyBanc was not engaged to assess the reasonableness or achievability of such financial projections or the assumptions on which they were based, and KeyBanc expresses no view as to such financial projections or assumptions. In addition, KeyBanc has not conducted a physical inspection, valuation or appraisal of any of SSGT III’s or SST VI’s assets (including properties or facilities) or liabilities. KeyBanc is also not expressing any view or opinion with respect to, and, at the SSGT III Special Committee’s direction, KeyBanc relied upon, the assessments of SSGT III’s representatives regarding legal, regulatory, accounting, tax and similar matters relating to SSGT III, SST VI and the Merger, as to which matters KeyBanc understands that SSGT III obtained such advice as SSGT III deemed necessary from qualified advisors and professionals. KeyBanc also assumed that all governmental, regulatory or other consents, releases and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on SSGT III, SST VI or the Merger that would be meaningful to its analysis.

KeyBanc’s opinion is based on economic and market conditions and other circumstances existing on, and information made available to KeyBanc as of, the date of its opinion and does not address any matters subsequent to such date. In addition, KeyBanc’s opinion is, in any event, limited to the fairness, as of the date of its opinion, from a financial point of view, of the consideration to be paid to the Unaffiliated Holders pursuant to the Merger Agreement and does not address SSGT III’s underlying business decision to engage in the Merger or any other terms of the Merger, or the fairness of the Merger, or any consideration paid in connection therewith, to SSGT III’s creditors or other SSGT III constituencies. In addition, KeyBanc does not express any opinion as to (1) the fairness of the Merger or (2) the amount or the nature of the compensation now paid or to be paid, in each case, to any of SSGT III’s directors, officers or employees, or class of such persons, relative to the consideration to be paid to stockholders of SSGT III. KeyBanc has not evaluated nor does it express any opinion on the solvency or viability of the parties to the Merger Agreement or their respective affiliates or the ability of such parties to pay their respective obligations when they come due. It should be noted that although subsequent developments may affect KeyBanc’s opinion, KeyBanc does not have any obligation to update, revise or reaffirm its opinion.

KeyBanc was not asked to, nor did it, offer any opinion as to the material terms of the Merger Agreement or the structure of the Merger. In rendering its opinion, KeyBanc has assumed, with the SSGT III Special Committee’s consent, that the final executed form of the Merger Agreement did not differ in any material respect from the draft examined by KeyBanc, and that the conditions to the Merger set forth in the Merger Agreement will be satisfied and that the Merger will be consummated on a timely basis on the terms set forth in the Merger Agreement without waiver, modification or amendment of any term or condition that would be meaningful to KeyBanc’s analysis.

KeyBanc’s opinion does not constitute a recommendation as to any action the SSGT III Special Committee should take in connection with the Merger or the other transactions contemplated by the Merger Agreement or any aspect thereof and is not a recommendation to any director of SSGT III, any security holder or other party on how that person should act or vote with respect to the Merger or related transactions and proposals or any other matter.

The summary set forth below does not purport to be a complete description of the financial analyses performed by KeyBanc, but describes, in summary form, the material elements of the presentation that KeyBanc made to the SSGT III Special Committee and, at the SSGT III Special Committee’s direction, to the SSGT III Board on July 13, 2026, in connection with KeyBanc’s opinion. The following is a summary of the material financial analyses performed by KeyBanc in arriving at its opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses KeyBanc employed in reaching its conclusion.

KeyBanc’s opinion was only one of many factors considered by the SSGT III Special Committee in evaluating the proposed Merger. Neither KeyBanc’s opinion nor its financial analyses were determinative of the Exchange Ratio or of the views of the SSGT III Special Committee, the SSGT III Board or SSGT III’s management with respect to the Exchange Ratio or the Merger. The summary text describing each financial analysis does not constitute a complete description of KeyBanc’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by KeyBanc. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by KeyBanc with respect to any of the analyses performed by it in connection with its opinion. Rather, KeyBanc made its determination as to the fairness, from a financial point of view, to the Unaffiliated Holders of the Exchange Ratio to those stockholders in the Merger pursuant to the Merger Agreement on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

Except as otherwise noted, the information utilized by KeyBanc in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before July 13, 2026 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions, and other factors that influence the price of securities.

Summary of Financial Analyses of the SSGT III Special Committee’s Financial Advisor

Valuation Analysis of SSGT III

As part of its analysis, KeyBanc performed a valuation analysis of SSGT III on a standalone basis using the valuation approaches described below. In conducting its analysis of SSGT III, KeyBanc differentiated among three different types of assets owned by SSGT III: (1) established assets, consisting of wholly owned assets (the “SSGT III Wholly Owned Established Assets”) and DST assets (the “DST Assets”, and together with the SSGT III Wholly Owned Established Assets, the “SSGT III Established Assets”), (2) growth assets (the “SSGT III Growth Assets”), and (3) joint venture development assets (the “SSGT III JV Development Assets”). In order to reach a view regarding a valuation range for the SSGT III Wholly Owned Established Assets, KeyBanc analyzed the historical and projected financial results of the SSGT III Wholly Owned Established Assets, as well as third party market statistics, and applied the following valuation techniques: (a) a comparable public companies analysis; (b) a comparable portfolio transaction analysis; (c) a NAV analysis; and (d) a discounted cash flow analysis. In addition, KeyBanc utilized a discounted cash flow analysis and a NAV analysis with respect to each of the SSGT III Growth Assets and the SSGT III JV Development Assets. SSGT III also wholly owns the Blue Door DST platform, which KeyBanc valued by applying a range of EBITDA multiples of 4.0x to 8.0x, based on a plus or minus 2.0x spread to the average EBITDA multiple of comparable non-traded REIT management company transactions, to Blue Door’s estimated annual EBITDA (the “Blue Door DST Platform Valuation”). No individual methodology can be viewed in isolation. Additionally, no company or transaction used in any analysis as a comparison is identical to SSGT III or the Merger, and they all differ in material ways. Accordingly, an analysis of the results described below involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or precedent transactions to which they are being compared. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and the ranges applied in KeyBanc’s analysis were considered in conjunction with its experience and the exercise of judgment. KeyBanc used these analyses to determine the impact of various operating metrics on the implied value per share of SSGT III Common Stock. Each of these analyses yielded a range of implied values, and the implied value ranges developed from these analyses were viewed by KeyBanc collectively and not individually.

Analysis of Comparable Public Companies — SSGT III Established Assets

For the SSGT III Wholly Owned Established Assets, KeyBanc reviewed and compared certain financial information relating to SSGT III which was provided by SSGT III’s management and valuation multiples, and selected publicly traded companies, including publicly traded equity REITs which principally own and operate self storage properties, that KeyBanc believed, based on its experience with companies in the self storage industry, to be similar to SSGT III’s current operations for purposes of this analysis. Financial data of the selected companies were based on public filings and other publicly available information. For each of these comparable public companies, KeyBanc calculated the applicable company’s implied nominal capitalization rate (“Company Cap Rate”) for the next 12 months, using next 12 months’ net operating income, financial statements as of the most recent filings, and market data relating to such comparable companies, each as available from third party sources, and its professional judgment and experience and calculated the median Company Cap Rate for the comparable publicly traded companies.

KeyBanc reviewed data of SSGT III which was provided by SSGT III’s management and publicly available information for each of the following selected publicly traded companies in the self storage industry, the operations of which KeyBanc deemed comparable to the self storage assets included in SSGT III’s Wholly Owned Established Assets for purposes of this analysis, based on its professional judgment and experience.

•	Public Storage

•	Extra Space Storage, Inc.

•	CubeSmart

•	National Storage Affiliates Trust

•	SmartStop Self Storage REIT

The implied nominal Company Cap Rates were 5.3%, 5.6%, 5.9%, 5.5%, and 6.3% for Public Storage, Extra Space Storage, Inc., CubeSmart, National Storage Affiliates Trust and SmartStop Self Storage REIT, respectively, with a median of 5.6%. KeyBanc applied the median of the Company Cap Rates implied by public market values of each of the comparable companies to the SSGT III Wholly Owned Established Assets’ stabilized net operating income of $7.5 million and applied a range based on a spread of plus or minus 0.50% to the median Company Cap Rate. The value of the DST Assets of $152 million held flat at the original purchase price, which was added to each of the low and high ranges. As a result, KeyBanc determined an implied portfolio value range of the SSGT III Established Assets of $275.8 million to $300.2 million.

No company utilized in the selected publicly traded companies analysis is identical to SSGT III. In particular, each of the selected publicly traded companies is significantly larger than SSGT III and has liquid stock whereas SSGT III is not publicly traded. In evaluating selected publicly traded companies, KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond SSGT III’s control, such as the impact of competition on SSGT III and the industry generally, industry growth, and the absence of any material adverse change in SSGT III’s financial condition and prospects or the self storage industry or the financial markets in general.

Analysis of Comparable Portfolio Transactions — SSGT III Established Assets

For the SSGT III Wholly Owned Established Assets, KeyBanc also performed an analysis of selected comparable portfolio transactions involving self storage companies that shared certain characteristics with the Merger. Based on publicly available information and industry research reports, including certain financial data and the purchase prices paid, KeyBanc identified 23 completed transactions involving self storage companies over the past three years in the United States and Canada (the “Portfolio Comparable Transactions”). For each of these transactions, for comparison purposes, KeyBanc applied a portfolio capitalization rate range of 5.3% to 6.3%, which represents the 25th and 75th percentile of the Portfolio Comparable Transactions (the “Cap Rate Range”), to the SSGT III Wholly Owned Established Assets stabilized net operating income of $7.5 million. KeyBanc also applied a 5% range in either direction around the median dollar-per-square foot metric for Portfolio Comparable Transactions to the square footage of the SSGT III Established Assets, which equaled a range of $209 to $231 (the “Square Foot Range”). In establishing a range of potential values for the SSGT III Established Assets as compared to the Portfolio Comparable Transactions, KeyBanc utilized both the Cap Rate Range and the Square Foot Range. The low end of the range represents 5% premium to median Square Foot Range and the high end of the range represents the 25th percentile of the Cap Rate Range. The value of the DST Assets of $152 million held flat at the original purchase price, which was added to each of the low and high ranges. This analysis indicated an implied valuation of the SSGT III Established Assets of $269.7 million to $295.0 million.

The Portfolio Comparable Transactions were as follows:

Closing Date	Acquiror	Seller
6/22/2026	Public Storage (PSA)	Public Storage Canada
6/1/2026	QuadReal	Cowie Capital Partners
3/25/2026	Washington Street	SROA Capital
12/15/2025	Avenue Living; Mini Mall Storage	Morningstar Properties
10/15/2025	Harrison Street	Morningstar Properties; Nuveen
9/11/2025	Merit Hill Capital	Vollers
8/27/2025	SmartStop Self Storage REIT	Bluebird Self Storage; Harrison Street

Closing Date	Acquiror	Seller
8/19/2025	Etude Capital	W.P. Carey
8/5/2025	Prime Storage	Vaultra Real Estate; Peerage Capital
6/30/2025	Public Storage (PSA)	W.P. Carey
6/20/2025	SmartStop Self Storage REIT	Amazing Spaces Storage Centers
5/7/2025	QuadReal	Larco Investments Ltd.
3/28/2025	Public Storage (PSA)	Jazayri Realty
3/10/2025	SROA Capital	Cerberus Capital Management; Madison Capital
1/15/2025	Westport Properties	UBS Realty Investors
1/7/2025	SmartStop Self Storage REIT	RXR Realty
11/25/2024	Mini Mall Storage	Gelt Ventures
10/7/2024	U-Haul	NexPoint Storage Partners
7/31/2024	Andover Properties, LLC	Heitman Capital Management; Metro
3/13/2024	U-Haul	W.P. Carey
2/20/2024	SROA Capital	National Storage Affiliates Trust
10/31/2023	Public Storage (PSA)	Barker Pacific Group
6/19/2023	SmartStop Self Storage REIT	Montcrest Asset Management

No company or portfolio transaction utilized as a comparison in the analysis of selected comparable portfolio transactions is identical to SSGT III or directly comparable to the Merger in business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the value of the companies to which SSGT III is being compared. In evaluating the selected precedent transactions, KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond SSGT III’s control, such as the impact of competition on SSGT III and the industry generally, industry growth and the absence of any adverse material change in SSGT III’s financial conditions and prospects or the self storage industry or the financial markets in general.

NAV Analysis — SSGT III Established Assets, SSGT III Growth Assets & SSGT III JV Development Assets

KeyBanc reviewed certain financial data and the purchase prices paid on appropriate precedent transactions on an asset-by-asset basis to determine a net asset value for the SSGT III Wholly Owned Established Assets, the SSGT III Growth Assets and the SSGT III JV Development Assets. KeyBanc’s analysis included individual asset trades within a 50-mile radius of the subject asset of similar quality and size. KeyBanc selected the single asset comparable transactions based on the following criteria:

•

closed transactions involving individual self storage assets in the same geographic market as the relevant SSGT III Wholly Owned Established Asset or SSGT III Growth Asset, with a geographic range of a 50-mile radius from such assets;

•	transactions closed since January 2020;

•	transactions including assets of similar quality where dollar-per-square foot data was disclosed; and

•	transactions including assets of similar size ranging from 20,000 – 300,000 square feet.

KeyBanc obtained the capitalization rate, which is generally the net operating income of a subject property divided by the purchase price (the “Property Cap Rate”) and the dollar-per-square foot metric, which is generally the purchase price divided by the square footage of the subject property (the “Square Foot Metric”), where available, for each of the selected transactions from third party data sources commonly used in the real estate industry.

SSGT III Established Assets

To determine the low end of the range for the SSGT III Wholly Owned Established Assets, KeyBanc calculated the total value implied by the Property Cap Rate utilizing Year 1 net operating income. To determine the high end of the range, KeyBanc calculated the total value implied by the Property Cap Rate utilizing SSGT III management’s stabilized net operating income. The value of the DST Assets of $152 million held flat at the original purchase price, which was added to each of the low and high ranges. As a result, KeyBanc determined an implied portfolio value range of the SSGT III Established Assets of $278.3 million to $310.4 million.

SSGT III Growth Assets

To determine the low end of the range for the SSGT III Growth Assets, KeyBanc applied a 50 basis point premium to the median Property Cap Rate in each respective market applied to SSGT III management’s stabilized net operating income. The high end of the range is based on a 50 basis point discount to the median Property Cap Rate in each respective market applied to SSGT III management’s stabilized net operating income. As a result of these analyses, KeyBanc determined an implied valuation range of the SSGT III Growth Assets of $147.9 million to $181.2 million.

SSGT III JV Development Assets

To determine the low end of the range for the SSGT III JV Development Assets, KeyBanc utilized the mid-point capitalization rate of comparable single asset self storage transactions in each respective Canadian city per the Colliers Q1 2026 Canadian Cap Rate Report applied to SSGT III management’s stabilized net operating income. The high end of the range is based on the low-end capitalization rate of comparable single asset self storage transactions in each respective Canadian city per Colliers Q1 2026 Canadian Cap Rate Report applied to SSGT III management’s stabilized net operating income. As a result of these analyses, KeyBanc determined an implied valuation range of the SSGT III JV Development Assets of $76.4 million to $85.0 million.

No asset utilized in the NAV analysis is identical to any of the assets in the SSGT III Established Assets, the SSGT III Growth Assets or the SSGT III JV Development Assets. For example, the transactions used in this analysis occurred in different economic climates than the current one, involved companies with different property profiles and were completed using different consideration. KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the parties to the Merger Agreement. NAV analysis in isolation from other analyses is not an effective method of evaluating transactions.

Discounted Cash Flow Analysis — SSGT III Established Assets, SSGT III Growth Assets & SSGT III JV Development Assets

KeyBanc performed an illustrative discounted cash flow analysis of each of the SSGT III Wholly Owned Established Assets, the SSGT III Growth Assets and the SSGT III JV Development Assets, which is designed to determine an implied valuation of such assets by discounting to the present the future expected cash flows from such assets.

KeyBanc analyzed the projections of unlevered free cash flows of each of the SSGT III Wholly Owned Established Assets, the SSGT III Growth Assets and the SSGT III JV Development Assets for Years 1 through 6 that were included in the SSGT III financial projections. Unlevered free cash flows were determined for each of the SSGT III Wholly Owned Established Assets, the SSGT III Growth Assets and the SSGT III JV Development Assets by taking projected net operating income for the Year 1 through the Year 6 periods that were included in the SSGT III financial projections and subtracting expected capital expenditures of 5% of net operating income per year based on Green Street Advisors’ capital expenditures estimate for Class A self storage assets.

SSGT III Established Assets

KeyBanc used a discount rate of 7.82% applied to the SSGT III five-year cash flow projections provided by SSGT III management to determine the present value of the free cash flow of the SSGT III Wholly Owned Established Assets, based on the average overall discount rate of comparable Class A self storage assets per Cushman & Wakefield’s Self Storage Investor Survey. KeyBanc then calculated the SSGT III Wholly Owned Established Assets’ terminal value in Year 6 by applying an exit capitalization rate of 4.7% based on the median capitalization rate of the precedent self storage transactions in the SSGT III Established Assets’ markets. KeyBanc then calculated the portfolio value of the SSGT III Established Assets by adding the present value of unlevered free cash flows and the present value of the terminal value, plus the value of the DST Assets of $152.0 million, which held flat at the original purchase price in each scenario. KeyBanc applied a range of plus or minus 0.25% to the 4.7% exit capitalization rate and 7.82% discount rate, resulting in an implied portfolio valuation range of $294.8 million to $311.2 million for the SSGT III Established Assets.

SSGT III Growth Assets

KeyBanc used a discount rate of 8.32% applied to the SSGT III five-year cash flow projections provided by SSGT III management to determine the present value of the free cash flow of the SSGT III Growth Assets, based on a 50 basis point spread to the average overall discount rate for comparable Class A self storage assets of 7.82% per Cushman & Wakefield’s Self Storage Investor Survey. KeyBanc assumed exit capitalization rates based on the median capitalization rate of comparable single asset transactions for each respective SSGT III Growth Asset, with a weighted average capitalization rate of 5.0%. KeyBanc applied a range of plus or minus 0.25% to the 5.0% exit capitalization rate and 8.32% discount rate, resulting in an implied portfolio valuation range of $156.4 million to $173.9 million for the SSGT III Growth Assets.

SSGT III JV Development Assets

KeyBanc used a discount rate of 8.82% applied to the SSGT III five-year cash flow projections provided by SSGT III management to determine the present value of the free cash flow of the SSGT III JV Development Assets, based on a 100 basis point spread to the average overall discount rate for comparable Class A self storage assets of 7.82% per Cushman & Wakefield’s Self Storage Investor Survey. KeyBanc assumed exit capitalization rates based on an average of the low-end and mid-point capitalization rate of comparable single asset transactions in each respective Canadian city per Colliers Q1 2026 Canadian Cap Rate Report, with a weighted average capitalization rate of 4.9%. KeyBanc applied a range of plus or minus 0.25% to the 8.82% discount rate, resulting in an implied portfolio valuation range of $60.1 million to $67.4 million for the SSGT III JV Development Assets.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuations derived from the discounted cash flow analyses are not necessarily indicative of SSGT III’s present or future value or results. Discounted cash flow analysis in isolation from other analyses is not an effective method of evaluating transactions.

Blue Door DST Platform Valuation

SSGT III also wholly owns the Blue Door DST platform. To establish an estimated valuation range for the Blue Door DST platform, KeyBanc applied a range of EBITDA multiples of 4.0x to 8.0x, based on a plus or minus 2.0x spread to the average EBITDA multiple of comparable non-traded REIT management company transactions, to Blue Door’s estimated annual EBITDA of approximately $1.0 million. KeyBanc’s analysis resulted in an implied valuation range for the Blue Door DST platform of $4.1 million to $8.2 million.

SSGT III Valuation Analysis Conclusions

As detailed above, KeyBanc utilized a number of valuation approaches in arriving at a valuation range for SSGT III’s portfolio. However, certain approaches are more relevant than others for SSGT III’s portfolio. KeyBanc thus created high and low cases to create a relevant valuation range for SSGT III’s portfolio.

In preparing the low case valuation, KeyBanc valued (1) the SSGT III Established Assets at the low end of the range for the discounted cash flow analysis approach ($294.8 million), (2) the SSGT III Growth Assets at the low end of the range for the discounted cash flow analysis approach ($156.4 million) and (3) the SSGT III JV Development Assets at the low end of the range for the discounted cash flow analysis approach ($60.1 million).

In preparing the high case valuation, KeyBanc valued (1) the SSGT III Established Assets at the high end of the range for the NAV analysis approach ($310.4 million), (2) the SSGT III Growth Assets at the high end of the range for the NAV analysis approach ($181.2 million) and (3) the SSGT III JV Development Assets at the high end of the range for the NAV analysis approach ($85.0 million).

KeyBanc’s analysis of SSGT III’s portfolio and Blue Door DST platform suggested a total platform value in the range of $515.4 million to $584.7 million. After making adjustments for net other assets, debt, preferred equity, noncontrolling interests and transaction costs, and taking into account the approximately 17.930 million shares of SSGT III Common Stock outstanding as of April 30, 2026 the total platform value range implied a range of $6.77 to $10.64 per share of SSGT III Common Stock.

Valuation Analysis of SST VI

As part of its analysis, KeyBanc performed a valuation analysis of SST VI on a standalone basis using the valuation approaches described below. In conducting its analysis of SST VI, KeyBanc differentiated among three different types of assets owned by SST VI: (1) established assets (the “SST VI Established Assets”), (2) growth assets (the “SST VI Growth Assets”) and (3) joint venture development assets (the “SST VI JV Development Assets”). In order to reach a view regarding a valuation range for the SST VI Established Assets, KeyBanc analyzed the historical and projected financial results of the SST VI Established Assets, as well as third party market statistics, and applied the following valuation techniques: (a) a comparable public companies analysis; (b) a comparable portfolio transaction analysis; (c) a NAV analysis; and (d) a discounted cash flow analysis. In addition, KeyBanc utilized a discounted cash flow analysis and a NAV analysis with respect to each of the SST VI Growth Assets and SST VI JV Development Assets. No individual methodology can be viewed in insolation. Additionally, no company or transaction used in any analysis as a comparison is identical to SST VI or the Merger, and they all differ in material ways. Accordingly, an analysis of the results described below involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or precedent transactions to which they are being compared. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and the ranges applied in KeyBanc’s analysis were considered in conjunction with its experience and the exercise of judgment. KeyBanc used these analyses to determine the impact of various operating metrics on the implied value per share of SST VI Common Stock. Each of these analyses yielded a range of implied values, and the implied value ranges developed from these analyses were viewed by KeyBanc collectively and not individually.

Analysis of Comparable Public Companies — SST VI Established Assets

For the SST VI Established Assets, KeyBanc reviewed and compared certain publicly available financial information, valuation multiples, and market trading data relating to SST VI and selected publicly traded companies, including publicly traded equity REITs which principally own and operate self storage properties, that KeyBanc believed, based on its experience with companies in the self storage industry, to be similar to SST VI’s current operations for purposes of this analysis. Financial data of the selected companies were based on public filings and other publicly available information. For each of these comparable companies, KeyBanc calculated the applicable Company Cap Rate for the next 12 months, using next 12 months’ net operating income, financial statements as of the most recent filings, and market data relating to such comparable companies, each as available from third party sources, and its professional judgment and experience and calculated the median Company Cap Rate for the comparable publicly traded companies.

KeyBanc reviewed data of SST VI and each of the following selected publicly traded companies in the self storage industry, the operations of which KeyBanc deemed comparable to the self storage assets included in SST VI’s portfolio for purposes of this analysis, based on its professional judgment and experience.

•	Public Storage

•	Extra Space Storage, Inc.

•	CubeSmart

•	National Storage Affiliates Trust

•	SmartStop Self Storage REIT

The implied nominal Company Cap Rates were 5.3%, 5.6%, 5.9%, 5.5%, and 6.3% for Public Storage, Extra Space Storage, Inc., CubeSmart, National Storage Affiliates Trust and SmartStop Self Storage REIT, respectively, with a median of 5.6%. KeyBanc applied the median of the Company Cap Rates implied by public market values of each of the comparable companies to the SST VI Established Assets’ stabilized net operating income of $24.8 million and applied a range based on a spread of plus or minus 0.50% to the median Company Cap Rate. As a result, KeyBanc determined an implied portfolio value range of the SST VI Established Assets of $408.8 million to $489.5 million.

No company utilized in the selected publicly traded companies analysis is identical to SST VI. In particular, each of the selected publicly traded companies is larger than SST VI and has liquid stock. In evaluating selected publicly traded companies, KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond SST VI’s control, such as the impact of competition on SST VI and the industry generally, industry growth, and the absence of any material adverse change in SST VI’s financial condition and prospects or the self storage industry or the financial markets in general.

Analysis of Comparable Portfolio Transactions — SST VI Established Assets

KeyBanc also performed an analysis of selected comparable portfolio transactions involving self storage companies that shared certain characteristics with the Merger. Based on publicly available information and industry research reports, including certain financial data and the purchase prices paid, KeyBanc identified 23 Portfolio Comparable Transactions. For each of these transactions, for comparison purposes, KeyBanc applied a portfolio capitalization rate range of 5.3% to 6.3%, which represents the 25th and 75th percentile of the Portfolio Comparable Transactions, which equaled the Cap Rate Range, to the SST VI Established Assets stabilized net operating income of $24.8 million. KeyBanc also applied a 5% range in either direction around the median dollar-per-square foot metric for the Portfolio Comparable Transactions to the square footage of the SST VI Established Assets, which equaled the Square Foot Range. In establishing a range of potential values for the SST VI Established Assets as compared to the Portfolio Comparable Transactions, KeyBanc utilized both the Cap Rate Range and the Square Foot Range. To create a low end of the range, KeyBanc utilized the highest implied value based on the Square Foot Range. The low end of the range represents a 5% premium to median Square Foot Range and the high end of the range represents the 25th percentile of the Cap Rate Range. This analysis indicated an implied valuation of the SST VI Established Assets of $353.1 million to $472.1 million.

The Portfolio Comparable Transactions were as follows:

Closing Date	Acquiror	Seller
6/22/2026	Public Storage (PSA)	Public Storage Canada
6/1/2026	QuadReal	Cowie Capital Partners
3/25/2026	Washington Street	SROA Capital
12/15/2025	Avenue Living; Mini Mall Storage	Morningstar Properties
10/15/2025	Harrison Street	Morningstar Properties; Nuveen
9/11/2025	Merit Hill Capital	Vollers
8/27/2025	SmartStop Self Storage REIT	Bluebird Self Storage; Harrison Street
8/19/2025	Etude Capital	W.P. Carey
8/5/2025	Prime Storage	Vaultra Real Estate; Peerage Capital
6/30/2025	Public Storage (PSA)	W.P. Carey
6/20/2025	SmartStop Self Storage REIT	Amazing Spaces Storage Centers
5/7/2025	QuadReal	Larco Investments Ltd.
3/28/2025	Public Storage (PSA)	Jazayri Realty
3/10/2025	SROA Capital	Cerberus Capital Management; Madison Capital
1/15/2025	Westport Properties	UBS Realty Investors
1/7/2025	SmartStop Self Storage REIT	RXR Realty
11/25/2024	Mini Mall Storage	Gelt Ventures
10/7/2024	U-Haul	NexPoint Storage Partners
7/31/2024	Andover Properties, LLC	Heitman Capital Management; Metro
3/13/2024	U-Haul	W.P. Carey
2/20/2024	SROA Capital	National Storage Affiliates Trust
10/31/2023	Public Storage (PSA)	Barker Pacific Group
6/19/2023	SmartStop Self Storage REIT	Montcrest Asset Management

No company or portfolio transaction utilized as a comparison in the analysis of selected comparable portfolio transactions is identical to SST VI or directly comparable to the Merger in business mix, timing and size. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the value of the companies to which SST VI is being compared. In evaluating the selected precedent transactions, KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters which are beyond SST VI’s control, such as the impact of competition on SST VI and the industry generally, industry growth and the absence of any adverse material change in SST VI’s financial conditions and prospects or the self storage industry or the financial markets in general.

NAV Analysis — SST VI Established Assets, SST VI Growth Assets & SST VI JV Development Assets

KeyBanc reviewed certain financial data and the purchase prices paid on appropriate precedent transactions on an asset-by-asset basis to determine a net asset value for the SST VI Established Assets, the SST VI Growth Assets and the SST VI JV Development Assets. KeyBanc’s analysis included individual asset trades within a 50-mile radius of the subject asset of similar quality and size. Due to limited capitalization rate data in select Canadian markets, KeyBanc utilized the low-end capitalization rate of comparable single assets self storage transactions in each respective Canadian city per Colliers Q1 2026 Canadian Cap Rate Report.

For the United States assets, KeyBanc selected the single-asset comparable transactions based on the following criteria:

•	closed transactions involving individual self storage assets in the same geographic market as the relevant SST VI asset, with a geographic range of a 50-mile radius from such asset;

•	transactions closed since 2018;

•	transactions including assets of similar quality where dollar-per-square foot data was disclosed; and

•	transactions including assets of similar size.

KeyBanc obtained the Property Cap Rate and the Square Foot Metric, where available, for each of the selected transactions from third party data sources commonly used in the real estate industry.

SST VI Established Assets

To determine the low end of the range for the SST VI Established Assets, KeyBanc calculated the total value implied by the Property Cap Rate utilizing Year 1 net operating income. To determine the high end of the range, KeyBanc calculated the total value implied by the Property Cap Rate utilizing SST VI management’s stabilized net operating income. As a result of these analyses, KeyBanc determined an implied portfolio value range of the SST VI Established Assets of $445.0 million to $520.4 million.

SST VI Growth Assets

To determine the low end of the range for the SST VI Growth Assets, KeyBanc utilized the mid-point capitalization rate of comparable single asset self storage transactions in each respective Canadian city per Colliers Q1 2026 Canadian Cap Rate Report applied to SST VI management’s stabilized net operating income. The high end of the range is based on the low-end capitalization rate of comparable single asset self storage transactions in each respective Canadian city per Colliers Q1 2026 Canadian Cap Rate Report applied to SST VI management’s stabilized net operating income. As a result of these analyses, KeyBanc determined an implied valuation range of the SST VI Growth Assets of $188.7 million to $205.7 million.

SST VI JV Development Assets

To determine the low end of the range for the SST VI JV Development Assets, KeyBanc utilized the mid-point capitalization rate of comparable single asset self storage transactions in each respective Canadian city per the Colliers Q1 2026 Canadian Cap Rate Report applied to SST VI management’s stabilized net operating income. The high end of the range is based on the low-end capitalization rate of comparable single asset self storage transactions in each respective Canadian city per Colliers Q1 2026 Canadian Cap Rate Report applied to SST VI management’s stabilized net operating income. As a result of these analyses, KeyBanc determined an implied valuation range of the SST VI JV Development Assets of $111.8 million to $121.6 million.

No asset utilized in the NAV analysis is identical to any of the assets in the SST VI Established Assets, the SST VI Growth Assets or the SST VI JV Development Assets. For example, the transactions used in this analysis occurred in different economic climates than the current one, involved companies with different property profiles and were completed using different consideration. KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the parties to the Merger Agreement. NAV analysis in isolation from other analyses is not an effective method of evaluating transactions.

Discounted Cash Flow Analysis — SST VI Established Assets, SST VI Growth Assets & SST VI JV Development Assets

KeyBanc performed an illustrative discounted cash flow analysis of each of the SST VI Established Assets, SST VI Growth Assets and the SST VI JV Development Assets, which is designed to determine an implied valuation of such assets by discounting to the present the future expected cash flows from such assets.

KeyBanc analyzed the projections of unlevered free cash flows of each of the SST VI Established Assets, the SST VI Growth Assets and the SST VI JV Development Assets for Years 1 through 6 that were included in the SST VI financial projections. Unlevered free cash flows were determined for each of the SST VI Established Assets, SST VI Growth Assets and the SST VI JV Development Assets by taking projected net operating income for the Year 1 through the Year 6 periods that were included in the SST VI financial projections and subtracting expected capital expenditures of 5% of net operating income per year based on Green Street Advisors’ capital expenditure estimate for Class A self storage assets.

SST VI Established Assets

KeyBanc used a discount rate of 7.82% applied to the SST VI five-year cash flow projections provided by SST VI management to determine the present value of the free cash flow of the SST VI Established Assets, based on the average overall discount rate of comparable Class A self storage assets per Cushman & Wakefield’s Self Storage Investor Survey. KeyBanc then calculated the SST VI Established Assets’ terminal value in Year 6 by applying an exit capitalization rate of 4.8% based on the median capitalization rate of the precedent self storage transactions in the SST VI Established Assets’ markets. KeyBanc then calculated the portfolio value of the SST VI Established Assets by adding the present value of unlevered free cash flows and the present value of the terminal value. KeyBanc applied a range of plus or minus 0.25% to the 4.8% exit capitalization rate and the 7.82% discount rate, resulting in an implied portfolio valuation range of $447.0 million to $496.9 million for the SST VI Established Assets.

SST VI Growth Assets

KeyBanc used a discount rate of 8.32% applied to the SST VI five-year cash flow projections provided by SST VI management to determine the present value of the free cash flow of the SST VI Growth Assets, based on a 50 basis point spread to the average overall discount rate of comparable Class A self storage assets of 7.82% per Cushman & Wakefield’s Self Storage Investor Survey. KeyBanc assumed the exit capitalization rate based on the average of the low-end and mid-point capitalization rate of comparable single asset self storage transactions in each respective Canadian city per Colliers Q1 2026 Canadian Cap Rate, with a weighted average capitalization rate of 4.7%. KeyBanc applied a range of plus or minus 0.25% to the 8.32% discount rate, resulting in an implied portfolio valuation range of $185.4 million to $204.0 million for the SST VI Growth Assets.

SST VI JV Development Assets

KeyBanc used a discount rate of 8.32% applied to the SST VI five-year cash flow projections provided by SST VI management to determine the present value of the free cash flow of SST VI JV Development Assets, based on a 50 basis point spread to the average overall discount rate for comparable Class A self storage assets of 7.82% per Cushman & Wakefield’s Self Storage Investor Survey. For the Notre Dame asset, which is not yet operational, KeyBanc used a discount rate of 8.82% based on a 100 basis point spread to the average overall discount rate of comparable Class A self storage assets of 7.82% per Cushman & Wakefield’s Self Storage Investor Survey. KeyBanc assumed the exit capitalization rate based on the average of the low-end and mid-point capitalization rate of comparable single asset self storage transactions in each respective Canadian city per Colliers Q1 2026 Canadian Cap Rate, with a weighted average capitalization rate of 5.0%. KeyBanc applied a range of plus or minus 0.25% to the 8.32% discount rate, resulting in an implied portfolio valuation range of $89.5 million to $98.7 million for the SST VI JV Development Assets.

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of SST VI’s present or future value or results. Discounted cash flow analysis in isolation from other analyses is not an effective method of evaluating transactions.

SST VI Valuation Analysis Conclusions

As detailed above, KeyBanc utilized a number of valuation approaches in arriving at a valuation range for SST VI’s portfolio. However, certain approaches are more relevant than others for SST VI’s portfolio. KeyBanc thus created high and low cases to create a relevant valuation range for SST VI’s portfolio.

In preparing the low case valuation, KeyBanc valued (1) the SST VI Established Assets at the low end of the range for the discounted cash flow approach ($447.0 million), (2) the SST VI Growth Assets at the low end of the range for the discounted cash flow analysis approach ($185.4 million), and (3) the SST VI Development Assets at the low end of the range for the discounted cash flow approach ($89.5 million), suggesting a low end valuation of $722.0 million.

In preparing the high case valuation, KeyBanc valued (1) the SST VI Established Assets at the high end of the range for the NAV analysis approach ($520.4 million), (2) the SST VI Growth Assets at the high end of the range for the NAV analysis approach ($205.7 million), and (3) the SST VI JV Development Assets at the high end of the high range for the NAV analysis approach ($121.6 million), suggesting a high end valuation of $847.7 million.

KeyBanc’s analysis of SST VI’s portfolio suggested a total real estate value in the range of $722.0 million to $847.7 million. After making adjustments for net other assets, debt, preferred equity, noncontrolling interests, joint venture partner share, transaction costs and advisor incentive fee, and taking into account the approximately 28.734 million shares of SST VI Common Stock outstanding as of April 30, 2026 the total real estate value range implied a range of $6.82 to $10.64 per share of SST VI Common Stock.

Overall Valuation Analysis Conclusions

Based on the implied price per share of each of SSGT III and SST VI, as determined pursuant to the methodologies described above, KeyBanc calculated an implied exchange ratio reference range of 0.636x to 1.560x, as compared to the Exchange Ratio of 1.000x. The low exchange ratio represents KeyBanc’s low per share value for SSGT III of $6.77 and KeyBanc’s high per share value for SST VI of $10.64. The high exchange ratio represents KeyBanc’s high per share value of SSGT III of $10.64 and KeyBanc’s low per share value for SST VI of $6.82.

KeyBanc observed that its analysis supported its determination that the Merger Consideration to be paid to the Unaffiliated Holders pursuant to the Merger Agreement is fair, from a financial point of view, as of the date of the opinion, to such holders.

Miscellaneous

In connection with KeyBanc’s services as the financial advisor to the SSGT III Special Committee, pursuant to a letter agreement dated February 12, 2026, SSGT III will pay KeyBanc an aggregate fee of $1 million, $500,000 of which was payable upon KeyBanc’s delivery of its opinion, and the remaining $500,000 of which is payable upon, and subject to, consummation of the Merger. In addition, SSGT III has agreed to reimburse KeyBanc for certain of its expenses and to indemnify KeyBanc and related persons against various potential liabilities, including certain liabilities that may arise in connection with KeyBanc’s engagement.

From January 1, 2024 through July 13, 2026, KeyBanc and its affiliates performed banking and other related services for SmartStop and received aggregate compensation of approximately $12.4 million (not including any fees in connection with KeyBanc’s engagement in connection with the Merger). In addition, KeyBanc and KeyBanc affiliates, including KeyBank National Association, are the administrative agent and joint lead arranger under an existing revolving credit facility for SmartStop and have previously provided commercial and investment banking services to SmartStop.

KeyBanc, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, and private placements. In the ordinary course of business, certain of KeyBanc’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, SSGT III, SST VI or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger. KeyBanc or its affiliates may provide investment and corporate banking services to SSGT III, SST VI and their respective affiliates in the future, for which KeyBanc or its affiliates may receive customary fees. KeyBanc provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of SSGT III, SST VI or their respective affiliates for its own account and for the accounts of customers.

Certain SST VI and SSGT III Unaudited Financial Projections

SST VI and SSGT III do not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the inherent uncertainty and subjectivity underlying assumptions and estimates. In connection with the SSGT III Special Committee’s consideration of the Merger, management for SST VI and SSGT III provided SST VI’s and SSGT III’s property-level projections, from which the anticipated future performance of the (1) SST VI Growth Assets and the SST VI Established Assets and (2) SSGT III In-Place Portfolio, in each case on a stand-alone basis, for each of the next five years was derived (collectively, the “projections”), which are summarized below. The projections were provided to the SSGT III Special Committee and KeyBanc.

The projections are summarized in this Proxy Statement and Prospectus solely to give SSGT III stockholders access to certain non-public information that was made available to the SSGT III Special Committee, in connection with its consideration of the Merger, and to KeyBanc, which was authorized to use and rely upon the projections for purposes of providing its valuation analyses and fairness opinion to the SSGT III Special Committee, and are not included in this Proxy Statement and Prospectus to influence any SSGT III stockholder to make any investment or voting decision with respect to the Merger.

The projections were prepared solely for internal use and are subjective in many respects. The inclusion of a summary of the projections in this Proxy Statement and Prospectus should not be regarded as an indication that any of SST VI, SSGT III, the SSGT III Special Committee, KeyBanc or any other person considered, or now considers, this information to be necessarily predictive of actual future results or events. There can be no assurance that the prospective results will be realized or that actual results will not differ materially from the projections.

The projections reflect numerous assumptions and estimates as to future events. The projections were based on assumptions and estimates that management of SST VI and SSGT III believed were reasonable at the time the projections were prepared, taking into account relevant information available to SST VI’s and SSGT III’s management at the time, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 22 and 1, respectively, and in SST VI’s management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2025, attached as Annex C to this Proxy Statement and Prospectus. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of SST VI and SSGT III and will be beyond the control of the Combined Company.

Furthermore, the projections do not necessarily reflect SST VI’s and SSGT III’s current estimates and do not take into account any circumstances or events occurring after the date they were prepared. In particular, the projections do not give effect to the Merger, nor do they take into account the effect of any failure of the Merger to occur.

The projections have been prepared by, and are the responsibility of, the management of SST VI and SSGT III, and were not prepared with a view toward public disclosure or soliciting proxies, nor were they prepared with a view toward compliance with GAAP or with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, neither SST VI’s independent auditors, SSGT III’s independent auditors, nor any other independent accountants, have audited, reviewed, examined, compiled, or applied agreed-upon procedures with respect to the projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Accordingly, BDO USA, P.C. does not express an opinion or any form of assurance with respect thereto. The report of the independent registered public accounting firm of SST VI accompanying the consolidated financial statements of SST VI as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025, included herein, and the report of the independent auditors of SSGT III accompanying the consolidated financial statements of SSGT III as of December 31, 2025, 2024 and 2023 and for each of the three years in the period ended December 31, 2025, included herein, relate to the historical financial statements of SST VI and SSGT III, respectively. The reports of BDO USA, P.C. do not extend to the projections and should not be read to do so.

Certain financial measures included in the projections were not prepared in accordance with GAAP and there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with GAAP, and may not be directly comparable to similarly titled measures of competitors of SST VI or SSGT III or other companies generally. As a result, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in financial forecasts (including the projections) provided to a board of directors or financial advisor in connection with a business combination transaction (such as the Merger) are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore the projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the SSGT III Special Committee or KeyBanc in connection with the Merger. Accordingly, no reconciliation of the financial measures included in the projections is provided in this Proxy Statement and Prospectus.

The inclusion of a summary of the projections herein should not be deemed an admission or representation by SST VI or SSGT III that such projections are viewed by SST VI or SSGT III as material information of SST VI or SSGT III. The projections should be evaluated in conjunction with SST VI’s and SSGT III’s reported financial results and the risk factors with respect to the business of SST VI and SSGT III, respectively. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 1 and “Where You Can Find More Information” on page 210.

The following summarizes the wholly-owned property projections for the SST VI Established Assets and the SST VI Growth Assets on an aggregate basis:

Projected (Dollars in millions)
	2027	2028	2029	2030	2031	2032
NOI	26.4	29.9	33.1	35.4	37.7	39.1

The SST VI projections assume (1) stabilization of the SST VI Growth Assets occurring approximately between Year 1 and Year 4, (2) property-level rental rate growth of 3.7% annually for the SST VI Growth Assets upon stabilization, and (3) a 6.0% management fee. Management for SST VI made each of these assumptions and found them to be reasonable.

The following summarizes the wholly-owned property projections for the SSGT III Established Assets and the SSGT III Growth Assets on an aggregate basis:

Projected (Dollars in millions)
	2027	2028	2029	2030	2031	2032
NOI	10.5	13.6	16.0	17.3	18.3	19.1

The SSGT III projections assume (1) stabilization of the SSGT III Growth Assets occurring approximately between Year 1 and Year 5, (2) property-level rental rate growth of 3.6% annually upon stabilization and (3) a 6.0% management fee. Management for SSGT III made each of these assumptions and found them to be reasonable.

EXCEPT AS MAY BE REQUIRED BY APPLICABLE SECURITIES LAWS, SST VI AND SSGT III DO NOT INTEND TO, AND DISCLAIM ANY OBLIGATION TO, UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Indemnification of SSGT III’s Directors and Executive Officers in the Merger

The Merger Agreement provides that rights relating to indemnification, exculpation, advancement of expenses and directors’ and officers’ insurance for SSGT III’s current directors and officers will be continued for six years after the completion of the Merger. These arrangements are described more fully in “The Merger Agreement — Covenants and Agreements — Directors’ and Officers’ Insurance and Indemnification,” beginning on page 186.

Relationship of SSGT III and SST VI

SRA, which is the sponsor of SSGT III and SST VI, is controlled and owned by SmartStop. SSGT III Advisor and SST VI Advisor are owned and controlled by SRA. Messrs. Schwartz, Johnson, Lopez, and Look and Ms. Edwards are executive officers of each of SSGT III and SST VI; Messrs. Schwartz, Johnson and Look are executive officers of SmartStop; and Mr. Schwartz is a director of each of SSGT III, SST VI and SmartStop.

Directors and Management of the Combined Company After the Merger

The management and board of directors of the Combined Company after the Merger will remain the same as that of SST VI.

Regulatory Approvals Required for the Merger

SST VI and SSGT III are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Timing of the Merger

The Merger is expected to be completed in the fourth quarter of 2026. Neither SSGT III nor SST VI can predict, however, the actual date on which the Merger will be completed, or if it will be completed at all, because it is subject to the satisfaction or waiver of several closing conditions. See “The Merger Agreement — Conditions to Completion of the Merger.”

Accounting Treatment of the Merger

SST VI prepares its financial statements in accordance with GAAP. The Merger will be accounted for by using the asset acquisition accounting rules, which require the application of a screen test to evaluate if substantially all the fair value of the acquired entity is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. In addition, the rules require the identification of the acquiror, the determination of the acquisition date, the determination of the fair value of consideration and the recognition and measurement, at relative fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquired entity. After consideration of all applicable factors pursuant to the business combination accounting rules, the Merger will be treated as an asset acquisition under GAAP, with SST VI being the acquiror.

Issuance of Shares of SST VI Class A Common Stock

Pursuant to the Merger Agreement, as soon as practicable following the effective time of the Merger, SST VI will cause the transfer agent in connection with the Merger, to record on the stock records of SST VI the issuance of shares of SST VI Class A Common Stock equal to the merger consideration that is issuable to each former holder of shares of SSGT III Common Stock (including any fractional shares thereof). As a result, each holder of record of shares of SSGT III Common Stock as of the effective time of the Merger will automatically receive, without such holder taking any action, shares of SST VI Class A Common Stock issuable to such holder as merger consideration. Shares of SST VI Class A Common Stock issuable as merger consideration in exchange for shares of SSGT III Common Stock will be in uncertificated book-entry form.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations of the Merger to U.S. holders and non-U.S. holders (each as defined below) of shares of SSGT III Common Stock and of the ownership and disposition of shares of SST VI Class A Common Stock received in the Merger.

This summary is for general information only and is not tax advice. This summary assumes that holders of SSGT III Common Stock (or, following the Merger, of SST VI Class A Common Stock) hold such SSGT III Common Stock or SST VI Class A Common Stock as a capital asset within the meaning of Section 1221 of the Code. This summary is based upon the Code, Treasury Regulations promulgated under the Code, referred to herein as Treasury Regulations, judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address (i) U.S. federal taxes other than income taxes and certain excise taxes applicable to REITs, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements, in each case, as applicable to the Merger or the ownership and disposition of shares of SST VI Class A Common Stock received in the Merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to persons or entities that are subject to special treatment under U.S. federal income tax law, including, for example:

•	banks, insurance companies, and other financial institutions;

•	tax-exempt organizations or governmental organizations;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	persons or entities who hold shares of SSGT III Common Stock (or, following the Merger, SST VI Class A Common Stock) pursuant to the exercise of any employee stock option or otherwise as compensation;

•	individuals or entities subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	broker, dealers or traders in securities;

•	U.S. expatriates and former citizens of the United States;

•

persons holding shares of SSGT III Common Stock (or, following the Merger, SST VI Class A Common Stock) as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons or entities deemed to sell SSGT III Common Stock (or, following the Merger, SST VI Class A Common Stock) under the constructive sale provisions of the Code;

•	United States persons or entities whose functional currency is not the U.S. dollar;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	“qualified shareholders” as defined in Section 897(k)(3)(A) of the Code; or

•	persons or entities subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

For purposes of this summary, a “holder” means a beneficial owner of shares of SSGT III Common Stock (or, following, the Merger, of SST VI Class A Common Stock), and a “U.S. holder” means a holder that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this summary, a “non-U.S. holder” means a holder that is not a “U.S. holder” and not a partnership.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of SSGT III Common Stock (or, following the Merger, SST VI Class A Common Stock), the tax treatment of an owner of such entity or arrangement generally will depend on the status of the owner, the activities of the entity or arrangement and certain tax determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes holding shares of SSGT III Common Stock (or, following the Merger, SST VI Class A Common Stock) and the owners of such entities or arrangements should consult their own tax advisors regarding the U.S. federal income tax consequences to them.

This discussion of material U.S. federal income tax consequences of the Merger and of the ownership and disposition of SST VI Class A Common Stock received in the Merger is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF SST VI CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Material U.S. Federal Income Tax Consequences of the Merger

Qualification of the Merger as a Reorganization

The parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the Merger that Bass Berry, or other nationally recognized tax counsel, renders an opinion to SSGT III and Nelson Mullins, or other nationally recognized tax counsel, renders an opinion to SST VI to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by SSGT III and SST VI regarding factual matters (including those contained in the tax representation letters provided by SSGT III and SST VI), and covenants undertaken by SSGT III and SST VI. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the Merger could differ from those described in the tax opinions and in this summary. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. Accordingly, the tax opinions are not a guarantee of the legal outcome of the Merger or any tax benefits that may be derived from the Merger.

Consequences of the Merger to Holders of SSGT III Common Stock

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to holders of SSGT III Common Stock assuming the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

A holder of SSGT III Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of SST VI Class A Common Stock in exchange for shares of SSGT III Common Stock in connection with the Merger.

A holder will have an aggregate tax basis in SST VI Class A Common Stock it receives in the Merger equal to the holder’s aggregate tax basis in its SSGT III Common Stock surrendered pursuant to the Merger. If a holder acquired any of its shares of SSGT III Common Stock at different prices and/or at different times, Treasury Regulations provide guidance on how such holder may allocate its tax basis to shares of SST VI Class A Common Stock received in the Merger. Such holders should consult their own tax advisors regarding the proper allocation of their basis among its shares of SST VI Class A Common Stock received in the Merger under these Treasury Regulations.

The holding period of SST VI Class A Common Stock received by a holder in connection with the Merger will include the holding period of SSGT III Common Stock surrendered in connection with the Merger. Holders owning blocks of shares of SSGT III Common Stock acquired at different times or different prices should consult their own tax advisors with respect to identifying the holding periods of the particular shares of SST VI Class A Common Stock received in the Merger.

Certain Reporting Requirements

Under applicable Treasury Regulations, “significant holders” of SSGT III Common Stock generally will be required to comply with certain reporting requirements. A U.S. holder is a “significant holder” if, immediately before the Merger, such holder held 1% or more, by vote or value, of the total outstanding SSGT III Common Stock or has a basis in SSGT III non-stock securities of at least $1,000,000. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the closing of the Merger. U.S. holders should consult their own tax advisors as to whether they may be treated as a “significant holder.”

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. HOLDERS OF SSGT III COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

REIT Qualification of SSGT III and SST VI

Tax Opinions from Counsel Regarding REIT Qualification of SSGT III and SST VI

It is a condition to the obligation of SSGT III to complete the Merger that SSGT III receive an opinion of Nelson Mullins (or other nationally recognized tax counsel to SSGT II) to the effect that, commencing with SST

VI’s taxable year ended December 31, 2021, SST VI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT pursuant to Sections 856 through 860 of the Code, and SST VI’s ownership, organization and proposed method of operation will enable SST VI to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by SST VI. This opinion will not be binding on the IRS or the courts. The Combined Company intends to continue to operate in a manner to qualify as a REIT following the Merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, there can be no assurance that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

It is a condition to the obligation of SST VI to complete the Merger that SST VI receive an opinion of Nelson Mullins (or other nationally recognized tax counsel to SST VI) to the effect that commencing with SSGT III’s taxable year ended December 31, 2022, SSGT III has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and SSGT III’s ownership, organization and proposed method of operation will enable SSGT III to continue to meet the requirements for qualification and taxation as a REIT, through the effective time of the Merger, which opinion will be subject to customary exceptions, assumptions and qualifications and will be based on representations made by SSGT III regarding factual matters. This opinion will not be binding on the IRS or the courts.

No ruling from the IRS has been or is expected to be requested regarding the qualification of SST VI, SSGT III or the Combined Company as a REIT.

Tax Liabilities and Attributes Inherited from SSGT III

If SSGT III failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, SSGT III would be liable for (and the Combined Company will be obligated to pay) U.S. federal corporate income tax on its taxable income for such years, and, assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the Combined Company must distribute any earnings and profits of SSGT III by the close of the taxable year in which the Merger occurs and will be subject to tax on the built-in gain on each SSGT III asset existing at the time of the Merger if the Combined Company were to dispose of the SSGT III asset in a taxable transaction during the five-year period following the Merger. Such tax will be imposed at the highest regular corporate rate in effect as of the date of the sale. Moreover, even if SSGT III qualified as a REIT at all relevant times, the Combined Company similarly will be liable for other unpaid taxes (if any) of SSGT III (such as the 100% tax on gains from any sales treated as “prohibited transactions”). Furthermore, after the Merger, the asset and gross income tests applicable to REITs will apply to all of the assets of the Combined Company, including the assets the Combined Company acquires from SSGT III, and to all of the gross income of the Combined Company, including the gross income derived from the assets the Combined Company acquires from SSGT III. As a result, the nature of the assets that the Combined Company acquires from SSGT III and the gross income the Combined Company derives from such assets will be taken into account in determining the qualification of the Combined Company as a REIT.

SSGT III’s qualification as a REIT depends on SSGT III’s ability to satisfy numerous requirements, some on an annual and others on a quarterly basis. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which are not entirely within the control of SSGT III.

Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of SST VI Class A Common Stock

This section summarizes the material U.S. federal income tax consequences under current law generally resulting from the election of SST VI to be taxed as a REIT and the acquisition, ownership and disposition of SST VI Class A Common Stock. For purposes of this section “SST VI” and the “Combined Company” will be used interchangeably.

The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and taxation as a REIT are highly technical and complex. You are urged to consult your own tax advisor regarding the specific tax consequences to you of the acquisition, ownership and disposition of the securities of the Combined Company and of the election of SST VI to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign and other tax consequences of such acquisition, ownership, disposition and election, and regarding potential changes in applicable tax laws.

Taxation of the Combined Company

SST VI has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 2021. SST VI believes that it has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code beginning with its taxable year ended December 31, 2021, and that its intended manner of operation will enable the Combined Company to continue to meet the requirements for qualification as a REIT for U.S. federal income tax purposes. However, qualification and taxation as a REIT depend upon the Combined Company’s ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that SST VI has been organized and has operated, or that the Combined Company will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “— Failure to Qualify” for potential tax consequences if the Combined Company fails to qualify as a REIT.

Provided the Combined Company qualifies for taxation as a REIT, it generally will not be required to pay U.S. federal corporate income taxes on its REIT taxable income that is currently distributed to its stockholders.

This treatment substantially eliminates the “double taxation” (i.e. taxation at both the corporate and the stockholder levels) that generally results from investment in a C corporation. The Combined Company will, however, be subject to U.S. federal income taxes as follows:

•

First, the Combined Company will be required to pay regular U.S. federal corporate income tax on any REIT taxable income, including net capital gain, that it does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•

Second, if the Combined Company has (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, the Combined Company will be required to pay regular U.S. federal corporate income tax on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property the Combined Company acquired through foreclosure or after a default on a loan secured by the property or a lease of the property. See “— Foreclosure Property.”

•

Third, the Combined Company will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•

Fourth, if the Combined Company fails to satisfy the 75% gross income test or the 95% gross income test, as described below, but has otherwise maintained its qualification as a REIT because certain other requirements are met, it will be required to pay a tax equal to (1) the greater of (A) the amount by which it fails to satisfy the 75% gross income test and (B) the amount by which it fails to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect its profitability.

•

Fifth, if the Combined Company fails to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and the Combined Company nonetheless maintains its REIT qualification because of specified cure provisions, it will be required to pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused the Combined Company to fail such test.

•

Sixth, if the Combined Company fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, the Combined Company may retain its REIT qualification, but it will be required to pay a penalty of $50,000 for each such failure.

•

Seventh, the Combined Company will be required to pay a 4% nondeductible excise tax to the extent it fails to distribute during each calendar year at least the sum of (1) 85% of its ordinary income for the year, (2) 95% of its capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

Eighth, if the Combined Company acquires any asset from a corporation that is or has been a C corporation in a transaction in which the Combined Company’s tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which it acquired the asset, and it subsequently recognizes gain on the disposition of the asset during the five-year period beginning on the date on which it acquired the asset, then it generally will be required to pay regular U.S. federal corporate income tax on this gain to the extent of the excess of (1) the fair market value of the asset over (2) its adjusted tax basis in the asset, in each case determined as of the date on which it acquired the asset.

•

Ninth, the Combined Company’s subsidiaries that are C corporations, including any taxable REIT subsidiary (“TRS”) of the Combined Company, as described below, generally will be required to pay regular U.S. federal corporate income tax on their earnings.

•	Tenth, the Combined Company will be required to pay a 100% excise tax on transactions with its TRSs that are not conducted on an arm’s-length basis.

•

Eleventh, if the Combined Company fails to comply with the requirement to send annual letters to its stockholders holding at least a certain percentage of its stock, as determined under applicable Treasury Regulations, requesting information regarding the actual ownership of its stock, and the failure is not due to reasonable cause or is due to willful neglect, the Combined Company will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

The Combined Company and its subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on its assets and operations.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association that satisfied each of the following requirements:

(1)	It is managed by one or more trustees or directors;

(2)	Its beneficial ownership is evidenced by transferable shares of stock, or by transferable shares or certificates of beneficial ownership;

(3)	It would be taxable as a domestic corporation, but for its qualification as a REIT;

(4)	It is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	It is beneficially owned by 100 or more persons;

(6)

Not more than 50% in value of the outstanding stock or shares of beneficial interest of which are owned, actually or constructively, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of each taxable year;

(7)

It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to qualify to be taxed as a REIT for U.S. federal income tax purposes;

(8)	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws; and

(9)	It meets certain other requirements, described below, regarding the sources of its gross income, the nature and diversification of its assets and the distribution of its income.

The Code provides that requirements (1) through (4), and (8) must be satisfied during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT (which, in SST VI’s case, was 2021). For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust. For purposes of requirement (8) above, SST VI has and the Combined Company will continue to have a calendar taxable year, and thereby satisfies this requirement.

SST VI believes that it has been organized and has operated in a manner that has allowed SST VI, and will continue to allow the Combined Company, to satisfy conditions (1) through (9) during the relevant time periods. In addition, the SST VI Charter provides for restrictions regarding ownership and transfer of SST VI’s shares that are intended to assist it in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to SST VI Common Stock is contained in the discussion in this Proxy Statement and Prospectus under the heading “Description of SST VI Stock — Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that SST VI has previously satisfied, and may not ensure that the Combined Company will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If the Combined Company fails to satisfy these share ownership requirements, except as provided in the next sentence, its status as a REIT will terminate. If, however, the Combined Company complies with the rules contained in applicable Treasury Regulations that require the Combined Company to ascertain the actual ownership of its shares and it does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, it will be treated as having met this requirement. See “— Failure to Qualify.”

Ownership of Interests in Partnerships and Limited Liability Companies

The Combined Company owns various direct and indirect interests in entities that are partnerships and limited liability companies for state law purposes. A partnership or limited liability company that has a single owner, as determined under U.S. federal income tax laws, generally is disregarded from its owner for U.S.

federal income tax purposes. Many of the partnerships and limited liability companies owned by the Combined Company currently are disregarded from their owners for U.S. federal income tax purposes because such entities are treated as having a single owner for U.S. federal income tax purposes. Consequently, the assets and liabilities, and items of income, deduction, and credit, of such entities will be treated as its assets and liabilities, and items of income, deduction, and credit, for U.S. federal income tax purposes, including the application of the various REIT qualification requirements. An unincorporated domestic entity with two or more owners, as determined under the U.S. federal income tax laws, generally is taxed as a partnership for U.S. federal income tax purposes. In the case of a REIT that is an owner in an entity that is taxed as a partnership for U.S. federal income tax purposes, the REIT is treated as owning its proportionate share of the assets of the entity and as earning its allocable share of the gross income of the entity for purposes of the applicable REIT qualification tests. Thus, its proportionate share of the assets and items of gross income of any partnership, joint venture, or limited liability company that is taxed as a partnership for U.S. federal income tax purposes is treated as the assets and items of gross income of the Combined Company for purposes of applying the various REIT qualification tests. For purposes of the 10% value test (described in “-Asset Tests”), its proportionate share is based on its proportionate interest in the equity interests and certain debt securities issued by the entity. For all of the other asset and income tests, its proportionate share is based on its proportionate interest in the capital of the entity. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “— Tax Aspects of the Combined Company’s Ownership of Interests in Entities Taxable as Partnerships.”

The Combined Company has control of its operating partnership and the subsidiary partnerships and limited liability companies and intends to operate them in a manner consistent with the requirements for the Combined Company’s qualification as a REIT. If the Combined Company becomes a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize the Combined Company’s status as a REIT or require it to pay tax, the Combined Company may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause the Combined Company to fail a gross income or asset test, and that the Combined Company would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In such a case, the Combined Company could fail to qualify as a REIT unless it were entitled to relief, as described below.

Ownership of Interests in Qualified REIT Subsidiaries

The Combined Company may from time to time own and operate certain properties through wholly owned subsidiaries that it intends to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as the Combined Company’s qualified REIT subsidiary if the Combined Company owns 100% of the corporation’s outstanding stock and does not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal income tax requirements described in this discussion, any qualified REIT subsidiaries the Combined Company owns are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as the Combined Company’s assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and the Combined Company’s ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.”

Ownership of Interests in TRSs

The Combined Company and its operating partnership may own interests in companies that elect or have elected, together with the Combined Company, to be treated as the Combined Company’s TRSs, including but not limited to, Strategic Storage TRS VI, Inc., SS Growth TRS III, Inc., and certain entities organized as corporations under Canadian law that hold title to properties in a nominee capacity for which TRS elections were made by SST VI and SSGT III. The Combined Company may acquire securities in additional TRSs in the future. A TRS is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT.

Restrictions imposed on REITs and their TRSs are intended to ensure that TRSs will be subject to appropriate levels of U.S. federal income taxation. These restrictions impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis, such as any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of its tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to its parent REIT that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to its parent REIT or on its behalf. Rents will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Dividends paid to a parent REIT from a TRS, will be treated as dividend income received from a corporation. The corporate income tax liability of the Combined Company’s TRSs may reduce the cash flow generated by the Combined Company and its subsidiaries in the aggregate and limit the Combined Company’s ability to make distributions to its stockholders and may affect its compliance with the gross income tests and asset tests.

A TRS generally may be used by a REIT to undertake indirectly activities that the REIT requirements might otherwise preclude the REIT from doing directly, such as the provision of noncustomary tenant services or the disposition of property held for sale to customers. See “— Gross Income Tests-Rents from Real Property” and “— Gross Income Tests-Prohibited Transaction Income.” A TRS is subject to U.S. federal income tax as a regular C corporation. A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset test described below. See “— Asset Tests.”

Gross Income Tests

The Combined Company must satisfy two gross income tests annually to qualify and maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year generally must consist of the following:

•	rents from real property;

•

interest on debt secured by mortgages on real property or on interests in real property and interest on debt secured by mortgages on both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	dividends or other distributions on, and gain from the sale of, stock or shares of beneficial interest in other REITs;

•	gain from the sale of real estate assets (other than gain from prohibited transactions);

•	income and gain derived from foreclosure property; and

•

income derived from the temporary investment of new capital attributable to the issuance of its stock or a public offering of its debt with a maturity date of at least five years and that the Combined Company received during the one-year period beginning on the date on which the Combined Company received such new capital.

Second, in general, at least 95% of its gross income for each taxable year must consist of income that is qualifying for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (including interest and gain from debt instruments of “publicly offered REITs” to the extent those debt instruments are not secured by real property or an interest in real property (“Nonqualified Publicly Offered REIT Debt Instruments”)) or any combination of these.

Cancellation of indebtedness income and gross income from a sale of property that the Combined Company holds primarily for sale to customers in the ordinary course of business will be excluded from gross income for purposes of the 75% and 95% gross income tests. In addition, gains from “hedging transactions,” as defined in “-Hedging Transactions,” that are clearly and timely identified as such will be excluded from gross income for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.

The following paragraphs discuss the specific application of certain relevant aspects of the gross income tests to rent received by the Combined Company.

Rents from Real Property. Rents the Combined Company receives from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•

The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount the Combined Company receives or accrues generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•

Neither the Combined Company nor an actual or constructive owner of 10% or more of its capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents the Combined Company receives from such a tenant that is a TRS of the Combined Company, however, will not be excluded from the definition of “rents from real property” as a result of excess ownership by the Combined Company if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by the Combined Company’s other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease;

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, the Combined Company may transfer a portion of such personal property to a TRS; and

•

The Combined Company generally may not operate or manage the property or furnish or render noncustomary services to its tenants, subject to a 1% de minimis exception and except as provided below. The Combined Company may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, the Combined Company may employ an independent contractor from whom it derives no revenue to provide customary services to the Combined Company’s tenants, or a TRS (which may be wholly or partially owned by the Combined Company) to provide both customary and non-customary services to the Combined Company’s tenants without causing the rent the Combined Company receives from those tenants to fail to qualify as “rents from real property.”

The Combined Company generally does not intend to take actions it believes will cause it to fail to satisfy the rental conditions described above. However, there can be no assurance that the IRS would not challenge its conclusions, including the calculation of its personal property ratios, or that a court would agree with its conclusions. If such a challenge were successful, the Combined Company could fail to satisfy the 75% or 95% gross income test and thus potentially lose its REIT status.

Interest. For purposes of the 75% and 95% gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. In addition, an amount that is based on the income or profits of a debtor will be qualifying interest income as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in such real property, but only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. Except as provided below, in cases where a mortgage loan is secured by both real property and other property, if the outstanding principal balance of a mortgage loan during the year exceeds the value of the real property securing the loan at the time the Combined Company committed to acquire the loan. Notwithstanding the foregoing, a mortgage loan secured by both real property and personal property shall be treated as a wholly qualifying real estate asset and all interest shall be qualifying income for purposes of the 75% income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan.

In the event a mortgage loan is modified, the Combined Company may be required to retest the loan under the apportionment rules discussed above by comparing the outstanding balance of the modified loan to the fair market value of the collateral real property at the time of modification.

Prohibited Transaction Income. The Code imposes a tax of 100% on net income derived by a REIT from a “prohibited transaction,” which is generally a sale or other disposition of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of a trade or business. Such property is also frequently referred to as “dealer property.” Any losses incurred on sales of dealer property may not be used to offset gains from other prohibited transactions. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% tax (the “Safe Harbor”). In general, under the Safe Harbor, a sale of property will not be treated as a sale of dealer property subject to the 100% tax if: (a) the REIT held the property for at least two years, (b) the aggregate expenditures made by the REIT during the two years preceding the date of sale that are includible in the basis of the property do not exceed 30% of the net selling price, (c) in the case of land or improvements, the REIT has held the property for at least two years for production of rental income, and (d) one of the following is true: (1) during the taxable year the REIT does not make more than seven sales of properties, (2) the aggregate adjusted bases of properties sold during the year does not exceed 10% of the aggregate bases of all of the properties of the REIT at the beginning of the year, (3) the fair market value of properties sold during the year does not exceed 10% of the fair market value of all of the properties of the REIT at the beginning of the year, (4) the aggregate adjusted bases of properties sold during the year does not exceed 20% of the aggregate bases of all of the properties of the REIT at the beginning of the year, provided that the “3-year average adjusted bases percentage” (generally, the aggregate adjusted bases of properties sold in the three years ending during the year of sale divided by the sum of the aggregate adjusted bases of all properties as of the beginning of each such year) for the taxable year does not exceed 10%, or (5) the fair market value of properties sold during the year does not exceed 20% of the fair market value of all of the properties of the REIT at the beginning of the year, provided that the “3-year average fair market value percentage” (defined similarly to the 3-year average adjusted bases percentage but using fair market values) for the taxable year does not exceed 10%. Additionally, if clauses (d)(2) through (5) are relied upon, substantially all of the marketing and development expenditures with respect to the properties sold were made through an independent contractor from whom the REIT does not itself derive or receive any income or through a TRS.

Hedging Transactions. From time to time, the Combined Company may enter into hedging transactions with respect to one or more of its assets or liabilities. The Combined Company’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction the Combined Company enters into in the normal course of its business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by it to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property which generates such income and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that the Combined Company does not properly identify such transactions as hedges or it hedges with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. The Combined Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

Foreign Currency Gain. Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% and 95% gross income tests, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

TRS Income. To the extent the Combined Company’s TRSs pay dividends or interest, its allocable share of such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except to the extent the interest is paid on a loan that is adequately secured by real property). The Combined Company will monitor the amount of the dividend and other income from its TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although the Combined Company expects these actions will be sufficient to prevent a violation of the gross income tests, it cannot guarantee that such actions will in all cases prevent such a violation.

Failure to Satisfy Gross Income Tests. The Combined Company intends to monitor its sources of income, including any non-qualifying income received by it, and manage its assets so as to ensure its compliance with the gross income tests. If the Combined Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, the Combined Company may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. The Combined Company generally may make use of the relief provisions if: (1) its failure to meet these tests was due to reasonable cause and not due to willful neglect; and (2) following its identification of the failure to meet the 75% or 95% gross income tests for any taxable year, it files a schedule with the IRS setting forth each item of its gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued.

It is not possible, however, to state whether in all circumstances the Combined Company would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions apply, and the Combined Company retains its status as a REIT, a tax would be imposed with respect to its nonqualifying income.

Asset Tests

At the close of each calendar quarter of its taxable year, the Combined Company must also satisfy certain tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Combined Company’s total assets must generally consist of:

•	Cash or cash items, including certain receivables and shares in certain money market funds;

•	Government securities;

•	Interests in real property, including leaseholds and options to acquire real property and leaseholds;

•

Interests in mortgage loans secured by real property, and interests in mortgage loans secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	Stock or shares of beneficial interest in other REITs;

•

Investments in stock or debt instruments during the one-year period following its receipt of new capital that the Combined Company raises through equity offerings or public offerings of debt with at least a five-year term;

•	Debt instruments of publicly offered REITs; and

•	Personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, under the “5% asset test,” of the Combined Company’s assets that are not qualifying assets for purposes of the 75% asset test described above, the value of the Combined Company’s interest in any one issuer’s securities may not exceed 5% of the value of its total assets.

Third, of the Combined Company’s assets that are not qualifying assets for purposes of the 75% asset test described above, the Combined Company may not own more than 10% of the voting power of any one issuer’s outstanding securities, or the “10% vote test,” or more than 10% of the value of any one issuer’s outstanding securities, or the “10% value test.”

Fourth, no more than 25% (20% for taxable years 2021 through 2025) of the value of the Combined Company’s total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of the Combined Company’s total assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.

Sixth, not more than 25% of the value of the Combined Company’s total assets may be represented by Nonqualified Publicly Offered REIT Debt Instruments.

For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include securities that qualify under the 75% asset test, securities of a TRS and equity interests in an entity taxed as a partnership for U.S. federal income tax purposes. For purposes of the 10% value test, the term “securities” also does not include: certain “straight debt” securities; any loan to an individual or an estate; most rental agreements and obligations to pay rent; any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes in which the Combined Company is an owner to the extent of its proportionate interest in the debt and equity securities of the entity; and any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes if at least 75% of the entity’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Gross Income Tests.”

From time to time the Combined Company may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a TRS. The Combined Company intends that its ownership of any such securities will be structured in a manner that allows it to comply with the asset tests described above. The Combined Company believes that the assets that the Combined Company holds satisfy the foregoing asset test requirements. The Combined Company will not obtain, nor is the Combined Company required to obtain under the U.S. federal income tax laws, independent appraisals to support its conclusions as to the value of its assets and securities. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that its ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Failure to Satisfy Asset Tests. The Combined Company will monitor the status of its assets for purposes of the various asset tests and will manage its portfolio in order to comply at all times with such tests. Nevertheless, if the Combined Company fails to satisfy the asset tests at the end of a calendar quarter, it will not lose its REIT status if: (1) the Combined Company satisfied the asset tests at the end of the preceding calendar quarter; and (2) the discrepancy between the value of the Combined Company’s assets and the asset test requirements arose from changes in the market values of its assets and was not caused, in part or in whole, by the acquisition of one or more non-qualifying assets. If the Combined Company did not satisfy the second condition described in the preceding sentence, the Combined Company still could avoid REIT disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

In the event that the Combined Company violates the 5% asset test, the 10% vote test or the 10% value test described above, the Combined Company will not lose its REIT status if (1) the failure is de minimis (up to the lesser of 1% of its assets or $10 million) and (2) the Combined Company disposes of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which the Combined Company identifies such failure. In the event of a failure of any of such asset tests other than a de minimis failure, as described in the preceding sentence, the Combined Company will not lose its REIT status if (1) the failure was due to reasonable cause and not to willful neglect, (2) the Combined Company files a description of each asset causing the failure with the IRS, and (3) the Combined Company disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which the Combined Company identifies the failure. In such case, the Combined Company must pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate multiplied by the net income from the non-qualifying assets during the period in which the Combined Company failed to satisfy the asset tests.

Annual Distribution Requirement

To maintain the Combined Company’s qualification as a REIT, each taxable year it is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:

•	90% of its REIT taxable income; plus

•	90% of its after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of its REIT taxable income.

For these purposes, the Combined Company’s REIT taxable income is computed without regard to the dividends paid deduction and its net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

The Combined Company generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. Dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by the Combined Company and received by its stockholders on December 31 of the year in which they are declared. Additionally, at the Combined Company’s election, a distribution will be treated as paid in a taxable year if it is declared before the Combined Company timely files its tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by the Combined Company’s stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the annual distribution requirement.

In order to be taken into account for purposes of annual distribution requirement, except as provided below, the amount distributed must not be preferential-i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made by the Combined Company, provided it qualifies as a “publicly offered REIT.” SST VI believes that it is, and expects the Combined Company will continue to be, a publicly offered REIT. However, subsidiary REITs it may own from time to time may not be publicly offered REITs.

To the extent that the Combined Company does not distribute all of its net capital gain, or distributes at least 90%, but less than 100%, of its REIT taxable income, it will be required to pay regular U.S. federal corporate income tax on the undistributed amount. SST VI believes that it has made, and the Combined Company intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirement and to minimize its corporate tax obligations. In this regard, the partnership agreement of the Combined Company’s operating partnership authorizes the Combined Company to take such steps as may be necessary to cause its operating partnership to distribute to its partners an amount sufficient to permit the Combined Company to meet the annual distribution requirement and to minimize its corporate tax obligation.

Under some circumstances, the Combined Company may be able to rectify an inadvertent failure to meet the annual distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. In that case, the Combined Company may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, the Combined Company will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of the annual distribution requirement, it will be treated as an additional distribution to the Combined Company’s stockholders in the year such dividend is paid. In addition, if a dividend the Combined Company has paid with respect to a period for which the Combined Company is not a publicly offered REIT is treated as a preferential dividend, in lieu of treating the dividend as not counting toward satisfying the annual distribution requirement, the IRS may provide a remedy to cure such failure if the IRS determines that such failure is (or is of a type that is) inadvertent or due to reasonable cause and not due to willful neglect.

Furthermore, the Combined Company will be required to pay a 4% excise tax to the extent it fails to distribute during each calendar year at least the sum of 85% of its ordinary income for such year, 95% of its capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.

SST VI expects that the Combined Company’s REIT taxable income will be less than its cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, SST VI anticipates that the Combined Company generally will have sufficient cash or liquid assets to enable it to satisfy the annual distribution requirement described above. However, from time to time, the Combined Company may not have sufficient cash or other liquid assets to meet the annual distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining its taxable income. In addition, the Combined Company may decide to retain its cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, the Combined Company may borrow funds to pay dividends or pay dividends in the form of taxable stock distributions in order to meet the annual distribution requirement, while preserving its cash.

Like-Kind Exchanges

The Combined Company may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require the Combined Company to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, or deficiency dividends, depending on the facts and circumstances surrounding the particular transaction.

Foreclosure Property

The foreclosure property rules permit the Combined Company (by its election) to foreclose or repossess properties without being disqualified as a REIT as a result of receiving income that does not qualify under the gross income tests. However, in such a case, the Combined Company would be subject to the U.S. federal corporate income tax on the net non-qualifying income from “foreclosure property,” and the after-tax amount would increase the dividends it would be required to distribute to stockholders. See “— Annual Distribution Requirement.” This corporate tax would not apply to income that qualifies under the REIT 75% income test.

Foreclosure property treatment will end on the first day on which the Combined Company enters into a lease of the applicable property that will give rise to income that does not qualify under the REIT 75% income test, but will not end if the lease will give rise only to qualifying income under such test. Foreclosure property treatment also will end if any construction takes place on the property (other than completion of a building or other improvement that was more than 10% complete before default became imminent). Foreclosure property treatment (other than for qualified health care property) is available for an initial period of three years and may, in certain circumstances, be extended for an additional three years. Foreclosure property treatment for qualified health care property is available for an initial period of two years and may, in certain circumstances, be extended for an additional four years.

Failure to Qualify

If the Combined Company discovers a violation of a provision of the Code that would result in its failure to qualify as a REIT, certain specified cure provisions may be available to it. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If the Combined Company fails to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, it will be required to pay regular U.S. federal corporate income tax, including any applicable alternative minimum tax for taxable years beginning before January 1, 2018, on its taxable income. Distributions to stockholders in any year in which the Combined Company fails to qualify as a REIT will not be deductible by it. As a result, SST VI anticipates that the Combined Company’s failure to qualify as a REIT would reduce the cash available for distribution by it to its stockholders. In addition, if the Combined Company fails to qualify as a REIT, it will not be required to distribute any amounts to its stockholders and all distributions to stockholders will be taxable as regular corporate dividends to the extent of its current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate stockholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income. If the Combined Company fails to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by it. Unless entitled to relief under specific statutory provisions, the Combined Company would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which it loses its REIT qualification. It is not possible to state whether in all circumstances the Combined Company would be entitled to this statutory relief.

Tax Aspects of the Combined Company’s Ownership of Interests in Entities Taxable as Partnerships

The following discussion summarizes the material U.S. federal income tax considerations that are applicable to our direct and indirect investments in entities that are treated as partnerships for U.S. federal income tax purposes. The following discussion does not address state or local tax laws or any U.S. federal tax laws other than income tax laws.

Classification as Partnerships

SST VI is required to include in our income our distributive share of each partnership’s income and are allowed to deduct our distributive share of each partnership’s losses, but only if the partnership is classified for U.S. federal income tax purposes as a partnership rather than as a corporation or an association treated as a corporation. An unincorporated entity with at least two owners, as determined for U.S. federal income tax purposes, will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it: (1) is treated as a partnership under the Treasury Regulations relating to entity classification, or the “check-the-box regulations”; and (2) is not a “publicly traded partnership.”

Under the check-the-box regulations, an unincorporated entity with at least two owners may elect to be classified either as an association treated as a corporation or as a partnership for U.S. federal income tax purposes. If such an entity does not make an election, it generally will be taxed as a partnership for U.S. federal income tax purposes.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership generally is treated as a corporation for U.S. federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception.” The Treasury Regulations provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. If any partnership does not qualify for any safe harbor and is treated as a publicly traded partnership, SST VI believes that such partnership would have sufficient qualifying income to satisfy the 90% passive income exception and, therefore, would not be treated as a corporation for U.S. federal income tax purposes.

SST VI has not requested, and do not intend to request, a ruling from the IRS that any of our subsidiary partnerships is or will be classified as a partnership for U.S. federal income tax purposes. If, for any reason, a subsidiary partnership were treated as a corporation, rather than as a partnership, for U.S. federal income tax purposes, SST VI may not be able to qualify as a REIT, unless SST VI qualify for certain statutory relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a subsidiary partnership’s status for U.S. federal income tax purposes might be treated as a taxable event, in which case SST VI might incur tax liability without any related cash distribution. See “— Annual Distribution Requirement.” Further, items of income and deduction of the subsidiary partnership would not pass through to us, and SST VI would be treated as a stockholder for U.S. federal income tax purposes. Consequently, the subsidiary partnership would be required to pay income tax at U.S. federal corporate income tax rates on its net income, and distributions to us would constitute dividends that would not be deductible in computing the partnership’s taxable income.

Allocations of Income, Gain, Loss and Deduction

Although a partnership agreement (or limited liability company agreement) generally will determine the allocation of income and losses among partners, the allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.

Tax Allocations With Respect to Contributed Properties

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

The Combined Company’s partnerships may, from time to time, acquire interests in property in exchange for interests in the acquiring partnership. In that case, the tax basis of these property interests generally will carry over to the acquiring partnership, notwithstanding their different book (i.e., fair market) value. The partnership agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method the Combined Company chooses or has agreed to in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of the operating partnership (1) could cause the Combined Company to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to it if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause the Combined Company to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to it as a result of such sale, with a corresponding benefit to the other partners in the Combined Company’s operating partnership. An allocation described in clause (1) or (2) above might cause the Combined Company or the other partners to recognize additional taxable income, including taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect the Combined Company’s ability to comply with the REIT distribution requirements. See “— Taxation of the Combined Company — Requirements for Qualification as a REIT” and “— Annual Distribution Requirement.”

Any property acquired by a partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Material U.S. Federal Income Tax Consequences to Holders of SST VI Class A Common Stock

The following summary describes the material U.S. federal income tax consequences of owning and disposing of SST VI Class A Common Stock. You should consult your own tax advisor concerning the application of U.S. federal income tax laws to your particular situation as well as any consequences of the acquisition, ownership and disposition of SST VI Class A Common Stock arising under the laws of any state, local or foreign taxing jurisdiction.

Taxation of Taxable U.S. Holders of SST VI Class A Common Stock

Distributions Generally. If the Combined Company qualifies as a REIT, distributions made out of its current or accumulated earnings and profits that it does not designate as capital gain dividends will be ordinary dividend income to taxable U.S. holders when actually or constructively received. A corporate U.S. holder will not qualify for the dividends-received deduction generally available to corporations. Ordinary dividends paid by the Combined Company also generally will not qualify for the preferential long-term capital gain tax rate applicable to “qualified dividends” unless certain holding period requirements are met and such dividends are attributable to (i) qualified dividends received by the Combined Company from non-REIT corporations, such as any TRSs, or (ii) income recognized by the Combined Company and on which the Combined Company has paid U.S. federal corporate income tax. The Combined Company does not expect a meaningful portion of its ordinary dividends to be eligible for taxation as qualified dividends. Stockholders that are individuals, trusts or estates generally may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT stockholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations.

Any distribution declared by the Combined Company in October, November or December of any year on a specified date in any such month shall be treated as both paid by the Combined Company and received by the Combined Company’s stockholders on December 31 of that year, provided that the distribution is actually paid by the Combined Company no later than January 31 of the following year. Distributions made by the Combined Company in excess of accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a U.S. holder’s basis and will reduce the basis of the U.S. holder’s shares. Any distributions by the Combined Company in excess of accumulated earnings and profits and in excess of a U.S. holder’s basis in the U.S. holder’s shares of the Combined Company stock will be treated as gain from the sale of such shares. See “Dispositions of SST VI Class A Common Stock” below.

Capital Gain Dividends. Distributions to U.S. holders that the Combined Company properly designates as capital gain dividends will be taxed as long term capital gains (to the extent they do not exceed the Combined Company’s actual net capital gain for the taxable year), without regard to the period for which a U.S. holder held the Combined Company’s shares. However, U.S. holders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains. If the Combined Company elects to retain and pay income tax on any net long-term capital gain, each of the Combined Company’s U.S. holders would include in income, as long-term capital gain, its proportionate share of this net long-term capital gain. Each of the Combined Company’s U.S. holders would also receive a refundable tax credit for its proportionate share of the tax paid by the Combined Company on such retained capital gains and increase the basis of its shares of the Combined Company’s stock in an amount equal to the amount of includable capital gains reduced by the share of refundable tax credit.

Dispositions of SST VI Class A Common Stock. If a U.S. holder sells or disposes of shares of SST VI Class A Common Stock, the holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder’s holding period for such common stock exceeds one year.

However, if a U.S. holder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from the Combined Company which were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Holders of SST VI Class A Common Stock

Tax-exempt entities are generally exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. Distributions made by the Combined Company and gain arising upon a sale of shares of SST VI Class A Common Stock generally should not be UBTI to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code or to the extent of the tax-exempt holder’s allocable shares of the Combined Company’s “excess inclusion income”, if any. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in the Combined Company’s shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in the Combined Company’s shares. These prospective investors should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of the Combined Company’s stock contained in the Combined Company’s charter, SST VI does not expect the Combined Company to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to its holders.

Taxation of Non-U.S. Holders of SST VI Class A Common Stock

The rules governing non-U.S. holders are complex, and no attempt is made herein to provide more than a brief summary of such rules. The Combined Company urges non-U.S. holders to consult their own tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and any applicable tax treaty on the acquisition, ownership and disposition of shares of its common stock, including any reporting requirements.

Distributions Generally. Distributions made by the Combined Company to non-U.S. holders that are not attributable to gains from sales or exchanges by the Combined Company of United States real property interests (“USRPIs”) and that are not designated by the Combined Company as capital gain dividends will be treated as ordinary dividends to the extent that they are made out of the Combined Company’s current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate on the gross amount of the dividend paid, unless reduced or eliminated by an applicable income tax treaty. Any portion of the dividends paid to non-U.S. holders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

If the investment in the Combined Company stock is treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the non-U.S. holder generally will be subject to a tax at the rates applicable to ordinary income, in the same manner as a U.S. holders is taxed with respect to ordinary dividend income (and also may be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a foreign corporation that is not entitled to any treaty exemption). In general, a non-U.S. holder will not be considered to be engaged in a U.S. trade or business solely as a result of its ownership of SST VI stock, and the Combined Company will not withhold on the basis of a non-U.S. holder being so engaged unless such non-U.S. holder has filed an IRS Form W-8ECI with SST VI or the Combined Company. Distributions in excess of the Combined Company’s current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s common stock. Instead, the excess portion of such distribution will reduce the non-U.S. holder’s tax basis in its Combined Company stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such common stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. holders.

For withholding purposes, SST VI expects the Combined Company to treat all distributions as made out of its current or accumulated earnings and profits. Thus, the Combined Company expects to withhold U.S. federal income tax at the rate of 30% on the gross amount of any distributions paid to a non-U.S. holder unless a lower treaty rate applies and the non-U.S. holder has filed an applicable IRS Form W-8 with SST VI or the Combined Company, certifying the non-U.S. holder’s entitlement to treaty benefits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of the Combined Company’s current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that the Combined Company properly designates as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

•

the investment in SST VI Class A Common Stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”), distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by the Combined Company of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular graduated rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. The Combined Company also will be required to withhold and to remit to the IRS 21% of any distribution to non-U.S. holders attributable to gain from sales or exchanges by the Combined Company of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, distributions to certain non-U.S. publicly traded stockholders that meet certain record-keeping and other requirements (“qualified stockholders”) are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of the Combined Company’s capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their own tax advisors regarding the application of these rules.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts the Combined Company designates as retained net capital gains in respect of its common stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by the Combined Company on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Combined Company exceeds their actual U.S. federal income tax liability. If the Combined Company were to designate any portion of its net capital gain as retained net capital gain, non-U.S. holders should consult their own tax advisors regarding the taxation of such retained net capital gain.

Dispositions of SST VI Class A Common Stock. Gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of SST VI Class A Common Stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. SST VI Class A Common Stock will not constitute a USRPI so long as it is a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain rules. SST VI believes, but cannot guarantee, that the Combined Company will be a “domestically controlled qualified investment entity.”

In addition, dispositions of SST VI Class A Common Stock by qualified stockholders are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of the Combined Company’s capital stock. Furthermore, dispositions of SST VI Class A Common Stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their own tax advisors regarding the application of these rules. Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of SST VI Class A Common Stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either:

•

the gain is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items; or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on its capital gains (or such lower rate specified by an applicable income tax treaty).

If gain on the sale, exchange or other taxable disposition of SST VI Class A Common Stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of SST VI Class A Common Stock were subject to taxation under FIRPTA, the purchaser of such common stock generally would be required to withhold and remit to the IRS 15% of the purchase price.

Information Reporting and Backup Withholding

U.S. Holders

The Combined Company will report to its U.S. holders and to the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any, with respect thereto. A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on SST VI Class A Common Stock or proceeds from the sale or other taxable disposition of such stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

A holder who does not provide the Combined Company with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

Payments of dividends on SST VI Class A Common Stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on SST VI Class A Common Stock paid to the non-U.S. holder, regardless of whether such distributions constitute a dividend or any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Medicare Contribution Tax on Unearned Income

U.S. holders that are individuals, estates or trusts that have taxable income in excess of certain thresholds are required to pay an additional 3.8% tax on, among other things, dividends on stock and capital gains from the sale or other disposition of stock, subject to certain limitations. U.S. holders should consult their own tax advisors regarding the effect, if any, of these rules on their ownership and disposition of SST VI Class A Common Stock.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on SST VI Class A Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on SST VI Class A Common Stock and to payments of gross proceeds from a sale or redemption of SST VI Class A Common Stock. However, under proposed Treasury Regulations that may be relied on pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. Because the Combined Company may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules it may treat the entire distribution as a dividend.

Prospective investors should consult their own tax advisors regarding the potential application of withholding under FATCA to their investment in SST VI Class A Common Stock.

Statement of Stock Ownership

REITs are required to demand annual written statements from the record holders of designated percentages of REIT shares disclosing the actual owners of the shares. Any record stockholder who, upon request, does not provide the required information concerning actual ownership of the shares is required to include specified information relating to his or her shares in his or her federal income tax return. A REIT also must maintain, within the Internal Revenue District in which it is required to file, federal income tax returns, permanent records showing the information it has received about the actual ownership of shares and a list of those persons failing or refusing to comply with its information request. The Combined Company intends to comply with these requirements.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than U.S. federal income tax. You should consult your own tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to the Combined Company’s tax treatment as a REIT and on an investment in SST VI Class A Common Stock.

DISTRIBUTIONS

The Merger Agreement permits each of SST VI and SSGT III to continue to pay regular distributions on common stock to their respective stockholders, and distributions on operating partnership units to their respective unitholders prior to the closing of the Merger in accordance with past practice, and, in the case of SST VI, distributions on its Series B Convertible Preferred Stock, distributions on its Series D Preferred Units, and distributions on its Series E Preferred Stock; and in the case of SSGT III, distributions on its Series A Convertible Preferred Stock. However, the foregoing limitation will not apply to any distribution that is reasonably necessary for SST VI or SSGT III to maintain its REIT qualification or to avoid the imposition of entity level income or excise tax under the Code or applicable state law. The Merger Agreement requires SST VI and SSGT III to notify the other party of the declaration or payment of any distribution prior to the effective time of the Merger, and the parties intend to coordinate distributions so that if either SST VI stockholders or SSGT III stockholders receive a regular distribution for any particular period prior to the closing of the Merger, the stockholders of the other company will also receive a distribution for the same period.

THE MERGER AGREEMENT

This section of this Proxy Statement and Prospectus summarizes the material provisions of the Merger Agreement, which is attached as Annex A to this Proxy Statement and Prospectus. This summary may not contain all of the information about the Merger Agreement that is important to you. SSGT III and SST VI urge you to carefully read the full text of the Merger Agreement because it is the legal document that governs the Merger. This summary is qualified in its entirety by reference to the Merger Agreement attached as Annex A, which is incorporated by reference into this Proxy Statement and Prospectus.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is not intended to provide you with any factual information about SSGT III, SST VI or Merger Sub. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by certain information that SST VI filed with the SEC prior to entering into the Merger Agreement, as well as by certain disclosure letters each of SSGT III and SST VI delivered to the other party in connection with the signing of the Merger Agreement, which modify, qualify and create exceptions to the representations, warranties and covenants set forth in the Merger Agreement. Moreover, some of the representations and warranties contained in the Merger Agreement may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws, or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Merger Agreement. The representations and warranties and other provisions of the Merger Agreement and the description of such provisions in this Proxy Statement and Prospectus should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements, and filings that SST VI files with the SEC and the other information in this Proxy Statement and Prospectus. See “Where You Can Find More Information” in this Proxy Statement and Prospectus.

Furthermore, SSGT III stockholders are not third-party beneficiaries under the Merger Agreement and are therefore generally unable to directly enforce any of the terms or conditions of the Merger Agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.

Form, Effective Time, and Closing of the Merger

The Merger Agreement provides for the combination of SSGT III and SST VI through the merger of SSGT III with and into Merger Sub, with Merger Sub surviving the Merger as a wholly owned subsidiary of

SST VI, upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger will become effective at such time as the articles of merger are accepted for record by the Maryland Department of Assessments and Taxation (“SDAT”) or on such later date and time agreed to by SSGT III and SST VI and specified in the articles of merger (not to exceed 30 days from the date the articles of merger are accepted for record by the SDAT).

The Merger Agreement provides that the closing of the Merger will take place at 10:00 a.m., California local time, no later than the third business day following the date on which all of the conditions to closing of the Merger (as described below under “Conditions to Completion of the Merger”) have been satisfied or waived (other than the conditions that by their nature are to be satisfied and waived at the closing, but subject to the satisfaction or waiver of such conditions) or such other date as agreed to in writing by SSGT III and SST VI.

Merger Consideration

Common Stock

If the Merger is completed, then at the effective time of the Merger, each share of SSGT III Common Stock, or fraction thereof, issued and outstanding immediately prior to the effective time of the Merger (other than Excluded Shares (as defined in the Merger Agreement), which will automatically be cancelled and will cease to exist without any right to payment) will automatically be cancelled and converted into the right to receive the Exchange Ratio of 1.0 shares of SST VI Class A Common Stock, subject to limitations on fractional shares. No fractional shares of an amount less than 0.001 of a share of SST VI Class A Common Stock will be issued as merger consideration and, in lieu of such fractional shares that otherwise might be payable to a person entitled to receive the merger consideration, such fractional shares will be aggregated and rounded up to the nearest 0.001 of a share of SST VI Class A Common Stock.

The cancellation and conversion of shares of SSGT III Common Stock into the right to receive the merger consideration will occur automatically at the effective time of the Merger. In accordance with the Merger Agreement, SST VI will appoint SS&C GIDS, Inc. as the transfer agent to, as soon as reasonably practicable after the effective time of the Merger, record the issuance on the stock records of SST VI of the amount of SST VI Class A Common Stock equal to the merger consideration that is issuable to each holder of shares of SSGT III Common Stock.

Series A Preferred Stock

At the effective time of the Merger, each share of SSGT III Series A Preferred Stock issued and outstanding immediately prior to the effective time of the Merger shall be automatically converted into the right to receive one newly issued share of SST VI Series G Preferred Stock.

No Appraisal Rights

No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL, are available to holders of SSGT III Common Stock with respect to the Merger pursuant to the Merger Agreement.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by SSGT III, on the one hand, and SST VI and Merger Sub, on the other hand. The representations and warranties were made by the respective parties as of the date of the Merger Agreement and do not survive the effective time of the Merger or any earlier termination of the Merger Agreement. The representations and warranties were subject to specified exceptions and qualifications contained in the Merger Agreement, including (i) the disclosure letters delivered by

SSGT III and SST VI and Merger Sub in connection with the Merger Agreement, (ii) in the case of SSGT III, the consolidated audited financial statements of SSGT III and its subsidiaries as of and for the years ended December 31, 2025 and 2024, as well as the knowledge of certain specified persons related to SSGT III Advisor, and (iii) in the case of SST VI and Merger Sub, certain information filed with the SEC by SST VI prior to the date of the Merger Agreement.

Certain of the representations and warranties in the Merger Agreement are subject to materiality or “material adverse effect” qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would result in a “material adverse effect” (as described below) on the party making such representation or warranty). In addition, certain of the representations and warranties in the Merger Agreement are subject to knowledge qualifications (that is, those representations and warranties would not be deemed untrue, inaccurate, or incorrect as a result of matters of which certain specified persons related to the party making the representation or warranty did not have knowledge).

Representations and Warranties of SSGT III

SSGT III made representations and warranties to SST VI and Merger Sub in the Merger Agreement relating to, among other things:

•	due organization, valid existence, good standing, and qualification to do business of SSGT III and its subsidiaries;

•	due authorization, execution, delivery, and enforceability of the Merger Agreement;

•	required consents and approvals;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	capitalization;

•	financial statements, internal accounting controls, and inapplicability of the Investment Company Act;

•	absence of material changes to the conduct of SSGT III’s business or any “material adverse effect” (as described below) with respect to SSGT III;

•	absence of certain undisclosed liabilities;

•	permits and compliance with law;

•	absence of material litigation and investigations;

•	real property and leases;

•	environmental matters;

•	material contracts;

•	tax matters, including qualification as a REIT;

•	intellectual property;

•	insurance coverage;

•	certain benefit plans and absence of employees;

•	certain related party transactions;

•	broker’s, finder’s, investment banker’s, or other similar fees related to the Merger;

•	receipt of the opinion of KeyBanc;

•	exemption of the Merger from anti-takeover statutes and the absence of appraisal rights; and

•	limitation on representations and warranties and disclaimer of other representations and warranties.

Representations and Warranties of SST VI and Merger Sub

SST VI and Merger Sub made representations and warranties to SSGT III in the Merger Agreement relating to, among other things:

•	due organization, valid existence, good standing, and qualification to do business of SST VI, SST VI’s subsidiaries, and Merger Sub;

•	due authorization, execution, delivery, and enforceability of the Merger Agreement;

•	required consents and approvals;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	capitalization;

•	documents filed with the SEC and financial statements;

•	internal accounting controls, disclosure controls and procedures, compliance with the Sarbanes-Oxley Act, and inapplicability of the Investment Company Act;

•	absence of material changes to the conduct of SST VI’s business or any “material adverse effect” (as described below) with respect to SST VI;

•	absence of certain undisclosed liabilities;

•	permits and compliance with law;

•	absence of material litigation and investigations;

•	real property and leases;

•	environmental matters;

•	material contracts;

•	tax matters, including qualification as a REIT;

•	intellectual property;

•	insurance coverage;

•	certain benefit plans;

•	employee and labor matters;

•	certain related-party transactions;

•	broker’s, finder’s, investment banker’s, or other similar fees related to the Merger;

•	receipt of the opinion of SST VI’s financial advisor;

•	exemption of the Merger from anti-takeover statutes and the absence of appraisal rights;

•	the purpose, activities, and ownership of Merger Sub; and

•	limitation on representations and warranties and disclaimer of other representations and warranties.

Definition of “Material Adverse Effect”

Many of the representations of SSGT III and SST VI and Merger Sub are qualified by a “material adverse effect” standard (for example, they will be deemed to be true and correct unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). For the purposes of the Merger Agreement, “material adverse effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of SSGT III and its subsidiaries, taken as a whole, or SST VI and its subsidiaries, taken as a whole, as applicable, or (ii) would reasonably be expected to prevent or materially impair the ability of SSGT III or SST VI, as applicable, to consummate the Merger before April 10, 2027.

However, subject to the below exception, any event, circumstance, change, effect, development, condition, or occurrence to the extent arising out of or resulting from the following will not be taken into account when determining whether a material adverse effect has occurred or is reasonably likely to exist or occur with respect to the applicable party:

(1)

any failure of SSGT III or SST VI, as applicable, to meet any projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition, or occurrence giving rise to such failure may be taken into account in determining whether there has been a material adverse effect);

(2)	any changes that affect the self storage REIT industry generally;

(3)	any changes in the United States or global economy or capital, financial or securities market generally, including changes in interest or exchange rates;

(4)	any changes in the legal or regulatory conditions in the geographic regions in which SSGT III or SST VI operate or own or lease properties;

(5)	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date of the Merger Agreement;

(6)	the taking of any action expressly required by the Merger Agreement;

(7)	earthquakes, hurricanes, floods, or other natural disasters;

(8)	any damage or destruction of real property or improvements owned or leased by SSGT III or SST VI or their subsidiaries that is substantially covered by insurance;

(9)

any epidemic, pandemic or disease outbreak, and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date of the Merger Agreement, or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any governmental authority in connection with any epidemic, pandemic or disease outbreak; or

(10)	changes or prospective changes in GAAP or in any law of general applicability unrelated to the Merger or the interpretation or enforcement thereof.

However, notwithstanding the foregoing exceptions, if any event described in clause (2), (3), (4), (5), (7), (8), (9) or (10) above has a disproportionate adverse impact on SSGT III and its subsidiaries, taken as a whole, or SST VI and its subsidiaries, taken as a whole, as applicable, relative to other similarly situated participants in the self storage REIT industry in the United States, then the incremental impact of such event will be taken into account for the purpose of determining whether a material adverse effect has occurred with respect to SSGT III or SST VI, as applicable.

Conditions to Completion of the Merger

The obligation of each of SSGT III, SST VI and Merger Sub to complete the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or, to the extent permitted by law, waiver (which in the case of SSGT III, means waiver by the SSGT III Special Committee and, in the case of SST VI, means waiver by the SST VI Special Committee), at or prior to the effective time of the Merger, of the following conditions:

•

all consents, authorizations, orders, or approvals of each governmental authority necessary for the consummation of the Merger having been obtained and any applicable waiting periods in respect thereof having expired or been terminated;

•	approval of the Merger by SSGT III stockholders having been obtained;

•

the absence of any judgment, injunction, order, or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the Merger, and the absence of any law enacted, entered, promulgated, or enforced by any governmental authority after the date of the Merger Agreement prohibiting, restraining, enjoining, or making illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

•

the registration statement on Form S-4, of which this Proxy Statement and Prospectus forms a part, having been declared effective and there being no stop order suspending such effectiveness or proceedings for such purpose initiated by the SEC that have not been withdrawn.

The obligation of SST VI and Merger Sub to complete the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver, at or prior to the effective time of the Merger, of the following conditions:

•

certain representations and warranties of SSGT III regarding (i) the organization and qualification of SSGT III and its subsidiaries, (ii) due authorization, execution, delivery and enforceability of the Merger Agreement, (iii) certain aspects of SSGT III’s capital structure, and (iv) SSGT III’s qualification as a REIT, being true and correct in all material respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger (or, if applicable, as of the date made);

•

certain representations and warranties of SSGT III regarding SSGT III’s capital structure being true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger (or, if applicable, as of the date made);

•

the representations and warranties of SSGT III, other than those set forth above, being true and correct in all respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger (or, if applicable, as of the date made), except where the failure of such representations and warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on SSGT III;

•

SSGT III having performed and complied in all material respects with all obligations, agreements and covenants required to be performed or complied with by them under the Merger Agreement on or prior to the closing of the Merger;

•	no circumstance shall exist that constitutes a material adverse effect on SSGT III;

•

SST VI having received from SSGT III a certificate, dated the date of the closing of the Merger, signed by the chief executive officer and chief financial officer of SSGT III, certifying that the conditions described in the preceding bullet points have been satisfied;

•

SST VI having received a written opinion from Nelson Mullins, in form and substance reasonably acceptable to SST VI, regarding SSGT III’s qualification and taxation as a REIT under the Code commencing with SSGT III’s taxable year that ended on December 31, 2022 through the effective time of the Merger; and

•

SST VI having received a written opinion from Nelson Mullins, in form and substance reasonably acceptable to SST VI, regarding the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

The obligation of SSGT III to complete the Merger and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver, at or prior to the effective time of the Merger, of the following conditions:

•

certain representations and warranties of SST VI and Merger Sub regarding (i) the organization and qualification of SST VI and its subsidiaries, (ii) due authorization, execution, delivery and enforceability of the Merger Agreement, (iii) certain aspects of SST VI’s capital structure, (iv) the inapplicability of the Investment Company Act, and (v) SST VI’s qualification as a REIT, being true and correct in all material respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger (or, if applicable, as of the date made);

•

certain representations and warranties of SST VI and Merger Sub regarding SST VI’s capital structure being true and correct in all but de minimis respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger (or, if applicable, as of the date made);

•

the representations and warranties of SST VI and Merger Sub, other than those set forth above, being true and correct in all respects as of the date of the Merger Agreement and as of the effective time of the Merger as if made as of the effective time of the Merger (or, if applicable, as of the date made), except where the failure of such representations and warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on SST VI;

•

SST VI and Merger Sub having performed and complied in all material respects with all obligations, agreements and covenants required to be performed or complied with by them under the Merger Agreement on or prior to the closing of the Merger;

•	no circumstance shall exist that constitutes a material adverse effect on SST VI;

•

SSGT III having received from SST VI a certificate, dated the date of the closing of the Merger, signed by the chief executive officer and chief financial officer of SST VI, certifying that the conditions described in the preceding bullet points have been satisfied;

•

SSGT III having received a written opinion from Nelson Mullins, in form and substance reasonably acceptable to SSGT III, regarding SST VI’s qualification and taxation as a REIT under the Code commencing with SST VI’s taxable year that ended on December 31, 2021 through the effective time of the Merger;

•

SSGT III having received a written opinion from Bass Berry, in form and substance reasonably acceptable to SSGT III, regarding the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; and

•

the Termination Agreement shall continue to be a legal, valid, and binding obligation of each of the parties thereto, and shall continue to be in full force and effect and shall not have been rescinded or withdrawn in any way.

Covenants and Agreements

Conduct of the Business of SSGT III Pending the Merger

SSGT III has agreed to certain covenants in the Merger Agreement regarding the conduct of its business from the date of the Merger Agreement until the earlier of the effective time of the Merger and the valid termination of the Merger Agreement.

In particular, other than to the extent required by applicable law, with the consent of SST VI (such consent not to be unreasonably withheld, conditioned or delayed), expressly contemplated by the Merger Agreement or set forth on the disclosure letter delivered by SSGT III, SSGT III agreed to, and to cause each of its subsidiaries to, (i) conduct its business in all material respects in the ordinary course; (ii) use all reasonable efforts to (A) preserve intact its business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of SSGT III as a REIT, (C) maintain its material assets and properties in their current condition (other than normal wear and tear), and (D) continue the development of any properties currently under construction in accordance with applicable development agreements and budgets and (iii) not take any of the following actions:

•

amend or propose to amend the SSGT III Charter, the SSGT III Bylaws or the equivalent organizational or governing documents of any subsidiary of SSGT III, or waive the Aggregate Stock Ownership Limit or create an Excepted Holder Limit (each as defined in the SSGT III Charter) under the SSGT Charter;

•	adjust, split, combine, reclassify, or subdivide any shares of stock or other equity securities or ownership interests of SSGT III or any of its subsidiaries;

•

declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of SSGT III or any SSGT III subsidiary or other equity securities or ownership interests in SSGT III or any SSGT III subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by SSGT III of regular dividends in accordance with past practice for SSGT III Common Stock, (B) the declaration and payment by SSGT III of regular cash dividends in accordance with past practice for the SSGT III Series A Preferred Stock in accordance with the terms of the SSGT III Series A Preferred Stock, (C) the declaration and payment by SSGT III OP of regular distributions in accordance with past practice on the SSGT III OP Units, and (D) the declaration and payment of dividends or other distributions to SSGT III by any SSGT III subsidiary in accordance with past practice in accordance with the organizational documents of such subsidiary; provided, however, that SSGT III may make distributions reasonably necessary to maintain SSGT III’s status as a REIT under the Code (or applicable state law) or to avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law);

•

redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of SSGT III’s capital stock or other equity interests in SSGT III or any SSGT III subsidiary or securities convertible or exchangeable into or exercisable therefor, other than any acquisition of shares of SSGT III Common Stock contemplated under Article 7 of the SSGT III Charter;

•

except for transactions among SSGT III and one or more of the SSGT III subsidiaries or among one or more of the SSGT III subsidiaries, or the issuance of equity awards to officers and directors pursuant to the SSGT III Equity Incentive Plan, issue, sell, pledge, dispose, encumber, or grant any shares of capital stock of SSGT III or any shares of capital stock or equity interests in any of its subsidiaries, or authorize the issuance, sale, pledge, disposition, grant, transfer or any lien against, or otherwise enter into any contract or understanding with respect to the voting of, any shares of capital stock of SSGT III or any shares of capital stock or equity interests in any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of SSGT III or any shares of capital stock or equity interests in any of its subsidiaries;

•

acquire or agree to acquire, or sell, pledge, lease, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, or permit or suffer to exist the creation of any lien upon, any material property or assets, except (A) acquisitions by SSGT III or any SSGT III subsidiary of or from an existing SSGT III subsidiary, (B) acquisitions or dispositions in the ordinary course of business for consideration less than 10.0% of the equity value of SSGT III per such acquisition or disposition, (C) any disposition of a real property asset for consideration greater than or equal to 90% of the net asset value assigned to such real property asset by the then most recent third-party appraisal with respect to such property and (D) leases and liens in the ordinary course of business;

•

incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or guarantee such indebtedness of another person (other than a SSGT III subsidiary), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of SSGT III or any SSGT III subsidiary, except (A) indebtedness incurred under SSGT III’s existing credit facility in the ordinary course of business, (B) indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $500,000, (C) refinancing of existing indebtedness of SSGT III on terms not materially more onerous on SSGT III compared to the existing indebtedness (provided that the principal amount of such replacement indebtedness may not be materially greater than the indebtedness it replaces) and (D) any mortgage indebtedness in respect of any real property having a loan-to-value ratio not in excess of 75%;

•

make any loans, advances or capital contribution to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business and other than loans, advances or capital contributions to, or investments in, any subsidiary of SSGT III;

•

other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any material contract in any material respect, other than (A) any termination or renewal in accordance with the terms of any existing material contract that (1) occurs automatically without any action (other than notice of renewal) by SSGT III or any of its subsidiaries or (2) occurs in connection with the exercise by a third party of any preferential right or option granted to such third party under an applicable material contract or (B) as may be reasonably necessary to comply with the terms of the Merger Agreement;

•

make any payment, direct or indirect, of any liability of SSGT III or any of its subsidiaries before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any indebtedness otherwise permitted under the Merger Agreement;

•

waive, release, assign, settle or compromise any material claim, action, litigation, or other proceeding, other than waivers, releases, assignments, settlements or compromises that (A) involve only the payment of monetary damages in an amount no greater than $500,000 (less certain permitted payments) in the aggregate, do not impose any injunctive relief against SSGT III, any of its subsidiaries or the surviving entity in the Merger and do not provide for any admission of material liability by SSGT III or any of its subsidiaries, or (B) are made with respect to any claim, action, litigation, or other proceeding involving any present, former or purported holder or group of holders of SSGT III Common Stock in accordance with certain procedural requirements specified in the Merger Agreement;

•

hire any employee or hire or terminate any officer or director or engage any independent contractor (who is a natural person), or become a party to, enter into or otherwise adopt any employment, bonus, severance or retirement contract or benefit plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable law;

•

fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2025, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

•	enter into any new line of business;

•

form any new, or consent to any material amendment or modification of the terms of existing, funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles, except in the ordinary course of business;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law;

•

enter into or modify in a manner adverse to SSGT III certain tax protection agreements, make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes; knowingly surrender any right to claim any material tax refund, give or request any waiver of a statute of limitations with respect to any material tax return except, in each case, (A) to the extent required by law or (B) to the extent necessary to preserve SSGT III’s qualification as a REIT under the Code or to qualify or preserve the status of any subsidiary of SSGT III as a disregarded entity or partnership for federal income tax purposes or as a qualified REIT subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

•

take any action, or fail to take any action, which action or failure would reasonably be expected to cause (A) SSGT III to fail to qualify as a REIT or (B) any SSGT III subsidiary to cease to be treated as a partnership or disregarded entity for federal income tax purposes or a qualified REIT subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

•

adopt a plan of merger (except in connection with any transaction permitted above in a manner that would not reasonably be expected to be materially adverse to SSGT III or to prevent or impair the ability of SSGT III to consummate the Merger) or complete or partial liquidation or resolutions providing for or authorizing such merger or liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•	make any payment, loan, distribution, or transfer of assets to any SSGT III Manager, except in such amount and as expressly contemplated by the Merger Agreement or SSGT III Management Agreement;

•

take any action (or fail to take any action) that would make dissenters’, appraisal, or similar rights available to the holders of SSGT III Common Stock with respect to the Merger or any other transactions contemplated by the Merger Agreement; or

•	authorize, or enter into any contract, agreement, commitment, or arrangement to do any of the foregoing.

Notwithstanding the above restrictions agreed to by SSGT III, nothing in the Merger Agreement prohibits SSGT III from taking any action, or refraining to take any action, if the SSGT III Board determines in its reasonable judgment that such action or inaction is reasonably necessary (A) for SSGT III to avoid incurring entity level income or excise taxes under the Code (or applicable state law) or to maintain its qualification as a REIT under the Code, or (B) to avoid the imposition of any requirement that SSGT III or any of its subsidiaries be registered as an investment company under the Investment Company Act, including in the case of clause (A), making dividend or any other actual, constructive or deemed distribution payments to stockholders of SSGT III in accordance with the Merger Agreement or otherwise as permitted pursuant to the above provisions, including changes in relationships with partners, financing sources, directors, officers, consultants, affiliates, agents, and other business partners.

Conduct of the Business of SST VI Pending the Merger

SST VI has agreed to certain covenants in the Merger Agreement regarding the conduct of its business from the date of the Merger Agreement until the earlier of the effective time of the Merger and the valid termination of the Merger Agreement.

In particular, other than to the extent required by applicable law, with the consent of SSGT III (such consent not to be unreasonably withheld, conditioned or delayed), expressly contemplated by the Merger Agreement or set forth on the disclosure letter delivered by SST VI, SST VI agreed to, and to cause each of its subsidiaries to,

(i) conduct its business in all material respects in the ordinary course, (ii) use all reasonable efforts to (A) preserve intact its business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of SST VI as a REIT, (C) maintain its material assets and properties in their current condition (other than normal wear and tear) and (D) continue the development of any properties currently under construction in accordance with applicable development agreements and budgets (iii) not take any of the following actions:

•

amend or propose to amend the SST VI Charter, the SST VI Bylaws or the governing documents of SST VI OP, or waive the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit or create an Excepted Holder Limit (each as defined in the SST VI Charter) under the SST VI Charter;

•	adjust, split, combine, reclassify, or subdivide any shares of stock or other equity securities or ownership interests of SST VI or any of its subsidiaries;

•

declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of SST VI or any SST VI subsidiary or other equity securities or ownership interests in SST VI or any SST VI subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by SST VI of regular dividends in accordance with past practice for SST VI Common Stock, (B) ) the declaration and payment by SST VI of regular cash dividends in accordance with past practice for the SST VI Series B Preferred Stock in accordance with the terms of the SST VI Series B Preferred Stock, (C) the declaration and payment by SST VI OP of regular distributions in accordance with past practice on the SST VI OP Units, (D) the declaration and payment by SST VI of regular cash dividends in accordance with past practice for the SST VI Series E Preferred Stock in accordance with the terms of the SST VI Series E Preferred Stock, and (E) the declaration and payment of dividends or other distributions to SST VI by any SST VI subsidiary in accordance with past practice in accordance with the organizational documents of such subsidiary; provided, however, SST VI may make distributions reasonably necessary to maintain SST VI’s status as a REIT under the Code (or applicable state law) or to avoid or reduce the imposition of any entity level income or excise tax under the Code (or applicable state law);

•

redeem, repurchase or otherwise acquire, directly or indirectly, any shares of SST VI’s capital stock or other equity interests in SST VI or any SST VI subsidiary or securities convertible or exchangeable into or exercisable therefor, other than (A) the withholding of shares to satisfy withholding tax obligations in respect of SST VI Restricted Share Awards outstanding as of the date of the Merger Agreement in accordance with their terms and the SST VI Equity Incentive Plan in effect on the date of the Merger Agreement, (B) redemptions of OP Units pursuant to the Limited Partnership Agreement, (C) the redemption of SST VI Common Stock pursuant to SST VI’s share redemption program, and (D) any acquisition of shares of SST VI Common Stock contemplated under Article VI of the SST VI Charter;

•

except for (A) transactions among SST VI and one or more of the SST VI subsidiaries or among one or more SST VI Subsidiaries or (B) the issuance of equity awards to officers and directors pursuant to the SST VI Equity Incentive Plan, (C) shares of SST VI Common Stock pursuant to SST VI’s distribution reinvestment plan, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of SST VI or any shares of capital stock or equity interests in any of its subsidiaries, or authorize the issuance, sale, pledge, disposition, grant, transfer or any lien against, or otherwise enter into any contract or understanding with respect to the voting of, any shares of capital stock of SST VI or any shares of capital stock or equity interests in any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of SST VI or any shares of capital stock or equity interests in any of its subsidiaries;

•

acquire or agree to acquire, or sell, pledge, lease, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, or permit or suffer to exist the creation of any lien upon, any material property or assets, except (A) acquisitions by SST VI or any SST VI subsidiary of or from an existing

SST VI subsidiary, (B) acquisitions or dispositions in the ordinary course of business for consideration less than 10% of the equity value of SST VI per such acquisition or disposition, (C) any disposition of a real property asset for consideration greater than or equal to 90% of the net asset value assigned to such real property asset by the then most recent third party appraisal with respect to such property and (D) leases and liens in the ordinary course of business;

•

incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or guarantee such indebtedness of another person (other than a SST VI subsidiary), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of SST VI or any SST VI subsidiary, except (A) indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $750,000, (B) refinancing of existing indebtedness on terms not materially more onerous on SST VI compared to the existing indebtedness (provided that the principal amount of such replacement indebtedness may not be materially greater than the indebtedness it replaces) and (D) any mortgage indebtedness in respect of any real property having a loan-to-value ratio not in excess of 75%;

•

other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any material contract in any material respect, other than (A) any termination, modification, amendment or renewal in accordance with the terms of any existing material contract that (1) occurs automatically without any action (other than notice of renewal) by SST VI or any of its subsidiaries, or (2) occurs in connection with the exercise by a third party of any preferential right or option granted to such third party under the applicable material contract; or (B) as may be reasonably necessary to comply with the terms of the Merger Agreement;

•

make any payment, direct or indirect, of any liability of SST VI or any of its subsidiaries before the same comes due in accordance with its terms, other than (A) in the ordinary course of business, or (B) in connection with dispositions or refinancings of any indebtedness otherwise permitted under the Merger Agreement;

•

waive, release, assign, settle or compromise any material claim, action, litigation, or other proceeding, other than waivers, releases, assignments, settlements or compromises that (A) involve only the payment of monetary damages in an amount no greater than $750,000 (less certain permitted payments) in the aggregate, do not impose any injunctive relief against SST VI, any of its subsidiaries or the surviving entity in the Merger and do not provide for any admission of material liability by SST VI or any of its subsidiaries; or (B) are made with respect to any claim, action, litigation, or other proceeding involving any present, former or purported holder or group of holders of SST VI Common Stock in accordance with certain procedural requirements specified in the Merger Agreement;

•

hire any employee or hire or terminate any officer or director or engage any independent contractor (who is a natural person), or become a party to, enter into or otherwise adopt any employment, bonus, severance or retirement contract or benefit plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable law;

•	enter into any new line of business;

•

form any new, or consent to any material amendment or modification of the terms of existing, funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles, other than in the ordinary course of business and in a manner that would not reasonably be expected to materially and adversely affect the value, rights, preferences or economic terms of the SST VI Class A Common Stock to be issued as Merger Consideration;

•

take any action that would reasonably be expected to materially and adversely affect the value, rights, preferences, privileges or economic terms of the SST VI Class A Common Stock to be issued as Merger Consideration or materially impair the ability of the SST VI Parties (as defined in the Merger Agreement) to consummate the Merger;

•

fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2025, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority, subject to extensions permitted by law;

•

enter into or modify in a manner adverse to SST VI certain tax protection agreements, make, change or rescind any material election relating to taxes, change a material method of tax accounting; file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes; knowingly surrender any right to claim any material tax refund, give or request any waiver of a statute of limitations with respect to any material tax return except, in each case, (A) to the extent required by law or (B) to the extent necessary to preserve SST VI’s qualification as a REIT under the Code or to qualify or preserve the status of any subsidiary of SST VI as a disregarded entity or partnership for federal income tax purposes or as a qualified REIT subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

•

take any action, or fail to take any action, which action or failure would reasonably be expected to cause (A) SST VI to fail to qualify as a REIT or (B) any SST VI subsidiary to cease to be treated as a partnership or disregarded entity for federal income tax purposes or a qualified REIT subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

•

adopt a plan of merger (except in connection with any transaction permitted above in a manner that would not reasonably be expected to be materially adverse to SST VI or to prevent or impair the ability of SST VI to consummate the Merger) or complete or partial liquidation or resolutions providing for or authorizing such merger or liquidation or a dissolution, consolidation, recapitalization, or bankruptcy reorganization; or

•	authorize, or enter into any contract, agreement, commitment, or arrangement to do any of the foregoing.

Notwithstanding the above restrictions agreed to by SST VI, nothing in the Merger Agreement prohibits SST VI from taking any action, or refraining to take any action, if the SST VI Board determines in its reasonable judgment that such action or inaction is reasonably necessary (A) for SST VI to avoid incurring entity level income or excise taxes under the Code or applicable state law or to maintain its qualification as a REIT under the Code, or (B) to avoid the imposition of any requirement that SST VI or any of its subsidiaries be registered as an investment company under the Investment Company Act, including in the case of clause (A), making dividend or any other actual, constructive or deemed distribution payments to stockholders of SST VI in accordance with the Merger Agreement or otherwise as permitted pursuant to the above provisions, including changes in relationships with partners, financing sources, directors, officers, consultants, affiliates, agents, and other business partners.

Form S-4; Proxy Statement and Prospectus; SSGT III Stockholders Meeting

SSGT III agreed to prepare the proxy statement included in this Proxy Statement and Prospectus, and SST VI agreed to prepare and file a registration statement on Form S-4 with respect to the Merger, which includes this Proxy Statement and Prospectus. SSGT III and SST VI also agreed to use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act, and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger.

SSGT III agreed to use its reasonable best efforts to cause this Proxy Statement and Prospectus to be mailed to its stockholders entitled to vote at the SSGT III Special Meeting and to hold the SSGT III Special Meeting as soon as practicable after the Form S-4 is declared effective (provided there are no outstanding SEC comments on the Form S-4 and the SEC has not otherwise enjoined mailing or use of the proxy statement). SSGT III further agreed to include in this Proxy Statement and Prospectus the SSGT III Board’s recommendations to SSGT III stockholders that they approve the Merger Proposal and to use its reasonable best efforts to obtain SSGT III stockholder approval of the Merger Proposal, except to the extent the SSGT III Board made an Adverse Recommendation Change, as permitted by the Merger Agreement.

Access to Information; Confidentiality

The Merger Agreement requires each of SSGT III, SST VI and Merger Sub to provide, and to cause each of their respective subsidiaries to provide, with limited exceptions, to the other parties and their representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, personnel, and records that the other party may reasonably request, and a copy of each report, schedule, registration statement and other document filed by it pursuant to the requirements of federal or state securities laws as the other party may reasonably request.

Each of SSGT III and SST VI will hold, and will cause its representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with, and will otherwise comply with, the confidentiality provisions contained in the exclusivity agreement by and between SSGT III and SST VI.

Alternative Acquisition Proposals; Change in Recommendation

SSGT III must promptly (and in any event within 24 hours) notify SST VI in writing if (i) any Acquisition Proposal is received by SSGT III or any subsidiary of SSGT III, (ii) any request for information relating to SSGT III or any subsidiary of SSGT III is received from any person who informs SSGT III or any subsidiary of SSGT III that it is considering making or has made an Acquisition Proposal or (iii) any discussions or negotiations are sought to be initiated with SSGT III or any subsidiary of SSGT III regarding any Acquisition Proposal. Such notice must include the identity of the person or group making, and the material terms and conditions of, such Acquisition Proposal, request or inquiry, and must include copies of any written Acquisition Proposal (including any proposed transaction agreement and any related transaction documents and financing commitments) and a written summary of the material terms of the Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally). After such initial notice, SSGT III must thereafter promptly (and in any event within 24 hours thereof) (A) keep SST VI reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry and (B) provide SST VI with any written supplements or written additions to any written Acquisition Proposal. SSGT III agreed that it and its subsidiaries will not enter into any agreement with any person subsequent to the date of the Merger Agreement that prohibits SSGT III from providing any information to SST VI in accordance with such requirements.

Except as described below, the Merger Agreement provides that SSGT III may not, and will cause its subsidiaries and their respective representatives not to, directly or indirectly:

•

initiate, solicit, facilitate, or knowingly encourage any inquiries proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal;

•

enter into or engage in, continue, or otherwise participate in any discussions or negotiations with any person regarding or otherwise in furtherance of, or furnish to any person (other than SST VI or its representatives) any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or to otherwise obtain, an Acquisition Proposal;

•

release any person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation (except to permit the offering of a confidential Acquisition Proposal directly to the SSGT III

Board if the SSGT III Board determines in good faith after consultation with its legal and financial advisors that any such failure to waive or to not enforce would be inconsistent with the SSGT III directors’ duties under Maryland law);

•

enter into any oral or written contract, agreement, binding commitment or other obligation contemplating or otherwise relating to an Acquisition Proposal (other than an acceptable confidentiality agreement); or

•

take any action to exempt any person from any takeover statute or similar restrictive provision of the SSGT III Charter, the SSGT III Bylaws or the organizational documents or agreements of any SSGT III subsidiary.

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to obtaining the necessary approvals of SSGT III stockholders, upon receipt of a written Acquisition Proposal that (i) is not withdrawn, (ii) did not result from a material breach of SSGT III’s non-solicitation obligations under the Merger Agreement and (iii) the SSGT III Special Committee determines constitutes a Superior Proposal, the SSGT III Board (based on the recommendation of the SSGT III Special Committee) may effect an Adverse Recommendation Change and/or enter into an Alternative Acquisition Agreement (as each term is defined in the Merger Agreement) relating to or implementing the Superior Proposal and terminate the Merger Agreement (see “— Termination of the Merger Agreement” below), provided that:

•

the SSGT III Special Committee must have determined, after consultation with SSGT III’s outside counsel and financial advisor, that failing to take such action would be inconsistent with the SSGT III directors’ duties or standard of conduct under Maryland law;

•

SSGT III notifies SST VI in writing that the SSGT III Board intends to take such action at least three business days (the “Notice Period”) in advance of taking such action, which notice must specify the reasons for such action and the material terms of the Superior Proposal and attach the most current version of any agreements between SSGT III and the party making such Superior Proposal (such notice, a “SSGT III Change Notice”); and

•

during the Notice Period after SST VI received the SSGT III Change Notice, SSGT III must have negotiated in good faith with SST VI (to the extent SST VI wished to negotiate) to make adjustments to the terms of the Merger Agreement such that the Superior Proposal ceases to constitute a Superior Proposal (provided that any modifications to such Superior Proposal will require a new two-day Notice Period).

Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to obtaining the necessary approvals of SSGT III stockholders, the SSGT III Special Committee and the SSGT III Board may make an Adverse Recommendation Change in response to an Intervening Event (as defined below) if the SSGT III Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the duties or standard of conduct of the directors under Maryland law; provided, however, SSGT III must deliver an SSGT III Change Notice to SST VI and negotiate in good faith with SST VI (to the extent SST VI wishes to negotiate) consistent with the two bullet points immediately preceding this paragraph prior to making such Adverse Recommendation Change.

Publicity

Each of SSGT III and SST VI has agreed, subject to limited exceptions, such as with respect to an Adverse Recommendation Change, that they and their respective affiliates will not issue any press release or other public statement or filing with respect to the Merger or the Merger Agreement without the prior consent of the other party (which consent is not to be unreasonably withheld, delayed, or conditioned).

Consents and Approvals

Upon the terms and subject to the conditions set forth in the Merger Agreement, each of SSGT III and SST VI has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law or pursuant to any contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by the Merger Agreement, including (i) taking all actions necessary to satisfy each party’s conditions to closing, (ii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from governmental authorities or other persons necessary in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (iii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any governmental authority in order to consummate the transactions contemplated by the Merger Agreement, (iv) defending any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the Merger and (v) executing and delivering any instruments reasonably necessary or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement.

However, notwithstanding anything to the contrary in the Merger Agreement, neither SSGT III nor SST VI has any obligation (a) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such party, any of its subsidiaries (including subsidiaries of SST VI after the closing of the Merger) or their affiliates or (b) otherwise to take or commit to take any actions that would limit the freedom of such party, its subsidiaries (including subsidiaries of SST VI after the closing of the Merger) or their affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

Each of SSGT III and SST VI has agreed to give any notices to any person, and each of SSGT III and SST VI will use its reasonable best efforts to obtain any consents from any person that are necessary, proper, or advisable to consummate the Merger and the other transactions contemplated by the Merger Agreement. Each of the parties will, and will cause their respective affiliates to, furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any governmental authority and will cooperate in responding to any inquiry from a governmental authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a governmental authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any governmental authority with respect to the Merger Agreement. To the extent reasonably practicable, the parties or their representatives will generally have the right to review in advance and each of the parties will consult the other party on, all the information relating to the other party and each of their affiliates that appears in any filing made with, or written materials submitted to, any governmental authority in connection with the Merger and the other transactions contemplated by the Merger Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the parties may participate independently in any meeting or engage in any substantive conversation with any governmental authority in respect of any filing, investigation, or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable law, without giving the other party the opportunity to attend or participate in any such meeting with such governmental authority.

Notification of Certain Actions; Litigation

The parties have agreed to give prompt notice to each other:

•

in the event of any notice or other communication received by such party from (i) any governmental authority in connection with the Merger, the Merger Agreement, or the other transactions contemplated thereby, or (ii) any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated by the Merger Agreement;

•

if (i) any representation or warranty made by such party in the Merger Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the closing conditions set forth in the Merger

Agreement would be incapable of being satisfied by April 10, 2027 or (ii) such party fails to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it pursuant to the Merger Agreement; and

•

of any action commenced, or to the knowledge of such party, threatened against, relating to, or involving such party or any of their subsidiaries, or any of their respective directors, officers, or partners, which relates to the Merger Agreement, the Merger, or the other transactions contemplated by the Merger Agreement.

The parties have each agreed to (i) give the other party the opportunity to reasonably participate in the defense and settlement of any action against such party and/or its directors, officers or partners relating to the Merger Agreement and the transactions contemplated thereby, (ii) consider in good faith the advice of the other party and (iii) obtain the written consent (such consent not to be unreasonably withheld, delayed or conditioned) prior to entering into any settlement in respect of any such action.

Directors’ and Officers’ Insurance and Indemnification

For a period of six years after the effective time of the Merger, pursuant to the terms of the Merger Agreement and subject to certain limitations, SST VI will, and will cause the surviving entity to, indemnify, defend and hold harmless the current and former managers, directors, officers, partners, members, trustees, employees and agents of SSGT III or any of its subsidiaries or other individuals with rights to indemnification or exculpation under the governing documents of SSGT III or any indemnification agreements of SSGT III or its subsidiaries (the “Indemnified Parties”), to the fullest extent permitted under applicable law and the governing documents of SSGT III, from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any legal proceeding to the extent arising out of or pertaining to (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity in service to SSGT III or its subsidiaries or (ii) the Merger Agreement, including the transactions contemplated thereby. SST VI also agreed to advance costs and expenses to Indemnified Parties, subject to repayment if it is ultimately determined that such person was not entitled to indemnification. SST VI and Merger Sub have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger and advancement of expenses existing in favor of any Indemnified Party as of the date of the Merger Agreement will survive the Merger and will continue in full force and effect in accordance with their terms.

For a period of six years after the effective time of the Merger, the organizational documents of SST VI and any applicable subsidiary of SST VI will contain provisions no less favorable with respect to indemnification and exculpation from liabilities for acts or omissions and rights to advancement of expenses relating thereto existing in favor of any Indemnified Party than those included in the organizational documents of SSGT III and its subsidiaries.

For a period of six years after the effective time of the Merger, SST VI shall cause the surviving entity to maintain in effect SSGT III’s directors’ and officers’ liability insurance covering each person currently covered under such policy for acts and omissions occurring prior to and through the effective time of the Merger; provided that in lieu of such obligation (i) the surviving entity may substitute policies of an insurance company with the same or better rating as SSGT III’s current insurance carrier, the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than SSGT III’s existing policies, or (ii) in consultation with SST VI, SSGT III may obtain extended reporting period coverage under SSGT III’s existing insurance programs for a period of six years after the effective time of the Merger for a cost not in excess of three times the current annual premiums for such insurance; provided further that in no event shall the surviving entity be required to pay annual premiums in excess of 300% of the most recent annual premiums paid by SSGT III for such purpose.

Termination of the Merger Agreement

Termination by Mutual Agreement

SSGT III and SST VI (to the extent duly authorized by the SSGT III Special Committee and the SST VI Special Committee) may, by written consent, mutually agree to terminate the Merger Agreement before completing the Merger, even after obtaining the required approval of SSGT III stockholders.

Termination by Either SSGT III or SST VI

The Merger Agreement may also be terminated prior to the effective time of the Merger by either SSGT III (with the prior approval of the SSGT III Special Committee) or SST VI (with the prior approval of the SST VI Special Committee) in the following circumstances:

(1)

The Merger has not occurred on or before April 10, 2027. However, the right to terminate due to the failure of the Merger to occur on or before April 10, 2027 will not be available to SSGT III or SST VI if the failure of SSGT III or SST VI (including Merger Sub), as applicable, to perform or comply in all material respects with any of their respective obligations, covenants or agreements under the Merger Agreement was the primary cause of, or resulted in, the failure of the Merger to be consummated by April 10, 2027.

(2)

There is any final, non-appealable order issued by a governmental authority of competent jurisdiction that permanently restrains or otherwise prohibits the transactions contemplated by the Merger Agreement. The right to terminate due to the issuance of such an order will not be available to SSGT III or SST VI if the issuance of such final, non-appealable order was primarily due to the failure of SSGT III or SST VI (including Merger Sub), as applicable, to perform or comply in all material respects with any of their respective obligations, covenants, or agreements under the Merger Agreement.

(3)

The approval of SSGT III stockholders of the Merger is not obtained at the SSGT III Special Meeting. The right to terminate due to the failure to receive the requisite approval of SSGT III stockholders will not be available to SSGT III or SST VI if such failure was primarily due to the failure of SSGT III or SST VI, as applicable, to perform or comply in all material respects with any of their respective obligations, covenants, or agreements under the Merger Agreement.

Termination by SSGT III

The Merger Agreement may also be terminated prior to the effective time of the Merger by SSGT III (with the prior approval of the SSGT III Special Committee) in the following circumstances:

(1)

SST VI or Merger Sub breaches any of its representations or warranties or fails to perform or comply with any of its obligations, covenants or other agreements set forth in the Merger Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing to occur at the closing would result in a failure of SST VI to satisfy any closing condition, and which breach cannot be cured or, if curable, is not cured by SST VI by the earlier of 20 days following written notice of such breach or failure from SSGT III to SST VI and two business days before April 10, 2027; provided, however, that SSGT III will not have the right to terminate the Merger Agreement pursuant to the foregoing if SSGT III is then in breach of any of its respective representations, warranties, covenants or agreements set forth in the Merger Agreement such that SSGT III would not satisfy any closing condition;

(2)

at any time prior to obtaining the necessary SSGT III stockholder approval of the Merger, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the Merger Agreement, so long as the termination payment described in “—Termination Payment and Expense Reimbursement” is made in full to SST VI prior to or concurrently with such termination; or

(3)

if, prior to receipt of the necessary SSGT III stockholder approval of the Merger, an Intervening Event has occurred and the SSGT III Board has determined in good faith (after consultation with its legal and financial advisors) that the failure to terminate the Merger Agreement would be inconsistent with the directors’ duties under applicable law.

Termination by SST VI

The Merger Agreement may also be terminated prior to the effective time of the Merger by SST VI (with the prior approval of the SST VI Special Committee) in the following circumstances:

(1)

SSGT III breaches any of its representations or warranties or fails to perform any of its obligations, covenants or other agreements set forth in the Merger Agreement, which breach, either individually or in the aggregate, would result in, if occurring or continuing to occur at the closing would result in a failure of SSGT III to satisfy any closing condition, and which breach cannot be cured or, if curable, is not cured by SSGT III by the earlier of 20 days following written notice of such breach or failure from SST VI to SSGT III and two business days before April 10, 2027; provided, however, that SST VI will not have the right to terminate the Merger Agreement pursuant to the foregoing if SST VI or Merger Sub is then in breach of any of their respective representations, warranties, covenants or agreements set forth in the Merger Agreement such that SST VI would not satisfy any closing condition;

(2)	if, at any time prior to the receipt of the necessary SSGT III stockholder approval of the Merger:

•	the SSGT III Board has made an Adverse Recommendation Change,

•

a tender offer or exchange offer for any shares of SSGT III Common Stock that constitutes an Acquisition Proposal (other than by SST VI or any of its Affiliates) has been commenced and the SSGT III Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of SSGT III and to publicly reaffirm the SSGT III Board’s recommendation in favor of the Merger within ten business days of being requested to do so by SST VI, or

•

SSGT III has materially breached or failed to comply in any material respect with any of its obligations described above in “— Covenants and Agreements — Alternative Acquisition Proposals; Change in Recommendation” (other than any immaterial or inadvertent violations thereof that did not result in an alternative Acquisition Proposal).

Termination Payment and Expense Reimbursement

SSGT III must pay SST VI a termination payment in the amount of $2.7 million (the “Window Shop Termination Payment”) or $5.4 million (the “Termination Payment”), as applicable, if the Merger Agreement is terminated by:

(1)

SST VI pursuant to item (1) under “— Termination by SST VI” above and (a) prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (with, for this purpose, all percentages included in the definition of “Acquisition Proposal” increased to 50%) was publicly announced, disclosed or otherwise communicated to the SSGT III Board or any person publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, and (b) within 12 months after the date of such termination, (i) a transaction in respect of an Acquisition Proposal is consummated, (ii) SSGT III enters into a definitive agreement in respect of an Acquisition Proposal and such Acquisition Proposal is actually consummated thereafter or (iii) SSGT III recommends to SSGT III stockholders or fails to recommend against an Acquisition Proposal structured as a tender offer or exchange offer and such Acquisition Proposal is actually consummated thereafter;

(2)	SSGT III or SST VI pursuant to item (3) under “— Termination by Either SSGT III or SST VI” above and (a) prior to the SSGT III Special Meeting, an Acquisition Proposal with respect to SSGT III was publicly announced, disclosed or otherwise communicated to SSGT III’s stockholders (and not withdrawn) or any Person publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, and (b) within 12 months after the date of such termination, (i) a transaction in respect of an Acquisition Proposal is consummated, (ii) SSGT III enters into a definitive agreement in respect of an Acquisition Proposal and such Acquisition Proposal is actually consummated thereafter or (iii) SSGT III recommends to SSGT III stockholders or fails to recommend against an Acquisition Proposal structured as a tender offer or exchange offer and such Acquisition Proposal is actually consummated thereafter;

(3)	SSGT III pursuant to item (2) or (3) under “— Termination by SSGT III” above; or

(4)	SST VI pursuant to item (2) under “— Termination by SST VI” above.

SSGT III must pay SST VI (i) the Window Shop Termination Payment solely in connection with items (3) and (4) above (in the case of item (3) above, solely pursuant to item (2) under “— Termination by SSGT III” above, and, in the case of item (4) above, solely pursuant to item (2) under “— Termination by SST VI” above), if such termination occurs prior to the Window Period End Time (as defined below) as a result of a Superior Proposal by a Qualified Bidder (as defined below), or (ii) the Termination Payment in connection with item (1) above and, if subsection (i) does not apply, in connection with items (3) and (4) above. For purposes of the Merger Agreement, unless already defined above:

•	“Initial Period” means the period commencing on the date of the Merger Agreement and ending at 11:59 p.m. ET, on August 25, 2026.

•

“Qualified Bidder” means a person that has made during the Initial Period an unsolicited, bona fide written Acquisition Proposal (provided that the Acquisition Proposal by such person did not result from a breach of SSGT III’s obligations described under “Covenants and Agreements — Alternative Acquisition Proposals; Change in Recommendation”) that the SSGT III Special Committee during the Initial Period has determined in good faith, after consultation with outside legal counsel and outside financial advisors, either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided, however, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any person, such person shall not be deemed to be a “Qualified Bidder” unless SSGT III shall have notified SST VI by no later than 5:00 p.m., New York City time, on the first day immediately following the end of the Initial Period that such person has satisfied such criteria; provided, further, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any person, such person shall immediately and irrevocably cease to be a “Qualified Bidder” if, at any time after the conclusion of the Initial Period, an Acquisition Proposal submitted by such person is withdrawn, terminates or expires.

•

“Window Period End Time” means, with respect to a Qualified Bidder, the later of (i) 11:59 p.m. ET, on the last day of the Initial Period and (ii) 11:59 p.m. ET, on the second (2nd) business day after the end of any Notice Period (including any extensions thereof pursuant to the terms of the Merger Agreement) with respect to a Superior Proposal by such Qualified Bidder for which such Notice Period commenced on or prior to 11:59 p.m. ET, on the last day of the Initial Period.

SST VI must pay SSGT III expense reimbursement in an amount up to $1.0 million if the Merger Agreement is terminated by SSGT III pursuant to item (1) under “— Termination by SSGT III” above.

SSGT III must pay SST VI expense reimbursement in an amount up to $1.0 million if the Merger Agreement is terminated by SST VI pursuant to item (1) under “— Termination by SST VI” above.

Specific Performance

The parties to the Merger Agreement agree that irreparable harm would occur to the non-breaching party if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy in the event of such breach or non-performance. Accordingly, the parties agreed that, at any time prior to the effective time of any termination of the Merger Agreement, the parties will be entitled to an injunction or injunctions to prevent one or more breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, and each party waived any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action should be brought in equity to enforce the specific performance provisions of the Merger Agreement, no party thereto will allege, and each party thereto waives the defense, that there is an adequate remedy at law. To the extent any party brings an action to enforce specifically the performance of the terms and provisions of the Merger Agreement (other than an action to specifically enforce any provision that survives termination of the Merger Agreement) when expressly available to such party pursuant to the terms of the Merger Agreement, the Outside Date will automatically be extended to (a) the twentieth business day following the resolution of such action, or (b) such other time period established by the court presiding over such action.

Notwithstanding the foregoing, or anything else in the Merger Agreement to the contrary, in the event a termination payment or expense reimbursement payment becomes payable and is paid, then such payment will be the receiving party’s and its affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the paying party and its subsidiaries and each of their respective representatives.

Fees and Expenses

Except as described above under “Termination of the Merger Agreement,” all fees and expenses incurred in connection with the Merger Agreement and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, that upon the closing of the Merger, the surviving entity will pay all unpaid fees and expenses of the parties.

Amendment and Waiver

Any time prior to the effective time of the Merger, to the extent permitted under applicable law, the parties may amend any provision of the Merger Agreement provided that such amendment is specifically set forth in an instrument in writing signed on behalf of all parties. In addition, at any time prior to the effective time of the Merger, to the extent permitted under applicable law, a party may grant an extension for the time for performance of any obligation of the other party, waive any inaccuracy in the representations and warranties of the other party or waive the other party’s compliance with any agreement or condition contained in the Merger Agreement by specifically setting forth such extension or amendment in an instrument written by such party. The failure of any party to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of those rights, and the rights and remedies provided in the Merger Agreement are cumulative and not exclusive of any rights or remedies provided by law, except as expressly provided otherwise with respect to the Termination Payment and Expense Reimbursement Payment (as defined in the Merger Agreement).

Governing Law; Waiver of Jury Trial

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Maryland, without giving effect to conflicts of laws principles. All disputes arising out of or relating to the Merger Agreement or the transactions contemplated thereby will be heard and determined exclusively in any Maryland state or federal court located in Baltimore City exercising jurisdiction over the subject matter of such dispute(s), and each party has irrevocably and unconditionally submitted to the exclusive personal jurisdiction of any such court, waived any objection to venue or personal jurisdiction, and waived the defense of an inconvenient forum, in each case to the fullest extent permitted by applicable law. Each party to the Merger Agreement agreed to waive, to the fullest extent permitted by applicable law, any right to a trial by jury in respect of any litigation directly or indirectly arising out of or in connection with the Merger Agreement.

DESCRIPTION OF SST VI STOCK

Description of Securities

SST VI is incorporated under the laws of the State of Maryland, and the rights of our stockholders are governed by the provisions of Maryland law, as well as the provisions of the SST VI Charter and SST VI Bylaws. The following is a summary of the terms of our stock. For a full description of the terms of our stock and the rights of our stockholders, you should read the SST VI Charter and SST VI Bylaws.

Authorized Stock

The SST VI Charter authorizes us to issue up to 900,000,000 shares of stock, of which 700,000,000 shares are designated as common stock at $0.001 par value per share and 200,000,000 shares are designated as preferred stock at $0.001 par value per share. Of the 700,000,000 shares of common stock authorized, 230,000,000 shares are classified as Class A shares, 30,000,000 shares are classified as Class P shares, 100,000,000 shares are classified as Class T shares, 70,000,000 shares are classified as Class W shares, 200,000,000 shares are classified as Class Y shares, and 70,000,000 shares are classified as Class Z shares. Of the 200,000,000 shares of preferred stock authorized, 150,000 shares of preferred stock are classified as Series B Convertible Preferred Stock, and 10,000,000 shares of preferred stock are classified as Series E Preferred Stock. Our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, may amend our charter to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that SST VI has authority to issue.

The SST VI Charter also contains a provision permitting our board of directors, with the approval of a majority of the board of directors and without any action by our stockholders, to classify or reclassify any unissued common stock or preferred stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications, or terms or conditions of redemption of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time. SST VI believes that the power to classify or reclassify unissued shares of stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in the event that SST VI should pursue future financings or acquisitions that might help us to grow our business.

The SST VI Charter and SST VI Bylaws contain certain provisions that could make it more difficult to acquire control of our company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. SST VI believes that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See “Risk Factors — Risks Related to an Investment in SST VI.”

Common Stock

General

Subject to any preferential rights of any other class or series of stock and to the provisions of our charter regarding the restriction on the transfer of common stock, the holders of common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon our liquidation, are entitled to receive all assets available for distribution to our stockholders. In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, or any liquidating distribution of our assets, then such assets, or the proceeds therefrom, will be distributed between the holders of Class A shares, Class P shares, Class T shares, Class W shares, Class Y shares, and Class Z shares ratably in proportion to the respective net asset value for each class until the net asset value for each class has been paid. SST VI will calculate the estimated net asset value per share as a whole for all Class A shares, Class P shares, Class T shares, Class W shares, Class Y shares, and Class Z shares and then will determine any differences attributable to each class. SST VI expects the estimated net asset value per share of each Class A share, Class P share, Class T share, Class W share, Class Y share, and Class Z share to be the same, except in the unlikely event that the stockholder servicing fees exceed the amount otherwise available for distribution to holders of Class T shares or Class Y shares or the dealer manager servicing fees exceed the amount otherwise available for distribution to holders of Class W shares or Class Z shares in a particular period (prior to the deduction of the stockholder servicing fees or the dealer manager servicing fees, as applicable). If the stockholder servicing fees exceed the amount otherwise available for distribution to holders of Class T shares or Class Y shares or if the dealer manager servicing fees exceed the amount otherwise available for distribution to the holders of Class W shares or Class Z shares, the excess will reduce the estimated net asset value per share of each Class T share, Class W share, Class Y share, and Class Z share, as applicable. Each holder of shares of a particular class of common stock will be entitled to receive, ratably with each other holder of shares of such class, that portion of such aggregate assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding.

Holders of SST VI Common Stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that SST VI issues, or preference, conversion, exchange, cumulative, sinking fund, redemption or appraisal rights. SST VI Class A Common Stock, SST VI Class T Common Stock, SST VI Class W Common Stock, SST VI Class Y Common Stock, and SST VI Class Z Common Stock will vote together as a single class along with the SST VI Class P Common Stock that were sold in our private offering, and each share is entitled to one vote on each matter submitted to a vote at a meeting of our stockholders; provided that with respect to any matter that would alter only the contract rights of a particular class of common stock (including the terms of that class set forth in the charter), the holders of that class shall have exclusive voting rights thereon and no holders of any other class of common stock shall be entitled to vote thereon. Our common share classes were designed for and available for different categories of investors and with different sales commissions and servicing fees. All holders of SST VI Common Stock may continue to purchase shares through our distribution reinvestment plan for those shares.

SST VI Class P Common Stock

SST VI sold SST VI Class P Common Stock in a private offering to accredited investors only. SST VI paid participating dealers sales commissions up to 6.0% of the sale price per Class P share sold in the private offering, with certain exceptions. In addition, SST VI paid our dealer manager an upfront dealer manager fee equal to 3.0% of the sale price per Class P share sold in the private offering. There are no stockholder servicing fees or dealer manager servicing fees charged with respect to SST VI Class P Common Stock.

SST VI Class A Common Stock

SST VI sold SST VI Class A Common Stock in our prior primary public offering. SST VI paid participating dealers sales commissions equal to 6.0% of the sale price per Class A share sold in the initial primary offering, or approximately $0.62 per Class A share, with certain exceptions. In addition, SST VI paid our dealer manager an upfront dealer manager fee equal to 3.0% of the sale price per Class A share sold in the initial primary public offering, or approximately $0.31 per Class A share.

SST VI Class T Common Stock

SST VI sold SST VI Class T Common Stock in our prior primary public offering. SST VI paid participating dealers sales commissions equal to 3.0% of the sale price per Class T share sold in the initial primary offering, or approximately $0.30 per Class T share, with certain exceptions. In addition, SST VI paid our dealer manager an upfront dealer manager fee equal to 3.0% of the sale price per Class T share sold, or approximately $0.30 per Class T share. SST VI also pay an ongoing stockholder servicing fee to our dealer manager with respect to SST VI Class T Common Stock sold. The stockholder servicing fee accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of SST VI Class T Common Stock sold in our prior primary offering and is paid monthly. SST VI will cease paying the stockholder servicing fee with respect to the SST VI Class T Common Stock sold at the earlier of (i) the date SST VI list our shares on a national securities exchange, merges or consolidates with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares, Class W shares, Class Y shares, and Class Z shares in our prior primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by us with the assistance of our dealer manager commencing after the termination of our prior primary offering, (iii) with respect to a particular Class T share, the third anniversary of the issuance of the share, and (iv) the date that such Class T share is redeemed or is no longer outstanding. SST VI continues to offer SST VI Class T Common Stock pursuant to SST VI’s distribution reinvestment plan and will not pay sales commissions, dealer manager fees, or stockholder servicing fees on SST VI Class T Common Stock sold pursuant thereto.

SST VI Class W Common Stock

SST VI sold SST VI Class W Common Stock in our prior primary public offering. SST VI Class W Common Stock was only available to certain investors who: (i) purchased shares through fee-based programs, also known as wrap accounts, (ii) purchase shares through participating broker dealers that have alternative fee arrangements with their clients, (iii) purchase shares through certain registered investment advisers, (iv) purchased shares through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers, (v) were an endowment, foundation, pension fund or other institutional investor, or (vi) were a part of any other categories of purchasers or through any other distribution channels. SST VI did not pay sales commissions or a dealer manager fee with respect to SST VI Class W Common Stock.

SST VI Class Y Common Stock

SST VI sold SST VI Class Y Common Stock in our prior primary public offering. Participating dealers received sales commissions equal to 3% of the sale price per Class Y share sold in the primary offering, or approximately $0.30 per Class Y share based on the primary offering price of $10.00 per Class Y share, with certain exceptions. In addition, our dealer manager in the prior primary public offering received an upfront dealer manager fee equal to 3% of the sale price per Class Y share sold in the primary offering, or approximately $0.30 per Class Y share based on the primary public offering price of $10.00 per Class Y share. SST VI also pays an ongoing stockholder servicing fee to SST VI’s Dealer Manager with respect to SST VI Class Y Common Stock sold in our primary offering. The stockholder servicing fee accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of SST VI Class Y Common Stock sold in our primary offering and is paid monthly. SST VI will cease paying the stockholder servicing fee with respect to the Class Y shares sold at the earlier of (i) the date SST VI list our shares on a national securities exchange, merges or consolidates with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class Y shares and Class Z shares in our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation shall be made by us with the assistance of our dealer manager commencing after the termination of our primary offering, (iii) with respect to a particular Class Y share, the third anniversary of the issuance of the share, and (iv) the date that such Class Y share is redeemed or is no longer outstanding.

SST VI Class Z Common Stock

SST VI sold SST VI Class Z Common Stock in our prior primary public offering. SST VI Class Z Common Stock was only available to investors who: (i) purchased shares through fee-based programs, also known as wrap accounts, (ii) purchase shares through participating broker-dealers that have alternative fee arrangements with their clients, (iii) purchase shares through certain registered investment advisers, (iv) purchase shares through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers, (v) were an endowment, foundation, pension fund or other institutional investor, (vi) are our directors and officers, as well as directors, officers, and employees of our Advisor and its affiliates or our dealer manager, including sponsors and consultants, their IRAs or other retirement plans, and their immediate family members, (vi) were participating broker-dealers, registered representatives of participating broker-dealers, and participating registered investment advisors, their IRAs or other retirement plans, and their immediate family members, or (viii) were a part of any other categories of purchasers or through any other distribution channels. SST VI did not pay sales commissions or a dealer manager fee with respect to SST VI Class Z Common Stock.

Preferred Stock

The SST VI Charter provides that our directors may create and establish one or more series of preferred stock. SST VI is currently authorized to issue up to 200,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series. The SST VI Board has classified 150,000 shares of preferred stock as Series B Preferred Stock, and 10,000,000 shares of preferred stock as Series E Preferred Stock, of which up to 10,000,000 have been authorized for issuance in connection with its offering. For a more complete description of certain provisions of the Series B Preferred Stock, see “Series B Preferred Stock” and for a more complete description of certain provisions of Series E Preferred Stock, see “Series E Preferred Stock” below.

General

The SST VI Charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval and to fix the voting rights, liquidation preferences, distribution rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences with respect to such preferred stock. The issuance of one or more series or classes of preferred stock must be approved by a majority of our board of directors. A majority of our independent directors that do not have an interest in the transaction will approve any offering of preferred stock and will have access, at our expense, to our legal counsel or independent legal counsel in connection with such issuance. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock. If SST VI ever created and issued preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event SST VI liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence.

Series B Preferred Stock

As disclosed above, in connection with the issuance of the Series B Preferred Stock pursuant to the Series B Preferred Stock Purchase Agreement, SST VI filed the Series B Articles Supplementary to the SST VI Charter designating the terms of the Series B Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which are described in more detail below:

Dividend Rights: The Series B Preferred Stock ranks senior to all other classes of our capital stock, including the Series E Preferred Stock and the Class A shares, Class P shares, Class T shares, Class W shares,

Class Y shares, and Class Z shares, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up. Dividends payable on each share of Series B Preferred Stock will initially be equal to a rate of 8.35% per annum. If the shares of Series B Preferred Stock have not been redeemed on or prior to the fifth anniversary of the issuance of such shares pursuant to the Series B Articles Supplementary, the dividend rate will increase an additional 0.75% per annum each year thereafter to a maximum of 11.0% per annum until the tenth anniversary of the issuance of such shares, at which time the dividend rate shall increase 0.75% per annum each year thereafter until the Series B Preferred Stock is redeemed or repurchased in full.

Liquidation Rights: Upon any voluntary or involuntary liquidation, dissolution or winding up, the holders of Series B Preferred Stock will be entitled to receive a payment equal to the greater of (i) the aggregate purchase price of all outstanding shares of Series B Preferred Stock (the “Series B Preferred Stock Liquidation Amount”), plus an amount equal to any accrued and unpaid dividends and other distributions (whether or not accumulated or authorized and declared) to the date of payment and (ii) the amount that would have been payable had such shares been converted into common stock pursuant to the terms of the Series B Articles Supplementary immediately prior to such liquidation.

Redemption Rights: Subject to certain additional redemption rights, as described herein, SST VI has the right to redeem the Series B Preferred Stock for cash at any time following the third anniversary of the issuance of the shares of Series B Preferred Stock. The amount of such redemption will be equal to the aggregate purchase price of all outstanding shares of Series B Preferred Stock, plus applicable redemption premium as set forth in the Series B Articles Supplementary (together, the “Series B Redemption Price”) and an amount equal to any accrued and unpaid dividends and distributions on the Series B Preferred Stock (whether or not accumulated or authorized and declared) up to the redemption date. Upon the listing of our common stock on a national securities exchange (the “Listing”), SST VI has the right to redeem any or all outstanding Series B Preferred Stock at an amount equal to the greater of (i) the amount that the holders of such shares would have received had such shares been converted into common stock pursuant to the terms of the Series B Articles Supplementary immediately prior to the initial Listing, and then all of such shares had been sold in the initial Listing, up to the Conversion Value Limitation (as described herein), or (ii) the Series B Redemption Price, in each case, plus an amount equal to any accrued and unpaid dividends and distributions on the Series B Preferred Stock (whether or not accumulated or authorized and declared) up to the date of initial Listing. The “Conversion Value Limitation” is an amount per share determined using an as-converted value limitation equal to a premium of $40 million if any or all 150,000 shares of Series B Preferred Stock are issued and outstanding. Upon a change of control event, SST VI has the right to redeem any or all outstanding Series B Preferred Stock at an amount equal to the greater of (i) the amount that the holders of such shares would have received had the shares been converted into common stock pursuant to the terms of the Series B Articles Supplementary immediately prior to such change of control, up to the Conversion Value Limitation or (ii) the Series B Redemption Price, in each case, plus an amount equal to any accrued and unpaid dividends and distributions up to the redemption date. In addition, subject to certain cure provisions, if SST VI fail to maintain our status as a real estate investment trust, the holders of Series B Preferred Stock have the right to require us to repurchase the Series B Preferred Stock at an amount equal to the Series B Redemption Price plus an amount equal to any accrued and unpaid dividends and distributions on the Series B Preferred Stock (whether or not accumulated or authorized and declared) up to the redemption date.

Conversion Rights: At any time after the earlier to occur of (i) the third anniversary of the issuance of the shares or (ii) 180 days after an initial Listing, the holders of Series B Preferred Stock have the right to convert any or all of the Series B Preferred Stock held by such holders into Class A shares at a rate per share equal to the quotient obtained by dividing the Series B Preferred Stock Liquidation Amount, plus an amount equal to any accrued and unpaid dividends or other distributions (whether or not accumulated or authorized and declared), by the conversion price. The conversion price is initially $11.00, and may be adjusted in connection with stock splits, stock dividends and other similar transactions. In no event will the value of the Class A shares issued by us upon conversion of the Series B Preferred Stock into Class A shares exceed the Conversion Value Limitation.

Voting Rights: The holders of Series B Preferred Stock are not entitled to vote on any matter submitted to a vote of our stockholders, except that in the event that the dividend for the Series B Preferred Stock has not been paid for at least four quarterly dividend periods (whether or not consecutive), the holders of Series B Preferred Stock have the right to vote together with the holders of common stock as a single class on any matter submitted to a vote of our stockholders. The number of votes applicable to a share of Series B Preferred Stock will be equal to the number of Class A shares into which a share of Series B Preferred Stock could have been converted as of the record date set for purposes of such stockholder vote. This foregoing limited voting right shall cease when all past dividend periods have been paid in full. In addition, the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock is required in certain customary circumstances, as well as other circumstances, such as (i) our real estate portfolio exceeding a leverage ratio of 60% loan-to-value, (ii) entering into certain transactions with our Chief Executive Officer as of the date of the Series B Preferred Stock Purchase Agreement, or any entities in which such person has a controlling interest (excluding SmartStop, SSGT III, and any future similarly situated self-storage real estate program sponsored by SST VI, (iii) effecting a merger (or similar) transaction with an entity whose assets are not at least 80% self storage related, (iv) entering into any line of business other than self storage and ancillary businesses, unless such ancillary business represents revenues of less than 10% of the revenues for our last fiscal year and (v) permitting any individual other than H. Michael Schwartz to (A) serve as our Chairman or any similar role or (B) otherwise perform any of the duties typically performed by Mr. Schwartz in his capacity as Chairman as of the date of the Series B Preferred Stock Purchase Agreement.

As of June 30, 2026, SST VI currently has 150,000 shares of Series B Preferred Stock outstanding.

Series E Preferred Stock

On September 30, 2025, SST VI commenced an offering of up to $75.0 million (expandable up to $100.0 million in the sole discretion of the SST VI Board) in shares of its Series E Preferred Stock at an offering price of $10.00 per share (the “Series E Preferred Offering”). In connection with the Series E Preferred Offering, SST VI filed the Series E Articles Supplementary to its charter designating the terms of the Series E Preferred Stock, including the preferences, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which are described in more detail below:

Rank: The Series E Preferred Stock rank (i) senior to all classes of SST VI Common Stock; (ii) on parity with all other preferred equity securities issued by SST VI from time to time, the terms of which provide that such securities rank on parity with the Series E Preferred Stock; and (iii) junior to the preferred equity securities issued by SST VI from time to time, the terms of which expressly provide that it will rank senior to the Series E Preferred Stock (the “Senior Stock”), including the Series B Preferred Stock, and subject to payment of or provision for SST VI’s corporate debts and other liabilities.

Dividend Rights: Dividends payable on each share of Series E Preferred Stock will initially be equal to a rate of 8.0% per annum. Dividends payable on the Series E Preferred Stock will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months and will accrue whether or not (i) SST VI has earnings, (ii) there are funds legally available for the payment of such dividends, and (iii) such dividends are authorized by the SST VI Board or declared.

Liquidation Rights: Upon any voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series E Preferred Stock then outstanding will be entitled to be paid out of SST VI’s assets legally available for distribution to its stockholders, after payment or provision for SST VI’s corporate debts, liquidating distributions to the holders of all of SST VI’s Senior Stock and other liabilities, a liquidation preference equal to $10.00 per share, subject to appropriate adjustment as set forth in the Series E Articles Supplementary (the “Liquidation Preference”), plus an amount equal to accrued but unpaid cash dividends thereon, if any, to but not including the date of payment, pari passu with the holders of shares of any other class or series of SST VI’s capital stock ranking on parity with the Series E Preferred Stock as to the Liquidation Preference and/or accrued but unpaid dividends they are entitled to receive.

Optional Redemption by Holder: Following the first anniversary of the original issue date of the shares of Series E Preferred Stock to be redeemed, holders will have the right to require SST VI to redeem shares of Series E Preferred Stock at a redemption price equal to the Liquidation Preference less a redemption fee, plus an amount equal to any accrued but unpaid cash dividends thereon. The amount of the redemption fee will depend on how long the holder has held the shares to be redeemed and range from 10.0% to 0.0% of the Liquidation Preference. Aggregate optional redemptions by holders of the Series E Preferred Stock will be subject to a redemption limit such that no more than 5% of the weighted average number of outstanding Series E Preferred Stock during the prior calendar year will be redeemed per fiscal year.

SST VI will redeem shares of Series E Preferred Stock held by a natural person upon his or her death or qualifying disability, including shares held through a revocable grantor trust, or an individual retirement account or other retirement or profit-sharing plan, upon notice from (i) in the case of the death of a holder, the holder’s estate, the recipient of such shares through bequest or inheritance, or, with respect to shares held through a revocable grantor trust, the trustee of such trust, or (ii) in the case of the disability of a holder, the holder or the holder’s legal representative. Such notice must be received within one year after the death or qualifying disability of the holder, but no sooner than the day following the first anniversary of the original issue date of the Series E Preferred Stock to be redeemed. If the holder is not a natural person, such as a trust (other than a revocable grantor trust) or other legal entity, the right of redemption upon the death or qualifying disability of a beneficiary of such trust or the holder of an ownership interest in such other entity will be subject to the approval of the SST VI Board, in its sole discretion. SST VI will redeem such shares at a redemption price equal to 100% of the Liquidation Preference, in each case, plus an amount equal to any accrued but unpaid cash dividends thereon. SST VI’s ability to redeem shares of Series E Preferred Stock in cash may be limited to the extent that it does not have sufficient funds available to fund such cash redemption.

Optional Redemption by SST VI: Upon the earlier of (i) the SST VI Common Stock being listed or admitted to trading on the New York Stock Exchange or another national securities exchange or automated quotation system, or (ii) the third anniversary of the commencement date of the Series E Preferred Offering, SST VI will have the right to redeem all or some portion of the outstanding shares of Series E Preferred Stock at a redemption price equal to 100% of the Liquidation Preference, plus an amount equal to any accrued but unpaid cash dividends thereon. Additionally, upon the occurrence of a change of control, SST VI will have the right to redeem all or some portion of the outstanding shares of Series E Preferred Stock, on a date that SST VI specifies prior to the closing of such change of control, in cash at a redemption price equal to 100% of the Liquidation Preference, plus an amount equal to any accrued but unpaid cash dividends thereon.

Voting Rights: The holders of Series E Preferred Stock are not entitled to vote on any matter submitted to a vote of SST VI’s stockholders.

As of June 30, 2026, SST VI has approximately 98,000 shares of Series E Preferred Stock outstanding.

Distribution Policy

SST VI must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because SST VI may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that SST VI expects to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, SST VI could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. SST VI is not prohibited from undertaking such activities by the SST VI Charter, SST VI Bylaws or investment policies, and SST VI may use an unlimited amount from any source to pay our distributions. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash, which could reduce the value of your investment in our shares. In addition, such distributions may constitute a return of investors’ capital. See “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS — Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of SST VI Class A Common Stock — Annual Distribution Requirement” for additional information.

IMPORTANT PROVISIONS OF MARYLAND CORPORATE LAW

AND SST VI’S CHARTER AND BYLAWS

The rights of SST VI’s stockholders are governed by the SST VI Bylaws, as well as by provisions of Maryland law. The SST VI Board reviewed and unanimously ratified SST VI’s initial Articles of Incorporation and SST VI Bylaws at SST VI’s first board of directors meeting. The following is a summary of pertinent provisions of SST VI’s organizational documents and does not purport to be complete. This summary is qualified in its entirety by specific reference to these documents.

Meetings and Special Voting Requirements

An annual meeting of SST VI’s stockholders will be held each year, at least 30 days after delivery of SST VI’s annual report to stockholders. Special meetings of stockholders may be called only upon the request of a majority of SST VI directors, a majority of SST VI independent directors, its president, its chief executive officer or upon the written request of stockholders entitled to cast at least 10% of the votes entitled to be cast on the matter proposed to be considered at the meeting. Upon receipt of a written request of stockholders entitled to cast at least 10% of the votes entitled to be cast on the matter stating the purpose of the special meeting, SST VI’s secretary will provide all of SST VI’s stockholders written notice of the meeting and the purpose of such meeting within 10 days of such request. The meeting must be held not less than 15 days nor more than 60 days after the distribution of the notice of meeting. The presence of stockholders, either in person or by proxy, entitled to cast 50% of all the votes entitled to be cast at a meeting constitutes a quorum.

Subject to the SST VI Charter restrictions on transfer of stock, and subject to the express terms of any series of preferred stock, each holder of SST VI Common Stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders, including the election of directors, subject to certain class-specific voting rights and limitations applicable to each class of SST VI Common Stock, as set forth in the applicable articles supplementary. See “Description of SST VI Stock” above for additional details. There is no cumulative voting in the election of SST VI’s board of directors, which means that the holders of a majority of shares of outstanding SST VI Common Stock can elect all of the directors then standing for election and the holders of the remaining shares of SST VI Common Stock will not be able to elect any directors.

As required by the NASAA REIT Guidelines, the SST VI Charter provides that the concurrence of the board of directors is not required in order for the stockholders to remove directors. SST VI has been advised, however, that Section 2-604 and Section 3-403 of the MGCL do require board of directors approval in order to amend the SST VI Charter or dissolve, respectively, and SST VI is required to comply with the MGCL. Therefore, SST VI stockholders may vote to authorize the amendment of the charter or the dissolution of SST VI, but only after such action has been declared advisable by SST VI’s board of directors. Without the approval of a majority of the shares of common stock entitled to vote on the matter, the board of directors may not:

•	amend the charter to adversely affect the rights, preferences, and privileges of the common stockholders;

•	amend charter provisions relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies, or investment restrictions;

•	cause SST VI’s liquidation or dissolution;

•	sell all or substantially all of SST VI’s assets other than in the ordinary course of business; or

•	cause SST VI’s merger or other reorganization.

Also, because SST VI’s operating assets are held by subsidiaries, including SST VI OP, these subsidiaries may merge, consolidate, or sell all or substantially all of their assets without the approval of SST VI’s stockholders. Under the Limited Partnership Agreement, SST VI, as general partner of SST VI OP, has sole and exclusive discretion to authorize such transactions on behalf of SST VI OP.

Access to Records

As stated in the SST VI Charter, any stockholder and any designated representative thereof shall be permitted access to SST VI records to which it is entitled at all reasonable times and may inspect and copy any such records for a reasonable charge. Our policy is to allow SST VI stockholders access to the following records: charter; bylaws; the minutes of the proceedings of stockholders; books of account; stock ledger; annual statements of affairs; and any voting trust agreements deposited with SST VI. SST VI will make any of these requested documents available at SST VI’s principal office within seven days after receipt of a request. Our stockholders are entitled to receive a copy of SST VI’s stockholder list upon request. The list provided by us will include each stockholder’s name, address and telephone number, and the number of shares owned by each stockholder and will be sent within 10 days of the receipt by us of the request. A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. The request cannot be made to secure a copy of SST VI’s stockholder list or other information for the purpose of selling the list or using the list or other information for a commercial purpose other than in the interest of the requesting stockholder as a stockholder relative to the affairs of SST VI. SST VI has the right to request that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests.

Restrictions on Ownership and Transfer

SST VI is required to meet certain ownership restrictions in order to qualify as a REIT under the Code. The SST VI Charter provides that, subject to certain exceptions, no person may beneficially own or be deemed to beneficially own by virtue of certain attribution provisions of the Code, more than 9.8% in value of outstanding equity stock. Our Articles of Incorporation further provide that any transfers of stock will be null and void which would result in:

•	any person beneficially owning, directly or indirectly, SST VI equity stock in excess of the 9.8% ownership limit;

•	SST VI equity stock being beneficially owned by fewer than 100 persons;

•	us being “closely held” within the meaning of Code Section 856(h); or

•	us otherwise failing to qualify as a REIT.

Generally, to the extent that any person beneficially owns SST VI equity stock in excess of the 9.8% ownership limit or an attempted transfer of stock would result in a null and void transfer described above, SST VI’s stock so beneficially owned or attempted to be transferred in violation of such restrictions would be automatically transferred to a trust for the exclusive benefit of a charitable beneficiary.

Any person who beneficially acquires or attempts to acquire any of SST VI’s stock in violation of the restrictions imposed by the SST VI Charter is required to give us immediate written notice of that event and to provide us any other information SST VI may request in order to determine the effect, if any, of the transaction on SST VI’s status as a REIT.

The SST VI Charter also require all persons who directly or indirectly beneficially own more than 5%, or any higher or lower percentages as required pursuant to regulations under the Code, of SST VI’s outstanding equity stock, within 30 days after the end of each taxable year, to provide to us a written notice stating their name and address, the number of shares of equity stock they beneficially own directly or indirectly, and a description of how the shares are held. In addition, each beneficial owner must provide us any additional information SST VI may request in order to determine the effect, if any, of their beneficial ownership on SST VI’s status as a REIT and to ensure compliance with the 9.8% ownership limit.

Our board of directors may exempt a person from the 9.8% ownership limit in certain circumstances. However, the SST VI Board may not grant such an exemption to any proposed transferee unless the board of directors is able to ascertain that doing so would not result in the termination of SST VI’s status as a REIT.

If we issue certificates representing any shares of SST VI Common Stock or preferred stock, such certificates will bear a legend referring to the restrictions described above.

Stockholder Liability

The MGCL provides that SST VI stockholders:

•	are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or the SST VI Board; and

•	are under no obligation to us or SST VI’s creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

Control Share Acquisition

With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders holding two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

•	owned by the acquiring person;

•	owned by SST VI’s officers; and

•	owned by SST VI’s employees who are also directors.

“Control shares” mean voting shares which, if aggregated with all other voting shares owned by an acquiring person or shares for which the acquiring person can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel the SST VI Board to call a special meeting of SST VI’s stockholders to be held within 50 days of a demand to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some restrictions and limitations, we may redeem any or all of the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Pursuant to the SST VI Bylaws, the MGCL (the Maryland control share acquisition statute) does not apply to any acquisition of shares of SST VI stock by any person. The SST VI Board may repeal this exemption, in whole or in part, at any time, whether before or after a control share acquisition, and any such repeal may apply to a prior or subsequent control share acquisition.

Certain Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom, or with whose affiliate, the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority voting requirements do not apply if the corporation’s stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution opting out of the business combinations statute, provided that such transactions that would otherwise be subject to the business combinations act are first approved by the board of directors.

Roll-Up Transactions

Any roll-up transaction (which, in general terms, is any transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of an entity that would be created or would survive after the successful completion of the roll-up transaction to which we are a party) will be entered into by us only if such transaction is in full compliance with all applicable federal and state securities and other laws. A roll-up transaction does not include:

•	a transaction involving SST VI securities that have been listed on a national securities exchange for at least 12 months; or

•

a transaction involving only SST VI’s conversion into a trust or association if, as a consequence of the transaction, there will be no significant adverse change in the voting rights of SST VI’s common stockholders, the term of SST VI’s existence, the compensation to SST VI Advisor or SST VI’s investment objectives.

In connection with any proposed roll-up transaction, an appraisal of all of SST VI’s assets shall be obtained from a competent independent expert. Our assets shall be appraised on a consistent basis, and the appraisal will be based on an evaluation of all relevant information and will indicate the value of SST VI’s assets as of a date immediately preceding the announcement of the proposed roll-up transaction. The appraisal shall assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent expert shall clearly state that the engagement is for SST VI’s benefit and the benefit of SST VI’s stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with any proposed roll-up transaction.

In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to SST VI’s common stockholders who vote “no” on the proposal the choice of:

(1)	accepting the securities of the roll-up entity offered in the proposed roll-up transaction; or

(2)	one of the following:

(a)	remaining as common stockholders of us and preserving their interests in us on the same terms and conditions as existed previously, or

(b)	receiving cash in an amount equal to the stockholders’ pro rata share of the appraised value of SST VI’s net assets.

We are prohibited from participating in any proposed roll-up transaction that would result in SST VI’s common stockholders having voting rights in a roll-up entity that are less than those provided in the SST VI Charter and described elsewhere herein, including rights with respect to the election and removal of directors and the other voting rights of SST VI’s common stockholders, annual reports, annual and special meetings of common stockholders, amendment of the SST VI Charter, and SST VI’s dissolution:

•

that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity, except to the minimum extent necessary to preserve the tax status of the roll-up entity, or that would limit the ability of an investor to exercise the voting rights of its securities of the roll-up entity on the basis of the number of shares of common stock that such investor has held in us;

•	in which SST VI’s investors’ rights of access to the records of the roll-up entity will be less than those provided in “— Meetings and Special Voting Requirements” above; or

•	in which any of the costs of the roll-up transaction would be borne by us if the roll-up transaction is not approved by SST VI’s common stockholders.

Statutory Duty and Standards of Conduct

Our directors and officers and SST VI Advisor have defenses available to them under the MGCL if a stockholder action is brought against them. A SST VI director or officer may contend that he or she performed the action giving rise to the stockholder’s action in good faith, in a manner he or she reasonably believed to be in the best interests of SST VI and with the care that an ordinarily prudent person in a like position under similar circumstances would have used. The SST VI directors and officers also are entitled to rely on information, opinions, reports or statements prepared by experts, including accountants, consultants and counsel, who were selected with reasonable care or a committee of the board of directors on which the director does not serve as to a matter within its authority so long as the director has a reasonable belief that the committee merits his or her confidence.

Limitation of Liability and Indemnification of Directors, Officers, and Our Advisor

The liability of SST VI’s directors and officers is limited to the fullest extent permitted by Maryland law. Our Articles of Incorporation and SST VI’s Bylaws provide that, without requiring a preliminary determination of such person’s ultimate entitlement to indemnification, we shall indemnify, and shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any person who is a present or former director or officer of SST VI; (ii) any person who, while serving as one of SST VI’s directors or officers and, at SST VI’s request, serves or has served as a director, officer, partner or trustee of another corporation or other enterprise; or (iii) SST VI Advisor and its affiliates, and in each case, who is made or is threatened to be made a party to, or witness in, a proceeding by reason of his, her or its service in that capacity.

SST VI plans to maintain insurance for the benefit of SST VI’s directors, officers, employees, agents and SST VI Advisor and its affiliates. We may also enter into any contract for indemnity and advancement of expenses with any officer, employee or agent who is not a director if the SST VI Board chooses and it is permitted by Maryland law.

Stockholders’ Meetings

The SST VI Bylaws provide that an annual meeting of the stockholders will be held on a date and time to be set by the board of directors each year. The purpose of each annual meeting of the stockholders is to elect directors and to transact any other proper business. Special meetings of the stockholders may be called by SST VI’s Chairman of the board of directors, Chief Executive Officer, President, or board of directors. Our corporate secretary must also call a special meeting to act on any matter that may properly be considered at a meeting of stockholders when stockholders holding a majority of all votes entitled to be cast on such matter make a written request for such a meeting. We must give notice of any annual or special meeting of stockholders not less than 10 nor more than 90 days before the meeting. In the case of special meetings, the notice will state the purpose of the meeting and the matters to be acted upon, and no business may be conducted other than that specified in the notice. At any meeting of the stockholders, each stockholder is entitled to one vote for each share owned of record on the applicable record date. The presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast at such meeting on any matter will constitute a quorum. The majority vote of the stockholders will be binding on all SST VI’s stockholders.

Both Maryland law and SST VI’s organizational documents provide that any action that is required or permitted to be taken at a meeting of stockholders may be taken without a meeting (i) by the unanimous written consent of all stockholders, or (ii) if the action is advised and submitted to the stockholders for approval by the board of directors, then by the consent of the number of stockholders that would be necessary to authorize or take the action at a meeting of stockholders.

Board of Directors

The SST VI Charter and SST VI Bylaws provide that SST VI may not have fewer directors than the minimum number required by Maryland law nor more than 15 directors. Currently, the SST VI Board is comprised of three individuals, H. Michael Schwartz, SST VI’s Chief Executive Officer and President, and two independent directors, Stephen G. Muzzy and Alexander S. Vellandi. Except as may be provided by the SST VI Board in setting the terms of any class or series of preferred stock, a vacancy on the SST VI Board for any reason other than an increase in the number of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. A vacancy on the SST VI Board created by an increase in the number of directors may be filled by a majority of the entire board of directors. Any director elected to fill a vacancy shall serve until the next annual meeting of stockholders and until a successor is duly elected and qualified. Any of SST VI’s directors may resign at any time or may be removed by the affirmative vote of the holders of common stock entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors.

Directors are elected by receiving a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present. We will have a quorum when the stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter are present, either in person or represented by proxy. If the SST VI Board has determined that directors will be elected at a special meeting, nominations of persons for election to the board of directors may be made only (i) pursuant to SST VI’s notice of the meeting, (ii) by the board of directors, or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of SST VI’s Bylaws.

Both Maryland law and SST VI’s organizational documents provide that any action that is required or permitted to be taken at a meeting of SST VI’s directors may be taken without a meeting by the unanimous written consent of all of the directors.

Extraordinary Events

Pursuant to the SST VI Charter and Maryland law, the approval of both the SST VI Board and stockholders entitled to cast a majority of all the votes entitled to be cast on a matter is necessary for us to do any of the following:

•	amend the SST VI Charter to adversely affect the rights, preferences, and privileges of the common stockholders;

•	amend the SST VI Charter provisions relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies, or investment restrictions;

•

amend the SST VI Charter, except that the SST VI Board may amend the SST VI Charter without stockholder approval to increase or decrease the aggregate number of SST VI Common Stock, to increase or decrease the number of SST VI’s capital stock of any class or series that SST VI has the authority to issue, or to classify or reclassify any unissued shares by setting or changing the preferences, conversion or other rights, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption of such shares, provided however, that any such amendment does not adversely affect the rights, preferences and privileges of the stockholders;

•	engage in a merger, consolidation, or sale, or other disposition of substantially all of SST VI’s assets; or

•	dissolve or liquidate SST VI.

The SST VI Board has the exclusive power to amend or repeal any provisions of the SST VI Bylaws.

Inspection of Books and Records

SST VI Advisor will keep, or cause to be kept, on SST VI’s behalf, all of SST VI’s books and records, including a copy of the following corporate documents: (i) SST VI Bylaws, (ii) minutes of the proceedings of the stockholders, (iii) annual statements of affairs, and (iv) voting trust agreements deposited with us, if any. Under Maryland law, a stockholder is entitled to inspect and copy (at all reasonable times) such documents. Within seven days after such a request is presented to one of SST VI’s officers or SST VI’s resident agent, we will have the requested documents available at SST VI’s principal office for such stockholder or their representative to review.

Any stockholder may also make a written request to one of SST VI’s officers or its resident agent for a copy of a statement showing all stock and securities issued by us during a specified period of not more than 12 months before the date of the request. Within 20 days after such a request is received, we will prepare and make available at SST VI’s principal office a sworn statement of one of SST VI’s officers that states: (i) the number of shares of each class of stock or other securities issued during the specified period; (ii) the consideration received per share or unit, which may be aggregated as to all issuances for the same consideration per share or unit; and (iii) the value of any consideration other than money as set in a resolution of the SST VI Board.

In addition, one or more stockholders who together are and for at least six months have been stockholders or holders of voting trust certificates of at least 5% of SST VI’s outstanding stock may, by written request, inspect and copy during SST VI’s normal business hours SST VI’s books of account and SST VI’s stock ledger and request a statement of SST VI’s affairs. A request for a list of SST VI’s stockholders will be made available within 20 days of such request at SST VI’s principal office.

Stockholders may not request the stockholder list or other information for the purpose of selling such list or copies thereof, or of using it for a commercial purpose other than in the interest of the applicant as a stockholder relative to the affairs of SST VI. We may require that the stockholder requesting the stockholder list represent that he or she is not requesting the list for a commercial purpose unrelated to the stockholder’s interests in SST VI, and that he or she will not make any commercial distribution of such list or the information disclosed through such inspection.

Transactions with Affiliates

We have established restrictions on dealings between SST VI, SST VI Advisor and any of their officers, directors or affiliates as described herein. Under Maryland law, a transaction between SST VI and any of its directors or between SST VI and any other corporation, firm or other entity in which any of its directors is a director or has a material financial interest is not voidable solely because of the common directorship or interest if:

•	the material facts of the transaction and interest are disclosed to or known by its board of directors and the transaction is authorized, approved or ratified by the disinterested directors;

•	the material facts of the transaction and interest are disclosed to or known by SST VI stockholders and the transaction is authorized, approved or ratified by the disinterested stockholders; or

•	the transaction is fair and reasonable to SST VI.

COMPARISON OF RIGHTS OF SSGT III STOCKHOLDERS AND SST VI STOCKHOLDERS

If the Merger is consummated, SSGT III stockholders will become SST VI stockholders. The rights of SSGT III stockholders are currently governed by and subject to the provisions of the MGCL, the SSGT III Charter and the SSGT III Bylaws. Upon consummation of the Merger, the rights of the former SSGT III stockholders who receive SST VI Class A Common Stock in connection with the Merger will continue to be governed by the MGCL and will be governed by the SST VI Charter and the SST VI Bylaws, rather than the SSGT III Charter and the SSGT III Bylaws.

The following is a summary comparison of material differences between the rights of stockholders of SSGT III under the MGCL and the SSGT III Charter and the SSGT III Bylaws, on the one hand, and the rights of stockholders of SST VI under the MGCL and the SST VI Charter and the SST VI Bylaws (which will be the rights of stockholders of the Combined Company following the Merger), on the other hand. The summary set forth below is not intended to be an exhaustive discussion of the foregoing and may not contain all the information that is important to you. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the MGCL, (ii) the SST VI Charter, (iii) the SSGT III Charter, (iv) the SST VI Bylaws and (v) the SSGT III Bylaws.

Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of the MGCL, as well as the governing corporate instruments of each of SST VI and SSGT III referred to herein, copies of which are available, without charge, to any person or entity, including any beneficial owner to whom this Proxy Statement and Prospectus is delivered, by following the instructions under “Where You Can Find More Information.”

Rights of SST VI Stockholders	Rights of SSGT III Stockholders
Corporate Structure

SST VI is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of SST VI stockholders are governed by the MGCL, the SST VI Charter and the SST VI Bylaws.

SSGT III is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.

The rights of SSGT III stockholders are governed by the MGCL, the SSGT III Charter and the SSGT III Bylaws.

Authorized Capital Stock

SST VI is authorized to issue up to 900,000,000 shares of stock, of which 700,000,000 shares are designated as common stock at $0.001 par value per share and 200,000,000 shares are designated as preferred stock at $0.001 par value per share.

Of the 700,000,000 shares of common stock authorized, 230,000,000 shares are classified as SST VI Class A Common Stock, 30,000,000 shares are classified as SST VI Class P Common Stock, 100,000,000 shares are classified as SST VI Class T Common Stock, 70,000,000 shares are classified as SST VI Class W Common Stock, 200,000,000 shares are classified as SST VI Class Y Common Stock, and 70,000,000 shares are classified as SST VI Class Z Common Stock

SSGT III is authorized to issue an aggregate of 110,000,000 shares of capital stock, consisting of 100,000,000 shares of SSGT III Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share.

Of the 10,000,000 shares of preferred stock authorized, 100,000 shares are classified as Series A Convertible Preferred Stock.

Rights of SST VI Stockholders	Rights of SSGT III Stockholders
Of the 200,000,000 shares of preferred stock authorized, 150,000 shares are classified as Series B Preferred Stock, and 10,000,000 shares are classified as Series E Preferred Stock.

Number of Directors
The SST VI Charter provides that the number of directors will be three, which number may be increased or decreased from time to time pursuant to the SST VI Bylaws but will never be less than the minimum number required by the MGCL. The SST VI Bylaws further provide that the number may not be more than 15. The current size of the SST VI Board is three.	The SSGT III Charter provides that the number of directors will be two, which number may be increased or decreased from time to time pursuant to the SSGT III Bylaws but will never be less than the minimum number required by the MGCL. The SSGT III Bylaws further provide that the number may not be more than 15. The current size of the SSGT III Board is three.

Filling of Board Vacancies
Any vacancy on the SST VI Board for any cause, including a vacancy created by an increase in the number of directors may only be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. SST VI stockholders have no separate right to fill a vacancy on the SST VI Board which results from the removal of a director. A director elected by the SST VI Board to fill a vacancy serves for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.	Any vacancy on the SSGT III Board for any cause other than an increase in the number of directors may be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority of the entire SSGT Board. In addition, the stockholders of SSGT III may fill a vacancy on the SSGT III Board which results from the removal of a director. A director elected by the SSGT III Board to fill a vacancy serves until the next annual meeting of stockholders and until a successor is duly elected and qualifies. A director elected by the stockholders to fill a vacancy which results from the removal of a director serves for the balance of the term of the removed director.

Voting Rights

Except as may be provided otherwise in the SST VI Charter each holder of SST VI Common Stock votes together with the holders of all other shares of SST VI Common Stock as a single class on all actions to be taken by SST VI’s stockholders, and holders of SST VI Common Stock have the exclusive right to vote on all matters (as to which a holder of SST VI Common Stock is entitled to vote under applicable law) at all meetings of stockholders.

However, (i) the holders of SST VI Class A Common Stock, SST VI Class T Common Stock and SST VI Class W Common Stock each have exclusive voting rights on any amendment of the SST VI Charter that would alter only the contract rights of that class, and no holders of any other class or series of SST VI Common Stock are entitled to vote thereon; and (ii) the holders of SST VI Class Y Common

Each holder of SSGT III Common Stock votes together with the holders of all other shares of SSGT III Common Stock on all actions to be taken by holders of SSGT III Common Stock. There is only one class of SSGT III Common Stock.

However, for so long as any shares of Series A Convertible Preferred Stock remain outstanding, the holders of such shares have the exclusive right to vote, separately as a class, on any amendment, alteration or repeal of the SSGT III Charter that would alter only the contract rights of the Series A Preferred Stock, and otherwise vote together with

Rights of SST VI Stockholders	Rights of SSGT III Stockholders
Stock and SST VI Class Z Common Stock each have exclusive voting rights on any matter (not limited to Charter amendments) that would alter only the contract rights of that class, and no holders of any other class of SST VI Common Stock are entitled to vote thereon. No class of SST VI Common Stock other than SST VI Class P Common Stock is entitled to vote on any amendment of the SST VI Charter that would alter only the contract rights of the SST VI Class P Common Stock.	holders of SSGT III Common Stock as a single class if full cumulative distributions on the Series A Preferred Stock have not been paid for four or more quarterly dividend periods, until paid in full.

Restrictions on Ownership and Transfer
The SST VI Charter provides that no person may beneficially or constructively own more than 9.8% in value of the aggregate of the outstanding shares of stock of SST VI or more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of SST VI Common Stock.	The SSGT III Charter provides that no person may beneficially or constructively own more than 9.8% in value of the aggregate of the outstanding shares of stock of SSGT III.

Business Opportunities
The MGCL permits SST VI to renounce, in the SST VI Charter or by resolution of the SST VI Board, any interest or expectancy of SST VI in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to SST VI or developed by or presented to one or more of its directors or officers. The SST VI Charter provides that, for so long as SST VI is externally advised, SST VI renounces any interest or expectancy of SST VI in, or in being offered an opportunity to participate in, any business opportunity known to the SST VI Advisor or any of its affiliates, unless the opportunity has been recommended to SST VI by the SST VI Advisor.	The MGCL permits SSGT III to renounce, in the SSGT III Charter or by resolution of the SSGT III Board, any interest or expectancy of SSGT III in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to SSGT III or developed by or presented to one or more of its directors or officers. The SSGT III Charter provides that, except as may be provided to the contrary in the SSGT III Advisory Agreement, the SSGT III Advisor is under no obligation to recommend or offer to SSGT III or any of its affiliates any investment opportunity of which it becomes aware, regardless of whether or not such opportunity may be appropriate for and in the best interests of SSGT III, and may engage in whatever activities it chooses, whether or not the activity is competitive with SSGT III, without having or incurring any obligation to offer any interest in such activities to SSGT III or any of its affiliates.

LEGAL MATTERS

It is a condition to the Merger that (i) SSGT III receive opinions from Bass Berry (or such other counsel reasonably satisfactory to SSGT III) concerning the U.S. federal income tax consequences of the Merger and from Nelson Mullins (or such counsel reasonably satisfactory to SST VI) regarding SST VI’s qualification as a REIT and (ii) SST VI receive opinions from Nelson Mullins (or such other counsel reasonably satisfactory to SST VI) concerning the U.S. federal income tax consequences of the Merger and from Nelson Mullins (or such counsel reasonably satisfactory to SSGT III) regarding SSGT III’s qualification as a REIT. The opinions in (i) and (ii) above were issued (A) upon the filing of the Registration Statement on Form S-4 with the SEC to register the issuance of the SST VI Class A Common Stock to SSGT III stockholders in the Merger, and were attached as Exhibits 8.1, 8.2, 8.3, and 8.4 thereto, and (B) upon the closing of the Merger. The validity of the shares of SST VI to be issued in the Merger will be passed upon for SST VI by Nelson Mullins.

EXPERTS

The consolidated financial statements and schedule of Strategic Storage Trust VI, Inc. as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025 included in this Proxy Statement and Prospectus have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of Strategic Storage Growth Trust III, Inc. as of and for the years ended December 31, 2025, 2024 and 2023 included in this Proxy Statement and Prospectus have been so included in reliance on the reports of BDO USA, P.C., independent auditors, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

Only one copy of this Proxy Statement and Prospectus is being delivered to multiple security holders who share an address unless SSGT III has received contrary instructions from one or more SSGT III stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. SSGT III will promptly deliver, upon written or oral request, a separate copy of this Proxy Statement and Prospectus to a security holder of a shared address to which a single copy was delivered. Also, security holders sharing an address may request a single copy of annual reports or proxy statements if they are currently receiving multiple copies. Such requests can be made by contacting SSGT III’s proxy solicitor, Computershare, by telephone at (866) 434-5625.

WHERE YOU CAN FIND MORE INFORMATION

SST VI has filed with the SEC a registration statement on Form S-4, of which this Proxy Statement and Prospectus is a part, to register the issuance of the SST VI Class A Common Stock to SSGT III stockholders in the Merger. As allowed by SEC rules, this Proxy Statement and Prospectus does not contain all the information one can find in the registration statement or the exhibits to the registration statement.

SST VI files annual, quarterly, and current reports, proxy statements, and other information with the SEC. All of these filings are also available to the public at the SEC’s website at www.sec.gov. In addition, one may obtain copies of such documents at SST VI’s website at www.strategicreit.com/site/sst6. Information included in the foregoing website is not incorporated by reference into this Proxy Statement and Prospectus and such reference is intended to be inactive textual references only.

SSGT III stockholders may obtain a copy of this Proxy Statement and Prospectus for free from the SEC at the SEC’s website (with respect to SST VI’s filings with the SEC) at www.sec.gov or by contacting SSGT III in writing or by telephone:

Strategic Storage Growth Trust III, Inc.

10 Terrace Road

Ladera Ranch, California 92694

(866) 418-5144

Attn: Investor Relations

Statements or summaries contained in this Proxy Statement and Prospectus regarding the contents of any document that is attached or filed as an exhibit hereto are not necessarily complete, and each such statement or summary is qualified in its entirety by reference to the full text of such document. Descriptions contained in this Proxy Statement and Prospectus regarding the terms and conditions of any agreement that is described herein, including descriptions of the representations and warranties that each of SST VI and SSGT III made to the other in the Merger Agreement, should not be read alone and instead should be read only in conjunction with the other information provided elsewhere in this document.

If you need additional copies of the Proxy Statement and Prospectus, please make a request for such materials by contacting SSGT III’s proxy solicitor, Computershare, by telephone at (866) 434-5625. Please note that any requests for delivery of such materials by mail that are made less than 10 days prior to the SSGT III Special Meeting may not ensure delivery of such materials prior to the SSGT III Special Meeting.

FINANCIAL STATEMENTS

STRATEGIC STORAGE TRUST VI, INC.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2025

(AUDITED)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Strategic Storage Trust VI, Inc.

Ladera Ranch, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Strategic Storage Trust VI, Inc. (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive loss, equity and temporary equity, and cash flows for each of the three years in the period ended December 31, 2025, and the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, P.C.

We have served as the Company’s auditor since 2021.

Costa Mesa, California

March 24, 2026

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2025 AND 2024

	December 31, 2025	December 31, 2024
ASSETS
Real estate facilities:
Land	$112,763,319	$109,097,324
Buildings	385,675,015	375,539,122
Site improvements	14,075,173	13,655,534

	512,513,507	498,291,980
Accumulated depreciation	(41,047,473)	(27,645,170)

	471,466,034	470,646,810
Construction in process	20,888,613	9,144,864

Real estate facilities, net	492,354,647	479,791,674
Cash and cash equivalents	8,801,019	10,827,415
Restricted cash	1,117,142	6,738,149
Investments in unconsolidated real estate ventures (Note 4)	24,512,945	18,207,135
Other assets, net	7,655,431	13,564,907

Total assets	$534,441,184	$529,129,280

LIABILITIES, TEMPORARY EQUITY AND EQUITY
Debt, net	$292,908,254	$274,056,356
Accounts payable and accrued liabilities	9,610,514	13,433,815
Distributions payable	4,679,935	4,409,505
Due to affiliates	4,674,857	13,877,191

Total liabilities	311,873,560	305,776,867

Commitments and contingencies (Note 10)
Redeemable common stock	13,063,224	10,279,772
Series B Convertible Preferred Stock, net $0.001 par value; 150,000 shares authorized; 150,000 issued and outstanding at December 31, 2025 and 2024, with aggregate liquidation preferences of $153,156,986 and $153,148,361 at December 31, 2025 and 2024, respectively	148,599,723	148,599,723
Series D Preferred units in our Operating Partnership, net $0.001 par value; 1,400,000 units authorized; 1,400,000 and none units issued and outstanding at December 31, 2025 and 2024, respectively with aggregate liquidation preferences of $35,170,167 and $0 at December 31, 2025 and 2024, respectively	34,626,688	—
Series E Redeemable 8% Preferred Stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding at December 31, 2025 and 2024	—	—
Equity:
Strategic Storage Trust VI, Inc.:
Preferred Stock, $0.001 par value; 200,000,000 shares authorized; none issued and outstanding at December 31, 2025 and 2024	—	—
Class P Common stock, $0.001 par value; 30,000,000 shares authorized; 11,457,294 and 11,280,098 shares issued and outstanding at December 31, 2025 and 2024, respectively	11,457	11,280
Class A Common stock, $0.001 par value; 230,000,000 shares authorized; 3,252,608 and 3,383,583 shares issued and outstanding at December 31, 2025 and 2024, respectively	3,253	3,384
Class T Common stock, $0.001 par value; 100,000,000 shares authorized; 5,446,198 and 5,373,889 shares issued and outstanding at December 31, 2025 and 2024, respectively	5,446	5,374
Class W Common stock, $0.001 par value; 70,000,000 shares authorized; 720,067 and 704,761 shares issued and outstanding at December 31, 2025 and 2024, respectively	720	705
Class Y Common stock, $0.001 par value; 200,000,000 shares authorized; 5,459,946 and 4,049,909 shares issued and outstanding at December 31, 2025 and 2024, respectively	5,460	4,050
Class Z Common stock, $0.001 par value; 70,000,000 shares authorized; 576,712 and 346,393 shares issued and outstanding at December 31, 2025 and 2024, respectively	577	346
Additional paid-in capital	222,010,592	207,773,199
Distributions	(47,498,935)	(32,142,866)
Accumulated deficit	(147,963,237)	(111,392,263)
Accumulated other comprehensive loss	(4,762,249)	(4,432,786)

Total Strategic Storage Trust VI, Inc. equity	21,813,084	59,830,423

Noncontrolling interests in our Operating Partnership	(611,660)	225,081
Noncontrolling Series C Subordinated Units in our Operating Partnership	5,076,565	4,417,414

Total noncontrolling interest	4,464,905	4,642,495

Total equity	26,277,989	64,472,918

Total liabilities, temporary equity and equity	$534,441,184	$529,129,280

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2025, 2024, AND 2023

	Year Ended December 31,
	2025	2024	2023
Revenues:
Self storage rental revenue	$30,524,132	$28,054,695	$20,990,999
Ancillary operating revenue	194,469	183,838	169,065

Total revenues	30,718,601	28,238,533	21,160,064

Operating expenses:
Property operating expenses	11,505,667	11,016,594	9,190,888
Property operating expenses – affiliates	5,236,834	5,130,574	4,625,560
General and administrative	6,192,386	5,832,673	5,290,049
Depreciation	12,853,148	12,762,435	10,542,315
Intangible amortization expense	—	3,038,119	4,437,083
Acquisition expense – affiliates	388,834	589,216	564,746
Other property acquisition expenses	350,751	188,039	1,037,225

Total operating expenses	36,527,620	38,557,650	35,687,866

Operating loss	(5,809,019)	(10,319,117)	(14,527,802)
Other income (expense):
Interest expense	(16,787,056)	(18,049,353)	(16,104,501)
Interest expense – debt issuance costs	(1,050,329)	(1,278,578)	(1,499,924)
Derivative fair value adjustment	(531,449)	184,425	(1,881,402)
Other income, net	117,258	397,743	546,615
Equity in loss of unconsolidated real estate ventures	(2,114,897)	—	—
Foreign currency adjustment	2,175,698	(6,513,187)	528,949

Net loss	(23,999,794)	(35,578,067)	(32,938,065)
Less: Distributions to preferred unitholders in our Operating Partnership	(531,833)	—	(271,250)
Less: Distributions to preferred stockholders	(12,525,000)	(12,547,877)	(8,350,000)
Less: Accretion of preferred equity costs	—	—	(189,920)
Net loss attributable to the noncontrolling interests in our Operating Partnership	488,872	831,693	968,721

Net loss attributable to Strategic Storage Trust VI, Inc. common stockholders	$(36,567,755)	$(47,294,251)	$(40,780,514)

Net loss per Class P share – basic and diluted	$(1.38)	$(2.05)	$(2.19)
Net loss per Class A share – basic and diluted	$(1.38)	$(2.05)	$(2.19)
Net loss per Class T share – basic and diluted	$(1.38)	$(2.05)	$(2.19)
Net loss per Class W share – basic and diluted	$(1.38)	$(2.05)	$(2.19)
Net loss per Class Y share – basic and diluted	$(1.38)	$(2.05)	$(2.19)
Net loss per Class Z share – basic and diluted	$(1.38)	$(2.05)	$(2.19)

Weighted average Class P shares outstanding – basic and diluted	11,399,148	11,192,681	10,982,858
Weighted average Class A shares outstanding – basic and diluted	3,338,971	3,368,248	2,619,151
Weighted average Class T shares outstanding – basic and diluted	5,409,219	5,333,476	4,484,873
Weighted average Class W shares outstanding – basic and diluted	712,806	697,349	505,476
Weighted average Class Y shares outstanding – basic and diluted	5,078,228	2,295,360	20,629
Weighted average Class Z shares outstanding – basic and diluted	500,194	184,295	1,354

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

YEARS ENDED DECEMBER 31, 2025, 2024, AND 2023

	Year Ended December 31,
	2025	2024	2023
Net loss	$(23,999,794)	$(35,578,067)	$(32,938,065)
Other comprehensive income (loss):
Foreign currency translation adjustment	2,240,708	(4,808,321)	57,174
Foreign currency hedge contract	(1,362,363)	1,106,438	(174,712)
Interest rate hedge contract	(1,214,733)	(1,296,678)	644,792

Other comprehensive income (loss)	(336,388)	(4,998,561)	527,254

Comprehensive loss	(24,336,182)	(40,576,628)	(32,410,811)
Comprehensive loss attributable to noncontrolling interests:
Comprehensive loss attributable to the noncontrolling interests in our Operating Partnership	495,796	948,283	952,068

Comprehensive loss attributable to Strategic Storage Trust VI, Inc. stockholders	$(23,840,386)	$(39,628,345)	$(31,458,743)

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY AND TEMPORARY EQUITY

YEARS ENDED DECEMBER 31, 2025, 2024, AND 2023

	Common Stock																	Noncontrolling Interest in our Operating Partnership
	Class P		Class A		Class T		Class W		Class Y		Class Z
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Strategic Storage Trust VI, Inc. Equity	Noncontrolling Interests	Series C Subordinated Units	Total Equity	Redeemable Common Stock	Preferred Equity in our Operating Partnership	Preferred Stock
Balance as of December 31, 2022	10,841,745	$10,842	1,766,539	$1,767	3,015,798	$3,016	248,369	$248	—	$—	—	$—	$134,820,961	$(7,793,929)	$(16,727,700)	$(61,416)	$110,253,789	$2,807,481	$—	$113,061,270	$2,873,848	$—	$—
Gross proceeds from issuance of common stock	—	—	1,180,172	1,180	1,812,471	1,812	418,085	419	382,653	383	36,559	37	38,117,894	—	—	—	38,121,725	—	—	38,121,725	—	—	—
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	(5,002,709)	—	—	—	(5,002,709)	—	—	(5,002,709)	—	—	—
Reimbursement of offering cost by Advisor	—	—	—	—	—	—	—	—	—	—	—	—	39,346	—	—	—	39,346	—	—	39,346	—	—	—
Changes to redeemable common stock	—	—	—	—	—	—	—	—	—	—	—	—	(4,391,918)	—	—	—	(4,391,918)	—	—	(4,391,918)	4,391,918	—	—
Redemption of common stock	(38,344)	(38)	(4,990)	(5)	(3,400)	(3)	—	—	—	—	—	—	—	—	—	—	(46)	—	—	(46)	(537,784)	—	—
Distributions ($0.62 per share)	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,796,554)	—	—	(10,796,554)	—	—	(10,796,554)	—	—	—
Distribution of common stock	—	—	331,386	331	369,549	370	7,300	7	—	—	—	—	6,585,871	—	(6,586,579)	—	—	—	—	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(341,025)	—	(341,025)	—	—	—
Distributions to preferred unitholders in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(271,250)	—
Distributions to preferred stockholders	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(8,350,000)
Issuance of shares for distribution reinvestment plan	297,043	296	55,423	56	95,325	95	13,899	14	3	—	—	—	4,391,457	—	—	—	4,391,918	—	—	4,391,918	—	—	—
Issuance of restricted stock	—	—	11,250	11	—	—	—	—	—	—	—	—	—	—	—	—	11	—	—	11	—	—	—
Stock based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	25,814	—	—	—	25,814	—	—	25,814	—	—	—
Gross proceeds from issuance of preferred equity in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	15,000,000	—
Preferred equity issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(189,920)	—
Accretion of preferred equity issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	189,920	—
Redemption of preferred equity in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(15,000,000)	—
Gross proceeds from issuance of Series B Convertible Preferred Equity	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	150,000,000
Preferred equity issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,400,277)
Issuance of Series C Subordinated Units	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,197,083	3,197,083	—	—	—
Net loss attributable to Strategic Storage Trust VI, Inc.	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(40,780,514)	—	(40,780,514)	—	—	(40,780,514)	—	271,250	8,350,000
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(968,721)	—	(968,721)	—	—	—
Interest rate hedge contracts	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	618,009	618,009	26,783	—	644,792	—	—	—
Foreign currency hedge contract	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(170,173)	(170,173)	(4,539)	—	(174,712)	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	62,765	62,765	(5,591)	—	57,174	—	—	—

Balance as of December 31, 2023	11,100,444	$11,100	3,339,780	$3,340	5,289,743	$5,290	687,653	$688	382,656	$383	36,559	$37	$174,586,716	$(18,590,483)	$(64,094,793)	$449,185	$92,371,463	$1,514,388	$3,197,083	$97,082,934	$6,727,982	$—	$148,599,723

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY AND TEMPORARY EQUITY

YEARS ENDED DECEMBER 31, 2025, 2024, AND 2023

	Common Stock																	Noncontrolling Interest in our Operating Partnership
	Class P		Class A		Class T		Class W		Class Y		Class Z
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Strategic Storage Trust VI, Inc. Equity	Noncontrolling Interests	Series C Subordinated Units	Total Equity	Redeemable Common Stock	Preferred Equity in our Operating Partnership	Preferred Stock
Balance as of December 31, 2023	11,100,444	$11,100	3,339,780	$3,340	5,289,743	$5,290	687,653	$688	382,656	$383	36,559	$37	$174,586,716	$(18,590,483)	$(64,094,793)	$449,185	$92,371,463	$1,514,388	$3,197,083	$97,082,934	$6,727,982	$—	$148,599,723
Gross proceeds from issuance of common stock	—	—	—	—	—	—	—	—	3,604,009	3,604	306,593	306	37,368,212	—	—	—	37,372,122	—	—	37,372,122	—	—	—
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	(4,222,444)	—	—	—	(4,222,444)	—	—	(4,222,444)	—	—	—
Changes to redeemable common stock	—	—	—	—	—	—	—	—	—	—	—	—	(5,736,254)	—	—	—	(5,736,254)	—	—	(5,736,254)	5,736,254	—	—
Redemption of common stock	(114,606)	(114)	(50,700)	(51)	(43,783)	(44)	(2,688)	(3)	—	—	—	—	—	—	—	—	(212)	—	—	(212)	(2,184,464)	—	—
Distributions ($0.62 per share)	—	—	—	—	—	—	—	—	—	—	—	—	—	(13,552,383)	—	—	(13,552,383)	—	—	(13,552,383)	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(341,024)	—	(341,024)	—	—	—
Distributions to preferred shareholders	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(12,547,877)
Issuance of shares for distribution reinvestment plan (DRP)	294,260	294	89,157	89	127,929	128	19,796	20	63,244	63	3,241	3	5,735,657	—	—	—	5,736,254	—	—	5,736,254	—	—	—
Issuance of restricted stock	—	—	5,000	5	—	—	—	—	—	—	—	—	—	—	—	—	5	—	—	5	—	—	—
Stock based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	38,094	—	—	—	38,094	—	—	38,094	—	—	—
Distribution of common stock	—	—	346	1	—	—	—	—	—	—	—	—	3,218	—	(3,219)	—	—	—	—	—	—	—	—
Issuance of Series C Subordinated Units	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,220,331	1,220,331	—	—	—
Net loss attributable to Strategic Storage Trust VI, Inc.	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(47,294,251)	—	(47,294,251)	—	—	(47,294,251)	—	—	12,547,877
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(831,693)	—	(831,693)	—	—	—
Interest rate hedge contracts	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,268,800)	(1,268,800)	(27,878)	—	(1,296,678)	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(4,696,574)	(4,696,574)	(111,747)	—	(4,808,321)	—	—	—
Foreign currency hedge contract	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,083,403	1,083,403	23,035	—	1,106,438	—	—	—

Balance as of December 31, 2024	11,280,098	$11,280	3,383,583	$3,384	5,373,889	$5,374	704,761	$705	4,049,909	$4,050	346,393	$346	$207,773,199	$(32,142,866)	$(111,392,263)	$(4,432,786)	$59,830,423	$225,081	$4,417,414	$64,472,918	$10,279,772	$—	$148,599,723

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY AND TEMPORARY EQUITY

YEARS ENDED DECEMBER 31, 2025, 2024, AND 2023

	Common Stock																	Noncontrolling Interest in our Operating Partnership
	Class P		Class A		Class T		Class W		Class Y		Class Z
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Strategic Storage Trust VI, Inc. Equity	Noncontrolling Interests	Series C Subordinated Units	Total Equity	Redeemable Common Stock	Preferred Equity in our Operating Partnership	Preferred Stock	Series D Preferred Units in our Operating Partnership
Balance as of December 31, 2024	11,280,098	$11,280	3,383,583	$3,384	5,373,889	$5,374	704,761	$705	4,049,909	$4,050	346,393	$346	$207,773,199	$(32,142,866)	$(111,392,263)	$(4,432,786)	$59,830,423	$225,081	$4,417,414	$64,472,918	$10,279,772	$—	$148,599,723	$—
Gross proceeds from issuance of common stock	64,865	65	—	—	—	—	—	—	1,259,169	1,259	222,050	222	15,365,647	—	—	—	15,367,193	—	—	15,367,193	—	—	—	—
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	(2,123,787)	—	—	—	(2,123,787)	—	—	(2,123,787)	—	—	—	—
Adjustment to offering costs (See Note 2)	—	—	—	—	—	—	—	—	—	—	—	—	949,281	—	—	—	949,281	—	—	949,281	—	—	—	—
Changes to redeemable common stock	—	—	—	—	—	—	—	—	—	—	—	—	(6,666,207)	—	—	—	(6,666,207)	—	—	(6,666,207)	6,666,207	—	—	—
Redemption of common stock	(168,078)	(168)	(223,000)	(223)	(46,983)	(47)	(5,797)	(6)	—	—	—	—	—	—	—	—	(444)	—	—	(444)	(3,882,755)	—	—	—
Distributions ($0.62 per share)	—	—	—	—	—	—	—	—	—	—	—	—	—	(15,356,069)	—	—	(15,356,069)	—	—	(15,356,069)	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(340,944)	—	(340,944)	—	—	—	—
Distributions to preferred	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(12,525,000)	(531,833)
Issuance of shares for distribution reinvestment plan (DRP)	280,409	280	86,679	87	119,292	119	21,103	21	150,868	151	8,269	9	6,665,540	—	—	—	6,666,207	—	—	6,666,207	—	—	—	—
Issuance of restricted stock	—	—	5,000	5	—	—	—	—	—	—	—	—	—	—	—	—	5	—	—	5	—	—	—	—
Stock based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	43,700	—	—	—	43,700	—	—	43,700	—	—	—	—
Distribution of common stock	—	—	346	—	—	—	—	—	—	—	—	—	3,219	—	(3,219)	—	—	—	—	—	—	—	—	—
Issuance of Series C Subordinated Units	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	659,151	659,151	—	—	—	—
Issuance of Series D Preferred Units	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	35,000,000
Series D Preferred equity issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(373,312)
Net loss attributable to Strategic Storage Trust VI, Inc.	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(36,567,755)	—	(36,567,755)	—	—	(36,567,755)	—	—	12,525,000	531,833
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(488,872)	—	(488,872)	—	—	—	—
Interest rate hedge contracts	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,189,298)	(1,189,298)	(25,435)	—	(1,214,733)	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,194,698	2,194,698	46,010	—	2,240,708	—	—	—	—
Foreign currency hedge contract	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,334,863)	(1,334,863)	(27,500)	—	(1,362,363)	—	—	—	—

Balance as of December 31, 2025	11,457,294	$11,457	3,252,608	$3,253	5,446,198	$5,446	720,067	$720	5,459,946	$5,460	576,712	$577	$222,010,592	$(47,498,935)	$(147,963,237)	$(4,762,249)	$21,813,084	$(611,660)	$5,076,565	$26,277,989	$13,063,224	$—	$148,599,723	$34,626,688

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2025, 2024, AND 2023

	Year Ended December 31,
	2025	2024	2023
Cash flows from operating activities:
Net loss	$(23,999,794)	$(35,578,067)	$(32,938,065)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	12,853,148	15,800,554	14,979,398
Amortization of debt issuance costs	926,180	1,278,578	1,499,924
Stock based compensation expense related to issuance of restricted stock	43,700	38,094	25,814
Accretion of preferred equity costs	—	—	189,920
Equity in loss of unconsolidated joint venture	2,114,897	—	—
Unrealized derivative gain (loss)	377,190	(482,632)	90,825
Derivative fair value adjustment	410,657	1,770,963	2,553,422
Unrealized foreign currency adjustment	(2,175,698)	6,513,187	(528,949)
Changes in operating assets and liabilities:
Other assets, net	1,494,094	530,680	(2,785,513)
Purchase of interest rate derivative	(1,027,741)	(2,913,815)	(3,279,000)
Settlement of interest rate derivative	(2,030,731)	—	—
Purchase of foreign exchange derivative	—	—	(1,442,000)
Accounts payable and accrued liabilities	537,143	(599,126)	5,138,182
Due to affiliates	(9,308,508)	8,127,545	3,869,115

Net cash used in operating activities	(19,785,463)	(5,514,039)	(12,626,927)

Cash flows from investing activities:
Purchase of real estate facilities	—	—	(252,273,853)
Additions to real estate facilities	(12,743,728)	(10,388,088)	(8,078,768)
Deposits on acquisitions of real estate facilities and investments in unconsolidated real estate ventures	—	—	(148,220)
Refund of deposits on acquisitions of real estate facilities	—	481,866	—
Investment in company owned life insurance	(925,788)	(902,063)	(886,460)
Investments in unconsolidated real estate ventures	(7,425,096)	(17,702,419)	(7,171,769)
Return of capital on investments in unconsolidated real estate ventures	—	15,988,299	—

Net cash used in investing activities	(21,094,612)	(12,522,405)	(268,559,070)

Cash flows from financing activities:
Proceeds from issuance of secured debt	178,196,483	8,000,000	179,324,261
Repayment of secured debt	(164,160,942)	(4,764,241)	(50,000,000)
Scheduled principal payments of secured debt	(1,453,106)	(4,160,385)	(862,320)
Prepaid debt issuance costs	—	—	(42,000)
Debt issuance costs	(1,825,431)	(480,950)	(1,666,788)
Gross proceeds from issuance of common stock	15,367,193	37,371,916	37,910,737
Offering costs	(2,508,610)	(3,634,282)	(4,387,423)
Proceeds from issuance of preferred equity in our Operating Partnership	—	—	15,000,000
Redemption of preferred equity in our Operating Partnership	—	—	(15,000,000)
Preferred equity in our Operating Partnership issuance costs	—	—	(189,920)

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

YEARS ENDED DECEMBER 31, 2025, 2024, AND 2023

	Year Ended December 31,
	2025	2024	2023
Gross proceeds from issuance of preferred stock	$—	$—	$150,000,000
Preferred stock issuance costs	—	—	(1,400,277)
Proceeds from issuance of Series C units	659,151	1,220,331	3,197,083
Proceeds from issuance of Series D preferred units	35,000,000	—	—
Series D Preferred unit issuance costs	(373,312)	—	—
Redemption of common stock	(4,132,001)	(1,860,904)	(419,094)
Distributions paid to common stockholders	(8,598,699)	(7,626,356)	(6,160,627)
Distributions paid to noncontrolling interest in our Operating Partnership	(340,865)	(341,104)	(341,025)
Distributions paid to preferred stockholders	(12,516,374)	(12,530,766)	(5,218,750)
Distributions paid to preferred unitholders in our Operating Partnership	(361,667)	—	(271,250)

Net cash provided by financing activities	32,951,820	11,193,259	299,472,607

Impact of foreign exchange rate changes on cash and restricted cash	280,852	(1,299,322)	(370,083)

Net change in cash, cash equivalents and restricted cash	(7,647,403)	(8,142,507)	17,916,527

Cash, cash equivalents and restricted cash, beginning of year	17,565,564	25,708,071	7,791,544

Cash, cash equivalents and restricted cash, end of year	$9,918,161	$17,565,564	$25,708,071

Supplemental disclosures and non-cash transactions:
Cash paid for interest, net of amounts capitalized	$17,844,314	$17,208,371	$18,819,476
Distribution of common stock	$—	$—	$6,586,579
Offering costs included in accounts payable and accrued liabilities	$(1,334,105)	$588,163	$661,400
Interest rate swap contract in other assets	$1,302,337	$467,719	$145,375
Interest rate swap contracts in accounts payable and accrued liabilities	$247,942	$368,600	$170,708
Foreign currency hedge contract in other assets	$—	$1,281,151	$—
Foreign currency translation adjustment	$(2,240,708)	$4,808,321	$(57,174)
Deposits applied to investments in unconsolidated real estate ventures	$—	$328,545	$—
Deposits on acquisition of real estate facilities in due to affiliates	$—	$—	$333,495
Issuance of shares pursuant to distribution reinvestment plan	$6,666,207	$5,736,254	$4,391,918
Distributions payable to common and preferred stockholders	$4,650,971	$4,380,620	$4,174,068
Distributions payable to noncontrolling interests in our Operating Partnership	$28,964	$28,885	$28,964
Real estate and construction in process in accounts payable and accrued liabilities	$701,112	$1,658,865	$913,229
Redemption of common stock in accounts payable and accrued liabilities	$193,867	$442,933	$118,691
Unrealized derivative adjustment	$—	$—	$576,497
Deposits applied to acquisition of real estate	$—	$—	$1,076,020

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

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Note 1. Organization

Strategic Storage Trust VI, Inc., a Maryland corporation (the “Company”), was formed on October 14, 2020 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities and commenced formal operations on March 10, 2021. Our year-end is December 31. As used herein, “we,” “us,” “our” and “Company” refer to Strategic Storage Trust VI, Inc. and each of our subsidiaries.

SmartStop REIT Advisors, LLC is our sponsor (our “Sponsor”). Our Sponsor is an indirect subsidiary of SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA). Our Sponsor is a company focused on providing self storage advisory, asset management, and property management services. Our Sponsor owns 100% of Strategic Storage Advisor VI, LLC (our “Advisor”) and owns 100% of Strategic Storage Property Management VI, LLC (our “Property Manager”).

We have no employees. Our Advisor, a Delaware limited liability company, was formed on October 7, 2020. Our Advisor is responsible for managing our affairs on a day-to-day basis and identifying and making acquisitions and investments on our behalf under the terms of an advisory agreement we entered into with our Advisor on February 26, 2021 (our “Private Offering Advisory Agreement”), which was amended and restated on March 17, 2022 (our “Advisory Agreement”). A majority of our officers are also officers of our Advisor, Sponsor and SmartStop.

On January 15, 2021, our Advisor purchased approximately 110 shares of our common stock for $1,000 and became our initial stockholder. Our Articles of Incorporation authorized 30,000 shares of common stock with a par value of $0.001 per share. Our Articles of Amendment and Restatement (our “Charter”) authorized 700,000,000 shares of common stock with a par value of $0.001 per share and 200,000,000 shares of preferred stock with a par value of $0.001 per share. On February 26, 2021, pursuant to a confidential private placement memorandum, we commenced a private offering of up to $200,000,000 in shares of our common stock and $20,000,000 in shares of common stock pursuant to our distribution reinvestment plan (the “Private Offering”). On March 10, 2021, we commenced formal operations. On March 17, 2022, we terminated the primary portion of our Private Offering. In connection with the primary portion of the Private Offering, we sold approximately 10.6 million shares of Class P common stock (discussed below) for gross offering proceeds of approximately $100.7 million.

In connection with the Public Offering, defined below, we authorized 30,000,000 shares of common stock designated as Class P shares, 300,000,000 shares of common stock designated as Class A shares, 300,000,000 shares of common stock designated as Class T shares, and 70,000,000 shares of common stock designated as Class W shares. Any common stock sold in the Private Offering were redesignated as Class P common stock. On May 28, 2021, we filed a Registration Statement on Form S-11 (the “Registration Statement”), which was subsequently amended, with the U.S. Securities and Exchange Commission (“SEC”) to register a maximum of $1,000,000,000 in shares of Class A, Class T, and Class W common stock for sale to the public (the “Primary Offering”) and $95,000,000 in shares of Class A, Class T, and Class W common stock for sale pursuant to our distribution reinvestment plan. On March 17, 2022, the SEC declared our Registration Statement effective.

On October 4, 2023, we filed a Post-Effective Amendment to our Registration Statement to register two new classes of common stock (Class Y shares and Class Z shares) with the SEC. On November 1, 2023, the Post-Effective Amendment to our Registration Statement became effective with the SEC. Also, on November 1, 2023, we filed articles supplementary to our Charter which reclassified 200,000,000 Class T shares as Class Y shares and 70,000,000 Class A shares as Class Z shares. Effective November 1, 2023, we began offering Class Y shares and Class Z shares in our Primary Offering for $9.30 per share and Class A shares, Class T shares, Class W

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shares, Class Y shares and Class Z shares pursuant to our distribution reinvestment plan for $9.30 per share (collectively, the “Public Offering”).

On May 20, 2025, our board of directors approved the termination of the Primary Offering, effective as of May 30, 2025. We sold approximately 2.9 million Class A shares for gross offering proceeds of approximately $30.3 million, approximately 4.8 million Class T shares for gross offering proceeds of approximately $48.1 million, approximately 0.7 million Class W shares for gross offering proceeds of approximately $6.3 million, approximately 5.2 million Class Y shares for gross offering proceeds of approximately $50.6 million, and approximately 0.6 million Class Z shares for gross offering proceeds of approximately $5.5 million in the Primary Offering. Pacific Oak Capital Markets, LLC, a Delaware limited liability company (our “Former Dealer Manager”), served as the dealer manager for our Public Offering pursuant to a dealer manager agreement (the “Dealer Manager Agreement”). On June 18, 2025, in connection with the termination of the Primary Offering, the Dealer Manager Agreement was terminated.

We continue to offer Class P, Class A, Class T, Class W, Class Y, and Class Z shares pursuant to our distribution reinvestment plan. On July 18, 2025, we filed a Registration Statement on Form S-3, which registered up to an additional $75 million in shares under our distribution reinvestment plan for all share classes (our “DRP Offering”). The DRP Offering may be terminated at any time upon 10 days’ prior written notice to stockholders.

As of December 31, 2025, we have issued approximately 1.1 million Class P shares, approximately 0.2 million Class A shares, approximately 0.4 million Class T shares, approximately 57,000 Class W shares, approximately 0.2 million Class Y shares, and approximately 12,000 Class Z shares for gross proceeds of approximately $19.7 million through our distribution reinvestment plan.

Pursuant to a Sponsor Funding Agreement (as defined in Note 2—Summary of Significant Accounting Policies), our Sponsor agreed to fund the payment of (i) the upfront 3% sales commission for the sale of Class Y shares, (ii) the upfront 3% dealer manager fee for the Class Y shares, and (iii) the estimated 1% organization and offering expenses for the sale of Class Y shares and Class Z shares in our Public Offering. In November 2023, our Sponsor agreed to reimburse the Company in cash to cover the dilution from the one-time stock dividend described below. In consideration for our Sponsor providing the funding for the front-end sales load and the cash to cover the dilution from the stock dividend, Strategic Storage Operating Partnership VI, L.P., a Delaware limited partnership (our “Operating Partnership”), agreed to issue Series C Subordinated Convertible Units (“Series C Units”) to our Sponsor equal to the dollar amount of such funding divided by the then-current offering price (initially $9.30 per share and currently at $10.00 per share) for the Class Y shares and Class Z shares sold in the Public Offering. The Series C Units shall initially have no distribution, voting or other rights to participate in our Operating Partnership unless and until such Series C Units are converted into Class A Units of our Operating Partnership. The Series C Units shall automatically convert into Class A Units on a one-to-one basis upon our disclosure of an estimated net asset value per share equal to at least $10.00 per share for each of the Class A, Class P, Class T, Class W, Class Y, and Class Z shares calculated net of the value of Series C Units to be converted. Such conversion is limited such that the dilution caused by the conversion may not reduce the diluted estimated net asset value below $10.00 per share. No Series C Units were converted to Class A Units as a result of the Estimated Per Share NAV (as defined below) being declared. In connection with the termination of our Primary Offering, the Sponsor Funding Agreement was terminated effective as of May 30, 2025, though our Sponsor or its affiliates are still obligated to provide the funding amounts set forth in the Sponsor Funding Agreement and entitled to receive Series C Units in exchange for such funding amounts until the final payment of such funding amounts and the final issuance of the Series C Units for such funding amounts are made, as contemplated by the terms of the Sponsor Funding Agreement. As of December 31, 2025, we had received

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

funding from our Sponsor of approximately $10.2 million for the payment of sales commissions and dealer manager fees for the sale of Class Y shares, and organization and offering expenses for the sale of Class Y and Z shares pursuant to the Sponsor Funding Agreement.

On November 1, 2023, the Company’s board of directors declared to holders of record of Class A shares, Class T shares and Class W shares, respectively, as of November 15, 2023 (a) a one-time stock dividend of 0.11075 Class A shares per Class A share outstanding, (b) a one-time stock dividend of 0.07526 Class T shares per Class T share outstanding, and (c) a one-time stock dividend of 0.01075 Class W shares per Class W share outstanding. These stock dividends were issued to provide such stockholders who purchased Class A shares, Class T shares, or Class W shares in the Public Offering the same number of shares of the applicable class as they would have received if they purchased their shares at a price of $9.30 per share, the offering price of Class Y shares and Class Z shares in the Public Offering. All per share amounts presented herein have been retroactively adjusted to reflect the impact of the one-time stock dividend.

On August 7, 2024, our board of directors, upon recommendation of our nominating and corporate governance committee, approved an estimated value per share (“Estimated Per Share NAV”) of $10.00 for our Class A shares, Class P shares, Class T shares, Class W shares, Class Y shares, and Class Z shares based on the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of March 31, 2024. No Series C Units were converted to Class A Units as a result of this Estimated Per Share NAV being declared.

Subsequent to year end, our of board of directors, upon recommendation of our nominating and corporate governance committee, approved an estimated value per share as of September 30, 2025. For more information, please see Note 13—Subsequent Events.

We have invested the net proceeds from our offerings primarily in self storage facilities consisting of both income-producing and growth properties located in the United States and Canada. As of December 31, 2025, we owned 24 operating self storage properties located in seven states (Arizona, Delaware, Florida, Nevada, Oregon, Pennsylvania and Washington) and three Canadian provinces (Alberta, British Columbia and Ontario) and two development properties in Florida and Ontario. For more information, see Note 3—Real Estate Facilities.

As of December 31, 2025, we owned 50% of the equity interests in five unconsolidated real estate ventures in two Canadian provinces (Ontario and Quebec), with subsidiaries of SmartCentres Real Estate Investment Trust (“SmartCentres”) owning the other 50% of such entities. Our unconsolidated real estate ventures consist of four operating self storage properties in the lease-up phase and one parcel of land that is being developed into a self storage facility. For more information, see Note 4—Investment in Unconsolidated Real Estate Ventures.

Our Operating Partnership was formed on October 15, 2020. On January 15, 2021, SmartStop Storage Advisors, LLC (“SSA”), an affiliate of our Advisor, purchased a limited partnership interest in our Operating Partnership for $1,000 and we contributed the initial $1,000 capital contribution we received to our Operating Partnership in exchange for the general partner interest. On February 26, 2021, in connection with entering into the Private Offering Advisory Agreement, SSA made an additional $1,000 investment in our Operating Partnership in exchange for additional limited partnership interests and a special limited partnership interest.

On March 10, 2021, SmartStop OP, L.P. (“SmartStop OP”), an affiliate of our Sponsor and the operating partnership of SmartStop, contributed $5.0 million to our Operating Partnership, in exchange for 549,451 units of limited partnership interest in our Operating Partnership (the “OP Investment”). The OP Investment was made net of sales commissions and dealer manager fees, but without giving effect to the early investor discounts

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December 31, 2025

available to purchasers of shares in the Private Offering. At the effective time of the OP Investment, SmartStop OP was admitted as a limited partner to our Operating Partnership. As of December 31, 2025, we owned approximately 98% of the common units of limited partnership interest of our Operating Partnership. The remaining approximately 2% of the common units are owned by SmartStop OP.

On January 30, 2023, we, our Operating Partnership, and an affiliate of our Sponsor (the “Preferred Investor”) entered into a Series A Cumulative Redeemable Preferred Unit Purchase Agreement (the “Series A Preferred Unit Purchase Agreement”) pursuant to which our Operating Partnership issued and sold to the Preferred Investor, and the Preferred Investor purchased 600,000 Series A Cumulative Redeemable Preferred Units of Limited Partnership Interest (the “Series A Preferred Units”) at a liquidation preference of $25.00 per unit (the “Series A Liquidation Amount”) in consideration for the Preferred Investor making a capital contribution to our Operating Partnership in an amount of $15 million (the “Series A Preferred Investment”). On May 2, 2023, we redeemed the full amount of Series A Preferred Units for an amount equal to $15 million plus the accrued and unpaid distributions. See Note 7 – Preferred Equity.

On May 1, 2023 (the “Commitment Date”), we entered into a preferred stock purchase agreement (the “Series B Purchase Agreement”) with Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR), pursuant to which the Investor committed to purchase $150 million in preferred shares (the aggregate shares to be purchased, the “Preferred Shares”) of our new Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”). The closing (the “Initial Closing”) in the amount of $150 million occurred on the Commitment Date and we incurred approximately $1.4 million in issuance costs related to the Series B Convertible Preferred Stock. See Note 7—Preferred Equity.

On September 4, 2025, we, our Operating Partnership, and the Preferred Investor entered into a Series D Cumulative Redeemable Preferred Unit Purchase Agreement (the “Series D Preferred Unit Purchase Agreement”) pursuant to which our Operating Partnership issued and sold to the Preferred Investor. In September 2025, the Preferred Investor purchased 1.0 million Series D Cumulative Redeemable Preferred Units of Limited Partnership Interest (the “Series D Preferred Units”) at a liquidation preference of $25.00 per unit (the “Liquidation Amount”) in consideration for the Preferred Investor making a capital contribution to our Operating Partnership in an amount of $25.0 million (the “Series D Preferred Investment”). Pursuant to the Series D Preferred Unit Purchase Agreement, our Operating Partnership issued an aggregate of an additional 400,000 Series D Preferred Units to the Preferred Investor on October 28, 2025, November 25, 2025, and December 17, 2025, for additional aggregate consideration of $10.0 million. See Note 7 – Preferred Equity.

On September 30, 2025, we commenced an offering of up to $75.0 million (expandable up to $100.0 million in the sole discretion of our board of directors) in shares of our Series E Preferred Stock, $0.001 par value per share, at an offering price of $10.00 per share (the “Series E Preferred Offering”), pursuant to the Confidential Private Placement Memorandum dated September 30, 2025 (the “Memorandum”). The Series E Preferred Offering will terminate on September 30, 2026, unless extended by our board, in its sole discretion. In connection with the Series E Preferred Offering, we entered into Amendment No. 6 to the Second Amended and Restated Limited Partnership Agreement of our Operating Partnership to create Series E Preferred Units having economic terms and designations, powers, preferences, rights and restrictions that are substantially similar to the Series E Preferred Stock. See Note 7 – Preferred Equity.

On September 30, 2025, in connection with the commencement of the Series E Preferred Offering, we entered into a managing dealer agreement (the “Managing Dealer Agreement”) with Orchard Securities, LLC, a Utah limited liability company (“Orchard”), pursuant to which Orchard has agreed to act as our managing dealer in connection with the Series E Preferred Offering. Pursuant to the Managing Dealer Agreement, Orchard will

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

receive sales commissions up to 6.0% of the gross offering proceeds from the Series E Preferred Offering and managing dealer fees up to 3.50% of the gross offering proceeds from the Series E Preferred Offering, all or a portion of which sales commissions and managing dealer fees may be re-allowed to soliciting dealers. Our Sponsor will also pay Orchard 0.15% of the aggregate amount sold in the Series E Preferred Offering per annum not to exceed an aggregate amount of $550,000; provided, however, if we enter into an extraordinary transaction (as defined in the Memorandum) or list our common stock on a national exchange and Orchard has not received $550,000, then such amount will equal $550,000 regardless of the amount sold in the Series E Preferred Offering. The Managing Dealer Agreement will terminate upon the termination of the Series E Preferred Offering, unless terminated earlier by either party upon 30 days’ written notice to the other party.

Our Operating Partnership will own, directly or indirectly through one or more special purpose entities, all of the self storage properties that we acquire. We will conduct certain activities through our taxable REIT subsidiary, Strategic Storage TRS VI, Inc., a Delaware corporation (the “TRS”) which was formed on October 16, 2020 and is a wholly owned subsidiary of our Operating Partnership.

Our Property Manager, a Delaware limited liability company, was formed on October 7, 2020 to manage our properties. Our Property Manager will derive substantially all of its income from the property management services it performs for us. Our Property Manager may enter into sub-property management agreements with third party management companies and pay part of its management fee to such sub-property manager. See Note 9 – Related Party Transactions – Property Management Agreement.

As we accept subscriptions for shares of our common and preferred stock, we transfer all of the net offering proceeds to our Operating Partnership as capital contributions in exchange for additional units of interest in our Operating Partnership. However, we will be deemed to have made capital contributions in the amount of gross proceeds received from investors, and our Operating Partnership will be deemed to have simultaneously paid the sales commissions and other costs associated with these offerings. In addition, our Operating Partnership is structured to make distributions with respect to limited partnership units that are equivalent to the distributions made to holders of common stock. Finally, a limited partner in our Operating Partnership may later exchange his or her limited partnership units in our Operating Partnership for shares of our common stock at any time after one year following the date of issuance of their limited partnership units, subject to certain restrictions outlined in the limited partnership agreement of our Operating Partnership, in connection with the Public Offering, the Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, as further amended (the “Operating Partnership Agreement”). SSA and SmartStop OP are prohibited from exchanging or otherwise transferring units representing $202,000 of the limited partnership units acquired in their initial investments in our Operating Partnership so long as our Advisor is acting as our Advisor pursuant to our Advisory Agreement.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC.

Principles of Consolidation

Our financial statements, and the financial statements of our Operating Partnership, including its wholly-owned subsidiaries, are consolidated in the accompanying consolidated financial statements. The portion of these

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December 31, 2025

entities not wholly-owned by us is presented as noncontrolling interests. All intercompany accounts and transactions have been eliminated in consolidation. Please see consolidation considerations section below.

Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (“VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest.

Our Operating Partnership is deemed to be a VIE and is consolidated by the Company as the primary beneficiary. Our sole significant asset is our investment in our Operating Partnership; as a result, substantially all of our assets and liabilities represent those assets and liabilities of our Operating Partnership and its wholly-owned subsidiaries.

As of December 31, 2025, we had not entered into any other contracts/interests that would be deemed to be variable interests in VIEs other than our joint ventures with SmartCentres, which are accounted for under the equity method of accounting. Please see Note 4—Investments in Unconsolidated Real Estate Ventures. Other than the entities noted above, we do not currently have any material relationships with unconsolidated entities or financial partnerships.

Equity Investments

Under the equity method, our investments are stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings will generally be recognized based on our ownership interest in the earnings of each of the unconsolidated investments.

Noncontrolling Interest in Consolidated Entities

We account for the noncontrolling interest in our Operating Partnership in accordance with the related accounting guidance. Due to our control through our general partnership interest in our Operating Partnership and the limited rights of the limited partner, our Operating Partnership, including its wholly-owned subsidiary, was consolidated with the Company, and the limited partner interest is reflected as a noncontrolling interest in the accompanying consolidated balance sheets. The noncontrolling interest shall be attributed its share of income and losses, even if that attribution results in a deficit noncontrolling interest balance.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and

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December 31, 2025

accompanying notes. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management will adjust such estimates when facts and circumstances dictate. Actual results could materially differ from those estimates. The most significant estimates made include the allocation of property purchase price to tangible and intangible assets acquired and liabilities assumed at relative fair value, the evaluation of potential impairment of long-lived assets, and the estimated useful lives of real estate assets and intangibles.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents.

We may maintain cash and cash equivalents in financial institutions in excess of insured limits. In an effort to mitigate this risk, we only invest in or through major financial institutions.

Restricted Cash

Restricted cash consists primarily of impound reserve accounts for interest and property taxes in connection with the requirements of certain of our loan agreements.

Real Estate Purchase Price Allocation

We account for asset acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs, as of the acquisition date.

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Substantially all of the leases in place at acquired properties are at market rates, as the majority of the leases are month-to-month contracts. We also consider whether in-place, market leases represent an intangible asset. There were no property acquisitions during the years ended December 31, 2025 and 2024, and no intangible assets were recorded. We do not expect, nor to date have we recorded, intangible assets for the value of customer relationships because we expect we will not have concentrations of significant customers and the average customer turnover will be fairly frequent.

Allocation of purchase price to acquisitions of facilities are allocated to the individual facilities based upon an income approach or a discounted cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available.

Acquisitions that do not meet the definition of a business, as defined under current GAAP, are accounted for as asset acquisitions. During the years ended December 31, 2025 and 2024, there were no property acquisitions.

During the years ended December 31, 2025, 2024 and 2023, we expensed approximately $0.7 million, $0.8 million and $1.6 million, respectively, of acquisition-related transaction costs that did not meet our capitalization policy.

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December 31, 2025

Evaluation of Possible Impairment of Long-Lived Assets

Management monitors events and changes in circumstances that could indicate that the carrying amounts of our long-lived assets, including those held through joint ventures, may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of the assets may not be recoverable, we will assess the recoverability of the assets by determining whether the carrying value of the long-lived assets will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived assets to the fair value and recognize an impairment loss. For the years ended December 31, 2025, 2024 and 2023, no impairment losses were recognized.

Advertising Costs

Advertising costs are included in property operating expenses and general and administrative expenses, depending on the nature of the expense, in the accompanying consolidated statements of operations. These costs are expensed in the period in which the cost is incurred. The Company incurred advertising costs of approximately $2.9 million, $2.3 million and $2.3 million for the years ended December 31, 2025, 2024 and 2023 respectively.

Revenue Recognition

Management believes that all of our leases are operating leases. Rental income is recognized in accordance with the terms of the leases, which generally are month-to-month. Revenues from any long-term operating leases will be recognized on a straight-line basis over the term of the lease. The excess of rents received over amounts contractually due pursuant to the underlying leases will be included in accounts payable and accrued liabilities in our consolidated balance sheet and contractually due but unpaid rent will be included in other assets. Additionally, we earn ancillary revenue by selling various moving and packing supplies such as locks and boxes. We recognize such revenue in the Ancillary operating revenue line within our consolidated statements of operations as the services are performed and as the goods are delivered.

Sponsor Funding Agreement

On November 1, 2023, the Company entered into a sponsor funding agreement (the “Sponsor Funding Agreement”) by and among the Company, our Operating Partnership and our Sponsor pursuant to which the Sponsor agreed to fund the payment of (i) the upfront 3% sales commission for the sale of Class Y shares, (ii) the upfront 3% dealer manager fee for the Class Y shares, and (iii) the estimated 1% organization and offering expenses for the sale of Class Y shares and Class Z shares in our Public Offering. In addition, the Sponsor reimbursed the Company in cash to cover the dilution from the one-time stock dividend described below. In connection with the termination of our Primary Offering, the Sponsor Funding Agreement was terminated effective as of May 30, 2025, though our Sponsor or its affiliates are still obligated to provide the funding amounts set forth in the Sponsor Funding Agreement and entitled to receive Series C Units until the final payment of such funding amounts, and the final issuance of the Series C Units for such funding amounts, as contemplated by the terms of the Sponsor Funding Agreement.

In consideration for the Sponsor providing the funding for the front-end sales load described above and the cash to cover the dilution from the stock dividend, the Operating Partnership was obligated to issue a number of Series C Units to the Sponsor equal to the dollar amount of such funding divided by the then-current offering price (initially $9.30 per share and currently at $10.00 per share) for the Class Y shares and Class Z shares sold in

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the Public Offering. Pursuant to the Sponsor Funding Agreement, the Sponsor reimbursed the Company monthly within 30 days after the end of each calendar month for the applicable front-end sales load it agreed to fund, and the Operating Partnership issued the Series C Units on a monthly basis, effective as of the respective funding date. The Series C Units convert into Class A Units of our Operating Partnership if the estimated net asset value equal to at least $10.00 per share. Such conversion is limited such that the dilution caused by the conversion may not reduce the diluted estimated net asset value below $10.00 per share. On August 7, 2024, we declared an Estimated Per Share NAV of $10.00 calculated as of March 31, 2024. No Series C Units were converted to Class A Units as a result of this Estimated Per Share NAV being declared.

The amount by which the funding received exceeds the fair value of the Series C Units is accounted for as a consideration received from a vendor and is therefore recorded as a reduction to the price of the services provided. Each payment is initially included in the Accounts payable and accrued liabilities in the accompanying consolidated balance sheets and subsequently recorded as a reduction of Property operating expenses—affiliates ratably over the remaining estimated life of our management contracts with SmartStop. Below is a summary of the portion of sponsor funding received which exceeds the fair value of the Series C Units issued:

Balance at December 31, 2023	$3,372,686
Total consideration received	1,215,984
Reduction of Property operating expense - affiliates	(811,566)

Balance at December 31, 2024	$3,777,104

Total consideration received	484,810
Reduction of Property operating expense - affiliates	(1,037,660)

Balance at December 31, 2025	$3,224,254

Allowance for Doubtful Accounts

Tenant accounts receivable is reported net of an allowance for doubtful accounts. Management records a general reserve estimate based upon a review of the current status of tenant accounts receivable. It is reasonably possible that management’s estimate of the allowance will change in the future. As of December 31, 2025 and 2024, approximately $46,000 and $55,000, respectively, were recorded to allowance for doubtful accounts, and are included within other assets in the accompanying consolidated balance sheets.

Real Estate Facilities

Real estate facilities are recorded based on relative fair value as of the date of acquisition. We capitalize costs incurred to develop, construct, renovate and improve properties, including interest and property taxes incurred during the construction period. The construction period begins when expenditures for the real estate assets have been made and activities that are necessary to prepare the asset for its intended use are in progress. The construction period ends when the asset is substantially complete and ready for its intended use.

Depreciation of Real Property Assets

Our management is required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives.

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December 31, 2025

Depreciation of our real property assets is charged to expense on a straight-line basis over the estimated useful lives as follows:

Description	Standard Depreciable Life
Land	Not Depreciated
Buildings	35 years
Site Improvements	7-10 years

Depreciation of Personal Property Assets

Personal property assets consist primarily of furniture, fixtures and equipment and are depreciated on a straight-line basis over the estimated useful lives generally ranging from 3 to 5 years, and are included in other assets on our consolidated balance sheets.

Foreign Currency Translation

For non-U.S. functional currency operations, assets and liabilities are translated to U.S. dollars at current exchange rates as of the reporting date. Revenues and expenses are translated at the average rate for the period. All adjustments related to amounts classified as long term net investments are recorded in accumulated other comprehensive income (loss) as a separate component of equity. Transactions denominated in a currency other than the functional currency of the related operations are recorded at rates of exchange in effect at the date of the translation. Changes in investments not classified as long term are recorded in foreign currency adjustment in the accompanying Statements of Operations.

Intangible Assets

We have allocated a portion of our real estate purchase price to in-place leases. We amortize in-place leases on a straight-line basis over 18 months, the estimated average rental period for the leases. As of December 31, 2025 and 2024, the gross amounts allocated to in-place lease intangibles were approximately $9.8 million and $9.5 million, respectively, and accumulated amortization of in-place lease intangibles totaled approximately $9.8 million and $9.5 million, respectively.

Debt Issuance Costs

The net carrying value of costs incurred in connection with obtaining non revolving debt are presented on the consolidated balance sheets as a reduction of the related debt. Debt issuance costs are amortized on a straight-line basis over the term of the related loan, which is not materially different than the effective interest method. As of December 31, 2025 and 2024, accumulated amortization of debt issuance costs related to non revolving debt totaled approximately $0.8 million and $1.1 million, respectively. For the years ended December 31, 2025, 2024 and 2023, we recorded amortization expense of approximately $1.1 million, $1.3 million and $1.5 million, respectively, in debt issuance cost.

Organizational and Offering Costs

Our Advisor may fund organization and offering costs on our behalf. We are required to reimburse our Advisor for such organization and offering costs; provided, however, our Advisor funded, and was not reimbursed for, 1.0% of the gross offering proceeds from the sale of Class W shares towards payment of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

organization and offering expenses, which we recognized as a capital contribution from our Advisor. Our Advisor must reimburse us within 60 days after the end of the month in which the initial public offering terminates to the extent we paid or reimbursed organization and offering costs (excluding sales commissions, dealer manager fees, stockholder servicing fees and dealer manager servicing fees) in excess of 15% of the gross offering proceeds from the Primary Offering. If at any point in time we determine that the total organization and offering costs are expected to exceed 15% of the gross proceeds anticipated to be received from the Primary Offering, we will recognize such excess as a capital contribution from our Advisor. As of December 31, 2025, organization and offering costs from the Primary Offering were less than 15% of gross proceeds from the Primary Offering. Offering costs are recorded as an offset to additional paid-in capital, and organization costs are recorded as an expense.

In connection with our Private Offering, our Former Dealer Manager received a sales commission of up to 6.0% of gross proceeds from sales in the Private Offering and a dealer manager fee equal to up to 3.0% of gross proceeds from sales in the Private Offering under the terms of the Private Offering Dealer Manager Agreement.

In connection with our Primary Offering, our Former Dealer Manager received a sales commission of up to 6.0% of gross proceeds from sales of Class A shares and up to 3.0% of gross proceeds from the sales of Class T shares and Class Y shares in the Primary Offering and a dealer manager fee up to 3.0% of gross proceeds from sales of Class A shares, Class T shares and Class Y shares in the Primary Offering under the terms of the Dealer Manager Agreement. Our Former Dealer Manager did not receive an upfront sales commission or dealer manager fee from the sales of Class W shares or Class Z shares in the Primary Offering; however, we and/or our Sponsor paid to our Former Dealer Manager dealer manager support in the amount of 1.5% of the gross offering proceeds of the Class W shares and Class Z shares sold in the Primary Offering for payment of wholesaler commissions and other wholesaler expenses associated with the sales of the Class W shares and Class Z shares. In addition, our Former Dealer Manager received an ongoing stockholder servicing fee that was payable monthly and accrued daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T shares and Class Y shares sold in the Primary Offering. Our Former Dealer Manager also received an ongoing dealer manager servicing fee that was payable monthly and accrued daily in an amount equal to 1/365th of 0.5% of the purchase price per share of the Class W shares and Class Z shares sold in the Primary Offering. Pursuant to the Dealer Manager Agreement, we were to cease paying the stockholder servicing fee with respect to the Class T shares and Class Y shares sold in the Primary Offering at the earlier of (i) the date we listed our shares on a national securities exchange, merged or consolidated with or into another entity, or sold or disposed of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equaled 10% of the gross proceeds from the sale of Class A shares, Class T shares, Class Y shares, Class W shares and Class Z shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation was to be made by us with the assistance of our Former Dealer Manager commencing after the termination of our Primary Offering; (iii) with respect to a particular Class T share and Class Y share, the third anniversary of the issuance of such share; and (iv) the date that such Class T share or Class Y share is redeemed or is no longer outstanding. Additionally, we were to cease paying the dealer manager servicing fee with respect to the Class W share and Class Z share sold in the Primary Offering at the earlier of (i) the date we listed our shares on a national securities exchange, merged or consolidated with or into another entity, or sold or disposed of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equaled 10% of the gross proceeds from the sale of Class A shares, Class T shares, Class Y shares, Class W shares and Class Z shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation was to be made by us with the assistance of our Former Dealer Manager commencing after the termination of our Primary Offering; (iii) the end of the month in which the aggregate underwriting compensation paid in our Primary Offering with respect to Class W shares and Class Z shares, comprised of the dealer manager servicing fees and dealer manager support,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

equaled 9.0% of the gross proceeds from the sale of Class W shares and Class Z shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation was to be made by us with the assistance of our Former Dealer Manager commencing after the termination of our Primary Offering, and (iv) the date that such Class W share or Class Z share is redeemed or is no longer outstanding. However, in June 2025, our Former Dealer Manager ceased operations; accordingly, we ceased paying the dealer manager servicing fees previously due to our Former Dealer Manager and during 2025, we reduced the dealer manager servicing fee payable included in Accounts Payable and Accrued Liabilities and the related offering cost included in Additional Paid In Capital totaling approximately $950,000.

Our Former Dealer Manager entered into participating dealer agreements with certain other broker-dealers which authorized them to sell our shares. Upon sale of our shares by such broker-dealers, our Former Dealer Manager re-allowed all of the sales commissions and, subject to certain limitations, the stockholder servicing fees paid in connection with sales made by these broker-dealers. Our Former Dealer Manager was also permitted to re-allow to these broker-dealers a portion of their dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Former Dealer Manager, payment of attendance fees required for employees of our Former Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses. Our Former Dealer Manager also received reimbursement of bona fide due diligence expenses; however, to the extent these due diligence expenses could not be justified, any excess over actual due diligence expenses would have been considered underwriting compensation subject to a 10% FINRA limitation and, when aggregated with all other non-accountable expenses in connection with our Public Offering, could not exceed 3% of gross offering proceeds from sales in the Public Offering. We historically recorded a liability within Accounts Payable and Accrued Liabilities for the future estimated stockholder and dealer manager servicing fees and a reduction to additional paid-in capital at the time of sale of the Class T, Class Y, Class W and Class Z shares as an offering cost. Following the cessation of paying dealer manager servicing fees, as described above, we will no longer record such fees as a liability within Accounts Payable and Accrued Liabilities.

Our Advisor may fund organization and offering costs on our behalf in connection with the Series E Preferred Offering. We are required to reimburse our Advisor for such organization and offering costs.

Redeemable Common Stock

We adopted a share redemption program that will enable stockholders to sell their shares to us in limited circumstances.

We record amounts that are redeemable under the share redemption program as redeemable common stock in the accompanying consolidated balance sheets since the shares are redeemable at the option of the holder and therefore their redemption is outside our control. The maximum amount redeemable under our share redemption program will be limited to the number of shares we could repurchase with the amount of the net proceeds from the sale of shares under the distribution reinvestment plan. However, accounting guidance states that determinable amounts that can become redeemable but that are contingent on an event that is likely to occur (e.g., the passage of time) should be presented as redeemable when such amount is known. Therefore, the net proceeds from the distribution reinvestment plan are considered to be temporary equity and are presented as redeemable common stock in our consolidated balance sheets.

In addition, current accounting guidance requires, among other things, that financial instruments that represent a mandatory obligation of us to repurchase shares be classified as liabilities and reported at settlement value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

In order to maintain operating flexibility, on August 6, 2025, our board of directors approved the suspension of our share redemption program effective as of September 6, 2025, except with respect to redemption requests made in connection with the death, commitment to a long-term care facility, qualifying disability or bankruptcy of a stockholder. The share redemption program shall remain suspended as discussed above until such time, if any, as our board of directors may approve the resumption of the share redemption program.

For the year ended December 31, 2025, we received redemption requests totaling approximately $3.9 million. Approximately $3.7 million was fulfilled in during the year ended December 31, 2025 and the remaining approximately $0.2 million was included in accounts payable and accrued liabilities as of December 31, 2025, and fulfilled in January 2026. For the year ended December 31, 2024, we received redemption requests totaling approximately $2.2 million. Approximately $1.8 million was fulfilled in during the year ended December 31, 2024 and the remaining approximately $0.4 million was included in accounts payable and accrued liabilities as of December 31, 2024, and fulfilled in January 2025. For the year ended December 31, 2023, we received redemption requests totaling approximately $0.5 million. Approximately $0.4 million was fulfilled in during the year ended December 31, 2023 and the remaining approximately $0.1 million was included in accounts payable and accrued liabilities as of December 31, 2023, and fulfilled in January 2024.

Series A Preferred Equity in our Operating Partnership

We classified our Series A Cumulative Redeemable Preferred Units (as defined in Note 7 – Preferred Equity) on our consolidated balance sheets using the guidance in ASC 480-10-S99. The Series A Cumulative Redeemable Preferred Units were redeemable by our Operating Partnership, in whole or in part, at the option of our Operating Partnership on or after the second anniversary of its issuance. Additionally, the holder could elect to redeem if any of the following events outside our control occur: (i) change of control; (ii) a breach of protective provisions; (iii) upon the occurrence of monetary and other material defaults under secured property debt; and (iv) if we do not maintain our REIT status. As the shares were contingently redeemable, and under certain circumstances not solely within our control, we had classified our Series A Cumulative Redeemable Preferred Stock as temporary equity.

On May 2, 2023, the Series A Preferred Investor waived the two year lock out clause on redemptions and the Operating Partnership redeemed all $15 million in Preferred Units and unpaid preferred distributions.

Series B Preferred Equity

We classify our Series B Convertible Preferred Stock (as defined in Note 7 – Preferred Equity) on our consolidated balance sheets using the guidance in ASC 480-10-S99. The Series B Convertible Preferred Stock can be redeemed at our option on or after the third anniversary of its issuance. Additionally, the holder can elect to redeem if any of the following events outside our control occur: (i) change of control; (ii) a breach of protective provisions; (iii) upon the occurrence of monetary and other material defaults under secured property debt; and (iv) if we do not maintain our REIT status. As the shares are contingently redeemable, and under certain circumstances not solely within our control, we have classified our Series B Convertible Preferred Stock as temporary equity.

We have analyzed whether the conversion features in our Series B Convertible Preferred Stock should be bifurcated under the guidance in ASC 815-10 and have determined that bifurcation is not necessary.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Series D Preferred Equity in our Operating Partnership

We classified our Series D Preferred Units on our consolidated balance sheets using the guidance in ASC 480-10-S99. The Series D Preferred Units are redeemable by our Operating Partnership, in whole or in part, at the option of our Operating Partnership on or after the second anniversary of its issuance. Additionally, the holder can elect to redeem if any of the following events outside our control occur: (i) change of control; (ii) a breach of protective provisions; (iii) upon the occurrence of monetary and other material defaults under secured property debt; and (iv) if we do not maintain our REIT status. As the units are contingently redeemable, and under certain circumstances not solely within our control, we have classified our Series D Preferred Units as temporary equity.

Fair Value Measurements

The accounting standard for fair value measurements and disclosures defines fair value, establishes a framework for measuring fair value, and provides for expanded disclosure about fair value measurements. Fair value is defined by the accounting standard for fair value measurements and disclosures as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels. The following summarizes the three levels of inputs and hierarchy of fair value we will use when measuring fair value:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access;

•	Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as interest rates and yield curves that are observable at commonly quoted intervals; and

•	Level 3 inputs are unobservable inputs for the assets or liabilities that are typically based on an entity’s own assumptions as there is little, if any, related market activity.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the fair value measurement will fall within the lowest level that is significant to the fair value measurement in its entirety.

The accounting guidance for fair value measurements and disclosures provides a framework for measuring fair value and establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In determining fair value, we will utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment will be necessary to interpret Level 2 and 3 inputs in determining fair value of our financial and non- financial assets and liabilities. Accordingly, there can be no assurance that the fair values we will present will be indicative of amounts that may ultimately be realized upon sale or other disposition of these assets.

Financial and non-financial assets and liabilities measured at fair value on a non-recurring basis in our consolidated financial statements consist of real estate and related liabilities assumed related to our acquisition. The fair value of these assets and liabilities were determined as of the acquisition date using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, leasing assumptions, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach, which considers prevailing market capitalization rates, and (iii) comparable sales activity. In general, we consider

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

multiple valuation techniques when measuring fair values. However, in certain circumstances, a single valuation technique may be appropriate. All of the fair values of the assets and liabilities as of the acquisition dates or assumed at the consolidation of the Operating Partnership were derived using Level 3 inputs.

The Series C Units (categorized within Level 3 of the fair value hierarchy) issued in connection with the Sponsor Funding Agreement are measured at fair value when issued. The fair value of these units were determined using a valuation model which considered the following key assumptions: our projected distribution rate, implied share price volatility, risk free interest rate, estimated net asset value and the estimated effective life of the Series C Units.

The carrying amounts of cash and cash equivalents, restricted cash, other assets, variable-rate debt, accounts payable and accrued liabilities, distributions payable and amounts due to affiliates approximate fair value.

The table below summarizes our fixed rate notes payable at December 31, 2025, we had no fixed rate notes payable outstanding at December 31, 2024. The estimated fair value of financial instruments is subjective in nature and are dependent on a number of important assumptions, including discount rates and relevant comparable market information associated with each financial instrument. The fair value of our fixed and variable rate notes payable was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These assumptions are considered level 2 inputs within the fair value hierarchy. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. As of December 31, 2025 and 2024, we believe the fair value of our variable rate debt are reasonably estimated at their notional amounts as there have been minimal changes to the fixed spread portion of interest rates for similar loans observed in the market, and as the variable portion of our interest rates fluctuate with the associated market indices.

	December 31, 2025		December 31, 2024
	Fair Value	Carrying Value	Fair Value	Carrying Value
Fixed Rate Secured Debt	$129,200,000	$129,341,800	$—	$—

As of December 31, 2025 and 2024, we held interest rate cash flow hedges and foreign currency net investment hedges to hedge our interest rate and foreign currency exposure (See Notes 5 – Debt and 6 – Derivative Instruments). The valuation of these instruments were determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivatives. The analyses reflect the contractual terms of the derivatives, including the period to maturity, and used observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities as applicable. The fair value of the interest rate swaps and cap agreements were determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash payments. Our fair values of our net investment hedges are based primarily on the change in the spot rate at the end of the period as compared with the strike price at inception.

To comply with GAAP, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of derivative contracts for the effect of non-performance risk, we consider the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Although we had determined that the majority of the inputs used to value our hedges were within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our hedges utilized Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparties. However, through December 31, 2025, we had assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our hedge positions and determined that the credit valuation adjustment was not significant to the overall valuation of our hedge. As a result, we determined that our hedge valuation in its entirety was classified in Level 2 of the fair value hierarchy.

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2025, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Fair Value Measurements at Reporting Date Using
Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other assets – interest rate hedges	$—	$1,563,065	$—
Accounts payable and accrued liabilities – interest rate hedges	$—	$496,702	$—

Derivative Instruments and Hedging Activities

We record all derivatives on our balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. We may enter into derivative contracts that are intended to economically hedge certain of our risks, even though hedge accounting does not apply or we elect not to apply hedge accounting.

For derivatives designated as hedges, the effective portion of changes in the fair value of the derivatives are reported in accumulated other comprehensive income (loss). The ineffective portion of the change in fair value of the derivatives is recognized directly in Derivative fair value adjustment, within our consolidated statements of operations. Amounts are reclassified out of other comprehensive (loss) income into earnings (loss) when the hedged net investment is either sold or substantially liquidated.

Interest rate derivatives not designated as hedges for GAAP are not speculative and are used to manage our exposure to interest rate movements and other identified risks but we have elected not to apply hedge accounting. Changes in the fair value of interest rate derivatives not designated in hedging relationships are recorded in derivative fair value adjustment, net of cash settlements, within our consolidated statements of operations.

Income Taxes

We made an election to be taxed as a Real Estate Investment Trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2021. To qualify as a REIT, we must continue to meet certain organizational and operational

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

requirements, including a requirement to distribute at least 90% of the REIT’s ordinary taxable income to stockholders (which is computed without regard to the dividends paid deduction or net capital gains and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Even if we continue to qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

We filed an election to treat our TRS as a taxable REIT subsidiary. In general, the TRS performs additional services for our customers and generally engages in any real estate or non-real estate related business. The TRS is subject to corporate federal and state income tax. We account for deferred income taxes using the asset and liability method and recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Any increase or decrease in the deferred tax liability that results from a change in circumstances, and that causes a change in our judgment about expected future tax consequences of events, is included in the tax provision when such changes occur. Deferred income taxes also reflect the impact of operating loss and tax credit carryforwards. A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. Any increase or decrease in the valuation allowance that results from a change in circumstances, and that causes a change in our judgment about the realizability of the related deferred tax asset, is included in the tax provision when such changes occur.

As of December 31, 2025, and 2024, the Company had no recorded income tax expense / (benefit) nor did the company pay any income taxes. The Company recorded a full valuation allowance against its deferred tax assets of approximately $9.7 million and $6.7 million for the year-ended December 31, 2025 and 2024, respectively. The net change in the total valuation allowance was an increase of $3.0 million in 2025 and an increase of $3.9 million in 2024.

The domestic and international components of loss before income taxes are presented for the years ended December 31, 2025, 2024, and 2023:

	For the year ended December 31,
	2025	2024	2023
Domestic	$(15,616,410)	$(21,330,680)	$(19,348,319)
Foreign	(8,383,384)	(14,247,387)	(13,589,746)

Loss before income taxes	$(23,999,794)	$(35,578,067)	$(32,938,065)

We did not pay any federal, state, or local income taxes for the years ended December 31, 2025, 2024, and 2023.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Income tax expense (benefit) is reconciled to the hypothetical amounts computed at the U.S. federal statutory income tax rate for the years ended December 31, 2025, 2024, and 2023:

	December 31, 2025	Rate
Expected tax at statutory rate	(5,039,957)	21.0%
Non-taxable REIT (income) loss	3,310,797	-13.8%
Foreign Tax Affect
Canadian rate differential	(461,086)	1.9%
Change in Valuation Allowance	2,658,480	-11.1%
Other adjustments	(436,883)	1.9%
Other	(31,351)	0.1%

Total provision	—	0.0%

	December 31, 2024	Rate
Expected tax at statutory rate	(7,471,394)	21.0%
Non-taxable REIT (income) loss	4,452,671	-12.5%
Change in valuation allowance	3,857,555	-10.9%
Other	(838,832)	2.4%

Total provision	—	0.0%

	December 31, 2023	Rate
Expected tax at statutory rate	(6,916,994)	21.0%
Non-taxable REIT (income) loss	4,057,517	-12.3%
Change in valuation allowance	2,853,603	-8.7%
Other	5,874	0.0%

Total provision	—	0.0%

The major sources of temporary differences that give rise to the deferred tax effects are shown below:

	December 31, 2025	December 31, 2024
Deferred tax asset:
Canadian interest expense limitation	$4,127,546	$2,212,174
Canadian carryforward capital losses	8,778,327	7,091,216
Canadian real estate	241,259	229,864

Total deferred tax asset	13,147,132	9,533,254

Deferred tax liabilities:
Canadian real estate	(3,452,403)	(2,822,096)

Total deferred tax liabilities	(3,452,403)	(2,822,096)

Valuation allowance	(9,694,729)	(6,711,158)

Net deferred tax liabilities	$—	$—

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Uncertain tax positions may arise where tax laws may allow for alternative interpretations or where the timing of recognition of income is subject to judgment. Under ASC Topic 740, tax positions are evaluated for recognition using a more–likely–than–not threshold, and those tax positions requiring recognition are measured at the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. Interest and penalties relating to uncertain tax positions will be recognized in income tax expense when incurred. As of December 31, 2025 and 2024, the Company had no uncertain tax positions. As of December 31, 2025 and 2024, the Company had no interest or penalties related to uncertain tax positions. Income taxes payable are classified within accounts payable and accrued liabilities in the consolidated balance sheets. The tax year 2022 through 2024 remains open to examination by the major taxing jurisdictions to which we are subject.

The Canadian non-capital losses expire between 2042 and 2044, and the non-deductible interest expense carry-forwards have no expiration. As of December 31, 2025 and 2024, we had Canadian non-capital loss carry forwards of approximately $33.2 million and $26.3 million, respectively. As of December 31, 2025 and 2024, we had a valuation allowance of approximately $9.7 million and $6.7 million, respectively, related to non-capital loss carry-forwards, non-deductible interest expense carry-forwards, and basis differences at certain of our Canadian properties.

Recent Tax Legislation

Effective July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law. Certain provisions of OBBBA modified U.S. tax law and impact us and our shareholders. Among other changes, this legislation (i) permanently extended the 20% deduction for “qualified REIT dividends” for individuals and other non-corporate taxpayers under Section 199A of the Code, (ii) permanently reinstated 100% bonus depreciation for certain property acquired after January 19, 2025, (iii) increased the percentage limit under the REIT asset test applicable to taxable REIT subsidiaries from 20% to 25% for taxable years beginning after December 31, 2025, and (iv) increases the base on which the 30% interest deduction limit under Section 163(j) of the Code applies by excluding depreciation, amortization and depletion from the definition of “adjusted taxable income” for taxable years beginning after December 31, 2024. The provision of OBBBA did not have a material impact to our Consolidated Financial Statements.

Concentration

No single self storage customer represents a significant concentration of our revenues. For the year ended December 31, 2025, approximately 49%, 15%, and 12% of our rental income was concentrated in the Greater Toronto Area of Canada, Arizona and Florida, respectively. Our properties within the aforementioned geographic areas are dispersed therein, operating in multiple different regions and sub-markets.

Segment Reporting

Our business is composed of one reportable segment: self storage operations. For more information, please see Note 8 – Segment Disclosures.

Per Share Data

Basic earnings per share attributable to our common stockholders for all periods presented are computed by dividing net loss attributable to our common stockholders by the weighted average number of common shares outstanding during the period, excluding unvested restricted stock. Diluted earnings per share is computed by

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

including the dilutive effect of the conversion of all potential common stock equivalents (which includes unvested restricted stock awards and Series B Convertible Preferred Stock) utilizing the treasury stock or if-converted method, as applicable. The dilutive effect of unvested restricted stock and Series B Convertible Preferred Stock was not included in the dilutive weighted average shares as such shares were antidilutive.

The following table presents the unconverted Series B Convertible Preferred Stock and unvested restricted stock awards, that were excluded from the computation of diluted earnings per share above as their effect would have been antidilutive for the respective periods, and was calculated using the treasury stock or if-converted method, as applicable:

	For the year ended December 31,
	2025	2024	2023
	Equivalent Shares (if converted)	Equivalent Shares (if converted)	Equivalent Shares (if converted)
Series B Convertible Preferred Stock	13,636,364	13,636,364	13,636,364
Unvested restricted stock awards	11,875	8,832	9,375

	13,648,239	13,645,196	13,645,739

On November 1, 2023, the Company’s board of directors declared to holders of record of Class A shares, Class T shares and Class W shares, respectively, as of November 15, 2023 a one-time stock dividend. All per share amounts presented herein have been retroactively adjusted to reflect the impact of the one-time stock dividend.

Recently Adopted Accounting Guidance

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740).” The guidance in ASU 2023-09 was issued to provide investors with information to better assess how an entity’s operations and related tax risks, tax planning and operational opportunities affect its tax rate and prospects for future cash flows. The amendment became effective for fiscal years beginning after December 15, 2024. Accordingly, we adopted this amendment during the year ended December 31, 2025 with no material impact on our consolidated financial statements. Such disclosures have been presented prospectively, in accordance with ASU 2023-09.

Recently Issued Accounting Guidance

In November 2024, the FASB issued ASU 2024-03, “Disaggregation of Income Statement Expenses (Topic 220).” The guidance in ASU 2024-03 was issued to provide investors with more disaggregated information about an entity’s expenses. In January 2025, the FASB issued ASU 2025-01 for the sole purpose of clarifying the effective date of ASU 2024-03. The amendment becomes effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. We are currently evaluating the impact upon adoption of the new standard on our consolidated financial statements and related disclosures.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Note 3. Real Estate Facilities

The following summarizes the activity in real estate facilities during the years ended December 31, 2025 and 2024:

Real estate facilities
Balance at December 31, 2023	514,006,885
Improvements and additions	7,898,421
Impact of foreign exchange rate changes	(23,613,326)

Balance at December 31, 2024	498,291,980
Improvements and additions	608,881
Impact of foreign exchange rate changes	13,612,646

Balance at December 31, 2025	$512,513,507

Accumulated depreciation
Balance at December 31, 2023	(15,660,337)
Depreciation expense	(12,680,596)
Impact of foreign exchange rate changes	695,763

Balance at December 31, 2024	(27,645,170)
Depreciation expense	(12,748,427)
Impact of foreign exchange rate changes	(653,876)

Balance at December 31, 2025	$(41,047,473)

There were no acquisitions during the year ended December 31, 2025 and 2024.

Note 4. Investments in Unconsolidated Real Estate Ventures

We have entered into various agreements with a subsidiary of SmartCentres, an unaffiliated third party, to acquire tracts of land, develop and operate self storage facilities. Our unconsolidated real estate ventures consist of four operating self storage properties in the lease-up phase and one parcel of land that is being developed into a self storage facility.

We account for these investments using the equity method of accounting and they are stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings (loss) will generally be recognized based on our ownership interest in the earnings (loss) of each of the unconsolidated investments.

For the years ended December 31, 2025 and 2024, we recorded net aggregate loss of approximately $2.1 million and none, respectively, from our equity in loss related to our unconsolidated real estate venture.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

The Company’s investments in unconsolidated real estate ventures are summarized as follows:

					Carrying Value of Investment
	Location	Date Real Estate Venture Acquired Land	Date Real Estate Venture Became Operational	Equity Ownership %	December 31, 2025	December 31, 2024
Toronto(1)	Toronto, Ontario	April 2021	June 2025	50%	$4,160,699	$3,708,283
Toronto II(1)	Toronto, Ontario	December 2021	April 2025	50%	5,254,183	5,413,629
Dorval(1)	Dorval, Quebec	February 2023	June 2025	50%	3,106,052	2,569,669
Hamilton(1)	Hamilton, Ontario	November 2023	October 2024	50%	2,131,495	2,459,972
Montreal	Montreal, Quebec	January 2024	Under development	50%	9,860,516	4,055,582

					$24,512,945	$18,207,135

(1)	As of December 31, 2025, these four JV Properties were encumbered by first mortgages pursuant to the SmartCentres Financing (defined below).

SmartCentres Financing

On August 30, 2024, we and SmartCentres, through the Toronto, Toronto II, Dorval and Hamilton joint venture partnerships (the “JV Properties”), entered into a master mortgage commitment agreement (the “MMCA”) with SmartCentres Storage Finance LP (the “SmartCentres Lender”) (collectively, the “SmartCentres Financing”). The SmartCentres Lender is an affiliate of SmartCentres. The initial maximum amount available under the loan is CAD $95.5 million and contains an accordion feature such that borrowings may be increased to CAD $120.0 million, subject to certain conditions set forth in the MMCA. The proceeds of the SmartCentres Financing will be used to finance the development and construction of self storage facilities on the JV Properties. On September 3, 2024, the JV Properties drew approximately CAD $46.3 million on the SmartCentres Financing and distributed approximately CAD $21.8 million to each partner. As of December 31, 2025, approximately CAD $90.7 million was outstanding on the SmartCentres Financing.

The SmartCentres Financing is secured by first mortgages on each of the JV Properties. Interest on the SmartCentres Financing is a variable annual rate equal to the aggregate of: (i) the Adjusted Daily Compounded Canadian Overnight Repo Rate Average (“CORRA”), plus: (ii) an adjusted Daily Compounded CORRA adjustment of approximately 0.30%, plus (iii) a margin based on the External Credit Rating, plus (iv) a margin under the Senior Credit Facility, each as defined and described further in the MMCA. As of December 31, 2025, the total interest rate was approximately 5.24%.

The SmartCentres Financing matures on May 11, 2026, and may be extended annually as set forth in the MMCA. Monthly interest payments are initially capitalized on the outstanding principal balance. Upon a JV Property generating sufficient Net Cash Flow (as defined in the MMCA), the SmartCentres Financing provides for the commencement of quarterly payments of interest. The borrowings advanced pursuant to the SmartCentres Financing may be prepaid without penalty, subject to certain conditions set forth in the MMCA.

On February 19, 2026, the JV Properties amended the SmartCentres Financing to: (i) extend the maturity date by one year until May 11, 2027; (ii) added the Montreal Property as borrower under the SmartCentres Financing, and (iii) drew approximately CAD $17.5 million for a total outstanding balance of CAD $109.1 million. Subsequent to the draw, the JV Properties distributed approximately CAD $8.7 million to each partner.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

The SmartCentres Financing contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions (including a loan to value ratio of no greater than 70% with respect to each JV Property) and events of default, all as set forth in the MMCA. We serve as a full recourse guarantor with respect to 50% of the SmartCentres Financing.

Note 5. Debt

The Company’s secured debt is summarized as follows:

Debt	December 31, 2025	December 31, 2024	Interest Rate	Maturity Date
Huntington Credit Facility(1)	$86,937,660	$107,574,000	6.30%	11/30/2027
National Bank of Canada - Burlington Loan(2)	—	10,445,935	N/A	N/A
National Bank of Canada - Cambridge Loan(3)	—	9,663,950	N/A	N/A
National Bank of Canada - North York Loan(4)	—	16,754,775	N/A	N/A
Bank of Montreal Loan (5)	—	15,044,513	N/A	N/A
First National Loan(6)	—	6,125,639	N/A	N/A
National Bank of Canada - Ontario Loan(7)	—	86,428,202	N/A	N/A
National Bank of Canada - Four Property Loan(8)	45,960,783	—	4.85%	1/8/2028
Skymar - Vancouver	13,000,000	—	7.55%	4/1/2030
Meridian Loan(9)	7,617,239	—	5.95%	1/31/2028
QuadReal - Seven Property Loan(10)	107,221,800	—	5.59%	4/1/2030
Skymar - Bradenton	9,120,000	—	7.50%	4/1/2030
SmartStop Bridge Loan	25,000,000	23,000,000	7.87%	6/30/2027
Debt issuance costs, net	(1,949,228)	(980,658)

Total Debt	$292,908,254	$274,056,356

(1)

As of December 31, 2025, this variable rate loan encumbers 11 properties (Phoenix I, Las Vegas, Phoenix II, Surprise, Apopka, Portland, Newark, Levittown, Chandler, St. Johns and Oxford). We entered into interest rate swap agreement that fixes SOFR at 2.29% until the maturity of the loan.

(2)

On January 8, 2025, the National Bank of Canada – Burlington Loan was repaid and terminated in accordance with the loan agreement without fees or penalties. The amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2024.

(3)

On January 8, 2025, the National Bank of Canada – Cambridge Loan was repaid and terminated in accordance with the loan agreement without fees or penalties. The amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2024.

(4)

On January 8, 2025, the National Bank of Canada – North York Loan was repaid and terminated in accordance with the loan agreement without fees or penalties. The amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2024.

(5)

On March 7, 2025, the Bank of Montreal Loan was repaid and terminated in accordance with the loan agreement without fees or penalties. The amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2024.

(6)

On January 8, 2025, the First National Loan was repaid and terminated in accordance with the loan agreement without fees or penalties. The amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2024.

(7)

On March 7, 2025, the National Bank of Canada – Ontario Loan was repaid and terminated in accordance with the loan agreement without fees or penalties. The amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2024.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

(8)

This variable rate loan encumbers four properties (Burlington, Cambridge, North York and Edmonton) and the amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2025. We entered into an interest rate swap agreement that fixes CORRA at 3.03% until the maturity of the loan.

(9)	This variable rate loan encumbers our Etobicoke, ONT development property and the amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2025.
(10)

This fixed rate loan encumbers seven properties (Mississauga, Mississauga II, Burlington II, Hamilton, Vancouver, Woodbridge and Toronto) and the amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2025.

The weighted average interest rate on our consolidated debt, excluding the impact of our interest rate hedging activities, as of December 31, 2025 was approximately 6.03%.

Huntington Credit Facility

On November 30, 2021, we, through three special purpose entities (collectively, the “Initial Borrower”) wholly owned by our operating partnership, entered into a credit agreement (the “Credit Agreement”) with Huntington National Bank (“Huntington”), as administrative agent and sole lead arranger.

Under the terms of the Credit Agreement, the Initial Borrower had an initial maximum borrowing capacity of $50 million (the “Huntington Credit Facility”). However, certain financial requirements with respect to both the Initial Borrower and the “Pool” of “Mortgaged Properties” (as each term is defined in the Credit Agreement) must be satisfied prior to making any drawdowns on the Huntington Credit Facility in accordance with the Credit Agreement. At close, we borrowed approximately $22.4 million on the Huntington Credit Facility, secured by a first mortgage deed of trust on the Surprise, Phoenix and Phoenix II Properties. In conjunction with the initial draw on the Huntington Credit Facility, a prior loan with Huntington was repaid and terminated in accordance with the related loan agreement without any fees or penalties. On December 30, 2021, in conjunction with the acquisitions of the Bradenton Property and Apopka Property, we borrowed an additional approximately $14.7 million pursuant to the Huntington Credit Facility and the Bradenton and Apopka Properties were added as security. On April 26, 2022, the Vancouver Property was added as security to the Huntington Credit Facility and we borrowed approximately $12.9 million.

On May 17, 2022, we entered into an amendment and joinder to amend the Huntington Credit Facility (the “Second Amendment”). Under the terms of the Second Amendment, we increased our borrowing capacity by $50 million for a total borrowing capacity of $100 million. In conjunction with the increase of the maximum borrowing capacity we drew approximately $14.5 million on the Huntington Credit Facility to acquire the Chandler Property and the property was added as security. On May 26, 2022, we borrowed approximately $30.6 million on the Huntington Credit Facility, secured by a first mortgage deed of trust on the Levittown, Newark and Portland Properties. In conjunction with the May 26, 2022 draw on the Huntington Credit Facility, a bridge loan with Huntington was repaid and terminated in accordance with the related loan agreement without any fees or penalties.

On April 13, 2023, we entered into an amendment and joinder to the Huntington Credit Facility to: (i) increase the borrowing capacity up to approximately $107.6 million; (ii) extend the maturity date by one-year until November 30, 2025; (iii) add two additional special purpose entities as borrowers under the Huntington Credit Facility (the “Additional Borrowers”); and (iv) modify certain other covenants. In connection with such amendment and joinder, we, through the Additional Borrowers, added the St. Johns and Oxford properties owned by the Additional Borrowers to the Huntington Credit Facility and drew approximately $12.5 million.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

On April 13, 2023, in conjunction with the amendment to the Huntington Credit Facility, we entered into two interest rate swap agreements with a notional amount of $38.0 million and $22.0 million, respectively, whereby Secured Overnight Financing Rate (“SOFR”) was fixed at 4.01% through the maturity of the Huntington Credit Facility. On April 13, 2023, we entered into an interest rate cap agreement with a notional amount of $47.6 million, whereby SOFR was capped at 2.6% through the maturity of the Huntington Credit Facility. On September 28, 2023, we terminated the interest rate cap agreement entered on April 13, 2023 and entered into a new interest rate cap agreement with a notional amount of $47.6 million, whereby SOFR is capped at 1.1% through the maturity of the Huntington Credit Facility. On March 28, 2024, we terminated the SOFR Huntington Credit Facility swap entered on April 13, 2023 and entered into two new interest rate swap agreements with the same notional amount of $38.0 million and $22.0 million, respectively, whereby SOFR is swapped at 2.92% through the maturity of the Huntington Credit Facility. On September 25, 2024, we terminated the SOFR Huntington Credit Facility swaps entered on March 28, 2024 and entered into two new interest rate swap agreements with the same notional amounts of $38.0 million and $22.0 million, respectively, whereby SOFR is swapped at 0.50% through the maturity of the Huntington Credit Facility.

On November 15, 2024, we amended the Huntington Credit Facility to: (i) extend the maturity date by two-years until November 30, 2027, (ii) add one additional special purpose entity as a borrower under the loan (the “Further Additional Borrower”), and (iii) modify certain other covenants (the “Huntington Amendment”). In connection with the Huntington Amendment: (i) we increased our recourse guaranty in favor of Huntington under the Huntington Credit Facility from 25% to 50% and (ii) the property owned by the Further Additional Borrower was added as security to the Huntington Credit Facility. On November 15, 2024, in conjunction with the Huntington Amendment, we terminated certain interest rate swap agreements and an interest rate cap agreement previously entered into in connection with the Huntington Credit Facility and entered into a new interest rate swap agreement with a notional amount of approximately $107.6 million, whereby the SOFR is swapped at 2.89% through November 30, 2027, which fixes the all-in interest rate under the Huntington Credit Facility at 5.50%.

On March 4, 2025, in connection with entering into the Skymar — Vancouver Loan, we paid down the Huntington Credit Facility by approximately $13.0 million and released the Vancouver, WA property in accordance with the release provisions of the loan agreement.

On March 18, 2025, in connection with entering into the Skymar — Bradenton Loan, we paid down the Huntington Credit Facility by approximately $9.1 million and released the Bradenton property in accordance with the release provisions of the loan agreement.

The Huntington Credit Facility is a term loan that has a maturity date of November 30, 2027. Payments due under the Huntington Credit Facility are interest-only during the initial term of the loan and payments of principal and interest, thereafter. In connection with the release of the Vancouver, WA and Bradenton properties, we amended the SOFR interest rate swap agreement entered on November 15, 2024 to change the notional amount to approximately $87.1 million.

On December 23, 2025, we terminated the SOFR Huntington Credit Facility swap entered on November 15, 2024 and entered into a new interest rate swap agreement with a notional amount of approximately $86.9 million, whereby SOFR is swapped at 2.29% through the maturity of the Huntington Credit Facility.

The amounts outstanding under the Huntington Credit Facility bear interest at a variable rate equal to the 1 month Term SOFR plus 2.61%, adjusted monthly, with a floor of 3.25%. As of December 31, 2025, the interest rate excluding the impact of our interest rate hedging activities on the Huntington Credit Facility was 6.30%. The

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

loan may be prepaid in whole or in part, without penalty or premium, at any time, subject to certain conditions as set forth in the Credit Agreement.

The Credit Agreement contains certain customary representations and warranties, affirmative, negative and financial covenants, borrowing conditions, and events of default. We serve as a limited recourse guarantor with respect to the Huntington Credit Facility. In particular, the financial covenants include a minimum debt service coverage ratio and minimum net worth and liquid assets requirements applicable to us and our Operating Partnership as guarantors. As of December 31, 2025, we were in compliance with all such covenants.

Skymar – Las Vegas Loan

On July 8, 2021, we, through a wholly-owned special purposes entity, entered into a $4.8 million financing with Skymar Capital Corporation (“Skymar”) as lender pursuant to a mortgage loan (the “Skymar – Las Vegas Loan”). The Skymar – Las Vegas Loan was secured by a first mortgage deed of trust on the Las Vegas property. The loan had a maturity date of August 1, 2024. Monthly payments due under the loan agreement (the “Skymar – Las Vegas Loan Agreement”) were interest-only for the first two years, with principal and interest payments thereafter.

The amount outstanding under the Skymar – Las Vegas Loan bore interest at an annual fixed rate equal to 4.125%. The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar – Las Vegas Loan Agreement. The loan documents contain: agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we served as a non-recourse guarantor with respect to the Skymar – Las Vegas Loan.

On August 1, 2024, the Skymar – Las Vegas Loan was repaid and terminated in accordance with the loan agreement without fees or penalties.

Loans from SmartStop OP, L.P.

SmartStop Delayed Draw Mezzanine Loan

On December 30, 2021, we, through a wholly-owned subsidiary of our Operating Partnership, entered into a mezzanine loan agreement (the “SmartStop Delayed Draw Mezzanine Loan Agreement”) with SmartStop OP, an affiliate of our sponsor, for up to $45 million (the “SmartStop Delayed Draw Mezzanine Loan”).

On December 20, 2022, we amended the SmartStop Delayed Draw Mezzanine Loan Agreement (the “Mezzanine Loan Amendment”) to increase the maximum principal amount of the loan from $45.0 million to $55.0 million. The Amendment also extended the loan maturity date for an additional year, through December 30, 2023, converted the interest rate index from LIBOR to Daily Simple SOFR, and adjusted the contractual interest rate to remain at Daily Simple SOFR plus 3% during the extension period.

In May 2023, we repaid the $50 million outstanding balance on the SmartStop Delayed Draw Mezzanine Loan with all accrued interest and terminated the loan in accordance with the terms of the loan agreement.

SmartStop Bridge Loan

On June 15, 2023, in connection with the acquisition of the Ontario Portfolio, we, through a wholly-owned subsidiary of our Operating Partnership (the “Bridge Loan Borrower”), entered into a bridge loan agreement (the

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

“SmartStop Bridge Loan Agreement”) with SmartStop OP for $15.0 million (the “SmartStop Bridge Loan”). The SmartStop Bridge Loan required a commitment fee equal to 1.0% of the amount drawn at closing. The obligations of the Bridge Loan Borrower under the SmartStop Bridge Loan Agreement are unsecured. The proceeds of the SmartStop Bridge Loan were used to partially fund the acquisition of the Ontario Portfolio.

Pursuant to the SmartStop Bridge Loan Agreement, the amounts outstanding under the SmartStop Bridge Loan bear a floating rate equal to SOFR plus 3.00%. On December 8, 2023, we exercised the option to extend the maturity date for an additional year, through December 31, 2024. On January 1, 2024, the interest rate increased to SOFR plus 4.00%.

On June 28, 2024, we amended the SmartStop Bridge Loan (the “SmartStop Bridge Loan Amendment”) to (i) increase the maximum borrowing capacity of the loan from $15.0 million to $25.0 million; and (ii) extend the maturity date by one-year until December 31, 2025. On July 29, 2024, we drew $8.0 million pursuant to the SmartStop Bridge Loan. On July 29, 2025, we drew $2.0 million pursuant to the SmartStop Bridge Loan. As of December 31, 2025, we had no available capacity on the SmartStop Bridge Loan. On December 22, 2025, we further amended the SmartStop Bridge Loan (the “Second SmartStop Bridge Loan Amendment”) to (i) extend the maturity date to June 30, 2027 and (ii) reduce the interest rate to SOFR plus 3.50% effective January 1, 2026.

As of December 31, 2025, the interest rate on the SmartStop Bridge Loan was 7.87%. Payments under the SmartStop Bridge Loan are interest-only and payable monthly. The SmartStop Bridge Loan may be prepaid either in whole or in part, at any time, without penalty or premium.

The SmartStop Bridge Loan contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, and events of default. As of December 31, 2025, we were in compliance with all such covenants.

National Bank of Canada – Burlington Loan

On September 20, 2022, in connection with the acquisition of the property in Burlington, Ontario (the “Burlington Property”), we, through a special purpose entity formed to acquire and hold the Burlington Property, entered into a term loan with National Bank of Canada (the “National Bank of Canada – Burlington Loan”) for CAD $16.5 million, which was secured by a deed of trust on the Burlington Property. Under the terms of the loan agreement (the “National Bank of Canada Burlington Loan Agreement”) the interest rate was equal to the one month Canadian Dollar Offered Rate (“CDOR”), plus 2.25%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $16.5 million, whereby the CDOR was fixed at 4.02% through the maturity of the loan. The National Bank of Canada – Burlington Loan had a maturity date of September 20, 2025, and monthly payments were principal and interest, calculated using 25 year amortization. In addition, we served as a full recourse guarantor with respect to the National Bank of Canada – Burlington Loan.

On May 22, 2024, we amended the National Bank of Canada – Burlington Loan to reflect a transition from CDOR to CORRA. On June 27, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the National Bank of Canada – Burlington Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.25%.

On January 8, 2025, in connection with entering into the National Bank of Canada — Four Property Loan, the National Bank of Canada – Burlington Loan was repaid in full and terminated without fees or penalties. On January 8, 2025, we settled the CORRA interest rate swap agreement.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

National Bank of Canada – Cambridge Loan

On December 20, 2022, in connection with the acquisition of the property in Cambridge, Ontario (the “Cambridge Property”), we, through a special purpose entity formed to acquire and hold the Cambridge Property, entered into a term loan with National Bank of Canada (the “National Bank of Canada – Cambridge Loan”) for CAD $15.5 million, which was secured by a deed of trust on the Cambridge Property. Under the terms of the loan agreement (the “National Bank of Canada Cambridge Loan Agreement”) the interest rate was equal to the one month CDOR, plus 2.25%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $15.5 million, whereby the CDOR was fixed at 3.83% through the maturity of the loan. The National Bank of Canada – Cambridge Loan had a maturity date of December 20, 2025, and monthly payments were interest-only for the first four quarters, payable monthly and payments of principal and interest, calculated using 25 year amortization, were due monthly after. In addition, we served as a full recourse guarantor with respect to the National Bank of Canada – Cambridge Loan.

On May 22, 2024, we amended the National Bank of Canada – Cambridge Loan to reflect a transition from CDOR to CORRA. On May 31, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the National Bank of Canada – Cambridge Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.25%.

On January 8, 2025, in connection with entering into the National Bank of Canada – Four Property Loan, the National Bank of Canada – Cambridge Loan was repaid in full and terminated without fees or penalties. On January 8, 2025, we settled the CORRA interest rate swap agreement.

National Bank of Canada – North York Loan

On January 31, 2023, in connection with the acquisition of the property in North York, Ontario (the “North York Property”), we, through a special purpose entity formed to acquire and hold the North York Property, entered into a term loan with National Bank of Canada (the “National Bank of Canada – North York Loan”) for CAD $25.0 million, which was secured by a deed of trust on the North York Property. Under the terms of the loan agreement (the “National Bank of Canada North York Loan Agreement”) the interest rate was equal to the one month CDOR, plus 2.40%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $25.0 million, whereby the CDOR was fixed at 3.79% through the maturity of the loan. The National Bank of Canada – North York Loan also had a maturity date of January 31, 2025. The National Bank of Canada – North York Loan was interest-only for the first year, payable monthly, and payments of principal and interest, calculated using a 25 year amortization, were due monthly after. In addition, we served as a full recourse guarantor with respect to the National Bank of Canada – North York Loan.

On May 22, 2024, we amended the National Bank of Canada – North York Loan to reflect a transition from CDOR to CORRA. On June 3, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the National Bank of Canada – North York Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.40%.

On January 8, 2025, in connection with entering into the National Bank of Canada – Four Property Loan, the National Bank of Canada – North York Loan was repaid in full and terminated without fees or penalties. On January 8, 2025, we settled the CORRA interest rate swap agreement.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Bank of Montreal Loan

On May 4, 2023, in connection with the acquisition of the Vancouver, BC Property, we, through a special purpose entity formed to acquire and hold the Vancouver, BC Property, entered into a term loan with Bank of Montreal (the “Bank of Montreal Loan”) for approximately CAD $21.6 million, which was secured by a deed of trust on the Vancouver, BC Property. Under the terms of the loan agreement (the “Bank of Montreal Loan Agreement”) the interest rate was equal to the one-month CDOR, plus 2.50%. In addition, we entered into an interest rate swap agreement with a notional amount of approximately CAD $21.6 million, whereby the CDOR was fixed at 4.47% through the maturity of the loan. The Bank of Montreal Loan also had an initial term of two years, maturing on May 4, 2025 with a one year extension option. The Bank of Montreal Loan was interest-only over the initial term of the loan.

On May 24, 2024, we amended the Bank of Montreal Loan to reflect a transition from CDOR to CORRA. On July 4, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the Bank of Montreal Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.50%.

On March 7, 2025, in connection with entering into the QuadReal – Seven Property Loan, the Bank of Montreal Loan was repaid in full and terminated without fees or penalties. On March 10, 2025, we settled the CORRA interest rate swap agreement.

First National Loan

On May 19, 2023, we, through a wholly-owned subsidiary of our Operating Partnership, entered into a term loan with First National Financial LP (the “First National Loan”) for approximately CAD $8.8 million. The First National Loan was secured by a deed of trust on the Edmonton Property.

Pursuant to the terms of the loan agreement for the First National Loan (the “First National Loan Agreement”), the amounts outstanding under the First National Loan bore a floating rate equal to the Royal Bank of Canada Prime Rate, plus 1.90%. The First National Loan had an initial term of two years maturing on June 1, 2025. Payments under the First National Loan were interest-only and payable monthly.

The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the First National Loan Agreement. Pursuant to the terms of the limited recourse guaranty, we served as a full recourse guarantor with respect to the First National Loan.

On January 8, 2025, in connection with entering into the National Bank of Canada – Four Property Loan, the First National Loan was repaid in full and terminated without fees or penalties.

National Bank of Canada – Ontario Loan

On June 15, 2023, in connection with the acquisition of the Ontario Portfolio (the “Ontario Portfolio”), we, through certain wholly-owned subsidiaries of our Operating Partnership, entered into a CAD $127.2 million financing with National Bank of Canada (the “National Bank of Canada – Ontario Loan”). The National Bank of Canada – Ontario Loan was secured by first mortgage of each of the six properties that comprise the Ontario Portfolio. The proceeds of the National Bank of Canada – Ontario Loan were used to partially fund the acquisition of the Ontario Portfolio.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Pursuant to the loan agreement (the “National Bank of Canada Ontario Loan Agreement”) the interest rate was equal to the one month CDOR, plus 2.60%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $127.2 million, whereby the CDOR was fixed at 4.73% through the maturity of the loan. The National Bank of Canada – Ontario Loan also had a maturity date of June 15, 2025. The National Bank of Canada – Ontario Loan was interest-only for the first year, payable monthly, and payments of principal and interest, calculated using a 25 year amortization, were due monthly after. In addition, we served as a full recourse guarantor with respect to the National Bank of Canada – Ontario Loan.

On May 31, 2024, we amended the National Bank of Canada – Ontario Loan to reflect a transition from CDOR to CORRA. On June 28, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the National Bank of Canada – Ontario Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.60%.

On March 7, 2025, in connection with entering into the QuadReal – Seven Property Loan, the National Bank of Canada – Ontario Loan was repaid in full and terminated without fees or penalties. On March 7, 2025, we settled the CORRA interest rate swap agreement.

National Bank of Canada – Four Property Loan

On January 8, 2025, we, through certain wholly-owned subsidiaries of our operating partnership, entered into a CAD $64.0 million financing with National Bank of Canada (the “National Bank of Canada – Four Property Loan”). The National Bank of Canada – Four Property Loan is secured by first mortgages on each of our three properties in the Greater Toronto Area of Ontario, Canada and our property in Edmonton, Alberta, Canada. The proceeds of the National Bank of Canada – Four Property Loan were primarily used to repay the National Bank of Canada – Burlington Loan, National Bank of Canada – Cambridge Loan, First National Loan and National Bank of Canada – North York Loan.

Pursuant to the loan agreement for the National Bank of Canada – Four Property Loan (the “Four Property Loan Agreement”), amounts outstanding under the National Bank of Canada – Four Property Loan bear an interest rate equal to CORRA, plus a CORRA adjustment of approximately 0.30%, plus 2.25%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $64.0 million, whereby CORRA is fixed at approximately 3.03% that fixes the all in interest rate at 5.58% through the maturity of the National Bank of Canada – Four Property Loan. As of December 31, 2025, the interest rate excluding the impact of our interest rate hedging activities on the National Bank of Canada – Four Property Loan was 4.85%. The National Bank of Canada – Four Property Loan has an initial term of three years, maturing on January 8, 2028. Payments under the National Bank of Canada – Four Property Loan consist of both principal and interest, calculated using a 25-year amortization, and are payable monthly.

The Four Property Loan Agreement contains a modified debt service coverage ratio and customary affirmative, negative, and financial covenants, an interest reserve requirement, agreements, representations, warranties and borrowing conditions, and events of default, all as set forth in the Four Property Loan Agreement. We serve as a full recourse guarantor with respect to the National Bank of Canada – Four Property Loan. As of December 31, 2025, we were in compliance with all such covenants.

Skymar – Vancouver Loan

On March 4, 2025, we, through an indirect, wholly-owned special purpose entity, entered into a $13.0 million financing with Skymar Capital Corporation (“Skymar”) as lender pursuant to a mortgage loan (the

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“Skymar – Vancouver Loan”). The Skymar – Vancouver Loan is secured by a first mortgage deed of trust on our property in Vancouver, Washington. The proceeds of the Skymar – Vancouver Loan were primarily used to paydown and remove the property from the Huntington Credit Facility in accordance with the Huntington Credit Agreement.

Pursuant to the loan agreement for the Skymar – Vancouver Loan (the “Skymar Vancouver Loan Agreement”), amount outstanding under the Skymar – Vancouver Loan bears interest at an annual fixed rate equal to 7.55%. The Skymar – Vancouver Loan has a maturity date of April 1, 2030. Payments under the Skymar – Vancouver Loan are payable monthly and are interest-only until April 1, 2027 and are principal and interest thereafter. The Skymar – Vancouver Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Vancouver Loan Agreement. The loan documents contain agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Skymar – Vancouver Loan. As of December 31, 2025, we were in compliance with all such covenants.

Meridian Financing

On March 6, 2025, we, through an indirect, wholly-owned special purpose entity, entered into a credit agreement with Meridian Credit Union Limited (the “Meridian Credit Agreement”) with a maximum borrowing capacity of approximately CAD $16.0 million (the “Meridian Loan”). At close, we borrowed approximately CAD $2.1 million. The Meridian Loan is secured by a first mortgage on our development property in Etobicoke, Ontario Canada (the “Etobicoke Property”). The proceeds of the Meridian Loan will be used to fund development of a self storage facility on the Etobicoke Property. As of December 31, 2025, we had approximately CAD $10.4 million outstanding and approximately CAD $5.6 million of available capacity.

Pursuant to the Meridian Credit Agreement, amounts outstanding under the Meridian Loan bear interest at an annual rate equal to the Canada Prime Rate plus 1.50%, subject to a minimum all-in floor rate of 6.70% per annum. The Meridian Loan has an initial term of three years, maturing on March 5, 2028, with two six-month extension options. Payments under the Meridian Loan are interest-only and are capitalized to the outstanding principal balance until the maximum borrowing capacity has been reached.

On August 19, 2025, we modified the Meridian Credit Agreement and reduced the minimum all-in floor rate to 5.20% per annum. As of December 31, 2025, the interest rate on the Meridian Loan was 5.95%.

The Meridian Credit Agreement contains customary affirmative, negative, and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default. We serve as a full recourse guarantor with respect to the Meridian Loan. As of December 31, 2025, we were in compliance with all such covenants.

QuadReal – Seven Property Loan

On March 7, 2025, we, through certain indirect, wholly-owned subsidiaries of our operating partnership, entered into a CAD $164.5 million financing with QuadReal Finance, LP (“QuadReal”) and certain affiliates of QuadReal (the “QuadReal – Seven Property Loan”), whereby QuadReal acts as the servicer and certain affiliates of QuadReal serve as the lenders.

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The QuadReal – Seven Property Loan is secured by a first mortgage on six of our properties in the Greater Toronto Area of Ontario, Canada and one property in Vancouver, British Columbia, Canada. The aggregate amount of the QuadReal – Seven Property Loan is separated out by advances, whereby we may draw up to CAD $147.0 million as an initial advance (the “Initial Advance”) and may later draw up to an additional CAD $17.5 million (the “Earnout Advance”) upon the achievement of certain financial metrics as set forth in the commitment letter and charge setting forth the terms of the QuadReal – Seven Property Loan (collectively, the “QuadReal – Seven Property Loan Agreement”). Upon the closing of the QuadReal – Seven Property Loan, we drew approximately CAD $147.0 million as the Initial Advance. The proceeds of the QuadReal – Seven Property Loan were primarily used to repay the Bank of Montreal Loan and National Bank of Canada – Ontario Loan.

The interest rate on the Initial Advance bears interest at an annual fixed rate equal to 5.59%, and the interest rate on the Earnout Advance is equal to the one-month Adjusted Term CORRA, plus a CORRA adjustment of 2.5% at the time of the Earnout Advance. The QuadReal – Seven Property Loan has an initial term of five years, maturing on April 1, 2030. Payments under the QuadReal – Seven Property Loan are interest only during the term of the QuadReal – Seven Property Loan, payable monthly, with the full amount of the outstanding balance of the QuadReal – Seven Property Loan due on the maturity date.

The QuadReal – Seven Property Loan Agreement also contains customary affirmative, negative, and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default, all as set forth in the QuadReal – Seven Property Loan Agreement. We serve as a non-recourse guarantor with respect to the QuadReal – Seven Property Loan. In addition, we provided the lenders with a debt service guarantee. However, the debt service guarantee may be terminated early based on achieving two consecutive fiscal quarters at a specific debt service ratio of not less than 1.1 to 1.0, as described in the QuadReal – Seven Property Loan Agreement. As of December 31, 2025, we were in compliance with all such covenants.

Skymar – Bradenton Loan

On March 18, 2025, we, through an indirect, wholly-owned special purpose entity, entered into an approximately $9.1 million financing with Skymar as lender pursuant to a mortgage loan (the “Skymar – Bradenton Loan”). The Skymar – Bradenton Loan is secured by a first mortgage deed of trust on our property in Bradenton, Florida. The proceeds of the Skymar – Bradenton Loan were primarily used to paydown and remove the property from the Huntington Credit Facility in accordance with the Huntington Credit Agreement.

Pursuant to the loan agreement for the Skymar Bradenton Loan (the “Skymar Bradenton Loan Agreement”), amounts outstanding under the Skymar – Bradenton Loan bear interest at an annual fixed rate equal to 7.50%. The Skymar – Bradenton Loan has a maturity date of April 1, 2030. Payments under the Skymar – Bradenton Loan are payable monthly and are interest-only until April 1, 2027 and are principal and interest thereafter. The Skymar – Bradenton Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar – Bradenton Loan Agreement. The loan documents contain agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Skymar – Bradenton Loan. As of December 31, 2025, we were in compliance with all such covenants.

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The following table presents the future principal payment requirements on our outstanding secured debt as of December 31, 2025:

2026	2,603,665
2027	111,426,803
2028	51,969,546
2029	326,349
2030	128,531,119

Total payments	294,857,482
Debt issuance costs, net	(1,949,228)

Total	$292,908,254

Note 6. Derivative Instruments

Interest Rate Derivatives

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we use interest rate swaps and caps as part of our interest rate risk management strategy. The effective portion of the change in the fair value of the derivative that qualifies as a cash flow hedge is recorded in accumulated other comprehensive income (loss) (“AOCI”) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. In addition, we classify cash flows from qualifying cash flow hedging relationships in the same category as the cash flows from the hedged items in our consolidated statements of cash flows. We do not use interest rate derivatives for trading or speculative purposes.

Interest rate derivatives not designated as hedges for GAAP are not speculative and are used to manage our exposure to interest rate movements and other identified risks but we have elected not to apply hedge accounting. Changes in the fair value of interest rate derivatives not designated in hedging relationships are recorded in derivative fair value adjustment within our consolidated statements of operations.

Foreign Currency Hedge

Our objectives in using foreign currency derivatives are to add stability to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar and to manage our exposure to exchange rate movements. To accomplish this objective, we have used foreign currency options as part of our exchange rate risk management strategy. A foreign currency option contract is a commitment by the seller of the option to deliver, solely at the option of the buyer, a certain amount of currency at a certain price on a specific date.

For derivatives designated as net investment hedges for GAAP purposes, the changes in the fair value of the derivatives are reported in accumulated other comprehensive income. Amounts are reclassified out of accumulated other comprehensive income (loss) into earnings when the hedged net investment is either sold or substantially liquidated. The change in the value of the designated portion of our settled and unsettled foreign currency hedges is recorded net in foreign currency hedge contract in our consolidated statements of comprehensive loss in the related period.

The change in the value of the portion of our settled and unsettled foreign currency hedge that is not designated for hedge accounting for GAAP is recorded in Foreign currency adjustment within our consolidated

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statements of operations and represented a gain of approximately $3.0 million and loss of approximately $2.2 million for the years ended December 31, 2025 and 2024, respectively.

The following table summarizes the terms of our derivative financial instruments as of December 31, 2025:

	Notional Amount	Strike	Effective Date	Maturity Date
Interest Rate Derivatives:
CORRA Swap – Four Property Loan(1)	$63,011,768	3.03%	January 9, 2025	January 10, 2028
SOFR Swap – Huntington Credit Facility(2)	$86,937,660	2.29%	December 1, 2025	November 30, 2027

(1)	Notional amount is denominated in CAD and has been designated as a cash flow hedge.
(2)	Notional amount is denominated in USD and has been designated as a cash flow hedge.

The following table summarizes the terms of our derivative financial instruments as of December 31, 2024:

	Notional Amount	Strike	Effective Date	Maturity Date
Interest Rate Derivatives:
CORRA Swap – Burlington Loan (1)	$15,015,000	4.02%	September 27, 2022	September 20, 2025	(5)
CORRA Swap – Cambridge Loan (1)	$13,891,404	3.53%	April 30, 2024	December 22, 2025	(5)
CORRA Swap – North York Loan (1)	$24,083,333	3.79%	January 31, 2023	February 2, 2026	(5)
SOFR Swap – Huntington Credit Facility(2)	$107,574,000	2.89%	November 15, 2024	November 30, 2027
CDOR Swap – Bank of Montreal Loan (1)	$21,625,000	4.47%	May 4, 2023	May 4, 2026	(5)
CORRA Swap – Ontario Loan (3)	$124,232,000	4.73%	June 15, 2023	June 15, 2026	(5)
Foreign Currency Hedge:
CAD Put (4)	$200,000,000	1.4005	December 20, 2024	December 19, 2025

(1)	Notional amounts are denominated in CAD and were designated as a cash flow hedge.
(2)	Notional amount is denominated in USD and approximately $87.1 million was designated as a cash flow hedge.
(3)	Notional amount is denominated in CAD and we elected not to apply hedge accounting.
(4)	Notional amount is denominated in CAD and was partially designated for hedge accounting.
(5)	These interest rate derivatives were terminated during the first quarter of 2025.

The following table presents a gross presentation of the fair value of our derivatives financial instruments as well as their classification on our consolidated balance sheets as of December 31, 2025 and 2024:

	Asset/Liability Derivatives Fair Value
	December 31, 2025	December 31, 2024
Interest Rate Hedges:
Other assets	$1,563,065	$3,219,413
Accounts payable and accrued liabilities	$496,702	$2,448,275
Foreign Currency Hedges:
Other assets	$—	$4,409,134

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The following table presents the effects of our derivative financial instruments on our consolidated statements of operations for the periods presented:

	Gain (loss) recognized in OCI for the year ended December 31,		Location of amounts reclassified from OCI into income	Gain (loss) reclassified from OCI for the year ended December 31,		Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
Type	2025	2024		2025	2024		2025	2024
Interest Rate Swaps	$(1,298,093)	$285,991	Interest Expense	$(96,042)	$1,230,229	Interest Expense	$(304,727)	$2,526
Interest Rate Caps	—	—	Interest Expense	206,604	349,914	Interest Expense	110,805	—
Foreign Currency Put	(1,362,363)	1,106,438	N/A	—	—	N/A	—	—

	$(2,660,456)	$1,392,429		$110,562	$1,580,143		$(193,922)	$2,526

Based upon the forward rates in effect as of December 31, 2025, we estimate that approximately $0.9 million related to our qualifying cash flow hedges will be reclassified to reduce interest expense during the next 12 months.

Note 7. Preferred Equity

Issuance of Preferred Units of Our Operating Partnership

On January 30, 2023, we, the Operating Partnership, and an affiliate of our Sponsor (the “Preferred Investor”) entered into a Series A Cumulative Redeemable Preferred Unit Purchase Agreement (the “Series A Preferred Unit Purchase Agreement”) pursuant to which the Operating Partnership issued and sold to the Preferred Investor, and the Preferred Investor purchased 600,000 Series A Cumulative Redeemable Preferred Units of Limited Partnership Interest (the “Series A Preferred Units”) at a liquidation preference of $25.00 per unit (the “Series A Liquidation Amount”) in consideration for the Preferred Investor making a capital contribution to the Operating Partnership in an amount of $15 million (the “Series A Preferred Investment”). The proceeds of the Preferred Investment were used to partially fund the acquisition of the North York Property. In connection with the Preferred Investment, we paid the Preferred Investor an investment fee equal to $150,000.

Amendment to our Operating Partnership Agreement

On January 30, 2023, in connection with the Preferred Investment, we and the Operating Partnership entered into Amendment No. 1 to the Second Amended and Restated Limited Partnership Agreement of the Operating Partnership (the “Amendment”) with the Preferred Investor, to establish a series of preferred units of limited partnership interest of the Operating Partnership were be designated the “Series A Cumulative Redeemable Preferred Units.” The Amendment sets forth the key terms of the Preferred Units which are summarized below.

Distribution Rate

The Series A Cumulative Redeemable Preferred Units received current distributions (the “Current Distributions”) at a rate of 7.0% per annum on the Liquidation Amount until the second anniversary of the date of issuance, 8.0% per annum commencing thereafter until the third anniversary of the date of issuance, 9.0% per

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annum commencing thereafter until the fourth anniversary of the date of issuance, and 10% per annum thereafter, payable monthly and calculated on an actual/360 basis.

On May 2, 2023, the Preferred Investor waived the two year lock out clause on redemptions and the Operating Partnership redeemed all $15 million in Series A Cumulative Redeemable Preferred Units and unpaid preferred distributions.

Issuance of Series B Preferred Stock of Our Company

On May 1, 2023, we issued $150 million Preferred Shares of our Series B Convertible Preferred Stock pursuant to the “Series B Purchase Agreement”) with Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR). We paid the Investor an investment fee equal to 0.50% of the aggregate Purchase Price (as defined below) at the closing.

The Series B Purchase Agreement provides that the purchase price for the Preferred Shares shall be equal to $1,000 per share (the “Purchase Price”). The terms of the Series B Convertible Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, are set forth in the articles supplementary for the Series B Convertible Preferred Stock (the “Series B Articles Supplementary”), which are described in more detail below.

In connection with the issuance of the Series B Convertible Preferred Stock, and in certain other limited circumstances, we permitted the Investor, or any entity that beneficially owns or constructively owns shares of our stock as a result of the Investor’s ownership of Series B Convertible Preferred Stock, to beneficially own and constructively own the Series B Convertible Preferred Stock issued to the Investor pursuant to the Series B Purchase Agreement and any Class A Common Stock issued upon conversion of the Series B Convertible Preferred Stock.

We primarily used the net proceeds from the issuance of the Preferred Shares to repay the SmartStop Delayed Draw Mezzanine Loan, to redeem the Series A Preferred Units of our Operating Partnership, and to finance the acquisitions of the Vancouver Property and Ontario Portfolio.

Articles Supplementary

On May 1, 2023, in connection with the issuance of the Series B Convertible Preferred Stock, we filed the Series B Articles Supplementary with the State Department of Assessments and Taxation of Maryland, to classify and designate 150,000 authorized but unissued shares of preferred stock as the “Series B Convertible Preferred Stock.” The Series B Articles Supplementary sets forth the key terms of the Series B Convertible Preferred Stock which are summarized below.

As set forth in the Series B Articles Supplementary, the Series B Convertible Preferred Stock ranks senior to all other classes of our capital stock, including the Class A common stock (“Class A Common Stock”), Class P common stock, Class T common stock, Class W common stock, Class Y common stock and Class Z common stock (collectively, the “Common Stock”), with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up. Dividends payable on each share of Series B Convertible Preferred Stock will initially be equal to a rate of 8.35% per annum. If the Series B Convertible Preferred Stock has not been redeemed on or prior to the fifth anniversary of the issuance of the Preferred Shares pursuant to the Series B Purchase Agreement, the dividend rate will increase

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an additional 0.75% per annum each year thereafter to a maximum of 11.0% per annum until the tenth anniversary of the issuance of the Preferred Shares pursuant to the Series B Purchase Agreement, at which time the dividend rate shall increase 0.75% per annum each year thereafter until the Series B Convertible Preferred Stock is redeemed or repurchased in full.

Upon any voluntary or involuntary liquidation, dissolution or winding up, the holders of Series B Convertible Preferred Stock will be entitled to receive a payment equal to the greater of (i) the aggregate Purchase Price of all outstanding Preferred Shares (the “Series B Preferred Stock Liquidation Amount”), plus an amount equal to any accrued and unpaid dividends and other distributions (whether or not accumulated or authorized and declared) to the date of payment and (ii) the amount that that would have been payable had the Preferred Shares been converted into Common Stock pursuant to the terms of the Series B Articles Supplementary immediately prior to such liquidation.

Subject to certain additional redemption rights, as described herein, we have the right to redeem the Series B Convertible Preferred Stock for cash at any time following the third anniversary of the issuance of the Preferred Shares pursuant to the Series B Purchase Agreement. The amount of such redemption will be equal to the aggregate Purchase Price of all outstanding Preferred Shares, plus applicable redemption premium as set forth in the Series B Articles Supplementary (together, the “Redemption Price”) and an amount equal to any accrued and unpaid dividends and distributions on the Series B Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the redemption date. Upon the listing of Common Stock on a national securities exchange (the “Listing”), we have the right to redeem any or all outstanding Series B Convertible Preferred Stock at an amount equal to the greater of (i) the amount that the holders of such Preferred Shares would have received had such Preferred Shares been converted into Common Stock pursuant to the terms of the Series B Articles Supplementary immediately prior to the initial Listing, and then all of such Preferred Shares had been sold in the initial Listing, up to the Conversion Value Limitation (as described herein), or (ii) the Redemption Price, in each case, plus an amount equal to any accrued and unpaid dividends and distributions on the Series B Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the date of initial Listing. The Conversion Value Limitation is an amount per share determined using an as-converted value limitation equal to a premium of $40 million if any or all 150,000 shares of Series B Convertible Preferred Stock are issued and outstanding. Upon a change of control event, we have the right to redeem any or all outstanding Series B Convertible Preferred Stock at an amount equal to the greater of (i) the amount that the holders of such Preferred Shares would have received had the Preferred Shares been converted into Common Stock pursuant to the terms of the Series B Articles Supplementary immediately prior to such change of control, up to the Conversion Value Limitation or (ii) the Redemption Price, in each case, plus an amount equal to any accrued and unpaid dividends and distributions up to the redemption date. In addition, subject to certain cure provisions, if we fail to maintain our status as a real estate investment trust, the holders of Series B Convertible Preferred Stock have the right to require us to repurchase the Series B Convertible Preferred Stock at an amount equal to the Redemption Price plus an amount equal to any accrued and unpaid dividends and distributions on the Series B Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the redemption date.

At any time after the earlier to occur of (i) the third anniversary of the issuance of the Preferred Shares is issued pursuant to the Series B Purchase Agreement or (ii) 180 days after an initial Listing, the holders of Series B Convertible Preferred Stock have the right to convert any or all of the Series B Convertible Preferred Stock held by such holders into Class A Common Stock at a rate per share equal to the quotient obtained by dividing the Series B Convertible Preferred Stock Liquidation Amount, plus an amount equal to any accrued and unpaid dividends or other distributions (whether or not accumulated or authorized and declared), by the conversion price. The conversion price is initially $11.00, and may be adjusted in connection with stock splits, stock dividends and other similar transactions. In no event will the value of the Class A Common Stock issued by us

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upon conversion of the Series B Convertible Preferred Stock into Class A Common Stock exceed the Conversion Value Limitation.

The holders of Series B Convertible Preferred Stock are not entitled to vote on any matter submitted to a vote of our stockholders, except that in the event that the dividend for the Series B Convertible Preferred Stock has not been paid for at least four quarterly dividend periods (whether or not consecutive), the holders of Series B Convertible Preferred Stock have the right to vote together with the holders of Common Stock as a single class on any matter submitted to a vote of our stockholders. The number of votes applicable to a share of Series B Convertible Preferred Stock will be equal to the number of shares of Class A Common Stock into which a share of Series B Convertible Preferred Stock could have been converted as of the record date set for purposes of such stockholder vote. This foregoing limited voting right shall cease when all past dividend periods have been paid in full. In addition, the affirmative vote of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock is required in certain customary circumstances, as well as other circumstances, such as (i) our real estate portfolio exceeding a leverage ratio of 60% loan-to-value, (ii) entering into certain transactions with our Chief Executive Officer as of the date of the Purchase Agreement, or any entities in which such person has a controlling interest (excluding certain self-storage real estate programs sponsored by our sponsor or us), (iii) effecting a merger (or similar) transaction with an entity whose assets are not at least 80% self storage related, (iv) entering into any line of business other than self storage and ancillary businesses, unless such ancillary business represents revenues of less than 10% of the our revenues for our last fiscal year and (v) permitting any individual other than H. Michael Schwartz to (A) serve as our Chairman or any similar role or (B) otherwise perform any of the duties typically performed by Mr. Schwartz in his capacity as Chairman as of the date of the Series B Purchase Agreement.

Investor’s Right Agreement

On May 1, 2023, concurrent with our entry into the Series B Preferred Stock Purchase Agreement, we and the Investor entered into an investors’ rights agreement (the “Investors’ Rights Agreement”). Pursuant to the Investors’ Rights Agreement, the Investor has the right to request us to register for resale under the Securities Act of 1933, as amended, shares of the Class A Common Stock issued to the Investor upon conversion of the Preferred Shares acquired pursuant to the Series B Preferred Stock Purchase Agreement, subject to certain limitations. After the first anniversary of the issuance of the Preferred Shares, the Investor may request up to four demand registrations for an amount of shares equal to at least $15 million each. The Company is required to use our reasonable best efforts to (i) file a registration statement on Form S-3 within 30 days of such request (or a registration statement on Form S-11 or such other appropriate form within 60 days of such request) and (ii) cause such registration statement to become effective as promptly as practicable thereafter. The Investors’ Rights Agreement also grants the Investor certain “piggyback” registration rights.

Amendment to our Operating Partnership Agreement for Series B Convertible Preferred Units

On May 1, 2023, concurrent with our entry into the Series B Purchase Agreement, we and the Operating Partnership entered into Amendment No. 2 to the Operating Partnership Agreement, to create Series B Convertible Preferred Units having economic terms and designations, powers, preferences, rights and restrictions that are substantially similar to the Series B Preferred Stock and are summarized below:

Distribution Rate: Outstanding Series B Convertible Preferred Units will receive current distributions at a rate of 8.35% per annum on the liquidation amount of such Series B Convertible Preferred Units, payable monthly and calculated on an actual/360 basis. If any Series B Convertible Preferred Units have not been redeemed on or prior to the fifth anniversary of the issuance of such Series B Convertible Preferred Units, the

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distribution rate will increase an additional 0.75% per annum each year thereafter to a maximum of 11.0% per annum until the tenth anniversary of the issuance of such Series B Convertible Preferred Units, at which time the distribution rate shall increase 0.75% per annum each year thereafter until the Series B Convertible Preferred Units are redeemed or repurchased in full.

Liquidation Rights: Upon any voluntary or involuntary liquidation, dissolution or winding up of the Operating Partnership, the holders of Series B Convertible Preferred Units will be entitled to receive a payment equal to the greater of (i) the liquidation amount of such Series B Convertible Preferred Units, plus an amount equal to any accrued and unpaid distributions (whether or not accumulated or authorized and declared) to the date of payment and (ii) the amount that that would have been payable had such Series B Convertible Preferred Units been converted into common units of our Operating Partnership immediately prior to such liquidation.

Redemptions; Repurchases: In connection with any redemption of shares of Series B Convertible Preferred Stock, our Operating Partnership shall redeem, on the date of such redemption, an equal number Series B Convertible Preferred Units in exchange for an amount of cash equal to the amount of cash, if any, paid to redeem the shares of Series B Convertible Preferred Stock.

Conversion Rights: In the event that any share of Series B Convertible Preferred Stock is converted into shares of any class of our common stock, our Operating Partnership shall convert, on the date of such conversion, an equal number of Series B Convertible Preferred Units into common units of our Operating Partnership at the same conversion rate at which such shares of Series B Convertible Preferred Stock are convertible into such class of common stock.

As of December 31, 2025 and 2024, there were 150,000 Preferred Shares outstanding with an aggregate liquidation preference of approximately $153.1 million, which consists of $150 million from the initial closing and approximately $3.1 million of accumulated and unpaid distributions.

Issuance of Series D Cumulative Redeemable Preferred Partnership Units

On September 4, 2025, the Preferred Investor, an affiliate of SmartStop, agreed to purchase up to 1,400,000 Series D Preferred Units in consideration for up to $35 million at a price of $25 per unit pursuant to the Series D Preferred Unit Purchase Agreement. As of December 31, 2025, our Operating Partnership has issued all 1.4 million Series D Preferred Units to the Preferred Investor in exchange for $35.0 million pursuant to the Series D Preferred Unit Purchase Agreement. In connection with the Series D Preferred Units, we paid the Preferred Investor an investment fee equal to $350,000.

The terms of the Series D Preferred Units include certain rights, preferences, powers, privileges and restrictions, qualifications and limitations as are set forth in Amendment No. 5 to the Second Amended and Restated Limited Partnership Agreement of our Operating Partnership (“Amendment No. 5 to the LPA”), including the following characteristics:

•

Rank: (a) senior to all common units, and to all equity securities issued by our Operating Partnership the terms of which provide that such equity securities shall rank junior to such Series D Preferred Units; (b) on a parity with all equity securities issued by our Operating Partnership other than those referred to in clauses (a) and (c); and (c) junior to all equity securities issued by our Operating Partnership the terms of which provide that such equity securities shall rank senior to the Series D Preferred Units, including the Series B Convertible Preferred Units. The term “equity securities” shall not include convertible debt securities.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

•

Distribution Rate: Series D Preferred Units receive current distributions at a rate of 6.0% per annum on the liquidation amount until the second anniversary of the date of issuance, 7.0% per annum commencing thereafter until the third anniversary of the date of issuance, 8.0% per annum commencing thereafter until the fourth anniversary of the date of issuance, and 9.0% per annum thereafter, payable monthly and calculated on an actual/360 basis.

•

Liquidation Rights: Upon any voluntary or involuntary liquidation, dissolution or winding up of our Operating Partnership, the holders of Series D Preferred Units are entitled to receive a payment equal to $25.00 (the “Liquidation Amount”), plus an amount equal to any accrued and unpaid distributions (whether or not accumulated or authorized and declared) to the date of payment, subject to appropriate adjustment as set forth in Amendment No. 5 to the LPA.

•

Redemption Rights: Our Operating Partnership has the right to redeem the Series D Preferred Units in whole or in part at any time or from time to time following the second anniversary of the initial issuance of the Series D Preferred Units at a redemption price equal to the Liquidation Amount, plus an amount equal to accrued but unpaid cash distributions thereon to the date of redemption. In addition, following an Optional Repurchase Event (as defined in Amendment No. 5 to the LPA) and for a period of 90 days thereafter, holders of Series D Preferred Units may request a repurchase of Series D Preferred Units at a repurchase price equal to the Liquidation Amount, plus an amount equal to accrued but unpaid cash distributions thereon, to the date of repurchase.

As of December 31, 2025, there were 1.4 million Series D Preferred Units outstanding with an aggregate liquidation preference of approximately $35.2 million, which consists of $35 million from the initial closing and approximately $0.2 million of accumulated and unpaid distributions.

Series E Preferred Offering

On September 30, 2025, we commenced the Series E Preferred Offering of up to $75.0 million (expandable up to $100.0 million in the sole discretion of our board) in shares of our Series E Preferred Stock, $0.001 par value per share, at an offering price of $10.00 per share, pursuant to the Confidential Private Placement Memorandum dated September 30, 2025 (the “Memorandum”). The Series E Preferred Offering will terminate on September 30, 2026, unless extended by our board, in its sole discretion.

The terms of the Series E Preferred Stock are set forth in the articles supplementary for the Series E Preferred Stock (the “Series E Articles Supplementary”) and are described in more detail below:

•

Rank: (a) senior to all classes of the Company’s common stock; (b) on parity with all other preferred equity securities issued by us from time to time, the terms of which provide that such securities rank on parity with the Series E Preferred Stock; and (c) junior to the preferred equity securities issued by us from time to time, the terms of which expressly provide that it will rank senior to the Series E Preferred Stock (the “Senior Stock”), including the Series B Convertible Preferred Stock, and subject to payment of or provision for our corporate debts and other liabilities.

•

Dividends: Dividends payable on each share of Series E Preferred Stock will initially be equal to a rate of 8.0% per annum. Dividends payable on the Series E Preferred Stock will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months and will accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends, and (iii) such dividends are authorized by our board or declared.

•

Liquidation: Upon any voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series E Preferred Stock then outstanding will be entitled to be paid out of our assets legally

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

available for distribution to its stockholders, after payment or provision for our corporate debts, liquidating distributions to the holders of all of our Senior Stock and other liabilities, a liquidation preference equal to $10.00 per share, subject to appropriate adjustment as set forth in the Series E Articles Supplementary (the “Liquidation Preference”), plus an amount equal to accrued but unpaid cash dividends thereon, if any, to but not including the date of payment, pari passu with the holders of shares of any other class or series of our capital stock ranking on parity with the Series E Preferred Stock as to the Liquidation Preference and/or accrued but unpaid dividends they are entitled to receive.

•

Optional Redemption by Holder: Following the first anniversary of the original issue date of the shares of Series E Preferred Stock to be redeemed, holders will have the right to require us to redeem shares of Series E Preferred Stock at a redemption price equal to the Liquidation Preference less a redemption fee, plus an amount equal to any accrued but unpaid cash dividends thereon. The amount of the redemption fee will depend on how long the holder has held the shares to be redeemed and range from 10.0% to 0.0% of the Liquidation Preference. Aggregate optional redemptions by holders of the Series E Preferred Stock will be subject to a redemption limit such that no more than 5% of the weighted average number of outstanding Series E Preferred Stock during the prior calendar year will be redeemed per fiscal year.

•

We will redeem shares of Series E Preferred Stock held by a natural person upon his or her death or qualifying disability, including shares held through a revocable grantor trust, or an individual retirement account or other retirement or profit-sharing plan, upon notice from (i) in the case of the death of a holder, the holder’s estate, the recipient of such shares through bequest or inheritance, or, with respect to shares held through a revocable grantor trust, the trustee of such trust, or (ii) in the case of the disability of a holder, the holder or the holder’s legal representative. Such notice must be received within one year after the death or qualifying disability of the holder, but no sooner than the day following the first anniversary of the original issue date of the Series E Preferred Stock to be redeemed. If the holder is not a natural person, such as a trust (other than a revocable grantor trust) or other legal entity, the right of redemption upon the death or qualifying disability of a beneficiary of such trust or the holder of an ownership interest in such other entity will be subject to the approval of the board of directors, in its sole discretion. We will redeem such shares at a redemption price equal to 100% of the Liquidation Preference, in each case, plus an amount equal to any accrued but unpaid cash dividends thereon. Our ability to redeem shares of Series E Preferred Stock in cash may be limited to the extent that it does not have sufficient funds available to fund such cash redemption.

•

Optional Redemption by the Company: Upon the earlier of (i) our common stock being listed or admitted to trading on the New York Stock Exchange or another national securities exchange or automated quotation system, or (ii) the third anniversary of the commencement date of the Series E Preferred Offering, we will have the right to redeem all or some portion of the outstanding shares of Series E Preferred Stock at a redemption price equal to 100% of the Liquidation Preference, plus an amount equal to any accrued but unpaid cash dividends thereon. Additionally, upon the occurrence of a change of control, we will have the right to redeem all or some portion of the outstanding shares of Series E Preferred Stock, on a date that we specify prior to the closing of such change of control, in cash at a redemption price equal to 100% of the Liquidation Preference, plus an amount equal to any accrued but unpaid cash dividends thereon.

•	Voting Rights: The holders of Series E Preferred Stock are not entitled to vote on any matter submitted to a vote of our stockholders.

As of December 31, 2025, there were no Series E Preferred Stock outstanding.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Amendment to our Operating Partnership Agreement for Series E Preferred Units

On September 30, 2025, concurrent with our commencement of the Series E Preferred Offering, we and the Operating Partnership entered into Amendment No. 6 to the Operating Partnership Agreement, to create Series E Preferred Units having economic terms and designations, powers, preferences, rights and restrictions that are substantially similar to the Series B Preferred Stock and are summarized below:

Ranking: The Series E Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution, or winding up of our Operating Partnership, rank: (a) senior to the Common Units, and to all equity securities issued by our Operating Partnership the terms of which provide that such equity securities shall rank junior to such Series E Preferred Units; (b) on a parity with all equity securities issued by the operating partnership other than those referred to in clauses (a) and (c); and (c) junior to all equity securities issued by the operating partnership the terms of which provide that such equity securities shall rank senior to the Series E Preferred Units, including the Series B Convertible Preferred Units and the Series D Preferred Units. The term “equity securities” shall not include convertible debt securities.

Distribution Rights: Subject to the preferential rights of the holders of Senior Units, the holders of Series E Preferred Units are entitled to receive, when, as and if authorized by us or our Operating Partnership and declared by us out of legally available funds, cumulative cash distributions on each unit of Series E Preferred Units at an annual rate of 8.0% per annum (each, a “Series E Cash Distribution”). We expect Series E Cash Distributions will be authorized and declared on a monthly basis, payable monthly on the 12th day of each month (or if such payment date is not a business day, on the immediately succeeding business day, with the same force and effect as if made on such date) to holders of record on the 25th day of the prior month (or if such record date is not a business day, on the immediately preceding business day, with the same force and effect as if made on such date), unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so or we are contractually unable to or our governing documents prevent us from doing so. All distributions payable on the Series E Preferred Units will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months.

Liquidation Rights: Upon any voluntary or involuntary liquidation, dissolution or winding up of our Operating Partnership, before any distribution or payment to holders of common units or any Junior Units and after any distribution to Senior Units, the holders of Series E Preferred Units will be entitled to receive a payment equal to $10.00, subject to appropriate adjustment in relation to any recapitalizations, unit distribution, unit splits, unit combinations, reclassifications or other similar events which affect the Series E Preferred Units, plus an amount equal to accrued but unpaid cash distributions thereon, if any, to but not including the date of payment, pari passu with the holders of units of any other class or series of Parity Units.

Redemptions; Repurchases: In connection with any redemption of shares of Series E Preferred Stock, our Operating Partnership shall redeem, on the date of such redemption, an equal number Series E Preferred Units in exchange for an amount of cash equal to the amount of cash, if any, paid to redeem the shares of Series E Preferred Stock.

Note 8. Segment Disclosures

Our business is composed of one reportable segment: self storage operations. Within our self storage operations segment, as of December 31, 2025 and 2024, approximately $293.4 million and $278.2 million, respectively, of our assets relate to our operations in Canada. For the years ended December 31, 2025, 2024 and 2023 approximately $17.0 million, approximately $15.4 million and $8.8 million, respectively, of our revenues in the self storage segment related to our operations in Canada.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

The Chief Operating Decision Maker (“CODM”) is our Chief Executive Officer. Our CODM and other management regularly evaluate performance based upon consolidated net income (loss). Our CODM uses consolidated net income (loss) when making decisions about allocating capital and personnel. On a quarterly basis, our CODM considers budget-to-actual and period-to-period variances when evaluating company and segment performance in addition to other interim reviews. The CODM does not regularly review total assets for our single reportable segment as total assets are not used to assess performance or allocate resources.

The following tables summarize information for the reportable segments for the years ended December 31, 2025, 2024 and 2023:

	Year Ended December 31,
	2025	2024	2023
Revenues:
Self storage rental revenue	$30,524,132	$28,054,695	$20,990,999
Ancillary operating revenue	194,469	183,838	169,065

Total revenues	30,718,601	28,238,533	21,160,064

Operating expenses:
Property operating expenses
Property taxes	3,532,786	3,458,318	2,843,844
Payroll	2,438,782	2,374,917	1,982,882
Advertising	959,936	1,037,162	1,014,680
Repairs & maintenance	1,113,320	924,355	702,136
Utilities	1,209,426	1,063,451	911,251
Property insurance	568,846	598,131	394,272
Administrative and professional	1,682,571	1,560,260	1,341,823

Total property operating expenses	11,505,667	11,016,594	9,190,888

Other operating expenses:
Property operating expenses – affiliates	5,236,834	5,130,574	4,625,560
General and administrative	6,192,386	5,832,673	5,290,049
Depreciation	12,853,148	12,762,435	10,542,315
Intangible amortization expense	—	3,038,119	4,437,083
Acquisition expenses	739,585	777,255	1,601,971

Total other operating expenses	25,021,953	27,541,056	26,496,978

Operating loss:	(5,809,019)	(10,319,117)	(14,527,802)
Other income (expense):
Interest expense	(16,787,056)	(18,049,353)	(16,104,501)
Interest expense – debt issuance costs	(1,050,329)	(1,278,578)	(1,499,924)
Derivative fair value adjustment	(531,449)	184,425	(1,881,402)
Other income (expense)	117,258	397,743	546,615
Equity in loss of unconsolidated real estate ventures	(2,114,897)	—	—
Foreign currency adjustment	2,175,698	(6,513,187)	528,949

Net loss	$(23,999,794)	$(35,578,067)	$(32,938,065)

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Note 9. Related Party Transactions

Fees to Affiliates

Our Advisory Agreement and our Private Offering Managing Dealer Agreement entitle our Advisor and Orchard to specified fees upon the provision of certain services with regard to the Private Offering and investment of funds in real estate properties, among other services, as well as reimbursement for organization and offering costs incurred by our Advisor on our behalf and reimbursement of certain costs and expenses incurred by our Advisor in providing services to us.

In addition, our Advisory Agreement with our Advisor entitles our Advisor and our Dealer Manager Agreement with our Former Dealer Manager entitled our Former Dealer Manager to specified fees upon the provision of certain services with regard to the Public Offering and investment of funds in real estate properties, among other services, as well as reimbursement for organization and offering costs incurred by our Advisor on our behalf and reimbursement of certain costs and expenses incurred by our Advisor in providing services to us.

Organization and Offering Costs

Organization and offering costs of the Private Offering paid by our Advisor on our behalf will be reimbursed to our Advisor. In addition, organization and offering costs of the Public Offering have been paid and will continue to be paid by our Advisor on our behalf and will be reimbursed to our Advisor; provided, however, that our Advisor funded, and was not reimbursed for, 1.0% of the gross offering proceeds from the sale of Class W shares towards payment of organization and offering expenses. Organization and offering costs consist of all expenses (other than sales commissions, the dealer manager fee, stockholder servicing fees and dealer manager servicing fees) to be paid by us in connection with the Private Offering and Public Offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and other accountable organization and offering expenses, including, but not limited to, (i) amounts to reimburse our Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our Advisor and its affiliates in connection with registering and marketing our shares; (ii) technology costs associated with the Private Offering and Public Offering; (iii) our costs of conducting our training and education meetings; (iv) our costs of attending retail seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses. Our Advisor will be required to reimburse us within 60 days after the end of the month which the Public Offering terminates to the extent we paid or reimbursed organization and offering costs (including sales commissions, dealer manager fees, stockholder servicing fees, and dealer manager servicing fees) in excess of 15% of the gross offering proceeds from the Primary Offering. As of December 31, 2025, organization and offering costs from the Primary Offering were less than 15% of gross proceeds from the Primary Offering.

Advisory Agreements

We do not have any employees. Our Advisor is primarily responsible for managing our business affairs and carrying out the directives of our board of directors. Our Advisor receives various fees and expenses under the terms of our Advisory Agreement. As discussed above, we will be required under our Advisory Agreement to reimburse our Advisor for organization and offering costs; provided, however, our Advisor funded, and was not reimbursed for, 1% of the gross offering proceeds from the sale of Class W shares towards payment of organization and offering expenses. As noted above, the Advisory Agreement also requires our Advisor to reimburse us to the extent that offering expenses, including sales commissions, dealer manager fees, stockholder servicing fees and dealer manager servicing fees, are in excess of 15% of gross proceeds from the Primary Offering.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Our Advisor receives acquisition fees equal to 1.0% of the contract purchase price of each property we acquire plus reimbursement of any acquisition expenses our Advisor incurs. Our Advisor also receives a monthly asset management fee equal to 0.0625%, which is one-twelfth of 0.75%, of our aggregate asset value, as defined. Under our Advisory Agreement, our Advisor will receive a disposition fee equal to the lesser of 1% of the contract sales price of each property sold or 50% of the competitive commission rate.

SSA may also be entitled to various subordinated distributions under our Operating Partnership agreement if we (1) list our shares of common stock on a national exchange, (2) terminate or do not renew the Advisory Agreement, (3) liquidate our portfolio, or (4) effect a merger or other corporate reorganization.

Our Advisory Agreement provides for reimbursement of our Advisor’s direct and indirect costs of providing administrative and management services to us. Beginning four fiscal quarters after commencement of the Public Offering, pursuant to our Advisory Agreement, our Advisor is required to pay or reimburse us the amount by which our aggregate annual operating expenses, as defined, exceed the greater of 2% of our average invested assets or 25% of our net income, as defined, unless a majority of our independent directors determine that such excess expenses were justified based on unusual and non-recurring factors. For any fiscal quarter for which total operating expenses for the 12 months then ended exceed the limitation, we will disclose this fact in our next quarterly report or within 60 days of the end of that quarter and send a written disclosure of this fact to our stockholders. In each case the disclosure will include an explanation of the factors that the independent directors considered in arriving at the conclusion that the excess expenses were justified. As of December 31, 2025, our aggregate annual operating expenses, as defined, did not exceed the threshold described above.

The Sponsor Funding Agreement

Beginning November 1, 2023, our Sponsor agreed to fund the payment of (i) the upfront 3% sales commission for the sale of Class Y shares, (ii) the upfront 3% dealer manager fee for the Class Y shares, and (iii) the estimated 1% organization and offering expenses for the sale of Class Y shares and Class Z shares in our Public Offering. In the event total organization and offering expenses actually incurred exceed the estimated 1% organization and offering expenses for the sale of Class Y shares and Class Z shares, we will pay the difference between the total organization and offering expenses actually incurred and the estimated 1% organization and offering expenses funded by our Sponsor. In addition, our Sponsor has reimbursed us in cash to cover the dilution from the one-time stock dividends described above in Note 1—Organization. In connection with the termination of our Primary Offering, the Sponsor Funding Agreement was terminated effective as of May 30, 2025, though our Sponsor or its affiliates are still obligated to provide the funding amounts set forth in the Sponsor Funding Agreement and entitled to receive Series C Units until the final payment of such funding amounts, and the final issuance of the Series C Units for such funding amounts, as contemplated by the terms of the Sponsor Funding Agreement.

In consideration for our Sponsor providing the funding for the front-end sales load and the cash to cover the dilution from the stock dividends described above and in Note 1—Organization, our Operating Partnership was obligated to issue a number of Series C Units of limited partnership interest in our Operating Partnership to our Sponsor equal to the dollar amount of such funding divided by the then-current offering price (initially $9.30 per share and $10.00 per share from November 1, 2023 through termination of our Primary Offering on May 30, 2025) for the Class Y and Class Z shares sold in our Public Offering. Pursuant to the sponsor funding agreement by and among us, our Operating Partnership, and our Sponsor, our Sponsor reimbursed us monthly for the applicable front end sales load it agreed to fund, and our Operating Partnership issued the Series C Units on a monthly basis, upon such reimbursement. In connection with the foregoing, we and our Operating Partnership entered into Amendment No. 3 to the Operating Partnership Agreement (“Amendment No. 3”) to establish Series

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

C Subordinated Convertible Units of limited partnership interest in our Operating Partnership. Amendment No. 3 sets forth the key terms of the Series C Units, which are summarized below.

No Distribution Rights, Liquidation Rights, or Profits Allocation: The Series C Subordinated Convertible Units are not entitled to cash distributions, distributions upon liquidation, or the allocation of any profit or loss of our Operating Partnership unless and until the Series C Subordinated Convertible Units are converted into Class A Units of the Operating Partnership.

No Voting Rights: The Series C Units shall have no voting or consent rights. Notwithstanding the foregoing, the approval of the holders of Series C Units shall be required for any amendment to the rights and obligations of the Series C Subordinated Convertible Units.

Conversion Into Class A Units: The Series C Units shall automatically convert into Class A Units on a one-to-one basis upon our disclosure of an estimated net asset value per share equal to at least $10.00 per share (the “Initial NAV Hurdle”) for each of the Class A, Class T, Class W, Class P, Class Y, and Class Z shares calculated net of the value of Series C Units to be converted for those Series C Units issued at or below the Initial NAV Hurdle; provided, the Initial NAV Hurdle shall be increased to the new NAV (the “New NAV Hurdle”) for those Series C Units, if any, issued at an offering price in excess of $10.00 per share in the event that the NAV and resulting offering price are increased in the future as a result of calculating and reporting the NAV. For the avoidance of doubt, some or all of the Series C Units issued pursuant to the Initial NAV Hurdle may convert at the time of disclosing that the Initial NAV Hurdle has been met. In the event of an extraordinary transaction (such as a merger, tender offer, or sale of all or substantially all of our assets) prior to such conversion, the Series C Units shall automatically convert into Class A Units on a one-to-one basis immediately prior to the closing of the extraordinary transaction if the transaction amount exceeds the Initial NAV Hurdle for each of the Class A, Class T, Class W, Class P, Class Y, and Class Z shares for those Series C Units issued at or below the Initial NAV Hurdle calculated net of the value of the Series C Units to be converted; provided, the transaction amount exceeds the New NAV Hurdle for each of the Class A, Class T, Class W, Class P, Class Y, and Class Z shares for those Series C Units issued at an offering price in excess of $10.00 per share in the event that the NAV and resulting offering price is increased in the future as a result of calculating and reporting the NAV. We have agreed to conduct a NAV in accordance with the requirements set forth in FINRA 15-02 (i.e., the first NAV must be conducted within 150 days following the second anniversary of commencement of our Public Offering and annually thereafter) and the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs issued in April 2013. On August 7, 2024, we declared an Estimated Per Share NAV of $10.00 calculated as of March 31, 2024. No Series C Units were converted to Class A Units as a result of this Estimated Per Share NAV being declared.

Special Allocation: Notwithstanding the allocation provisions of the Operating Partnership Agreement, liquidating gain first shall be allocated to our Sponsor with respect to its converted Series C Units to the extent attributable to the appreciation in the value of our Operating Partnership’s assets after the first date of issuance of the Series C Units. As a result of the special allocation, the Section 704(b) capital account attributable to the converted Series C Units shall be equal to the Section 704(b) capital account for each Class A Unit issued and outstanding as of the date of the conversion on a pro rata basis.

Rights upon Liquidation: Notwithstanding the provisions of the Operating Partnership Agreement governing distributions upon liquidation, if, after the conversion of any Series C Units into a Class A Unit, the liquidating gain from a sale, exchange, merger, liquidation or other transaction is insufficient to cause the holder of the converted Series C Units to receive an amount of cash or property (at minimum) equal to the liquidation right for the holders of Class A Units on a unit by unit basis, each such unit holder shall nevertheless receive an amount

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

equal to the liquidation right for the holders of Class A Units on a unit by unit basis, for each converted Series C Unit (the “Series C Unit Liquidation Preference”). Upon the actual liquidation of our Operating Partnership, the cash payment of the Series C Unit Liquidation Preference shall be treated as (1) a liquidation distribution from our Operating Partnership to the extent of the section 704(b) capital account attributable to the converted Series C Units and (2) a guaranteed payment for U.S. federal income tax purposes for the excess of the Series C Unit Liquidation Preference in cash over the section 704(b) capital account balance of the holder of the Series C Unit for each such converted Series C Unit. For avoidance of doubt, the Series C Units are subject to all of the terms and conditions set forth in Amendment No. 3 prior to conversion and are not entitled to any liquidation right until conversion.

Transfer Rights: The Series C Units may be transferred to any affiliate without our consent.

Property Management Agreement

Each of our self storage properties is managed by our Property Manager under separate property management agreements. Under each agreement, our Property Manager receives a fee for its services in managing our properties, generally equal to the greater of $3,000 or 6% of the gross revenues from the properties plus reimbursement of the Property Manager’s costs of managing the properties. In addition, our Property Manager or an affiliate has the exclusive right to offer tenant insurance plans, tenant protection plans or similar programs (collectively “Tenant Programs”) to customers at our properties and is entitled to substantially all of the benefits of such Tenant Programs. The property management agreements have a three-year term and automatically renew for successive three year periods thereafter, unless we or our Property Manager provide prior written notice at least 90 days prior to the expiration of the term. After the end of the initial three year term, either party may terminate a property management agreement generally upon 60 days’ prior written notice. With respect to each new property we acquire for which we enter into a property management agreement with our Property Manager we also pay our Property Manager a one-time start-up fee in the amount of $3,750.

All of our properties are operated under the “SmartStop® Self Storage” brand. An affiliate of our Sponsor owns the rights to the “SmartStop® Self Storage” brand.

Our Former Transfer Agent

Our Chief Executive Officer is also the chief executive officer and indirect owner of the parent company of our former transfer agent, Strategic Transfer Agent Services, LLC. Pursuant to a transfer agent agreement, our former transfer agent provided transfer agent and registrar services to us. The services our transfer agent provided us were substantially similar to what a third party transfer agent would provide in the ordinary course of performing its functions as a transfer agent. In connection with the transfer to SS&C GIDS, Inc. as our new transfer agent, we terminated the transfer agent agreement with our former transfer agent effective as of September 18, 2023. In lieu of a termination fee and in recognition of the additional cost and expenses incurred by our former transfer agent in connection with the transition, we paid our former transfer agent a transition fee of $150,000 during the third quarter of 2023.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Pursuant to the terms of the agreements described above, the following table summarizes related party costs incurred and paid by us for the years ended December 31, 2024 and 2025, as well as any related amounts payable, which are included in due to affiliates in the accompanying consolidated balance sheets as of December 31, 2024 and 2025:

	Year Ended December 31, 2024			Year Ended December 31, 2025
	Incurred	Paid	Payable	Incurred	Paid	Payable
Expensed
Operating expenses (including organizational costs)	$12,220,370	$7,066,191	$9,299,781	$9,059,444	$15,589,065	$2,770,160
Asset management fees	4,253,616	2,458,196	2,448,348	4,402,526	5,714,373	1,136,501
Property management fees	1,688,524	798,536	1,150,689	1,871,969	2,404,038	618,620
Acquisition expenses(1)	589,216	146,146	978,373	388,834	1,217,631	149,576
Capitalized
Acquisition related(2)	113,259	452,694	—	—	—	—
Preferred Equity
Offering Costs	—	—	—	350,000	350,000	—

Total	$18,864,985	$10,921,763	$13,877,191	$16,072,773	$25,275,107	$4,674,857

(1)	Amounts include third party acquisition expenses paid by our Sponsor and reimbursed by the Company.
(2)	Amounts include acquisition fees paid to our Sponsor and third party earnest money deposits paid by our Sponsor and reimbursed by the Company.

Tenant Programs

We may offer Tenant Programs to customers at our properties pursuant to which our Property Manager or an affiliate is entitled to substantially all of the net revenue attributable to the sale of Tenant Programs at our properties.

In order to protect the interest of the Property Manager in receiving these revenues in light of the fact that we control the properties and, hence, the ability of the Property Manager to receive such revenues, we and an affiliate of our Property Manager agreed to transfer our respective rights in such revenue to a joint venture entity owned 0.1% by our TRS subsidiary and 99.9% by our Property Manager’s affiliate (the “PM Affiliate”). Under the terms of the operating agreement of the joint venture entity, dated March 8, 2021 (the “JV Agreement”), our TRS receives 0.1% of the net revenues generated from such Tenant Programs and the PM Affiliate receives the other 99.9% of such net revenues. The JV Agreement further provides, among other things, that if a member or its affiliate terminates all or substantially all of the property management agreements or defaults in its material obligations under the JV Agreement or undergoes a change of control, as defined, (the “Triggering Member”), the other member generally shall have the right (but not the obligation) to either (i) sell all of its interest in the joint venture to the Triggering Member at fair market value (as agreed upon or as determined under an appraisal process) or (ii) purchase all of the Triggering Member’s interest in the joint venture at 95% of fair market value. For the years ended December 31, 2025 and 2024, an affiliate of our Property Manager received net revenue from this joint venture of approximately $1.4 million and $1.2 million, respectively.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Storage Auction Program

Our Sponsor owns a minority interest in a company that owns 50% of an online auction company (the “Auction Company”) that serves as a web portal for self storage companies to post their auctions for the contents of abandoned storage units online instead of using live auctions conducted at the self storage facilities. The Auction Company receives a service fee for such services. During the years ended December 31, 2025 and 2024, we paid approximately $9,000 and $10,000 in fees to the Auction Company related to our properties, respectively. Our properties will receive the proceeds from such online auctions.

Note 10. Commitments and Contingencies

Distribution Reinvestment Plan

We adopted a distribution reinvestment plan that will allow our stockholders to have distributions otherwise distributable to them invested in additional shares of our common stock at a price equal to the then-current offering price for each class of share.

On October 2, 2023, the Company’s board of directors approved the Second Amended and Restated Distribution Reinvestment Plan (the “Second Amended and Restated DRP”) of the Company to include, as eligible participants, stockholders holding Class Y shares and stockholders holding Class Z shares. The Second Amended and Restated DRP replaced the prior distribution reinvestment plan. The distribution reinvestment plan was also amended and restated to state that the purchase price for shares pursuant to the Second Amended and Restated DRP shall be $9.30 per share for all classes of shares. In conjunction with the board of directors’ declaration of a new estimated value per share of our common stock on August 7, 2024, any shares sold pursuant to our distribution reinvestment plan will be sold at our new estimated value per share of $10.00 per Class A shares, Class P shares, Class T shares, Class W shares, Class Y shares and Class Z shares under our distribution reinvestment plan. The Second Amended and Restated DRP became effective on November 11, 2023. No sales commission or dealer manager fee will be paid on shares sold through the distribution reinvestment plan. We may amend or terminate the distribution reinvestment plan for any reason at any time upon 10 days’ prior written notice to stockholders.

As of December 31, 2025, we have sold approximately 1.1 million Class P shares, 0.2 million Class A shares, 0.4 Class T shares, 57,000 Class W shares, 0.2 million Class Y shares and 12,000 Class Z shares for gross proceeds of approximately $19.7 million through our distribution reinvestment plan offering.

Share Redemption Program

We adopted a share redemption program for stockholders purchasing Class P shares in the Private Offering and a separate share redemption program for stockholders purchasing Class A shares, Class T shares, Class W shares, Class Y shares and Class Z shares in the Public Offering, each of which enables stockholders to sell their shares to us in limited circumstances. As long as our common stock is not listed on a national securities exchange or over-the-counter market, our stockholders who have held their stock for at least one year may be able to have all or any portion of their shares of stock redeemed by us. We may redeem the shares of stock presented for redemption for cash to the extent that we have sufficient funds available to fund such redemption.

On October 2, 2023, the Company’s board of directors approved an amendment to the Company’s share redemption program. Pursuant to the share redemption program, as amended, for Class A shares, Class T shares, Class W shares, Class Y shares, and Class Z shares, the redemption price per share will be equal to 93% of the most recently published estimated net asset value of the applicable share class. On August 7, 2024, our board of directors approved an estimated net asset value per share of $10.00

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

The redemption price per for Class P shares purchased in the Private Offering will depend on the length of time such stockholders have held such shares as follows (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock):

•	after one year from the purchase date — 90.0% of the Redemption Amount (as defined below);

•	after two years from the purchase date — 92.5% of the Redemption Amount;

•	after three years from the purchase date — 95.0% of the Redemption Amount; and

•	after four years from the purchase date — 100% of the Redemption Amount.

At any time we are engaged in an offering of Class P shares, the Redemption Amount for Class P shares purchased under the share redemption program will always be equal to or lower than the applicable per share offering price for such Class P shares. As long as we are engaged in an offering of Class P shares, the Redemption Amount shall be the lesser of the amount such stockholders paid for their Shares or the price per share in the offering. If we are no longer engaged in an offering of Class P shares, the per Share Redemption Amount will be determined by our board of directors.

Our board of directors may amend, suspend or terminate the share redemption program with 30 days’ notice to our stockholders. We may provide this notice by including such information in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC, or by a separate mailing to our stockholders.

There are several limitations on our ability to redeem shares under the share redemption program, including, but not limited to:

•

Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” (as defined under the share redemption program) or bankruptcy, we may not redeem shares until the stockholder has held his or her shares for one year.

•	During any calendar year, we will not redeem in excess of 5% of the weighted-average number of shares outstanding during the prior calendar year.

•	The cash available for redemption is limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan.

•

We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

In order to maintain operating flexibility, on August 6, 2025, our board of directors approved the suspension of our share redemption program effective as of September 6, 2025, except with respect to redemption requests made in connection with the death, commitment to a long-term care facility, qualifying disability or bankruptcy of a stockholder. The share redemption program shall remain suspended as discussed above until such time, if any, as our board of directors may approve the resumption of the share redemption program.

For the year ended December 31, 2025, we received redemption requests totaling approximately $3.9 million. Approximately $3.7 million was fulfilled in during the year ended December 31, 2025 and the remaining approximately $0.2 million was included in accounts payable and accrued liabilities as of December 31, 2025, and fulfilled in January 2026. For the year ended December 31, 2024, we received redemption requests totaling approximately $2.2 million. Approximately $1.8 million was fulfilled in during the year ended December 31, 2024 and the remaining approximately $0.4 million was included in accounts payable

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

and accrued liabilities as of December 31, 2024, and fulfilled in January 2025. For the year ended December 31, 2023, we received redemption requests totaling approximately $0.5 million. Approximately $0.4 million was fulfilled in during the year ended December 31, 2023 and the remaining approximately $0.1 million was included in accounts payable and accrued liabilities as of December 31, 2023, and fulfilled in January 2024.

Operating Partnership Redemption Rights

The limited partners of our Operating Partnership have the right to cause our Operating Partnership to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares, or, at our option, we may purchase their limited partnership units by issuing one share of our common stock for each limited partnership unit redeemed. These rights may not be exercised under certain circumstances that could cause us to lose our REIT election. Furthermore, limited partners may exercise their redemption rights only after their limited partnership units have been outstanding for one year. SSA and SmartStop OP are prohibited from exchanging or otherwise transferring units representing $202,000 of the initial investments in our Operating Partnership so long as our Advisor is acting as our Advisor pursuant to our Advisory Agreement.

Other Contingencies

From time to time, we are party to legal proceedings that arise in the ordinary course of our business. We are not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.

Note 11. Declaration of Distributions

Cash Distribution Declaration

On December 22, 2025, our board of directors declared a daily distribution rate of approximately $0.001698 per day per share on the outstanding shares of common stock payable to Class A, Class T, Class W, Class P, Class Y and Class Z stockholders of record of such shares as shown on our books at the close of business on each day of the period commencing on January 1, 2026 and ending March 31, 2026. In connection with this distribution, stockholders who hold Class T and Class Y shares, will be paid an amount equal to approximately $0.001698 per day per share less the stockholder servicing fee payable per share per day. Such distributions payable to each stockholder of record during a month will be paid the following month.

Note 12. Potential Acquisitions

Potential Acquisition of Scarborough Property

On July 15, 2021, an affiliate of our Sponsor assigned its interest in a purchase and sale agreement (the “Scarborough Purchase Agreement”) with an unaffiliated third party for the acquisition of a parcel of land to be developed into a self storage facility located in Scarborough, in the city of Toronto, Ontario (the “Scarborough Property”) to a wholly-owned subsidiary of our Operating Partnership. The purchase price of the Scarborough Property is approximately CAD $3.0 million. Construction is expected to commence following the closing of the acquisition. We expect to fund the acquisition of the Scarborough Property with potential future debt financing. If we fail to complete the acquisition, we may forfeit CAD $450,000 in earnest money deposits.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Note 13. Subsequent Events

SmartCentres Financing

On February 19, 2026, the JV Properties amended the SmartCentres Financing to: (i) extend the maturity date by one-year until May 11, 2027; (ii) added the Montreal Property as borrower under the SmartCentres Financing, and (iii) drew approximately CAD $17.5 million for a total outstanding balance of CAD $109.1 million. Subsequent to the draw, the JV Properties distributed approximately CAD $8.7 million to each partner.

Determination of Estimated Per Share Net Asset Value

On March 20, 2026, our board of directors, upon recommendation of our nominating and corporate governance committee, approved an estimated value per share (“Estimated Per Share NAV”) of $10.00 for our Class A shares, Class P shares, Class T shares, Class W shares, Class Y shares, and Class Z shares based on the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of September 30, 2025. No Series C Units were converted to Class A Units as a result of this Estimated Per Share NAV being declared.

Update to Distribution Reinvestment Plan Offering Prices

Pursuant to the Second Amended and Restated DRP, the board of directors may set or change the offering price for shares issued under the distribution reinvestment plan in its discretion in connection with the Estimated Per Share NAV or otherwise. As a result of the Estimated Per Share NAV, the board of directors has approved a new offering price of $10.00 per share for Class A shares, Class P shares, Class T shares, Class W shares, Class Y shares and Class Z shares issued under the distribution reinvestment plan, effective for distribution payments being paid in April 2026.

Update to Redemption Price Under Share Redemption Program

Pursuant to the share redemption program, which is currently suspended, except for redemption requests made in connection with the death, commitment to a long-term care facility, qualifying disability or bankruptcy of a stockholder, the redemption price per share will depend on the class of shares purchased and whether such shares were purchased in our Private Offering or in our Public Offering, among other factors. For Class A shares, Class T shares, Class W shares, Class Y shares, and Class Z shares, our share redemption program states that, following the determination of our first net asset value per share, the redemption price per share will be equal to 93% of the most recently published estimated net asset value of the applicable share class. In connection with the determination of the Estimated Per Share NAV described above, the redemption price under the share redemption program is equal to 93% of the Estimated Per Share NAV of $10.00 for Class A shares, Class T shares, Class W shares and Class Z shares, effective beginning with redemption requests submitted during the first quarter of 2026, which will be redeemed at the end of April 2026. For the Class P shares, the redemption price per share will continue to depend on the length of time such shares have been held, as described further in our prospectus.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2025

Offering Status

As of March 17, 2026, in connection with our offerings we have issued approximately 11.8 million Class P shares for gross offering proceeds of approximately $112.5 million, approximately 3.2 million Class A shares for gross offering proceeds of approximately $32.9 million, approximately 5.2 million Class T shares for gross offering proceeds of approximately $51.9 million, approximately 0.7 million Class W shares for gross offering proceeds of approximately $6.9 million, approximately 5.5 million Class Y shares for gross offering proceeds of approximately $53.1 million and approximately 0.6 million Class Z shares for gross offering proceeds of approximately $5.7 million

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

SCHEDULE III

DECEMBER 31, 2025

			Initial Cost to Company					Gross Carrying Amount at December 31, 2025
Description	ST	Encumbrance(2)	Land	Building and Improvements	Total	Cost Capitalized Subsequent to acquisition		Land	Building and Improvements	Total(1)	Accumulated Depreciation	Construction in process	Date of Construction	Date Acquired
Phoenix	AZ	$7,416,008	$2,171,375	$13,783,862	$15,955,237	$399,617		$2,171,375	$14,183,479	$16,354,854	$(2,204,401)	$4,850	2020	5/1/2021
Las Vegas	NV	6,263,520	1,468,351	6,541,089	8,009,440	142,816		1,468,352	6,683,905	8,152,257	(1,117,957)	—	2020	6/1/2021
Surprise	AZ	7,365,900	1,742,097	11,324,006	13,066,103	319,652		1,742,097	11,643,658	13,385,755	(1,696,009)	—	2017	8/26/2021
Phoenix II	AZ	5,762,439	806,933	10,333,050	11,139,983	417,331		806,933	10,750,381	11,557,314	(1,381,149)	—	2021	11/30/2021
Bradenton	FL	9,120,000	2,293,357	13,212,166	15,505,523	244,339		2,293,357	13,456,505	15,749,862	(1,693,022)	57,322	2020	12/30/2021
Apopka	FL	10,372,389	2,329,786	9,125,103	11,454,889	6,113,670		2,329,786	15,238,773	17,568,559	(1,507,216)	325,192	2021	12/30/2021
Vancouver	WA	13,000,000	1,422,900	23,189,404	24,612,304	307,081		1,422,900	23,496,485	24,919,385	(2,630,460)	12,795	2020	3/29/2022
Portland	OR	6,889,872	4,298,103	10,618,441	14,916,544	325,049		4,298,103	10,943,490	15,241,593	(1,291,750)	2,511	1975 /2020	3/31/2022
Newark	DE	9,570,659	2,167,103	17,837,346	20,004,449	399,934		2,167,103	18,237,280	20,404,383	(2,070,258)	5,525	2021	4/26/2022
Levittown	PA	9,069,577	3,495,978	17,668,979	21,164,957	343,434		3,495,978	18,012,413	21,508,391	(2,065,209)	—	2021	4/26/2022
Chandler	AZ	11,474,769	4,795,960	20,555,792	25,351,752	309,407		4,795,960	20,865,199	25,661,159	(2,759,276)	1,617	1996 /2022	5/17/2022
St. Johns	FL	7,466,116	3,708,927	10,458,678	14,167,605	353,645		3,708,927	10,812,323	14,521,250	(1,271,117)	—	2006 /2007	7/8/2022
Burlington	ONT	11,920,664	10,638,348	15,548,407	26,186,755	293,555	(3)	10,514,378	15,841,962	26,356,340	(1,779,605)	—	1979 /2001	9/20/2022
Oxford	FL	5,286,411	1,311,463	9,406,248	10,717,711	514,743		1,311,463	9,920,991	11,232,454	(1,252,165)	9,018	2001	9/21/2022
Cambridge	ONT	12,053,116	7,537,977	19,075,728	26,613,705	108,367	(3)	7,450,136	19,184,095	26,634,231	(2,136,744)	1,113	1965 /2019	12/20/2022
Edmonton	AB	4,966,944	910,770	10,287,301	11,198,071	(194,863	)(3)	889,193	10,092,438	10,981,631	(877,938)	3,909	1955 /2022	1/31/2023
North York	ONT	17,020,059	14,498,382	24,808,502	39,306,884	(475,391	)(3)	14,154,892	24,333,111	38,488,003	(2,258,673)	155,033	1986 /2020	1/31/2023
Bradenton II	FL	—	1,390,987	—	1,390,987	—		1,404,487	—	1,404,487	—	3,828,957	N/A	2/16/2023
Etobicoke	ONT	7,617,239	1,749,931	—	1,749,931	—		1,748,589	—	1,748,589	—	13,215,975	N/A	3/27/2023
Vancouver	BC	16,411,131	5,598,559	27,315,073	32,913,632	578,693	(3)	5,546,094	27,893,766	33,439,860	(2,123,809)	13,007	2022	5/4/2023
Mississauga	ONT	19,715,046	11,551,853	19,595,103	31,146,956	(575,026	)(3)	11,129,206	19,020,077	30,149,283	(1,454,674)	—	1960 /2016	6/19/2023
Mississauga II	ONT	18,887,260	5,881,560	29,818,866	35,700,426	(931,096	)(3)	5,666,372	28,887,770	34,554,142	(2,168,988)	13,519	2022	6/19/2023
Burlington II	ONT	9,770,768	9,663,636	9,236,614	18,900,250	(245,460	)(3)	9,310,072	8,991,154	18,301,226	(725,414)	3,134,727	1982 /2020	6/19/2023
Toronto	ONT	22,050,198	4,064,015	34,925,565	38,989,580	(1,170,079	)(3)	3,915,324	33,755,486	37,670,810	(2,486,156)	63,195	2018	6/19/2023
Hamilton	ONT	5,078,775	2,065,522	7,202,860	9,268,382	(57,265	)(3)	1,989,950	7,145,595	9,135,545	(575,842)	16,241	1900 /2020	6/19/2023
Woodbridge	ONT	15,308,622	7,299,353	20,977,259	28,276,612	(617,407	)(3)	7,032,292	20,359,852	27,392,144	(1,519,641)	24,107	2017	6/19/2023

Total		$269,857,482	$114,863,226	$392,845,442	$507,708,668	$6,904,746		$112,763,319	$399,750,188	$512,513,507	$(41,047,473)	$20,888,613

(1)	The aggregate historical cost of real estate for United States federal income tax purposes is $555,522,181.
(2)	Excludes unsecured corporate debt.
(3)	The change in cost at these self storage facilities are the net of the impact of foreign exchange rate changes and any actual additions.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

SCHEDULE III

DECEMBER 31, 2025

The following summarizes the activity in real estate facilities during the year ended December 31, 2025 and 2024.

	2025	2024
Real estate facilities
Balance at beginning of year	$498,291,980	$514,006,885
Improvements and additions	608,881	7,898,421
Impact of foreign exchange rate changes	13,612,646	(23,613,326)

Balance at end of year	$512,513,507	$498,291,980

Accumulated depreciation
Balance at beginning of year	$(27,645,170)	$(15,660,337)
Depreciation expense	(12,748,427)	(12,680,596)
Impact of foreign exchange rate changes	(653,876)	695,763

Balance at end of year	$(41,047,473)	$(27,645,170)

Construction in process	$20,888,613	$9,144,864

Real estate facilities, net	$492,354,647	$479,791,674

STRATEGIC STORAGE TRUST VI, INC.

JUNE 30, 2026

CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The information included in the accompanying unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive loss, equity and temporary equity and cash flows reflects all adjustments (consisting of normal and recurring adjustments) that are, in management’s opinion, necessary for a fair and consistent presentation of the aforementioned consolidated financial statements.

The accompanying consolidated financial statements should be read in conjunction with the notes to our consolidated financial statements included in this report on Form 10-Q. The accompanying consolidated financial statements should also be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2025. Our results of operations for the three and six months ended June 30, 2026 are not necessarily indicative of the operating results expected for the full year.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2026 (Unaudited)	December 31, 2025
ASSETS
Real estate facilities:
Land	$109,924,077	$112,763,319
Buildings	393,165,839	385,675,015
Site improvements	14,110,426	14,075,173

	517,200,342	512,513,507
Accumulated depreciation	(46,905,500)	(41,047,473)

	470,294,842	471,466,034
Construction in process	9,680,332	20,888,613

Real estate facilities, net	479,975,174	492,354,647
Cash and cash equivalents	6,064,283	8,801,019
Restricted cash	1,172,518	1,117,142
Investments in unconsolidated real estate ventures (Note 4)	16,675,456	24,512,945
Other assets, net	9,934,639	7,655,431

Total assets	$513,822,070	$534,441,184

LIABILITIES, TEMPORARY EQUITY AND EQUITY (DEFICIT)
Debt, net	$291,714,583	$292,908,254
Accounts payable and accrued liabilities	9,790,466	9,610,514
Distributions payable	5,685,794	4,679,935
Due to affiliates	13,995,545	4,674,857

Total liabilities	321,186,388	311,873,560

Commitments and contingencies (Note 10)
Redeemable common stock	16,231,026	13,063,224
Series B Convertible Preferred Stock, net $0.001 par value; 150,000 shares authorized; 150,000 issued and outstanding at June 30, 2026 and December 31, 2025, with aggregate liquidation preferences of $153,122,671 and $153,156,986 at June 30, 2026 and December 31, 2025 respectively	148,599,723	148,599,723
Series D Preferred units in our Operating Partnership, net $0.001 par value; 1,400,000 units authorized; 1,400,000 issued and outstanding at June 30, 2026 and December 31, 2025, with aggregate liquidation preferences of $36,226,000 and $35,170,167 at June 30, 2026 and December 31, 2025, respectively	34,626,688	34,626,688
Series E Redeemable 8% Preferred Stock, net $0.001 par value; 10,000,000 shares authorized; 97,860 and none issued and outstanding at June 30, 2026 and December 31, 2025, with aggregate liquidation preferences of $983,206 and $0 at June 30, 2026 and December 31, 2025, respectively	361,586	—
Equity (Deficit):
Strategic Storage Trust VI, Inc.:
Preferred Stock, $0.001 par value; 200,000,000 shares authorized; none issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Class P Common stock, $0.001 par value; 30,000,000 shares authorized; 11,568,240 and 11,457,294 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	11,568	11,457
Class A Common stock, $0.001 par value; 230,000,000 shares authorized; 3,300,779 and 3,252,608 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	3,301	3,253
Class T Common stock, $0.001 par value; 100,000,000 shares authorized; 5,502,213 and 5,446,198 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	5,502	5,446
Class W Common stock, $0.001 par value; 70,000,000 shares authorized; 729,194 and 720,067 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	729	720
Class Y Common stock, $0.001 par value; 200,000,000 shares authorized; 5,538,526 and 5,459,946 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	5,539	5,460
Class Z Common stock, $0.001 par value; 70,000,000 shares authorized; 582,287 and 576,712 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	582	577
Additional paid-in capital	222,033,936	222,010,592
Distributions	(55,285,593)	(47,498,935)
Accumulated deficit	(172,984,833)	(147,963,237)
Accumulated other comprehensive loss	(4,906,458)	(4,762,249)

Total Strategic Storage Trust VI, Inc. equity (deficit)	(11,115,727)	21,813,084

Noncontrolling interests in our Operating Partnership	(1,144,179)	(611,660)
Noncontrolling Series C Subordinated Units in our Operating Partnership	5,076,565	5,076,565

Total noncontrolling interest	3,932,386	4,464,905

Total equity (deficit)	(7,183,341)	26,277,989

Total liabilities, temporary equity and equity (deficit)	$513,822,070	$534,441,184

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Self storage rental revenue	$7,988,252	$7,612,852	$15,768,198	$14,916,493
Ancillary operating revenue	55,025	57,788	99,892	103,505

Total revenues	8,043,277	7,670,640	15,868,090	15,019,998

Operating expenses:
Property operating expenses	3,041,344	2,831,451	6,278,829	5,770,531
Property operating expenses – affiliates	1,373,546	1,331,452	2,735,708	2,571,719
General and administrative	1,738,455	1,678,129	3,253,205	3,381,937
Depreciation	3,368,222	3,280,079	6,661,010	6,398,481
Acquisition expense – affiliates	102,754	104,656	231,034	212,532
Other property acquisition expenses	522,008	43,058	632,807	57,078

Total operating expenses	10,146,329	9,268,825	19,792,593	18,392,278

Operating loss	(2,103,052)	(1,598,185)	(3,924,503)	(3,372,280)
Other income (expense):
Interest expense	(4,329,714)	(4,176,197)	(8,461,813)	(8,283,492)
Interest expense – debt issuance costs	(161,698)	(180,518)	(321,550)	(668,915)
Derivative fair value adjustment	—	—	—	(531,449)
Other income (loss), net	19,212	(9,829)	41,122	69,183
Equity in loss of unconsolidated real estate ventures	(747,544)	(385,074)	(1,561,373)	(607,602)
Foreign currency adjustment	(2,143,430)	3,304,699	(3,873,704)	3,108,763

Net loss	(9,466,226)	(3,045,104)	(18,101,821)	(10,285,792)
Less: Distributions to preferred unitholders in our Operating Partnership	(530,833)	—	(1,055,833)	—
Less: Distributions to preferred stockholders	(3,134,249)	(3,122,671)	(6,222,605)	(6,211,027)
Net loss attributable to the noncontrolling interests in our Operating Partnership	188,023	60,396	360,591	213,131

Net loss attributable to Strategic Storage Trust VI, Inc. common stockholders	$(12,943,285)	$(6,107,379)	$(25,019,668)	$(16,283,688)

Net loss per Class P share – basic and diluted	$(0.48)	$(0.23)	$(0.92)	$(0.63)
Net loss per Class A share – basic and diluted	$(0.48)	$(0.23)	$(0.92)	$(0.63)
Net loss per Class T share – basic and diluted	$(0.48)	$(0.23)	$(0.92)	$(0.63)
Net loss per Class W share – basic and diluted	$(0.48)	$(0.23)	$(0.92)	$(0.63)
Net loss per Class Y share – basic and diluted	$(0.48)	$(0.23)	$(0.92)	$(0.63)
Net loss per Class Z share – basic and diluted	$(0.48)	$(0.23)	$(0.92)	$(0.63)

Weighted average Class P shares outstanding – basic and diluted	11,537,218	11,409,948	11,509,451	11,385,103
Weighted average Class A shares outstanding – basic and diluted	3,285,496	3,409,389	3,274,871	3,369,755
Weighted average Class T shares outstanding – basic and diluted	5,488,698	5,405,833	5,475,377	5,396,180
Weighted average Class W shares outstanding – basic and diluted	727,087	712,450	725,081	709,961
Weighted average Class Y shares outstanding – basic and diluted	5,518,408	5,068,605	5,499,831	4,721,402
Weighted average Class Z shares outstanding – basic and diluted	580,900	480,721	579,546	424,038

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net loss	$(9,466,226)	$(3,045,104)	$(18,101,821)	$(10,285,792)
Other comprehensive income (loss):
Foreign currency translation adjustment	(778,927)	2,411,852	(1,453,069)	2,475,802
Foreign currency hedge contract	—	(1,034,818)	—	(1,190,074)
Interest rate hedge contract	491,713	(162,469)	1,306,042	(1,408,262)

Other comprehensive income (loss)	(287,214)	1,214,565	(147,027)	(122,534)

Comprehensive loss	(9,753,440)	(1,830,539)	(18,248,848)	(10,408,326)
Comprehensive loss attributable to noncontrolling interests:
Comprehensive loss attributable to the noncontrolling interests in our Operating Partnership	193,670	29,961	363,410	215,766

Comprehensive loss attributable to Strategic Storage Trust VI, Inc. stockholders	$(9,559,770)	$(1,800,578)	$(17,885,438)	$(10,192,560)

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY AND TEMPORARY EQUITY

(UNAUDITED)

	Common Stock												Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Strategic Storage Trust VI, Inc. Equity	Noncontrolling Interest in our Operating Partnership		Total Equity	Redeemable Common Stock	Series B Convertible Preferred Stock
	Class P		Class A		Class T		Class W		Class Y		Class Z
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value						Noncontrolling Interests	Series C Subordinated Units
Balance as of December 31, 2024	11,280,098	$11,280	3,383,583	$3,384	5,373,889	$5,374	704,761	$705	4,049,909	$4,050	346,393	$346	$207,773,199	$(32,142,866)	$(111,392,263)	$(4,432,786)	$59,830,423	$225,081	$4,417,414	$64,472,918	$10,279,772	$148,599,723
Gross proceeds from issuance of common stock	64,865	65	—	—	—	—	—	—	627,757	628	41,250	41	7,244,336	—	—	—	7,245,070	—	—	7,245,070	—	—
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	(867,972)	—	—	—	(867,972)	—	—	(867,972)	—	—
Changes to redeemable common stock	—	—	—	—	—	—	—	—	—	—	—	—	(1,600,498)	—	—	—	(1,600,498)	—	—	(1,600,498)	1,600,498	—
Redemption of common stock	(34,616)	(35)	(7,883)	(8)	(5,355)	(5)	—	—	—	—	—	—	—	—	—	—	(48)	—	—	(48)	(174,331)	—
Distributions ($0.15 per share)	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,686,874)	—	—	(3,686,874)	—	—	(3,686,874)	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(84,008)	—	(84,008)	—	—
Distributions to preferred stockholders	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,088,356)
Issuance of shares for distribution reinvestment plan (DRP)	70,472	71	21,553	21	29,791	29	4,969	5	31,952	32	1,315	2	1,600,338	—	—	—	1,600,498	—	—	1,600,498	—	—
Stock based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	10,977	—	—	—	10,977	—	—	10,977	—	—
Issuance of Series C Subordinated Units	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	294,276	294,276	—	—
Net loss attributable to Strategic Storage Trust VI, Inc.	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,176,307)	—	(10,176,307)	—	—	(10,176,307)	—	3,088,356
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(152,735)	—	(152,735)	—	—
Interest rate hedge contracts	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,215,280)	(1,215,280)	(30,513)	—	(1,245,793)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	62,709	62,709	1,240	—	63,949	—	—
Foreign currency hedge contract	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(151,458)	(151,458)	(3,798)	—	(155,256)	—	—

Balance as of March 31, 2025	11,380,819	$11,381	3,397,253	$3,397	5,398,325	$5,398	709,730	$710	4,709,618	$4,710	388,958	$389	$214,160,380	$(35,829,740)	$(121,568,570)	$(5,736,815)	$51,051,240	$(44,733)	$4,711,690	$55,718,197	$11,705,939	$148,599,723

Balance as of March 31, 2025	11,380,819	$11,381	3,397,253	$3,397	5,398,325	$5,398	709,730	$710	4,709,618	$4,710	388,958	$389	$214,160,380	$(35,829,740)	$(121,568,570)	$(5,736,815)	$51,051,240	$(44,733)	$4,711,690	$55,718,197	$11,705,939	$148,599,723
Gross proceeds from issuance of common stock	—	—	—	—	—	—	—	—	611,712	612	180,800	181	7,924,329	—	—	—	7,925,122	—	—	7,925,122	—	—
Offering costs	—	—	—	—	—	—	—	—	—	—	—	—	(1,008,722)	—	—	—	(1,008,722)	—	—	(1,008,722)	—	—
Adjustment to offering costs (See note 2)	—	—	—	—	—	—	—	—	—	—	—	—	949,281	—	—	—	949,281	—	—	949,281	—	—
Changes to redeemable common stock	—	—	—	—	—	—	—	—	—	—	—	—	(1,670,966)	—	—	—	(1,670,966)	—	—	(1,670,966)	1,670,966	—
Redemption of common stock	(12,636)	(13)	—	—	(12,321)	(12)	—	—	—	—	—	—	—	—	—	—	(25)	—	—	(25)	(3,164,029)	—
Distributions ($0.15 per share)	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,828,579)	—	—	(3,828,579)	—	—	(3,828,579)	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(85,022)	—	(85,022)	—	—
Distributions to preferred shareholders	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,122,671)
Issuance of shares for distribution reinvestment plan (DRP)	71,183	71	22,266	23	29,938	30	5,131	5	37,142	36	1,436	1	1,670,800	—	—	—	1,670,966	—	—	1,670,966	—	—
Issuance of restricted stock	—	—	5,000	5	—	—	—	—	—	—	—	—	—	—	—	—	5	—	—	5	—	—
Stock based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	10,977	—	—	—	10,977	—	—	10,977	—	—
Distribution of common stock	—	—	346	—	—	—	—	—	—	—	—	—	3,219	—	(3,219)	—	—	—	—	—	—	—
Issuance of Series C Subordinated Units	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	278,726	278,726	—	—
Net loss attributable to Strategic Storage Trust VI, Inc.	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(6,107,379)	—	(6,107,379)	—	—	(6,107,379)	—	3,122,671
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(60,396)	—	(60,396)	—	—
Interest rate hedge contracts	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(163,668)	(163,668)	1,199	—	(162,469)	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,362,372	2,362,372	49,480	—	2,411,852	—	—
Foreign currency hedge contract	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,014,574)	(1,014,574)	(20,244)	—	(1,034,818)	—	—

Balance as of June 30, 2025	11,439,366	$11,439	3,424,865	$3,425	5,415,942	$5,416	714,861	$715	5,358,472	$5,358	571,194	$571	$222,039,298	$(39,658,319)	$(127,679,168)	$(4,552,685)	$50,176,050	$(159,716)	$4,990,416	$55,006,750	$10,212,876	$148,599,723

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT) AND TEMPORARY EQUITY

(UNAUDITED)

	Common Stock												Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Strategic Storage Trust VI, Inc. Equity	Noncontrolling Interest in our Operating Partnership		Total Equity	Redeemable Common Stock	Series B Convertible Preferred Stock	Series D Preferred Units in our Operating Partnership
	Class P		Class A		Class T		Class W		Class Y		Class Z
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value						Noncontrolling Interests	Series C Subordinated Units
Balance as of December 31, 2025	11,457,294	$11,457	3,252,608	$3,253	5,446,198	$5,446	720,067	$720	5,459,946	$5,460	576,712	$577	$222,010,592	$(47,498,935)	$(147,963,237)	$(4,762,249)	$21,813,084	$(611,660)	$5,076,565	$26,277,989	$13,063,224	$148,599,723	$34,626,688
Changes to redeemable common stock	—	—	—	—	—	—	—	—	—	—	—	—	(1,653,126)	—	—	—	(1,653,126)	—	—	(1,653,126)	1,653,126	—	—
Redemption of common stock	(17,127)	(17)	—	—	—	—	—	—	(3,200)	(3)	—	—	—	—	—	—	(20)	—	—	(20)	(94,980)	—	—
Distributions ($0.15 per share)	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,857,152)	—	—	(3,857,152)	—	—	(3,857,152)	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(84,088)	—	(84,088)	—	—	—
Distributions to Series B preferred stockholders	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,088,356)	—
Distributions to Series D preferred unitholders	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(525,000)
Issuance of shares for distribution reinvestment plan (DRP)	66,156	66	21,118	21	29,238	29	5,558	6	40,507	40	2,735	3	1,652,961	—	—	—	1,653,126	—	—	1,653,126	—	—	—
Stock based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	10,873	—	—	—	10,873	—	—	10,873	—	—	—
Net loss attributable to Strategic Storage Trust VI, Inc.	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(12,076,380)	—	(12,076,380)	—	—	(12,076,380)	—	3,088,356	525,000
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(172,568)	—	(172,568)	—	—	—
Interest rate hedge contracts	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	798,061	798,061	16,268	—	814,329	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(660,701)	(660,701)	(13,440)	—	(674,141)	—	—	—

Balance as of March 31, 2026	11,506,323	$11,506	3,273,726	$3,274	5,475,436	$5,475	725,625	$726	5,497,253	$5,497	579,447	$580	$222,021,300	$(51,356,087)	$(160,039,617)	$(4,624,889)	$6,027,765	$(865,488)	$5,076,565	$10,238,842	$14,621,370	$148,599,723	$34,626,688

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT) AND TEMPORARY EQUITY (CONTINUED)

(UNAUDITED)

	Common Stock												Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Strategic Storage Trust VI, Inc. Equity (Deficit)	Noncontrolling Interest in our Operating Partnership		Total Equity (Deficit)	Redeemable Common Stock	Series B Convertible Preferred Stock	Series D Preferred Units in our Operating Partnership	Series E Redeemable Preferred Stock
	Class P		Class A		Class T		Class W		Class Y		Class Z
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value						Noncontrolling Interests	Series C Subordinated Units
Balance as of March 31, 2026	11,506,323	$11,506	3,273,726	$3,274	5,475,436	$5,475	725,625	$726	5,497,253	$5,497	579,447	$580	$222,021,300	$(51,356,087)	$(160,039,617)	$(4,624,889)	$6,027,765	$(865,488)	$5,076,565	$10,238,842	$14,621,370	$148,599,723	$34,626,688	$—
Changes to redeemable common stock	—	—	—	—	—	—	—	—	—	—	—	—	(1,684,650)	—	—	—	(1,684,650)	—	—	(1,684,650)	1,684,650	—	—	—
Redemption of common stock	(5,405)	(5)	—	—	(2,688)	(3)	(2,151)	(2)	—	—	—	—	—	—	—	—	(10)	—	—	(10)	(74,994)	—	—	—
Issuance of Series E Preferred Stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	977,000
Series E Preferred equity issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(615,414)
Distributions ($0.15 per share)	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,929,506)	—	—	(3,929,506)	—	—	(3,929,506)	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(85,023)	—	(85,023)	—	—	—	—
Distributions to Series B preferred stockholders	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(3,122,671)	—	—
Distributions to Series D preferred unitholders	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(530,833)	—
Distributions to Series E preferred stockholders	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(11,578)
Issuance of shares for distribution reinvestment plan (DRP)	67,322	67	21,845	22	29,465	30	5,720	5	41,273	42	2,840	2	1,684,482	—	—	—	1,684,650	—	—	1,684,650	—	—	—	—
Issuance of restricted stock	—	—	5,000	5	—	—	—	—	—	—	—	—	—	—	—	—	5	—	—	5	—	—	—	—
Distribution of common stock	—	—	208	—	—	—	—	—	—	—	—	—	1,931	—	(1,931)	—	—	—	—	—	—	—	—	—
Stock based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	10,873	—	—	—	10,873	—	—	10,873	—	—	—	—
Net loss attributable to Strategic Storage Trust VI, Inc.	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(12,943,285)	—	(12,943,285)	—	—	(12,943,285)	—	3,122,671	530,833	11,578
Net loss attributable to the noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(188,023)	—	(188,023)	—	—	—	—
Interest rate hedge contracts	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	481,948	481,948	9,765	—	491,713	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(763,517)	(763,517)	(15,410)	—	(778,927)	—	—	—	—

Balance as of June 30, 2026	11,568,240	$11,568	3,300,779	$3,301	5,502,213	$5,502	729,194	$729	5,538,526	$5,539	582,287	$582	$222,033,936	$(55,285,593)	$(172,984,833)	$(4,906,458)	$(11,115,727)	$(1,144,179)	$5,076,565	$(7,183,341)	$16,231,026	$148,599,723	$34,626,688	$361,586

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(18,101,821)	$(10,285,792)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation	6,661,010	6,398,481
Amortization of debt issuance costs	321,550	544,111
Stock based compensation expense related to issuance of restricted stock	21,746	21,954
Equity in loss of unconsolidated real estate ventures	1,561,373	607,602
Unrealized derivative gain	913,169	218,241
Derivative fair value adjustment	—	410,657
Unrealized foreign currency adjustment	3,873,704	(3,108,763)
Changes in operating assets and liabilities:
Other assets, net	(550,276)	354,725
Settlement of interest rate derivative	—	(2,030,731)
Purchase of interest rate derivative	(1,122,401)	—
Accounts payable and accrued liabilities	730,106	629,036
Due to affiliates	8,307,299	4,864,206

Net cash provided by (used in) operating activities	2,615,459	(1,376,273)

Cash flows from investing activities:
Additions to real estate facilities	(4,524,091)	(5,487,439)
Investment in company owned life insurance	—	(887,387)
Investments in unconsolidated real estate ventures	(718,579)	(2,562,445)
Return of capital on investments in unconsolidated real estate ventures	6,367,664	—

Net cash provided by (used in) investing activities	1,124,994	(8,937,271)

Cash flows from financing activities:
Proceeds from issuance of secured debt	5,588,659	173,028,608
Repayment of secured debt	—	(164,753,059)
Scheduled principal payments of secured debt	(1,299,331)	(881,005)
Debt issuance costs	—	(1,805,431)
Gross proceeds from issuance of common stock	—	15,170,192
Offering costs	(326,444)	(1,809,770)
Proceeds from issuance of Series C units	—	573,002
Redemption of common stock	(288,867)	(674,336)
Gross proceeds from issuance of Series E preferred stock	977,000	—
Series E Preferred stock issuance costs	(110,692)	—
Distributions paid to common stockholders	(4,469,814)	(4,194,779)
Distributions paid to noncontrolling interest in our Operating Partnership	(170,045)	(169,886)
Distributions paid to preferred stockholders	(6,250,714)	(6,236,717)

Net cash provided by (used in) financing activities	(6,350,248)	8,246,819

Impact of foreign exchange rate changes on cash and restricted cash	(71,565)	671,828

Net change in cash, cash equivalents and restricted cash	(2,681,360)	(1,394,897)

Cash, cash equivalents and restricted cash, beginning of period	9,918,161	17,565,564

Cash, cash equivalents and restricted cash, end of period	$7,236,801	$16,170,667

Supplemental disclosures and non-cash transactions:
Cash paid for interest, net of amounts capitalized	$8,756,932	$6,821,587
Offering costs included in accounts payable and accrued liabilities	$—	$(882,357)
Other assets in due to affiliates	$725,753	$—
Interest rate swap contract in other assets	$161,535	$1,234,991
Interest rate swap contracts in accounts payable and accrued liabilities	$171,871	$371,144
Foreign currency hedge contract in other assets	$—	$1,190,074
Foreign currency translation adjustment	$(1,453,069)	$2,475,802
Issuance of shares pursuant to distribution reinvestment plan	$3,337,776	$3,271,464
Distributions payable to common and preferred stockholders	$5,487,597	$4,405,393
Distributions payable to noncontrolling interests in our Operating Partnership	$28,029	$28,029
Real estate and construction in process in accounts payable and accrued liabilities	$885,307	$1,834,367
Series E Preferred stock issuance costs in due to affiliates	$348,381	$—
Redemption of common stock in accounts payable and accrued liabilities	$75,000	$3,106,935

See notes to consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

Note 1. Organization

Strategic Storage Trust VI, Inc., a Maryland corporation (the “Company”), was formed on October 14, 2020 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities and commenced formal operations on March 10, 2021. Our year-end is December 31. As used herein, “we,” “us,” “our” and “Company” refer to Strategic Storage Trust VI, Inc. and each of our subsidiaries.

SmartStop REIT Advisors, LLC is our sponsor (our “Sponsor”). Our Sponsor is an indirect subsidiary of SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA). Our Sponsor is a company focused on providing self storage advisory, asset management, and property management services. Our Sponsor owns 100% of Strategic Storage Advisor VI, LLC (our “Advisor”) and owns 100% of Strategic Storage Property Management VI, LLC (our “Property Manager”).

We have no employees. Our Advisor, a Delaware limited liability company, was formed on October 7, 2020. Our Advisor is responsible for managing our affairs on a day-to-day basis and identifying and making acquisitions and investments on our behalf under the terms of an advisory agreement we entered into with our Advisor on February 26, 2021 (our “Private Offering Advisory Agreement”), which was amended and restated on March 17, 2022 (our “Advisory Agreement”). A majority of our officers are also officers of our Advisor, Sponsor and SmartStop.

On January 15, 2021, our Advisor purchased approximately 110 shares of our common stock for $1,000 and became our initial stockholder. Our Articles of Incorporation authorized 30,000 shares of common stock with a par value of $0.001 per share. Our Articles of Amendment and Restatement (our “Charter”) authorized 700,000,000 shares of common stock with a par value of $0.001 per share and 200,000,000 shares of preferred stock with a par value of $0.001 per share. On February 26, 2021, pursuant to a confidential private placement memorandum, we commenced a private offering of up to $200,000,000 in shares of our common stock and $20,000,000 in shares of common stock pursuant to our distribution reinvestment plan (the “Private Offering”). On March 10, 2021, we commenced formal operations. On March 17, 2022, we terminated the primary portion of our Private Offering. In connection with the primary portion of the Private Offering, we sold approximately 10.6 million shares of Class P common stock (discussed below) for gross offering proceeds of approximately $100.7 million.

In connection with the Public Offering, defined below, we authorized 30,000,000 shares of common stock designated as Class P shares, 300,000,000 shares of common stock designated as Class A shares, 300,000,000 shares of common stock designated as Class T shares, and 70,000,000 shares of common stock designated as Class W shares. Any common stock sold in the Private Offering were redesignated as Class P common stock. On May 28, 2021, we filed a Registration Statement on Form S-11 (the “Registration Statement”), which was subsequently amended, with the U.S. Securities and Exchange Commission (“SEC”) to register a maximum of $1,000,000,000 in shares of Class A, Class T, and Class W common stock for sale to the public (the “Primary Offering”) and $95,000,000 in shares of Class A, Class T, and Class W common stock for sale pursuant to our distribution reinvestment plan. On March 17, 2022, the SEC declared our Registration Statement effective.

On October 4, 2023, we filed a Post-Effective Amendment to our Registration Statement to register two new classes of common stock (Class Y shares and Class Z shares) with the SEC. On November 1, 2023, the Post-Effective Amendment to our Registration Statement became effective with the SEC. Also, on November 1, 2023, we filed articles supplementary to our Charter which reclassified 200,000,000 Class T shares as Class Y shares and 70,000,000 Class A shares as Class Z shares. Effective November 1, 2023, we began offering Class Y shares

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and Class Z shares in our Primary Offering for $9.30 per share and Class A shares, Class T shares, Class W shares, Class Y shares and Class Z shares pursuant to our distribution reinvestment plan for $9.30 per share (collectively, the “Public Offering”).

On May 20, 2025, our board of directors approved the termination of the Primary Offering, effective as of May 30, 2025. We sold approximately 2.9 million Class A shares for gross offering proceeds of approximately $30.3 million, approximately 4.8 million Class T shares for gross offering proceeds of approximately $48.1 million, approximately 0.7 million Class W shares for gross offering proceeds of approximately $6.3 million, approximately 5.2 million Class Y shares for gross offering proceeds of approximately $50.6 million, and approximately 0.6 million Class Z shares for gross offering proceeds of approximately $5.5 million in the Primary Offering. Pacific Oak Capital Markets, LLC, a Delaware limited liability company (our “Former Dealer Manager”), served as the dealer manager for our Public Offering pursuant to a dealer manager agreement (the “Dealer Manager Agreement”). On June 18, 2025, in connection with the termination of the Primary Offering, the Dealer Manager Agreement was terminated.

We continue to offer Class P, Class A, Class T, Class W, Class Y, and Class Z shares pursuant to our distribution reinvestment plan. On July 18, 2025, we filed a Registration Statement on Form S-3, which registered up to an additional $75 million in shares under our distribution reinvestment plan for all share classes (our “DRP Offering”). The DRP Offering may be terminated at any time upon 10 days’ prior written notice to stockholders.

As of June 30, 2026, we have issued approximately 1.3 million Class P shares, approximately 0.3 million Class A shares, approximately 0.4 million Class T shares, approximately 0.1 million Class W shares, approximately 0.3 million Class Y shares, and approximately 17,000 Class Z shares for gross proceeds of approximately $23.0 million through our distribution reinvestment plan.

Pursuant to a Sponsor Funding Agreement (as defined in Note 2—Summary of Significant Accounting Policies), our Sponsor agreed to fund the payment of (i) the upfront 3% sales commission for the sale of Class Y shares, (ii) the upfront 3% dealer manager fee for the Class Y shares, and (iii) the estimated 1% organization and offering expenses for the sale of Class Y shares and Class Z shares in our Public Offering. In November 2023, our Sponsor agreed to reimburse the Company in cash to cover the dilution from the one-time stock dividend described below. In consideration for our Sponsor providing the funding for the front-end sales load and the cash to cover the dilution from the stock dividend, Strategic Storage Operating Partnership VI, L.P., a Delaware limited partnership (our “Operating Partnership”), agreed to issue Series C Subordinated Convertible Units (“Series C Units”) to our Sponsor equal to the dollar amount of such funding divided by the then-current offering price (initially $9.30 per share and currently at $10.00 per share) for the Class Y shares and Class Z shares sold in the Public Offering. The Series C Units shall initially have no distribution, voting or other rights to participate in our Operating Partnership unless and until such Series C Units are converted into Class A Units of our Operating Partnership. The Series C Units shall automatically convert into Class A Units on a one-to-one basis upon our disclosure of an estimated net asset value per share equal to at least $10.00 per share for each of the Class A, Class P, Class T, Class W, Class Y, and Class Z shares calculated net of the value of Series C Units to be converted. Such conversion is limited such that the dilution caused by the conversion may not reduce the diluted estimated net asset value below $10.00 per share. No Series C Units were converted to Class A Units as a result of the Estimated Per Share NAV (as defined below) being declared. In connection with the termination of our Primary Offering, the Sponsor Funding Agreement was terminated effective as of May 30, 2025, though our Sponsor or its affiliates are still obligated to provide the funding amounts set forth in the Sponsor Funding Agreement and entitled to receive Series C Units in exchange for such funding amounts until the final payment

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(UNAUDITED)

of such funding amounts and the final issuance of the Series C Units for such funding amounts are made, as contemplated by the terms of the Sponsor Funding Agreement. As of June 30, 2026, we received funding from our Sponsor of approximately $10.2 million for the payment of sales commissions and dealer manager fees for the sale of Class Y shares, and organization and offering expenses for the sale of Class Y and Z shares pursuant to the Sponsor Funding Agreement.

On November 1, 2023, the Company’s board of directors declared to holders of record of Class A shares, Class T shares and Class W shares, respectively, as of November 15, 2023 (a) a one-time stock dividend of 0.11075 Class A shares per Class A share outstanding, (b) a one-time stock dividend of 0.07526 Class T shares per Class T share outstanding, and (c) a one-time stock dividend of 0.01075 Class W shares per Class W share outstanding. These stock dividends were issued to provide such stockholders who purchased Class A shares, Class T shares, or Class W shares in the Public Offering the same number of shares of the applicable class as they would have received if they purchased their shares at a price of $9.30 per share, the offering price of Class Y shares and Class Z shares in the Public Offering. All per share amounts presented herein have been retroactively adjusted to reflect the impact of the one-time stock dividend.

On March 20, 2026, our board of directors, upon recommendation of our nominating and corporate governance committee, approved an estimated value per share (“Estimated Per Share NAV”) of $10.00 for our Class A shares, Class P shares, Class T shares, Class W shares, Class Y shares, and Class Z shares based on the estimated value of our assets less the estimated value of our liabilities, or net asset value, divided by the number of shares outstanding on an adjusted fully diluted basis, calculated as of September 30, 2025. No Series C Units were converted to Class A Units as a result of this Estimated Per Share NAV being declared.

We have invested the net proceeds from our offerings primarily in self storage facilities consisting of both income-producing and growth properties located in the United States and Canada. As of June 30, 2026, we owned 25 operating self storage properties located in seven states (Arizona, Delaware, Florida, Nevada, Oregon, Pennsylvania and Washington) and three Canadian provinces (Alberta, British Columbia and Ontario) and one development property in Florida. For more information, see Note 3—Real Estate Facilities.

As of June 30, 2026, we owned 50% of the equity interests in five unconsolidated real estate ventures in two Canadian provinces (Ontario and Quebec), with subsidiaries of SmartCentres Real Estate Investment Trust (“SmartCentres”) owning the other 50% of such entities. Our unconsolidated real estate ventures consist of five operating self storage properties in the lease-up phase. For more information, see Note 4—Investments in Unconsolidated Real Estate Ventures.

Our Operating Partnership was formed on October 15, 2020. On January 15, 2021, SmartStop Storage Advisors, LLC (“SSA”), an affiliate of our Advisor, purchased a limited partnership interest in our Operating Partnership for $1,000 and we contributed the initial $1,000 capital contribution we received to our Operating Partnership in exchange for the general partner interest. On February 26, 2021, in connection with entering into the Private Offering Advisory Agreement, SSA made an additional $1,000 investment in our Operating Partnership in exchange for additional limited partnership interests and a special limited partnership interest.

On March 10, 2021, SmartStop OP, L.P. (“SmartStop OP”), an affiliate of our Sponsor and the operating partnership of SmartStop, contributed $5.0 million to our Operating Partnership, in exchange for 549,451 units of limited partnership interest in our Operating Partnership (the “OP Investment”). The OP Investment was made net of sales commissions and dealer manager fees, but without giving effect to the early investor discounts available to purchasers of shares in the Private Offering. At the effective time of the OP Investment, SmartStop

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

OP was admitted as a limited partner to our Operating Partnership. As of June 30, 2026, we owned approximately 98% of the common units of limited partnership interest of our Operating Partnership. The remaining approximately 2% of the common units are owned by SmartStop OP.

On May 1, 2023 (the “Commitment Date”), we entered into a preferred stock purchase agreement (the “Series B Purchase Agreement”) with Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR), pursuant to which the Investor committed to purchase $150 million in preferred shares (the aggregate shares to be purchased, the “Preferred Shares”) of our new Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”). The closing (the “ Closing”) in the amount of $150 million occurred on the Commitment Date and we incurred approximately $1.4 million in issuance costs related to the Series B Convertible Preferred Stock. See Note 7 — Preferred Equity.

On September 4, 2025, we, our Operating Partnership, and the Preferred Investor, an affiliate of our Sponsor, entered into a Series D Cumulative Redeemable Preferred Unit Purchase Agreement (the “Series D Preferred Unit Purchase Agreement”) pursuant to which our Operating Partnership issued and sold to the Preferred Investor. In September 2025, the Preferred Investor purchased 1.0 million Series D Cumulative Redeemable Preferred Units of Limited Partnership Interest (the “Series D Preferred Units”) at a liquidation preference of $25.00 per unit (the “Liquidation Amount”) in consideration for the Preferred Investor making a capital contribution to our Operating Partnership in an amount of $25.0 million (the “Series D Preferred Investment”). Pursuant to the Series D Preferred Unit Purchase Agreement, our Operating Partnership issued the remaining 400,000 Series D Preferred Units to the Preferred Investor in the fourth quarter of 2025, for additional aggregate consideration of $10.0 million. See Note 7 — Preferred Equity.

On September 30, 2025, we commenced an offering of up to $75.0 million (expandable up to $100.0 million in the sole discretion of our board of directors) in shares of our Series E Preferred Stock, $0.001 par value per share, at an offering price of $10.00 per share (the “Series E Preferred Offering”), pursuant to the Confidential Private Placement Memorandum dated September 30, 2025 (the “Memorandum”). On July 20, 2026, our board of directors approved an extension of the Series E Preferred Offering from September 30, 2026 to September 30, 2027, unless further extended by our Board. We also reserve the right to terminate the offering at any time. In connection with the Series E Preferred Offering, we entered into Amendment No. 6 to the Second Amended and Restated Limited Partnership Agreement of our Operating Partnership to create Series E Preferred Units having economic terms and designations, powers, preferences, rights and restrictions that are substantially similar to the Series E Preferred Stock. As of June 30, 2026, approximately 98,000 shares of Series E Preferred Equity were sold for a gross offering proceeds of approximately $1.0 million. See Note 7 — Preferred Equity.

On September 30, 2025, in connection with the commencement of the Series E Preferred Offering, we entered into a managing dealer agreement (the “Managing Dealer Agreement”) with Orchard Securities, LLC, a Utah limited liability company (“Orchard”), pursuant to which Orchard has agreed to act as our managing dealer in connection with the Series E Preferred Offering. Pursuant to the Managing Dealer Agreement, Orchard will receive sales commissions up to 6.0% of the gross offering proceeds from the Series E Preferred Offering and managing dealer fees up to 3.50% of the gross offering proceeds from the Series E Preferred Offering, all or a portion of which sales commissions and managing dealer fees may be re-allowed to soliciting dealers. Our Sponsor also agreed to pay Orchard 0.15% of the aggregate amount sold in the Series E Preferred Offering per annum not to exceed an aggregate amount of $550,000; provided, however, if we enter into an extraordinary transaction (as defined in the Memorandum) or list our common stock on a national exchange and Orchard has not received $550,000, then such amount will equal $550,000 regardless of the amount sold in the Series E Preferred Offering. On June 2, 2026, we and Orchard amended the Managing Dealer Agreement to revise the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

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amount of our Sponsor’s payments to Orchard to 1.6% of the aggregate amount sold in the Series E Preferred Offering plus an annual maintenance fee of 0.1% of the aggregate amount sold in the Series E Preferred Offering and removed any references to the $550,000 amounts. The Managing Dealer Agreement will terminate upon the termination of the Series E Preferred Offering, unless terminated earlier by either party upon 30 days’ written notice to the other party.

On July 14, 2026, the Company, Strategic Storage Growth Trust III, Inc. (“SSGT III”), and SSGT III Merger Sub, LLC, a wholly-owned subsidiary of the Company (“SSGT III Merger Sub”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, the Company will acquire SSGT III by way of a merger of SSGT III with and into SSGT III Merger Sub, with SSGT III Merger Sub being the surviving entity (the “SSGT III Merger”).

Assuming all of the conditions of the Merger are satisfied and the Merger is consummated in accordance with the terms in the Merger Agreement, the Company will acquire all of the real estate owned by SSGT III, which as of June 30, 2026 consisted of (i) 12 wholly-owned self storage facilities located in four states and three Canadian provinces comprising approximately 9,215 self storage units and approximately 981,465 net rentable square feet, (ii) SSGT III’s 50% equity interest in three unconsolidated real estate ventures located in the two Canadian provinces (British Columbia and Quebec), and (iii) beneficial interest in three Delaware Statutory Trust (“DST”) sponsored programs. The unconsolidated real estate ventures consist of one operating self storage property and two parcels of land being developed into self storage facilities, with subsidiaries of SmartCentres Real Estate Investment Trust, an unaffiliated third party, owning the other 50% of such entities.

See Note 12 – Potential Acquisitions, for additional information related to the potential SSGT III Merger.

Our Operating Partnership will own, directly or indirectly through one or more special purpose entities, all of the self storage properties that we acquire. We will conduct certain activities through our taxable REIT subsidiary, Strategic Storage TRS VI, Inc., a Delaware corporation (the “TRS”) which was formed on October 16, 2020 and is a wholly owned subsidiary of our Operating Partnership.

Our Property Manager, a Delaware limited liability company, was formed on October 7, 2020 to manage our properties. Our Property Manager will derive substantially all of its income from the property management services it performs for us. Our Property Manager may enter into sub-property management agreements with third party management companies and pay part of its management fee to such sub-property manager. See Note 9 – Related Party Transactions – Property Management Agreement.

As we accept subscriptions for shares of our common and preferred stock, we transfer all of the net offering proceeds to our Operating Partnership as capital contributions in exchange for additional units of interest in our Operating Partnership. However, we will be deemed to have made capital contributions in the amount of gross proceeds received from investors, and our Operating Partnership will be deemed to have simultaneously paid the sales commissions and other costs associated with these offerings. In addition, our Operating Partnership is structured to make distributions with respect to limited partnership units that are equivalent to the distributions made to holders of common stock. Finally, a limited partner in our Operating Partnership may later exchange his or her limited partnership units in our Operating Partnership for shares of our common stock at any time after one year following the date of issuance of their limited partnership units, subject to certain restrictions outlined in the limited partnership agreement of our Operating Partnership, in connection with the Public Offering, the Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, as further amended (the “Operating Partnership Agreement”). SSA and SmartStop OP are prohibited from exchanging or otherwise

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

transferring units representing $202,000 of the limited partnership units acquired in their initial investments in our Operating Partnership so long as our Advisor is acting as our Advisor pursuant to our Advisory Agreement.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC.

Principles of Consolidation

Our financial statements, and the financial statements of our Operating Partnership, including its wholly-owned subsidiaries, are consolidated in the accompanying consolidated financial statements. The portion of these entities not wholly-owned by us is presented as noncontrolling interests. All intercompany accounts and transactions have been eliminated in consolidation. Please see consolidation considerations section below.

Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (“VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest.

Our Operating Partnership is deemed to be a VIE and is consolidated by the Company as the primary beneficiary. Our sole significant asset is our investment in our Operating Partnership; as a result, substantially all of our assets and liabilities represent those assets and liabilities of our Operating Partnership and its wholly-owned subsidiaries.

As of June 30, 2026, we had not entered into any other contracts/interests that would be deemed to be variable interests in VIEs other than our joint ventures with SmartCentres, which are accounted for under the equity method of accounting. Please see Note 4—Investments in Unconsolidated Real Estate Ventures. Other than the entities noted above, we do not currently have any material relationships with unconsolidated entities or financial partnerships.

Equity Investments

Under the equity method, our investments are stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings will generally be recognized based on our ownership interest in the earnings of each of the unconsolidated investments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

Noncontrolling Interest in Consolidated Entities

We account for the noncontrolling interest in our Operating Partnership in accordance with the related accounting guidance. Due to our control through our general partnership interest in our Operating Partnership and the limited rights of the limited partner, our Operating Partnership, including its wholly-owned subsidiary, was consolidated with the Company, and the limited partner interest is reflected as a noncontrolling interest in the accompanying consolidated balance sheets. The noncontrolling interest shall be attributed its share of income and losses, even if that attribution results in a deficit noncontrolling interest balance.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management will adjust such estimates when facts and circumstances dictate. Actual results could materially differ from those estimates. The most significant estimates made include the allocation of property purchase price to tangible and intangible assets acquired and liabilities assumed at relative fair value, the evaluation of potential impairment of long-lived assets, and the estimated useful lives of real estate assets and intangibles.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents.

We may maintain cash and cash equivalents in financial institutions in excess of insured limits. In an effort to mitigate this risk, we only invest in or through major financial institutions.

Restricted Cash

Restricted cash consists primarily of impound reserve accounts for interest and property taxes in connection with the requirements of certain of our loan agreements.

Real Estate Purchase Price Allocation

We account for asset acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs, as of the acquisition date.

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Substantially all of the leases in place at acquired properties are at market rates, as the majority of the leases are month-to-month contracts. We also consider whether in-place, market leases represent an intangible asset. There were no property acquisitions during the six months ended June 30, 2026 and 2025, and no intangible assets were recorded. We do not expect, nor to date have we recorded, intangible assets for the value of customer relationships because we expect we will not have concentrations of significant customers and the average customer turnover will be fairly frequent.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

Allocation of purchase price to acquisitions of facilities are allocated to the individual facilities based upon an income approach or a discounted cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available.

Acquisitions that do not meet the definition of a business, as defined under current GAAP, are accounted for as asset acquisitions. During the six months ended June 30, 2026 and 2025 there were no property acquisitions.

During the three months ended June 30, 2026 and 2025, we expensed approximately $0.6 million and $0.1 million, respectively, of acquisition-related transaction costs that did not meet our capitalization policy. During the six months ended June 30, 2026 and 2025, we expensed approximately $0.9 million and $0.3 million, respectively, of acquisition-related transaction costs that did not meet our capitalization policy.

Evaluation of Possible Impairment of Long-Lived Assets

Management monitors events and changes in circumstances that could indicate that the carrying amounts of our long-lived assets, including those held through joint ventures, may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of the assets may not be recoverable, we will assess the recoverability of the assets by determining whether the carrying value of the long-lived assets will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived assets to the fair value and recognize an impairment loss. For the six months ended June 30, 2026 and 2025, no impairment losses were recognized.

Advertising Costs

Advertising costs are included in property operating expenses and general and administrative expenses, depending on the nature of the expense, in the accompanying consolidated statements of operations. These costs are expensed in the period in which the cost is incurred. The Company incurred advertising costs of approximately $0.7 million and $1.3 million for the three and six months ended June 30, 2026, respectively, and approximately $0.7 million and $1.6 million for the three and six months ended June 30, 2025, respectively.

Revenue Recognition

Management believes that all of our leases are operating leases. Rental income is recognized in accordance with the terms of the leases, which generally are month-to-month. Revenues from any long-term operating leases will be recognized on a straight-line basis over the term of the lease. The excess of rents received over amounts contractually due pursuant to the underlying leases will be included in accounts payable and accrued liabilities in our consolidated balance sheet and contractually due but unpaid rent will be included in other assets. Additionally, we earn ancillary revenue by selling various moving and packing supplies such as locks and boxes. We recognize such revenue in the Ancillary operating revenue line within our consolidated statements of operations as the services are performed and as the goods are delivered.

Sponsor Funding Agreement

On November 1, 2023, the Company entered into a sponsor funding agreement (the “Sponsor Funding Agreement”) by and among the Company, our Operating Partnership and our Sponsor pursuant to which the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

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Sponsor agreed to fund the payment of (i) the upfront 3% sales commission for the sale of Class Y shares, (ii) the upfront 3% dealer manager fee for the Class Y shares, and (iii) the estimated 1% organization and offering expenses for the sale of Class Y shares and Class Z shares in our Public Offering. In addition, the Sponsor reimbursed the Company in cash to cover the dilution from the one-time stock dividend described below. In connection with the termination of our Primary Offering, the Sponsor Funding Agreement was terminated effective as of May 30, 2025, though our Sponsor or its affiliates are still obligated to provide the funding amounts set forth in the Sponsor Funding Agreement and entitled to receive Series C Units until the final payment of such funding amounts, and the final issuance of the Series C Units for such funding amounts, as contemplated by the terms of the Sponsor Funding Agreement.

In consideration for the Sponsor providing the funding for the front-end sales load described above and the cash to cover the dilution from the stock dividend, the Operating Partnership was obligated to issue a number of Series C Units to the Sponsor equal to the dollar amount of such funding divided by the then-current offering price (initially $9.30 per share and currently at $10.00 per share) for the Class Y shares and Class Z shares sold in the Public Offering. Pursuant to the Sponsor Funding Agreement, the Sponsor reimbursed the Company monthly within 30 days after the end of each calendar month for the applicable front-end sales load it agreed to fund, and the Operating Partnership issued the Series C Units on a monthly basis, effective as of the respective funding date. The Series C Units convert into Class A Units of our Operating Partnership if the estimated net asset value equal to at least $10.00 per share. Such conversion is limited such that the dilution caused by the conversion may not reduce the diluted estimated net asset value below $10.00 per share. On March 20, 2026, we declared an Estimated Per Share NAV of $10.00 calculated as of September 30, 2025. No Series C Units were converted to Class A Units as a result of this Estimated Per Share NAV being declared.

The amount by which the funding received exceeds the fair value of the Series C Units is accounted for as a consideration received from a vendor and is therefore recorded as a reduction to the price of the services provided. Each payment is initially included in the Accounts payable and accrued liabilities in the accompanying consolidated balance sheets and subsequently recorded as a reduction of Property operating expenses – affiliates ratably over the remaining estimated life of our management contracts with SmartStop. Below is a summary of the portion of sponsor funding received which exceeds the fair value of the Series C Units issued:

Balance at December 31, 2025	$3,224,254
Reduction of Property operating expense – affiliates	(532,473)

Balance at June 30, 2026	$2,691,781

Allowance for Doubtful Accounts

Tenant accounts receivable is reported net of an allowance for doubtful accounts. Management records a general reserve estimate based upon a review of the current status of tenant accounts receivable. It is reasonably possible that management’s estimate of the allowance will change in the future. As of June 30, 2026 and December 31, 2025, approximately $25,000 and $46,000, respectively, were recorded to allowance for doubtful accounts, and are included within other assets in the accompanying consolidated balance sheets.

Real Estate Facilities

Real estate facilities are recorded based on relative fair value as of the date of acquisition. We capitalize costs incurred to develop, construct, renovate and improve properties, including interest and property taxes

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

incurred during the construction period. The construction period begins when expenditures for the real estate assets have been made and activities that are necessary to prepare the asset for its intended use are in progress. The construction period ends when the asset is substantially complete and ready for its intended use.

Depreciation of Real Property Assets

Our management is required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives.

Depreciation of our real property assets is charged to expense on a straight-line basis over the estimated useful lives as follows:

Description	Standard Depreciable Life
Land	Not Depreciated
Buildings	35 years
Site Improvements	7-10 years

Depreciation of Personal Property Assets

Personal property assets consist primarily of furniture, fixtures and equipment and are depreciated on a straight-line basis over the estimated useful lives generally ranging from 3 to 5 years, and are included in other assets on our consolidated balance sheets.

Foreign Currency Translation

For non-U.S. functional currency operations, assets and liabilities are translated to U.S. dollars at current exchange rates as of the reporting date. Revenues and expenses are translated at the average rate for the period. All adjustments related to amounts classified as long term net investments are recorded in accumulated other comprehensive income (loss) as a separate component of equity. Transactions denominated in a currency other than the functional currency of the related operations are recorded at rates of exchange in effect at the date of the translation. Changes in investments not classified as long term are recorded in foreign currency adjustment in the accompanying Statements of Operations.

Intangible Assets

We have allocated a portion of our real estate purchase price to in-place leases. We amortize in-place leases on a straight-line basis over 18 months, the estimated average rental period for the leases. As of June 30, 2026 and December 31, 2025, the gross amounts allocated to in-place lease intangibles were approximately $9.6 million and $9.8 million, respectively, and accumulated amortization of in-place lease intangibles totaled approximately $9.6 million and $9.8 million respectively.

Debt Issuance Costs

The net carrying value of costs incurred in connection with obtaining non revolving debt are presented on the consolidated balance sheets as a reduction of the related debt. Debt issuance costs are amortized on a straight-line basis over the term of the related loan, which is not materially different than the effective interest method. As

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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of June 30, 2026 and December 31, 2025, accumulated amortization of debt issuance costs related to non revolving debt totaled approximately $1.1 million and $0.8 million, respectively. For the three and six months ended June 30, 2026, we expensed approximately $0.2 million and $0.3 million, respectively, and we expensed approximately $0.2 million and $0.7 million, respectively, for the three and six months ended June 30, 2025, in debt issuance cost.

Organizational and Offering Costs

Our Advisor may fund organization and offering costs on our behalf. We are required to reimburse our Advisor for such organization and offering costs; provided, however, our Advisor funded, and was not reimbursed for, 1.0% of the gross offering proceeds from the sale of Class W shares towards payment of organization and offering expenses, which we recognized as a capital contribution from our Advisor. Our Advisor must reimburse us within 60 days after the end of the month in which the initial public offering terminates to the extent we paid or reimbursed organization and offering costs (excluding sales commissions, dealer manager fees, stockholder servicing fees and dealer manager servicing fees) in excess of 15% of the gross offering proceeds from the Primary Offering. If at any point in time we determine that the total organization and offering costs are expected to exceed 15% of the gross proceeds anticipated to be received from the Primary Offering, we will recognize such excess as a capital contribution from our Advisor. As of June 30, 2026, organization and offering costs from the Primary Offering were less than 15% of gross proceeds from the Primary Offering. Offering costs are recorded as an offset to additional paid-in capital, and organization costs are recorded as an expense.

In connection with our Private Offering, our Former Dealer Manager received a sales commission of up to 6.0% of gross proceeds from sales in the Private Offering and a dealer manager fee equal to up to 3.0% of gross proceeds from sales in the Private Offering under the terms of the Private Offering Dealer Manager Agreement.

In connection with our Primary Offering, our Former Dealer Manager received a sales commission of up to 6.0% of gross proceeds from sales of Class A shares and up to 3.0% of gross proceeds from the sales of Class T shares and Class Y shares in the Primary Offering and a dealer manager fee up to 3.0% of gross proceeds from sales of Class A shares, Class T shares and Class Y shares in the Primary Offering under the terms of the Dealer Manager Agreement. Our Former Dealer Manager did not receive an upfront sales commission or dealer manager fee from the sales of Class W shares or Class Z shares in the Primary Offering; however, we and/or our Sponsor paid to our Former Dealer Manager dealer manager support in the amount of 1.5% of the gross offering proceeds of the Class W shares and Class Z shares sold in the Primary Offering for payment of wholesaler commissions and other wholesaler expenses associated with the sales of the Class W shares and Class Z shares. In addition, our Former Dealer Manager received an ongoing stockholder servicing fee that was payable monthly and accrued daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T shares and Class Y shares sold in the Primary Offering. Our Former Dealer Manager also received an ongoing dealer manager servicing fee that was payable monthly and accrued daily in an amount equal to 1/365th of 0.5% of the purchase price per share of the Class W shares and Class Z shares sold in the Primary Offering. Pursuant to the Dealer Manager Agreement, we were to cease paying the stockholder servicing fee with respect to the Class T shares and Class Y shares sold in the Primary Offering at the earlier of (i) the date we listed our shares on a national securities exchange, merged or consolidated with or into another entity, or sold or disposed of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equaled 10% of the gross proceeds from the sale of Class A shares, Class T shares, Class Y shares, Class W shares and Class Z shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation was to be made by us with the assistance of our Former Dealer

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

Manager commencing after the termination of our Primary Offering; (iii) with respect to a particular Class T share and Class Y share, the third anniversary of the issuance of such share; and (iv) the date that such Class T share or Class Y share is redeemed or is no longer outstanding. Additionally, we were to cease paying the dealer manager servicing fee with respect to the Class W share and Class Z share sold in the Primary Offering at the earlier of (i) the date we listed our shares on a national securities exchange, merged or consolidated with or into another entity, or sold or disposed of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equaled 10% of the gross proceeds from the sale of Class A shares, Class T shares, Class Y shares, Class W shares and Class Z shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation was to be made by us with the assistance of our Former Dealer Manager commencing after the termination of our Primary Offering; (iii) the end of the month in which the aggregate underwriting compensation paid in our Primary Offering with respect to Class W shares and Class Z shares, comprised of the dealer manager servicing fees and dealer manager support, equaled 9.0% of the gross proceeds from the sale of Class W shares and Class Z shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan), which calculation was to be made by us with the assistance of our Former Dealer Manager commencing after the termination of our Primary Offering, and (iv) the date that such Class W share or Class Z share is redeemed or is no longer outstanding. However, in June 2025, our Former Dealer Manager ceased operations; accordingly, we ceased paying the dealer manager servicing fees previously due to our Former Dealer Manager and during the second quarter of 2025, we reduced the dealer manager servicing fee payable included in Accounts Payable and Accrued Liabilities and the related offering cost included in Additional Paid In Capital totaling approximately $950,000.

Our Former Dealer Manager entered into participating dealer agreements with certain other broker-dealers which authorized them to sell our shares. Upon sale of our shares by such broker-dealers, our Former Dealer Manager re-allowed all of the sales commissions and, subject to certain limitations, the stockholder servicing fees paid in connection with sales made by these broker-dealers. Our Former Dealer Manager was also permitted to re-allow to these broker-dealers a portion of their dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Former Dealer Manager, payment of attendance fees required for employees of our Former Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses. Our Former Dealer Manager also received reimbursement of bona fide due diligence expenses; however, to the extent these due diligence expenses could not be justified, any excess over actual due diligence expenses would have been considered underwriting compensation subject to a 10% FINRA limitation and, when aggregated with all other non-accountable expenses in connection with our Public Offering, could not exceed 3% of gross offering proceeds from sales in the Public Offering. We historically recorded a liability within Accounts Payable and Accrued Liabilities for the future estimated stockholder and dealer manager servicing fees and a reduction to additional paid-in capital at the time of sale of the Class T, Class Y, Class W and Class Z shares as an offering cost. Following the cessation of paying dealer manager servicing fees, as described above, we will no longer record such fees as a liability within Accounts Payable and Accrued Liabilities.

Our Advisor may fund organization and offering costs on our behalf in connection with the Series E Preferred Offering. We are required to reimburse our Advisor for such organization and offering costs.

Redeemable Common Stock

We adopted a share redemption program that will enable stockholders to sell their shares to us in limited circumstances.

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(UNAUDITED)

We record amounts that are redeemable under the share redemption program as redeemable common stock in the accompanying consolidated balance sheets since the shares are redeemable at the option of the holder and therefore their redemption is outside our control. The maximum amount redeemable under our share redemption program will be limited to the number of shares we could repurchase with the amount of the net proceeds from the sale of shares under the distribution reinvestment plan. However, accounting guidance states that determinable amounts that can become redeemable but that are contingent on an event that is likely to occur (e.g., the passage of time) should be presented as redeemable when such amount is known. Therefore, the net proceeds from the distribution reinvestment plan are considered to be temporary equity and are presented as redeemable common stock in our consolidated balance sheets.

In addition, current accounting guidance requires, among other things, that financial instruments that represent a mandatory obligation of us to repurchase shares be classified as liabilities and reported at settlement value.

In order to maintain operating flexibility, on August 6, 2025, our board of directors approved the suspension of our share redemption program effective as of September 6, 2025, except with respect to redemption requests made in connection with the death, commitment to a long-term care facility, qualifying disability or bankruptcy of a stockholder. The share redemption program shall remain suspended as discussed above until such time, if any, as our board of directors may approve the resumption of the share redemption program.

For the six months ended June 30, 2026, we received redemption requests totaling approximately $0.2 million, approximately $0.1 million was fulfilled during the six months ended June 30, 2026 and the remaining approximately $0.1 million was included in accounts payable and accrued liabilities as of June 30, 2026 and fulfilled in July 2026. For the six months ended June 30, 2025, we received redemption requests totaling approximately $3.3 million, approximately $0.2 million was fulfilled during the six months ended June 30, 2025 and the remaining $3.1 million was included in accounts payable and accrued liabilities as of June 30, 2025 and fulfilled in July 2025.

Series B Preferred Equity

We classify our Series B Convertible Preferred Stock (as defined in Note 7 — Preferred Equity) on our consolidated balance sheets using the guidance in ASC 480-10-S99. The Series B Convertible Preferred Stock can be redeemed at our option on or after the third anniversary of its issuance. Additionally, the holder can elect to redeem if any of the following events outside our control occur: (i) change of control; (ii) a breach of protective provisions; (iii) upon the occurrence of monetary and other material defaults under secured property debt; and (iv) if we do not maintain our REIT status. As the shares are contingently redeemable, and under certain circumstances not solely within our control, we have classified our Series B Convertible Preferred Stock as temporary equity.

We have analyzed whether the conversion features in our Series B Convertible Preferred Stock should be bifurcated under the guidance in ASC 815-10 and have determined that bifurcation is not necessary.

Series D Preferred Equity in our Operating Partnership

We classified our Series D Preferred Units on our consolidated balance sheets using the guidance in ASC 480-10-S99. The Series D Preferred Units are redeemable by our Operating Partnership, in whole or in part, at the option of our Operating Partnership on or after the second anniversary of its issuance. Additionally, the

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

holder can elect to redeem if any of the following events outside our control occur: (i) change of control; (ii) a breach of protective provisions; (iii) upon the occurrence of monetary and other material defaults under secured property debt; and (iv) if we do not maintain our REIT status. As the units are contingently redeemable, and under certain circumstances not solely within our control, we have classified our Series D Preferred Units as temporary equity.

Series E Preferred Equity

We classified our Series E Redeemable Preferred Stock (as defined in Note 7 — Preferred Equity) on our consolidated balance sheets using the guidance in ASC 480-10-S99. The Series E Redeemable Preferred Stock is redeemable at the option of the holder on the day following the one year anniversary of the original issue of date in accordance with the Series E Redeemable Preferred Stock Memorandum, subject to the terms of the memorandum, as described in Note 7 — Preferred Equity. As the shares are redeemable, and under certain circumstances not solely within our control, we have classified our Series E Redeemable Preferred Stock as temporary equity.

Fair Value Measurements

The accounting standard for fair value measurements and disclosures defines fair value, establishes a framework for measuring fair value, and provides for expanded disclosure about fair value measurements. Fair value is defined by the accounting standard for fair value measurements and disclosures as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels. The following summarizes the three levels of inputs and hierarchy of fair value we will use when measuring fair value:

1.	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access;

2.	Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as interest rates and yield curves that are observable at commonly quoted intervals; and

3.	Level 3 inputs are unobservable inputs for the assets or liabilities that are typically based on an entity’s own assumptions as there is little, if any, related market activity.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the fair value measurement will fall within the lowest level that is significant to the fair value measurement in its entirety.

The accounting guidance for fair value measurements and disclosures provides a framework for measuring fair value and establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In determining fair value, we will utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment will be necessary to interpret Level 2 and 3 inputs in determining fair value of our financial and non- financial assets and liabilities. Accordingly, there can be no assurance that the fair values we will present will be indicative of amounts that may ultimately be realized upon sale or other disposition of these assets.

Financial and non-financial assets and liabilities measured at fair value on a non-recurring basis in our consolidated financial statements consist of real estate and related liabilities assumed related to our acquisition.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

The fair value of these assets and liabilities were determined as of the acquisition date using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, leasing assumptions, growth rates, discount rates and terminal capitalization rates; (ii) income capitalization approach, which considers prevailing market capitalization rates; and (iii) comparable sales activity. In general, we consider multiple valuation techniques when measuring fair values. However, in certain circumstances, a single valuation technique may be appropriate. All of the fair values of the assets and liabilities as of the acquisition dates or assumed at the consolidation of the Operating Partnership were derived using Level 3 inputs.

The Series C Units (categorized within Level 3 of the fair value hierarchy) issued in connection with the Sponsor Funding Agreement are measured at fair value when issued. The fair value of these units were determined using a valuation model which considered the following key assumptions: our projected distribution rate, implied share price volatility, risk free interest rate, estimated net asset value and the estimated effective life of the Series C Units.

The carrying amounts of cash and cash equivalents, restricted cash, other assets, variable-rate debt, accounts payable and accrued liabilities, distributions payable and amounts due to affiliates approximate fair value.

The table below summarizes our fixed rate notes payable at June 30, 2026 and December 31, 2025. The estimated fair value of financial instruments is subjective in nature and are dependent on a number of important assumptions, including discount rates and relevant comparable market information associated with each financial instrument. The fair value of our fixed and variable rate notes payable were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. These assumptions are considered Level 2 inputs within the fair value hierarchy. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. As of June 30, 2026 and December 31, 2025, we believe the fair value of our variable rate debt are reasonably estimated at their notional amounts as there have been minimal changes to the fixed spread portion of interest rates for similar loans observed in the market, and as the variable portion of our interest rates fluctuate with the associated market indices.

	June 30, 2026		December 31, 2025
	Fair Value	Carrying Value	Fair Value	Carrying Value
Fixed Rate Secured Debt	$125,000,000	$125,505,100	$129,200,000	$129,341,800

During the six months ended June 30, 2026 and 2025, we held interest rate cash flow hedges and foreign currency net investment hedges to hedge our interest rate and foreign currency exposure (See Note 5 — Debt and Note 6 — Derivative Instruments). The valuation of these instruments were determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivatives. The analyses reflect the contractual terms of the derivatives, including the period to maturity, and used observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities as applicable. The fair value of the interest rate swaps and cap agreements were determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash payments. Our fair values of our net investment hedges are based primarily on the change in the spot rate at the end of the period as compared with the strike price at inception.

To comply with GAAP, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of derivative contracts for the effect of non-performance risk, we consider the impact of

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(UNAUDITED)

netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although we had determined that the majority of the inputs used to value our hedges were within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our hedges utilized Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparties. However, through June 30, 2026, we had assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our hedge positions and determined that the credit valuation adjustment was not significant to the overall valuation of our hedge. As a result, we determined that our hedge valuation in its entirety was classified in Level 2 of the fair value hierarchy.

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of June 30, 2026, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Fair Value Measurements at Reporting Date Using
Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Other assets – interest rate hedges	$—	$2,847,001	$—
Accounts payable and accrued liabilities – interest rate hedges	$—	$312,339	$—

Derivative Instruments and Hedging Activities

We record all derivatives on our balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. We may enter into derivative contracts that are intended to economically hedge certain of our risks, even though hedge accounting does not apply or we elect not to apply hedge accounting.

For derivatives designated as hedges, the effective portion of changes in the fair value of the derivatives are reported in accumulated other comprehensive income (loss). The ineffective portion of the change in fair value of the derivatives is recognized directly in Derivative fair value adjustment, within our consolidated statements of operations. Amounts are reclassified out of other comprehensive (loss) income into earnings (loss) when the hedged net investment is either sold or substantially liquidated.

Interest rate derivatives not designated as hedges for GAAP are not speculative and are used to manage our exposure to interest rate movements and other identified risks but we have elected not to apply hedge accounting. Changes in the fair value of interest rate derivatives not designated in hedging relationships are recorded in derivative fair value adjustment, net of cash settlements, within our consolidated statements of operations.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

Income Taxes

We made an election to be taxed as a Real Estate Investment Trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2021. To qualify as a REIT, we must continue to meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the REIT’s ordinary taxable income to stockholders (which is computed without regard to the dividends paid deduction or net capital gains and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Even if we continue to qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

We filed an election to treat our TRS as a taxable REIT subsidiary. In general, the TRS performs additional services for our customers and generally engages in any real estate or non-real estate related business. The TRS is subject to corporate federal and state income tax. We account for deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Any increase or decrease in the deferred tax liability that results from a change in circumstances, and that causes a change in our judgment about expected future tax consequences of events, is included in the tax provision when such changes occur. Deferred income taxes also reflect the impact of operating loss and tax credit carryforwards. A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. Any increase or decrease in the valuation allowance that results from a change in circumstances, and that causes a change in our judgment about the realizability of the related deferred tax asset, is included in the tax provision when such changes occur.

As of both June 30, 2026, and December 31, 2025, the Company had no recorded income tax expense/(benefit), nor did the Company pay any income taxes. The Company recorded a full valuation allowance against

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JUNE 30, 2026

(UNAUDITED)

its deferred tax assets of approximately $10.4 million and $9.7 million as of June 30, 2026 and December 31, 2025, respectively.

	June 30, 2026	December 31, 2025
Deferred tax asset:
Canadian interest expense limitation	$4,863,944	$4,127,546
Canadian carryforward capital losses	8,971,657	8,778,327
Canadian real estate	216,580	241,259

Total deferred tax asset	14,052,181	13,147,132

Deferred tax liabilities:
Canadian real estate	(3,696,042)	(3,452,403)

Total deferred tax liabilities	(3,696,042)	(3,452,403)

Valuation allowance	(10,356,139)	(9,694,729)

Net deferred tax liabilities	$—	$—

Uncertain tax positions may arise where tax laws may allow for alternative interpretations or where the timing of recognition of income is subject to judgment. Under ASC Topic 740, tax positions are evaluated for recognition using a more — likely — than — not threshold, and those tax positions requiring recognition are measured at the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. Interest and penalties relating to uncertain tax positions will be recognized in income tax expense when incurred. As of June 30, 2026 and December 31, 2025, the Company had no uncertain tax positions. As of June 30, 2026 and December 31, 2025, the Company had no interest or penalties related to uncertain tax positions. Income taxes payable are classified within accounts payable and accrued liabilities in the consolidated balance sheets. The tax years 2022 through 2025 remains open to examination by the major taxing jurisdictions to which we are subject.

Recent Tax Legislation

Effective July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law. Certain provisions of OBBBA modified U.S. tax law and impact us and our stockholders. Among other changes, this legislation (i) permanently extended the 20% deduction for “qualified REIT dividends” for individuals and other non-corporate taxpayers under Section 199A of the Code, (ii) permanently reinstated 100% bonus depreciation for certain property acquired after January 19, 2025, (iii) increased the percentage limit under the REIT asset test applicable to taxable REIT subsidiaries from 20% to 25% for taxable years beginning after December 31, 2025, and (iv) increases the base on which the 30% interest deduction limit under Section 163(j) of the Code applies by excluding depreciation, amortization and depletion from the definition of “adjusted taxable income” for taxable years beginning after December 31, 2024. The provisions of OBBBA did not have a material impact to our Consolidated Financial Statements.

Concentration

No single self storage customer represents a significant concentration of our revenues. For the six months ended June 30, 2026, approximately 49%, 15%, and 11% of our rental income was concentrated in the Greater Toronto Area of Canada, Arizona and Florida, respectively. Our properties within the aforementioned geographic areas are dispersed therein, operating in multiple different regions and sub-markets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

Segment Reporting

Our business is composed of one reportable segment: self storage operations. For more information, please see Note 8 – Segment Disclosures.

Per Share Data

Basic earnings per share attributable to our common stockholders for all periods presented are computed by dividing net loss attributable to our common stockholders by the weighted average number of common shares outstanding during the period, excluding unvested restricted stock. Diluted earnings per share is computed by including the dilutive effect of the conversion of all potential common stock equivalents (which includes unvested restricted stock awards and Series B Convertible Preferred Stock) utilizing the treasury stock or if-converted method, as applicable. The dilutive effect of unvested restricted stock and Series B Convertible Preferred Stock was not included in the dilutive weighted average shares as such shares were antidilutive.

The following table presents the unconverted Series B Convertible Preferred Stock and unvested restricted stock awards, that were excluded from the computation of diluted earnings per share above as their effect would have been antidilutive for the respective periods, and was calculated using the treasury stock or if-converted method, as applicable:

	For the six months ended June 30,
	2026	2025
	Equivalent Shares (if converted)	Equivalent Shares (if converted)
Series B Convertible Preferred Stock	13,636,364	13,636,364
Unvested restricted stock awards	12,500	11,875

	13,648,864	13,648,239

Recently Issued Accounting Guidance

In November 2024, the FASB issued ASU 2024-03, “Disaggregation of Income Statement Expenses (Topic 220).” The guidance in ASU 2024-03 was issued to provide investors with more disaggregated information about an entity’s expenses. In January 2025, the FASB issued ASU 2025-01 for the sole purpose of clarifying the effective date of ASU 2024-03. The amendment becomes effective for annual reporting periods beginning after December 15, 2026, and interim periods within annual reporting periods beginning after December 15, 2027. We are currently evaluating the impact upon adoption of the new standard on our consolidated financial statements and related disclosures.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

Note 3. Real Estate Facilities

The following summarizes the activity in real estate facilities during the six months ended June 30, 2026:

Real estate facilities
Balance at December 31, 2025	512,513,507
Improvements and additions	15,698,293
Impact of foreign exchange rate changes	(11,011,458)

Balance at June 30, 2026	$517,200,342

Accumulated depreciation
Balance at December 31, 2025	(41,047,473)
Depreciation expense	(6,614,228)
Impact of foreign exchange rate changes	756,201

Balance at June 30, 2026	$(46,905,500)

There were no acquisitions during the six months ended June 30, 2026 and 2025.

Note 4. Investments in Unconsolidated Real Estate Ventures

We have entered into various agreements with a subsidiary of SmartCentres, an unaffiliated third party, to acquire tracts of land, develop and operate self storage facilities. As of June 30, 2026, our unconsolidated real estate ventures consist of five operating self storage facilities in the lease-up phase.

We account for these investments using the equity method of accounting and they are stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings (loss) will generally be recognized based on our ownership interest in the earnings (loss) of each of the unconsolidated investments.

For the three months ended June 30, 2026 and 2025, we recorded net aggregate loss of approximately $0.7 million and $0.4 million, respectively, from our equity in loss related to our unconsolidated real estate ventures. For the six months ended June 30, 2026 and 2025, we recorded net aggregate loss of approximately $1.6 million and $0.6 million, respectively, from our equity in loss related to our unconsolidated real estate ventures.

The Company’s investments in unconsolidated real estate ventures are summarized as follows:

				Carrying Value of Investment
	Location	Date Real Estate Venture Became Operational	Equity Ownership%	June 30, 2026	December 31, 2025
Toronto(1)	Toronto, Ontario	June 2025	50%	$3,653,653	$4,160,699
Toronto II(1)	Toronto, Ontario	April 2025	50%	4,688,860	5,254,183
Dorval(1)	Dorval, Quebec	June 2025	50%	2,570,895	3,106,052
Hamilton(1)	Hamilton, Ontario	October 2024	50%	1,764,341	2,131,495
Montreal(1)	Montreal, Quebec	May 2026	50%	3,997,707	9,860,516

				$16,675,456	$24,512,945

(1)	As of June 30, 2026, these five JV Properties were encumbered by first mortgages pursuant to the SmartCentres Financing (defined below).

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

SmartCentres Financing

On August 30, 2024, we and SmartCentres, through the Toronto, Toronto II, Dorval and Hamilton joint venture partnerships (the “JV Properties”), entered into a master mortgage commitment agreement (the “MMCA”) with SmartCentres Storage Finance LP (the “SmartCentres Lender”) (collectively, the “SmartCentres Financing”). The SmartCentres Lender is an affiliate of SmartCentres. The initial maximum amount available under the loan is CAD $95.5 million and contains an accordion feature such that borrowings may be increased to CAD $120.0 million, subject to certain conditions set forth in the MMCA. The proceeds of the SmartCentres Financing will be used to finance the development and construction of self storage facilities on the JV Properties. On September 3, 2024, the JV Properties drew approximately CAD $46.3 million on the SmartCentres Financing and distributed approximately CAD $21.8 million to each partner.

On February 19, 2026, the JV Properties amended the SmartCentres Financing to: (i) extend the maturity date by one-year until May 11, 2027; (ii) add the Montreal Property as a borrower under the SmartCentres Financing; and (iii) draw approximately CAD $17.5 million. Subsequent to the draw, the JV Properties distributed approximately CAD $8.7 million to each partner.

As of June 30, 2026, approximately CAD $116.2 million was outstanding on the SmartCentres Financing.

The SmartCentres Financing is secured by first mortgages on each of the JV Properties. Interest on the SmartCentres Financing is a variable annual rate equal to the aggregate of: (i) the Adjusted Daily Compounded Canadian Overnight Repo Rate Average (“CORRA”), plus: (ii) an adjusted Daily Compounded CORRA adjustment of approximately 0.30%, plus (iii) a margin based on the External Credit Rating, plus (iv) a margin under the Senior Credit Facility, each as defined and described further in the MMCA. As of June 30, 2026, the total interest rate was approximately 5.26%.

The SmartCentres Financing matures on May 11, 2027, and may be extended annually as set forth in the MMCA. Monthly interest payments are initially capitalized on the outstanding principal balance. Upon a JV Property generating sufficient Net Cash Flow (as defined in the MMCA), the SmartCentres Financing provides for the commencement of quarterly payments of interest. The borrowings advanced pursuant to the SmartCentres Financing may be prepaid without penalty, subject to certain conditions set forth in the MMCA.

The SmartCentres Financing contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions (including a loan to value ratio of no greater than 70% with respect to each JV Property) and events of default, all as set forth in the MMCA. We serve as a full recourse guarantor with respect to 50% of the SmartCentres Financing.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

Note 5. Debt

The Company’s secured debt is summarized as follows:

Debt	June 30, 2026	December 31, 2025	Interest Rate	Maturity Date
Huntington Credit Facility(1)	$86,103,075	$86,937,660	6.26%	11/30/2027
National Bank of Canada—Four Property Loan(2)	43,865,507	45,960,783	4.86%	1/8/2028
Skymar—Vancouver	13,000,000	13,000,000	7.55%	4/1/2030
Meridian Loan(3)	9,368,083	7,617,239	5.95%	1/31/2028
QuadReal—Seven Property Loan(4)	103,385,100	107,221,800	5.59%	4/1/2030
Skymar—Bradenton	9,120,000	9,120,000	7.50%	4/1/2030
SmartStop Bridge Loan	28,500,000	25,000,000	7.18%	6/30/2027
Debt issuance costs, net	(1,627,182)	(1,949,228)

Total Debt	$291,714,583	$292,908,254

(1)

As of June 30, 2026, this variable rate loan encumbers 11 properties (Phoenix I, Las Vegas, Phoenix II, Surprise, Apopka, Portland, Newark, Levittown, Chandler, St. Johns and Oxford). We entered into an interest rate swap agreement that fixes SOFR at 1.54% until the maturity of the loan.

(2)

This variable rate loan encumbers four properties (Burlington, Cambridge, North York and Edmonton) and the amount shown above is in USD based on the foreign exchange rate in effect as of June 30, 2026 and December 31, 2025, respectively. We entered into an interest rate swap agreement that fixes CORRA at 3.03% until the maturity of the loan.

(3)

This variable rate loan encumbers our Etobicoke, ONT development property and the amount shown above is in USD based on the foreign exchange rate in effect as of June 30, 2026 and December 31, 2025, respectively.

(4)

This fixed rate loan encumbers seven properties (Mississauga, Mississauga II, Burlington II, Hamilton, Vancouver, Woodbridge and Toronto) and the amount shown above is in USD based on the foreign exchange rate in effect as of June 30, 2026 and December 31, 2025, respectively.

The weighted average interest rate on our consolidated debt, excluding the impact of our interest rate hedging activities, as of June 30, 2026 was approximately 5.99%.

Huntington Credit Facility

On November 30, 2021, we, through three special purpose entities (collectively, the “Initial Borrower”) wholly owned by our operating partnership, entered into a credit agreement (the “Credit Agreement”) with Huntington National Bank (“Huntington”), as administrative agent and sole lead arranger.

Under the terms of the Credit Agreement, the Initial Borrower had an initial maximum borrowing capacity of $50 million (the “Huntington Credit Facility”). However, certain financial requirements with respect to both the Initial Borrower and the “Pool” of “Mortgaged Properties” (as each term is defined in the Credit Agreement) must be satisfied prior to making any drawdowns on the Huntington Credit Facility in accordance with the Credit Agreement. At close, we borrowed approximately $22.4 million on the Huntington Credit Facility, secured by a first mortgage deed of trust on the Surprise, Phoenix and Phoenix II Properties. In conjunction with the initial draw on the Huntington Credit Facility, a prior loan with Huntington was repaid and terminated in accordance with the related loan agreement without any fees or penalties. On December 30, 2021, in conjunction with the

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

acquisitions of the Bradenton Property and Apopka Property, we borrowed an additional approximately $14.7 million pursuant to the Huntington Credit Facility and the Bradenton and Apopka Properties were added as security. On April 26, 2022, the Vancouver Property was added as security to the Huntington Credit Facility and we borrowed approximately $12.9 million.

On May 17, 2022, we entered into an amendment and joinder to amend the Huntington Credit Facility (the “Second Amendment”). Under the terms of the Second Amendment, we increased our borrowing capacity by $50 million for a total borrowing capacity of $100 million. In conjunction with the increase of the maximum borrowing capacity we drew approximately $14.5 million on the Huntington Credit Facility to acquire the Chandler Property and the property was added as security. On May 26, 2022, we borrowed approximately $30.6 million on the Huntington Credit Facility, secured by a first mortgage deed of trust on the Levittown, Newark and Portland Properties. In conjunction with the May 26, 2022 draw on the Huntington Credit Facility, a bridge loan with Huntington was repaid and terminated in accordance with the related loan agreement without any fees or penalties.

On April 13, 2023, we entered into an amendment and joinder to the Huntington Credit Facility to: (i) increase the borrowing capacity up to approximately $107.6 million; (ii) extend the maturity date by one-year until November 30, 2025; (iii) add two additional special purpose entities as borrowers under the Huntington Credit Facility (the “Additional Borrowers”); and (iv) modify certain other covenants. In connection with such amendment and joinder, we, through the Additional Borrowers, added the St. Johns and Oxford properties owned by the Additional Borrowers to the Huntington Credit Facility and drew approximately $12.5 million.

On April 13, 2023, in conjunction with the amendment to the Huntington Credit Facility, we entered into two interest rate swap agreements with a notional amount of $38.0 million and $22.0 million, respectively, whereby Secured Overnight Financing Rate (“SOFR”) was fixed at 4.01% through the maturity of the Huntington Credit Facility. On April 13, 2023, we entered into an interest rate cap agreement with a notional amount of $47.6 million, whereby SOFR was capped at 2.6% through the maturity of the Huntington Credit Facility. On September 28, 2023, we terminated the interest rate cap agreement entered on April 13, 2023 and entered into a new interest rate cap agreement with a notional amount of $47.6 million, whereby SOFR is capped at 1.1% through the maturity of the Huntington Credit Facility. On March 28, 2024, we terminated the SOFR Huntington Credit Facility swap entered on April 13, 2023 and entered into two new interest rate swap agreements with the same notional amount of $38.0 million and $22.0 million, respectively, whereby SOFR is swapped at 2.92% through the maturity of the Huntington Credit Facility. On September 25, 2024, we terminated the SOFR Huntington Credit Facility swaps entered on March 28, 2024 and entered into two new interest rate swap agreements with the same notional amounts of $38.0 million and $22.0 million, respectively, whereby SOFR is swapped at 0.50% through the maturity of the Huntington Credit Facility.

On November 15, 2024, we amended the Huntington Credit Facility to: (i) extend the maturity date by two-years until November 30, 2027, (ii) add one additional special purpose entity as a borrower under the loan (the “Further Additional Borrower”), and (iii) modify certain other covenants (the “Huntington Amendment”). In connection with the Huntington Amendment: (i) we increased our recourse guaranty in favor of Huntington under the Huntington Credit Facility from 25% to 50% and (ii) the property owned by the Further Additional Borrower was added as security to the Huntington Credit Facility. On November 15, 2024, in conjunction with the Huntington Amendment, we terminated certain interest rate swap agreements and an interest rate cap agreement previously entered into in connection with the Huntington Credit Facility and entered into a new interest rate swap agreement with a notional amount of approximately $107.6 million, whereby the SOFR is swapped at 2.89% through November 30, 2027, which fixes the all-in interest rate under the Huntington Credit Facility at 5.50%.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

On March 4, 2025, in connection with entering into the Skymar — Vancouver Loan, we paid down the Huntington Credit Facility by approximately $13.0 million and released the Vancouver, WA property in accordance with the release provisions of the loan agreement.

On March 18, 2025, in connection with entering into the Skymar — Bradenton Loan, we paid down the Huntington Credit Facility by approximately $9.1 million and released the Bradenton property in accordance with the release provisions of the loan agreement.

The Huntington Credit Facility is a term loan that has a maturity date of November 30, 2027. Payments due under the Huntington Credit Facility are interest-only during the initial term of the loan and principal and interest thereafter. In connection with the release of the Vancouver, WA and Bradenton properties, we amended the SOFR interest rate swap agreement entered on November 15, 2024 to change the notional amount to approximately $87.1 million.

On December 23, 2025, we terminated the SOFR Huntington Credit Facility swap entered on November 15, 2024 and entered into a new interest rate swap agreement with a notional amount of approximately $86.9 million, whereby SOFR is swapped at 2.29% through the maturity of the Huntington Credit Facility. On March 31, 2026, we terminated the SOFR Huntington Credit Facility swap entered on December 23, 2025 and entered into a new interest rate swap agreement with a notional amount of approximately $86.5 million, whereby SOFR is swapped at 1.54% through the maturity of the Huntington Credit Facility.

The amounts outstanding under the Huntington Credit Facility bear interest at a variable rate equal to the one month Term SOFR plus 2.61%, adjusted monthly, with a floor of 3.25%. As of June 30, 2026, the interest rate excluding the impact of our interest rate hedging activities on the Huntington Credit Facility was 6.26%. The loan may be prepaid in whole or in part, without penalty or premium, at any time, subject to certain conditions as set forth in the Credit Agreement.

The Credit Agreement contains certain customary representations and warranties, affirmative, negative and financial covenants, borrowing conditions, and events of default. We serve as a limited recourse guarantor with respect to the Huntington Credit Facility. In particular, the financial covenants include a minimum debt service coverage ratio and minimum net worth and liquid assets requirements applicable to us and our Operating Partnership as guarantors. As of June 30, 2026, we were in compliance with all such covenants.

SmartStop Bridge Loan

On June 15, 2023, in connection with the acquisition of the Ontario Portfolio, we, through a wholly-owned subsidiary of our Operating Partnership (the “Bridge Loan Borrower”), entered into a bridge loan agreement (the “SmartStop Bridge Loan Agreement”) with SmartStop OP for $15.0 million (the “SmartStop Bridge Loan”). The SmartStop Bridge Loan required a commitment fee equal to 1.0% of the amount drawn at closing. The obligations of the Bridge Loan Borrower under the SmartStop Bridge Loan Agreement are unsecured. The proceeds of the SmartStop Bridge Loan were used to partially fund the acquisition of the Ontario Portfolio.

Pursuant to the SmartStop Bridge Loan Agreement, the amounts outstanding under the SmartStop Bridge Loan bear a floating rate equal to SOFR plus 3.00%. On December 8, 2023, we exercised the option to extend the maturity date for an additional year, through December 31, 2024. On January 1, 2024, the interest rate increased to SOFR plus 4.00%.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

On June 28, 2024, we amended the SmartStop Bridge Loan (the “SmartStop Bridge Loan Amendment”) to (i) increase the maximum borrowing capacity of the loan from $15.0 million to $25.0 million; and (ii) extend the maturity date by one-year until December 31, 2025. On July 29, 2024, we drew $8.0 million pursuant to the SmartStop Bridge Loan. On July 29, 2025, we drew $2.0 million pursuant to the SmartStop Bridge Loan. On December 22, 2025, we further amended the SmartStop Bridge Loan (the “Second SmartStop Bridge Loan Amendment”) to (i) extend the maturity date to June 30, 2027; and (ii) reduce the interest rate to SOFR plus 3.5% effective January 1, 2026. On June 10, 2026, we further amended the SmartStop Bridge Loan Agreement (the “Third SmartStop Bridge Loan Amendment”) to (i) increase the maximum borrowing capacity of the SmartStop Bridge Loan from $25.0 million to $35.0 million; and (ii) add an extension option at the Bridge Loan Borrower’s discretion to extend the term of the SmartStop Bridge Loan until December 31, 2027. As of June 30, 2026, we had $6.5 million available capacity on the SmartStop Bridge Loan.

As of June 30, 2026, the interest rate on the SmartStop Bridge Loan was 7.18%. Payments under the SmartStop Bridge Loan are interest-only and payable monthly. The SmartStop Bridge Loan may be prepaid either in whole or in part, at any time, without penalty or premium.

The SmartStop Bridge Loan contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, and events of default. As of June 30, 2026, we were in compliance with all such covenants.

National Bank of Canada — Burlington Loan

On September 20, 2022, in connection with the acquisition of the property in Burlington, Ontario (the “Burlington Property”), we, through a special purpose entity formed to acquire and hold the Burlington Property, entered into a term loan with National Bank of Canada (the “National Bank of Canada — Burlington Loan”) for CAD $16.5 million, which was secured by a deed of trust on the Burlington Property. Under the terms of the loan agreement (the “National Bank of Canada Burlington Loan Agreement”) the interest rate was equal to the one month Canadian Dollar Offered Rate (“CDOR”), plus 2.25%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $16.5 million, whereby the CDOR was fixed at 4.02% through the maturity of the loan. The National Bank of Canada — Burlington Loan had a maturity date of September 20, 2025, and monthly payments were principal and interest, calculated using 25 year amortization. In addition, we served as a full recourse guarantor with respect to the National Bank of Canada — Burlington Loan.

On May 22, 2024, we amended the National Bank of Canada — Burlington Loan to reflect a transition from CDOR to CORRA. On June 27, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the National Bank of Canada — Burlington Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.25%.

On January 8, 2025, in connection with entering into the National Bank of Canada — Four Property Loan, the National Bank of Canada — Burlington Loan was repaid in full and terminated without fees or penalties. On January 8, 2025, we settled the CORRA interest rate swap agreement.

National Bank of Canada — Cambridge Loan

On December 20, 2022, in connection with the acquisition of the property in Cambridge, Ontario (the “Cambridge Property”), we, through a special purpose entity formed to acquire and hold the Cambridge Property, entered into a term loan with National Bank of Canada (the “National Bank of Canada — Cambridge Loan”) for

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

CAD $15.5 million, which was secured by a deed of trust on the Cambridge Property. Under the terms of the loan agreement (the “National Bank of Canada Cambridge Loan Agreement”) the interest rate was equal to the one month CDOR, plus 2.25%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $15.5 million, whereby the CDOR was fixed at 3.83% through the maturity of the loan. The National Bank of Canada — Cambridge Loan had a maturity date of December 20, 2025, and monthly payments were interest-only for the first four quarters, payable monthly and payments of principal and interest, calculated using 25 year amortization, were due monthly after. In addition, we served as a full recourse guarantor with respect to the National Bank of Canada — Cambridge Loan.

On May 22, 2024, we amended the National Bank of Canada — Cambridge Loan to reflect a transition from CDOR to CORRA. On May 31, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the National Bank of Canada — Cambridge Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.25%.

On January 8, 2025, in connection with entering into the National Bank of Canada — Four Property Loan, the National Bank of Canada — Cambridge Loan was repaid in full and terminated without fees or penalties. On January 8, 2025, we settled the CORRA interest rate swap agreement.

National Bank of Canada — North York Loan

On January 31, 2023, in connection with the acquisition of the property in North York, Ontario (the “North York Property”), we, through a special purpose entity formed to acquire and hold the North York Property, entered into a term loan with National Bank of Canada (the “National Bank of Canada — North York Loan”) for CAD $25.0 million, which was secured by a deed of trust on the North York Property. Under the terms of the loan agreement (the “National Bank of Canada North York Loan Agreement”) the interest rate was equal to the one month CDOR, plus 2.40%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $25.0 million, whereby the CDOR was fixed at 3.79% through the maturity of the loan. The National Bank of Canada — North York Loan also had a maturity date of January 31, 2025. The National Bank of Canada — North York Loan was interest-only for the first year, payable monthly, and payments of principal and interest, calculated using a 25 year amortization, were due monthly after. In addition, we served as a full recourse guarantor with respect to the National Bank of Canada — North York Loan.

On May 22, 2024, we amended the National Bank of Canada — North York Loan to reflect a transition from CDOR to CORRA. On June 3, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the National Bank of Canada — North York Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.40%.

On January 8, 2025, in connection with entering into the National Bank of Canada — Four Property Loan, the National Bank of Canada — North York Loan was repaid in full and terminated without fees or penalties. On January 8, 2025, we settled the CORRA interest rate swap agreement.

Bank of Montreal Loan

On May 4, 2023, in connection with the acquisition of the Vancouver, BC Property, we, through a special purpose entity formed to acquire and hold the Vancouver, BC Property, entered into a term loan with Bank of Montreal (the “Bank of Montreal Loan”) for approximately CAD $21.6 million, which was secured by a deed of trust on the Vancouver, BC Property. Under the terms of the loan agreement (the “Bank of Montreal Loan

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

Agreement”) the interest rate was equal to the one-month CDOR, plus 2.50%. In addition, we entered into an interest rate swap agreement with a notional amount of approximately CAD $21.6 million, whereby the CDOR was fixed at 4.47% through the maturity of the loan. The Bank of Montreal Loan also had an initial term of two years, maturing on May 4, 2025 with a one year extension option. The Bank of Montreal Loan was interest-only over the initial term of the loan.

On May 24, 2024, we amended the Bank of Montreal Loan to reflect a transition from CDOR to CORRA. On July 4, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the Bank of Montreal Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.50%.

On March 7, 2025, in connection with entering into the QuadReal — Seven Property Loan, the Bank of Montreal Loan was repaid in full and terminated without fees or penalties. On March 10, 2025, we settled the CORRA interest rate swap agreement.

First National Loan

On May 19, 2023, we, through a wholly-owned subsidiary of our Operating Partnership, entered into a term loan with First National Financial LP (the “First National Loan”) for approximately CAD $8.8 million. The First National Loan was secured by a deed of trust on the Edmonton Property.

Pursuant to the terms of the loan agreement for the First National Loan (the “First National Loan Agreement”), the amounts outstanding under the First National Loan bore a floating rate equal to the Royal Bank of Canada Prime Rate, plus 1.90%. The First National Loan had an initial term of two years maturing on June 1, 2025. Payments under the First National Loan were interest-only and payable monthly.

The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the First National Loan Agreement. Pursuant to the terms of the limited recourse guaranty, we served as a full recourse guarantor with respect to the First National Loan.

On January 8, 2025, in connection with entering into the National Bank of Canada — Four Property Loan, the First National Loan was repaid in full and terminated without fees or penalties.

National Bank of Canada — Ontario Loan

On June 15, 2023, in connection with the acquisition of the Ontario Portfolio (the “Ontario Portfolio”), we, through certain wholly-owned subsidiaries of our Operating Partnership, entered into a CAD $127.2 million financing with National Bank of Canada (the “National Bank of Canada — Ontario Loan”). The National Bank of Canada — Ontario Loan was secured by first mortgage of each of the six properties that comprise the Ontario Portfolio. The proceeds of the National Bank of Canada — Ontario Loan were used to partially fund the acquisition of the Ontario Portfolio.

Pursuant to the loan agreement (the “National Bank of Canada Ontario Loan Agreement”) the interest rate was equal to the one month CDOR, plus 2.60%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $127.2 million, whereby the CDOR was fixed at 4.73% through the maturity of the loan. The National Bank of Canada — Ontario Loan also had a maturity date of June 15, 2025. The National

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

Bank of Canada — Ontario Loan was interest-only for the first year, payable monthly, and payments of principal and interest, calculated using a 25 year amortization, were due monthly after. In addition, we served as a full recourse guarantor with respect to the National Bank of Canada — Ontario Loan.

On May 31, 2024, we amended the National Bank of Canada — Ontario Loan to reflect a transition from CDOR to CORRA. On June 28, 2024, the loan and the interest rate swap converted to CORRA. Borrowings under the National Bank of Canada — Ontario Loan were subject to interest at the CORRA rate, plus a CORRA adjustment of approximately 0.30%, plus a spread of 2.60%.

On March 7, 2025, in connection with entering into the QuadReal — Seven Property Loan, the National Bank of Canada — Ontario Loan was repaid in full and terminated without fees or penalties. On March 7, 2025, we settled the CORRA interest rate swap agreement.

National Bank of Canada — Four Property Loan

On January 8, 2025, we, through certain wholly-owned subsidiaries of our operating partnership, entered into a CAD $64.0 million financing with National Bank of Canada (the “National Bank of Canada — Four Property Loan”). The National Bank of Canada — Four Property Loan is secured by first mortgages on each of our three properties in the Greater Toronto Area of Ontario, Canada and our property in Edmonton, Alberta, Canada. The proceeds of the National Bank of Canada — Four Property Loan were primarily used to repay the National Bank of Canada — Burlington Loan, National Bank of Canada — Cambridge Loan, First National Loan and National Bank of Canada – North York Loan.

Pursuant to the loan agreement for the National Bank of Canada — Four Property Loan (the “Four Property Loan Agreement”), amounts outstanding under the National Bank of Canada — Four Property Loan bear an interest rate equal to CORRA, plus a CORRA adjustment of approximately 0.30%, plus 2.25%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $64.0 million, whereby CORRA is fixed at approximately 3.03% that fixes the all in interest rate at 5.58% through the maturity of the National Bank of Canada — Four Property Loan. As of June 30, 2026, the interest rate excluding the impact of our interest rate hedging activities on the National Bank of Canada — Four Property Loan was 4.86%. The National Bank of Canada — Four Property Loan has an initial term of three years, maturing on January 8, 2028. Payments under the National Bank of Canada — Four Property Loan consist of both principal and interest, calculated using a 25-year amortization, and are payable monthly.

The Four Property Loan Agreement contains a modified debt service coverage ratio and customary affirmative, negative, and financial covenants, an interest reserve requirement, agreements, representations, warranties and borrowing conditions, and events of default, all as set forth in the Four Property Loan Agreement. We serve as a full recourse guarantor with respect to the National Bank of Canada — Four Property Loan. As of June 30, 2026, we were in compliance with all such covenants.

Skymar — Vancouver Loan

On March 4, 2025, we, through an indirect, wholly-owned special purpose entity, entered into a $13.0 million financing with Skymar Capital Corporation (“Skymar”) as lender pursuant to a mortgage loan (the “Skymar — Vancouver Loan”). The Skymar — Vancouver Loan is secured by a first mortgage deed of trust on our property in Vancouver, Washington. The proceeds of the Skymar — Vancouver Loan were primarily used to paydown and remove the property from the Huntington Credit Facility in accordance with the Huntington Credit Agreement.

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Pursuant to the loan agreement for the Skymar — Vancouver Loan (the “Skymar Vancouver Loan Agreement”), amount outstanding under the Skymar — Vancouver Loan bears interest at an annual fixed rate equal to 7.55%. The Skymar — Vancouver Loan has a maturity date of April 1, 2030. Payments under the Skymar — Vancouver Loan are payable monthly and are interest-only until April 1, 2027 and are principal and interest thereafter. The Skymar — Vancouver Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Vancouver Loan Agreement. The loan documents contain agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Skymar — Vancouver Loan. As of June 30, 2026, we were in compliance with all such covenants.

Meridian Financing

On March 6, 2025, we, through an indirect, wholly-owned special purpose entity, entered into a credit agreement with Meridian Credit Union Limited (the “Meridian Credit Agreement”) with a maximum borrowing capacity of approximately CAD $16.0 million (the “Meridian Loan”). At close, we borrowed approximately CAD $2.1 million. The Meridian Loan is secured by a first mortgage on our property in Etobicoke, Ontario Canada (the “Etobicoke Property”). The proceeds of the Meridian Loan will be used to fund development of a self storage facility on the Etobicoke Property. As of June 30, 2026 we had approximately CAD $13.3 million outstanding and approximately CAD $2.7 million of available capacity.

Pursuant to the Meridian Credit Agreement, amounts outstanding under the Meridian Loan bear interest at an annual rate equal to the Canada Prime Rate plus 1.50%, subject to a minimum all-in floor rate of 6.70% per annum. The Meridian Loan has an initial term of three years, maturing on March 5, 2028, with two six-month extension options. Payments under the Meridian Loan are interest-only and added to the outstanding principal balance. On February 25, 2026, we commenced operations on the Etobicoke Property.

On August 19, 2025, we modified the Meridian Credit Agreement and reduced the all-in floor rate to 5.20% per annum. As of June 30, 2026, the interest rate on the Meridian Loan was 5.95%.

The Meridian Credit Agreement contains customary affirmative, negative, and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default. We serve as a full recourse guarantor with respect to the Meridian Loan. As of June 30, 2026, we were in compliance with all such covenants.

QuadReal — Seven Property Loan

On March 7, 2025, we, through certain indirect, wholly-owned subsidiaries of our operating partnership, entered into a CAD $164.5 million financing with QuadReal Finance, LP (“QuadReal”) and certain affiliates of QuadReal (the “QuadReal — Seven Property Loan”), whereby QuadReal acts as the servicer and certain affiliates of QuadReal serve as the lenders.

The QuadReal — Seven Property Loan is secured by a first mortgage on six of our properties in the Greater Toronto Area of Ontario, Canada and one property in Vancouver, British Columbia, Canada. The aggregate amount of the QuadReal — Seven Property Loan is separated out by advances, whereby we may draw up to CAD $147.0 million as an initial advance (the “Initial Advance”) and may later draw up to an additional CAD $17.5 million (the “Earnout Advance”) upon the achievement of certain financial metrics as set forth in the

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commitment letter and charge setting forth the terms of the QuadReal — Seven Property Loan (collectively, the “QuadReal — Seven Property Loan Agreement”). Upon the closing of the QuadReal — Seven Property Loan, we drew approximately CAD $147.0 million as the Initial Advance. The proceeds of the QuadReal — Seven Property Loan were primarily used to repay the Bank of Montreal Loan and National Bank of Canada – Ontario Loan.

The interest rate on the Initial Advance bears interest at an annual fixed rate equal to 5.59%, and the interest rate on the Earnout Advance is equal to the one-month Adjusted Term CORRA, plus a CORRA adjustment of 2.5% at the time of the Earnout Advance. The QuadReal — Seven Property Loan has an initial term of five years, maturing on April 1, 2030. Payments under the QuadReal — Seven Property Loan are interest only during the term of the QuadReal — Seven Property Loan, payable monthly, with the full amount of the outstanding balance of the QuadReal — Seven Property Loan due on the maturity date.

The QuadReal — Seven Property Loan Agreement also contains customary affirmative, negative, and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default, all as set forth in the QuadReal — Seven Property Loan Agreement. We serve as a non-recourse guarantor with respect to the QuadReal — Seven Property Loan. In addition, we provided the lenders with a debt service guarantee. However, the debt service guarantee may be terminated early based on achieving two consecutive fiscal quarters at a specific debt service ratio of not less than 1.1 to 1.0, as described in the QuadReal — Seven Property Loan Agreement. As of June 30, 2026, we were in compliance with all such covenants.

Skymar — Bradenton Loan

On March 18, 2025, we, through an indirect, wholly-owned special purpose entity, entered into an approximately $9.1 million financing with Skymar as lender pursuant to a mortgage loan (the “Skymar — Bradenton Loan”). The Skymar — Bradenton Loan is secured by a first mortgage deed of trust on our property in Bradenton, Florida. The proceeds of the Skymar — Bradenton Loan were primarily used to paydown and remove the property from the Huntington Credit Facility in accordance with the Huntington Credit Agreement.

Pursuant to the loan agreement for the Skymar Bradenton Loan (the “Skymar Bradenton Loan Agreement”), amounts outstanding under the Skymar — Bradenton Loan bear interest at an annual fixed rate equal to 7.50%. The Skymar — Bradenton Loan has a maturity date of April 1, 2030. Payments under the Skymar — Bradenton Loan are payable monthly and are interest-only until April 1, 2027 and are principal and interest thereafter. The Skymar — Bradenton Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar — Bradenton Loan Agreement. The loan documents contain agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Skymar — Bradenton Loan. As of June 30, 2026, we were in compliance with all such covenants.

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The following table presents the future principal payment requirements on our outstanding secured debt as of June 30, 2026:

2026	1,285,253
2027	114,891,744
2028	52,144,000
2029	326,349
2030	124,694,419

Total payments	293,341,765
Debt issuance costs, net	(1,627,182)

Total	$291,714,583

Note 6. Derivative Instruments

Interest Rate Derivatives

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we use interest rate swaps and caps as part of our interest rate risk management strategy. The effective portion of the change in the fair value of the derivative that qualifies as a cash flow hedge is recorded in accumulated other comprehensive income (loss) (“AOCI”) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. In addition, we classify cash flows from qualifying cash flow hedging relationships in the same category as the cash flows from the hedged items in our consolidated statements of cash flows. We do not use interest rate derivatives for trading or speculative purposes.

Interest rate derivatives not designated as hedges for GAAP are not speculative and are used to manage our exposure to interest rate movements and other identified risks but we have elected not to apply hedge accounting. Changes in the fair value of interest rate derivatives not designated in hedging relationships are recorded in derivative fair value adjustment within our consolidated statements of operations.

Foreign Currency Hedge

Our objectives in using foreign currency derivatives are to add stability to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar and to manage our exposure to exchange rate movements. To accomplish this objective, we have used foreign currency options as part of our exchange rate risk management strategy. A foreign currency option contract is a commitment by the seller of the option to deliver, solely at the option of the buyer, a certain amount of currency at a certain price on a specific date.

For derivatives designated as net investment hedges for GAAP purposes, the changes in the fair value of the derivatives are reported in accumulated other comprehensive income. Amounts are reclassified out of accumulated other comprehensive income (loss) into earnings when the hedged net investment is either sold or substantially liquidated. The change in the value of the designated portion of our settled and unsettled foreign currency hedges is recorded net in foreign currency hedge contract in our consolidated statements of comprehensive loss in the related period.

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The change in the value of the portion of our settled and unsettled foreign currency hedge that is not designated for hedge accounting for GAAP is recorded in Foreign currency adjustment within our consolidated statements of operations and represented a loss of approximately none and $2.6 million for the six months ended June 30, 2026 and 2025, respectively.

The following table summarizes the terms of our derivative financial instruments as of June 30, 2026:

	Notional Amount	Strike	Effective Date	Maturity Date
Interest Rate Derivatives:
CORRA Swap — Four Property Loan(1)	$62,370,975	3.03%	January 9, 2025	January 10, 2028
SOFR Swap — Huntington Credit Facility(2)	$86,103,075	1.54%	March 2, 2026	November 30, 2027

(1)	Notional amount is denominated in CAD and has been designated as a cash flow hedge.
(2)	Notional amount is denominated in USD and has been designated as a cash flow hedge.

The following table summarizes the terms of our derivative financial instruments as of December 31, 2025:

	Notional Amount	Strike	Effective Date	Maturity Date
Interest Rate Derivatives:
CORRA Swap — Four Property Loan(1)	$63,011,768	3.03%	January 9, 2025	January 10, 2028
SOFR Swap — Huntington Credit Facility(2)	$86,937,660	2.29%	December 1, 2025	November 30, 2027

(1)	Notional amount is denominated in CAD and has been designated as a cash flow hedge.
(2)	Notional amount was denominated in USD, was designated as a cash flow hedge and was terminated during the first quarter of 2026.

The following table presents a gross presentation of the fair value of our derivatives financial instruments as well as their classification on our consolidated balance sheets as of June 30, 2026 and December 31, 2025:

	Asset/Liability Derivatives Fair Value
	June 30, 2026	December 31, 2025
Interest Rate Hedges:
Other assets	$2,847,001	$1,563,065
Accounts payable and accrued liabilities	$312,339	$496,702

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The following table presents the effects of our derivative financial instruments on our consolidated statements of operations for the periods presented:

	Gain (loss) recognized in OCI for the three months ended June 30,		Location of amounts reclassified from OCI into income	Gain (loss) reclassified from OCI for the three months ended June 30,
Type	2026	2025		2026	2025
Interest Rate Swaps	$336,373	$(110,434)	Interest Expense	$(155,340)	$2,519
Interest Rate Caps	—	—	Interest Expense	—	49,516
Foreign Currency Put	—	(1,034,818)	N/A	—	—

	$336,373	$(1,145,252)		$(155,340)	$52,035

	Gain (loss) recognized in OCI for the six months ended June 30,		Location of amounts reclassified from OCI into income	Gain (loss) reclassified from OCI for the six months ended June 30,		Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative for the six months ended June 30,
Type	2026	2025		2026	2025		2026	2025
Interest Rate Swaps	$990,149	$(1,477,659)	Interest Expense	$(315,893)	$1,340	Interest Expense	$—	$(305,981)
Interest Rate Caps	—	—	Interest Expense	—	124,439	Interest Expense	—	110,805
Foreign Currency Put	—	(1,190,074)	N/A	—	—	N/A	—	—

	$990,149	$(2,667,733)		$(315,893)	$125,779		$—	$(195,176)

Based upon the forward rates in effect as of June 30, 2026, we estimate that approximately $0.3 million related to our qualifying cash flow hedges will be reclassified to reduce interest expense during the next 12 months.

Note 7. Preferred Equity

Issuance of Series B Preferred Stock of Our Company

On May 1, 2023, we issued $150 million Preferred Shares of our Series B Convertible Preferred Stock pursuant to the Series B Purchase Agreement with Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR). We paid the Investor an investment fee equal to 0.50% of the aggregate Purchase Price (as defined below) at the closing.

The Series B Purchase Agreement provides that the purchase price for the Preferred Shares shall be equal to $1,000 per share (the “Purchase Price”). The terms of the Series B Convertible Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, are set forth in the articles supplementary for the Series B Convertible Preferred Stock (the “Series B Articles Supplementary”), which are described in more detail below.

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In connection with the issuance of the Series B Convertible Preferred Stock, and in certain other limited circumstances, we permitted the Investor, or any entity that beneficially owns or constructively owns shares of our stock as a result of the Investor’s ownership of Series B Convertible Preferred Stock, to beneficially own and constructively own the Series B Convertible Preferred Stock issued to the Investor pursuant to the Series B Purchase Agreement and any Class A Common Stock issued upon conversion of the Series B Convertible Preferred Stock.

We primarily used the net proceeds from the issuance of the Preferred Shares to repay the SmartStop Delayed Draw Mezzanine Loan, to redeem the Series A Preferred Units of our Operating Partnership, and to finance the acquisitions of the Vancouver Property and Ontario Portfolio.

Articles Supplementary

On May 1, 2023, in connection with the issuance of the Series B Convertible Preferred Stock, we filed the Series B Articles Supplementary with the State Department of Assessments and Taxation of Maryland, to classify and designate 150,000 authorized but unissued shares of preferred stock as the “Series B Convertible Preferred Stock.” The Series B Articles Supplementary sets forth the key terms of the Series B Convertible Preferred Stock which are summarized below.

As set forth in the Series B Articles Supplementary, the Series B Convertible Preferred Stock ranks senior to all other classes of our capital stock, including the Class A common stock (“Class A Common Stock”), Class P common stock, Class T common stock, Class W common stock, Class Y common stock and Class Z common stock (collectively, the “Common Stock”), with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up. Dividends payable on each share of Series B Convertible Preferred Stock will initially be equal to a rate of 8.35% per annum. If the Series B Convertible Preferred Stock has not been redeemed on or prior to the fifth anniversary of the issuance of the Preferred Shares pursuant to the Series B Purchase Agreement, the dividend rate will increase an additional 0.75% per annum each year thereafter to a maximum of 11.0% per annum until the tenth anniversary of the issuance of the Preferred Shares pursuant to the Series B Purchase Agreement, at which time the dividend rate shall increase 0.75% per annum each year thereafter until the Series B Convertible Preferred Stock is redeemed or repurchased in full.

Upon any voluntary or involuntary liquidation, dissolution or winding up, the holders of Series B Convertible Preferred Stock will be entitled to receive a payment equal to the greater of (i) the aggregate Purchase Price of all outstanding Preferred Shares (the “Series B Preferred Stock Liquidation Amount”), plus an amount equal to any accrued and unpaid dividends and other distributions (whether or not accumulated or authorized and declared) to the date of payment and (ii) the amount that that would have been payable had the Preferred Shares been converted into Common Stock pursuant to the terms of the Series B Articles Supplementary immediately prior to such liquidation.

Subject to certain additional redemption rights, as described herein, we have the right to redeem the Series B Convertible Preferred Stock for cash at any time following the third anniversary of the issuance of the Preferred Shares pursuant to the Series B Purchase Agreement. The amount of such redemption will be equal to the aggregate Purchase Price of all outstanding Preferred Shares, plus applicable redemption premium as set forth in the Series B Articles Supplementary (together, the “Redemption Price”) and an amount equal to any accrued and unpaid dividends and distributions on the Series B Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the redemption date. Upon the listing of Common Stock on a national securities

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exchange (the “Listing”), we have the right to redeem any or all outstanding Series B Convertible Preferred Stock at an amount equal to the greater of (i) the amount that the holders of such Preferred Shares would have received had such Preferred Shares been converted into Common Stock pursuant to the terms of the Series B Articles Supplementary immediately prior to the initial Listing, and then all of such Preferred Shares had been sold in the initial Listing, up to the Conversion Value Limitation (as described herein), or (ii) the Redemption Price, in each case, plus an amount equal to any accrued and unpaid dividends and distributions on the Series B Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the date of initial Listing. The Conversion Value Limitation is an amount per share determined using an as-converted value limitation equal to a premium of $40 million if any or all 150,000 shares of Series B Convertible Preferred Stock are issued and outstanding. Upon a change of control event, we have the right to redeem any or all outstanding Series B Convertible Preferred Stock at an amount equal to the greater of (i) the amount that the holders of such Preferred Shares would have received had the Preferred Shares been converted into Common Stock pursuant to the terms of the Series B Articles Supplementary immediately prior to such change of control, up to the Conversion Value Limitation or (ii) the Redemption Price, in each case, plus an amount equal to any accrued and unpaid dividends and distributions up to the redemption date. In addition, subject to certain cure provisions, if we fail to maintain our status as a real estate investment trust, the holders of Series B Convertible Preferred Stock have the right to require us to repurchase the Series B Convertible Preferred Stock at an amount equal to the Redemption Price plus an amount equal to any accrued and unpaid dividends and distributions on the Series B Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the redemption date.

At any time after the earlier to occur of (i) the third anniversary of the issuance of the Preferred Shares is issued pursuant to the Series B Purchase Agreement or (ii) 180 days after an initial Listing, the holders of Series B Convertible Preferred Stock have the right to convert any or all of the Series B Convertible Preferred Stock held by such holders into Class A Common Stock at a rate per share equal to the quotient obtained by dividing the Series B Convertible Preferred Stock Liquidation Amount, plus an amount equal to any accrued and unpaid dividends or other distributions (whether or not accumulated or authorized and declared), by the conversion price. The conversion price is initially $11.00, and may be adjusted in connection with stock splits, stock dividends and other similar transactions. In no event will the value of the Class A Common Stock issued by us upon conversion of the Series B Convertible Preferred Stock into Class A Common Stock exceed the Conversion Value Limitation.

The holders of Series B Convertible Preferred Stock are not entitled to vote on any matter submitted to a vote of our stockholders, except that in the event that the dividend for the Series B Convertible Preferred Stock has not been paid for at least four quarterly dividend periods (whether or not consecutive), the holders of Series B Convertible Preferred Stock have the right to vote together with the holders of Common Stock as a single class on any matter submitted to a vote of our stockholders. The number of votes applicable to a share of Series B Convertible Preferred Stock will be equal to the number of shares of Class A Common Stock into which a share of Series B Convertible Preferred Stock could have been converted as of the record date set for purposes of such stockholder vote. This foregoing limited voting right shall cease when all past dividend periods have been paid in full. In addition, the affirmative vote of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock is required in certain customary circumstances, as well as other circumstances, such as (i) our real estate portfolio exceeding a leverage ratio of 60% loan-to-value, (ii) entering into certain transactions with our Chief Executive Officer as of the date of the Purchase Agreement, or any entities in which such person has a controlling interest (excluding certain self-storage real estate programs sponsored by our sponsor or us), (iii) effecting a merger (or similar) transaction with an entity whose assets are not at least 80% self storage related, (iv) entering into any line of business other than self storage and ancillary businesses, unless such ancillary business represents revenues of less than 10% of the our revenues for our last fiscal year and

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(v) permitting any individual other than H. Michael Schwartz to (A) serve as our Chairman or any similar role or (B) otherwise perform any of the duties typically performed by Mr. Schwartz in his capacity as Chairman as of the date of the Series B Purchase Agreement.

Investor’s Right Agreement

On May 1, 2023, concurrent with our entry into the Series B Purchase Agreement, we and the Investor entered into an investors’ rights agreement (the “Investors’ Rights Agreement”). Pursuant to the Investors’ Rights Agreement, the Investor has the right to request us to register for resale under the Securities Act, shares of the Class A Common Stock issued to the Investor upon conversion of the Preferred Shares acquired pursuant to the Series B Purchase Agreement, subject to certain limitations. After the first anniversary of the issuance of the Preferred Shares, the Investor may request up to four demand registrations for an amount of shares equal to at least $15 million each. The Company is required to use our reasonable best efforts to (i) file a registration statement on Form S-3 within 30 days of such request (or a registration statement on Form S-11 or such other appropriate form within 60 days of such request) and (ii) cause such registration statement to become effective as promptly as practicable thereafter. The Investors’ Rights Agreement also grants the Investor certain “piggyback” registration rights.

Amendment to Our Operating Partnership Agreement for Series B Convertible Preferred Units

On May 1, 2023, concurrent with our entry into the Series B Purchase Agreement, we and the Operating Partnership entered into Amendment No. 2 to the Operating Partnership Agreement, to create Series B Convertible Preferred Units having economic terms and designations, powers, preferences, rights and restrictions that are substantially similar to the Series B Preferred Stock and are summarized below:

Distribution Rate: Outstanding Series B Convertible Preferred Units will receive current distributions at a rate of 8.35% per annum on the liquidation amount of such Series B Convertible Preferred Units, payable monthly and calculated on an actual/360 basis. If any Series B Convertible Preferred Units have not been redeemed on or prior to the fifth anniversary of the issuance of such Series B Convertible Preferred Units, the distribution rate will increase an additional 0.75% per annum each year thereafter to a maximum of 11.0% per annum until the tenth anniversary of the issuance of such Series B Convertible Preferred Units, at which time the distribution rate shall increase 0.75% per annum each year thereafter until the Series B Convertible Preferred Units are redeemed or repurchased in full.

Liquidation Rights: Upon any voluntary or involuntary liquidation, dissolution or winding up of the Operating Partnership, the holders of Series B Convertible Preferred Units will be entitled to receive a payment equal to the greater of (i) the liquidation amount of such Series B Convertible Preferred Units, plus an amount equal to any accrued and unpaid distributions (whether or not accumulated or authorized and declared) to the date of payment and (ii) the amount that that would have been payable had such Series B Convertible Preferred Units been converted into common units of our Operating Partnership immediately prior to such liquidation.

Redemptions; Repurchases: In connection with any redemption of shares of Series B Convertible Preferred Stock, our Operating Partnership shall redeem, on the date of such redemption, an equal number Series B Convertible Preferred Units in exchange for an amount of cash equal to the amount of cash, if any, paid to redeem the shares of Series B Convertible Preferred Stock.

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Conversion Rights: In the event that any share of Series B Convertible Preferred Stock is converted into shares of any class of our common stock, our Operating Partnership shall convert, on the date of such conversion, an equal number of Series B Convertible Preferred Units into common units of our Operating Partnership at the same conversion rate at which such shares of Series B Convertible Preferred Stock are convertible into such class of common stock.

As of June 30, 2026, there were 150,000 Preferred Shares outstanding with an aggregate liquidation preference of approximately $153.1 million, which consists of $150.0 million from the initial closing and approximately $3.1 million of accumulated and unpaid distributions.

Issuance of Series D Cumulative Redeemable Preferred Partnership Units

On September 4, 2025, the Preferred Investor, an affiliate of SmartStop, agreed to purchase up to 1,400,000 Series D Preferred Units in consideration for up to $35 million at a price of $25 per unit pursuant to the Series D Preferred Unit Purchase Agreement. As of December 31, 2025, our Operating Partnership has issued all 1.4 million Series D Preferred Units to the Preferred Investor in exchange for $35.0 million pursuant to the Series D Preferred Unit Purchase Agreement. In connection with the Series D Preferred Units, we paid the Preferred Investor an investment fee equal to $350,000.

The terms of the Series D Preferred Units include certain rights, preferences, powers, privileges and restrictions, qualifications and limitations as are set forth in Amendment No. 5 to the Second Amended and Restated Limited Partnership Agreement of our Operating Partnership (“Amendment No. 5 to the LPA”), including the following characteristics:

(1)

Rank: (a) senior to all common units, and to all equity securities issued by our Operating Partnership the terms of which provide that such equity securities shall rank junior to such Series D Preferred Units; (b) on a parity with all equity securities issued by our Operating Partnership other than those referred to in clauses (a) and (c); and (c) junior to all equity securities issued by our Operating Partnership the terms of which provide that such equity securities shall rank senior to the Series D Preferred Units, including the Series B Convertible Preferred Units. The term “equity securities” shall not include convertible debt securities.

(2)

Distribution Rate: Series D Preferred Units receive current distributions at a rate of 6.0% per annum on the liquidation amount until the second anniversary of the date of issuance, 7.0% per annum commencing thereafter until the third anniversary of the date of issuance, 8.0% per annum commencing thereafter until the fourth anniversary of the date of issuance, and 9.0% per annum thereafter, payable monthly and calculated on an actual/360 basis.

(3)

Liquidation Rights: Upon any voluntary or involuntary liquidation, dissolution or winding up of our Operating Partnership, the holders of Series D Preferred Units are entitled to receive a payment equal to $25.00 (the “Liquidation Amount”), plus an amount equal to any accrued and unpaid distributions (whether or not accumulated or authorized and declared) to the date of payment, subject to appropriate adjustment as set forth in Amendment No. 5 to the LPA.

(4)

Redemption Rights: Our Operating Partnership has the right to redeem the Series D Preferred Units in whole or in part at any time or from time to time following the second anniversary of the initial issuance of the Series D Preferred Units at a redemption price equal to the Liquidation Amount, plus an amount equal to accrued but unpaid cash distributions thereon to the date of redemption. In addition, following an Optional Repurchase Event (as defined in Amendment No. 5 to the LPA) and for a period

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of 90 days thereafter, holders of Series D Preferred Units may request a repurchase of Series D Preferred Units at a repurchase price equal to the Liquidation Amount, plus an amount equal to accrued but unpaid cash distributions thereon, to the date of repurchase.

As of June 30, 2026, there were 1.4 million Series D Preferred Units outstanding with an aggregate liquidation preference of approximately $36.2 million, which consists of $35.0 million from the initial closing and approximately $1.2 million of accumulated and unpaid distributions.

Series E Preferred Offering

On September 30, 2025, we commenced the Series E Preferred Offering of up to $75.0 million (expandable up to $100.0 million in the sole discretion of our board) in shares of our Series E Preferred Stock, $0.001 par value per share, at an offering price of $10.00 per share, pursuant to the Confidential Private Placement Memorandum dated September 30, 2025 (the “Memorandum”).

On July 20, 2026, our board of directors approved an extension of the Series E Preferred Offering from September 30, 2026 to September 30, 2027, unless further extended by our Board. We also reserve the right to terminate the Offering at any time.

The terms of the Series E Preferred Stock are set forth in the articles supplementary for the Series E Preferred Stock (the “Series E Articles Supplementary”) and are described in more detail below:

(1)

Rank: (a) senior to all classes of the Company’s common stock; (b) on parity with all other preferred equity securities issued by us from time to time, the terms of which provide that such securities rank on parity with the Series E Preferred Stock; and (c) junior to the preferred equity securities issued by us from time to time, the terms of which expressly provide that it will rank senior to the Series E Preferred Stock (the “Senior Stock”), including the Series B Convertible Preferred Stock, and subject to payment of or provision for our corporate debts and other liabilities.

(2)

Dividends: Dividends payable on each share of Series E Preferred Stock will initially be equal to a rate of 8.0% per annum. Dividends payable on the Series E Preferred Stock will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months and will accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends, and (iii) such dividends are authorized by our board or declared.

(3)

Liquidation: Upon any voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series E Preferred Stock then outstanding will be entitled to be paid out of our assets legally available for distribution to its stockholders, after payment or provision for our corporate debts, liquidating distributions to the holders of all of our Senior Stock and other liabilities, a liquidation preference equal to $10.00 per share, subject to appropriate adjustment as set forth in the Series E Articles Supplementary (the “Liquidation Preference”), plus an amount equal to accrued but unpaid cash dividends thereon, if any, to but not including the date of payment, pari passu with the holders of shares of any other class or series of our capital stock ranking on parity with the Series E Preferred Stock as to the Liquidation Preference and/or accrued but unpaid dividends they are entitled to receive.

(4)

Optional Redemption by Holder: Following the first anniversary of the original issue date of the shares of Series E Preferred Stock to be redeemed, holders will have the right to require us to redeem shares of Series E Preferred Stock at a redemption price equal to the Liquidation Preference less a redemption fee, plus an amount equal to any accrued but unpaid cash dividends thereon. The amount of the

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redemption fee will depend on how long the holder has held the shares to be redeemed and range from 10.0% to 0.0% of the Liquidation Preference. Aggregate optional redemptions by holders of the Series E Preferred Stock will be subject to a redemption limit such that no more than 5% of the weighted average number of outstanding Series E Preferred Stock during the prior calendar year will be redeemed per fiscal year.

(5)

We will redeem shares of Series E Preferred Stock held by a natural person upon his or her death or qualifying disability, including shares held through a revocable grantor trust, or an individual retirement account or other retirement or profit-sharing plan, upon notice from (i) in the case of the death of a holder, the holder’s estate, the recipient of such shares through bequest or inheritance, or, with respect to shares held through a revocable grantor trust, the trustee of such trust, or (ii) in the case of the disability of a holder, the holder or the holder’s legal representative. Such notice must be received within one year after the death or qualifying disability of the holder, but no sooner than the day following the first anniversary of the original issue date of the Series E Preferred Stock to be redeemed. If the holder is not a natural person, such as a trust (other than a revocable grantor trust) or other legal entity, the right of redemption upon the death or qualifying disability of a beneficiary of such trust or the holder of an ownership interest in such other entity will be subject to the approval of the board of directors, in its sole discretion. We will redeem such shares at a redemption price equal to 100% of the Liquidation Preference, in each case, plus an amount equal to any accrued but unpaid cash dividends thereon. Our ability to redeem shares of Series E Preferred Stock in cash may be limited to the extent that it does not have sufficient funds available to fund such cash redemption.

(6)

Optional Redemption by the Company: Upon the earlier of (i) our common stock being listed or admitted to trading on the New York Stock Exchange or another national securities exchange or automated quotation system, or (ii) the third anniversary of the commencement date of the Series E Preferred Offering, we will have the right to redeem all or some portion of the outstanding shares of Series E Preferred Stock at a redemption price equal to 100% of the Liquidation Preference, plus an amount equal to any accrued but unpaid cash dividends thereon. Additionally, upon the occurrence of a change of control, we will have the right to redeem all or some portion of the outstanding shares of Series E Preferred Stock, on a date that we specify prior to the closing of such change of control, in cash at a redemption price equal to 100% of the Liquidation Preference, plus an amount equal to any accrued but unpaid cash dividends thereon.

(7)	Voting Rights: The holders of Series E Preferred Stock are not entitled to vote on any matter submitted to a vote of our stockholders.

As of June 30, 2026, there were approximately 0.1 million Series E Preferred Stock outstanding with an aggregate liquidation preference of approximately $1.0 million, which consists of approximately $1.0 million from the Series E Preferred Offering and approximately $6,000 of accumulated and unpaid distributions.

Amendment to Our Operating Partnership Agreement for Series E Preferred Units

On September 30, 2025, concurrent with our commencement of the Series E Preferred Offering, we and the Operating Partnership entered into Amendment No. 6 to the Operating Partnership Agreement, to create Series E Preferred Units having economic terms and designations, powers, preferences, rights and restrictions that are substantially similar to the Series B Preferred Stock and are summarized below:

Ranking: The Series E Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution, or winding up of our Operating Partnership, rank: (a) senior to the Common Units, and to all equity

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securities issued by our Operating Partnership the terms of which provide that such equity securities shall rank junior to such Series E Preferred Units; (b) on a parity with all equity securities issued by the operating partnership other than those referred to in clauses (a) and (c); and (c) junior to all equity securities issued by the operating partnership the terms of which provide that such equity securities shall rank senior to the Series E Preferred Units, including the Series B Convertible Preferred Units and the Series D Preferred Units. The term “equity securities” shall not include convertible debt securities.

Distribution Rights: Subject to the preferential rights of the holders of Senior Units, the holders of Series E Preferred Units are entitled to receive, when, as and if authorized by us or our Operating Partnership and declared by us out of legally available funds, cumulative cash distributions on each unit of Series E Preferred Units at an annual rate of 8.0% per annum (each, a “Series E Cash Distribution”). We expect Series E Cash Distributions will be authorized and declared on a monthly basis, payable monthly on the 12th day of each month (or if such payment date is not a business day, on the immediately succeeding business day, with the same force and effect as if made on such date) to holders of record on the 25th day of the prior month (or if such record date is not a business day, on the immediately preceding business day, with the same force and effect as if made on such date), unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so or we are contractually unable to or our governing documents prevent us from doing so. All distributions payable on the Series E Preferred Units will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months.

Liquidation Rights: Upon any voluntary or involuntary liquidation, dissolution or winding up of our Operating Partnership, before any distribution or payment to holders of common units or any Junior Units and after any distribution to Senior Units, the holders of Series E Preferred Units will be entitled to receive a payment equal to $10.00, subject to appropriate adjustment in relation to any recapitalizations, unit distribution, unit splits, unit combinations, reclassifications or other similar events which affect the Series E Preferred Units, plus an amount equal to accrued but unpaid cash distributions thereon, if any, to but not including the date of payment, pari passu with the holders of units of any other class or series of Parity Units.

Redemptions; Repurchases: In connection with any redemption of shares of Series E Preferred Stock, our Operating Partnership shall redeem, on the date of such redemption, an equal number Series E Preferred Units in exchange for an amount of cash equal to the amount of cash, if any, paid to redeem the shares of Series E Preferred Stock.

Note 8. Segment Disclosures

Our business is composed of one reportable segment: self storage operations. Within our self storage operations segment, as of June 30, 2026 and December 31, 2025, approximately $281.9 million and $293.4 million, respectively, of our assets relate to our operations in Canada. For the three and six months ended June 30, 2026, approximately $4.5 million and approximately $8.8 million, respectively, of our revenues in the self storage segment related to our operations in Canada.

For the three and six months ended June 30, 2025, approximately $4.3 million and approximately $8.3 million, respectively, of our revenues in the self storage segment related to our operations in Canada.

The Chief Operating Decision Maker (“CODM”) is our Chief Executive Officer. Our CODM and other management regularly evaluate performance based upon consolidated net income (loss). Our CODM uses consolidated net income (loss) when making decisions about allocating capital and personnel. On a quarterly

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basis, our CODM considers budget-to-actual and period-to-period variances when evaluating company and segment performance in addition to other interim reviews. The CODM does not regularly review total assets for our single reportable segment as total assets are not used to assess performance or allocate resources.

The following tables summarize information for the reportable segments for the three and six months ended June 30, 2026 and 2025:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Self storage rental revenue	$7,988,252	$7,612,852	$15,768,198	$14,916,493
Ancillary operating revenue	55,025	57,788	99,892	103,505

Total revenues	8,043,277	7,670,640	15,868,090	15,019,998

Operating expenses:
Property operating expenses
Property taxes	1,064,383	959,318	2,049,703	1,893,858
Payroll	630,935	602,968	1,321,579	1,172,115
Advertising	261,115	247,138	498,863	490,868
Repairs & maintenance	229,148	243,786	550,391	555,976
Utilities	227,050	235,784	643,759	603,919
Property insurance	146,417	139,600	292,081	279,208
Administrative and professional	482,296	402,857	922,453	774,587

Total property operating expenses	3,041,344	2,831,451	6,278,829	5,770,531

Other operating expenses:
Property operating expenses — affiliates	1,373,546	1,331,452	2,735,708	2,571,719
General and administrative	1,738,455	1,678,129	3,253,205	3,381,937
Depreciation	3,368,222	3,280,079	6,661,010	6,398,481
Acquisition expenses	624,762	147,714	863,841	269,610

Total other operating expenses	7,104,985	6,437,374	13,513,764	12,621,747

Operating loss:	(2,103,052)	(1,598,185)	(3,924,503)	(3,372,280)
Other income (expense):
Interest expense	(4,329,714)	(4,176,197)	(8,461,813)	(8,283,492)
Interest expense — debt issuance costs	(161,698)	(180,518)	(321,550)	(668,915)
Derivative fair value adjustment	—	—	—	(531,449)
Other income (expense)	19,212	(9,829)	41,122	69,183
Equity in loss of unconsolidated real estate ventures	(747,544)	(385,074)	(1,561,373)	(607,602)
Foreign currency adjustment	(2,143,430)	3,304,699	(3,873,704)	3,108,763

Net loss	$(9,466,226)	$(3,045,104)	$(18,101,821)	$(10,285,792)

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(UNAUDITED)

Note 9. Related Party Transactions

Fees to Affiliates

Our Advisory Agreement and our Managing Dealer Agreement entitle our Advisor and Orchard to specified fees upon the provision of certain services with regard to the Series E Preferred Offering and investment of funds in real estate properties, among other services, as well as reimbursement for organization and offering costs incurred by our Advisor on our behalf and reimbursement of certain costs and expenses incurred by our Advisor in providing services to us.

In addition, our Advisory Agreement with our Advisor entitles our Advisor and our Dealer Manager Agreement with our Former Dealer Manager entitled our Former Dealer Manager to specified fees upon the provision of certain services with regard to the Public Offering and investment of funds in real estate properties, among other services, as well as reimbursement for organization and offering costs incurred by our Advisor on our behalf and reimbursement of certain costs and expenses incurred by our Advisor in providing services to us.

Organization and Offering Costs

Organization and offering costs of the Series E Preferred Offering paid by our Advisor on our behalf will be reimbursed to our Advisor. In addition, organization and offering costs of the Public Offering have been paid by our Advisor on our behalf and will be reimbursed to our Advisor; provided, however, that our Advisor funded, and was not reimbursed for, 1.0% of the gross offering proceeds from the sale of Class W shares towards payment of organization and offering expenses. Organization and offering costs consist of all expenses (other than sales commissions, the dealer manager fee, stockholder servicing fees and dealer manager servicing fees) to be paid by us in connection with the Series E Preferred Offering and Public Offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and other accountable organization and offering expenses, including, but not limited to, (i) amounts to reimburse our Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our Advisor and its affiliates in connection with registering and marketing our shares; (ii) technology costs associated with the Series E Preferred Offering and Public Offering; (iii) our costs of conducting our training and education meetings; (iv) our costs of attending retail seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses. Our Advisor was required to reimburse us within 60 days after the end of the month which the Public Offering terminates to the extent we paid or reimbursed organization and offering costs (including sales commissions, dealer manager fees, stockholder servicing fees, and dealer manager servicing fees) in excess of 15% of the gross offering proceeds from the Primary Offering. The Primary Offering was terminated on May 30, 2025. Organization and offering costs from the Primary Offering were less than 15% of gross proceeds from the Primary Offering.

Advisory Agreements

We do not have any employees. Our Advisor is primarily responsible for managing our business affairs and carrying out the directives of our board of directors. Our Advisor receives various fees and expenses under the terms of our Advisory Agreement. As discussed above, we will be required under our Advisory Agreement to reimburse our Advisor for organization and offering costs; provided, however, our Advisor funded, and was not reimbursed for, 1% of the gross offering proceeds from the sale of Class W shares towards payment of organization and offering expenses. As noted above, the Advisory Agreement also required our Advisor to reimburse us to the extent that offering expenses, including sales commissions, dealer manager fees, stockholder servicing fees and dealer manager servicing fees, were in excess of 15% of gross proceeds from the Primary Offering.

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Our Advisor receives acquisition fees equal to 1.0% of the contract purchase price of each property we acquire plus reimbursement of any acquisition expenses our Advisor incurs. Our Advisor also receives a monthly asset management fee equal to 0.0625%, which is one-twelfth of 0.75%, of our aggregate asset value, as defined. Under our Advisory Agreement, our Advisor will receive a disposition fee equal to the lesser of 1% of the contract sales price of each property sold or 50% of the competitive commission rate.

SSA may also be entitled to various subordinated distributions under our Operating Partnership agreement if we (1) list our shares of common stock on a national exchange, (2) terminate or do not renew the Advisory Agreement, (3) liquidate our portfolio, or (4) effect a merger or other corporate reorganization.

Our Advisory Agreement provides for reimbursement of our Advisor’s direct and indirect costs of providing administrative and management services to us. Beginning four fiscal quarters after commencement of the Public Offering, pursuant to our Advisory Agreement, our Advisor is required to pay or reimburse us the amount by which our aggregate annual operating expenses, as defined, exceed the greater of 2% of our average invested assets or 25% of our net income, as defined, unless a majority of our independent directors determine that such excess expenses were justified based on unusual and non-recurring factors. For any fiscal quarter for which total operating expenses for the 12 months then ended exceed the limitation, we will disclose this fact in our next quarterly report or within 60 days of the end of that quarter and send a written disclosure of this fact to our stockholders. In each case the disclosure will include an explanation of the factors that the independent directors considered in arriving at the conclusion that the excess expenses were justified. As of June 30, 2026, our aggregate annual operating expenses, as defined, did not exceed the threshold described above.

The Sponsor Funding Agreement

Beginning November 1, 2023, our Sponsor agreed to fund the payment of (i) the upfront 3% sales commission for the sale of Class Y shares, (ii) the upfront 3% dealer manager fee for the Class Y shares, and (iii) the estimated 1% organization and offering expenses for the sale of Class Y shares and Class Z shares in our Public Offering. In the event total organization and offering expenses actually incurred exceed the estimated 1% organization and offering expenses for the sale of Class Y shares and Class Z shares, we will pay the difference between the total organization and offering expenses actually incurred and the estimated 1% organization and offering expenses funded by our Sponsor. In addition, our Sponsor has reimbursed us in cash to cover the dilution from the one-time stock dividends described above in Note 1 — Organization. In connection with the termination of our Primary Offering, the Sponsor Funding Agreement was terminated effective as of May 30, 2025, though our Sponsor or its affiliates are still obligated to provide the funding amounts set forth in the Sponsor Funding Agreement and entitled to receive Series C Units until the final payment of such funding amounts, and the final issuance of the Series C Units for such funding amounts, as contemplated by the terms of the Sponsor Funding Agreement.

In consideration for our Sponsor providing the funding for the front-end sales load and the cash to cover the dilution from the stock dividends described above and in Note 1 — Organization, our Operating Partnership was obligated to issue a number of Series C Units of limited partnership interest in our Operating Partnership to our Sponsor equal to the dollar amount of such funding divided by the then-current offering price (initially $9.30 per share and $10.00 per share from November 1, 2023 through termination of our Primary Offering on May 30, 2025) for the Class Y and Class Z shares sold in our Public Offering. Pursuant to the sponsor funding agreement by and among us, our Operating Partnership, and our Sponsor, our Sponsor reimbursed us monthly for the applicable front end sales load it agreed to fund, and our Operating Partnership issued the Series C Units on a monthly basis, upon such reimbursement. In connection with the foregoing, we and our Operating Partnership

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entered into Amendment No. 3 to the Operating Partnership Agreement (“Amendment No. 3”) to establish Series C Subordinated Convertible Units of limited partnership interest in our Operating Partnership. Amendment No. 3 sets forth the key terms of the Series C Units, which are summarized below.

No Distribution Rights, Liquidation Rights, or Profits Allocation: The Series C Subordinated Convertible Units are not entitled to cash distributions, distributions upon liquidation, or the allocation of any profit or loss of our Operating Partnership unless and until the Series C Subordinated Convertible Units are converted into Class A Units of the Operating Partnership.

No Voting Rights: The Series C Units shall have no voting or consent rights. Notwithstanding the foregoing, the approval of the holders of Series C Units shall be required for any amendment to the rights and obligations of the Series C Subordinated Convertible Units.

Conversion Into Class A Units: The Series C Units shall automatically convert into Class A Units on a one-to-one basis upon our disclosure of an estimated net asset value per share equal to at least $10.00 per share (the “Initial NAV Hurdle”) for each of the Class A, Class T, Class W, Class P, Class Y, and Class Z shares calculated net of the value of Series C Units to be converted for those Series C Units issued at or below the Initial NAV Hurdle; provided, the Initial NAV Hurdle shall be increased to the new NAV (the “New NAV Hurdle”) for those Series C Units, if any, issued at an offering price in excess of $10.00 per share in the event that the NAV and resulting offering price are increased in the future as a result of calculating and reporting the NAV. For the avoidance of doubt, some or all of the Series C Units issued pursuant to the Initial NAV Hurdle may convert at the time of disclosing that the Initial NAV Hurdle has been met. In the event of an extraordinary transaction (such as a merger, tender offer, or sale of all or substantially all of our assets) prior to such conversion, the Series C Units shall automatically convert into Class A Units on a one-to-one basis immediately prior to the closing of the extraordinary transaction if the transaction amount exceeds the Initial NAV Hurdle for each of the Class A, Class T, Class W, Class P, Class Y, and Class Z shares for those Series C Units issued at or below the Initial NAV Hurdle calculated net of the value of the Series C Units to be converted; provided, the transaction amount exceeds the New NAV Hurdle for each of the Class A, Class T, Class W, Class P, Class Y, and Class Z shares for those Series C Units issued at an offering price in excess of $10.00 per share in the event that the NAV and resulting offering price is increased in the future as a result of calculating and reporting the NAV. We have agreed to conduct a NAV in accordance with the requirements set forth in FINRA 15-02 (i.e., the first NAV must be conducted within 150 days following the second anniversary of commencement of our Public Offering and annually thereafter) and the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs issued in April 2013. On March 20, 2026, we declared an Estimated Per Share NAV of $10.00 calculated as of September 30, 2025. No Series C Units were converted to Class A Units as a result of this Estimated Per Share NAV being declared.

Special Allocation: Notwithstanding the allocation provisions of the Operating Partnership Agreement, liquidating gain first shall be allocated to our Sponsor with respect to its converted Series C Units to the extent attributable to the appreciation in the value of our Operating Partnership’s assets after the first date of issuance of the Series C Units. As a result of the special allocation, the Section 704(b) capital account attributable to the converted Series C Units shall be equal to the Section 704(b) capital account for each Class A Unit issued and outstanding as of the date of the conversion on a pro rata basis.

Rights upon Liquidation: Notwithstanding the provisions of the Operating Partnership Agreement governing distributions upon liquidation, if, after the conversion of any Series C Units into a Class A Unit, the liquidating gain from a sale, exchange, merger, liquidation or other transaction is insufficient to cause the holder of the

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converted Series C Units to receive an amount of cash or property (at minimum) equal to the liquidation right for the holders of Class A Units on a unit by unit basis, each such unit holder shall nevertheless receive an amount equal to the liquidation right for the holders of Class A Units on a unit by unit basis, for each converted Series C Unit (the “Series C Unit Liquidation Preference”). Upon the actual liquidation of our Operating Partnership, the cash payment of the Series C Unit Liquidation Preference shall be treated as (1) a liquidation distribution from our Operating Partnership to the extent of the section 704(b) capital account attributable to the converted Series C Units and (2) a guaranteed payment for U.S. federal income tax purposes for the excess of the Series C Unit Liquidation Preference in cash over the section 704(b) capital account balance of the holder of the Series C Unit for each such converted Series C Unit. For avoidance of doubt, the Series C Units are subject to all of the terms and conditions set forth in Amendment No. 3 prior to conversion and are not entitled to any liquidation right until conversion.

Transfer Rights: The Series C Units may be transferred to any affiliate without our consent.

Property Management Agreement

Each of our self storage properties is managed by our Property Manager under separate property management agreements. Under each agreement, our Property Manager receives a fee for its services in managing our properties, generally equal to the greater of $3,000 or 6% of the gross revenues from the properties plus reimbursement of the Property Manager’s costs of managing the properties. In addition, our Property Manager or an affiliate has the exclusive right to offer tenant insurance plans, tenant protection plans or similar programs (collectively “Tenant Programs”) to customers at our properties and is entitled to substantially all of the benefits of such Tenant Programs. The property management agreements have a three-year term and automatically renew for successive three year periods thereafter, unless we or our Property Manager provide prior written notice at least 90 days prior to the expiration of the term. After the end of the initial three year term, either party may terminate a property management agreement generally upon 60 days’ prior written notice. With respect to each new property we acquire for which we enter into a property management agreement with our Property Manager we also pay our Property Manager a one-time start-up fee in the amount of $3,750.

All of our properties are operated under the “SmartStop® Self Storage” brand. An affiliate of our Sponsor owns the rights to the “SmartStop® Self Storage” brand.

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Pursuant to the terms of the agreements described above, the following table summarizes related party costs incurred and paid by us for the year ended December 31, 2025 and the six months ended June 30, 2026, as well as any related amounts payable as of December 31, 2025 and June 30, 2026:

	Year Ended December 31, 2025			Six Months Ended June 30, 2026
	Incurred	Paid	Payable	Incurred	Paid	Payable
Expensed
Operating expenses	$9,059,444	$15,589,065	$2,770,160	$7,779,781	$1,778,504	$8,771,437
Asset management fees	4,402,526	5,714,373	1,136,501	2,293,764	504,562	2,925,703
Property management fees	1,871,969	2,404,038	618,620	971,682	172,507	1,417,795
Acquisition expenses(1)	388,834	1,217,631	149,576	731,034	—	880,610
Preferred Equity
Offering Costs	350,000	350,000	—	—	—	—

Total	$16,072,773	$25,275,107	$4,674,857	$11,776,261	$2,455,573	$13,995,545

(1)	Amounts include third party acquisition expenses paid by our Sponsor and reimbursed by the Company.

Tenant Programs

We may offer Tenant Programs to customers at our properties pursuant to which our Property Manager or an affiliate is entitled to substantially all of the net revenue attributable to the sale of Tenant Programs at our properties.

In order to protect the interest of the Property Manager in receiving these revenues in light of the fact that we control the properties and, hence, the ability of the Property Manager to receive such revenues, we and an affiliate of our Property Manager agreed to transfer our respective rights in such revenue to a joint venture entity owned 0.1% by our TRS subsidiary and 99.9% by our Property Manager’s affiliate (the “PM Affiliate”). Under the terms of the operating agreement of the joint venture entity, dated March 8, 2021 (the “JV Agreement”), our TRS receives 0.1% of the net revenues generated from such Tenant Programs and the PM Affiliate receives the other 99.9% of such net revenues. The JV Agreement further provides, among other things, that if a member or its affiliate terminates all or substantially all of the property management agreements or defaults in its material obligations under the JV Agreement or undergoes a change of control, as defined, (the “Triggering Member”), the other member generally shall have the right (but not the obligation) to either (i) sell all of its interest in the joint venture to the Triggering Member at fair market value (as agreed upon or as determined under an appraisal process) or (ii) purchase all of the Triggering Member’s interest in the joint venture at 95% of fair market value. During each of the six months ended June 30, 2026 and 2025, an affiliate of our Property Manager received net revenue from this joint venture of approximately $0.7 million.

Storage Auction Program

Our Sponsor owns a minority interest in a company that owns 50% of an online auction company (the “Auction Company”) that serves as a web portal for self storage companies to post their auctions for the contents of abandoned storage units online instead of using live auctions conducted at the self storage facilities. The Auction Company receives a service fee for such services. During the six months ended June 30, 2026 and 2025, we paid approximately $4,500 and $4,000 in fees to the Auction Company related to our properties, respectively. Our properties will receive the proceeds from such online auctions.

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JUNE 30, 2026

(UNAUDITED)

Note 10. Commitments and Contingencies

Distribution Reinvestment Plan

We adopted a distribution reinvestment plan that will allow our stockholders to have distributions otherwise distributable to them invested in additional shares of our common stock at a price equal to the then-current offering price for each class of share.

On October 2, 2023, the Company’s board of directors approved the Second Amended and Restated Distribution Reinvestment Plan (the “Second Amended and Restated DRP”) of the Company to include, as eligible participants, stockholders holding Class Y shares and stockholders holding Class Z shares. The Second Amended and Restated DRP replaced the prior distribution reinvestment plan. The distribution reinvestment plan was also amended and restated to state that the purchase price for shares pursuant to the Second Amended and Restated DRP shall be $9.30 per share for all classes of shares. In conjunction with the board of directors’ declaration of a new estimated value per share of our common stock on March 20, 2026, any shares sold pursuant to our distribution reinvestment plan will be sold at our new estimated value per share of $10.00 per Class A shares, Class P shares, Class T shares, Class W shares, Class Y shares and Class Z shares under our distribution reinvestment plan. The Second Amended and Restated DRP became effective on November 11, 2023. No sales commission or dealer manager fee will be paid on shares sold through the distribution reinvestment plan. We may amend or terminate the distribution reinvestment plan for any reason at any time upon 10 days’ prior written notice to stockholders.

As of June 30, 2026, we have sold approximately 1.3 million Class P shares, approximately 0.3 million Class A shares, approximately 0.4 million Class T shares, approximately 0.1 million Class W shares, approximately 0.3 million Class Y shares and approximately 17,000 Class Z shares for gross proceeds of approximately $23.0 million pursuant to the distribution reinvestment plan.

Share Redemption Program

We adopted a share redemption program for stockholders purchasing Class P shares in the Private Offering and a separate share redemption program for stockholders purchasing Class A shares, Class T shares, Class W shares, Class Y shares and Class Z shares in the Public Offering, each of which enables stockholders to sell their shares to us in limited circumstances. As long as our common stock is not listed on a national securities exchange or over-the-counter market, our stockholders who have held their stock for at least one year may be able to have all or any portion of their shares of stock redeemed by us. We may redeem the shares of stock presented for redemption for cash to the extent that we have sufficient funds available to fund such redemption.

On October 2, 2023, the Company’s board of directors approved an amendment to the Company’s share redemption program. Pursuant to the share redemption program, as amended, for Class A shares, Class T shares, Class W shares, Class Y shares, and Class Z shares, the redemption price per share will be equal to 93% of the most recently published estimated net asset value of the applicable share class. On March 20, 2026, our board of directors approved an estimated net asset value per share of $10.00.

The redemption price per for Class P shares purchased in the Private Offering will depend on the length of time such stockholders have held such shares as follows (in each case, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to our common stock):

•	after one year from the purchase date — 90.0% of the Redemption Amount (as defined below);

•	after two years from the purchase date — 92.5% of the Redemption Amount;

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JUNE 30, 2026

(UNAUDITED)

•	after three years from the purchase date — 95.0% of the Redemption Amount; and

•	after four years from the purchase date — 100% of the Redemption Amount.

At any time we are engaged in an offering of Class P shares, the Redemption Amount for Class P shares purchased under the share redemption program will always be equal to or lower than the applicable per share offering price for such Class P shares. As long as we are engaged in an offering of Class P shares, the Redemption Amount shall be the lesser of the amount such stockholders paid for their Shares or the price per share in the offering. If we are no longer engaged in an offering of Class P shares, the per Share Redemption Amount will be determined by our board of directors.

Our board of directors may amend, suspend or terminate the share redemption program with 30 days’ notice to our stockholders. We may provide this notice by including such information in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC, or by a separate mailing to our stockholders.

There are several limitations on our ability to redeem shares under the share redemption program, including, but not limited to:

•

Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” (as defined under the share redemption program) or bankruptcy, we may not redeem shares until the stockholder has held his or her shares for one year.

•	During any calendar year, we will not redeem in excess of 5% of the weighted-average number of shares outstanding during the prior calendar year.

•	The cash available for redemption is limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan.

•

We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

In order to maintain operating flexibility, on August 6, 2025, our board of directors approved the suspension of our share redemption program effective as of September 6, 2025, except with respect to redemption requests made in connection with the death, commitment to a long-term care facility, qualifying disability or bankruptcy of a stockholder. The share redemption program shall remain suspended as discussed above until such time, if any, as our board of directors may approve the resumption of the share redemption program.

For the six months ended June 30, 2026, we received redemption requests totaling approximately $0.2 million, approximately $0.1 million was fulfilled during the six months ended June 30, 2026 and the remaining approximately $0.1 million was included in accounts payable and accrued liabilities as of June 30, 2026 and fulfilled in July 2026. For the six months ended June 30, 2025, we received redemption requests totaling approximately $3.3 million, approximately $0.2 million was fulfilled during the six months ended June 30, 2025 and the remaining $3.1 million was included in accounts payable and accrued liabilities as of June 30, 2025 and fulfilled in July 2025.

Operating Partnership Redemption Rights

The limited partners of our Operating Partnership have the right to cause our Operating Partnership to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares, or, at our

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2026

(UNAUDITED)

option, we may purchase their limited partnership units by issuing one share of our common stock for each limited partnership unit redeemed. These rights may not be exercised under certain circumstances that could cause us to lose our REIT election. Furthermore, limited partners may exercise their redemption rights only after their limited partnership units have been outstanding for one year. SSA and SmartStop OP are prohibited from exchanging or otherwise transferring units representing $202,000 of the initial investments in our Operating Partnership so long as our Advisor is acting as our Advisor pursuant to our Advisory Agreement.

Other Contingencies

From time to time, we are party to legal proceedings that arise in the ordinary course of our business. We are not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.

Note 11. Declaration of Distributions

Cash Distribution Declaration

On June 29, 2026, our board of directors declared a daily distribution rate of approximately $0.001698 per day per share on the outstanding shares of common stock payable to Class A, Class T, Class W, Class P, Class Y and Class Z stockholders of record of such shares as shown on our books at the close of business on each day of the period commencing on July 1, 2026 and ending September 30, 2026. In connection with this distribution, stockholders who hold Class T and Class Y shares will be paid an amount equal to approximately $0.001698 per day less the stockholder servicing fee payable per share per day. Such distributions payable to each stockholder of record during a month will be paid the following month.

Note 12. Potential Acquisitions

Potential Acquisition of Scarborough Property

On July 15, 2021, an affiliate of our Sponsor assigned its interest in a purchase and sale agreement (the “Scarborough Purchase Agreement”) with an unaffiliated third party for the acquisition of a parcel of land to be developed into a self storage facility located in Scarborough, in the city of Toronto, Ontario (the “Scarborough Property”) to a wholly-owned subsidiary of our Operating Partnership. The purchase price of the Scarborough Property is approximately CAD $3.0 million. Construction is expected to commence following the closing of the acquisition. We expect to fund the acquisition of the Scarborough Property with potential future debt financing. If we fail to complete the acquisition, we may forfeit CAD $450,000 in earnest money deposits.

Potential SSGT III Merger

On July 14, 2026, the Company, SSGT III, and SSGT III Merger Sub, entered into the SSGT III Merger Agreement. The SSGT III Merger Agreement provides that, subject to satisfaction or waiver of various conditions set forth in the SSGT III Merger Agreement, we will acquire SSGT III by way of a merger of SSGT III with and into SSGT III Merger Sub, with SSGT III Merger Sub being the surviving entity. SSGT III and the Company are both sponsored by an affiliate of SmartStop Self Storage REIT, Inc.

At the effective time of the SSGT III Merger (the “Merger Effective Time”), SSGT III shall cease to exist as a separate entity in accordance with the applicable provisions of the Maryland General Corporation Law. The

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(UNAUDITED)

special committee of our board of directors (the “Company’s Special Committee”), our board of directors, the board of directors of SSGT III (the “SSGT III Board”), and the special committee of the SSGT III Board (the “SSGT III Special Committee”) have unanimously approved the SSGT III Merger, the SSGT III Merger Agreement, and the transactions contemplated by the SSGT III Merger Agreement. The Company’s Special Committee is composed entirely of independent directors of the Company.

Pursuant to the terms and subject to the conditions set forth in the SSGT III Merger Agreement, at the Merger Effective Time, (a) each share of SSGT III’s common stock, $0.001 par value per share (“SSGT III Common Stock”), issued and outstanding immediately prior to the SSGT III Merger Effective Time (other than shares owned by us, any subsidiary of ours, or any subsidiary of SSGT III) will be converted into the right to receive 1.0 shares of our Class A Common Stock, subject to the treatment of fractional shares in accordance with the SSGT III Merger Agreement; and (b) each share of Series A Convertible Preferred Stock, $0.001 par value per share, of SSGT III (“SSGT III Series A Preferred Stock”) issued and outstanding immediately prior to the Merger Effective Time will automatically be converted into the right to receive a share of Series G Convertible Preferred Stock, $0.001 par value per share, of the Company (the “SST VI Series G Preferred Stock”), a newly designated series of preferred stock of the Company having powers, preferences, privileges and rights substantially the same as those of the SSGT III Series A Preferred Stock, and such right to receive our Class A Common Stock and SST VI Series G Preferred Stock (collectively, the “SSGT III Merger Consideration”).

Assuming all of the conditions of the Merger are satisfied and the Merger is consummated in accordance with the terms in the Merger Agreement, the Company will acquire all of the real estate owned by SSGT III, which as of June 30, 2026 consisted of (i) 12 wholly-owned self storage facilities located in four states and three Canadian provinces comprising approximately 9,215 self storage units and approximately 981,465 net rentable square feet, (ii) SSGT III’s 50% equity interest in three unconsolidated real estate ventures located in the two Canadian provinces (British Columbia and Quebec) (the “JV Properties”), and (iii) beneficial interest in three Delaware Statutory Trust (“DST”) sponsored programs. The unconsolidated real estate ventures consist of one operating self storage property and two parcels of land being developed into self storage facilities, with subsidiaries of SmartCentres Real Estate Investment Trust, an unaffiliated third party, owning the other 50% of such entities.

The SSGT III Merger Agreement contains customary representations, warranties, and covenants, including covenants relating to the conduct of our business and the business of SSGT III during the period between the execution of the SSGT III Merger Agreement and the earlier of the completion of the SSGT III Merger or the termination of the SSGT III Merger Agreement in accordance with its terms. The closing of the SSGT III Merger (the “Closing”) is subject to and conditioned on the approval of the SSGT III Merger by the affirmative vote of the holders of not less than a majority of all outstanding shares of SSGT III Common Stock (the “Stockholder Approval”). Pursuant to the terms of the SSGT III Merger Agreement, the Closing is also subject to other customary conditions, including the delivery of certain documents and legal opinions, the effectiveness of the registration statement on Form S-4 to be filed by the Company to register the shares of our Class A Common Stock to be issued as SSGT III Merger Consideration, the accuracy of the representations and warranties of the parties (subject to the materiality standards contained in the SSGT III Merger Agreement), and the absence of a “Strategic Storage Trust VI Material Adverse Effect” or “SSGT III Material Adverse Effect” (as each term is defined in the SSGT III Merger Agreement). Our obligation to consummate the SSGT III Merger is not subject to a financing condition. The Closing is not subject to the approval of our stockholders.

The SSGT III Merger Agreement prohibits SSGT III and its subsidiaries and representatives from soliciting alternative acquisition proposals, subject to certain limited exceptions. During the period beginning on the date of

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JUNE 30, 2026

(UNAUDITED)

the SSGT III Merger Agreement and continuing for forty-two (42) days, the parties are subject to a customary “window shop” period related to potential bidder proposals. SSGT III has agreed not to solicit or enter into an agreement regarding an Acquisition Proposal (as defined in the SSGT III Merger Agreement) and, subject to certain exceptions, is not permitted to enter into discussions or negotiations concerning any Acquisition Proposal. However, prior to obtaining the Stockholder Approval, SSGT III may, in certain circumstances specified in the SSGT III Merger Agreement, engage in discussions or negotiations and provide nonpublic information to a third party.

In connection with the termination of the SSGT III Merger Agreement and SSGT III’s entry into an alternative transaction with respect to a Superior Proposal (as defined in the SSGT III Merger Agreement), as well as under other specified circumstances, SSGT III will be required to pay to us a termination payment of $2.7 million in the event of termination during the “window shop” period, and a termination payment of $5.4 million in the event of termination under certain other circumstances. In addition, the SSGT III Merger Agreement provides for customary expense reimbursement (not to exceed $1.0 million) under specified circumstances set forth in the SSGT III Merger Agreement.

Note 13. Subsequent Events

Series E Offering Status

On July 20, 2026, our board of directors approved an extension of the Series E Preferred Offering from September 30, 2026 to September 30, 2027. We also reserve the right to terminate the Series E Preferred Offering at any time.

As of August 7, 2026, in connection with our Series E Preferred Offering we have issued approximately 0.4 million Series E Preferred shares for gross offering proceeds of approximately $3.5 million.

ANNEX A

Merger Agreement

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

STRATEGIC STORAGE TRUST VI, INC.,

SSGT III MERGER SUB, LLC,

AND

STRATEGIC STORAGE GROWTH TRUST III, INC.

DATED AS OF JULY 14, 2026

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 14, 2026 (this “Agreement”), is entered into by and among Strategic Storage Trust VI, Inc., a Maryland corporation (“SST VI”), SSGT III Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of SST VI (“Merger Sub”), and Strategic Storage Growth Trust III, Inc., a Maryland corporation (“SSGT III”). Each of SST VI, Merger Sub, and SSGT III is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, SSGT III (i) is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes, (ii) holds interests in properties through SSGT III Operating Partnership (as defined herein) and (iii) is the sole general partner of SSGT III Operating Partnership;

WHEREAS, SST VI (i) is a Maryland corporation operating as a real estate investment trust for U.S. federal income tax purposes, (ii) holds interests in properties through SST VI Operating Partnership (as defined herein) and (iii) is the sole general partner of SST VI Operating Partnership;

WHEREAS, the Parties wish to effect a business combination transaction in which SSGT III will be merged with and into Merger Sub, with Merger Sub being the surviving company (the “Merger”), and (i) each Eligible Common Share (as defined herein) issued and outstanding immediately prior to the Merger Effective Time (as defined herein) will be converted into the right to receive the Merger Consideration (as defined herein), and (ii) each issued and outstanding share of SSGT III Series A Preferred Stock (as defined herein) will be converted into the right to receive the Series A Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”);

WHEREAS, on the recommendation of the special committee (the “SSGT III Special Committee”) of the board of directors of SSGT III (the “SSGT III Board”), the SSGT III Board has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of, and with respect to this Agreement and the Merger, are fair and reasonable to, SSGT III, (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) directed that the Merger be submitted for consideration at the Stockholders Meeting, and (d) recommended the approval of the Merger by the SSGT III stockholders;

WHEREAS, on the recommendation of the special committee (the “SST VI Special Committee”) of the board of directors of SST VI (the “SST VI Board”), the SST VI Board has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of SST VI, and (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement, including the issuance of the SST VI Series G Preferred Stock as the Series A Merger Consideration in the Merger;

WHEREAS, SST VI, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to approve this Agreement and the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, SSGT III, SSGT III Operating Partnership and SSGT III Advisor (as defined herein) have entered into a Termination Agreement (as defined herein), which sets forth the terms on which the SSGT III Advisory Agreement (as defined herein) shall terminate effective as of the Merger Effective Time; and

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable NDA” means a confidentiality agreement with a term of at least one year and terms (including a standstill provision) that are not materially less favorable in the aggregate to SSGT III than the confidentiality provisions in the Exclusivity Agreement; provided, that any such confidentiality agreement shall permit compliance with Section 7.3 of this Agreement and shall exclude from any standstill or similar provision the ability to make an Acquisition Proposal.

“Action” means any claim, action, cause of action, demand, suit, litigation, investigation, audit, proceeding, arbitration, mediation, interference, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than an Acceptable NDA) relating to any Acquisition Proposal.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 and (ii) any applicable anti-bribery, anti-money laundering, anti-corruption or similar Law of any other jurisdiction.

“Benefit Plan” means, with respect to a Person, any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not funded, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by such Person or any of its subsidiaries including, but not limited to, “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity-based compensation, profits interest unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not written and whether or not subject to ERISA.

“Business Day” means any day ending at 11:59 p.m., California local time, other than a Saturday, a Sunday or any day on which banks located in New York, New York are authorized or required by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other obligation.

“Eligible Common Shares” means each share of SSGT III Common Stock outstanding immediately prior to the Merger Effective Time, other than Excluded Shares.

“Environmental Law” means any Law relating to the investigation, pollution (or cleanup or other remediation thereof), restoration or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to (i) the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances and (ii) pollution, contamination or injury to persons or property relating to any Hazardous Substance.

“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 1.000, as such ratio may be adjusted in accordance with Section 3.1(b).

“Excluded Shares” means all shares of SSGT III Common Stock held, as of immediately prior to the Merger Effective Time, by any SSGT III Subsidiary, SST VI or any SST VI Subsidiary.

“Exclusivity Agreement” means the Exclusivity and Non-Disclosure Agreement dated June 5, 2026 by and between SST VI and SSGT III.

“Expense Reimbursement Payment” means payment in an amount equal to the documented Expenses of the Party that is entitled to receive such payment pursuant to Section 9.3 of this Agreement; provided, that such payment shall not exceed $1,000,000.

“Expenses” means all costs, fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, and mailing of the Proxy Statement, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Form S-4, the solicitation of stockholder approval, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.4 (Capital Structure); Section 4.13(b) (Taxes); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.4 (Capital Structure); Section 5.5(f) (SEC Documents and Financial Statements); and Section 5.13(b) (Taxes).

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, body, department, self-regulatory organization, arbitration panel or similar entity or subdivision thereof.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that is listed, designated, classified or regulated as hazardous or toxic under any Environmental Law; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof, and lead-containing paint or plumbing; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, mold, methane, asbestos in any form, radioactive materials or wastes and radon.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) net cash payment obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Initial Period” means the period commencing on the date of this Agreement and ending at 11:59 p.m. ET, on August 25, 2026.

“Intellectual Property” means all United States and foreign (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to SSGT III, the actual knowledge of the persons named in Section 1.1(a) of the SSGT III Disclosure Letter and (ii) with respect to the SST VI Parties, the actual knowledge of the persons named in Section 1.1(a) of the SST VI Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, common laws, rules, ordinances, codes, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, hypothecation, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.

“Non-Tax Contract” means any Contract entered into in the ordinary course of business not dealing principally with the sharing, allocation or indemnification of Taxes and in which the provisions dealing with Taxes are of a type typically included in such Contracts (such as acquisition agreements, employment agreements, leases and loan agreements).

“Order” means a judgment, writ, stipulation, injunction, order or decree of any Governmental Authority.

“Permitted Liens” means any of the following: (i) Liens for current Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith and for which there are adequate accruals or reserves on the financial statements (if such accruals or reserves are required pursuant to GAAP); (ii) Liens that are carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other similar Liens arising in the ordinary course of business if the underlying obligations are not yet delinquent, or are being contested in good faith; (iii) with respect to any real property, Liens that are zoning, building or other regulations, requirements, entitlements or other land use or environmental regulations by any Governmental Authority that do not materially impact the use of the real property as currently conducted; (iv) with respect to SSGT III, Liens that are disclosed on Section 4.10 of the SSGT III Disclosure Letter, and with respect to SST VI, Liens that are disclosed on Section 5.10 of the SST VI Disclosure Letter; (v) with respect to SSGT III, Liens that are disclosed in the most recent audited financial statements of SSGT III, and with respect to SST VI, Liens that are disclosed in the most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed by SST VI; (vi) with respect to SSGT III, Liens arising pursuant to any SSGT III Material Contract or, with respect to SST VI, Liens arising pursuant to any SST VI Material Contract; (vii) with respect to any real property of SSGT III or SST VI, as applicable, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof and any unrecorded easements (including reciprocal easement agreements), rights of way and other similar restrictions, or any ground leases; and (viii) with respect to SSGT III or SST VI, as applicable, Liens that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Proxy Statement” means the proxy statement relating to the Stockholders Meeting together with any amendment or supplements thereto.

“Qualified Bidder” means a Person that has made during the Initial Period an unsolicited, bona fide written Acquisition Proposal (provided that the Acquisition Proposal by such Person did not result from a breach of Section 7.3) that the SSGT III Special Committee during the Initial Period has determined in good faith, after consultation with outside legal counsel and outside financial advisors, either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal; provided, however, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any Person, such Person shall not be deemed to be a “Qualified Bidder” unless SSGT III shall have notified SST VI by no later than 5:00 p.m., New York City time, on the first (1st) day immediately following the end of the Initial Period that such Person has satisfied such criteria; provided, further, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any Person, such Person shall immediately and irrevocably cease to be a “Qualified Bidder” if, at any time after the conclusion of the Initial Period, an Acquisition Proposal submitted by such Person is withdrawn, terminates or expires.

“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“SSGT III Advisor” means SS Growth Advisor III, LLC, a Delaware limited liability company and the external investment advisor to SSGT III.

“SSGT III Advisory Agreement” means the Advisory Agreement, dated as of May 18, 2022, by and between SSGT III, SSGT III Operating Partnership and SSGT III Advisor, as amended.

“SSGT III Bylaws” means the Bylaws of SSGT III, dated as of February 23, 2022, as amended from time to time.

“SSGT III Charter” means the charter of SSGT III.

“SSGT III Common Stock” means the common stock, $0.001 par value per share, of SSGT III.

“SSGT III Equity Incentive Plan” means the Employee and Director Long-Term Incentive Plan of SSGT III, as amended, or any successor plan thereto.

“SSGT III Governing Documents” means (i) the SSGT III Bylaws, (ii) the SSGT III Charter, (iii) the certificate of limited partnership of SSGT III Operating Partnership, and (iv) the SSGT III Partnership Agreement.

“SSGT III Management Agreements” means (i) the SSGT III Advisory Agreement and (ii) each property management agreement entered into between SS Growth Property Management III, LLC and any SSGT III Subsidiary.

“SSGT III Manager” means any Person, other than SSGT III or a SSGT III Subsidiary, who advises or manages SSGT III or any SSGT III Subsidiary, or any of the SSGT III Properties, pursuant to the SSGT III Management Agreements.

“SSGT III Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of SSGT III and the SSGT III Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of SSGT III to consummate the Merger before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a SSGT III Material Adverse Effect has occurred: (A) any failure of SSGT III to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a SSGT III Material Adverse Effect), (B) any changes that affect the self storage REIT industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal or regulatory conditions in the geographic regions in which SSGT III operates or owns or leases properties, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any damage or destruction of real property or improvements owned or leased by SSGT III or any SSGT III Subsidiary that is substantially covered by insurance, (I) any epidemic, pandemic or disease outbreak and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, or (J) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Merger (or the interpretation or enforcement of the foregoing), which in the case of each of clauses (B), (C), (D), (E), (G), (H), (I) and (J) do not disproportionately affect SSGT III and the SSGT III Subsidiaries, taken as a whole, relative to other similarly situated participants in the self storage REIT industry in the United States.

“SSGT III Operating Partnership” means SS Growth Operating Partnership III, L.P., a Delaware limited partnership and the operating partnership of SSGT III.

“SSGT III Operating Partnership Units” means the common units and the Series A Preferred Units set forth in the SSGT III Partnership Agreement.

“SSGT III Partnership Agreement” means the First Amended and Restated Limited Partnership Agreement of SSGT III Operating Partnership, dated as of May 18, 2022, as amended by Amendment No. 1 dated September 19, 2024.

“SSGT III Properties” means each real property, or interest therein, owned, or leased (including ground leased or master leased) as lessee or sublessee, by SSGT III or any SSGT III Subsidiary as of the date of this Agreement (including all of SSGT III’s or any SSGT III Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“SSGT III Special Limited Partner Interest” means the special limited partner interest in the SSGT III Operating Partnership held by SmartStop Storage Advisors, LLC.

“SSGT III Subsidiary” means (i) any corporation (or entity treated as a corporation for federal income tax purposes) of which at least fifty percent (50%) (or for purposes of the representations and warranties set forth in Section 4.13, ten (10%)) of the outstanding voting securities (by vote or value) is, directly or indirectly, owned by SSGT III, and (ii) any partnership, limited liability company, joint venture or other entity of which at least fifty percent (50%) of the total equity interest is, directly or indirectly, owned by SSGT III or of which SSGT III or any SSGT III Subsidiary is a general partner, manager, managing member or the equivalent, including the SSGT III Operating Partnership.

“SST VI Advisory Agreement” means the Amended and Restated Advisory Agreement, dated March 17, 2022, by and between SST VI, SST VI Operating Partnership and SST VI Advisor, as amended.

“SST VI Bylaws” means the Amended and Restated Bylaws of SST VI, dated March 17, 2022.

“SST VI Charter” means the charter of SST VI.

“SST VI Equity Incentive Plan” means the Employee and Director Long-Term Incentive Plan of SST VI, filed with the SEC on May 28, 2021, as amended, or any successor plan thereto.

“SST VI Governing Documents” means (i) the SST VI Charter, (ii) the SST VI Bylaws, (iii) the certificate of limited partnership of SST VI Operating Partnership, (iv) the SST VI Operating Partnership Agreement, (v) the articles of organization of Merger Sub, and (vi) the operating agreement of Merger Sub.

“SST VI Management Agreement” means the SST VI Advisory Agreement and each property management agreement entered into by Strategic Storage Property Management VI, LLC and any subsidiary of any REIT managed by a SST VI Subsidiary.

“SST VI Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of SST VI and the SST VI Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of the SST VI Parties to consummate the Merger before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a SST VI Material Adverse Effect has occurred: (A) any failure of SST VI to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a SST VI Material Adverse Effect), (B) any changes that affect the self storage REIT industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal or regulatory conditions in the geographic regions in which SST VI operates or owns or leases properties, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any damage or destruction of real property or improvements owned or leased by SST VI or any SST VI Subsidiary that is substantially covered by insurance, (I) any epidemic, pandemic or disease outbreak, and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof, or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, or (J) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Merger (or the interpretation or enforcement of the foregoing), which in the case of each of clauses (B), (C), (D), (E), (G), (H), (I) and (J) do not disproportionately affect SST VI and the SST VI Subsidiaries, taken as a whole, relative to other similarly situated participants in the self storage REIT industry in the United States.

“SST VI Operating Partnership” means Strategic Storage Operating Partnership VI, L.P., a Delaware limited partnership and the operating partnership of SST VI.

“SST VI Operating Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of SST VI Operating Partnership, dated March 17, 2022, as amended by Amendments No. 1-6 dated January 30, 2023, May 1, 2023, November 1, 2023, September 19, 2024, August 29, 2025, and September 26, 2025, respectively.

“SST VI Operating Partnership Units” means the Class A Units, Class P Units, Class T Units, Class W Units, Class Y Units, Class Z Units, Series B Preferred Units, Series C Preferred Units, Series D Preferred Units and Series E Preferred Units set forth in the SST VI Operating Partnership Agreement.

“SST VI Parties” means SST VI and Merger Sub.

“SST VI Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by SST VI or any SST VI Subsidiary as of the date of this Agreement (including all of SST VI’s or any SST VI Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“SST VI Series G Preferred Stock” means the Series G Convertible Preferred Stock of SST VI, par value $0.001 per share, with the terms of the Series G Preferred Stock set forth in the Articles Supplementary substantially in the form attached hereto as Exhibit A, having the rights, preferences, privileges and voting powers substantially the same as those of the SSGT III Series A Preferred Stock immediately prior to the Merger.

“SST VI Subsidiary” means (i) any corporation (or entity treated as a corporation for federal income tax purposes) of which at least fifty percent (50%) (or for purposes of the representations and warranties set forth in Section 5.13, ten (10%)) of the outstanding voting securities (by vote or value) is, directly or indirectly, owned by SST VI and (ii) any partnership, limited liability company, joint venture or other entity of which at least fifty percent (50%) of the total equity interest is directly or indirectly owned by SST VI or of which SST VI or any SST VI Subsidiary is a general partner, manager, managing member or the equivalent, including the SST VI Operating Partnership.

“Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of SSGT III Common Stock entitled to vote at the Stockholders Meeting on the Merger.

“Stockholders Meeting” means the meeting of the holders of shares of SSGT III Common Stock exclusively for the purpose of seeking the Stockholder Approval, including any postponement or adjournment thereof.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes and any duties, assessments or similar governmental charges in the nature of taxes, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Payment” means $5,400,000; provided, however, that, in the event the Termination Payment becomes payable as a result of the termination of this Agreement prior to the Window Period End Time (i) by SSGT III pursuant to Section 9.1(c)(ii) with respect to a Superior Proposal by a Qualified Bidder or (ii) by SST VI pursuant to Section 9.1(d)(ii) in response to an Adverse Recommendation Change effected in compliance with Section 7.3(d) with respect to or as a result of a Superior Proposal by a Qualified Bidder, then, in the case of either of the immediately preceding clauses (i) or (ii), the “Termination Payment” shall mean $2,700,000.

“Window Period End Time” means, with respect to a Qualified Bidder, the later of (i) 11:59 p.m. ET on the last day of the Initial Period and (ii) 11:59 p.m. ET on the second (2nd) Business Day after the end of any Notice Period (including any extensions thereof pursuant to Section 7.3(e)) with respect to a Superior Proposal by such Qualified Bidder for which such Notice Period commenced on or prior to 11:59 p.m. ET, on the last day of the Initial Period.

(b) In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Acquisition Proposal	Section 7.3(j)(i)
Adverse Recommendation Change	Section 7.3(d)
Additional Indemnification Agreements Agreement	Section 7.7(a) Preamble
Articles of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Escrow Agreement	Section 9.3(f)

Defined Term	Location of Definition
Form S-4	Section 7.1(a)
Indemnified Parties	Section 7.7(a)(i)
Interim Period	Section 6.1(a)
Intervening Event	Section 7.3(j)(ii)
Merger	Recitals
Merger Consideration	Section 3.1(a)(i)
Merger Effective Time	Section 2.3
Merger Sub	Preamble
MGCL	Recitals
MLLCA	Recitals
Outside Date	Section 9.1(b)(i)
Party(ies)	Preamble
Payor	Section 9.3(d)
Permits	Section 4.8(a)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Recipient	Section 9.3(c)
Registered Securities	Section 7.1(a)
Sarbanes-Oxley Act	Section 5.5(a)
Series A Merger Consideration	Section 3.1(a)
SDAT	Section 2.3
SSGT III	Preamble
SSGT III Audited Financial Statements	Section 4.5(a)
SSGT III Board	Recitals
SSGT III Board Recommendation	Section 4.2(c)
SSGT III Common Stock	Section 4.4(a)
SSGT III Disclosure Letter	Article 4
SSGT III Financial Advisor	Section 4.19
SSGT III Insurance Policies	Section 4.15
SSGT III Material Contracts	Section 4.12(b)
SSGT III Permits	Section 4.8(a)
SSGT III Series A Preferred Stock	Section 4.4(a)
SSGT III Special Committee	Recitals
SSGT III Subsidiary Partnership	Section 4.13(h)
SSGT III Tax Protection Agreements	Section 4.13(h)
SSGT III Terminating Breach	Section 9.1(d)(i)
SSGT III Unaudited Financial Statements	Section 4.5(a)
SSGT III Voting Debt	Section 4.4(d)
SST VI	Preamble
SST VI Board	Recitals
SST VI Class A Common Stock	Section 5.4(a)
SST VI Class P Common Stock	Section 5.4(a)
SST VI Class T Common Stock	Section 5.4(a)
SST VI Class W Common Stock	Section 5.4(a)
SST VI Class Y Common Stock	Section 5.4(a)
SST VI Class Z Common Stock	Section 5.4(a)
SST VI Common Stock	Section 5.4(a)
SST VI Disclosure Letter	Article 5
SST VI Financial Advisor	Section 5.19
SST VI Insurance Policies	Section 5.15
SST VI Material Contracts	Section 5.12(b)

Defined Term	Location of Definition
SST VI Permits	Section 5.8(a)
SST VI Preferred Stock	Section 5.4(a)
SST VI Restricted Share Awards	Section 5.4(a)
SST VI SEC Documents	Section 5.5(a)
SST VI Series B Preferred Stock	Section 5.4(a)
SST VI Series E Preferred Stock	Section 5.4(a)
SST VI Special Committee	Recitals
SST VI Subsidiary Partnership	Section 5.13(h)
SST VI Tax Protection Agreements	Section 5.13(h)
SST VI Terminating Breach	Section 9.1(c)(i)
SST VI Voting Debt	Section 5.4(d)
Superior Proposal	Section 7.3(j)(iii)

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d) “or” shall be construed in the inclusive sense of “and/or”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f) all references herein to “$” or dollars shall refer to United States dollars;

(g) no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations;

(j) references to a Person are also to its successors and permitted assigns;

(k) except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; and

(l) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGER

Section 2.1 The Merger; Other Transactions. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and MLLCA, at the Merger Effective Time, SSGT III shall be merged with and into Merger Sub, whereupon the separate existence of SSGT III will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity upon consummation of the Merger, the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned subsidiary of SST VI. The Merger shall have the effects set forth in the applicable provisions of the MGCL, the MLLCA and this Agreement.

Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., California local time, no later than the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing (so long as those conditions are reasonably capable of being satisfied), but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by SSGT III and SST VI. The date on which the Closing actually takes place is referred to herein as the “Closing Date.”

Section 2.3 Effective Time. On the Closing Date, SSGT III, SST VI and Merger Sub shall (a) cause articles of merger with respect to the Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA (the “Articles of Merger”) and (b) make any other filings, recordings or publications required to be made by SSGT III, SST VI or the Surviving Entity under the MGCL or MLLCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT) as specified in the Articles of Merger (such date and time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Merger Effective Time to occur on the Closing Date.

Section 2.4 Organizational Documents of the Surviving Entity. At the Merger Effective Time and by virtue of the Merger, (i) the articles of organization of Merger Sub, as in effect immediately prior to the Merger Effective Time shall be the articles of organization of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of organization, and (ii) the operating agreement of Merger Sub as in effect immediately prior to the Merger Effective Time shall be the operating agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Entity’s articles of organization and operating agreement.

Section 2.5 Tax Treatment of Merger. The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.5, and no Party shall take a position inconsistent with such treatment.

Section 2.6 Management of the Surviving Entity. By virtue of the Merger, the manager of Merger Sub shall serve as the manager of the Surviving Entity.

Section 2.7 Subsequent Actions. If at any time after the Merger Effective Time the Surviving Entity shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights or properties of SSGT III acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out the intent of this Agreement, then the members, managers and officers of the Surviving Entity shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Entity or otherwise to carry out this Agreement.

ARTICLE 3

EFFECTS OF THE MERGER

Section 3.1 Effects of the Merger.

(a) The Merger. At the Merger Effective Time and by virtue of the Merger and without any further action on the part of SSGT III, SST VI or Merger Sub or the holders of any securities of SSGT III, SST VI or Merger Sub:

(i) Subject to Section 3.1(b) and Section 3.3, each Eligible Common Share will be automatically converted into the right to receive from SST VI the number of shares of SST VI Class A Common Stock equal to the Exchange Ratio, subject to the treatment of fractional shares of SST VI Class A Common Stock in accordance with Section 3.1(d) (the “Merger Consideration”);

(ii) All Eligible Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration therefor in accordance with this Agreement;

(iii) All Excluded Shares shall automatically be cancelled and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto, in connection with or as a consequence of the Merger;

(iv) Each share of SSGT III Series A Preferred Stock issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into the right to receive from SST VI one (1) share (the “Series A Merger Consideration”) of SST VI Series G Preferred Stock, a newly created series of preferred stock of SST VI with substantially identical powers, preferences, privileges and rights as the SSGT III Series A Preferred Stock;

(v) All shares of SSGT III Series A Preferred Stock, when so converted in accordance with Section 3.1(a)(iv), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or book-entry share with respect to such SSGT III Series A Preferred Stock that immediately prior to the Merger Effective Time represented shares of SSGT III Series A Preferred Stock shall cease to have any rights with respect to such SSGT III Series A Preferred Stock, other than the right to receive the Series A Merger Consideration and any dividends or other distributions to which such holder may be entitled, in accordance with Section 7.8; and

(vi) Each membership interest of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding and, collectively, shall constitute the only issued and outstanding membership interests of the Surviving Entity.

(b) Adjustment of the Merger Consideration. Between the date of this Agreement and the Merger Effective Time, if the issued and outstanding shares of SSGT III Common Stock, securities convertible or exchangeable into or exercisable for shares of SSGT III Common Stock, shares of SST VI Common Stock, or securities convertible or exchangeable into or exercisable for shares of SST VI Common Stock shall have been changed into a different number of shares or other securities or a different class by reason of any stock split (whether forward or reverse), combination, reclassification, reorganization, recapitalization, distribution, merger or exchange or other similar transaction, or a stock dividend having a record date within such period shall have been declared, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted. For the avoidance of doubt, (i) no adjustment shall be made pursuant to this Section 3.1(b) for any shares issued pursuant to SSGT III’s or SST VI’s distribution reinvestment plan or redeemed pursuant to SSGT III’s or SST VI’s share redemption program and (ii) nothing in this Section 3.1(b) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

(c) Transfer Books. From and after the Merger Effective Time, the share transfer books of SSGT III shall be closed, and thereafter there shall be no further registration of transfers of SSGT III Common Stock or SSGT III Series A Preferred Stock. From and after the Merger Effective Time, Persons who held outstanding shares of SSGT III Common Stock or SSGT III Series A Preferred Stock immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law.

(d) Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional shares of SST VI Class A Common Stock less than 1/1,000th of a share shall be issued pursuant to this Agreement and, in lieu thereof, such fractional shares a Person would otherwise be entitled to receive pursuant to this Agreement, but for this Section 3.1(d), shall be aggregated and rounded up to the nearest 1/1,000th of a share.

Section 3.2 Exchange Procedures.

(a) As soon as reasonably practicable after the Merger Effective Time, SST VI shall cause SS&C GIDS, Inc., or any successor transfer agent of SST VI (in either case, the “Transfer Agent”), to record on the stock records of SST VI the issuance of shares of (i) SST VI Class A Common Stock (including any fractional shares thereof) equal to the Merger Consideration that is issuable to each holder of Eligible Common Shares pursuant to Section 3.1 and (ii) SST VI Series G Preferred Stock equal to the Series A Merger Consideration that is issuable to each holder of SSGT III Series A Preferred Stock pursuant to Section 3.1. For the avoidance of doubt, payment of the Merger Consideration and Series A Merger Consideration shall only be made to the Person in whose name the relevant Eligible Common Shares or shares of SSGT III Series A Preferred Stock are registered in the stock transfer books of SSGT III as of the Merger Effective Time.

(b) None of SST VI, SSGT III, the Surviving Entity, the Transfer Agent, or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of any Merger Consideration or Series A Merger Consideration (or the appropriate portions thereof) that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts so delivered that remain unclaimed by holders of Eligible Common Shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of SST VI free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

(c) No interest shall be paid or accrued on the Merger Consideration or the Series A Merger Consideration (or any amounts in respect thereof, including any dividends payable on shares of SST VI Class A Common Stock) for the benefit of holders of Eligible Common Shares or shares of SSGT III Series A Preferred Stock.

Section 3.3 Withholding Rights. Each and any of SST VI, SSGT III, the Surviving Entity or the Transfer Agent, or any of their agents, as applicable, shall be entitled to deduct and withhold from the Merger Consideration or Series A Merger Consideration, as applicable, and any other amounts otherwise payable pursuant to this Agreement to any holder of SSGT III Common Stock or SSGT III Series A Preferred Stock, as applicable, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be timely paid to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4 Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.5 General Effects of the Merger. At the Merger Effective Time, the effect of the Merger shall be as set forth in this Agreement and the Articles of Merger and as provided in the applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of SSGT III and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of SSGT III and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SSGT III

Except as set forth in (a) the disclosure letter prepared by SSGT III and delivered by SSGT III to the SST VI Parties prior to the execution and delivery of this Agreement (the “SSGT III Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the SSGT III Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, (b) the SSGT III Audited Financial Statements, or (c) or to the Knowledge of the SST VI Parties in their capacity as the SSGT III Advisor, SSGT III hereby represents and warrants as of the date hereof (except to the extent that such representations and warranties expressly relate to another date, in which case as of such other date) to the SST VI Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) SSGT III is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. SSGT III is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect.

(b) Each SSGT III Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and (ii) has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each SSGT III Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect.

(c) Section 4.1(c) of the SSGT III Disclosure Letter sets forth a true and complete list of the SSGT III Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which SSGT III and the SSGT III Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by SSGT III in each SSGT III Subsidiary, including a list of each SSGT III Subsidiary that is (i) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”), (ii) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each a “Taxable REIT Subsidiary”) and (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d) SSGT III has made available to SST VI complete and correct copies of the SSGT III Governing Documents, which are in full force and effect as of the date of this Agreement. Each of SSGT III and the SSGT III Operating Partnership is in compliance with the terms of its applicable SSGT III Governing Documents. True and complete copies of SSGT III’s and the SSGT III Operating Partnership’s minute books, as applicable, since February 18, 2022 have been made available by SSGT III to SST VI.

(e) Except as set forth in Section 4.1(e) of the SSGT III Disclosure Letter, SSGT III has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the SSGT III Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 4.2 Authority; Approval Required.

(a) SSGT III has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by SSGT III and the consummation by SSGT III of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of SSGT III is necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject with respect to the Merger, to receipt of the Stockholder Approval and to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT in accordance with the MGCL and the MLLCA.

(b) This Agreement has been duly executed and delivered by SSGT III and, assuming due authorization, execution and delivery by the SST VI Parties, constitutes a legally valid and binding obligation of SSGT III, enforceable against SSGT III in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) On the recommendation of the SSGT III Special Committee, the SSGT III Board has (i) determined that the terms of this Agreement, the Merger, the Merger Consideration and the other transactions contemplated by this Agreement are advisable and in the best interests of, and with respect to the Agreement and the Merger, are fair and reasonable to, SSGT III, (ii) approved, authorized, adopted and declared advisable this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) directed that the Merger be submitted to a vote of the holders of SSGT III Common Stock and (iv) recommended that holders of SSGT III Common Stock vote in favor of approval of the Merger (such recommendation, the “SSGT III Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) The Stockholder Approval is the only vote of the holders of securities of SSGT III required to approve the Merger and the other transactions contemplated by this Agreement.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by SSGT III does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Stockholder Approval, conflict with or violate any provision of (A) the SSGT III Governing Documents or (B) any equivalent organizational or governing documents of any other SSGT III Subsidiary, (ii) assuming (solely with respect to performance of this Agreement) compliance with the matters referred to in Section 4.3(b), conflict with or violate any Law or Environmental Permit applicable to SSGT III or any SSGT III Subsidiary or by which any property or asset of SSGT III or any SSGT III Subsidiary is bound, or (iii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of SSGT III or any SSGT III Subsidiary or related to any of their respective properties, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect.

(b) No filings, notices, reports, consents, registrations, approvals, Permits or authorizations are required to be made by SSGT III or any SSGT III Subsidiary with, nor are any required to be made or obtained by, SSGT III or any SSGT III Subsidiary with or from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by SSGT III and the SSGT III Subsidiaries and the consummation of the Merger or the other transactions contemplated hereby, or in connection with the continuing operation of the business of SSGT III and the SSGT III Subsidiaries following the Merger Effective Time, except (i) the filing of the Form S-4 and the declaration of effectiveness of the Form S-4 and such other reports under or compliance with the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of such Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (iv) where failure to obtain such consents, approvals, authorizations or Permits, or to make such filings, notifications or reports, which, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect. As of the date hereof, to the Knowledge of SSGT III, there is no reason why the necessary approvals referenced in clause (iv) of the preceding sentence will not be received in order to permit consummation of the Merger on a timely basis.

Section 4.4 Capital Structure.

(a) The authorized capital stock of SSGT III consists of 110,000,000 shares of capital stock, of which (i) 100,000,000 shares are designated as common stock, $0.001 par value per share (“SSGT III Common Stock”), and (ii) 10,000,000 shares are designated as preferred stock, $0.001 par value per share, 100,000 of which are designated as Series A Convertible Preferred Stock (the “SSGT III Series A Preferred Stock”). At the close of business on June 26, 2026, (i) 17,454,902.149 shares of SSGT III Common Stock were issued and outstanding (inclusive of 3,750 unvested restricted shares of SSGT III Common Stock granted under the SSGT III Equity Incentive Plan (“SSGT III Restricted Share Awards”)), and (ii) 100,000 shares of SSGT III Series A Preferred Stock were issued and outstanding. Additionally, as of the date of this Agreement, 18,104,572.478 units of limited partnership interests in SSGT III Operating Partnership were issued and outstanding, of which 18,004,572.478 units of limited partnership interest were designated as common units, and 100,000 units of limited partnership interest were designated as Series A Preferred Units. All of the outstanding shares of capital stock of SSGT III are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 4.4(a), there is no other outstanding capital stock of SSGT III.

(b) All of the SSGT III Operating Partnership Units are owned by SSGT III, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the SSGT III Operating Partnership Units are duly authorized and validly issued and were issued in compliance with applicable securities Laws. The SSGT III Special Limited Partner Interest constitutes the only special limited partner interest in SSGT III Operating Partnership.

(c) All of the outstanding shares of capital stock of each of the SSGT III Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the

SSGT III Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the SSGT III Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. SSGT III or the SSGT III Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the SSGT III Subsidiaries free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of SSGT III or any SSGT III Subsidiary issued and outstanding (“SSGT III Voting Debt”). There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which SSGT III or any of the SSGT III Subsidiaries is a party or by which any of them is bound obligating SSGT III or any of the SSGT III Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of SSGT III or any SSGT III Subsidiary or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, SSGT III Voting Debt or other equity interests.

(e) Neither SSGT III nor any SSGT III Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of SSGT III or any of the SSGT III Subsidiaries. Except as set forth in Section 4.4(e) of the SSGT III Disclosure Letter, neither SSGT III nor any SSGT III Subsidiary has granted any registration rights on any of its capital stock. No SSGT III Common Stock is owned by any SSGT III Subsidiary.

(f) SSGT III does not have a “poison pill” or similar stockholder rights plan.

(g) All dividends or other distributions on the shares of SSGT III Common Stock or SSGT III Operating Partnership Units and any material dividends or other distributions on any securities of any SSGT III Subsidiary, which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

Section 4.5 Financial Statements.

(a) SSGT III has delivered to SST VI: (i) consolidated audited financial statements of SSGT III and all SSGT III Subsidiaries as of December 31, 2025 and 2024 (the “SSGT III Audited Financial Statements”), and (ii) an unaudited consolidated balance sheet as of December 31, 2025 and an unaudited consolidated income statement of SSGT III and all SSGT III Subsidiaries for the three month period from January 1, 2026 through March 31, 2026 (the “SSGT III Unaudited Financial Statements”).

(b) The SSGT III Audited Financial Statements and the SSGT III Unaudited Financial Statements (i) have been prepared from the books and records of SSGT III and SSGT III Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (x) as may be indicated in the notes thereto or (y) in the case of the SSGT III Unaudited Financial Statements, for the absence of notes) and (iii) fairly present in all material respects the consolidated financial position of SSGT III and the SSGT III Subsidiaries, taken as a whole, as of their respective dates and, as applicable, the consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows of SSGT III and the SSGT III Subsidiaries for the periods presented therein.

(c) SSGT III maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d) SSGT III is not, and none of the SSGT III Subsidiaries is, a party to, and neither SSGT III nor any SSGT III Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among SSGT III and any SSGT III Subsidiary, on the one hand, and any unconsolidated Affiliate of SSGT III or any SSGT III Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, SSGT III, any SSGT III Subsidiary or SSGT III’s or such SSGT III Subsidiary’s audited financial statements.

(e) Neither SSGT III nor any SSGT III Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.6 Absence of Certain Changes or Events. Since December 31, 2024 through the date of this Agreement, except as contemplated by this Agreement, (a) SSGT III and each SSGT III Subsidiary have conducted their respective business in all material respects in the ordinary course of business, (b) neither SSGT III nor any SSGT III Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of the Business of SSGT III) if taken from and after the date of this Agreement and (c) there has not been any SSGT III Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a SSGT III Material Adverse Effect.

Section 4.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the consolidated balance sheet of SSGT III dated as of December 31, 2025 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2024, neither SSGT III nor any SSGT III Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a SSGT III Material Adverse Effect.

Section 4.8 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.10 and Section 4.11, which are addressed solely in those Sections, SSGT III and each SSGT III Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority (“Permits”) necessary for SSGT III and each SSGT III Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “SSGT III Permits”), and all such SSGT III Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the SSGT III Permits, individually, or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect. SSGT III has paid all fees and assessments due and payable, in each case, in connection with all such Permits, except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect. No event has occurred with respect to any of the SSGT III Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such SSGT III Permits. Neither SSGT III nor any of the SSGT III Subsidiaries has received any notice indicating, nor to the Knowledge of SSGT III, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of SSGT III or the SSGT III Subsidiaries or the SSGT III Properties that impairs the validity of any SSGT III Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any SSGT III Permit, except where the impairment or revocation of any such SSGT III Permits, individually, or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect.

(b) Since January 1, 2023, neither SSGT III nor any SSGT III Subsidiary has been in conflict with, or in default or violation of, (i) any Law applicable to SSGT III or any SSGT III Subsidiary or by which any property or asset of SSGT III or any SSGT III Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.16 which are solely addressed in those Sections) or (ii) any SSGT III Permits (except for the SSGT III Permits addressed in Section 4.11, which are solely addressed in that Section), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect.

Section 4.9 Litigation. There is no material Action to which SSGT III or any SSGT III Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of SSGT III, threatened before any Governmental Authority and, to the Knowledge of SSGT III, there is no basis for any such Action. Neither SSGT III nor any SSGT III Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of SSGT III or the SSGT III Subsidiaries. No Order has been issued in any proceeding to which SSGT III or any of the SSGT III Subsidiaries is or was a party, or, to the Knowledge of SSGT III, in any other proceeding, that enjoins or requires SSGT III or any of the SSGT III Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2024, none of SSGT III, any SSGT III Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which SSGT III or any SSGT III Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $500,000 individually.

Section 4.10 Properties.

(a) Except as disclosed on Schedule 4.10 relating to DST programs sponsored by SSGT III, or in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (i) SSGT III or a SSGT III Subsidiary owns fee simple title to each of the SSGT III Properties, free and clear of Liens, except for Permitted Liens; (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SSGT III Material Adverse Effect, neither SSGT III nor any SSGT III Subsidiary has received written notice of any uncured violation of any Law (including zoning, building or similar Laws) affecting any portion of any of the SSGT III Properties issued by any Governmental Authority; and (iii) except as would not, individually or in the aggregate, have a SSGT III Material Adverse Effect, neither SSGT III nor any SSGT III Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or, to the Knowledge of SSGT III, threatened with respect to any of the SSGT III Properties.

(b) Except as disclosed in property condition assessments and similar structural engineering reports relating to the SSGT III Properties, SSGT III has not received written notice of, nor does SSGT III have any Knowledge of, any latent defects or adverse physical conditions affecting any of the SSGT III Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SSGT III Material Adverse Effect.

(c) SSGT III and the SSGT III Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all material personal property assets owned, used or held for use by them. Neither SSGT III’s, nor the SSGT III Subsidiaries’, ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Section 4.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of SSGT III, is threatened relating to SSGT III, any of the SSGT III Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) SSGT III and the SSGT III Subsidiaries are and, for the past three (3) years, have been, in compliance with all applicable Environmental Laws and all applicable Environmental Permits; (iii) SSGT III and each SSGT III Subsidiary is in possession of all Environmental Permits necessary for SSGT III and each SSGT III Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect; and (iv) there are no liabilities or obligations of SSGT III or any of the SSGT III Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.12 Material Contracts.

(a) Section 4.12(a) of the SSGT III Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which SSGT III or any SSGT III Subsidiary is a party to or bound by that:

(i) obligates SSGT III or any SSGT III Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to SSGT III or any SSGT III Subsidiary;

(ii) constitutes (A) an Indebtedness obligation of SSGT III or any SSGT III Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract (including any so called take-or-pay or keep well agreements) under which (1) any Person including SSGT III or a SSGT III Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of SSGT III or a SSGT III Subsidiary or (2) SSGT III or a SSGT III Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including SSGT III or another SSGT III Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(iii) requires SSGT III or any SSGT III Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(iv) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(v) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of SSGT III or any SSGT III Subsidiary with a third party;

(vi) prohibits the pledging of the capital stock of SSGT III or any SSGT III Subsidiary or prohibits the issuance of guarantees by any SSGT III Subsidiary;

(vii) is with a Governmental Authority;

(viii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;

(ix) is an employment Contract or material consulting Contract;

(x) is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xi) is a SSGT III Management Agreement;

(xii) is a ground lease under which SSGT III or any SSGT III Subsidiary holds a leasehold interest in the SSGT III Properties or any portion thereof; or

(xiii) is both (A) not made in the ordinary course of business and (B) material to SSGT III and the SSGT III Subsidiaries, taken as a whole.

(b) Each Contract in any of the categories set forth in Section 4.12(a) to which SSGT III or any SSGT III Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “SSGT III Material Contract.”

(c) Each SSGT III Material Contract is legal, valid, binding and enforceable on SSGT III and/or the SSGT III Subsidiary that is a party thereto and, to the Knowledge of SSGT III, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). SSGT III and each SSGT III Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each SSGT III Material Contract and, to the Knowledge of SSGT III, each other party thereto has performed all obligations required to be performed by it under such SSGT III Material Contract prior to the date hereof, except where in each case the failure to perform, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect. Neither SSGT III nor any SSGT III Subsidiary, nor, to the Knowledge of SSGT III, any other party thereto, is in breach or violation of, or default under, any SSGT III Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any SSGT III Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect. Neither SSGT III nor any SSGT III Subsidiary has received written notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any SSGT III Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect. Since December 31, 2024 and as of the date hereof, neither SSGT III nor any SSGT III Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any SSGT III Material Contract.

Section 4.13 Taxes.

(a) SSGT III and each SSGT III Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. SSGT III and each SSGT III Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where SSGT III or any SSGT III Subsidiary does not file Tax Returns that SSGT III or any SSGT III Subsidiary is or may be subject to Tax by such jurisdiction.

(b) SSGT III (i) for all taxable years commencing with SSGT III’s year ending December 31, 2022 and through December 31, 2025, has been subject to taxation as a REIT under Sections 856 through 860 of the Code and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since the beginning of its taxable year ended December 31, 2022 in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of SSGT III, threatened. SSGT III does not own a direct or indirect ownership interest in an entity that is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary of SSGT III. SSGT III’s dividends paid deduction, within the meaning of Section 561 of the Code, for all taxable years commencing with SSGT III’s year ended December 31, 2022, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (A) SSGT III’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (B) SSGT III’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of SSGT III, threatened with regard to any material Taxes or material Tax Returns of SSGT III or any SSGT III Subsidiary; (ii) no material deficiency for Taxes of SSGT III or any SSGT III Subsidiary, has been claimed, proposed or assessed in writing or, to the Knowledge of SSGT III, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect; (iii) neither SSGT III nor any SSGT III Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business) with respect to any material Tax assessment or deficiency for any tax year that is not closed under the applicable statute of limitations; (iv) neither SSGT III nor any SSGT III Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business); and (v) neither SSGT III nor any SSGT III Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each SSGT III Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation (or other entity taxable as a corporation) whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for United States federal income tax purposes under Section 7704(a) of the Code.

(e) Neither SSGT III nor any SSGT III Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f) Since its inception, SSGT III and the SSGT III Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(6)(A), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of SSGT III no condition or circumstance exists, which presents a material risk that any material liability for Taxes described in clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon SSGT III or any SSGT III Subsidiary for any taxable period (or portion thereof) preceding the Merger.

(g) SSGT III and the SSGT III Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no SSGT III Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the Knowledge of SSGT III threatened to raise, a material claim against SSGT III or any SSGT III Subsidiary for any breach of any SSGT III Tax Protection Agreements. As used herein, “SSGT III Tax Protection Agreements” means any written agreement to which SSGT III or any SSGT III Subsidiary is a party pursuant to which: (i) any liability of SSGT III or any SSGT III Subsidiary to holders of limited partnership interests in a SSGT III Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a SSGT III Subsidiary Partnership, SSGT III or any SSGT III Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “SSGT III Subsidiary Partnership” means a SSGT III Subsidiary that is treated as a partnership for United States federal income tax purposes.

(i) There are no Liens for Taxes upon any property or assets of SSGT III or any SSGT III Subsidiary except for Permitted Liens.

(j) There are no Tax allocation or sharing agreements or similar arrangements (other than Non-Tax Contracts) with respect to or involving SSGT III or any SSGT III Subsidiary, and after the Closing Date, neither SSGT III nor any SSGT III Subsidiary shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Except for property Tax appeals made in the ordinary course of business, neither SSGT III nor any SSGT III Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither SSGT III nor any SSGT III Subsidiary is subject to written ruling of a Governmental Authority.

(l) Neither SSGT III nor any SSGT III Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any SSGT III Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise (other than pursuant to a Non-Tax Contract).

(m) Neither SSGT III nor any SSGT III Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) Neither SSGT III nor any SSGT III Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o) No written power of attorney that has been granted by SSGT III or any SSGT III Subsidiary (other than to SSGT III or a SSGT III Subsidiary) currently is in force with respect to any matter relating to Taxes, other than any power of attorney that will terminate on or before the Closing.

(p) To the Knowledge of SSGT III, SSGT III is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 4.14 Intellectual Property. Neither SSGT III nor any SSGT III Subsidiary: (a) owns any patents, registered trademarks, or registered copyrights; (b) has any pending applications or registrations for any trademarks, patents or copyrights; or (c) is a party to any Contracts with respect to an exclusive license by SSGT III or any SSGT III Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect, (i) no Intellectual Property used by SSGT III or any SSGT III Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of SSGT III, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of SSGT III or any SSGT III Subsidiary, and (iii) SSGT III and the SSGT III Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of SSGT III and the SSGT III Subsidiaries as it is currently conducted. Since January 1, 2023, neither SSGT III nor any SSGT III Subsidiary has received any written or, to the Knowledge of SSGT III, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15 Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a SSGT III Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for SSGT III and the SSGT III Subsidiaries (the “SSGT III Insurance Policies”) have been paid, and SSGT III and the SSGT III Subsidiaries have otherwise complied in all material respects with the terms and conditions of all SSGT III Insurance Policies. No written notice of cancellation or termination has been received by SSGT III or any SSGT III Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.16 Benefit Plans.

(a) SSGT III and the SSGT III Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither SSGT III nor any SSGT III Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b) None of SSGT III, any SSGT III Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(c) Neither SSGT III nor any SSGT III Subsidiary has, or has ever had, any employees on its payroll.

Section 4.17 Related Party Transactions. Except (i) for the SSGT III Partnership Agreement or (ii) as described in the SSGT III Audited Financial Statements (the “SSGT III Related Party Agreements”), there are no agreements, arrangements or understandings between SSGT III or any SSGT III Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any Affiliate, on the other hand (other than those exclusively among SSGT III and SSGT III Subsidiaries).

Section 4.18 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the SSGT III Disclosure Letter, pursuant to the terms of the engagement letter between SSGT III and such Person, true, correct and complete copies of which have been provided to SST VI prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of SSGT III or any SSGT III Subsidiary.

Section 4.19 Opinion of Financial Advisor. The SSGT III Special Committee has received the oral opinion (which opinion has been or will be confirmed in writing) of KeyBanc Capital Markets, Inc. (the “SSGT III Financial Advisor”), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Exchange Ratio is fair, from a financial point of view, to the “unaffiliated holders” (as defined therein) of shares of the SSGT III Common Stock. SSGT III will deliver to SST VI a complete and correct copy of such opinion of the SSGT III Financial Advisor promptly after receipt thereof by the SSGT III Special Committee solely for informational purposes (though such delivery need not be prior to entering into this Agreement). SSGT III acknowledges and agrees that the opinion of the SST VI Financial Advisor, to be delivered as provided in Section 5.19 hereof, is for the benefit of the SST VI Special Committee and that SSGT III shall not be entitled to rely on that opinion for any purpose.

Section 4.20 Takeover Statutes; Appraisal Rights. Neither SSGT III nor any SSGT III Subsidiary is, nor at any time during the last two (2) years was, an “interested stockholder” of SST VI as defined in Section 3-601 of the MGCL. The SSGT III Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger and no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Pursuant to the SSGT III Charter, no dissenters’, appraisal or similar rights are available to the holders of SSGT III Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 4.21 No Other Representations and Warranties; Non-Reliance.

(a) Except for the representations and warranties expressly set forth in this Article 4, or any document, agreement, certificate or other instrument contemplated by this Agreement, neither SSGT III nor any Person on behalf of SSGT III has made any representation or warranty, express or implied, with respect to SSGT III or any SSGT III Subsidiary, including their respective businesses, operations, assets (including the SSGT III Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding SSGT III or any SSGT III Subsidiary. In particular, without limiting the foregoing disclaimer, except for the representations and warranties expressly made by SSGT III in this Article 4, none of SSGT III or any other Person makes any representation or warranty to any SST VI Party or any of their respective Affiliates or Representatives with respect to any written or oral information presented to the SST VI Parties or any of their respective Affiliates or Representatives in the course of their due diligence of SSGT III, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, SSGT III acknowledges and agrees with the representation of SST VI and Merger Sub in Section 5.22(a), and hereby acknowledges and confirms that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, (i) none of SST VI, Merger Sub or any other Person has made or is making, and (ii) SSGT III and its Representatives are not relying on, any representations or warranties relating to the SST VI or Merger Sub whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to SSGT III or any of its Representatives by SST VI, Merger Sub or their Representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SST VI PARTIES

Except as set forth in (a) the disclosure letter prepared by the SST VI Parties and delivered by the SST VI Parties to SSGT III prior to the execution and delivery of this Agreement (the “SST VI Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the SST VI Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, or (b) the SST VI SEC Documents publicly filed with, or publicly furnished to, as applicable, the SEC on or after March 17, 2022 and prior to the date of this Agreement, excluding any information or documents incorporated by reference therein or filed as exhibits thereto and any disclosures set forth or referenced in any risk factor section, forward-looking statements section or in any other section therein to the extent they are forward-looking statements or cautionary, non-specific, predictive or forward-looking in nature (and then only to the extent that the relevance of any disclosed event, item or occurrence in such SST VI SEC Documents to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face), the SST VI Parties hereby jointly and severally represent and warrant as of the date hereof (except to the extent that such representations and warranties expressly relate to another date, in which case as of such other date) to SSGT III that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) SST VI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of SST VI and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect.

(b) Each SST VI Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and (ii) has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each SST VI Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect.

(c) Section 5.1(c) of the SST VI Disclosure Letter sets forth a true and complete list of the SST VI Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which SST VI and the SST VI Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by SST VI in each SST VI Subsidiary, including a list of each SST VI Subsidiary that is (i) a Qualified REIT Subsidiary, (ii) a Taxable REIT Subsidiary and (iii) an entity taxable as a corporation under the Code that is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d) The SST VI Parties have made available to SSGT III complete and correct copies of the SST VI Governing Documents, which are in full force and effect as of the date of this Agreement. Each of the SST VI

Parties is in compliance with the terms of its applicable SST VI Governing Documents. True and complete copies of SST VI’s and the SST VI Operating Partnership’s minute books, as applicable, since January 1, 2021, have been made available by SST VI to SSGT III.

(e) Except as set forth in Section 5.1(e) of the SST VI Disclosure Letter, SST VI has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the SST VI Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 5.2 Authority.

(a) Each of the SST VI Parties has the requisite corporate, limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by each of the SST VI Parties and the consummation by the SST VI Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, limited partnership or limited liability company action, as applicable, and no other corporate, limited partnership or limited liability company proceedings on the part of the SST VI Parties are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Merger, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT in accordance with the MGCL and the MLLCA.

(b) This Agreement has been duly executed and delivered by the SST VI Parties and, assuming due authorization, execution and delivery by SSGT III, constitutes a legally valid and binding obligation of the SST VI Parties enforceable against the SST VI Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) On the recommendation of the SST VI Special Committee, the SST VI Board has (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of SST VI, and (ii) approved and authorized this Agreement, the Merger and the other transactions contemplated by this Agreement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) No vote of any holders of securities of SST VI or the SST VI Operating Partnership is required to approve the Merger and the other transactions contemplated by this Agreement.

(e) SST VI, as the sole member of Merger Sub, has approved this Agreement and the Merger.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the SST VI Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the SST VI Governing Documents or (B) any equivalent organizational or governing documents of any other SST VI Subsidiary, (ii) assuming (solely with respect to performance of this Agreement) compliance with the matters referred to in Section 5.3(b), conflict with or violate any Law or Environmental Permit applicable to SST VI or any SST VI Subsidiary or by which any property or asset of SST VI or any SST VI Subsidiary is bound, or (iii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of SST VI or any SST VI Subsidiary or related to any of their respective properties, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect.

(b) No filings, notices, reports, consents, registrations, approvals, Permits or authorizations are required to be made by SST VI or any SST VI Subsidiary with, nor are any required to be made or obtained by SST VI or any SST VI Subsidiary with or from any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by SST VI and the SST VI Subsidiaries and the consummation of the Merger or the other transactions contemplated hereby, or in connection with the continuing operation of the business of SST VI and the SST VI Subsidiaries following the Merger Effective Time, except (i) the filing of the Form S-4 and the declaration of effectiveness of the Form S-4 and such other reports under or compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of such Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (iv) where failure to obtain such consents, approvals, authorizations or Permits, or to make such filings, notifications or reports, which, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect. As of the date hereof, to the Knowledge of SST VI, there is no reason why the necessary approvals referenced in clause (iv) of the preceding sentence will not be received in order to permit consummation of the Merger on a timely basis.

Section 5.4 Capital Structure.

(a) The authorized capital stock of SST VI consists of 900,000,000 shares of capital stock, of which (i) 700,000,000 shares are designated as common stock, $0.001 par value per share (“SST VI Common Stock ”), of which 230,000,000 shares are designated as Class A Common Stock, $0.001 par value per share (“SST VI Class A Common Stock”), 100,000,000 shares are designated as Class T Common Stock $0.001 par value per share (“SST VI Class T Common Stock”), 70,000,000 shares are designated as Class W Common Stock, $0.001 par value per share (“SST VI Class W Common Stock”), 200,000,000 shares are designated as Class Y Common Stock, $0.001 par value per share (“SST VI Class Y Common Stock”), 70,000,000 shares are designated as Class Z Common Stock $0.001 par value per share (“SST VI Class Z Common Stock”), and 30,000,000 shares are designated as Class P Common Stock, $0.001 par value per share (“SST VI Class P Common Stock”), and (ii) 200,000,000 shares are designated as preferred stock, $0.001 par value per share (“SST VI Preferred Stock”), of which 150,000 shares are designated as Series B Convertible Preferred Stock, $0.001 par value per share (the “SST VI Series B Preferred Stock”) and 10,000,000 shares are designated as Series E Preferred Stock, $0.001 par value per share (the “SST VI Series E Preferred Stock”). At the close of business on June 26, 2026, (i) 3,300,917.377 shares of SST VI Class A Common Stock (inclusive of 12,638.441 unvested restricted shares of SST VI Class A Common Stock granted under the SST VI Equity Incentive Plan (“SST VI Restricted Share Awards”)) were issued and outstanding, (ii), 5,502,212.757 shares of SST VI Class T Common Stock, 729,193.864 shares of SST VI Class W Common Stock, 5,538,526.242 shares of SST VI Class Y Common Stock, 582,287.043 shares of SST VI Class Z Common Stock, and 11,567,873.692 shares of SST VI Class P Common Stock were issued and outstanding, (iii), 150,000 shares of SST VI Series B Convertible Preferred Stock, and 97,859.574 shares of SST VI Series E Preferred Stock were issued and outstanding, (iv) a number of shares of Class A common stock up to ten percent (10%) of SST VI outstanding stock were reserved for issuance under the SST VI Equity Incentive Plan and (v) 2,722,101.098 shares of SST VI Class A Common Stock remained available for grant under the SST VI Equity Incentive Plan. Additionally, as of the date of this Agreement, 27,771,230.755 units of limited partnership interests in SST VI Operating Partnership were issued and outstanding, of which 3,300,917.377 units of limited partnership interest were designated as Class A, 5,502,212.757 units of limited partnership interest were designated as Class T, 729,193.864 units of limited partnership interest were designated as Class W Units, 5,538,526.242 units of limited partnership interest were designated as Class Y Units, 582,287.043 units of limited partnership interest were designated as Class Z Units, 12,118,093.472 units of limited partnership interest were designated as Class P Units, 150,000 units of limited partnership were designated as Series B Convertible Preferred Units, and 1,400,000 units of limited partnership interest were designated as Series D Cumulative Redeemable Preferred Units. All of the outstanding shares of capital stock of SST VI are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 5.4(a), there is no other outstanding capital stock of SST VI. All shares to be issued by SST VI as Merger Consideration, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(b) All of the SST VI Operating Partnership Units are owned by SST VI, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the SST VI Operating Partnership Units are duly authorized and validly issued and were issued in compliance with applicable securities Laws.

(c) All of the outstanding shares of capital stock of each of the SST VI Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the SST VI Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the SST VI Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. SST VI or SST VI Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the SST VI Subsidiaries free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of SST VI or any SST VI Subsidiary issued and outstanding (“SST VI Voting Debt”). Except as set forth in Section 5.4(d) of the SST VI Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which SST VI or any of the SST VI Subsidiaries is a party or by which any of them is bound obligating SST VI or any of the SST VI Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of SST VI or any of the SST VI Subsidiaries or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, SST VI Voting Debt or other equity interests.

(e) SST VI is not a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of SST VI or any SST VI Subsidiaries. Except as set forth in Section 5.4(e) of the SST VI Disclosure Letter, neither SST VI nor any of the SST VI Subsidiaries has granted any registration rights on any of its capital stock. No SST VI capital stock is owned by any SST VI Subsidiary.

(f) SST VI does not have a “poison pill” or similar stockholder rights plan.

(g) All dividends or other distributions on the shares of SST VI’s capital stock or SST VI Operating Partnership Units and any material dividends or other distributions on any securities of any SST VI Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

Section 5.5 SEC Documents and Financial Statements.

(a) The SST VI Parties have timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules and reports required to be filed or furnished by SST VI under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) since March 17, 2022 (the forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 5.5(e)) filed with the SEC since March 17, 2022, including those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “SST VI SEC Documents”).

(b) As of their respective filing dates, the SST VI SEC Documents (i) complied, or with respect to SST VI SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, and (ii) did not, or with respect to SST VI SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the SST VI SEC Documents is, to the Knowledge of SST VI, the subject of ongoing SEC review or threatened review, and SST VI does not have any outstanding and unresolved comments from the SEC with respect to any SST VI SEC Documents. None of the SST VI SEC Documents is the subject of any confidential treatment request by SST VI.

(c) The consolidated audited and unaudited financial statements of SST VI and the SST VI Subsidiaries included, or incorporated by reference, in the SST VI SEC Documents, including the related notes and schedules, (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of SST VI and the SST VI Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act and the published rules and regulations of the SEC with respect thereto, which such adjustments are not, individually or in the aggregate, material to SST VI) and (iv) fairly present, or will fairly present, as the case may be, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of SST VI and the SST VI Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of SST VI and the SST VI Subsidiaries for the periods presented therein.

(d) (i) SST VI maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that material information required to be disclosed by SST VI in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to SST VI’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of SST VI required under the Exchange Act with respect to such reports, and (ii) such disclosure controls and procedures are effective in timely alerting SST VI’s principal executive officer and principal financial officer to material information required to be included in SST VI’s periodic reports required under the Exchange Act. SST VI and the SST VI Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurances (A) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (B) that transactions are executed in accordance with management’s general or specific authorizations, (C) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (D) that access to assets is permitted only in accordance with management’s general or specific authorizations, (E) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (F) that accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. SST VI has disclosed to SST VI’s auditors and audit committee, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer

prior to the date of this Agreement, (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect SST VI’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(e) SST VI is not, and none of the SST VI Subsidiaries is, a party to, and neither SST VI nor any SST VI Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among SST VI and any SST VI Subsidiary, on the one hand, and any unconsolidated Affiliate of SST VI or any SST VI Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, SST VI, any SST VI Subsidiary or SST VI’s or such SST VI Subsidiary’s audited financial statements or other SST VI SEC Documents.

(f) Neither SST VI nor any SST VI Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.6 Absence of Certain Changes or Events. Since December 31, 2024 through the date of this Agreement, except as contemplated by this Agreement, (a) SST VI and each SST VI Subsidiary have conducted their respective business in all material respects in the ordinary course of business, (b) neither SST VI nor any SST VI Subsidiary has taken any action that would have been prohibited by Section 6.2(a) (Conduct of the Business of SST VI) if taken from and after the date of this Agreement and (c) there has not been any SST VI Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a SST VI Material Adverse Effect.

Section 5.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the consolidated balance sheet of SST VI dated as of December 31, 2025 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2024, neither SST VI nor any SST VI Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a SST VI Material Adverse Effect.

Section 5.8 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, Permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.10 and Section 5.11, which are addressed solely in those Sections, SST VI and each SST VI Subsidiary is in possession of all Permits necessary for SST VI and each SST VI Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “SST VI Permits”), and all such SST VI Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the SST VI Permits, individually, or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect. SST VI has paid all fees and assessments due and payable, in each case, in connection with all such Permits, except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect. No event has occurred with respect to any of the SST VI Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such SST VI Permits. Neither SST VI nor any of the SST VI Subsidiaries has received any notice indicating, nor to the Knowledge of SST VI, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of SST VI or the SST VI Subsidiaries or the SST VI Properties that impairs the validity of any SST VI Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any SST VI Permit, except where the impairment or revocation of any such SST VI Permits, individually, or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect.

(b) Since January 1, 2021, neither SST VI nor any SST VI Subsidiary has been in conflict with, or in default or violation of, (i) any Law applicable to SST VI or any SST VI Subsidiary or by which any property or asset of SST VI or any SST VI Subsidiary is bound (except for compliance with Laws addressed in Section 5.10, Section 5.11, Section 5.13, Section 5.16 and Section 5.17, respectively, which are solely addressed in those Sections), or (ii) any SST VI Permits (except for the SST VI Permits addressed in Section 5.11, which are solely addressed in that Section), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect.

Section 5.9 Litigation. There is no material Action to which SST VI or any SST VI Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of SST VI, threatened before any Governmental Authority and, to the Knowledge of SST VI, there is no basis for any such Action. Neither SST VI nor any SST VI Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of SST VI or the SST VI Subsidiaries. No Order has been issued in any proceeding to which SST VI or any of the SST VI Subsidiaries is or was a party, or, to the Knowledge of SST VI, in any other proceeding, that enjoins or requires SST VI or any of the SST VI Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2023, none of SST VI, any SST VI Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which SST VI or any SST VI Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $750,000 individually.

Section 5.10 Properties.

(a) Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (i) SST VI or a SST VI Subsidiary owns fee simple title to each of the SST VI Properties, free and clear of Liens, except for Permitted Liens; (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SST VI Material Adverse Effect, neither SST VI nor any SST VI Subsidiary has received written notice of any uncured violation of any Law (including zoning, building or similar Laws) affecting any portion of any of the SST VI Properties issued by any Governmental Authority; and (iii) except as would not, individually or in the aggregate, have a SST VI Material Adverse Effect, neither SST VI nor any SST VI Subsidiary has received written notice to the effect that there are condemnation or rezoning proceedings that are currently pending or, to the Knowledge of SST VI, threatened with respect to any of the SST VI Properties.

(b) Except as disclosed in property condition assessments and similar structural engineering reports relating to the SST VI Properties, SST VI has not received written notice of, nor does SST VI have any Knowledge of, any latent defects or adverse physical conditions affecting any of the SST VI Properties or the improvements thereon that have not been corrected or cured prior to the date of this Agreement, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a SST VI Material Adverse Effect.

(c) SST VI and the SST VI Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all material personal property assets owned, used or held for use by them. Neither SST VI’s, nor the SST VI Subsidiaries’, ownership of any such personal property is subject to any Liens, other than Permitted Liens.

Section 5.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of SST VI, is threatened relating to any of the SST VI Parties, any of the SST VI Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) the SST VI Parties and the other SST VI Subsidiaries are and, for the past three (3) years, have been, in compliance with all applicable Environmental Laws and all applicable Environmental Permits; (iii) SST VI and each SST VI Subsidiary is in possession of all Environmental Permits necessary for SST VI and each SST VI Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect; and (iv) there are no liabilities or obligations of the SST VI Parties or any of the other SST VI Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.12 Material Contracts.

(a) Section 5.12(a) of the SST VI Disclosure Letter sets forth a list of each Contract (other than a Benefit Plan) in effect as of the date hereof to which SST VI or any SST VI Subsidiary is a party to or bound by that:

(i) is required to be filed as an exhibit to SST VI’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4) or (9) of Regulation S-K promulgated under the Securities Act or is required to be described pursuant to Item 404 of such Regulation S-K;

(ii) obligates SST VI or any SST VI Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $750,000 and is not cancelable within ninety (90) days without material penalty to SST VI or any SST VI Subsidiary;

(iii) constitutes (A) an Indebtedness obligation of SST VI or any SST VI Subsidiary with a principal amount as of the date hereof greater than $750,000 or (B) a Contract (including any so called take-or-pay or keep well agreements) under which (1) any Person including SST VI or a SST VI Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of SST VI or a SST VI Subsidiary or (2) SST VI or a SST VI Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including SST VI or another SST VI Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(iv) requires SST VI or any SST VI Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of twenty percent (20%) of the equity value of SST VI per such acquisition or disposition, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(v) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(vi) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of SST VI or any SST VI Subsidiary with a third party;

(vii) prohibits the pledging of the capital stock of SST VI or any SST VI Subsidiary or prohibits the issuance of guarantees by any SST VI Subsidiary;

(viii) is with a Governmental Authority;

(ix) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $750,000;

(x) is an employment Contract or material consulting Contract;

(xi) is a collective bargaining agreement or other Contract with any labor organization, union or association;

(xii) is a SST VI Management Agreement;

(xiii) is a ground lease under which SST VI or any SST VI Subsidiary holds a leasehold interest in the SST VI Properties or any portion thereof; or

(xiv) is both (A) not made in the ordinary course of business and (B) material to SST VI and the SST VI Subsidiaries, taken as a whole.

(b) Each Contract in any of the categories set forth in Section 5.12(a) to which SST VI or any SST VI Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “SST VI Material Contract.”

(c) Each SST VI Material Contract is legal, valid, binding and enforceable on SST VI and/or the SST VI Subsidiary that is a party thereto and, to the Knowledge of SST VI, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). SST VI and each SST VI Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each SST VI Material Contract and, to the Knowledge of SST VI, each other party thereto has performed all obligations required to be performed by it under such SST VI Material Contract prior to the date hereof, except where in each case the failure to perform, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect. Neither SST VI nor any SST VI Subsidiary, nor, to the Knowledge of SST VI, any other party thereto, is in breach or violation of, or default under, any SST VI Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any SST VI Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect. Neither SST VI nor any SST VI Subsidiary has received written notice of any violation or default under, or owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any SST VI Material Contract, except for violations or defaults, or fees or damages, that, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect. Since December 31, 2024 and as of the date hereof, neither SST VI nor any SST VI Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any SST VI Material Contract.

Section 5.13 Taxes.

(a) Each SST VI Party and each other SST VI Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each SST VI Party and each other SST VI Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where SST VI or any SST VI Subsidiary does not file Tax Returns that SST VI or any SST VI Subsidiary is or may be subject to Tax by such jurisdiction.

(b) SST VI (i) for all taxable years commencing with SST VI’s year ending December 31, 2021 and through December 31, 2025, has been subject to taxation as a REIT under Sections 856 through 860 of the Code and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since the beginning of its taxable year ended December 31, 2022, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or, to the Knowledge of SST VI, threatened. SST VI does not own a direct or indirect ownership interest in an entity that is treated as a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary of SST VI. SST VI’s dividends paid deduction, within the meaning of Section 561 of the Code, for all taxable years commencing with SST VI’s year ending December 31, 2021, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (A) SST VI’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (B) SST VI’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of SST VI, threatened with regard to any material Taxes or material Tax Returns of SST VI or any SST VI Subsidiary; (ii) no material deficiency for Taxes of SST VI or any SST VI Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of SST VI, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect; (iii) neither SST VI nor any SST VI Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business) with respect to any material Tax assessment or deficiency for any tax year that is not closed under the applicable statute of limitations; (iv) neither SST VI nor any SST VI Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return (other than pursuant to an automatic extension to file a Tax Return requested in the ordinary course of business); and (v) neither SST VI nor any SST VI Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each SST VI Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation (or other entity taxable as a corporation) whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for United States federal income tax purposes under Section 7704(a) of the Code.

(e) Neither SST VI nor any SST VI Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f) (i) Since its inception, SST VI and the SST VI Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(6)(A), 857(b)(7)(A), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of SST VI no condition or circumstance exists, which presents a material risk that any material liability for Taxes described in clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon SST VI or any SST VI Subsidiary for any taxable period (or portion thereof) preceding the Merger.

(g) SST VI and the SST VI Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections

1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no SST VI Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no Person has raised in writing, or to the Knowledge of SST VI threatened to raise, a material claim against SST VI or any SST VI Subsidiary for any breach of any SST VI Tax Protection Agreements. As used herein, “SST VI Tax Protection Agreements” means any written agreement to which SST VI or any SST VI Subsidiary is a party pursuant to which: (i) any liability of SST VI or any SST VI Subsidiary to holders of limited partnership interests in a SST VI Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a SST VI Subsidiary Partnership, SST VI or any SST VI Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “SST VI Subsidiary Partnership” means a SST VI Subsidiary that is treated as a partnership for United States federal income tax purposes.

(i) There are no Liens for Taxes upon any property or assets of SST VI or any SST VI Subsidiary except for Permitted Liens.

(j) There are no Tax allocation or sharing agreements or similar arrangements (other than Non-Tax Contracts) with respect to or involving SST VI or any SST VI Subsidiary, and after the Closing Date, neither SST VI nor any SST VI Subsidiary shall be bound by any such Tax allocation or sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Except for property Tax appeals made in the ordinary course of business, neither SST VI nor any SST VI Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither SST VI nor any SST VI Subsidiary is subject to written ruling of a Governmental Authority.

(l) Neither SST VI nor any SST VI Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any SST VI Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise (other than pursuant to a Non-Tax Contract).

(m) Neither SST VI nor any SST VI Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) Neither SST VI nor any SST VI Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o) No written power of attorney that has been granted by SST VI or any SST VI Subsidiary (other than to SST VI or a SST VI Subsidiary) currently is in force with respect to any matter relating to Taxes, other than any power of attorney that will terminate on or before the Closing.

(p) To the Knowledge of SST VI, SST VI is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 5.14 Intellectual Property. Neither SST VI nor any SST VI Subsidiary: (a) owns any patents, registered trademarks, or registered copyrights; (b) has any pending applications or registrations for any trademarks, patents or copyrights; or (c) is a party to any Contracts with respect to an exclusive license by SST VI or any SST VI Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect, (i) no Intellectual Property used by SST VI or any SST VI Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) to the Knowledge of SST VI, no Person is misappropriating, infringing or otherwise violating any Intellectual Property of SST VI or any SST VI Subsidiary, and (iii) SST VI and the SST VI Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of SST VI and the SST VI Subsidiaries as it is currently conducted. Since January 1, 2023, neither SST VI nor any SST VI Subsidiary has received any written or, to the Knowledge of SST VI, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 5.15 Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a SST VI Material Adverse Effect, all premiums due and payable under all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for SST VI and the SST VI Subsidiaries (the “SST VI Insurance Policies”) have been paid, and SST VI and the SST VI Subsidiaries have otherwise complied in all material respects with the terms and conditions of all SST VI Insurance Policies. No written notice of cancellation or termination has been received by SST VI or any SST VI Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.16 Benefit Plans.

(a) SST VI and the SST VI Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither SST VI nor any SST VI Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b) None of SST VI, any SST VI Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(c) Neither SST VI nor any SST VI Subsidiary has, or has ever had, any employees on its payroll.

Section 5.17 Related Party Transactions. Except as described in the publicly available SST VI SEC Documents filed with or furnished to the SEC on or after March 17, 2022 and prior to the date hereof, no agreements, arrangements or understandings between SST VI or any SST VI Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among SST VI and SST VI Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.18 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.18 of the SST VI Disclosure Letter, pursuant to the terms of the engagement letter between SST VI and such Person, true, correct and complete copies of which have been provided to SSGT III prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of SST VI or any SST VI Subsidiary.

Section 5.19 Opinion of Financial Advisor. The SST VI Special Committee has received the oral opinion (which opinion has been or will be confirmed in writing) of Robert A. Stanger & Co., Inc. (the “SST VI

Financial Advisor”), to the effect that, as of the date of this Agreement and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Exchange Ratio is fair, from a financial point of view, to SST VI. SST VI will deliver to SSGT III a complete and correct copy of such opinion of the SST VI Financial Advisor promptly after receipt thereof by the SST VI Special Committee solely for informational purposes (though such delivery need not be prior to entering into this Agreement). The SST VI Parties acknowledge and agree that the opinion of the SSGT III Financial Advisor, to be delivered as provided in Section 4.19 hereof, is for the benefit of the SSGT III Special Committee and that none of the SST VI Parties shall be entitled to rely on that opinion for any purpose.

Section 5.20 Takeover Statutes; Appraisal Rights. Neither SST VI nor any SST VI Subsidiary is, nor at any time during the last two (2) years was, an “interested stockholder” of SSGT III as defined in Section 3-601 of the MGCL. The SST VI Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger and no other Takeover Statutes are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Pursuant to the SST VI Charter, no dissenters’, appraisal or similar rights are available to the holders of SST VI’s capital stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 5.21 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by SST VI.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Merger Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.22 No Other Representations and Warranties; Non-Reliance.

(a) Except for the representations and warranties expressly set forth in this Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, neither SST VI, nor any Person on behalf of SST VI, has made any representation or warranty, express or implied, with respect to SST VI or any SST VI Subsidiary, including their respective businesses, operations, assets (including the SST VI Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding SST VI or any SST VI Subsidiary. In particular, without limiting the foregoing disclaimer, except for the representations and warranties expressly made by the SST VI Parties in this Article 5, none of the SST VI Parties or any other Person makes any representation or warranty to SSGT III or any of its Affiliates or Representatives with respect to any written or oral information presented to SSGT III or any of its Affiliates or Representatives in the course of their due diligence of the SST VI Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, SST VI and Merger Sub acknowledge and agree with the representation of SSGT III in Section 4.21(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, (i) neither SSGT III nor any other Person has made or is making, and (ii) SST VI, Merger Sub and their Representatives are not relying on, any representations or warranties relating to SSGT III whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to SST VI, Merger Sub or any of their Representatives by SSGT III or its Representatives.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business by SSGT III.

(a) SSGT III covenants and agrees that, between the date of this Agreement and the earlier to occur of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by SST VI (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(a) of the SSGT III Disclosure Letter, SSGT III shall, and shall cause each SSGT III Subsidiary to, (i) conduct its business in all material respects in the ordinary course, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of SSGT III as a REIT, (C) maintain its material assets and properties in their current condition (normal wear and tear excepted), and (D) continue the development of any properties currently under construction in accordance with the applicable development agreements and budgets.

(b) Without limiting the generality of the foregoing, SSGT III further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by SST VI (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.1(b) of the SSGT III Disclosure Letter, SSGT III shall not, and shall not cause or permit any SSGT III Subsidiary to, do any of the following:

(i) (A) amend or propose to amend (1) the SSGT III Governing Documents or (2) such equivalent organizational or governing documents of any SSGT III Subsidiary, or (B) waive the Aggregate Stock Ownership Limit (as defined in the SSGT III Charter) or create an Excepted Holder Limit (as defined in the SSGT III Charter) under the SSGT III Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of SSGT III or any SSGT III Subsidiary (other than any SSGT III Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of SSGT III or any SSGT III Subsidiary or other equity securities or ownership interests in SSGT III or any SSGT III Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by SSGT III of regular dividends in accordance with past practice for the SSGT III Common Stock, (B) the declaration and payment by SSGT III of regular cash dividends in accordance with past practice for the SSGT III Series A Preferred Stock in accordance with the terms of the SSGT III Series A Preferred Stock, (C) the declaration and payment by SSGT III Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the SSGT III Operating Partnership Units, and (D) the declaration and payment of dividends or other distributions to SSGT III by any SSGT III Subsidiary in accordance with past practice in accordance with the requirements of the organizational documents of such SSGT III Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), SSGT III and any SSGT III Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for SSGT III to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of SSGT III or a SSGT III Subsidiary, or securities convertible or exchangeable into or exercisable therefor, except for any acquisition of shares of SSGT III Common Stock contemplated under Article 7 of the SSGT III Charter;

(v) except for transactions among SSGT III and one or more SSGT III Subsidiaries or among one or more SSGT III Subsidiaries, or the issuance of equity awards to directors pursuant to the SSGT III Equity Incentive Plan, in each case in the ordinary course of business consistent with past practice and in accordance with the terms in effect as of the date of this Agreement, issue, sell, pledge, dispose, encumber or grant any shares of SSGT III or any of the SSGT III Subsidiaries’ capital stock or equity interests, or authorize the issuance, sale, pledge, disposition, grant, transfer or any Lien against, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of SSGT III or any of the SSGT III Subsidiaries’ capital stock or equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock of SSGT III or any of the capital stock or other equity interests of any SSGT III Subsidiary;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets), or sell, pledge, lease, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, or permit or suffer to exist the creation of any Lien upon, any material property or assets, except (A) acquisitions by SSGT III or any SSGT III Subsidiary of or from an existing SSGT III Subsidiary, (B) acquisitions or dispositions in the ordinary course of business for consideration less than ten percent (10%) of the equity value of SSGT III per such acquisition or disposition, (C) any disposition of a real property asset for consideration greater than or equal to ninety percent (90%) of the net asset value assigned to such real property asset by the then most recent third party appraisal with respect to such property and (D) leases and Liens in the ordinary course of business;

(vii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a SSGT III Subsidiary), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of SSGT III or any of the SSGT III Subsidiaries, except (A) Indebtedness incurred under SSGT III’s existing credit facility in the ordinary course of business (including to the extent necessary to pay distributions permitted pursuant to Section 6.1(b)(iii)), (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $500,000, (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on SSGT III compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing), and (D) any mortgage Indebtedness in respect to any real property having a loan-to-value ratio not in excess of 75%;

(viii) make any loans, advances or capital contribution to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business and other than loans, advances or capital contributions to, or investments in, any SSGT III Subsidiary or any investments permitted pursuant to Section 6.1(b)(vi);

(ix) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any SSGT III Material Contract (or any Contract that, if existing as of the date hereof, would be a SSGT III Material Contract) in any material respect, other than (A) any termination, modification, amendment or renewal in accordance with the terms of any existing SSGT III Material Contract that (1) occurs automatically without any action (other than notice of renewal) by SSGT III or any SSGT III Subsidiary or (2) occurs in connection with the exercise by a third party of any preferential right or option granted to such third party under the applicable SSGT III Material Contract, or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(x) make any payment, direct or indirect, of any liability of SSGT III or any SSGT III Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xi) waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) (I) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by SSGT III on the most recent balance sheet included in the SSGT III Audited Financial Statements as of the date of this Agreement) no greater than $500,000 in the aggregate, (II) do not involve the imposition of injunctive relief against SSGT III or any SSGT III Subsidiary or the Surviving Entity and (III) do not provide for any admission of material liability by SSGT III or any of the SSGT III Subsidiaries, or (B) are made with respect to any Action involving any present, former or purported holder or group of holders of SSGT III Common Stock in accordance with Section 7.6(c);

(xii) (A) hire any employee or hire or terminate any officer or director or engage any independent contractor (who is a natural person), or (B) become a party to, enter into or otherwise adopt any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xiii) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2025, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(xiv) enter into any new line of business;

(xv) form any new, or consent to any material amendment or modification of the terms of existing, funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles, other than in the ordinary course of business;

(xvi) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xvii) enter into or modify in a manner adverse to SSGT III any SSGT III Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve SSGT III’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any SSGT III Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xviii) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause SSGT III to fail to qualify as a REIT or any SSGT III Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) adopt a plan of merger (except in connection with any transaction permitted by Section 6.1(b)(vi) in a manner that would not reasonably be expected to be materially adverse to SSGT III or to prevent or impair the ability of SSGT III to consummate the Merger), complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

(xx) make any payment, loan, distribution or transfer of assets to any SSGT III Manager except in such amount and as expressly contemplated by this Agreement or any SSGT III Management Agreement;

(xxi) take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the SSGT III Common Stock with respect to the Merger or any other transactions contemplated by this Agreement; or

(xxii) authorize, or enter into any Contract or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit SSGT III from taking any action, or refraining to take any action, at any time or from time to time if, in the reasonable judgment of the SSGT III Board, such action or inaction is reasonably necessary (A) for SSGT III to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that SSGT III or any SSGT III Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (A), making dividend or any other actual, constructive or deemed distribution payments to stockholders of SSGT III in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii), including changes in relationships with partners, financing sources, directors, officers, consultants, Affiliates, agents and other business partners.

Section 6.2 Conduct of Business by SST VI.

(a) SST VI covenants and agrees that during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by SSGT III (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.2(a) of the SST VI Disclosure Letter, each of the SST VI Parties shall, and shall cause each SST VI Subsidiary to, (i) conduct its business in all material respects in the ordinary course, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) maintain the status of SST VI as a REIT, (C) maintain its material assets and properties in their current condition (normal wear and tear excepted), and (D) continue the development of any properties currently under construction in accordance with the applicable development agreements and budgets.

(b) Without limiting the foregoing, SST VI further covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by SSGT III (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated by this Agreement, or (4) as set forth in Section 6.2(b) of the SST VI Disclosure Letter, the SST VI Parties shall not, and shall not cause or permit any SST VI Subsidiary to, do any of the following:

(i) (A) amend or propose to amend (1) the SST VI Governing Documents or (2) such equivalent organizational or governing documents of any SST VI Subsidiary, or (B) waive the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit (each as defined in the SST VI Charter) or create an Excepted Holder Limit (as defined in the SST VI Charter) under the SST VI Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of SST VI or any SST VI Subsidiary;

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of SST VI or any SST VI Subsidiary or other equity securities or ownership interests in SST VI or any

SST VI Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by SST VI of regular cash dividends in accordance with past practice for the SST VI Common Stock, (B) the declaration and payment by SST VI of regular cash dividends in accordance with past practice for the SST VI Series B Preferred Stock in accordance with the terms of the SST VI Series B Preferred Stock, (C) the declaration and payment by SST VI of regular cash dividends in accordance with past practice for the SST VI Series E Preferred Stock in accordance with the terms of the SST VI Series E Preferred Stock, (D) the declaration and payment by SST VI Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the SST VI Operating Partnership Units, and (E) the declaration and payment of dividends or other distributions to SST VI by any SST VI Subsidiary in accordance with past practice in accordance with the requirements of the organizational documents of such SST VI Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii), SST VI and any SST VI Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for SST VI to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of SST VI or a SST VI Subsidiary or securities convertible or exchangeable into or exercisable therefor, except for (A) the withholding of shares to satisfy withholding Tax obligations in respect of SST VI Restricted Share Awards outstanding as of the date of this Agreement in accordance with their terms and the SST VI Equity Incentive Plan in effect on the date of this Agreement, (B) redemptions of SST VI Operating Partnership Units pursuant to the SST VI Operating Partnership Agreement in each case in the ordinary course of business consistent with past practice and in accordance with the terms in effect as of the date of this Agreement, (C) the redemption of SST VI Common Stock pursuant to SST VI’s share redemption program in each case in the ordinary course of business consistent with past practice and in accordance with the terms in effect as of the date of this Agreement, and (D) any acquisition of shares of SST VI Common Stock contemplated under Article VI of the SST VI Charter; provided, that no action permitted by clauses (A) through (D) shall be taken to the extent it would reasonably be expected to materially and adversely affect the value, rights, preferences or economic terms of the SST VI Class A Common Stock to be issued as Merger Consideration or materially impair the ability of the SST VI Parties to consummate the Merger;

(v) except for (A) transactions among SST VI and one or more SST VI Subsidiaries or among one or more SST VI Subsidiaries, (B) the issuance of equity awards to directors pursuant to the SST VI Equity Incentive Plan, in each case in the ordinary course of business consistent with past practice and in accordance with the terms in effect as of the date of this Agreement, and (C) shares of SST VI Common Stock issued pursuant to SST VI’s distribution reinvestment plan, in each case in the ordinary course of business consistent with past practice and in accordance with the terms in effect as of the date of this Agreement, sell, pledge, dispose, encumber or grant any shares of SST VI or any of the SST VI Subsidiaries’ capital stock or equity interests, or authorize the issuance, sale, pledge, disposition, grant, transfer or any Lien against, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of SST VI or any of the SST VI Subsidiaries’ capital stock or equity interests, or any options, warrants, convertible securities or other rights of any kind to acquire any capital stock of SST VI or any of the capital stock or other equity interests of any SST VI Subsidiary; provided, that no issuance or other action permitted by clauses (B) or (C) shall be taken to the extent it would reasonably be expected to materially dilute the holders of SSGT III Common Stock or materially and adversely affect the value, rights, preferences or economic terms of the SST VI Class A Common Stock to be issued as Merger Consideration;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets), or sell, pledge, lease, assign, transfer, dispose of or effect a deed in lieu of foreclosure with respect to, or permit or suffer to exist the creation of any Lien upon, any material property or assets, except (A) acquisitions by SST VI or any SST VI Subsidiary of or from an existing SST VI Subsidiary, (B) acquisitions or dispositions in the ordinary course of business for consideration less than ten percent (10%) of the equity value of SST VI per such acquisition or disposition, (C) any disposition of a real property asset for consideration greater than or equal to ninety percent (90%) of the net asset value assigned to such real property asset by the then most recent third party appraisal with respect to such property and (D) leases and Liens in the ordinary course of business;

(vii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a SST VI Subsidiary), or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of SST VI or any of the SST VI Subsidiaries, except (A) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $750,000, (B) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on SST VI compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing), and (C) any mortgage Indebtedness in respect of any real property having a loan-to-value ratio not in excess of 75%;

(viii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business and other than loans, advances or capital contributions to, or investments in, any SST VI Subsidiary or any investments permitted pursuant to Section 6.2(b)(vi);

(ix) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any SST VI Material Contract (or any Contract that, if existing as of the date hereof, would be a SST VI Material Contract) in any material respect, other than (A) any termination, modification, amendment or renewal in accordance with the terms of any existing SST VI Material Contract that (1) occurs automatically without any action (other than notice of renewal) by SST VI or any SST VI Subsidiary or (2) occurs in connection with the exercise by a third party of any preferential right or option granted to such third party under the applicable SST VI Material Contract, or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(x) make any payment, direct or indirect, of any liability of SST VI or any SST VI Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xi) waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) (I) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by SST VI on the most recent balance sheet included in the SST VI SEC Documents as of the date of this Agreement) no greater than $750,000 in the aggregate, (II) do not involve the imposition of injunctive relief against SST VI or any SST VI Subsidiary or the Surviving Entity and (III) do not provide for any admission of material liability by SST VI or any of the SST VI Subsidiaries, or (B) are made with respect to any Action involving any present, former or purported holder or group of holders of SST VI Common Stock in accordance with Section 7.6(c);

(xii) (A) hire any employee or hire or terminate any officer or director or engage any independent contractor (who is a natural person), or (B) become a party to, enter into or otherwise adopt any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law or under arrangements;

(xiii) enter into any new line of business;

(xiv) form any new, or consent to any material amendment or modification of the terms of existing, funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles, other than in the ordinary course of business and, in each case, in a manner that would not reasonably be expected to materially and adversely affect the value, rights, preferences or economic terms of the SST VI Class A Common Stock to be issued as Merger Consideration;

(xv) make any payment, loan, distribution or transfer of assets to the advisor under the SST VI Advisory Agreement, any Person (other than SST VI or a SST VI Subsidiary) who advises or manages SST VI, any SST VI Subsidiary or any SST VI Property pursuant to any SST VI Management Agreement, or any Affiliate of any of the foregoing, except in such amount and as expressly contemplated by this Agreement, the SST VI Advisory Agreement, any SST VI Management Agreement or any other Contract in effect as of the date of this Agreement and disclosed in the SST VI Disclosure Letter;

(xvi) take any action that would reasonably be expected to materially and adversely affect the value, rights, preferences, privileges or economic terms of the SST VI Class A Common Stock to be issued as Merger Consideration or materially impair the ability of the SST VI Parties to consummate the Merger;

(xvii) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2025, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(xviii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xix) enter into or modify in a manner adverse to SST VI any SST VI Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve SST VI’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any SST VI Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause SST VI to fail to qualify as a REIT or any SST VI Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxi) adopt a plan of merger (except in connection with any transaction permitted by Section 6.2(b)(vi) in a manner that would not reasonably be expected to be materially adverse to SST VI or to prevent or impair the ability of the SST VI Parties to consummate the Merger), complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization; or

(xxii) authorize, or enter into any Contract or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit SST VI from taking any action, or refraining to take any action, at any time or from time to time, if, in the reasonable judgment of the SST VI Board, such action or inaction is reasonably necessary (A) for SST VI to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time, (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that SST VI or any SST VI Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (A), making dividend or any other actual, constructive or deemed distribution payments to stockholders of SST VI in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii), including changes in relationships with partners, financing sources, directors, officers, consultants, Affiliates, agents and other business partners.

Section 6.3 No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) SST VI, directly or indirectly, the right to control or direct SSGT III or any SSGT III Subsidiary’s operations prior to the Merger Effective Time, or (ii) SSGT III, directly or indirectly, the right to control or direct SST VI or any SST VI Subsidiary’s operations prior to the Merger Effective Time. Prior to the Merger Effective Time, (i) SSGT III shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the SSGT III Subsidiaries’ respective operations and (ii) SST VI shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the SST VI Subsidiaries’ respective operations.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1 Preparation of the Form S-4; Stockholder Approval.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) SSGT III shall complete the preparation (with SST VI’s reasonable cooperation) of the Proxy Statement with respect to the Stockholders Meeting and (ii) SST VI shall complete the preparation (with SSGT III’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (as amended or supplemented from time to time, the “Form S-4”), which will include the Proxy Statement, to register under the Securities Act the shares of SST VI Class A Common Stock to be issued in the Merger (the “Registered Securities”); each Party agrees to use its respective commercially reasonable efforts to cause such filings to be made no later than the date that is thirty (30) Business Days from the date hereof. Each of SST VI and SSGT III shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Merger. Each of SSGT III and SST VI shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4, including the Proxy Statement, and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. SST VI shall promptly notify SSGT III upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4, and shall, as promptly as practicable after receipt thereof, provide SSGT III with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 received from the SEC and advise SSGT III of any oral comments with respect to the Form S-4 received from the SEC. Each of SSGT III and SST VI shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC, mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of SSGT III and SST VI, as applicable, shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response

(including the proposed final version of such document or response) and shall give due consideration to all reasonable comments provided by the other Party. SST VI shall notify SSGT III, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and SST VI shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. SST VI shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and SSGT III shall furnish all information concerning SSGT III and its stockholders as may be reasonably requested in connection with any such actions.

(b) Each of SSGT III, on behalf of itself and the SSGT III Subsidiaries, and SST VI, on behalf of itself and the SST VI Subsidiaries, agrees that none of the information supplied or to be supplied by it or such subsidiaries for inclusion or incorporation by reference in (i) the Proxy Statement and any amendment or supplement thereto will, at the time the Form S-4 becomes effective under the Securities Act, at the date of mailing to the stockholders of SSGT III, at the time of the Stockholders Meeting and at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (iii) any other document to be filed by SST VI, will, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the receipt of the Stockholder Approval, any information relating to SST VI or SSGT III, or any of their respective Affiliates, should be discovered by SST VI or SSGT III which, in the reasonable judgment of SST VI or SSGT III, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, as applicable, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and SST VI and SSGT III shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of SSGT III.

(c) Subject to SSGT III’s rights with respect to a Superior Proposal under Section 7.3, as promptly as practicable after the SEC advises it has no comments or no further comments to the Form S-4, SSGT III shall, in accordance with applicable Law and the SSGT III Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting solely for the purpose of obtaining the Stockholder Approval; provided, that such record date shall not be more than ninety (90) days prior to the date of the Stockholders Meeting. SSGT III shall use its reasonable best efforts to cause the Proxy Statement to be mailed to SSGT III’s stockholders entitled to vote at the Stockholders Meeting and to hold the Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act (provided that there are no outstanding SEC comments on the Form S-4 and the SEC has not otherwise enjoined mailing or use of the Proxy Statement). SSGT III shall, through the SSGT III Board, recommend to its stockholders that they provide the Stockholder Approval, include the SSGT III Board Recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Stockholder Approval, except to the extent that the SSGT III Board shall have made an Adverse Recommendation Change as permitted by Section 7.3; provided, however, for the avoidance of doubt, no Adverse Recommendation Change shall alter the other obligations under Section 7.1 unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders Meeting. Notwithstanding the foregoing provisions of this Section 7.1(c), (i) SSGT III’s obligation to duly call, give notice of, convene and hold the Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change as permitted and determined in accordance with Section 7.3, and (ii) SSGT III shall have the right to make one or more postponements, recesses or adjournments of the Stockholders Meeting (A) if, on a date for which the Stockholders Meeting is scheduled, SSGT III has not received proxies representing a sufficient number of shares of SSGT III Common Stock to obtain the Stockholder Approval, whether or not a quorum is present, or (B) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement required under applicable Law to be disseminated to SSGT III’s stockholders is timely disseminated to SSGT III’s stockholders; provided, however, that the Stockholders Meeting shall not be postponed or adjourned to a date that is (x) in the case of clause (A), more than thirty (30) days after the date for which the Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and in the case of clause (B), more than ten (10) Business Days from the previously scheduled date of such meeting, or (y) more than one hundred twenty (120) days from the record date for the Stockholders Meeting; provided, further, the Stockholders Meeting may not be postponed or adjourned on the date the Stockholders Meeting is scheduled if SSGT III shall have received proxies in respect of an aggregate number of shares of SSGT III Common Stock, which have not been withdrawn, such that Stockholder Approval would be obtained at such meeting.

Section 7.2 Access to Information; Confidentiality.

(a) During the Interim Period, each of the Parties shall, and shall cause each of their respective subsidiaries to, subject to applicable Law, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records that the other Party may reasonably request and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties a copy of any report, schedule, registration statement or other document filed by it during such period pursuant to the requirements of federal or state securities Laws as the other Party may reasonably request. In connection with such reasonable access to information, each of the Parties shall use its reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of the Proxy Statement, prior to the Stockholders Meeting, respectively, and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business in accordance with this Agreement (provided, however, that the withholding Party shall use its commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the required consent of such third party to such access or disclosure), (B) of a sensitive or personal nature that would reasonably be expected to expose SSGT III or SST VI to the risk of liability, (C) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (D) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (E) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Merger Effective Time, each Party shall not, and shall cause its respective Representatives and Affiliates not to, except in the ordinary course of business, contact or otherwise communicate with third parties with which the other Party or any of its subsidiaries has a business relationship regarding the business of such other Party and its subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party.

(b) Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the confidentiality provisions in Section 2 of the Exclusivity Agreement, which confidentiality provisions shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3 No Solicitation; Superior Proposals.

(a) Except as expressly permitted by this Section 7.3, SSGT III shall not, and shall cause each of the SSGT III Subsidiaries and shall direct each of its and their respective directors, officers, Affiliates and Representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into or engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding or otherwise in furtherance of, or furnish to any Person other than SST VI or its Representatives, any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or to otherwise obtain, an Acquisition Proposal, (iii) release any Person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation (provided that SSGT III shall be permitted to waive or to not enforce any provision of any confidentiality agreement, standstill agreement or similar obligation to permit a Person to make a confidential Acquisition Proposal directly to the SSGT III Special Committee if the SSGT III Special Committee determines in good faith after consultation with outside legal counsel that any such failure to waive or to not enforce would be inconsistent with the SSGT III directors’ duties or standard of conduct under Maryland Law), (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Proposal (other than an Acceptable NDA), or (v) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the SSGT III Charter, the SSGT III Bylaws or organizational documents or agreements of any SSGT III Subsidiary. In furtherance of the foregoing and except as otherwise permitted by this Section 7.3, SSGT III shall, and shall cause each SSGT III Subsidiary and each Representative of SSGT III and the SSGT III Subsidiaries to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal and shall immediately terminate all physical and electronic data room access previously granted to any such Person and use reasonable efforts to cause such Person to return or destroy all non-public information concerning SSGT III and the SSGT III Subsidiaries to the extent permitted pursuant to any confidentiality agreement with such Person.

(b) Notwithstanding anything in this Agreement to the contrary, at any time prior to, but not after, Stockholder Approval is obtained, SSGT III and its Representatives may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of this Section 7.3, (x) contact such Person to clarify the terms and conditions of such Acquisition Proposal and (y)(i) provide information in response to a request therefor by the Person who made such written Acquisition Proposal, provided that (A) such information is provided pursuant to (and only pursuant to) one or more Acceptable NDAs, and (B) SSGT III, prior to or concurrently with the time such information is provided, provides such information to SST VI, and (ii) engage or participate in any discussions or negotiations with the Person who made such written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (i) or (ii) above, the SSGT III Special Committee has either determined that such Acquisition Proposal constitutes a Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.

(c) SSGT III will promptly (and in any event no later than forty-eight (48) hours after receipt thereof) notify SST VI in writing if (i) any Acquisition Proposal is received by SSGT III or any SSGT III Subsidiary, (ii) any request for information relating to SSGT III or any SSGT III Subsidiary is received by SSGT III or any SSGT III Subsidiary from any Person who informs SSGT III or any SSGT III Subsidiary that it is considering making or has made an Acquisition Proposal or (iii) any discussions or negotiations are sought to be initiated with SSGT III or any SSGT III Subsidiary regarding any Acquisition Proposal, and shall, in any such notice to SST VI, indicate the identity of the Person making, and the material terms and conditions of, such Acquisition Proposal, request or inquiry (and shall include with such notice (A) copies of any written Acquisition Proposal, including any proposed transaction agreement and any related transaction documents and financing commitments, if any, and (B) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally)), and thereafter shall promptly (and in any event no later than forty-eight (48) hours after the occurrence of such developments, discussions or negotiations or receipt of materials) (I) keep SST VI reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry and (II) provide SST VI with any written supplements or written additions to any written Acquisition Proposal, including any revisions to any proposed transaction agreement and any related transaction documents and financing commitments, if any. Neither SSGT III nor any SSGT III Subsidiary will enter into any agreement with any Person subsequent to the date of this Agreement that prohibits SSGT III from providing any information to SST VI in accordance with this Section 7.3.

(d) Except as expressly provided in Section 7.3(e), Section 7.3(f), Section 7.3(g) and Section 9.1(c)(ii), neither the SSGT III Board, nor any committee thereof, nor any group of directors, formally or informally, shall: (i) change, withhold, withdraw, qualify or modify or publicly propose or announce or authorize or resolve to, or announce its intention to change, withhold, withdraw, qualify or modify, in each case in a manner adverse to SST VI, the SSGT III Board Recommendation, (ii) authorize, approve, endorse, declare advisable, adopt or recommend or propose to publicly authorize, approve, endorse, declare advisable, adopt or recommend, any Acquisition Proposal, (iii) authorize, cause or permit SSGT III or any SSGT III Subsidiary to enter into any Alternative Acquisition Agreement, or (iv) fail to make the SSGT III Board Recommendation or to include the SSGT III Board Recommendation in the Proxy Statement (any event described in clause (i), (ii) or this clause (iv), an “Adverse Recommendation Change XE “Adverse Recommendation Change” “).

(e) Notwithstanding anything in this Agreement to the contrary, subject to compliance with the provisions of this Section 7.3(e), if SSGT III receives an Acquisition Proposal, which Acquisition Proposal did not result from a material breach of this Section 7.3 and is not withdrawn, and the SSGT III Special Committee determines that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with outside legal counsel and its financial advisor, that failure to effect an Adverse Recommendation Change in connection with such Superior Proposal or that failure to terminate this Agreement to enter into an Alternative Acquisition Agreement for such Superior Proposal would be inconsistent with the SSGT III directors’ duties or standard of conduct under Maryland Law, then, provided that Stockholder Approval has not yet been obtained, the SSGT III Board (based on the recommendation of the SSGT III Special Committee) may (x) effect an Adverse Recommendation Change and/or (y) enter into an Alternative Acquisition Agreement relating to or implementing the Superior Proposal and terminate this Agreement in accordance with Section 9.1(c)(ii); provided, that, in the case of each of clause (x) and (y), the SSGT III Board may not take action contemplated by this Section 7.3(e) unless:

(i) SSGT III has notified SST VI in writing that the SSGT III Board intends to take such action at least three (3) Business Days (the “Notice Period”) in advance of effecting an Adverse Recommendation Change and/or entering into an Alternative Acquisition Agreement, which notice shall specify in reasonable detail the reasons for such action, describe the material terms of the Superior Proposal and attach the most current version of such agreements (including any amendments, supplements or modifications) between SSGT III and the party making such Superior Proposal (a “SSGT III Change Notice”); and

(ii) during the Notice Period following SST VI’s receipt of a SSGT III Change Notice, SSGT III shall, and shall direct its outside financial and outside legal advisors to, negotiate in good faith with SST VI (to the extent SST VI wishes to negotiate) to make adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to constitute (in the good faith determination of the SSGT III Special Committee, after consultation with outside legal counsel and outside financial advisors) a Superior Proposal; provided, that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and SSGT III may not enter into any agreement relating to the Superior Proposal pursuant this Section 7.3(e) or make an Adverse Recommendation Change pursuant to this Section 7.3(e) or terminate this Agreement pursuant to Section 9.1(c)(ii) unless SSGT III has complied with the requirements of this Section 7.3(e) with respect to such new Acquisition Proposal including sending an additional SSGT III Change Notice (except that the new Notice Period under this Section 7.3(e)(ii) shall be two (2) Business Days instead of three (3) Business Days). Notwithstanding anything in this Section 7.3(e)(ii), neither SST VI’s acceptance nor rejection of SSGT III’s offer to negotiate pursuant to this Section 7.3(e)(ii) shall have any bearing on SST VI’s right to terminate this Agreement pursuant to Section 9.1(d)(ii) herein.

(f) Notwithstanding anything in this Agreement to the contrary, at any time after the date of this Agreement and before Stockholder Approval is obtained, the SSGT III Special Committee and the SSGT III Board may, if the SSGT III Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the duties or standard of conduct of the directors under Maryland Law, make an Adverse Recommendation Change in response to an Intervening Event.

(g) Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the SSGT III Special Committee, the SSGT III Board or SSGT III, directly or indirectly, from (i) taking and disclosing to the stockholders of SSGT III a position with respect to an Acquisition Proposal as contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) making any required disclosure to the stockholders of SSGT III under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (iii) making any disclosure to the stockholders of SSGT III if the SSGT III Board determines in good faith after consultation with its outside legal counsel (and based on the recommendation of the SSGT III Special Committee) that the failure to do so would be inconsistent with the duties and standard of conduct of the SSGT III directors under Maryland Law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the SSGT III Special Committee or the SSGT III Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public affirmation of the SSGT III Board Recommendation; provided, further, that a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be an Adverse Recommendation Change.

(h) Notwithstanding anything to the contrary contained in this Agreement, none of SSGT III, any SSGT III Subsidiary or their respective Affiliates or Representatives shall reimburse or agree to reimburse the fees or expenses of any Person in connection with an Acquisition Proposal (including, for the avoidance of doubt, in connection with any Acceptable NDA but excluding, for the avoidance of doubt, in connection with any acquisition agreement or merger with respect to a Superior Proposal entered into pursuant to this Section 7.3 and resulting in termination of this Agreement pursuant to Section 9.1(c)).

(i) SSGT III agrees that in the event any Representative of SSGT III or any SSGT III Subsidiary takes any action that, if taken by SSGT III would constitute a violation of this Section 7.3 and such action was taken at the direction or with the prior consent of the SSGT III Special Committee, then SSGT III shall be deemed to be in violation of this Section 7.3 for all purposes of this Agreement.

(j) For purposes of this Agreement:

(i) “Acquisition Proposal” means any bona fide proposal or offer from any Person (other than SST VI or any SST VI Subsidiaries), whether in one transaction or a series of related transactions, relating to any (A) merger, consolidation, share exchange, business combination or similar transaction involving SSGT III or any SSGT III Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) representing twenty percent (20%) or more of the consolidated assets of SSGT III, (B) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of SSGT III or any SSGT III Subsidiaries that are significant subsidiaries representing twenty percent (20%) or more of the consolidated assets of SSGT III and the SSGT III Subsidiaries, taken as a whole, (C) issuance, sale or other disposition by SSGT III or any SSGT III Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the votes associated with the outstanding shares of SSGT III Common Stock, (D) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the votes associated with the outstanding shares of SSGT III Common Stock, (E) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to SSGT III in which a third party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of SSGT III Common Stock, or (F) transaction that is similar in form, substance, or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (I) the Merger or any of the other transactions contemplated by this Agreement or (II) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among SSGT III and one or more of the SSGT III Subsidiaries or solely among the SSGT III Subsidiaries.

(ii) “Intervening Event” means a change in circumstances or development that materially affects the business, assets or operations of SSGT III and the SSGT III Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the SSGT III Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the SSGT III Board prior to Stockholder Approval being obtained; provided, however, that in no event shall the following events, circumstances or changes in circumstances constitute an Intervening Event: the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, and (ii) any effect arising out of the announcement or pendency of, or actions required to be taken pursuant to, this Agreement.

(iii) “Superior Proposal” means a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced with “fifty percent (50%)”) that the SSGT III Board determines in its good faith judgment (after consultation with its outside legal and financial advisors, and after taking into account (A) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by SST VI) and (B) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the SSGT III Board determines in good faith to be material to such analysis)), to be more favorable from a financial point of view to the stockholders of SSGT III (in their capacities as stockholders) than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by SST VI) pursuant to Section 7.3(e)(ii).

Section 7.4 Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated hereby. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is executed.

Section 7.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, SST VI shall and shall cause each SST VI Subsidiary and each of their respective Affiliates to, and SSGT III shall and shall cause each SSGT III Subsidiary and each of their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments reasonably necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that, notwithstanding anything to the contrary in this Agreement, no Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of SST VI after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of SST VI after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(b) In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between such Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the other Parties on, all the information relating to the other Parties and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, no Party shall, nor shall any Party permit its respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Parties prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6 Notification of Certain Matters; Transaction Litigation.

(a) The SST VI Parties and their Representatives shall give prompt notice to SSGT III, and SSGT III and its Representatives shall give prompt notice to the SST VI Parties, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b) The SST VI Parties and their respective Representatives shall give prompt notice to SSGT III, and SSGT III and its Representatives shall give prompt notice to the SST VI Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the SST VI Parties, SSGT III or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(a), Section 9.1(c)(i), or Section 9.1(d)(i).

(c) The SST VI Parties and their respective Representatives shall give prompt notice to SSGT III, and SSGT III and its Representatives shall give prompt notice to the SST VI Parties, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any SST VI Subsidiary or SSGT III Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. SSGT III and its Representatives shall give the SST VI Parties the opportunity to reasonably participate in the defense and settlement of any Action against SSGT III or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith SST VI’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without SST VI’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). SST VI and its Representatives shall give SSGT III the opportunity to reasonably participate in the defense and settlement of any

Action against SST VI or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith SSGT III’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without SSGT III’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.7 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting or being limited by the provisions of Section 7.7(b), during the period commencing as of the Merger Effective Time and ending on the sixth (6th) anniversary of the Merger Effective Time, SST VI shall (and shall cause the Surviving Entity to), to the fullest extent SSGT III would be permitted to do so under applicable Law and the SSGT III Governing Documents as currently in effect:

(i) indemnify, defend and hold harmless each current and former manager, director, officer, partner, member, trustee, employee and agent of SSGT III or any of the SSGT III Subsidiaries or other individuals with rights to indemnification or exculpation pursuant to the SSGT III Governing Documents or any indemnification agreements of SSGT III or SSGT III Subsidiaries (such agreements, the “Additional Indemnification Agreements”) (collectively, the “Indemnified Parties”) against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to (A) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of SSGT III or any of the SSGT III Subsidiaries (whether asserted or claimed prior to, at or after the Merger Effective Time) or (B) this Agreement or any of the transactions contemplated by this Agreement, including the Merger (whether asserted or claimed prior to, at or after the Merger Effective Time), and

(ii) pay in advance of the final disposition of any such Action the costs and expenses (including reasonable attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification of any Indemnified Party), without the requirement of any bond or other security, in each case to the fullest extent permitted by applicable Law, but subject to SST VI’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, SST VI or the Surviving Entity, as applicable, (x) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action against or of any Indemnified Party for which indemnification may be sought under this Section 7.7(a) without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such Action that is subject to indemnification by SST VI and the Surviving Entity under this Section 7.7(a), (y) shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (z) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law.

(b) Without limiting the foregoing, and to the extent permitted by applicable Law, each of SST VI and the Surviving Entity agree that during the period commencing as of the Merger Effective Time and ending on the sixth (6th) anniversary of the Merger Effective Time, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Merger Effective Time, and advancement of expenses now existing in favor of any Indemnified Party as provided in the SSGT III Governing Documents and Additional Indemnification Agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years following the Merger Effective Time, the organizational documents of SST VI, Merger Sub and any applicable SST VI Subsidiary shall contain provisions no less favorable with respect to indemnification and exculpation from liabilities for acts or omissions and rights to advancement of expenses relating thereto existing in favor of any Indemnified Party than those included in the SSGT III Governing Documents or any similar organizational documents or agreements of any SSGT III Subsidiary. No such provision shall be amended, repealed or otherwise modified for a period of six (6) years following the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were Indemnified Parties, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(d) For a period of six (6) years after the Merger Effective Time, SST VI shall cause the Surviving Entity to maintain in effect SSGT III’s current directors’ and officers’ liability insurance covering each Person currently covered by SSGT III’s directors’ and officers’ liability insurance policies for acts or omissions occurring prior to and through the Merger Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as SSGT III’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than SSGT III’s existing policies as of the date hereof or (ii) in consultation with SST VI, SSGT III may obtain extended reporting period coverage under SSGT III’s existing insurance programs (to be effective as of the Merger Effective Time) for a period of six (6) years after the Merger Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.7(d) in excess of 300% of the most recent annual premiums paid by SSGT III for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(e) If SST VI or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of SST VI or the Surviving Entity, as applicable, assume the obligations set forth in this Section 7.7.

(f) The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (each of which is an intended third party beneficiary of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of SST VI, SSGT III and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise. SST VI shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

Section 7.8 Dividends.

(a) In the event that a distribution with respect to the shares of SSGT III Common Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of SSGT III Common Stock on the Closing Date promptly after the Merger Effective Time. SSGT III shall coordinate with SST VI on the declaration, setting of record dates and payment dates of dividends on SSGT III Common Stock so that holders of SSGT III Common Stock (i) do not receive dividends on both SSGT III Common Stock and SST VI

Class A Common Stock received in the Merger in respect of a single distribution period or fail to receive a dividend on either SSGT III Common Stock or SST VI Class A Common Stock received in the Merger in respect of a single distribution period or (ii) do not receive both a dividend permitted by the proviso to Section 6.2(b)(iii) on SST VI Class A Common Stock received in the Merger and a dividend permitted by the proviso to Section 6.1(b)(iii) on SSGT III Common Stock or fail to receive either a dividend permitted by the proviso to Section 6.2(b)(iii) on SST VI Class A Common Stock received in the Merger or a dividend permitted by the proviso to Section 6.1(b)(iii) on SSGT III Common Stock.

(b) In the event that a distribution with respect to the shares of SSGT III Series A Preferred Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of SSGT III Series A Preferred Stock on the Closing Date promptly after the Merger Effective Time. SSGT III shall coordinate with SST VI on the declaration, setting of record dates and payment dates of dividends on SSGT III Series A Preferred Stock so that holders of SSGT III Series A Preferred Stock do not receive dividends on both SSGT III Series A Preferred Stock and SST VI Series G Preferred Stock received in the Merger in respect of a single distribution period or fail to receive a dividend on either SSGT III Series A Preferred Stock or SST VI Series G Preferred Stock received in the Merger in respect of a single distribution period. For the avoidance of doubt and in accordance with the SSGT III Charter, on the Closing Date, the holders of SSGT III Series A Preferred Stock shall receive from SSGT III an amount equal to any accrued and unpaid dividends and distributions on the SSGT III Series A Preferred Stock (whether or not accumulated or authorized or declared) up to and including the Closing Date.

(c) In the event that either SSGT III or SST VI shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or Section 6.2(b)(iii), respectively, it shall notify the other Party at least twenty (20) days prior to the Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of SSGT III, to holders of SSGT III Common Stock, in an amount per share of SSGT III Common Stock equal to the product obtained by multiplying (A) the dividend declared by SST VI with respect to each share of SST VI Class A Common Stock by (B) the Exchange Ratio, and (ii) in the case of SST VI, to holders of SST VI Class A Common Stock, in an amount per share of SST VI Class A Common Stock equal to the quotient obtained by dividing (A) the dividend declared by SSGT III with respect to each share of SSGT III Common Stock by (B) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.8(b) shall be prior to the Closing Date.

Section 7.9 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the SST VI Charter or the SSGT III Charter on the Merger and the other transactions contemplated by this Agreement.

Section 7.10 Obligations of SST VI with respect to Merger Sub. SST VI shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Merger Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any Indebtedness other than as specifically contemplated by this Agreement.

Section 7.11 Tax Matters.

(a) Each of SST VI and SSGT III shall use its reasonable best efforts (before and, as applicable, after the Merger Effective Time) to cause the Merger to qualify as a reorganization within the meaning of

Section 368(a) of the Code, including by executing and delivering the tax representation letters referred to herein and, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or with respect to any state or local income tax a similar determination under applicable state or local Law), by reporting consistently as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes (and, where applicable, state and local income tax purposes). Neither SST VI nor SSGT III shall take any action that would, or fail to take any action the failure of which would, reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) SST VI shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(f) and Section 8.3(e), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(f) and Section 8.3(e), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver to Nelson Mullins Riley & Scarborough LLP, or other tax counsel to SST VI delivering the opinions referred to herein, a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of SST VI and SST VI Operating Partnership, in form and substance mutually agreeable to SSGT III and SST VI (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations of SST VI and SST VI Operating Partnership reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in clause (ii) of this Section 7.11(b) and the tax opinions described in Section 8.2(f) and Section 8.3(e). The tax representation letter described in clause (iii) above shall also be provided to SSGT III, and for purposes of the opinion required by Section 8.3(f), SSGT III may rely on the representation letter provided pursuant to this Section 7.11(b) in connection with making the representations in the tax representation letter provided for the purposes of the opinion to be issued pursuant to Section 8.3(f).

(c) SSGT III shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(e) and Section 8.3(f), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(e) and Section 8.3(f), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of SSGT III and SSGT III Operating Partnership, in form and substance mutually agreeable to SSGT III and SST VI (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations of SSGT III and SSGT III Operating Partnership reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described in clause (ii) of this Section 7.11(c) and the tax opinions described in Section 8.2(e) and Section 8.3(f). The tax representation letter described in clause (iii) above shall also be provided to SST VI, and for purposes of the opinion required by Section 8.2(f), SST VI may rely on the representation letter provided pursuant to this Section 7.11(c) in connection with making the representations in the tax representation letter provided for the purposes of the opinion to be issued pursuant to Section 8.3(f).

(d) SST VI and SSGT III shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes. These taxes shall be the obligations of SST VI and the SST VI Subsidiaries without deduction or withholding from or to the Merger Consideration.

(e) With respect to the taxable year of SSGT III ending with the Merger Effective Time, SSGT III shall take all necessary actions, including declaring and paying dividends sufficient to satisfy its requirement under Section 857(a)(1), to cause SSGT III to qualify as a REIT for its shortened taxable year ending with the Merger Effective Time.

Section 7.12 Section 16 Matters. Prior to the Merger Effective Time, to the extent permitted by applicable Law, SST VI shall take all such steps as may be required to cause any acquisitions of the SST VI Class A Common Stock (including derivative securities with respect to the SST VI Class A Common Stock ) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SST VI to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.13 Series G Preferred Stock. Prior to the Merger Effective Time, SST VI shall (i) designate a number of shares of SST VI Preferred Stock as SST VI Series G Preferred Stock sufficient to enable SST VI to satisfy the Series A Merger Consideration, and (ii) shall adopt and file Articles Supplementary substantially in the form of Exhibit A attached hereto, setting forth the terms of the SST VI Series G Preferred Stock.

ARTICLE 8

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties (which, in the case of SSGT III, means waiver by the SSGT III Special Committee and, in the case of SST VI, means waiver by the SST VI Special Committee) at or prior to the Merger Effective Time of the following conditions:

(a) Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Merger and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the SSGT III Disclosure Letter and Section 8.1(a) of the SST VI Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b) Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with applicable Law, the SSGT III Charter and the SSGT III Bylaws.

(c) No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(d) Form S-4. The Form S-4 shall have been declared effective by the SEC in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Section 8.2 Conditions to Obligations of the SST VI Parties. The obligations of the SST VI Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by SST VI, at or prior to the Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of SSGT III set forth in the Fundamental Representations (except Section 4.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in Section 4.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time as though made as of the Merger Effective Time, and (iii) each of the other representations and warranties of SSGT III contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or SSGT III Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a SSGT III Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iii) only on and as of such date.

(b) Performance of Covenants and Obligations of SSGT III. SSGT III shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Closing.

(c) Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a SSGT III Material Adverse Effect.

(d) Delivery of Certificate. SSGT III shall have delivered to SST VI a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of SSGT III, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e) REIT Opinion. SST VI shall have received a written opinion of Nelson Mullins Riley & Scarborough LLP, or other nationally recognized tax counsel to SSGT III reasonably satisfactory to SST VI, dated as of the Closing Date and in form and substance reasonably satisfactory to SST VI, to the effect that, commencing with SSGT III’s taxable year that ended on December 31, 2022, SSGT III has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and prior, current and proposed ownership, organization and method of operation have enabled SSGT III to meet the requirements for qualification and taxation as a REIT under the Code through the Merger Effective Time, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by SSGT III and SSGT III Operating Partnership.

(f) Section 368 Opinion. SST VI shall have received a written opinion of Nelson Mullins Riley & Scarborough LLP, or other nationally recognized tax counsel to SST VI, dated as of the Closing Date, in form and substance reasonably acceptable to SST VI, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.11.

Section 8.3 Conditions to Obligations of SSGT III. The obligations of SSGT III to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by SSGT III at or prior to the Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the SST VI Parties set forth in the Fundamental Representations (except Section 5.4(a) (Capital Structure)), shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in Section 5.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time as though made as of the Merger Effective Time, and (iii) each of the other representations and warranties of the SST VI Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or

SST VI Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a SST VI Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iii) only on and as of such date.

(b) Performance of Covenants and Obligations of SST VI and Merger Sub. SST VI and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.

(c) Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a SST VI Material Adverse Effect.

(d) Delivery of Certificate. SST VI shall have delivered to SSGT III a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of SST VI certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e) REIT Opinion. SSGT III shall have received a written opinion of Nelson Mullins Riley & Scarborough LLP, or other nationally recognized tax counsel to SST VI reasonably satisfactory to SSGT III, dated as of the Closing Date and in form and substance reasonably satisfactory to SSGT III, to the effect that, commencing with SST VI’s taxable year that ended on December 31, 2021, SST VI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its prior, current and proposed ownership, organization and method of operation have enabled SST VI to meet the requirements for qualification and taxation as a REIT under the Code through the Merger Effective Time, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by SST VI and SST VI Operating Partnership.

(f) Section 368 Opinion. SSGT III shall have received a written opinion of Bass, Berry & Sims PLC, or other nationally recognized tax counsel to SSGT III, dated as of the Closing Date, in form and substance reasonably acceptable to SSGT III, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.11.

(g) Ancillary Agreements. The Termination Agreement contemplated herein shall continue to be legal, valid, binding obligations of and enforceable against, the parties thereto, and shall continue to be in full force and effect and shall not have been rescinded or withdrawn in any way.

ARTICLE 9

TERMINATION, FEES AND EXPENSES

Section 9.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, notwithstanding receipt of the Stockholder Approval (except as otherwise specified in this Section 9.1):

(a) by mutual written consent duly authorized by the SST VI Special Committee and the SSGT III Special Committee;

(b) by either SST VI (with the prior approval of the SST VI Special Committee) or by SSGT III (with the prior approval of the SSGT III Special Committee):

(i) if the Merger shall not have occurred on or before 11:59 p.m., California local time, on April 10, 2027 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (in the case of SST VI, including the failure of Merger Sub) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the primary cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (in the case of SST VI, including the failure of Merger Sub) to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger was taken (unless such meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approval was primarily due to the failure of a Party (in the case of SST VI, including the failure of Merger Sub) to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;

(c) by SSGT III (with the prior approval of the SSGT III Special Committee):

(i) if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of SST VI or Merger Sub set forth in this Agreement has occurred, which breach, either individually or in the aggregate, would result in, if occurring or continuing to occur at the Closing, any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied (a “SST VI Terminating Breach”), which breach or failure to perform or comply cannot be cured, or, if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from SSGT III to SST VI and two (2) Business Days before the Outside Date; provided, however, that SSGT III shall not have such right to terminate this Agreement if a SSGT III Terminating Breach shall have occurred and be continuing at the time SSGT III delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);

(ii) at any time before Stockholder Approval is obtained, in order to enter into an Alternative Acquisition Agreement in accordance with the provisions of Section 7.3; provided, however, that SSGT III shall have paid or shall concurrently pay to SST VI in full the Termination Payment in accordance with Section 9.3(b); or

(iii) if, prior to receipt of the Stockholder Approval, an Intervening Event has occurred and the SSGT III Board has determined in good faith (after consultation with its legal and financial advisors) that the failure to terminate this Agreement would be inconsistent with the duties or standard of conduct of the SSGT III directors under applicable Law.

(d) by SST VI (with the prior approval of the SST VI Special Committee):

(i) if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of SSGT III set forth in this Agreement has occurred, which breach, either individually or in the aggregate, would result in, if occurring or continuing to occur at the Closing, any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “SSGT III Terminating Breach”), which breach or failure to perform or comply cannot be cured, or if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from SST VI to SSGT III and two (2) Business Days before the Outside Date; provided, however, that SST VI shall not have such right to terminate this Agreement if a SST VI Terminating Breach shall have occurred and be continuing at the time SST VI delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii) if, at any time prior to the receipt of the Stockholder Approval, (A) the SSGT III Board has made an Adverse Recommendation Change, (B) a tender offer or exchange offer for any shares of SSGT III Common Stock that constitutes an Acquisition Proposal is commenced and the SSGT III Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of SSGT III and to publicly reaffirm the SSGT III Board Recommendation within ten (10) Business Days of being requested to do so by SST VI or (C) SSGT III shall have materially breached or failed to comply in any material respect with any of its obligations under Section 7.3 (other than any immaterial or inadvertent violations thereof that did not result in an alternative Acquisition Proposal).

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties, in accordance with the provisions of Section 10.2, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of SSGT III or the SST VI Parties, except that the Exclusivity Agreement (other than the provisions of Section 1 thereof) and the provisions of Section 4.21 (No Other Representations and Warranties; Non-Reliance), Section 5.22 (No Other Representations and Warranties; Non-Reliance), Section 7.4 (Public Announcements), this Section 9.2 (Effect of Termination), Section 9.3 (Fees and Expenses) and Article 10 (General Provisions) shall survive the termination of this Agreement; provided, that no such termination shall relieve any Party from any liability or damages resulting from any willful material breach (or failure to perform) that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act (or failure to act) would cause a breach of this Agreement.

Section 9.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated; provided that upon the Closing, the Surviving Company shall pay all unpaid fees and expenses of the Parties.

(b) In the event that this Agreement is terminated:

(i) (A) (x) by SST VI pursuant to Section 9.1(d)(i), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or communicated to the SSGT III Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (y) by SSGT III or SST VI pursuant to Section 9.1(b)(iii), and prior to the Stockholders Meeting, an Acquisition Proposal with respect to SSGT III has been publicly announced, disclosed or otherwise communicated to SSGT III ’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal, and (B) within twelve (12) months after the date of such termination, (I) a transaction in respect of an Acquisition Proposal with respect to SSGT III is consummated, (II) SSGT III enters into a definitive agreement in respect of an Acquisition Proposal and such Acquisition Proposal is actually consummated thereafter, or (III) SSGT III recommends to stockholders of SSGT III or fails to recommend against an Acquisition Proposal structured as a tender offer or exchange offer and such Acquisition Proposal is actually consummated thereafter, then SSGT III shall pay to SST VI the Termination Payment;

(ii) by SSGT III pursuant to Section 9.1(c)(i), then SST VI shall pay to SSGT III an amount equal to the Expense Reimbursement Payment;

(iii) by SSGT III pursuant to Section 9.1(c)(ii), then SSGT III shall pay to SST VI the Termination Payment;

(iv) by SSGT III pursuant to Section 9.1(c)(iii), then SSGT III shall pay to SST VI the Termination Payment;

(v) by SST VI pursuant to Section 9.1(d)(i), then SSGT III shall pay to SST VI an amount equal to the Expense Reimbursement Payment; or

(vi) by SST VI pursuant to Section 9.1(d)(ii), then SSGT III shall pay to SST VI the Termination Payment.

(c) Termination Payment. The Parties agree and acknowledge that in no event shall a Party be required to pay a Termination Payment or Expense Reimbursement Payment on more than one occasion. Payment of the Termination Payment or Expense Reimbursement Payment, as applicable, shall be made by wire transfer of same day funds to the account or accounts designated by the Party entitled to payment thereof (the “Recipient”) (i) prior to or concurrently at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Payment payable pursuant to Section 9.3(b)(i), (ii) concurrently with termination of this Agreement, in the case of a Termination Payment payable pursuant to Section 9.3(b)(iii) or (iv), and (iii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Termination Payment or Expense Reimbursement Payment payable pursuant to any other provision of Section 9.3(b).

(d) Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Payment or the Expense Reimbursement Payment, as applicable, becomes payable and is paid hereunder, then such payment shall be the Recipient’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Party obligated to pay the Termination Payment or the Expense Reimbursement Payment, as applicable (the “Payor”), its Subsidiaries and each of their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby.

(e) Each of the Parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. In the event that the Payor shall fail to pay the Termination Payment or the Expense Reimbursement Payment, as applicable, when due, the Payor shall reimburse the Recipient for all reasonable costs and expenses actually incurred or accrued by the Recipient (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if the Payor fails to timely pay any amount due to the Recipient pursuant to Section 9.3(b) and, in order to obtain the payment, the Recipient commences an Action that results in a judgment against the Payor for the payment set forth in this Section 9.3, the Payor shall pay to the Recipient its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at a rate per annum equal to the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(f) If the Payor becomes obligated to make a payment under this Section 9.3, then, if requested by the Recipient, the Payor shall deposit into escrow an amount in cash equal to the Termination Payment or the Expense Reimbursement Payment, as applicable, with an escrow agent selected by the Recipient, after reasonable consultation with the Payor, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3(f) and otherwise reasonably acceptable to the Payor and the escrow agent. The payment or deposit into escrow of the Termination Payment or the Expense Reimbursement Payment, as applicable, shall be made by the Payor in accordance with the timing set forth in Section 9.3(c) or, at the Recipient’s reasonable request, promptly after receipt of notice from the Recipient that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Payment or the Expense Reimbursement Payment, as applicable, in escrow or the applicable portion thereof shall be released to the Recipient on an annual basis based upon the delivery by Recipient to the escrow agent of any one (or a combination) of the following:

(i) a letter from the Recipient’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Recipient without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Recipient determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to the Recipient such maximum amount stated in the accountant’s letter;

(ii) a letter from the Recipient’s counsel indicating that the Recipient received a private letter ruling from the IRS holding that the receipt by the Recipient of the Termination Payment or Expense Reimbursement Payment, as applicable, would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Recipient the remainder of the Termination Payment or Expense Reimbursement Payment, as applicable; or

(iii) a letter from the Recipient’s counsel indicating that the Recipient has received a tax opinion from the Recipient’s outside counsel or accountant, respectively, to the effect that the receipt by the Recipient of the Termination Payment or Expense Reimbursement Payment, as applicable, should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Recipient the remainder of the Termination Payment or Expense Reimbursement Payment, as applicable.

The Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of the Recipient in order to (A) maximize the portion of the Termination Payment or Expense Reimbursement Payment, as applicable, that may be distributed to the Recipient hereunder without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the Recipient’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist the Recipient in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f). The Escrow Agreement shall provide that the Recipient shall bear all costs and expenses under the Escrow Agreement. The Payor shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes imposed on the Payor in connection therewith).

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Merger Effective Time or the full force and effect of Article 1, this Article 10 or the definitions of capitalized terms not substantively defined in Article 1.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given or made on the date of receipt by the recipient thereof if received on or prior to 11:59 p.m., California local time, if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a portable document form (pdf) attachment (providing confirmation of transmission (other than by automatic response)) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a) if to SSGT III to:

Special Committee of the Board of Directors

Strategic Storage Growth Trust III, Inc.

10 Terrace Road

Ladera Ranch, CA 92694

Attn: Brent Chappell

E-mail: bpchapp@gmail.com

with copies (which shall not constitute notice) to:

Bass, Berry & Sims PLC

100 Peabody Place Suite 1300

Memphis, TN 38103

Attn: Richard Mattern

E-mail: rmattern@bassberry.com

(b) if to SST VI or Merger Sub to:

Special Committee of the Board of Directors

Strategic Storage Trust VI, Inc.

10 Terrace Road

Ladera Ranch, CA 92694

Attn: Alex Vellandi

E-mail: avellandi@vellandilaw.com

with copies (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW

Suite 1700

Atlanta, GA 30363

Attn: Michael K. Rafter

Email: mike.rafter@nelsonmullins.com

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (electronically by email or facsimile) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibit, Schedules, the SST VI Disclosure Letter and the SSGT III Disclosure Letter) and Section 2 of the Exclusivity Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article 3 and Section 7.7, which, from and after the Merger Effective Time, shall be for the benefit of the holders of SSGT III Common Stock immediately prior to the Merger Effective Time and Indemnified Parties, respectively, are not intended to confer upon any Person other than the Parties hereto any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.6 without notice or liability to any other Person. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.6 Amendment; Extension; Waiver. At any time prior to the Merger Effective Time, SSGT III (in all events subject to the prior approval of the SSGT III Special Committee) and SST VI (for itself and on behalf of the other SST VI Parties, and in all events subject to the prior approval of the SST VI Special Committee) may, to the extent permitted under applicable Law and except as otherwise set forth herein, (a) amend any provision of this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the other Party, (c) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (d) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any such amendment of this Agreement shall be valid only if specifically set forth in an instrument in writing signed on behalf of all Parties. Any such grant by a Party of an extension or waiver in respect of any provision of this Agreement shall be valid only if specifically set forth in an instrument in writing by such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law, except to the extent expressly provided otherwise in Section 9.3 (Fees and Expenses).

Section 10.7 Governing Law; Venue.

(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All disputes arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in any Maryland state or federal court located in Baltimore City exercising jurisdiction over the subject matter of such dispute(s). Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive personal jurisdiction of any such Maryland state or federal court located in Baltimore City for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such Action except in such courts, (iii) agrees that any claim in respect of any Action may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent permitted by applicable Law, any objection to such court’s exercise of personal jurisdiction over the Party in any such dispute, (v) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Action, (vi) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such dispute and (vii) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8 Assignment. Except as may be required to satisfy the obligations contemplated by Section 7.7 (Indemnification; Directors’ and Officers’ Insurance), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, and any attempted or purported assignment or delegation in violation of this Section 10.8 shall be null and void.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the effective time of any termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law. To the extent any Party brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to specifically enforce any provision that survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (a) the twentieth (20th) Business Day following the resolution of such Action, or (b) such other time period established by the court presiding over such Action.

Section 10.10 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY and UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (a) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) ACKNOWLEDGES THAT IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND (c) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

STRATEGIC STORAGE TRUST VI, INC.

By: /s/ H. Michael Schwartz

Name: H. Michael Schwartz

Title: Chief Executive Officer and President

STRATEGIC STORAGE GROWTH TRUST III, INC.

By: /s/ Matt Lopez

Name: Matt Lopez

Title: Chief Financial Officer and Treasurer

SSGT III MERGER SUB, LLC

By: Strategic Storage Trust VI, Inc.,

its Member and Manager

By: /s/ H. Michael Schwartz

Name: H. Michael Schwartz

Title: Chief Executive Officer and President

(Signature Page to Agreement and Plan of Merger)

EXHIBIT A

Articles Supplementary

[Omitted.]

ANNEX B

Opinion of KeyBanc Capital Markets, Inc.

CONFIDENTIAL

July 13, 2026

The Special Committee of the Board of Directors

The Board of Directors

Strategic Storage Growth Trust III, Inc.

10 Terrace Road

Ladera Ranch, California 92694

Ladies and Gentlemen:

The Special Committee of the Board of Directors of Strategic Storage Growth Trust III, Inc. (“SSGT III”, and such committee, the “SSGT III Special Committee”) has requested our opinion as to the fairness, from a financial point of view, to the unaffiliated holders (as defined below) of SSGT III Common Stock (as defined below), of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger (the “Merger Agreement”), proposed to be entered into among Strategic Storage Trust VI, Inc., a Maryland corporation (“SST VI”), SSGT III Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of SST VI (“Merger Sub”) and SSGT III. As used in this opinion, “unaffiliated holders” means the holders of SSGT III Common Stock other than SST VI and its affiliates.

Pursuant to the Merger Agreement, SSGT III will be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company in the Merger, and each share of the common stock, $0.001 par value per share, of SSGT III (the “SSGT III Common Stock”), issued and outstanding immediately prior to the Merger, other than such shares of SSGT III Common Stock held by any SSGT III subsidiary, SST VI or any SST VI subsidiary, all of which will be cancelled, will be converted into the right to receive consideration per share equal to 1.000 (the “Exchange Ratio”) shares of the Class A common stock, $0.001 par value per share, of SST VI, subject to treatment of fractional shares (rounded to the nearest 1/1,000th). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

KeyBanc Capital Markets Inc. (“KBCM”), as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) a July 9, 2026 draft copy of the Merger Agreement, which we understand to be in substantially final form; (ii) certain publicly available information concerning SST VI that we consider relevant to our inquiry, including, but not limited to, SST VI’s Annual Reports on Form 10-K for each of the years in the three-year period ended December 31, 2025, and SST VI’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026, September 30, 2025 and June 30, 2025, in each case filed with the Securities and Exchange Commission; (iii) certain internal information, primarily financial in nature, concerning the business and operations of SSGT III furnished to us by SSGT III for purposes of our analysis and certain publicly available information concerning SSGT III that we consider relevant to our inquiry; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of SST VI furnished to us on behalf of the special committee of the Board of Directors of SST VI (the “SST VI Special Committee”) for purposes of our analysis; (v) certain publicly available information with respect to the financial performance and securities of certain other companies that we believe to be comparable to SSGT III and SST VI and that we consider relevant to our inquiry; and (vi) certain publicly available information concerning the financial terms of certain other transactions that we consider relevant to our inquiry. We have also had discussions with the management of SSGT III to discuss the business, financial condition, operations and prospects of SSGT III, as well as other matters we believed relevant to our inquiry. We have also performed such other analyses and considered such other data and information as we deemed appropriate.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to or otherwise reviewed by or discussed with us or publicly available and have further relied upon the assurances of the management of SSGT III that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. We have also assumed that the representations and warranties of each of the parties to the Merger Agreement are and will be true and correct in all respects material to our analysis. We have not been engaged to, and have not independently attempted to, verify any of such information or its accuracy or completeness. We have also relied upon the management of SSGT III as to the reasonableness and achievability of the SSGT III financial forecast (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such forecast was reasonably prepared on bases that reflect the best currently available estimates and judgments of the management of SSGT III of the future financial performance of SSGT III and other matters covered thereby. We have also relied upon the management of SST VI as to the reasonableness and achievability of the SST VI financial forecast (and the assumptions and bases therefor) as provided to us on behalf of the SST VI Special Committee and, with SST VI’s consent, we have assumed that such forecast was reasonably prepared on bases that reflect the best currently available estimates and judgments of the management of SST VI of the future financial performance of SST VI and other matters covered thereby. We have not been engaged to assess the reasonableness or achievability of such forecasts or the assumptions on which they were based, and we express no view as to such forecasts or assumptions. In addition, we have not conducted a physical inspection, valuation or appraisal of any of the assets (including properties or facilities) or liabilities of SSGT III or SST VI. We are also not expressing any view or opinion with respect to, and, at your direction, we have relied upon, the assessments of representatives of SSGT III regarding legal, regulatory, accounting, tax and similar matters relating to SSGT III, SST VI or the Merger, as to which matters we understand that SSGT III obtained such advice as it deemed necessary from qualified advisors and professionals. We have also assumed that all governmental, regulatory or other consents, releases and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on SSGT III, SST VI or the Merger that would be meaningful to our analysis.

We have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the structure of the Merger. In rendering our opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement will not differ in any material respect from the draft that we have examined, and that the conditions to the Merger as set forth in the Merger Agreement will be satisfied and that the Merger will be consummated on a timely basis on the terms set forth in the Merger Agreement without waiver, modification or amendment of any term or condition that would be meaningful to our analysis. We were not engaged to, nor did we, run a sales process to seek alternative purchasers for SSGT III.

It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available to us as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be paid to the unaffiliated holders of SSGT III Common Stock pursuant to the Merger Agreement and does not address SSGT III’s underlying business decision to engage in the Merger or any other terms of the Merger, or the fairness of the Merger, or any consideration paid in connection therewith, to creditors or other constituencies of SSGT III. In addition, we do not express any opinion as to (i) the fairness of the Merger or (ii) the amount or the nature of the compensation now paid or to be paid, in each case, to any of the directors, officers or employees of SSGT III, or class of such persons, relative to the consideration to be paid to stockholders of SSGT III. We have not evaluated nor do we express any opinion on the solvency or viability of the parties to the Merger Agreement or their respective affiliates or the ability of such parties to pay their respective obligations when they come due. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion.

We have acted as financial advisor to SSGT III in connection with the Merger and will receive from SSGT III a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. In addition, SSGT III has agreed to reimburse us for certain expenses and to indemnify us under certain circumstances for certain liabilities that may arise out of our engagement and the rendering of this opinion. We and our affiliates, including KeyBank National Association (“’KeyBank N.A.”), are the administrative agent and joint lead arranger under an existing revolving credit facility for SmartStop Self Storage REIT, Inc. (“’SmartStop”), have previously provided commercial and investment banking services to SmartStop and have received compensation in the aggregate amount of approximately $12.4 million from January 1, 2024 through the date hereof (consisting of $2.3 million in 2024, $9.2 million in 2025 and $0.9 million in 2026). Since January 1, 2024, neither we nor KeyBank N.A. have provided commercial banking and/or investment banking services to SST VI, for which we or our affiliates received fees in excess of $100,000 during such period. In the ordinary course of our businesses, we and our affiliates, our and our affiliates’ employees, and funds or other entities that such persons manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of SSGT III or SmartStop, any of their affiliates or third parties, or any currency or commodity that may be involved in the Merger, in each case for our own account or for the accounts of customers. We may in the future provide commercial and investment banking services to SSGT III, SmartStop and SST VI and their respective affiliates for which we may receive compensation.

It is understood that this opinion was prepared for the use of the SSGT III Special Committee and the SSGT III Board of Directors in connection with and for the purpose of their evaluation of the proposed Merger. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Our opinion does not constitute a recommendation to any stockholder of SSGT III as to how such stockholder should vote with respect to the Merger or any other matter. We have reviewed the findings of our work with KeyBanc Capital Markets’ Valuation and Fairness Committee (the “Valuation Committee”), and the Valuation Committee has approved the issuance of our opinion.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view to the unaffiliated holders of SSGT III Common Stock.

Very truly yours,

KEYBANC CAPITAL MARKETS INC.

ANNEX C

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF SST VI

When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us,” “our,” or the “Company” refer to Strategic Storage Trust VI, Inc. and its consolidated subsidiaries. The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes thereto, included in the section “Index to Financial Information” in the Proxy Statement and Prospectus, of which this Annex C forms a part. References to “Notes” in this section are to the notes to our Financial Statements as of and for the Years ended December 31, 2025 and 2024 or to our Financial Statements as of and for the Three and Six Months ended June 30, 2026 and 2025, as applicable, included in the section “Index to Financial Information” in the Proxy Statement and Prospectus. See also “Cautionary Note Regarding Forward Looking Statements” and “Risk Factors” in the Proxy Statement and Prospectus.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

For the year ended December 31, 2025

Overview

Strategic Storage Trust VI, Inc., a Maryland corporation (the “Company”), was formed on October 14, 2020 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities and commenced formal operations on March 10, 2021. We made an election to be treated as a REIT under the Internal Revenue Code for federal income tax purposes beginning with our taxable year ended December 31, 2021.

On February 26, 2021, pursuant to a confidential private placement memorandum, we commenced a private offering (the “Private Offering”) of up to $200,000,000 in shares of our common stock and $20,000,000 shares of common stock pursuant to our distribution reinvestment plan. Please see Note 1 of the Notes to the Consolidated Financial Statements contained elsewhere in this report for additional information. The primary portion of our Private Offering was terminated on March 17, 2022. We received approximately $100.7 million in offering proceeds from the sale of our common stock pursuant to the Private Offering. Through our distribution reinvestment plan, we have issued approximately 1.1 million Class P shares for gross proceeds of approximately $11.0 million.

In connection with the Public Offering, defined below, we filed articles of amendment to our Charter (the “Articles of Amendment”) and articles supplementary to our Charter (the “Articles Supplementary”). Following the filing of the Articles of Amendment and the Articles Supplementary, we authorized 30,000,000 shares of common stock designated as Class P shares, 300,000,000 shares of common stock designated as Class A shares, 300,000,000 shares of common stock designated as Class T shares, and 70,000,000 shares of common stock designated as Class W shares. Any common stock sold in the Private Offering were redesignated as Class P common stock upon the filing of the Articles of Amendment. On May 28, 2021, we filed a Registration Statement on Form S-11 (the “Registration Statement”), which was subsequently amended, with the U.S. Securities and Exchange Commission (“SEC”) to register a maximum of $1,000,000,000 in shares of Class A, Class T, and Class W common stock for sale to the public (the “Primary Offering”) and $95,000,000 in shares of Class A, Class T, and Class W common stock for sale pursuant to our distribution reinvestment plan. On March 17, 2022, the SEC declared our registration statement effective. On October 4, 2023, we filed a Post-Effective Amendment to our Registration Statement to register two new classes of common stock (Class Y shares and Class Z shares) with the SEC. On November 1, 2023, the Post-Effective Amendment to our Registration Statement became effective with the SEC. Also, on November 1, 2023, we filed articles supplementary to our Charter which reclassified 200,000,000 Class T shares as Class Y shares and 70,000,000 Class A shares as Class

Z shares. Effective November 1, 2023, we began offering Class Y shares and Class Z shares in our Primary Offering for $9.30 per share and are offering Class A shares, Class P shares, Class T shares, Class W shares, Class Y shares and Class Z shares pursuant to our distribution reinvestment plan for $9.30 per share (collectively, the “Public Offering”) and ceased offering Class A shares, Class T shares or Class W shares in our Primary Offering.

On May 20, 2025, our board of directors approved the termination of the Primary Offering, effective as of May 30, 2025, based upon various factors, including the costs of maintaining a public registration of our common stock, the robust size of our portfolio of properties, and our shift in focus to continued portfolio stabilization and performance. The termination of the Primary Offering occurred on May 30, 2025. We sold approximately 2.9 million Class A shares for gross offering proceeds of approximately $30.3 million, approximately 4.8 million Class T shares for gross offering proceeds of approximately $48.1 million, approximately 0.7 million Class W shares for gross offering proceeds of approximately $6.3 million, approximately 5.2 million Class Y shares for gross offering proceeds of approximately $50.6 million, and approximately 0.6 million Class Z shares for gross offering proceeds of approximately $5.5 million in the Primary Offering.

We continue to offer Class P, Class A, Class T, Class W, Class Y, and Class Z shares pursuant to our distribution reinvestment plan. On July 18, 2025, we filed with the SEC a Registration Statement on Form S-3, which registered up to an additional $75.0 million in shares under our distribution reinvestment plan for all share classes (our “DRP Offering”). The DRP Offering may be terminated at any time upon 10 days’ prior written notice to stockholders.

As of December 31, 2025, we have issued approximately 1.1 million Class P shares, approximately 0.2 million Class A shares, approximately 0.4 million Class T shares, approximately 57,000 Class W shares, approximately 0.2 million Class Y shares and approximately 12,000 Class Z shares for gross proceeds of approximately $19.7 million through our distribution reinvestment plan.

We have invested the net proceeds from our offerings primarily in self storage facilities consisting of both income-producing and growth properties located in the United States and Canada. As of December 31, 2025, we owned 24 operating self storage properties located in seven states (Arizona, Delaware, Florida, Nevada, Oregon, Pennsylvania and Washington) and three Canadian provinces (Alberta, British Columbia and Ontario), 50% equity interests in five unconsolidated real estate ventures located in two Canadian provinces (Ontario and Quebec). Our unconsolidated real estate ventures consist of four operating self storage properties in the lease-up phase and one parcel of land that is being developed into a self storage facility, with subsidiaries of SmartCentres owning the other 50% of such entity and two development properties in Florida and Ontario.

As of December 31, 2025, our self storage portfolio was comprised as follows:

State	No. of Properties	Units(1)	Sq. Ft. (net)(2)	% of Total Rentable Sq. Ft.	Physical Occupancy %(3)	Rental Income %(4)
Alberta	1	495	48,800	2%	89%	3%
Arizona	4	2,850	378,720	17%	94%	15%
British Columbia	1	925	59,180	3%	88%	4%
Delaware	1	820	80,545	4%	84%	3%
Florida	4	2,585	334,615	16%	90%	11%
Nevada	1	335	51,900	2%	94%	3%
Ontario	9	8,680	935,635	44%	85%	50%
Oregon	1	520	55,830	3%	96%	3%
Pennsylvania	1	810	78,040	4%	91%	4%
Washington	1	1,095	99,745	5%	91%	4%

	24	19,115	2,123,010	100%	88%	100%

(1)	Includes all rentable units, consisting of storage units and parking units (approximately 725 units).

(2)	Includes all rentable square feet consisting of storage units and parking units (approximately 209,320 square feet).
(3)	Represents the occupied square feet of all facilities we owned in a state divided by total rentable square feet of all the facilities we owned in such state as of December 31, 2025.
(4)	Represents rental income for all facilities we own in a state divided by our total rental income for the month ended December 31, 2025.

Development Properties

Bradenton Land

On February 16, 2023, we, through an indirect, wholly-owned subsidiary of our operating partnership, acquired a parcel of land adjacent to our property in Bradenton, Florida (the “Bradenton Land”) from an unaffiliated third party. The purchase price for the Bradenton Land was approximately $1.4 million, plus closing costs and an acquisition fee to our advisor. We are in the process of expanding our current self storage property on the Bradenton Land. As of December 31, 2025, estimated development cost to complete the expansion are approximately $2.1 million, which we expect to fund with a combination of net proceeds from our Series E Preferred Offering and/or potential future debt financing.

Etobicoke Land

On March 27, 2023, we, through an indirect, wholly-owned subsidiary of our operating partnership, acquired a parcel of land to be developed into a self storage facility located in Etobicoke, in the city of Toronto, Ontario (the “Etobicoke Land”) from an unaffiliated third party. The purchase price for the Etobicoke Land was approximately CAD $2.2 million, plus closing costs and an acquisition fee to our advisor. As of December 31, 2025, our cost to complete development is approximately CAD $5.3 million, which we expect to fund with a combination of net proceeds from our Primary offering and/or the Meridian financing, as described below.

On March 6, 2025, we through wholly-owned subsidiary of our operating partnership, entered into a credit agreement with Meridian Credit Union Limited (“Meridian”) with a maximum borrowing capacity of CAD $16.0 million. As of December 31, 2025, we had drawn approximately CAD $10.4 million and have CAD $5.6 million available. Please see Note 5 - Debt of the Notes to the Consolidated Financial Statements contained elsewhere in this report for additional information.

In February 2026, we substantially completed development and commenced operations at the Etobicoke Property.

Investments in Unconsolidated Real Estate Ventures

We have entered into joint venture agreements with a subsidiary of SmartCentres, an unaffiliated third party, to acquire tracts of land and develop them into self storage facilities. We account for these investments using the equity method of accounting and they will be stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings (loss) will generally be recognized based on our ownership interest in the earnings of each of the unconsolidated investments.

The following table summarizes our 50% ownership interests in unconsolidated real estate ventures as of December 31, 2025:

	Location	Date Real Estate Venture Acquired Land	Real Estate Venture Status	Completion Date or estimated completion	Units	Net Rentable Sq. Ft.
Toronto (1)	Toronto, Ontario	April 2021	Operational	June 2025	1,420	101,855
Toronto II (1)	Toronto, Ontario	December 2021	Operational	April 2025	1,580	114,535
Dorval (1)	Dorval, Quebec	February 2023	Operational	June 2025	1,290	112,280
Hamilton (1)	Hamilton, Ontario	November 2023	Operational	October 2024	950	97,095
Montreal (2)	Montreal, Quebec	January 2024	Under Development	First half of 2026	1,450	124,000

					6,690	549,765

(1)	As of December 31, 2025, these four JV Properties were encumbered by first mortgages pursuant to the SmartCentres Financing (defined below).
(2)	Approximate units and net rentable square feet at completion.

As of December 31, 2025, our 50% share of the costs to complete development were expected to be approximately CAD $0.2 million for the Toronto Property, approximately CAD $0.2 million for the Toronto II Property, approximately CAD $0.2 million for the Dorval Property and approximately CAD $6.0 million for the Montreal Property. Development costs for Toronto, Toronto II and Dorval properties are expected to be funded with the SmartCentres Financing. The development costs for the Montreal Property are expected to be funded with a combination of net proceeds from our Series E Preferred Offering and/or the SmartCentres Financing.

On August 30, 2024, we and SmartCentres, through the Toronto, Toronto II, Dorval and Hamilton joint venture partnerships (the “JV Properties”), entered into a master mortgage commitment agreement (the “MMCA”) with SmartCentres Storage Finance LP, an affiliate of SmartCentres (the “SmartCentres Lender”) (collectively, the “SmartCentres Financing”). The initial maximum amount available under the SmartCentres Financing is CAD $95.5 million and contains an accordion feature such that borrowings may be increased to CAD $120.0 million, subject to certain conditions set forth in the MMCA. The proceeds of the SmartCentres Financing will be used to finance the development and construction of self storage facilities on the Toronto, Toronto II, Dorval and Hamilton properties. On September 3, 2024 the JV Properties drew approximately CAD $46.3 million on the SmartCentres Financing and distributed approximately CAD $21.8 million to each partner. As of December 31, 2025, approximately CAD $90.7 million was outstanding on the SmartCentres Financing.

The SmartCentres Financing is secured by first mortgages on each of the Toronto, Toronto II, Dorval and Hamilton properties. Interest on the SmartCentres Financing is a variable annual rate equal to the aggregate of: (i) the Adjusted Daily Compounded Canadian Overnight Repo Rate Average (“CORRA”), plus (ii) an adjusted Daily Compounded CORRA adjustment of approximately 0.30%, plus (iii) a margin based on the External Credit Rating, plus (iv) a margin under the Senior Credit Facility, each as defined and described further in the MMCA. As of December 31, 2025, the total interest rate was approximately 5.24%.

The SmartCentres Financing matures on May 11, 2026, and may be extended annually as set forth in the MMCA. Monthly interest payments are initially capitalized on the outstanding principal balance. Upon any of the Toronto, Toronto II, Dorval and Hamilton properties generating sufficient Net Cash Flow (as defined in the MMCA), the SmartCentres Financing provides for the commencement of quarterly payments of interest. The borrowings advanced pursuant to the SmartCentres Financing may be prepaid without penalty, subject to certain conditions set forth in the MMCA.

On February 19, 2026, the JV Properties amended the SmartCentres Financing to: (i) extend the maturity date by one-year until May 11, 2027; (ii) added the Montreal Property as borrower under the SmartCentres

Financing, and (iii) drew approximately CAD $17.5 million for a total outstanding balance of CAD $109.1 million. Subsequent to the draw, the JV Properties distributed approximately CAD $8.7 million to each partner.

The SmartCentres Financing contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions (including a loan to value ratio of no greater than 70% with respect to each of the Toronto, Toronto II, Dorval and Hamilton properties) and events of default, all as set forth in the MMCA. We serve as a full recourse guarantor with respect to 50% of the SmartCentres Financing.

Critical Accounting Policies and Estimates

We have established accounting policies which conform to generally accepted accounting principles (“GAAP”) in the U.S. Preparing financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Following is a discussion of the estimates and assumptions used in setting accounting policies that we consider critical in the presentation of our financial statements. Many estimates and assumptions involved in the application of GAAP may have a material impact on our financial condition or operating performance, or on the comparability of such information to amounts reported for other periods, because of the subjectivity and judgment required to account for highly uncertain items or the susceptibility of such items to change. These estimates and assumptions affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities at the dates of the financial statements and our reported amounts of revenue and expenses during the period covered by this report. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied or different amounts of assets, liabilities, revenues and expenses would have been recorded, thus resulting in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements. Additionally, other companies may use different estimates and assumptions that may impact the comparability of our financial condition and results of operations to those companies.

We believe that our critical accounting policies and estimates include the following: real estate purchase price allocations; the evaluation of whether any of our long-lived assets have been impaired; and the evaluation of the consolidation of our interests in joint ventures. The following discussion of these policies supplements, but does not supplant the description of our significant accounting policies, as contained in Note 2 of the Notes to the Consolidated Financial Statements contained in this report, and is intended to present our analysis of the uncertainties involved in arriving upon and applying each policy.

Real Estate Acquisition Valuation

We account for asset acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs as of the acquisition date.

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Because we believe that substantially all of the leases in place at properties we will acquire will be at market rates, as the majority of the leases are month-to-month contracts, we do not expect to allocate any portion of the purchase prices to above or below market leases. We also consider whether in-place, market leases represent an intangible asset. Acquisitions of portfolios of facilities are allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available.

Our allocations of purchase prices are based on certain significant estimates and assumptions, variations in such estimates and assumptions could result in a materially different presentation of the consolidated financial statements or materially different amounts being reported in the consolidated financial statements.

Impairment of Long-Lived Assets

The majority of our assets, other than cash and cash equivalents, consist of long-lived real estate assets, including those held through joint ventures, as well as intangible assets related to our acquisitions. We evaluate such assets for impairment based on events and changes in circumstances that may arise in the future and that may impact the carrying amounts of our long-lived assets, including those held through joint ventures. When indicators of potential impairment are present, we will assess the recoverability of the particular asset by determining whether the carrying value of the asset will be recovered, through an evaluation of the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. This evaluation is based on a number of estimates and assumptions. Based on this evaluation, if the expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived asset and recognize an impairment loss. Our evaluation of the impairment of long-lived assets could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the amount of impairment loss recognized, if any, may vary based on the estimates and assumptions we use.

Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (“VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest.

We evaluate the consolidation of our investments in VIE’s in accordance with relevant accounting guidance. This evaluation requires us to determine whether we have a controlling interest in a VIE through a means other than voting rights, and, if so, such VIE may be required to be consolidated in our financial statements. Our evaluation of our VIE’s under such accounting guidance could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the VIE’s included in our consolidated financial statements may vary based on the estimates and assumptions we use.

REIT Qualification

We made an election under Section 856(c) of the Internal Revenue Code of 1986 (the “Code”) to be taxed as a REIT under the Code, commencing with the taxable year ended December 31, 2021. By qualifying as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and could have a material adverse impact on our financial condition and results of operations. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Recent Tax Legislation

Effective July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law. Certain provisions of OBBBA modified U.S. tax law and impact us and our stockholders. Among other changes, this legislation (i) permanently extended the 20% deduction for “qualified REIT dividends” for individuals and other non-corporate taxpayers under Section 199A of the Code, (ii) permanently reinstated 100% bonus depreciation for certain property acquired after January 19, 2025, (iii) increased the percentage limit under the REIT asset test applicable to taxable REIT subsidiaries from 20% to 25% for taxable years beginning after December 31, 2025, and (iv) increased the base on which the 30% interest deduction limit under Section 163(j) of the Code applies by excluding depreciation, amortization and depletion from the definition of “adjusted taxable income” for taxable years beginning after December 31, 2024. We are currently evaluating the provisions of OBBBA, but do not expect it to have a material impact on our Consolidated Financial Statements.

Results of Operations

Overview

We derive revenues principally from: (i) rents received from tenants who rent storage units under month-to-month leases at each of our self storage facilities; and (ii) sales of packing- and storage-related supplies at our storage facilities. Therefore, our operating results depend significantly on our ability to retain our existing tenants and lease our available self storage units to new tenants, while maintaining and, where possible, increasing the prices for our self storage units. Additionally, our operating results depend on our tenants making their required rental payments to us.

Competition in the market areas in which we operate is significant and affects the occupancy levels, rental rates, rental revenues and operating expenses of our facilities. Development of any new self storage facilities would intensify competition of self storage operators in markets in which we operate.

On March 10, 2021, we commenced formal operations and we acquired our first six self storage properties during 2021. During 2022 and 2023, we acquired 18 self storage properties primarily in the lease-up phase. As of December 31, 2025 and 2024, we owned 24 operating self storage facilities.

Our operating results for the years ended December 31, 2025 and 2024 include full period results for 24 self storage properties. Operating results in future periods will depend on the results of operations of these properties and the real estate properties that we acquire in the future.

Comparison of the Years Ended December 31, 2025 and 2024

Total Revenues

Total revenues for the years ended December 31, 2025 and 2024 were approximately $30.7 million and approximately $28.2 million, respectively. The increase in total revenue of approximately $2.5 million, or 9%, is attributable to an increase in non same-store revenues of approximately $1.9 million due to the lease-up of our non-stabilized properties and an increase in same-store revenue of approximately $0.6 million primarily due to increased rates. We expect total revenues to increase in the future commensurate with our future acquisition activity and the lease-up of our non-stabilized properties.

Property Operating Expenses

Property operating expenses for the years ended December 31, 2025 and 2024 were approximately $11.5 million and approximately $11.0 million, respectively. Property operating expenses include the costs to operate our facilities including payroll, utilities, insurance, real estate taxes, repairs and maintenance, advertising, administrative and professional. The increase of approximately $0.5 million is primarily attributable to payroll and repairs & maintenance. We expect property operating expenses to increase in the future as our operational activity increases but decrease as a percentage of total revenues as we lease-up our non-stabilized properties.

Property Operating Expenses – Affiliates

Property operating expenses – affiliates for the years ended December 31, 2025 and 2024 were approximately $5.2 million and approximately $5.1 million, respectively. Property operating expenses – affiliates includes property management fees, asset management fees and advisory contract amortization. We expect property operating expenses – affiliates to increase in the future as our operational activity increases.

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2025 and 2024 were approximately $6.2 million and approximately $5.8 million, respectively. General and administrative expenses consist primarily of legal expenses, directors’ and officers’ insurance, transfer agent fees, an allocation of a portion of our Advisor’s payroll related costs, professional and accounting expenses, and board of directors related costs. The increase in general and administrative expenses of approximately $0.4 million is primarily attributable to an increase in marketing related costs. We expect general and administrative expenses to increase in the future as our operational activity increases, but decrease as a percentage of total revenue.

Depreciation and Amortization Expenses

Depreciation and amortization expenses for the years ended December 31, 2025 and 2024 were approximately $12.9 million and approximately $15.8 million, respectively. Depreciation expense consists primarily of depreciation on the buildings and site improvements at our properties. Amortization expense consists of the amortization of intangible assets resulting from our acquisitions. The decrease in depreciation and amortization expense of approximately $2.9 million is primarily attributable to leases in place being fully amortized during 2024. We expect depreciation and amortization expense to fluctuate in the future commensurate with our acquisition activity.

Acquisition Expenses – Affiliates

Acquisition expenses – affiliates for the years ended December 31, 2025 and 2024 were approximately $0.4 million and approximately $0.6 million, respectively. Acquisition expenses primarily relate to the costs associated with our potential acquisitions prior to the acquisitions becoming probable in accordance with our capitalization policy. We expect acquisition expenses - affiliates to fluctuate in the future commensurate with our acquisition activity.

Other Property Acquisition Expenses

Other property acquisition expenses for the years ended December 31, 2025 and 2024 were approximately $0.4 million and approximately $0.2 million, respectively. Acquisition expenses primarily relate to the costs associated with our potential acquisitions prior to the acquisitions becoming probable in accordance with our capitalization policy. We expect other property acquisition expenses to fluctuate in the future commensurate with our acquisition activity.

Interest Expense

Interest expense for the years ended December 31, 2025 and 2024 was approximately $16.8 million and approximately $18.0 million, respectively. Interest expense includes interest expense on our debt and the impact of our interest rate derivatives designated for hedge accounting. The decrease in interest expense of approximately $1.2 million is primarily attributable to lower interest rates on new debt entered into during the fourth quarter of 2024 and first quarter of 2025. We expect interest expense to fluctuate in the future commensurate with our debt level and interest rates.

Interest Expense – Debt Issuance Costs

Interest expense – debt issuance costs for the years ended December 31, 2025 and 2024 were approximately $1.1 million and approximately $1.3 million, respectively. The decrease is primarily related to the write off of approximately $0.2 million in debt issuance cost related to the 2024 refinance activity in accordance with GAAP. Interest expense – debt issuance costs reflects the amortization of fees incurred in connection with obtaining financing. We expect interest expense – debt issuance costs to increase commensurate with our financing activity.

Derivative fair value adjustment

Derivative fair value adjustment for the years ended December 31, 2025 and 2024 were approximately $0.5 million loss and approximately $0.2 million gain, respectively. Derivative fair value adjustment consists of fair market value adjustment of our interest rate derivatives we elected not to apply hedge accounting. We expect the derivative fair value adjustment to change in the future based upon changes in interest rates and our interest rate hedging activity.

Other Income

Other income for the years ended December 31, 2025 and 2024 were approximately $0.1 million and approximately $0.4 million, respectively. Other income consists primarily of interest income received on cash and restricted cash. We expect other income to change in the future based upon changes in interest rates and our invested cash balance.

Equity in loss of unconsolidated real estate ventures

Losses from our equity method investments in the JV Properties for the years ended December 31, 2025 and 2024 were approximately $2.1 million and none, respectively. Losses from our equity method investments in the JV Properties consists of our allocation of earnings and losses from our unconsolidated joint ventures. The increase in equity in loss of unconsolidated real estate ventures relates to the completion of construction and the start of property lease up of four JV Properties during 2025. We expect Equity in loss of unconsolidated real estate ventures to decrease in the future as our operational activity increases as we lease-up our unconsolidated real estate ventures.

Foreign currency adjustment

Foreign currency adjustment for the years ended December 31, 2025 and 2024 was approximately $2.2 million gain and approximately $6.5 million loss, respectively. Foreign currency adjustment consists of changes in foreign currency related to our net investments in unconsolidated real estate ventures, not classified as long term in accordance with GAAP. We expect foreign currency adjustment to change in the future based upon changes in exchange rates, as well as future net investments in real estate in currencies other than United States dollars.

Same-Store Facility Results - Years ended December 31, 2025 and 2024

The following table sets forth operating data for our same-store facilities (stabilized and comparable properties that have been included in the consolidated results of operations since January 1, 2024) for the years ended December 31, 2025 and 2024. We consider the following data to be meaningful as this allows for the comparison of results without the effects of acquisition, lease up, or development activity.

	Same-Store Facilities			Non Same-Store Facilities			Total
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change
Revenues(1)	$14,154,264	$13,537,382	4.6%	$16,564,337	$14,701,151	N/M	$30,718,601	$28,238,533	8.8%
Property operating expenses(2)	5,595,403	5,659,524	(1.1)%	7,782,232	7,045,593	N/M	13,377,635	12,705,117	5.3%

Net operating income	$8,558,861	$7,877,858	8.6%	$8,782,105	$7,655,558	N/M	$17,340,966	$15,533,416	11.6%

Number of Facilities	12	12		12	12		24	24
Rentable square feet(3)	892,610	892,610		1,230,400	1,254,500		2,123,010	2,147,110
Average physical occupancy(4)	90.3%	91.3%	-1.0%	87.0%	84.5%	N/M	88.4%	87.3%	1.1%
Annualized rent per occupied square foot(5)	$17.40	$16.86	3.2%	N/M	N/M	N/M	$16.93	$16.49

N/M Not meaningful

(1)	Revenue includes rental revenue, ancillary revenue, administrative and late fees.
(2)

Property operating expenses excludes corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization expense and acquisition expenses, but includes property management fees.

(3)

Of the total rentable square feet, parking represented approximately 209,320 and 199,780 square feet, respectively as of December 31, 2025 and 2024. On a same-store basis, for the same periods, parking represented approximately 43,000 square feet.

(4)	Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the year.
(5)

Determined by dividing the aggregate realized rental income for each applicable year by the aggregate of the month-end occupied square feet for the year. Properties are included in the respective calculations in their first full month of operations, as appropriate. We have excluded the realized rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot.

Our increase in same-store revenue of approximately $0.6 million was primarily the result of an increase in revenue per occupied square foot of approximately 3.2% for the year ended December 31, 2025 over the year ended December 31, 2024 offset by a decrease in average physical occupancy of approximately 1.0%.

Our same-store property operating expenses decreased by approximately $60,000 or 1.1% for the year ended December 31, 2025 compared to the year ended December 31, 2024.

Net operating income, or NOI, is a non-GAAP measure that we define as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses, tenant protection economics, and other non-property related income and expense. We believe that NOI is useful for investors as it provides a measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, we believe that NOI (sometimes referred to as property operating income) is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. In addition, NOI is not a substitute for net income (loss), cash flows from operations, or other related financial measures, in evaluating our operating performance.

The following table presents a reconciliation of net loss as presented on our consolidated statements of operations to net operating income, as stated above, for the periods indicated:

	Year Ended
	December 31, 2025	December 31, 2024
Net Loss	$(23,999,794)	$(35,578,067)
Adjusted to exclude:
Asset management fees(1)(2)	3,364,866	3,442,051
General and administrative	6,192,386	5,832,673
Depreciation	12,853,148	12,762,435
Intangible amortization expense	—	3,038,119
Acquisition expenses—affiliates	388,834	589,216
Other property acquisition expenses	350,751	188,039
Interest expense	16,787,056	18,049,353
Interest expense—debt issuance costs	1,050,329	1,278,578
Derivative fair value adjustment	531,449	(184,425)
Other income (expense)	(117,258)	(397,743)
Equity in loss of unconsolidated joint ventures	2,114,897	—
Foreign currency adjustment	(2,175,698)	6,513,187

Total property net operating income	$17,340,966	$15,533,416

(1)	Asset management fees are included in Property operating expenses – affiliates in the consolidated statements of operations.
(2)	Includes amortization of Advisor contract of approximately $1.0 million and $0.8 million for the years ended December 31, 2025 and 2024, respectively.

Comparison of the Years Ended December 31, 2024 and 2023

The results of operations and cash flows for the years ended December 31, 2024 compared to December 31, 2023 were included in our Annual Report on Form 10-K for the year ended December 31, 2024 which was filed with the SEC on March 31, 2025.

Liquidity and Capital Resources

Cash Flows

A comparison of cash flows for operating, investing and financing activities for the years ended December 31, 2025 and 2024 is as follows:

	Year Ended
	December 31, 2025	December 31, 2024	Change
Net cash flow provided by (used in):
Operating activities	$(19,785,463)	$(5,514,039)	$(14,271,424)
Investing activities	(21,094,612)	(12,522,405)	(8,572,207)
Financing activities	32,951,820	11,193,259	21,758,561

Cash flows used in operating activities for the years ended December 31, 2025 and 2024 were approximately $19.8 million and approximately $5.5 million, respectively, a change of approximately $14.3 million. The decrease in cash used in our operating activities is primarily the result of the lease up of our non stabilized properties and increase in payments made pursuant to due to affiliates.

Cash flows used in investing activities for the years ended December 31, 2025 and 2024 were approximately $21.1 million and approximately $12.5 million, respectively, a change of approximately $8.6 million. The decrease in cash used in our investing activities is primarily the result of a return of capital on investments in unconsolidated real estate ventures in 2024.

Cash flows provided by financing activities for the years ended December 31, 2025 and 2024 were approximately $33.0 million and approximately $11.2 million, respectively, a change of approximately $21.8 million. The increase in cash provided by our financing activities is primarily the result of an increase in net debt proceeds totaling $12.2 million, and net proceeds raised from issuance of preferred units in our Operating Partnership $34.6 million, offset by a decrease in net proceeds from the issuance of common stock by $20.9 million.

Short-Term Liquidity and Capital Resources

Our liquidity needs consist primarily of our property operating expenses, general and administrative expenses, debt service payments, capital expenditures, property acquisitions, development costs for joint venture and wholly owned investments and distributions to our stockholders, preferred stockholders and limited partners in our Operating Partnership, as necessary to maintain our REIT qualification. We generally expect that we will meet our short-term liquidity requirements from the combination of cash on hand, proceeds from our issuance of equity instruments, proceeds from secured and unsecured financing from banks or other lenders and net cash provided from property operations.

Volatility in the debt and equity markets and continued and/or further impact of interest rates, inflation and other economic events will depend on future developments, which are highly uncertain. While we do not expect such events to have a material impact upon our liquidity in the short-term, continued uncertainty or deterioration in the debt and equity markets over an extended period of time could potentially impact our liquidity over the long-term.

Distribution Policy and Distributions

Series B Convertible Preferred Stock Dividends

The shares of Series B Convertible Preferred Stock rank senior to all other shares of our capital stock, including our common stock, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of the Company. Dividends payable on each share of Series B Convertible Preferred Stock will initially be equal to a rate of 8.35% per annum, which accrues daily but is payable quarterly in arrears. If the Series B Convertible Preferred Stock has not been redeemed on or prior to the fifth anniversary date of the Initial Closing, the dividend rate will increase an additional 0.75% per annum each year thereafter to a maximum of 11.0% per annum until the tenth anniversary of the Initial Closing, at which time the dividend rate shall increase 0.75% per annum each year thereafter until the Series B Convertible Preferred Stock is either converted or repurchased in full.

Series D Preferred Units Distributions

The shares of Series D Preferred Units rank senior to all other common shares of our capital stock, including our common stock, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of the Company. Distributions payable on each unit of Series D Preferred Units will initially be equal to a rate of 6.0% per annum until the second anniversary after the date of issuance, 7% per annum commencing the day following the second anniversary after the date of issuance, 8% per annum commencing the day following the third anniversary until the 4th anniversary after the date of issuance, and 9% per annum thereafter. The Series D Preferred Units accrue distributions daily but is payable monthly in arrears.

Series E Preferred Stock Dividends

The shares of Series E Preferred Stock rank senior to all classes of the Company’s common stock, (b) on parity with all other preferred equity securities issued by us from time to time, the terms of which provide that such securities rank on parity with the Series E Preferred Stock; and (c) junior to the preferred equity securities issued by us from time to time, the terms of which expressly provide that it will rank senior to the Series E Preferred Stock (the “Senior Stock”), including the Series B Convertible Preferred Stock, and subject to payment of or provision for our corporate debts and other liabilities. Dividends payable on each share of Series E Preferred Stock will initially be equal to a rate of 8.0% per annum. Dividends payable on the Series E Preferred Stock will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months and will accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends, and (iii) such dividends are authorized by our board or declared

Common Stock

We commenced paying distributions to our stockholders in March 2021 and intend to continue to pay regular distributions to our stockholders. From the commencement of paying cash distributions in March 2021, 100% of our cash distributions have been paid from the net proceeds of our offerings. Until we are generating operating cash flow sufficient to fund distributions to our stockholders, we may decide to make stock distributions or to make distributions using a combination of stock and cash, or to fund some or all of our distributions from the proceeds of our offerings or from borrowings in anticipation of future cash flow, which may reduce the amount of capital we ultimately invest in properties. Because substantially all of our operations will be performed indirectly through our Operating Partnership, our ability to pay distributions depends in large part on our Operating Partnership’s ability to pay distributions to its partners, including to us. In the event we do not have enough cash from operations to fund cash distributions, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from our offerings. Therefore, it is likely that some or all of the distributions that we make will represent a return of capital to stockholders, at least in the first few years of operation. Though we have no present intention to make in-kind distributions, we are authorized by our charter to make in-kind distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of the charter or distributions that meet all of the following conditions: (a) our board of directors advises each stockholder of the risks associated with direct ownership of the property; (b) our board of directors offers each stockholder the election of receiving such in-kind distributions; and (c) in-kind distributions are only made to those stockholders who accept such offer.

Distributions will be paid to our stockholders as of the record date selected by our board of directors. We pay distributions monthly based on daily declaration and record dates so that investors may be entitled to distributions immediately upon purchasing our shares. We expect to continue to regularly pay distributions unless our results of operations, our general financial condition, general economic conditions, or other factors inhibit us from doing so. Distributions will be authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code. Our board of directors may increase, decrease or eliminate the distribution rate that is being paid at any time. Distributions will be made on all classes of our common stock at the same time. The per share amount of distributions on different classes of shares will likely differ because of different allocations of class-specific expenses. Specifically, distributions on Class T shares, Class W shares, Class Y shares and Class Z shares will likely be lower than distributions on Class A shares and Class P shares because Class T shares and Class Y shares are subject to ongoing stockholder servicing fees and Class W shares and Class Z shares are subject to ongoing dealer manager servicing fees. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the offerings;

•	our operating and interest expenses;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates;

•	the performance of our lease-up, development and redevelopment properties;

•	any significant delays in construction for development or redevelopment properties;

•	construction defects or capital improvements;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares;

•	financings and refinancings; and

•	dividends with respect to the outstanding shares of our Series B Convertible Preferred Stock and our Series E Preferred Stock.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, we could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash, which could reduce the value of our stockholders’ investments in our shares. In addition, such distributions may constitute a return of investors’ capital.

We have not been able to and may not be able to pay distributions from our cash flows from operations, in which case distributions may be paid in part from debt financing or from proceeds from the issuance of common stock in our offerings. The payment of distributions from sources other than cash flows from operations may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flows from operations. However, our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including our ability to raise and invest capital at favorable yields, the financial performance of our investments in the current real estate and financial environment and the types and mix of investments in our portfolio. As a result, future distributions declared and paid may exceed cash flow from operations.

The following shows our cash distributions and the sources of such cash distributions for the years ended December 31, 2025 and 2024:

	Year Ended December 31, 2025		Year Ended December 31, 2024
Distributions paid in cash — common stockholders	$8,598,699		$7,626,356
Distributions paid in cash — preferred stockholders	12,516,374		12,530,766
Distributions paid in cash — preferred unitholders in our Operating Partnership	361,667		—
Distributions paid in cash — Operating Partnership unitholders	340,865		341,104
Distributions reinvested	6,666,207		5,736,254

Total distributions	$28,483,812		$26,234,480

Source of distributions
Cash flows provided by operations	$—	0.0%	$—	0.0%
Proceeds from offerings	21,817,605	76.6%	20,498,226	78.1%
Offering proceeds from distribution reinvestment plan	6,666,207	23.4%	5,736,254	21.9%

Total sources	$28,483,812	100.0%	$26,234,480	100.0%

From our inception through December 31, 2025, we have paid cumulative distributions of approximately $78.6 million, as compared to cumulative net loss attributable to our common stockholders of approximately $148.0 million.

For the year ended December 31, 2025, we paid distributions of approximately $28.5 million, as compared to a net loss attributable to our common stockholders of approximately $36.6 million. Net loss attributable to our common stockholders for the year ended December 31, 2025, reflects non-cash depreciation of approximately $12.9 million and acquisition related expenses of approximately $0.7 million.

For the year ended December 31, 2024, we paid distributions of approximately $26.2 million, as compared to a net loss attributable to our common stockholders of approximately $47.3 million. Net loss attributable to our common stockholders for the year ended December 31, 2024, reflects non-cash depreciation and amortization of approximately $15.8 million and acquisition related expenses of approximately $0.8 million.

Indebtedness

As of December 31, 2025, our total indebtedness was approximately $292.9 million which included approximately $165.5 million of variable rate debt and approximately $129.3 million of fixed rate debt, less approximately $1.9 million in net debt issuance costs. See Note 5 – Debt, of the Notes to the Consolidated Financial Statements contained in this report for more information about our indebtedness.

Long-Term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for property acquisitions, either directly or through entity interests, for the payment of operating expenses and distributions, and for the payment of principal and interest on our outstanding indebtedness.

Our material cash requirements from known contractual and other obligations primarily relate to the following, for which information on both a short-term and long-term basis is provided in the indicated notes to the consolidated financial statements:

•

Debt — Refer to Note 5 of the Notes to the Consolidated Financial Statements. As of December 31, 2025, excluding the impact of our interest rate hedging activities, future cash payments for interest on debt over the next 12 months is approximately $17.8 million. As of December 31, 2025, future cash payments for maturing debt over the next 12 months is approximately $2.6 million. We expect to meet these future obligations with a combination of proceeds from our Primary Offering, operations and future debt financing.

•	Commitments and contingencies — Refer to Note 10 of the Notes to the Consolidated Financial Statements.

•	Potential acquisitions, investments in Joint Ventures — Refer to Note 3 and 4 of the Notes to the Consolidated Financial Statements.

Long-term potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, issuance of equity instruments and undistributed funds from operations. To the extent we are not able to secure requisite financing in the form of a credit facility or other debt, we will be dependent upon proceeds from the issuance of equity securities and cash flows from operating activities in order to meet our long-term liquidity requirements and to fund our distributions.

The following table presents the future principal payments required on outstanding debt as of December 31, 2025:

2026	2,603,665
2027	111,426,803
2028	51,969,546
2029	326,349
2030	128,531,119

Total payments	294,857,482
Debt issuance costs, net	(1,949,228)

Total	$292,908,254

Off Balance Sheet Arrangements

We have joint ventures with SmartCentres, which are accounted for using the equity method of accounting (Refer to Note 4 of the Notes to the Consolidated Financial Statements). Other than the foregoing, we do not currently have any relationships with unconsolidated entities or financial partnerships. Such entities are often referred to as structured finance or special purpose entities, which typically are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Subsequent Events

Please see Note 13 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2025, contained in this Proxy and Prospectus.

Seasonality

We believe that we will experience minor seasonal fluctuations in the occupancy levels of our facilities which we believe will be slightly higher over the summer months due to increased moving activity.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

For the Six Months Ended June 30, 2026

Overview

Strategic Storage Trust VI, Inc., a Maryland corporation (the “Company”), was formed on October 14, 2020 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities and commenced formal operations on March 10, 2021. We made an election to be treated as a REIT under the Internal Revenue Code for federal income tax purposes beginning with our taxable year ended December 31, 2021.

On February 26, 2021, pursuant to a confidential private placement memorandum, we commenced a private offering (the “Private Offering”) of up to $200,000,000 in shares of our common stock and $20,000,000 shares of common stock pursuant to our distribution reinvestment plan. Please see Note 1 of the Notes to the Consolidated Financial Statements contained elsewhere in this report for additional information. The primary portion of the Private Offering was terminated on March 17, 2022. We received approximately $100.7 million in offering proceeds from the sale of our common stock pursuant to the Private Offering. Through our distribution reinvestment plan, we have issued approximately 1.3 million Class P shares for gross proceeds of approximately $12.4 million.

In connection with the Public Offering, defined below, we filed articles of amendment to our Charter (the “Articles of Amendment”) and articles supplementary to our Charter (the “Articles Supplementary”). Following the filing of the Articles of Amendment and the Articles Supplementary, we authorized 30,000,000 shares of common stock designated as Class P shares, 300,000,000 shares of common stock designated as Class A shares, 300,000,000 shares of common stock designated as Class T shares, and 70,000,000 shares of common stock designated as Class W shares. Any common stock sold in the Private Offering were redesignated as Class P common stock upon the filing of the Articles of Amendment. On May 28, 2021, we filed a Registration Statement on Form S-11 (the “Registration Statement”), which was subsequently amended, with the U.S. Securities and Exchange Commission (“SEC”) to register a maximum of $1,000,000,000 in shares of Class A, Class T, and Class W common stock for sale to the public (the “Primary Offering”) and $95,000,000 in shares of Class A, Class T, and Class W common stock for sale pursuant to our distribution reinvestment plan. On March 17, 2022, the SEC declared our registration statement effective. On October 4, 2023, we filed a Post-Effective Amendment to our Registration Statement to register two new classes of common stock (Class Y shares and Class Z shares) with the SEC. On November 1, 2023, the Post-Effective Amendment to our Registration Statement became effective with the SEC. Also, on November 1, 2023, we filed articles supplementary to our Charter which reclassified 200,000,000 Class T shares as Class Y shares and 70,000,000 Class A shares as Class Z shares. Effective November 1, 2023, we began offering Class Y shares and Class Z shares in our Primary Offering for $9.30 per share and Class A shares, Class P shares, Class T shares, Class W shares, Class Y shares and Class Z shares pursuant to our distribution reinvestment plan for $9.30 per share (collectively, the “Public Offering”). We are no longer offering Class A shares, Class T shares or Class W shares in our Primary Offering.

On May 20, 2025, our board of directors approved the termination of the Primary Offering, effective as of May 30,2025, based upon various factors, including the costs of maintaining a public registration of our common stock, the robust size of our portfolio of properties, and our shift in focus to continued portfolio stabilization and performance. The termination of the Primary Offering occurred on May 30, 2025. We sold approximately 2.9 million Class A shares for gross offering proceeds of approximately $30.3 million, approximately 4.8 million Class T shares for gross offering proceeds of approximately $48.1 million, approximately 0.7 million Class W shares for gross offering proceeds of approximately $6.3 million, approximately 5.2 million Class Y shares for gross offering proceeds of approximately $50.6 million, and approximately 0.6 million Class Z shares for gross offering proceeds of approximately $5.5 million in the Primary Offering.

We continue to offer Class P, Class A, Class T, Class W, Class Y, and Class Z shares pursuant to our distribution reinvestment plan. On July 18, 2025, we filed with the SEC a Registration Statement on Form S-3, which registered up to an additional $75.0 million in shares under our distribution reinvestment plan for all share classes (our “DRP Offering”). The DRP Offering may be terminated at any time upon 10 days’ prior written notice to stockholders.

As of June 30, 2026, we have issued approximately 1.3 million Class P shares, approximately 0.3 million Class A shares, approximately 0.4 million Class T shares, approximately 0.1 million Class W shares, approximately 0.3 million Class Y shares and approximately 17,000 Class Z shares for gross proceeds of approximately $23.0 million through our distribution reinvestment plan.

We have invested the net proceeds from our Private Offering and Public Offering primarily in self storage facilities consisting of both income-producing and growth properties located in the United States and Canada. As of June 30, 2026, we owned 25 operating self storage properties located in seven states (Arizona, Delaware, Florida, Nevada, Oregon, Pennsylvania and Washington) and three Canadian provinces (Alberta, British Columbia and Ontario), 50% equity interests in five unconsolidated real estate ventures located in two Canadian provinces (Ontario and Quebec). Our unconsolidated real estate ventures consist of five operating self storage properties in the lease-up phase, with subsidiaries of SmartCentres owning the other 50% of such entity and one development property in Florida.

As of June 30, 2026, our operating self storage portfolio was comprised as follows:

State/Province	No. of Properties	Units(1)	Sq. Ft. (net)(2)	% of Total Rentable Sq. Ft.	Physical Occupancy %(3)		Rental Income %(4)
Alberta	1	495	48,800	2%	90%		3%
Arizona	4	2,850	378,720	17%	90%		15%
British Columbia	1	925	59,180	3%	93%		4%
Delaware	1	820	80,545	4%	91%		4%
Florida	4	2,585	334,615	15%	89%		11%
Nevada	1	335	51,900	2%	93%		2%
Ontario	10	9,765	1,050,035	47%	83	%(5)	49%
Oregon	1	520	55,830	2%	91%		3%
Pennsylvania	1	810	78,040	3%	91%		4%
Washington	1	1,095	99,745	5%	90%		5%

	25	20,200	2,237,410	100%	87%		100%

(1)	Includes all rentable units, consisting of storage units and parking units (approximately 725 units).
(2)	Includes all rentable square feet consisting of storage units and parking units (approximately 209,320 square feet).
(3)	Represents the occupied square feet of all facilities we owned in a state divided by total rentable square feet of all the facilities we owned in such state as of June 30, 2026.
(4)	Represents rental income for all facilities we own in a state divided by our total rental income for the month ended June 30, 2026.
(5)

We commenced operations on the Etobicoke Property on February 25, 2026, and occupancy as of June 30, 2026 was approximately 26%. The property consist of approximately 980 units and 90,300 net rentable square feet.

Development Properties

Bradenton Land

On February 16, 2023, we, through an indirect, wholly-owned subsidiary of our Operating Partnership, acquired a parcel of land adjacent to our property in Bradenton, Florida (the “Bradenton Land”) from an unaffiliated third party. The purchase price for the Bradenton Land was approximately $1.4 million, plus closing costs and an acquisition fee to our advisor. We are in the process of expanding our current self storage property on the Bradenton Land. As of June 30, 2026, estimated development costs to complete the expansion are approximately $0.7 million, which we expect to fund with a combination of net proceeds from our Series E Preferred Offering and/or potential future debt financing.

Investments in Unconsolidated Real Estate Ventures

We have entered into joint venture agreements with a subsidiary of SmartCentres, an unaffiliated third party, to acquire tracts of land, develop and operate self storage facilities. We account for these investments using the equity method of accounting and they will be stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings (loss) will generally be recognized based on our ownership interest in the earnings of each of the unconsolidated investments.

The following table summarizes our 50% ownership interests in unconsolidated real estate ventures as of June 30, 2026:

	Location	Real Estate Venture Status	Completion Date or estimated completion	Units	Net Rentable Sq. Ft.
Toronto (1)	Toronto, Ontario	Operational	June 2025	1,420	101,855
Toronto II (1)	Toronto, Ontario	Operational	April 2025	1,580	114,535
Dorval (1)	Dorval, Quebec	Operational	June 2025	1,290	112,280
Hamilton (1)	Hamilton, Ontario	Operational	October 2024	950	97,095
Montreal (1)	Montreal, Quebec	Operational	May 2026	1,450	124,000

				6,690	549,765

(1)	As of June 30, 2026, these five JV Properties were encumbered by first mortgages pursuant to the SmartCentres Financing (defined below).

On August 30, 2024, we and SmartCentres, through the Toronto, Toronto II, Dorval and Hamilton joint venture partnerships (the “JV Properties”), entered into a master mortgage commitment agreement (the “MMCA”) with SmartCentres Storage Finance LP (the “SmartCentres Lender”) (collectively, the “SmartCentres Financing”). The SmartCentres Lender is an affiliate of SmartCentres. The initial maximum amount available under the loan is CAD $95.5 million and contains an accordion feature such that borrowings may be increased to CAD $120.0 million, subject to certain conditions set forth in the MMCA. The proceeds of the SmartCentres Financing will be used to finance the development and construction of self storage facilities on the JV Properties. On September 3, 2024, the JV Properties drew approximately CAD $46.3 million on the SmartCentres Financing and distributed approximately CAD $21.8 million to each partner.

On February 19, 2026, the JV Properties amended the SmartCentres Financing to: (i) extend the maturity date by one-year until May 11, 2027; (ii) add the Montreal Property as a borrower under the SmartCentres Financing, and (iii) draw approximately CAD $17.5 million. Subsequent to the draw, the JV Properties distributed approximately CAD $8.7 million to each partner. As of June 30, 2026, approximately CAD $116.2 million was outstanding on the SmartCentres Financing.

The SmartCentres Financing is secured by first mortgages on each of the JV Properties. Interest on the SmartCentres Financing is a variable annual rate equal to the aggregate of: (i) the Adjusted Daily Compounded

Canadian Overnight Repo Rate Average (“CORRA”), plus: (ii) an adjusted Daily Compounded CORRA adjustment of approximately 0.30%, plus (iii) a margin based on the External Credit Rating, plus (iv) a margin under the Senior Credit Facility, each as defined and described further in the MMCA. As of June 30, 2026, the total interest rate was approximately 5.26%.

The SmartCentres Financing matures on May 11, 2027, and may be extended annually as set forth in the MMCA. Monthly interest payments are initially capitalized on the outstanding principal balance. Upon a JV Property generating sufficient Net Cash Flow (as defined in the MMCA), the SmartCentres Financing provides for the commencement of quarterly payments of interest. The borrowings advanced pursuant to the SmartCentres Financing may be prepaid without penalty, subject to certain conditions set forth in the MMCA.

The SmartCentres Financing contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions (including a loan to value ratio of no greater than 70% with respect to each JV Property) and events of default, all as set forth in the MMCA. We serve as a full recourse guarantor with respect to 50% of the SmartCentres Financing.

Critical Accounting Policies and Estimates

We have established accounting policies which conform to generally accepted accounting principles (“GAAP”) in the U.S. Preparing financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Following is a discussion of the estimates and assumptions used in setting accounting policies that we consider critical in the presentation of our financial statements. Many estimates and assumptions involved in the application of GAAP may have a material impact on our financial condition or operating performance, or on the comparability of such information to amounts reported for other periods, because of the subjectivity and judgment required to account for highly uncertain items or the susceptibility of such items to change. These estimates and assumptions affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities at the dates of the financial statements and our reported amounts of revenue and expenses during the period covered by this report. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied or different amounts of assets, liabilities, revenues and expenses would have been recorded, thus resulting in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements. Additionally, other companies may use different estimates and assumptions that may impact the comparability of our financial condition and results of operations to those companies.

We believe that our critical accounting policies and estimates include the following: real estate purchase price allocations; the evaluation of whether any of our long-lived assets have been impaired; and the evaluation of the consolidation of our interests in joint ventures. The following discussion of these policies supplements, but does not supplant the description of our significant accounting policies, as contained in Note 2 of the Notes to the Consolidated Financial Statements contained in this report, and is intended to present our analysis of the uncertainties involved in arriving upon and applying each policy.

Real Estate Acquisition Valuation

We account for asset acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs as of the acquisition date.

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Because we believe that substantially all of the leases in place at properties we will acquire will be at market rates, as the majority of the leases are month-to-month contracts, we do not expect to allocate any portion of the purchase prices to above or below market leases. We also consider whether in-place, market leases represent an intangible asset. Acquisitions of portfolios of facilities are allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available.

Our allocations of purchase prices are based on certain significant estimates and assumptions, variations in such estimates and assumptions could result in a materially different presentation of the consolidated financial statements or materially different amounts being reported in the consolidated financial statements.

Impairment of Long-Lived Assets

The majority of our assets, other than cash and cash equivalents, consist of long-lived real estate assets, including those held through joint ventures, as well as intangible assets related to our acquisitions. We evaluate such assets for impairment based on events and changes in circumstances that may arise in the future and that may impact the carrying amounts of our long-lived assets, including those held through joint ventures. When indicators of potential impairment are present, we will assess the recoverability of the particular asset by determining whether the carrying value of the asset will be recovered, through an evaluation of the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. This evaluation is based on a number of estimates and assumptions. Based on this evaluation, if the expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived asset and recognize an impairment loss. Our evaluation of the impairment of long-lived assets could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the amount of impairment loss recognized, if any, may vary based on the estimates and assumptions we use.

Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (“VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest.

We evaluate the consolidation of our investments in VIE’s in accordance with relevant accounting guidance. This evaluation requires us to determine whether we have a controlling interest in a VIE through a means other than voting rights, and, if so, such VIE may be required to be consolidated in our financial statements. Our evaluation of our VIE’s under such accounting guidance could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the VIE’s included in our consolidated financial statements may vary based on the estimates and assumptions we use.

REIT Qualification

We made an election under Section 856(c) of the Internal Revenue Code of 1986 (the “Code”) to be taxed as a REIT under the Code, commencing with the taxable year ended December 31, 2021. By qualifying as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and could have a material adverse impact on our financial condition and results of operations. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Recent Tax Legislation

Effective July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law. Certain provisions of OBBBA modified U.S. tax law and impact us and our stockholders. Among other changes, this legislation (i) permanently extended the 20% deduction for “qualified REIT dividends” for individuals and other non-corporate taxpayers under Section 199A of the Code, (ii) permanently reinstated 100% bonus depreciation for certain property acquired after January 19, 2025, (iii) increased the percentage limit under the REIT asset test applicable to taxable REIT subsidiaries from 20% to 25% for taxable years beginning after December 31, 2025, and (iv) increased the base on which the 30% interest deduction limit under Section 163(j) of the Code applies by excluding depreciation, amortization and depletion from the definition of “adjusted taxable income” for taxable years beginning after December 31, 2024. The provisions of OBBBA did not have a material impact to our Consolidated Financial Statements.

Results of Operations

Overview

We derive revenues principally from: (i) rents received from tenants who rent storage units under month-to-month leases at each of our self storage facilities; and (ii) sales of packing- and storage-related supplies at our storage facilities. Therefore, our operating results depend significantly on our ability to retain our existing tenants and lease our available self storage units to new tenants, while maintaining and, where possible, increasing the prices for our self storage units. Additionally, our operating results depend on our tenants making their required rental payments to us.

Competition in the market areas in which we operate is significant and affects the occupancy levels, rental rates, rental revenues and operating expenses of our facilities. Development of any new self storage facilities would intensify competition of self storage operators in markets in which we operate.

On March 10, 2021, we commenced formal operations and we acquired our first six self storage properties during 2021. During 2022 and 2023, we acquired 18 self storage properties primarily in the lease up phase. As of June 30, 2026 and 2025, we owned 25 and 24 operating self storage facilities, respectively. Our operating results for the three and six months ended June 30, 2026 include full period results for 24 properties and partial period results for one self storage facility we commenced operations during the first quarter of 2026. Our operating results for the three and six months ended June 30, 2025 include full period results for 24 properties. Operating results in future periods will depend on the results of operations of these properties and the real estate properties that we acquire in the future.

Comparison of the three months ended June 30, 2026 and 2025

Total Revenues

Total revenues for the three months ended June 30, 2026 and 2025 were approximately $8.1 million and approximately $7.7 million, respectively. The increase in total revenue of approximately $0.4 million, or 5%, is attributable to an increase in non same-store revenue of approximately $0.3 million due to the lease-up of our non-stabilized properties and an increase in same-store revenues of approximately $0.1 million primarily due to increased rates. We expect total revenues to increase in the future commensurate with our future acquisition activity and lease-up of our non-stabilized properties.

Property Operating Expenses

Property operating expenses for the three months ended June 30, 2026 and 2025 were approximately $3.0 million and approximately $2.8 million, respectively. Property operating expenses include the costs to operate our facilities including payroll, utilities, insurance, real estate taxes, and marketing. The increase in property operating expenses is primarily attributable to an increase in real estate taxes and the Etobicoke Property being placed in service in February 2026. We expect property operating expenses to increase in the future as our operational activity increases but decrease as a percentage of total revenues as we lease-up our non-stabilized properties.

Property Operating Expenses – Affiliates

Property operating expenses – affiliates for the three months ended June 30, 2026 and 2025 were approximately $1.4 million and approximately $1.3 million, respectively. Property operating expenses – affiliates includes property management fees, asset management fees and advisory contract amortization. We expect property operating expenses – affiliates to increase in the future as our operational activity increases.

General and Administrative Expenses

General and administrative expenses for each of the three months ended June 30, 2026 and 2025 were approximately $1.7 million. General and administrative expenses consist primarily of legal expenses, directors’ and officers’ insurance, transfer agent fees, an allocation of a portion of our Advisor’s payroll related costs, professional and accounting expenses and board of directors related costs. We expect general and administrative expenses to increase in the future as our operational activity increases, but decrease as a percentage of total revenue.

Depreciation Expenses

Depreciation expense for the three months ended June 30, 2026 and 2025 were approximately $3.4 million and approximately $3.3 million, respectively. Depreciation expense consists primarily of depreciation on the buildings and site improvements at our properties. The increase in depreciation of approximately $0.1 million is primarily attributable to the Etobicoke Property being placed in service in February 2026. We expect depreciation expense to increase in future periods commensurate with our future acquisition activity.

Acquisition Expenses – Affiliates

Acquisition expenses – affiliates for each of the three months ended June 30, 2026 and 2025 were approximately $0.1 million. Acquisition expenses primarily relate to the costs associated with our potential acquisitions prior to the acquisitions becoming probable in accordance with our capitalization policy. We expect acquisition expenses – affiliates to fluctuate in the future commensurate with our acquisition activity.

Other Property Acquisition Expenses

Other property acquisition expenses of the three months ended June 30, 2026 and 2025 were approximately $0.5 million and $43,000, respectively. Acquisition expenses primarily relate to the costs associated with our potential acquisitions prior to the acquisitions becoming probable in accordance with our capitalization policy. The increase in other property acquisition expense is primarily related to the potential SSGT III Merger. We expect other property acquisition expenses to fluctuate in the future commensurate with our acquisition activity.

Interest Expense

Interest expense for the three months ended June 30, 2026 and 2025 was approximately $4.3 million and $4.2 million, respectively. Interest expense includes interest expense on our debt and the impact of our interest rate derivatives designated for hedge accounting. We expect interest expense to fluctuate in the future commensurate with our future debt level and interest rates.

Interest Expense – Debt Issuance Costs

Interest expense – debt issuance costs for each of the three months ended June 30, 2026 and 2025 were approximately $0.2 million. Interest expense – debt issuance costs reflects the amortization of fees incurred in connection with obtaining financing. We expect interest expense – debt issuance costs to increase commensurate with our future financing activity.

Equity in loss of unconsolidated real estate ventures

Losses from our equity method investments in the JV Properties for the three months ended June 30, 2026 and 2025 were approximately $0.7 million and $0.4 million, respectively. Losses from our equity method investments in the JV Properties consists of our allocation of earnings and losses from our unconsolidated joint ventures. The increase in equity in loss of unconsolidated real estate ventures is attributable to a full year of operations for four JV properties and partial year of operations for one JV property during 2026, compared to a full year of operations for one JV property and partial year of operations for three JV properties during 2025. We expect Equity in loss of unconsolidated real estate ventures to decrease in the future as their operational activity increases and the properties lease up.

Foreign currency adjustment

Foreign currency adjustment for the three months ended June 30, 2026 and 2025 was approximately $2.1 million loss and approximately $3.3 million gain, respectively. Foreign currency adjustment consists of changes in foreign currency related to our net investments in unconsolidated real estate ventures not classified as long term in accordance with GAAP. We expect foreign currency adjustment to change in the future based upon changes in exchange rates, as well as future net investments in real estate in currencies other than United States dollars.

Comparison of the six months ended June 30, 2026 and 2025

Total Revenues

Total revenues for the six months ended June 30, 2026 and 2025 were approximately $15.9 million and approximately $15.0 million, respectively. The increase in total revenue of approximately $0.9 million, or 6%, is attributable to an increase in non same-store revenue of approximately $0.6 million due to the lease-up of our non-stabilized properties and an increase in same-store revenues of approximately $0.3 million primarily due to increased rates. We expect total revenues to increase in the future commensurate with our future acquisition activity and lease-up of our non-stabilized properties.

Property Operating Expenses

Property operating expenses for the six months ended June 30, 2026 and 2025 were approximately $6.3 million and approximately $5.8 million, respectively. Property operating expenses include the costs to operate our facilities including payroll, utilities, insurance, real estate taxes, and marketing. The increase in property operating expenses is primarily attributable to an increase in real estate taxes and the Etobicoke Property being placed in service in February 2026. We expect property operating expenses to increase in the future as our operational activity increases but decrease as a percentage of total revenues as we lease-up our non-stabilized properties.

Property Operating Expenses – Affiliates

Property operating expenses – affiliates for the six months ended June 30, 2026 and 2025 were approximately $2.7 million and approximately $2.6 million, respectively. Property operating expenses – affiliates includes property management fees, asset management fees, and advisory contract amortization. We expect property operating expenses – affiliates to increase in the future as our operational activity increases.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2026 and 2025 were approximately $3.3 million and approximately $3.4 million, respectively. General and administrative expenses consist primarily of legal expenses, directors’ and officers’ insurance, transfer agent fees, an allocation of a portion of our Advisor’s payroll related costs, professional and accounting expenses and board of directors related costs. We expect general and administrative expenses to increase in the future as our operational activity increases, but decrease as a percentage of total revenue.

Depreciation Expenses

Depreciation expense for the six months ended June 30, 2026 and 2025 were approximately $6.7 million and approximately $6.4 million, respectively. Depreciation expense consists primarily of depreciation on the buildings and site improvements at our properties. The increase in depreciation of approximately $0.3 million is primarily attributable to depreciation related to the Etobicoke Property being placed in service in February 2026. We expect depreciation expense to increase in future periods commensurate with our future acquisition activity.

Acquisition Expenses – Affiliates

Acquisition expenses – affiliates for each of the six months ended June 30, 2026 and 2025 were approximately $0.2 million. Acquisition expenses primarily relate to the costs associated with our potential acquisitions prior to the acquisitions becoming probable in accordance with our capitalization policy. We expect acquisition expenses – affiliates to fluctuate in the future commensurate with our acquisition activity.

Other Property Acquisition Expenses

Other property acquisition expenses of the six months ended June 30, 2026 and 2025 were approximately $0.6 million and $57,000, respectively. Acquisition expenses primarily relate to the costs associated with our potential acquisitions prior to the acquisitions becoming probable in accordance with our capitalization policy. The increase in other property acquisition expenses is primarily related to the potential SSGT III Merger. We expect other property acquisition expenses to fluctuate in the future commensurate with our acquisition activity.

Interest Expense

Interest expense for the six months ended June 30, 2026 and 2025 was approximately $8.5 million and $8.3 million, respectively. Interest expense includes interest expense on our debt and the impact of our interest rate derivatives designated for hedge accounting. We expect interest expense to fluctuate in the future commensurate with our future debt level and interest rates.

Interest Expense – Debt Issuance Costs

Interest expense – debt issuance costs for the six months ended June 30, 2026 and 2025 were approximately $0.3 million and approximately $0.7 million, respectively. The decrease is primarily related to the write off of approximately $0.4 million in debt issue cost related to the first quarter of 2025 refinances in accordance with GAAP. Interest expense – debt issuance costs reflects the amortization of fees incurred in connection with obtaining financing. We expect interest expense – debt issuance costs to increase commensurate with our future financing activity.

Equity in loss of unconsolidated real estate ventures

Losses from our equity method investments in the JV Properties for the six months ended June 30, 2026 and 2025 were approximately $1.6 million and $0.6 million, respectively. Losses from our equity method investments in the JV Properties consists of our allocation of earnings and losses from our unconsolidated joint ventures. The increase in equity in loss of unconsolidated real estate ventures is attributable to a full year of operations for four JV properties and partial year of operations for one JV property during 2026, compared to a full year of operations for one JV property and partial year of operations for three JV properties during 2025. We expect Equity in loss of unconsolidated real estate ventures to decrease in the future as their operational activity increases and the properties lease up.

Foreign currency adjustment

Foreign currency adjustment for the six months ended June 30, 2026 and 2025 was approximately $3.9 million loss and approximately $3.1 million gain, respectively. Foreign currency adjustment consists of changes in foreign currency related to our net investments in unconsolidated real estate ventures not classified as long term in accordance with GAAP. We expect foreign currency adjustment to change in the future based upon changes in exchange rates, as well as future net investments in real estate in currencies other than United States dollars.

Same-Store Facility Results - three months ended June 30, 2026 and 2025

The following table sets forth operating data for our same-store facilities (stabilized and comparable properties that have been included in the consolidated results of operations since January 1, 2025) for the three months ended June 30, 2026 and 2025. We consider the following data to be meaningful as this allows for the comparison of results without the effects of acquisition, lease up, or development activity.

	Same-Store Facilities			Non Same-Store Facilities			Total
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change
Revenues(1)	$5,335,857	$5,257,064	1.5%	$2,707,420	$2,413,576	N/M	$8,043,277	$7,670,640	4.9%
Property operating expenses(2)	2,114,053	1,985,284	6.5%	1,421,491	1,317,013	N/M	3,535,544	3,302,297	7.1%

Net operating income	$3,221,804	$3,271,780	-1.5%	$1,285,929	$1,096,563	N/M	$4,507,733	$4,368,343	3.2%

Number of Facilities	16	16		9	8		25	24
Rentable square feet(3)	1,361,225	1,361,225		876,185	785,885		2,237,410	2,147,110
Average physical occupancy(4)	90.3%	92.7%	-2.4%	77.6%	85.7%	N/M	87.0%	90.2%	-3.2%
Annualized rent per occupied square foot(5)	$17.73	$17.27	2.7%	N/M	N/M	N/M	$17.14	$16.76

N/M Not meaningful

(1)	Revenue includes rental revenue, ancillary revenue, administrative and late fees.
(2)

Property operating expenses exclude corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization expense and acquisition expenses, but includes property management fees.

(3)

Of the total rentable square feet, parking represented approximately 199,780 square feet as of June 30, 2026 and 2025. On a same-store basis, for the same periods, parking represented approximately 109,000 square feet.

(4)

Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period.

(5)

Determined by dividing the aggregate realized rental income for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. We have excluded the realized rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot.

Our increase in same-store revenue of approximately $0.1 million was primarily the result of an increase in revenue per occupied square foot of approximately 2.7% for the three months ended June 30, 2026 over the three months ended June 30, 2025 offset by a decrease in average physical occupancy of approximately 2.4%.

Our same-store property operating expenses increased by approximately $0.1 million for the three months ended June 30, 2026 compared to the three months ended June 30, 2025 primarily related to an increase in real estate taxes.

Net operating income, or NOI, is a non-GAAP measure that we define as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses, tenant protection economics, and other non-property related income and expense. We believe that NOI is useful for investors as it provides a measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, we believe that NOI (sometimes referred to as property operating income) is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. In addition, NOI is not a substitute for net income (loss), cash flows from operations, or other related financial measures, in evaluating our operating performance.

The following table presents a reconciliation of net loss as presented on our consolidated statements of operations to net operating income, as stated above, for the periods indicated:

	Three Months Ended
	June 30, 2026	June 30, 2025
Net Loss	$(9,466,226)	$(3,045,104)
Adjusted to exclude:
Asset management fees(1)(2)	879,346	860,606
General and administrative	1,738,455	1,678,129
Depreciation	3,368,222	3,280,079
Acquisition expenses—affiliates	102,754	104,656
Other property acquisition expenses	522,008	43,058
Interest expense	4,329,714	4,176,197
Interest expense—debt issuance costs	161,698	180,518
Other income, net	(19,212)	9,829
Equity in loss of unconsolidated real estate ventures	747,544	385,074
Foreign currency adjustment	2,143,430	(3,304,699)

Total property net operating income	$4,507,733	$4,368,343

(1)	Asset management fees are included in Property operating expenses – affiliates in the consolidated statements of operations.
(2)	Includes amortization of Advisor contract of approximately $0.3 million for each of the three months ended June 30, 2026 and 2025, respectively.

Same-Store Facility Results - six months ended June 30, 2026 and 2025

The following table sets forth operating data for our same-store facilities (stabilized and comparable properties that have been included in the consolidated results of operations since January 1, 2025) for the six months ended June 30, 2026 and 2025. We consider the following data to be meaningful as this allows for the comparison of results without the effects of acquisition, lease up, or development activity.

	Same-Store Facilities			Non Same-Store Facilities			Total
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change
Revenues(1)	$10,640,528	$10,347,501	2.8%	$5,227,562	$4,672,497	N/M	$15,868,090	$15,019,998	5.6%
Property operating expenses(2)	4,328,736	4,046,731	7.0%	2,921,776	2,640,078	N/M	7,250,512	6,686,809	8.4%

Net operating income	$6,311,792	$6,300,770	0.2%	$2,305,786	$2,032,419	N/M	$8,617,578	$8,333,189	3.4%

Number of Facilities	16	16		9	8		25	24
Rentable square feet(3)	1,361,225	1,361,225		876,185	785,885		2,237,410	2,147,110
Average physical occupancy(4)	90.3%	92.7%	-2.4%	81.7%	85.7%	N/M	87.0%	90.2%	-3.2%
Annualized rent per occupied square foot(5)	$17.77	$17.05	4.2%	N/M	N/M	N/M	$17.22	$16.52

N/M Not meaningful

(1)	Revenue includes rental revenue, ancillary revenue, administrative and late fees.

(2)

Property operating expenses exclude corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization expense and acquisition expenses, but includes property management fees.

(3)

Of the total rentable square feet, parking represented approximately 199,780 square feet as of June 30, 2026 and 2025. On a same-store basis, for the same periods, parking represented approximately 109,000 square feet.

(4)

Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period.

(5)

Determined by dividing the aggregate realized rental income for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. We have excluded the realized rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot.

Our increase in same-store revenue of approximately $0.3 million was primarily the result of an increase in revenue per occupied square foot of approximately 4.2% for the six months ended June 30, 2026 over the six months ended June 30, 2025, offset by a decrease in average physical occupancy of approximately 2.4%.

Our same-store property operating expenses increased by approximately $0.3 million for the six months ended June 30, 2026 compared to the six months ended June 30, 2025 primarily related to an increase in real estate taxes.

Net operating income, or NOI, is a non-GAAP measure that we define as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses, tenant protection economics, and other non-property related income and expense. We believe that NOI is useful for investors as it provides a measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, we believe that NOI (sometimes referred to as property operating income) is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. In addition, NOI is not a substitute for net income (loss), cash flows from operations, or other related financial measures, in evaluating our operating performance.

The following table presents a reconciliation of net loss as presented on our consolidated statements of operations to net operating income, as stated above, for the periods indicated:

	Six Months Ended
	June 30, 2026	June 30, 2025
Net Loss	$(18,101,821)	$(10,285,792)
Adjusted to exclude:
Asset management fees(1)(2)	1,764,025	1,655,441
General and administrative	3,253,205	3,381,937
Depreciation	6,661,010	6,398,481
Acquisition expenses—affiliates	231,034	212,532
Other property acquisition expenses	632,807	57,078
Interest expense	8,461,813	8,283,492
Interest expense—debt issuance costs	321,550	668,915
Derivative fair value adjustment	—	531,449
Other income (expense)	(41,122)	(69,183)
Equity in loss of unconsolidated joint ventures	1,561,373	607,602
Foreign currency adjustment	3,873,704	(3,108,763)

Total property net operating income	$8,617,578	$8,333,189

(1)	Asset management fees are included in Property operating expenses – affiliates in the consolidated statements of operations.
(2)	Includes amortization of Advisor contract of approximately $0.8 million and $0.7 million for the six months ended June 30, 2026 and 2025, respectively.

Liquidity and Capital Resources

Cash Flows

A comparison of cash flows for operating, investing and financing activities for the six months ended June 30, 2026 and 2025 is as follows:

	Six Months Ended
	June 30, 2026	June 30, 2025	Change
Net cash flow provided by (used in):
Operating activities	$2,615,459	$(1,376,273)	$3,991,732
Investing activities	1,124,994	(8,937,271)	10,062,265
Financing activities	(6,350,248)	8,246,819	(14,597,067)

Cash flows provided by (used in) operating activities for the six months ended June 30, 2026 and 2025 were approximately $2.6 million and approximately $(1.4) million, respectively, a change of approximately $4.0 million. The increase in cash provided by our operating activities is primarily the result of change in operating assets and liabilities.

Cash flows provided by (used in) investing activities for the six months ended June 30, 2026 and 2025 were approximately $1.1 million and approximately $(8.9) million, respectively, a change of approximately $10.0 million. The increase in cash provided by our investing activities is primarily the result of $6.4 million return of capital on investments in unconsolidated real estate ventures.

Cash flows provided by (used in) financing activities for the six months ended June 30, 2026 and 2025 were approximately $(6.4) million and approximately $8.2 million, respectively, a change of approximately $14.6 million. The decrease in cash provided by our financing activities is primarily the result of a decrease in net proceeds from the issuance of common stock partially offset by Series E preferred equity totaling $12.8 million and a decrease in net debt proceeds totaling $2.7 million.

Short-Term Liquidity and Capital Resources

Our liquidity needs consist primarily of our property operating expenses, general and administrative expenses, debt service payments, capital expenditures, property acquisitions, development costs for wholly owned investments and distributions to our stockholders, preferred stockholders and limited partners in our Operating Partnership, as necessary to maintain our REIT qualification. We generally expect that we will meet our short-term liquidity requirements from the combination of cash on hand, proceeds from our issuance of Series E preferred equity and other potential equity instruments, proceeds from secured and unsecured financing from banks or other lenders, and net cash provided from property operations.

Volatility in the debt and equity markets and continued and/or further impact of rising interest rates, inflation and other economic events will depend on future developments, which are highly uncertain. While we do not expect such events to have a material impact upon our liquidity in the short-term, continued uncertainty or deterioration in the debt and equity markets over an extended period of time could potentially impact our liquidity over the long-term.

Distribution Policy and Distributions

Preferred Stock and Preferred Units

Series B Convertible Preferred Stock Dividends

The shares of Series B Convertible Preferred Stock rank senior to all other shares of our capital stock, including our common stock, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of the Company. Dividends payable on each share of Series B Convertible Preferred Stock will initially be equal to a rate of 8.35% per annum, which accrues daily but is payable quarterly in arrears. If the Series B Convertible Preferred Stock has not been redeemed on or prior to the fifth anniversary date of the Initial Closing, the dividend rate will increase an additional 0.75% per annum each year thereafter to a maximum of 11.0% per annum until the tenth anniversary of the Initial Closing, at which time the dividend rate shall increase 0.75% per annum each year thereafter until the Series B Convertible Preferred Stock is either converted or repurchased in full.

Series D Preferred Units Distributions

The shares of Series D Preferred Units rank senior to all other common shares of our capital stock, including our common stock, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of the Company. Distributions payable on each unit of Series D Preferred Units will initially be equal to a rate of 6.0% per annum until the second anniversary after the date of issuance, 7% per annum commencing the day following the second anniversary after the date of issuance, 8% per annum commencing the day following the third anniversary until the 4th anniversary after the date of issuance, and 9% per annum thereafter. The Series D Preferred Units accrue distributions daily but is payable monthly in arrears.

Series E Preferred Stock Dividends

The shares of Series E Preferred Stock rank senior to all classes of the Company’s common stock, (b) on parity with all other preferred equity securities issued by us from time to time, the terms of which provide that such securities rank on parity with the Series E Preferred Stock; and (c) junior to the preferred equity securities issued by us from time to time, the terms of which expressly provide that it will rank senior to the Series E Preferred Stock (the “Senior Stock”), including the Series B Convertible Preferred Stock, and subject to payment of or provision for our corporate debts and other liabilities. Dividends payable on each share of Series E Preferred Stock will initially be equal to a rate of 8.0% per annum. Dividends payable on the Series E Preferred Stock will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months and will accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends, and (iii) such dividends are authorized by our board or declared.

Common Stock

We commenced paying distributions to our stockholders in March 2021 and intend to continue to pay regular distributions to our stockholders. If we are not generating operating cash flow sufficient to fund distributions to our stockholders, we may decide to make stock distributions or to make distributions using a combination of stock and cash, or to fund some or all of our distributions from the proceeds of our offerings or from borrowings in anticipation of future cash flow, which may reduce the amount of capital we ultimately invest in properties. Because substantially all of our operations will be performed indirectly through our Operating Partnership, our ability to pay distributions depends in large part on our Operating Partnership’s ability to pay distributions to its partners, including to us. In the event we do not have enough cash from operations to fund cash distributions, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from an offering. Therefore, it is likely that some or all of the distributions that we make could represent a return of capital to stockholders. Though we have no present intention to make in-kind distributions, we are authorized by our charter to make in-kind distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of the charter or distributions that meet all of the following conditions: (a) our board of directors advises each stockholder of the risks associated with direct ownership of the property; (b) our board of directors offers each stockholder the election of receiving such in-kind distributions; and (c) in-kind distributions are only made to those stockholders who accept such offer.

Distributions will be paid to our stockholders as of the record date selected by our board of directors. We pay distributions monthly based on daily declaration and record dates so that investors may be entitled to distributions immediately upon purchasing our shares. We expect to continue to regularly pay distributions unless our results of operations, our general financial condition, general economic conditions, or other factors inhibit us from doing so. Distributions will be authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code. Our board of directors may increase, decrease or eliminate the distribution rate that is being paid at any time. Distributions will be made on all classes of our common stock at the same time. The per share amount of distributions on different classes of shares will likely differ because of different allocations of class-specific expenses. Specifically, distributions on Class T shares, Class W shares, Class Y shares and Class Z shares will likely be lower than distributions on Class A shares and Class P shares because Class T shares and Class Y shares are subject to ongoing stockholder servicing fees and Class W shares and Class Z shares are subject to ongoing dealer manager servicing fees. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in an offering;

•	our operating and interest expenses;

•	the amount of distributions or dividends received by us from our real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates;

•	the performance of our lease-up, development and redevelopment properties;

•	any significant delays in construction for development or redevelopment properties;

•	construction defects or capital improvements;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares;

•	financings and refinancings;

•	dividends with respect to the outstanding shares of our Series B Convertible Preferred Stock and our Series E Preferred Stock; and

•	dividends with respect to the outstanding units of our Series D Cumulative Redeemable Preferred units in our Operating Partnership.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, we could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash, which could reduce the value of our stockholders’ investments in our shares. In addition, such distributions may constitute a return of investors’ capital.

We have not been able to and may not be able to pay distributions from our cash flows from operations, in which case distributions may be paid in part from debt financing or from proceeds from the issuance of common stock in our offerings. The payment of distributions from sources other than cash flows from operations may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flows from operations. However, our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including our ability to raise and invest capital at favorable yields, the financial performance of our investments in the current real estate and financial environment and the types and mix of investments in our portfolio. As a result, future distributions declared and paid may exceed cash flow from operations.

The following shows our cash distributions and the sources of such cash distributions for the respective periods presented:

	Six Months Ended June 30, 2026		Six Months Ended June 30, 2025
Distributions paid in cash — common stockholders	$4,469,814		$4,194,779
Distributions paid in cash — preferred stockholders	6,250,714		6,236,717
Distributions paid in cash — Operating Partnership unitholders	170,045		169,886
Distributions reinvested	3,337,776		3,271,464

Total distributions	$14,228,349		$13,872,846

Source of distributions
Cash flows provided by operations	$2,615,459	18.4%	$—	0.0%
Proceeds from offerings	8,275,114	58.2%	10,601,382	76.4%
Offering proceeds from distribution reinvestment plan	3,337,776	23.5%	3,271,464	23.6%

Total sources	$14,228,349	100.0%	$13,872,846	100.0%

From our inception through June 30, 2026, we have paid cumulative distributions of approximately $92.8 million, as compared to cumulative net loss attributable to our common stockholders of approximately $173.0 million, cumulative net loss attributable to our common stockholders reflects non-cash depreciation and amortization of approximately $57.8 million, and acquisition related expenses of approximately $6.7 million.

For the six months ended June 30, 2026, we paid distributions of approximately $14.2 million, as compared to a net loss attributable to our common stockholders of approximately $25.0 million. Net loss attributable to our common stockholders for the six months ended June 30, 2026, reflects non-cash depreciation of approximately $6.7 million and acquisition related expenses of approximately $0.9 million.

For the six months ended June 30, 2025, we paid distributions of approximately $13.9 million, as compared to a net loss attributable to our common stockholders of approximately $16.3 million. Net loss attributable to our common stockholders for the six months ended June 30, 2025, reflects non-cash depreciation of approximately $6.4 million and acquisition related expenses of approximately $0.3 million.

Indebtedness

As of June 30, 2026, our total indebtedness was approximately $291.7 million which included approximately $167.8 million of variable rate debt and approximately $125.5 million of fixed rate debt, less approximately $1.6 million in net debt issuance costs. See Note 5 – Debt, of the Notes to the Consolidated Financial Statements contained in this report for more information about our indebtedness.

Long-Term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for property acquisitions, either directly or through entity interests, for the payment of operating expenses and distributions, and for the payment of principal and interest on our outstanding indebtedness.

Our material cash requirements from known contractual and other obligations primarily relate to the following, for which information on both a short-term and long-term basis is provided in the indicated notes to the consolidated financial statements:

•

Debt — Refer to Note 5 of the Notes to the Consolidated Financial Statements. As of June 30, 2026 excluding the impact of our interest rate hedging activities, future cash payments for interest on debt over the next 12 months is approximately $17.6 million. As of June 30, 2026 future cash payments for maturing debt over the next 12 months is approximately $31.2 million. We expect to meet these future obligations with a combination of proceeds from our Series E Preferred Offering, operations, exercising debt extension options and future debt financing.

•	Commitments and contingencies — Refer to Note 10 of the Notes to the Consolidated Financial Statements.

•	Potential acquisitions, investments in Joint Ventures — Refer to Note 3 and 4 of the Notes to the Consolidated Financial Statements.

Long-term potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, issuance of equity instruments and undistributed funds from operations. To the extent we are not able to secure requisite financing in the form of a credit facility or other debt, we will be dependent upon proceeds from the issuance of equity securities and cash flows from operating activities in order to meet our long-term liquidity requirements and to fund our distributions.

The following table presents the future principal payments required on outstanding debt as of June 30, 2026:

2026	1,285,253
2027	114,891,744
2028	52,144,000
2029	326,349
2030	124,694,419

Total payments	293,341,765
Debt issuance costs, net	(1,627,182)

Total	$291,714,583

Off Balance Sheet Arrangements

We have joint ventures with SmartCentres, which are accounted for using the equity method of accounting (Refer to Note 4 of the Notes to the Consolidated Financial Statements). Other than the foregoing, we do not currently have any relationships with unconsolidated entities or financial partnerships. Such entities are often referred to as structured finance or special purpose entities, which typically are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Subsequent Events

Please see Note 13 of the Notes to the Consolidated Financial Statements contained in this Proxy and Prospectus.

Seasonality

We believe that we will experience minor seasonal fluctuations in the occupancy levels of our facilities which we believe will be slightly higher over the summer months due to increased moving activity.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SSGT III

When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us,” “our,” or the “Company” refer to Strategic Storage Growth Trust III, Inc. and its consolidated subsidiaries. The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes thereto, included in the section “Index to Financial Information” in the Proxy Statement and Prospectus, of which this Annex C forms a part. References to “Notes” in this section are to the notes to our

Financial Statements as of and for the Years ended December 31, 2025 and 2024 or to our Financial Statements as of and for the Three and Six Months ended June 30, 2026 and 2025, as applicable, included in the section “Index to Financial Information” in the Proxy Statement and Prospectus. See also “Cautionary Note Regarding Forward Looking Statements” and “Risk Factors” in the Proxy Statement and Prospectus.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

For the year ended December 31, 2025

Overview

Strategic Storage Growth Trust III, Inc., a Maryland corporation (the “Company”), was formed on February 23, 2022 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities. We made an election to be treated as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes beginning with our taxable year ended December 31, 2022.

On May 18, 2022, pursuant to a confidential private placement memorandum, we commenced a private offering (the “Private Offering”) of up to $250,000,000 in shares of our common stock and $25,000,000 shares of common stock pursuant to our distribution reinvestment plan. Please see Note 1 of the Notes to the December 31, 2025 Consolidated Financial Statements of Strategic Storage Growth Trust III, Inc. for additional information. The primary portion of our Private Offering was terminated on August 30, 2024. We received approximately $158.4 million in offering proceeds from the sale of our common stock pursuant to the primary portion of our Private Offering. Through our distribution reinvestment plan, we have issued approximately 1.1 million shares for gross proceeds of approximately $10.5 million.

On February 4, 2025 (the “Commitment Date”), we entered into a preferred stock purchase agreement (the “Series A Purchase Agreement”) with Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR), pursuant to which the Investor committed to purchase $100 million in preferred shares (the aggregate shares to be purchased, the “Preferred Shares”) of our new Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”). The closing (the “Series A Closing”) in the amount of $100.0 million occurred on the Commitment Date and we incurred approximately $1.0 million in issuance costs related to the Series A Convertible Preferred Stock.

We have invested the net proceeds from our Private Offering primarily in self storage facilities consisting of both income-producing and growth properties located in the United States and Canada. As of December 31, 2025, we owned 15 operating self storage properties located in five states (California, Florida, New Jersey, South Carolina and Texas) and three Canadian provinces (Alberta, British Columbia and Ontario), eight properties held in Delaware Statutory Trusts that are consolidated in our financial statements and 50% equity interests in three unconsolidated real estate ventures located in two Canadian provinces (British Columbia and Quebec) that are intended to be developed into self storage facilities, with subsidiaries of SmartCentres Real Estate Investment Trust (“SmartCentres”) owning the other 50% of such entity and two development properties in Florida and Ontario.

As of December 31, 2025, our wholly-owned self storage portfolio was comprised as follows:

State/Province	No. of Properties	Units(1)	Sq. Ft. (net)(2)	% of Total Rentable Sq. Ft.	Physical Occupancy %(3)		Rental Income %(4)
Alberta	2	870	102,100	9%	88%		7%
British Columbia	1	800	53,390	5%	89%		9%
California	1	1,010	110,200	9%	97%		15%
Florida	4	3,420	380,400	33%	91%		30%
New Jersey	1	730	65,800	6%	95%		7%
Ontario	2	1,510	170,700	15%	91%		18%
South Carolina(5)	3	1,700	179,900	16%	87%		7%
Texas	1	880	98,870	9%	56	%(6)	7%

	15	10,920	1,161,360	100%	88%		100%

(1)	Includes all rentable units, consisting of storage units and parking units (approximately 280 units).
(2)	Includes all rentable square feet consisting of storage units and parking units (approximately 104,900 square feet).
(3)	Represents the occupied square feet of all facilities we owned in a state divided by total rentable square feet of all the facilities we owned in such state as of December 31, 2025.
(4)	Represents rental income for all facilities we own in a state divided by our total rental income for the month ended December 31, 2025.
(5)	Subsequent to year end, we sold the three South Carolina properties for approximately $29.2 million to an affiliate of our Sponsor.
(6)	The Texas property is a lease up property that we acquired on June 20, 2025. The initial occupancy was approximately 40% occupancy, as of December 31, 2025 occupancy was approximately 56%.

As of December 31, 2025, the Company consolidated its beneficial interest in three Delaware Statutory Trusts (“DST”) that own eight properties. As of December 31, 2025, our DST portfolio and ownership interest was comprised as follows:

DST Program	Property	Location	Ownership %	Units(1)	Sq. Ft. (net)(2)	Physical Occupancy(3)	Rental Income %(4)
Blue Door I, DST	E Cary St.	Richard, Virginia	5%	560	58,900	93%	11%
Blue Door I, DST	Long Shoals Rd.	Arden, North Carolina	5%	480	64,100	92%	10%
Blue Door II, DST	FM 2181	Corinth, Texas	75%	780	98,200	93%	15%
Blue Door II, DST	Narcoossee Rd.	Orlando, Florida	75%	695	101,000	93%	14%
Blue Door II, DST	Spencer Highway	Pasadena, Texas	75%	940	149,000	89%	17%
Blue Door III, DST	Florida Central Pkwy	Longwood, Florida	100%	555	68,800	89%	9%
Blue Door III, DST	S. Cockrell Hill Rd.	Dallas, Texas	100%	680	74,800	91%	12%
Blue Door III, DST	N 83rd Ave.	Phoenix, Arizona	100%	730	82,600	93%	12%

				5,420	697,400	91%	100%

(1)	Includes all rentable units, consisting of storage units and parking units (approximately 150 units).
(2)	Includes all rentable square feet consisting of storage units and parking units (approximately 60,800 square feet).

(3)	Represents the occupied square feet divided by total rentable square feet of all the facilities we owned in such state as of December 31, 2025.
(4)	Represents rental income divided by our total rental income for the month ended December 31, 2025.

Investments in Unconsolidated Real Estate Ventures

We have entered into joint venture agreements with a subsidiary of SmartCentres, an unaffiliated third party, to acquire tracts of land, develop and operate self storage facilities. We account for these investments using the equity method of accounting and they will be stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings (loss) will generally be recognized based on our ownership interest in the earnings of each of the unconsolidated investments.

The following table summarizes our 50% ownership interests in unconsolidated real estate ventures as of December 31, 2025:

Unconsolidated Real Estate Venture	Location	Real Estate Venture Status	Completion Date or estimated completion	Approx. Units at Completion	Approx. Sq. Ft. (net) at Completion
Victoria	Victoria, British Columbia	Under development	Second half of 2027	1,160	100,000
Laval	Laval, Quebec	Under development	Second quarter of 2026	1,310	124,900
New Westminster	New Westminster, British Columbia	Under development	Second half of 2027	1,170	99,275

				3,640	324,175

Our 50% share of development costs are currently expected to be approximately CAD $17.4 million for the Victoria Property, approximately CAD $7.6 million for the Laval Property and approximately CAD $15.4 million for the New Westminster Property, and are expected to be funded with combination of net proceeds from offerings and/or potential debt proceeds.

Critical Accounting Policies and Estimates

We have established accounting policies which conform to generally accepted accounting principles (“GAAP”) in the United States. Preparing financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Following is a discussion of the estimates and assumptions used in setting accounting policies that we consider critical in the presentation of our financial statements. Many estimates and assumptions involved in the application of GAAP may have a material impact on our financial condition or operating performance, or on the comparability of such information to amounts reported for other periods, because of the subjectivity and judgment required to account for highly uncertain items or the susceptibility of such items to change. These estimates and assumptions affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities at the dates of the financial statements and our reported amounts of revenue and expenses during the periods covered by such financial statements. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied or different amounts of assets, liabilities, revenues and expenses would have been recorded, thus resulting in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements. Additionally, other companies may use different estimates and assumptions that may impact the comparability of our financial condition and results of operations to those companies.

We believe that our critical accounting policies and estimates include the following: real estate purchase price allocations; the evaluation of whether any of our long-lived assets have been impaired; the determination of the useful lives of our long-lived assets; and the evaluation of the consolidation of our interests in joint ventures. The following discussion of these policies supplements, but does not supplant the description of our significant accounting policies, as contained in Note 2 of the Notes to the December 31, 2025 Consolidated Financial Statements of Strategic Storage Growth Trust III, Inc., and is intended to present our analysis of the uncertainties involved in arriving upon and applying each policy.

Real Estate Acquisition Valuation

We account for acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs as of the acquisition date.

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Because we believe that substantially all of the leases in place at properties we will acquire will be at market rates, as the majority of the leases are month-to-month contracts, we do not expect to allocate any portion of the purchase prices to above or below market leases. We also consider whether in-place, market leases represent an intangible asset. Acquisitions of portfolios of facilities are allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available.

Our allocations of purchase prices are based on certain significant estimates and assumptions, variations in such estimates and assumptions could result in a materially different presentation of the consolidated financial statements or materially different amounts being reported in the consolidated financial statements.

Impairment of Long-Lived Assets

The majority of our assets, other than cash and cash equivalents, consist of long-lived real estate assets as well as intangible assets related to our acquisitions. We evaluate such assets for impairment based on events and changes in circumstances that may arise in the future and that may impact the carrying amounts of our long-lived assets, including those held through joint ventures. When indicators of potential impairment are present, we will assess the recoverability of the particular asset by determining whether the carrying value of the asset will be recovered, through an evaluation of the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. This evaluation is based on a number of estimates and assumptions. Based on this evaluation, if the expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived asset and recognize an impairment loss. Our evaluation of the impairment of long-lived assets could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the amount of impairment loss recognized, if any, may vary based on the estimates and assumptions we use.

Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (“VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest.

We evaluate the consolidation of our investments in VIE’s in accordance with relevant accounting guidance. This evaluation requires us to determine whether we have a controlling interest in a VIE through a means other than voting rights, and, if so, such VIE may be required to be consolidated in our financial statements. Our evaluation of our VIE’s under such accounting guidance could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the VIE’s included in our consolidated financial statements may vary based on the estimates and assumptions we use.

REIT Qualification

We made an election under Section 856(c) of the Internal Revenue Code of 1986 (the “Code”) to be taxed as a REIT under the Code, commencing with the taxable year ended December 31, 2022. By qualifying as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and could have a material adverse impact on our financial condition and results of operations. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Recent Tax Legislation

Effective July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law. Certain provisions of OBBBA modified U.S. tax law and impact us and our stockholders. Among other changes, this legislation (i) permanently extended the 20% deduction for “qualified REIT dividends” for individuals and other non-corporate taxpayers under Section 199A of the Code, (ii) permanently reinstated 100% bonus depreciation for certain property acquired after January 19, 2025, (iii) increased the percentage limit under the REIT asset test applicable to taxable REIT subsidiaries from 20% to 25% for taxable years beginning after December 31, 2025, and (iv) increased the base on which the 30% interest deduction limit under Section 163(j) of the Code applies by excluding depreciation, amortization and depletion from the definition of “adjusted taxable income” for taxable years beginning after December 31, 2024. The provisions of OBBBA did not have a material impact to our Consolidated Financial Statements.

Results of Operations

Overview

We derive revenues principally from: (i) rents received from tenants who rent storage units under month-to-month leases at each of our self storage facilities; and (ii) sales of packing- and storage-related supplies at our storage facilities. Therefore, our operating results depend significantly on our ability to retain our existing tenants and lease our available self storage units to new tenants, while maintaining and, where possible, increasing the prices for our self storage units. Additionally, our operating results depend on our tenants making their required rental payments to us.

Competition in the market areas in which we operate is significant and affects the occupancy levels, rental rates, rental revenues and operating expenses of our facilities. Development of any new self storage facilities would intensify competition of self storage operators in markets in which we operate.

On May 18, 2022, we commenced our Private Offering and we acquired our first three self storage properties during 2022. As of December 31, 2025 and 2024, we consolidated 23 and 11 self storage facilities, respectively.

Our operating results for the year ended December 31, 2025 include full year results for 11 self storage properties, and partial period results for 12 self storage properties acquired during 2025. Our operating results for the year ended December 31, 2024 include full year results for seven self storage properties and partial period results for four self storage properties acquired during 2024. As such, we believe there is little basis for comparison between the years ended December 31, 2025 and 2024. Operating results in future periods will depend on the results of operations of these properties and the properties that we acquire in the future.

Comparison of the Years Ended December 31, 2025 and 2024

Total Revenues

Total revenues for the years ended December 31, 2025 and 2024 were approximately $22.0 million and approximately $10.1 million, respectively. The increase in total revenue of approximately $11.9 million is primarily attributable to a full year of operations for 11 properties and partial year of operations for 12 properties acquired during 2025, compared to a full year of operations for seven properties and partial year of operations for four properties acquired during 2024. We expect total revenues to increase in the future commensurate with our future acquisition activity and the lease-up of our non-stabilized properties.

Property Operating Expenses

Property operating expenses for the years ended December 31, 2025 and 2024 were approximately $9.5 million and approximately $4.6 million, respectively. Property operating expenses include the costs to operate our facilities including payroll, utilities, insurance, real estate taxes, and marketing. The increase in property operating expenses of approximately $4.9 million is primarily attributable to a full year of operations for 11 properties and partial year of operations for 12 properties acquired during 2025, compared to a full year of operations for seven properties and partial year of operations for four properties acquired during 2024. We expect property operating expenses to increase in the future as our operational activity increases but decrease as a percentage of total revenues as we lease-up our non-stabilized properties.

Property Operating Expenses – Affiliates

Property operating expenses – affiliates for the years ended December 31, 2025 and 2024 were approximately $3.3 million and approximately $2.0 million, respectively. Property operating expenses – affiliates includes property management fees and asset management fees. The increase in property operating expenses – affiliates of approximately $1.3 million is primarily attributable to a full year of operations for 11 properties and partial year of operations for 12 properties acquired during 2025, compared to a full year of operations for seven properties and partial year of operations for four properties acquired during 2024. We expect property operating expenses – affiliates to increase in the future as our operational activity increases.

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2025 and 2024 were approximately $4.4 million and approximately $3.8 million, respectively. General and administrative expenses consist primarily of legal expenses, directors’ and officers’ insurance, transfer agent fees, an allocation of a portion of our Advisor’s payroll related costs, accounting expenses and board of directors related costs. The increase in general and administrative expenses of approximately $0.6 million is primarily attributable to an increase in costs commensurate with the increase in our operational activity. We expect general and administrative expenses to increase in the future as our operational activity increases.

Depreciation and Amortization Expenses

Depreciation and amortization expenses for the years ended December 31, 2025 and 2024 were approximately $12.9 million and approximately $6.4 million, respectively. Depreciation expense consists primarily of depreciation on the buildings and site improvements at our properties. Amortization expense consists of the amortization of intangible assets resulting from our acquisitions. The increase in depreciation and amortization expense of approximately $6.5 million is primarily attributable to a full year of operations for 11 properties and partial year of operations for 12 properties acquired during 2025, compared to a full year of operations for seven properties and partial year of operations for four properties acquired during 2024. We expect depreciation and amortization expense to increase in future periods commensurate with our future acquisition activity.

Acquisition Expenses – Affiliates

Acquisition expenses – affiliates for the years ended December 31, 2025 and 2024 were approximately $0.4 million and approximately $0.3 million, respectively. Acquisition expenses primarily relate to the costs associated with our potential acquisitions prior to the acquisitions becoming probable in accordance with our capitalization policy. We expect acquisition expenses—affiliates to fluctuate in the future commensurate with our acquisition activity.

Other Property Acquisition Expenses

Other property acquisition expenses for the years ended December 31, 2025 and 2024 were approximately $0.4 million and approximately $0.3 million, respectively. Acquisition expenses primarily relate to the costs associated with our potential acquisitions prior to the acquisitions becoming probable in accordance with our capitalization policy. We expect other property acquisition expenses to fluctuate in the future commensurate with our acquisition activity.

Interest Expense

Interest expense for the years ended December 31, 2025 and 2024 was approximately $9.1 million and approximately $6.5 million, respectively. Interest expense consists of interest incurred on the loans. The increase in interest expense of approximately $2.6 million is primarily attributable to a full year of interest expense on properties acquired with debt in 2024 and partial year of interest expense on 2025 acquisitions with debt financing and the impact of our interest rate derivatives we elected hedge accounting. We expect interest expense to fluctuate in the future commensurate with our future debt level and interest rates.

Interest Expense – Debt Issuance Costs

Interest expense – debt issuance costs for the years ended December 31, 2025 and 2024 were approximately $1.1 million and approximately $0.7 million, respectively. Interest expense – debt issuance costs reflects the amortization of fees incurred in connection with obtaining financing. We expect interest expense – debt issuance costs to increase commensurate with our future financing activity.

Foreign currency adjustment

Foreign currency adjustment for the years ended December 31, 2025 and 2024 was approximately $1.0 million and approximately ($1.4) million, respectively. Foreign currency adjustment consists of changes in foreign currency related to our net investments in unconsolidated real estate ventures, not classified as long term in accordance with GAAP. We expect foreign currency adjustment to change in the future based upon changes in exchange rates, as well as future net investments in real estate in currencies other than U.S. dollars.

Other income, net

Other income, net for the years ended December 31, 2025 and 2024 were approximately $0.3 million and $0.4 million, respectively. Other income, net consists of primarily of interest income received on cash and restricted cash. We expect Other income, net to change in the future based upon changes in interest rates.

Comparison of the Years Ended December 31, 2024 and 2023

Overview

We derive revenues principally from: (i) rents received from tenants who rent storage units under month-to-month leases at each of our self storage facilities; and (ii) sales of packing- and storage-related supplies at our storage facilities. Therefore, our operating results depend significantly on our ability to retain our existing tenants and lease our available self storage units to new tenants, while maintaining and, where possible, increasing the prices for our self storage units. Additionally, our operating results depend on our tenants making their required rental payments to us.

Competition in the market areas in which we operate is significant and affects the occupancy levels, rental rates, rental revenues and operating expenses of our facilities. Development of any new self storage facilities would intensify competition of self storage operators in markets in which we operate.

On May 18, 2022, we commenced our private offering and we acquired our first three self storage properties during 2022. As of December 31, 2024 and 2023, we consolidated 11 and seven self storage facilities, respectively.

Our operating results for the year ended December 31, 2024 include full period results for seven self storage properties, and partial period results for four self storage properties acquired during 2024. Our operating results for the year ended December 31, 2023 include full period results for three self storage properties, and partial period results for four self storage properties acquired during 2023. As such, we believe there is little basis for comparison between the years ended December 31, 2024 and 2023. Operating results in future periods will depend on the results of operations of these properties and the properties that we acquire in the future.

Total Revenues

Total revenues for the years ended December 31, 2024 and 2023 were approximately $10.1 million and approximately $5.7 million, respectively. The increase in total revenue of approximately $4.4 million is primarily attributable to a full year of operations for seven properties and partial year of operations for four properties acquired during 2024, compared to a full year of operations for three properties and partial year of operations for four properties acquired during 2023. We expect total revenues to increase in the future commensurate with our future acquisition activity and the lease-up of our non-stabilized properties.

Property Operating Expenses

Property operating expenses for the years ended December 31, 2024 and 2023 were approximately $4.6 million and approximately $2.8 million, respectively. Property operating expenses include the costs to operate our facilities including payroll, utilities, insurance, real estate taxes, and marketing. The increase in property operating expenses of approximately $1.8 million is primarily attributable to a full year of operations for seven properties and partial year of operations for four properties acquired during 2024, compared to a full year of operations for three properties and partial year of operations for four properties acquired during 2023. We expect property operating expenses to increase in the future as our operational activity increases but decrease as a percentage of total revenues as we lease-up our non-stabilized properties.

Property Operating Expenses – Affiliates

Property operating expenses – affiliates for the years ended December 31, 2024 and 2023 were approximately $2.0 million and approximately $1.4 million, respectively. Property operating expenses – affiliates includes property management fees and asset management fees. The increase in property operating expenses – affiliates of approximately $0.6 million is primarily attributable to a full year of operations for seven properties and partial year of operations for four properties acquired during 2024, compared to a full year of operations for three properties and partial year of operations for four properties acquired during 2023. We expect property operating expenses – affiliates to increase in the future as our operational activity increases.

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2024 and 2023 were approximately $3.8 million and approximately $2.8 million, respectively. General and administrative expenses consist primarily of legal expenses, directors’ and officers’ insurance, transfer agent fees, an allocation of a portion of our Advisor’s payroll related costs, accounting expenses and board of directors related costs. The increase in general and administrative expenses of approximately $1.0 million is primarily attributable to an increase in costs commensurate with the increase in our operational activity. We expect general and administrative expenses to increase in the future as our operational activity increases, but decrease as a percentage of total revenue.

Depreciation and Amortization Expenses

Depreciation and amortization expenses for the years ended December 31, 2024 and 2023 were approximately $6.4 million and approximately $5.2 million, respectively. Depreciation expense consists primarily of depreciation on the buildings and site improvements at our properties. Amortization expense consists of the amortization of intangible assets resulting from our acquisitions. The increase in depreciation and amortization expense of approximately $1.2 million is primarily attributable to a year period of operations for seven properties and partial year of operations for four properties acquired during 2024, compared to a full year of operations for three properties and partial year of operations for four properties acquired during 2023. We expect depreciation and amortization expense to increase in future periods commensurate with our future acquisition activity.

Acquisition Expenses – Affiliates

Acquisition expenses – affiliates for the years ended December 31, 2024 and 2023 were approximately $0.3 million and approximately $0.4 million, respectively. Acquisition expenses primarily relate to the costs associated with our potential acquisitions prior to the acquisitions becoming probable in accordance with our capitalization policy. We expect acquisition expenses—affiliates to fluctuate in the future commensurate with our acquisition activity.

Other Property Acquisition Expenses

Other property acquisition expenses for the years ended December 31, 2024 and 2023 were approximately $0.3 million and approximately $0.2 million, respectively. Acquisition expenses primarily relate to the costs associated with our potential acquisitions prior to the acquisitions becoming probable in accordance with our capitalization policy. We expect other property acquisition expenses to fluctuate in the future commensurate with our acquisition activity.

Interest Expense

Interest expense for the years ended December 31, 2024 and 2023 was approximately $6.5 million and approximately $4.9 million, respectively. Interest expense consists of interest incurred on the loans related to our 11 self storage properties in 2024 compared to seven properties in 2023 and the impact of our interest rate derivatives we elected hedge accounting. We expect interest expense to fluctuate in the future commensurate with our future debt level and interest rates.

Interest Expense – Debt Issuance Costs

Interest expense – debt issuance costs for the years ended December 31, 2024 and 2023 were approximately $0.7 million and approximately $0.6 million, respectively. Interest expense – debt issuance costs reflects the amortization of fees incurred in connection with obtaining financing. We expect interest expense – debt issuance costs to increase commensurate with our future financing activity.

Foreign currency adjustment

Foreign currency adjustment for the years ended December 31, 2024 and 2023 was approximately $1.4 million and approximately $0.1 million, respectively. Foreign currency adjustment consists of changes in foreign currency related to our net investments in real estate, not classified as long term in accordance with GAAP. We expect foreign currency adjustment to change in the future based upon changes in exchange rates, as well as future net investments in real estate in currencies other than U.S. dollars.

Other

Other for the years ended December 31, 2024 and 2023 were approximately $0.4 million and $0.1 million, respectively. Other consists of primarily of interest income received on cash and restricted cash. We expect Other to change in the future based upon changes in interest rates.

Liquidity and Capital Resources

Cash Flows

A comparison of cash flows for operating, investing and financing activities for the years ended December 31, 2025 and 2024 is as follows:

	Year Ended
	December 31, 2025	December 31, 2024	Change
Net cash flow provided by (used in):
Operating activities	$3,214,529	$(7,083,142)	$10,297,671
Investing activities	(193,796,855)	(55,651,177)	(138,145,678)
Financing activities	201,185,913	62,138,075	139,047,838

Cash flows provided by (used in) operating activities for the years ended December 31, 2025 and 2024 were approximately $3.2 million and approximately $(7.1) million, respectively, a change of approximately $10.3 million. The increase in cash provided by our operating activities is primarily the result of the lease up of our non-stabilized properties and changes in operating assets and liabilities.

Cash flows used in investing activities for the years ended December 31, 2025 and 2024 were approximately $193.8 million and approximately $55.7 million, respectively, a change of approximately $138.1 million. The increase in cash used in our investing activities is primarily the result of cash used for the purchase of real estate.

Cash flows provided by financing activities for the years ended December 31, 2025 and 2024 were approximately $201.2 million and approximately $62.1 million, respectively, a change of approximately $139.1 million. The increase in cash provided by our financing activities is primarily the result of an increase in net debt proceeds used to acquire real estate totaling $70.9 million, and net proceeds raised from issuance of preferred stock $99.0 million, offset by a decrease in net proceeds raised from our offerings of approximately $22.2 million.

Short-Term Liquidity and Capital Resources

Our liquidity needs consist primarily of our property operating expenses, general and administrative expenses, debt service payments, capital expenditures, property acquisitions, development costs for joint venture and wholly owned investments and distributions to our stockholders, preferred stockholders and limited partners in our Operating Partnership, as necessary to maintain our REIT qualification. We generally expect that we will meet our short-term liquidity requirements from the combination of cash on hand, proceeds from the primary portion of our Private Offering, proceeds from the sale of Blue Door DST interests, proceeds from secured and unsecured financing from banks or other lenders and net cash provided from property operations.

Volatility in the debt and equity markets and continued and/or further impact of rising interest rates, inflation and other economic events will depend on future developments, which are highly uncertain. While we do not expect such events to have a material impact upon our liquidity in the short-term, continued uncertainty or deterioration in the debt and equity markets over an extended period of time could potentially impact our liquidity over the long-term.

Distribution Policy and Distributions

Preferred Stock Dividends

The shares of Series A Convertible Preferred Stock rank senior to all other shares of our capital stock, including our common stock, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of the Company. Dividends payable on each share of Series A Convertible Preferred Stock will initially be equal to a rate of 8.85% per annum, which accrues daily but is payable quarterly in arrears. If the Series A Convertible Preferred Stock has not been redeemed on or prior to the fifth anniversary date of the Initial Series A Closing, the dividend rate will increase an additional 0.75% per annum each year thereafter to a maximum of 11.0% per annum until the tenth anniversary of the Initial Series A Closing, at which time the dividend rate shall increase 0.75% per annum each year thereafter until the Series A Convertible Preferred Stock is either converted or repurchased in full.

Common Stock

We commenced paying distributions to our stockholders in June 2022 and intend to continue to pay regular distributions to our stockholders. If we are not generating operating cash flow sufficient to fund distributions to our stockholders, we may decide to make stock distributions or to make distributions using a combination of stock and cash, or to fund some or all of our distributions from the proceeds of our offerings or from borrowings in anticipation of future cash flows, which may reduce the amount of capital we ultimately invest in properties. Because substantially all of our operations will be performed indirectly through our Operating Partnership, our ability to pay distributions depends in large part on our Operating Partnership’s ability to pay distributions to its partners, including to us. In the event we do not have enough cash from operations to fund cash distributions, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from an offering. Therefore, it is likely that some or all of the distributions that we make will represent a return of capital to stockholders. Though we have no present intention to make in-kind distributions, we are authorized by our charter to make in-kind distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of the charter or distributions that meet all of the following conditions: (a) our board of directors advises each stockholder of the risks associated with direct ownership of the property; (b) our board of directors offers each stockholder the election of receiving such in-kind distributions; and (c) in-kind distributions are only made to those stockholders who accept such offer.

Distributions will be paid to our stockholders as of the record date selected by our board of directors. We pay distributions monthly based on daily declaration and record dates so that investors may be entitled to distributions immediately upon purchasing our shares. We expect to continue to regularly pay distributions unless our results of operations, our general financial condition, general economic conditions, or other factors inhibit us from doing so. Distributions will be authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code. Our board of directors may increase, decrease or eliminate the distribution rate that is being paid at any time. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the offerings;

•	our operating and interest expenses;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates;

•	the performance of our lease-up, development and redevelopment properties;

•	any significant delays in construction for development or redevelopment properties;

•	construction defects or capital improvements;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares; and

•	financings and refinancings.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, we could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash, which could reduce the value of our stockholders’ investments in our shares. In addition, such distributions may constitute a return of investors’ capital.

We may not be able to pay distributions from our cash flows from operations, in which case distributions may be paid in part from debt financing or from proceeds from the issuance of common stock in our offerings. The payment of distributions from sources other than cash flows from operations may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flows from operations. However, our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including our ability to raise and invest capital at favorable yields, the financial performance of our investments in the current real estate and financial environment and the types and mix of investments in our portfolio. As a result, future distributions declared and paid may exceed cash flow from operations.

The following shows our cash distributions and the sources of such cash distributions for the years ended December 31, 2025 and 2024:

	Year Ended December 31, 2025		Year Ended December 31, 2024
Distributions paid in cash — common stockholders	$4,375,731		$3,370,210
Distributions paid in cash — preferred stockholders	5,794,931		—
Distributions paid in cash — Operating Partnership unitholders	274,780		274,844
Distributions reinvested	4,243,856		3,656,643

Total distributions	$14,689,298		$7,301,697

Source of distributions
Cash flows provided by operations	$3,214,529	21.9%	$—	0.0%
Proceeds from offerings	7,230,910	49.2%	3,645,054	49.9%
Offering proceeds from distribution reinvestment plan	4,243,856	28.9%	3,656,643	50.1%

Total sources	$14,689,298	100.0%	$7,301,697	100.0%

From our inception through December 31, 2025, we have paid cumulative distributions of approximately $26.7 million, as compared to cumulative net loss attributable to our common stockholders of approximately $54.4 million.

For the year ended December 31, 2025, we paid distributions of approximately $14.7 million, as compared to a net loss attributable to our common stockholders of approximately $25.4 million. Net loss attributable to our common stockholders for the year ended December 31, 2025, reflects non-cash depreciation and amortization of approximately $12.9 million and acquisition related expenses of approximately $0.8 million.

For the year ended December 31, 2024, we paid distributions of approximately $7.3 million, as compared to a net loss attributable to our common stockholders of approximately $14.9 million. Net loss attributable to our common stockholders for the year ended December 31, 2024, reflects non-cash depreciation and amortization of approximately $6.4 million and acquisition related expenses of approximately $0.6 million.

Indebtedness

As of December 31, 2025, our total indebtedness was approximately $205.6 million which included approximately $90.8 million of variable rate debt and approximately $120.4 million of fixed rate debt, less approximately $3.8 million in net debt discount and approximately $1.8 million in net debt issuance costs. See Note 6 – Debt, of the Notes to the December 31, 2025 Consolidated Financial Statements of Strategic Storage Growth Trust III, Inc. contained in this report for more information about our indebtedness.

Long-Term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for property acquisitions, either directly or through entity interests, for the payment of operating expenses and distributions, and for the payment of principal and interest on our outstanding indebtedness.

Our material cash requirements from known contractual and other obligations primarily relate to the following, for which information on both a short-term and long-term basis is provided in the indicated notes to the consolidated financial statements:

•

Debt — Refer to Note 6 – Debt of the Notes to the December 31, 2025 Consolidated Financial Statements of Strategic Storage Growth Trust III, Inc. As of December 31, 2025, excluding the impact of our interest rate hedging activities, future cash payments for interest on debt over the next 12 months is approximately $12.3 million. As of December 31, 2025, future cash payments for maturing debt over the next 12 months is approximately $65.5 million. We expect to meet these future obligations with a combination of proceeds from our offerings, operations and future debt financing.

•	Commitments and contingencies — Refer to Note 10 – Commitments and Contingencies of the Notes to the December 31, 2025 Consolidated Financial Statements of Strategic Storage Growth Trust III, Inc.

•

Potential acquisitions, investments in Joint Ventures — Refer to Note 3 – Real Estate Facilities and Note 4 – Investments in Unconsolidated Real Estate Ventures of the Notes to the December 31, 2025 Consolidated Financial Statements of Strategic Storage Growth Trust III, Inc.

Long-term potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, issuance of equity instruments and undistributed funds from operations. To the extent we are not able to secure requisite financing in the form of a credit facility or other debt, we will be dependent upon proceeds from the issuance of equity securities and cash flows from operating activities in order to meet our long-term liquidity requirements and to fund our distributions.

The following table presents the future principal payments required on outstanding debt as of December 31, 2025:

2026	$65,480,456 (1)
2027	51,566,591
2028	51,530,262
2029	435,161
2030	453,342
Thereafter	41,767,390

Total payments	211,233,202
Debt Discount, net	(3,749,003)
Debt issuance costs, net	(1,838,346)

Total	$205,645,853

(1)	Our term loan with KeyBank Loan National Association was paid off in June 2026.

Off Balance Sheet Arrangements

We have joint ventures with SmartCentres, which are accounted for using the equity method of accounting (Refer to Note 4 – Investments in Unconsolidated Real Estate Ventures of the Notes to the Consolidated Financial Statements). Other than the foregoing, we do not currently have any relationships with unconsolidated entities or financial partnerships. Such entities are often referred to as structured finance or special purpose entities, which typically are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Subsequent Events

Please see Note 12 – Subsequent Events of the Notes to the December 31, 2025 Consolidated Financial Statements of Strategic Storage Growth Trust III, Inc. Consolidated Financial Statements contained in this report.

Seasonality

We believe that we will experience minor seasonal fluctuations in the occupancy levels of our facilities which we believe will be slightly higher over the summer months due to increased moving activity.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

For the Six Months Ended June 30, 2026

Overview

Strategic Storage Growth Trust III, Inc., a Maryland corporation (the “Company”), was formed on February 23, 2022 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities. We made an election to be treated as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), for federal income tax purposes beginning with our taxable year ended December 31, 2022.

On May 18, 2022, pursuant to a confidential private placement memorandum, we commenced a private offering (the “Private Offering”) of up to $250,000,000 in shares of our common stock and $25,000,000 shares of common stock pursuant to our distribution reinvestment plan. Please see Note 1 of the Notes to the June 30, 2026 Consolidated Financial Statements of Strategic Storage Growth Trust III, Inc. for additional information. The primary portion of our Private Offering was terminated on August 30, 2024. We received approximately $158.4 million in offering proceeds from the sale of our common stock pursuant to the primary portion of our Private Offering. Through our distribution reinvestment plan, we have issued approximately 1.3 million shares for gross proceeds of approximately $12.6 million.

On February 4, 2025 (the “Commitment Date”), we entered into a preferred stock purchase agreement (the “Series A Purchase Agreement”) with Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR), pursuant to which the Investor committed to purchase $100 million in preferred shares (the aggregate shares to be purchased, the “Preferred Shares”) of our new Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”). The closing (the “Series A Closing”) in the amount of $100.0 million occurred on the Commitment Date and we incurred approximately $1.0 million in issuance costs related to the Series A Convertible Preferred Stock.

We have invested the net proceeds from our Private Offering primarily in self storage facilities consisting of both income-producing and growth properties located in the United States and Canada. As of June 30, 2026, we wholly owned 12 operating self storage properties located in four states (California, Florida, New Jersey and Texas) and three Canadian provinces (Alberta, British Columbia and Ontario), eight properties held in Delaware Statutory Trusts that are consolidated in our financial statements and 50% equity interests in three unconsolidated real estate ventures located in two Canadian provinces (British Columbia and Quebec). Our unconsolidated real estate ventures consist of one operating self storage property in the lease-up phase and two parcels of land that are being developed into self storage facilities.

As of June 30, 2026, our wholly-owned self storage portfolio was comprised as follows:

State/Province	No. of Properties	Units(1)	Sq. Ft. (net)(2)	% of Total Rentable Sq. Ft.	Physical Occupancy %(3)		Rental Income %(4)
Alberta	2	870	102,100	10%	92%		8%
British Columbia	1	800	53,390	6%	94%		9%
California	1	1,010	110,200	11%	92%		16%
Florida	4	3,420	380,400	39%	90%		32%
New Jersey	1	730	65,800	7%	95%		8%
Ontario	2	1,510	170,700	17%	93%		19%
Texas	1	875	98,875	10%	82	%(5)	8%

	12	9,215	981,465	100%	91%		100%

(1)	Includes all rentable units, consisting of storage units and parking units (approximately 165 units).

(2)	Includes all rentable square feet consisting of storage units and parking units (approximately 54,000 square feet).
(3)	Represents the occupied square feet of all facilities we owned in a state divided by total rentable square feet of all the facilities we owned in such state as of June 30, 2026.
(4)	Represents rental income for all facilities we own in a state divided by our total rental income for the month ended June 30, 2026.
(5)	The Texas property is a lease up property that we acquired on June 20, 2025. The initial occupancy was approximately 40% occupancy, as of June 30, 2026 occupancy was approximately 82%.

As of June 30, 2026, the Company consolidated its beneficial interest in three Delaware Statutory Trusts (“DST”) that own eight properties. As of June 30, 2026, our DST portfolio and ownership interest was comprised as follows:

DST Sponsor Program	Property	Location	Ownership %	Units(1)	Sq. Ft. (net)(2)	Physical Occupancy(3)	Rental Income %(4)
Blue Door I, DST	E Cary St.	Richard, Virginia	5%	560	58,800	89%	11%
Blue Door I, DST	Long Shoals Rd.	Arden, North Carolina	5%	480	64,000	95%	11%
Blue Door II, DST	FM 2181	Corinth, Texas	57%	770	98,200	94%	15%
Blue Door II, DST	Narcoossee Rd.	Orlando, Florida	57%	690	100,700	89%	13%
Blue Door II, DST	Spencer Highway	Pasadena, Texas	57%	930	149,100	91%	17%
Blue Door III, DST	Florida Central Pkwy	Longwood, Florida	100%	550	68,000	94%	10%
Blue Door III, DST	S. Cockrell Hill Rd.	Dallas, Texas	100%	670	74,800	90%	11%
Blue Door III, DST	N 83rd Ave.	Phoenix, Arizona	100%	720	81,200	91%	12%

				5,370	694,800	91%	100%

(1)	Includes all rentable units, consisting of storage units and parking units (approximately 150 units).
(2)	Includes all rentable square feet consisting of storage units and parking units (approximately 60,800 square feet).
(3)	Represents the occupied square feet divided by total rentable square feet of all the facilities we owned in such state as of June 30, 2026.
(4)	Represents rental income divided by our total rental income for the month ended June 30, 2026.

Investments in Unconsolidated Real Estate Ventures

We have entered into joint venture agreements with a subsidiary of SmartCentres, an unaffiliated third party, to acquire tracts of land, develop and operate self storage facilities. We account for these investments using the equity method of accounting and they will be stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings (loss) will generally be recognized based on our ownership interest in the earnings of each of the unconsolidated investments.

The following table summarizes our 50% ownership interests in unconsolidated real estate ventures as of June 30, 2026:

Unconsolidated Real Estate Venture	Location	Real Estate Venture Status	Completion Date or estimated completion	Approx. Units at Completion	Approx. Sq. Ft. (net) at Completion
Victoria	Victoria, British Columbia	Under development	Second half of 2027	1,160	100,000
Laval	Laval, Quebec	Operational	June 2026	1,300	125,000
New Westminster	New Westminster, British Columbia	Under development	Second half of 2027	1,170	99,275

				3,630	324,275

Our 50% share of development costs are currently expected to be approximately CAD $15.0 million for the Victoria Property, approximately CAD $4.5 million for the Laval Property and approximately CAD $15.2 million for the New Westminster Property, and are expected to be funded with combination of net proceeds from offerings and/or potential debt proceeds.

Critical Accounting Policies and Estimates

We have established accounting policies which conform to generally accepted accounting principles (“GAAP”) in the United States. Preparing financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Following is a discussion of the estimates and assumptions used in setting accounting policies that we consider critical in the presentation of our financial statements. Many estimates and assumptions involved in the application of GAAP may have a material impact on our financial condition or operating performance, or on the comparability of such information to amounts reported for other periods, because of the subjectivity and judgment required to account for highly uncertain items or the susceptibility of such items to change. These estimates and assumptions affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities at the dates of the financial statements and our reported amounts of revenue and expenses during the periods covered by such financial statements. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied or different amounts of assets, liabilities, revenues and expenses would have been recorded, thus resulting in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements. Additionally, other companies may use different estimates and assumptions that may impact the comparability of our financial condition and results of operations to those companies.

We believe that our critical accounting policies and estimates include the following: real estate purchase price allocations; the evaluation of whether any of our long-lived assets have been impaired; the determination of the useful lives of our long-lived assets; and the evaluation of the consolidation of our interests in joint ventures. The following discussion of these policies supplements, but does not supplant the description of our significant accounting policies, as contained in Note 2 of the Notes to the June 30, 2026 Consolidated Financial Statements of Strategic Storage Growth Trust III, Inc., and is intended to present our analysis of the uncertainties involved in arriving upon and applying each policy.

Real Estate Acquisition Valuation

We account for acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs as of the acquisition date.

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Because we believe that substantially all of the leases in place at properties we will acquire will be at market rates, as the majority of the leases are month-to-month contracts, we do not expect to allocate any portion of the purchase prices to above or below market leases. We also consider whether in-place, market leases represent an intangible asset. Acquisitions of portfolios of facilities are allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available.

Our allocations of purchase prices are based on certain significant estimates and assumptions, variations in such estimates and assumptions could result in a materially different presentation of the consolidated financial statements or materially different amounts being reported in the consolidated financial statements.

Impairment of Long-Lived Assets

The majority of our assets, other than cash and cash equivalents, consist of long-lived real estate assets as well as intangible assets related to our acquisitions. We evaluate such assets for impairment based on events and changes in circumstances that may arise in the future and that may impact the carrying amounts of our long-lived assets, including those held through joint ventures. When indicators of potential impairment are present, we will assess the recoverability of the particular asset by determining whether the carrying value of the asset will be recovered, through an evaluation of the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. This evaluation is based on a number of estimates and assumptions. Based on this evaluation, if the expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived asset and recognize an impairment loss. Our evaluation of the impairment of long-lived assets could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the amount of impairment loss recognized, if any, may vary based on the estimates and assumptions we use.

Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (“VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest.

We evaluate the consolidation of our investments in VIE’s in accordance with relevant accounting guidance. This evaluation requires us to determine whether we have a controlling interest in a VIE through a means other than voting rights, and, if so, such VIE may be required to be consolidated in our financial statements. Our evaluation of our VIEs under such accounting guidance could result in a materially different presentation of the financial statements or materially different amounts being reported in the financial statements, as the VIEs included in our consolidated financial statements may vary based on the estimates and assumptions we use.

REIT Qualification

We made an election under Section 856(c) of the Code to be taxed as a REIT under the Code, commencing with the taxable year ended December 31, 2022. By qualifying as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and could have a material adverse impact on our financial condition and results of operations. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Recent Tax Legislation

Effective July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was signed into law. Certain provisions of OBBBA modified U.S. tax law and impact us and our stockholders. Among other changes, this legislation (i) permanently extended the 20% deduction for “qualified REIT dividends” for individuals and other non-corporate taxpayers under Section 199A of the Code, (ii) permanently reinstated 100% bonus depreciation for certain property acquired after January 19, 2025, (iii) increased the percentage limit under the REIT asset test applicable to taxable REIT subsidiaries from 20% to 25% for taxable years beginning after December 31, 2025, and (iv) increased the base on which the 30% interest deduction limit under Section 163(j) of the Code applies by excluding depreciation, amortization and depletion from the definition of “adjusted taxable income” for taxable years beginning after December 31, 2024. The provisions of OBBBA did not have a material impact to our Consolidated Financial Statements.

Results of Operations

Overview

We derive revenues principally from: (i) rents received from tenants who rent storage units under month-to-month leases at each of our self storage facilities; and (ii) sales of packing- and storage-related supplies at our storage facilities. Therefore, our operating results depend significantly on our ability to retain our existing tenants and lease our available self storage units to new tenants, while maintaining and, where possible, increasing the prices for our self storage units. Additionally, our operating results depend on our tenants making their required rental payments to us.

Competition in the market areas in which we operate is significant and affects the occupancy levels, rental rates, rental revenues and operating expenses of our facilities. Development of any new self storage facilities would intensify competition of self storage operators in markets in which we operate.

On May 18, 2022, we commenced our Private Offering and we acquired our first three self storage properties during 2022. As of June 30, 2026 and 2025, we consolidated 20 self storage facilities.

Our operating results for the three months ended June 30, 2026 include full period results for 20 self storage properties and partial period results for three self storage properties sold during the second quarter of 2026. Our operating results for the three months ended June 30, 2025 include full period results for 18 self storage properties, and partial period results for two self storage properties acquired during the second quarter of 2025. As such, we believe there is little basis for comparison between the three months ended June 30, 2026 and 2025. Operating results in future periods will depend on the results of operations of these properties and the properties that we acquire in the future.

Our operating results for the six months ended June 30, 2026 include full period results for 20 self storage properties and partial period results for three self storage properties sold during the second quarter of 2026. Our operating results for the six months ended June 30, 2025 include full period results for 11 self storage properties, and partial period results for nine self storage properties acquired during the first six months of 2025. As such, we believe there is little basis for comparison between the six months ended June 30, 2026 and 2025. Operating results in future periods will depend on the results of operations of these properties and the properties that we acquire in the future.

Comparison of the Three Months Ended June 30, 2026 and 2025

Total Revenues

Total revenues for the three months ended June 30, 2026 and 2025 were approximately $7.1 million and approximately $5.3 million, respectively. The increase in total revenue of approximately $1.8 million is primarily attributable to a full quarter of operations for 20 properties and partial quarter of operations for three self storage properties sold during the second quarter of 2026 in the second quarter of 2026, compared to a full quarter of operations for 18 properties and partial quarter of operations for two properties acquired in the second quarter of 2025. We expect total revenues to increase in the future commensurate with our future acquisition activity and the lease-up of our non-stabilized properties.

Property Operating Expenses

Property operating expenses for the three months ended June 30, 2026 and 2025 were approximately $2.9 million and approximately $2.3 million, respectively. Property operating expenses include the costs to operate our facilities including payroll, utilities, insurance, real estate taxes, and marketing. The increase in property operating expenses of approximately $0.6 million is primarily attributable to a full quarter of operations for 20 properties and partial quarter of operations for three self storage properties sold in the second quarter of 2026, compared to a full quarter of operations for 18 properties and partial quarter of operations for two properties acquired in the second quarter of 2025. We expect property operating expenses to increase in the future as our operational activity increases but decrease as a percentage of total revenues as we lease-up our non-stabilized properties.

Property Operating Expenses – Affiliates

Property operating expenses – affiliates for the three months ended June 30, 2026 and 2025 were approximately $1.0 million and approximately $0.8 million, respectively. Property operating expenses – affiliates includes property management fees and asset management fees. The increase in property operating expenses – affiliates of approximately $0.2 million is primarily attributable to a full quarter of operations for 20 properties and partial quarter of operations for three self storage properties sold in the second quarter of 2026, compared to a full quarter of operations for 18 properties and partial quarter of operations for two properties acquired in the second quarter of 2025. We expect property operating expenses – affiliates to increase in the future as our operational activity increases.

General and Administrative Expenses

General and administrative expenses for the three months ended June 30, 2026 and 2025 were approximately $2.0 million and approximately $1.1 million, respectively. General and administrative expenses consist primarily of legal expenses, directors’ and officers’ insurance, transfer agent fees, an allocation of a portion of our Advisor’s payroll related costs, accounting expenses and board of directors related costs. The increase in general and administrative expenses of approximately $0.9 million is primarily attributable to an increase in costs commensurate with the increase in our operational activity. We expect general and administrative expenses to increase in the future as our operational activity increases.

Depreciation and Amortization Expenses

Depreciation and amortization expenses for the three months ended June 30, 2026 and 2025 were approximately $3.8 million and approximately $3.2 million, respectively. Depreciation expense consists primarily of depreciation on the buildings and site improvements at our properties. Amortization expense consists of the amortization of intangible assets resulting from our acquisitions. The increase in depreciation and amortization expense of approximately $0.6 million is primarily attributable to a full quarter of operations for 20 properties and partial quarter of operations for three self storage properties sold in the second quarter of 2026, compared to a full quarter of operations for 18 properties and partial quarter of operations for two properties acquired in the second quarter of 2025. We expect depreciation and amortization expense to increase in future periods commensurate with our future acquisition activity.

Acquisition Expenses – Affiliates

Acquisition expenses – affiliates for each of the three months ended June 30, 2026 and 2025 were approximately $0.1 million. Acquisition expenses primarily relate to the costs associated with our potential acquisitions prior to the acquisitions becoming probable in accordance with our capitalization policy. We expect acquisition expenses—affiliates to fluctuate in the future commensurate with our acquisition activity.

Other Property Acquisition Expenses

Other property acquisition expenses for each of the three months ended June 30, 2026 and 2025 were approximately $0.1 million. Acquisition expenses primarily relate to the costs associated with our potential acquisitions prior to the acquisitions becoming probable in accordance with our capitalization policy. We expect other property acquisition expenses to fluctuate in the future commensurate with our acquisition activity.

Gain on disposition of real estate

Gain on disposition of real estate for the three months ended June 30, 2026 and 2025 was approximately $0.5 million and none, respectively. Gain on disposition of real estate was related to the sale of the Spartanburg portfolio on June 16, 2026.

Interest Expense

Interest expense for the three months ended June 30, 2026 and 2025 was approximately $2.9 million and approximately $1.8 million, respectively. The increase in interest expense primarily relates to a full quarter of interest incurred for 20 self storage properties and partial quarter of interest incurred for three self storage properties sold in the second quarter of 2026 compared to a full quarter of interest incurred for 18 properties and partial quarter of interest incurred for two properties acquired in the second quarter of 2025. We expect interest expense to fluctuate in the future commensurate with our future debt level and interest rates.

Interest Expense – Debt Issuance Costs

Interest expense – debt issuance costs for the three months ended June 30, 2026 and 2025 were approximately $0.4 million and approximately $0.2 million, respectively. Interest expense – debt issuance costs reflects the amortization of fees incurred in connection with obtaining financing. We expect interest expense – debt issuance costs to increase commensurate with our future financing activity.

Foreign currency adjustment

Foreign currency adjustment for the three months ended June 30, 2026 and 2025 was approximately $(1.0) million and approximately $1.4 million, respectively. Foreign currency adjustment consists of changes in foreign currency related to our net investments in real estate, not classified as long term in accordance with GAAP. We expect foreign currency adjustment to change in the future based upon changes in exchange rates, as well as future net investments in real estate in currencies other than U.S. dollars.

Other income, net

Other income, net for each of the three months ended June 30, 2026 and 2025 were approximately $0.1 million. Other income, net consists of primarily of interest income received on cash and restricted cash. We expect Other income, net to change in the future based upon our cash balances and changes in interest rates.

Loss on debt extinguishment

Loss on debt extinguishment for the three months ended June 30, 2026 and 2025 were approximately $0.7 million and none, respectively. Loss on debt extinguishment reflects the unamortized debt issuance cost that was written off due to the repayment of three mortgage loans entered into with an affiliate of our Sponsor (the “SmartStop Mortgage Loans”) in conjunction with the sale of three properties located in Spartanburg, South Carolina (the “Spartanburg Portfolio”) on June 16, 2026, which properties secured such loans.

Comparison of the Six Months Ended June 30, 2026 and 2025

Total Revenues

Total revenues for the six months ended June 30, 2026 and 2025 were approximately $14.0 million and approximately $9.4 million, respectively. The increase in total revenue of approximately $4.6 million is primarily attributable to a full period of operations for 20 properties and partial period of operations for three self storage properties sold in the first six months 2026, compared to a full period of operations for 11 properties and partial period of operations for nine properties acquired in the first six months of 2025. We expect total revenues to increase in the future commensurate with our future acquisition activity and the lease-up of our non-stabilized properties.

Property Operating Expenses

Property operating expenses for the six months ended June 30, 2026 and 2025 were approximately $6.0 million and approximately $4.2 million, respectively. Property operating expenses include the costs to operate our facilities including payroll, utilities, insurance, real estate taxes, and marketing. The increase in property operating expenses of approximately $1.8 million is primarily attributable to a full period of operations for 20 properties and partial period of operations for three self storage properties sold in the first six months 2026, compared to a full period of operations for 11 properties and partial period of operations for nine properties acquired in the first six months of 2025. We expect property operating expenses to increase in the future as our operational activity increases but decrease as a percentage of total revenues as we lease-up our non-stabilized properties.

Property Operating Expenses – Affiliates

Property operating expenses – affiliates for the six months ended June 30, 2026 and 2025 were approximately $2.0 million and approximately $1.5 million, respectively. Property operating expenses – affiliates includes property management fees and asset management fees. The increase in property operating expenses – affiliates of approximately $0.5 million is primarily attributable to a full period of operations for 20 properties and partial period of operations for three self storage properties sold in the first six months 2026, compared to a full period of operations for 11 properties and partial period of operations for nine properties acquired in the first six months of 2025. We expect property operating expenses – affiliates to increase in the future as our operational activity increases.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2026 and 2025 were approximately $3.2 million and approximately $2.3 million, respectively. General and administrative expenses consist primarily of legal expenses, directors’ and officers’ insurance, transfer agent fees, an allocation of a portion of our Advisor’s payroll related costs, accounting expenses and board of directors related costs. The increase in general and administrative expenses of approximately $0.9 million is primarily attributable to an increase in costs commensurate with the increase in our operational activity. We expect general and administrative expenses to increase in the future as our operational activity increases.

Depreciation and Amortization Expenses

Depreciation and amortization expenses for the six months ended June 30, 2026 and 2025 were approximately $7.7 million and approximately $5.5 million, respectively. Depreciation expense consists primarily of depreciation on the buildings and site improvements at our properties. Amortization expense consists of the amortization of intangible assets resulting from our acquisitions. The increase in depreciation and amortization expense of approximately $2.2 million is primarily attributable to a full period of operations for 20 properties and partial period of operations for three self storage properties sold in the first six months 2026, compared to a full period of operations for 11 properties and partial period of operations for nine properties acquired during the first six months of 2025. We expect depreciation and amortization expense to increase in future periods commensurate with our future acquisition activity.

Acquisition Expenses – Affiliates

Acquisition expenses – affiliates for each of the six months ended June 30, 2026 and 2025 were approximately $0.2 million. Acquisition expenses primarily relate to the costs associated with our potential acquisitions prior to the acquisitions becoming probable in accordance with our capitalization policy. We expect acquisition expenses—affiliates to fluctuate in the future commensurate with our acquisition activity.

Other Property Acquisition Expenses

Other property acquisition expenses for the six months ended June 30, 2026 and 2025 were approximately $0.1 million and $0.3 million, respectively. Acquisition expenses primarily relate to the costs associated with our potential acquisitions prior to the acquisitions becoming probable in accordance with our capitalization policy. We expect other property acquisition expenses to fluctuate in the future commensurate with our acquisition activity.

Gain on disposition of real estate

Gain on disposition of real estate for the six months ended June 30, 2026 and 2025 was approximately $0.5 million and none, respectively. Gain on disposition of real estate was related to the sale of the Spartanburg portfolio on June 16, 2026.

Interest Expense

Interest expense for the six months ended June 30, 2026 and 2025 was approximately $6.0 million and approximately $3.5 million, respectively. The increase in interest expense of approximately $2.5 million is primarily attributable to a full period of interest expense on debt entered in 2025 and partial year of interest expense on debt entered in 2026 and the impact of our interest rate derivatives we elected hedge accounting. We expect interest expense to fluctuate in the future commensurate with our future debt level and interest rates.

Interest Expense – Debt Issuance Costs

Interest expense – debt issuance costs for the six months ended June 30, 2026 and 2025 were approximately $0.7 million and approximately $0.3 million, respectively. Interest expense – debt issuance costs reflects the amortization of fees incurred in connection with obtaining financing. We expect interest expense – debt issuance costs to increase commensurate with our future financing activity.

Foreign currency adjustment

Foreign currency adjustment for the six months ended June 30, 2026 and 2025 was approximately $(1.7) million and approximately $1.2 million, respectively. Foreign currency adjustment consists of changes in foreign currency related to our net investments in real estate, not classified as long term in accordance with GAAP. We expect foreign currency adjustment to change in the future based upon changes in exchange rates, as well as future net investments in real estate in currencies other than U.S. dollars.

Other income, net

Other income, net for each of the six months ended June 30, 2026 and 2025 were approximately $0.1 million. Other income, net consists of primarily of interest income received on cash and restricted cash. We expect Other income, net to change in the future based upon our cash balances and changes in interest rates.

Loss on debt extinguishment

Loss on debt extinguishment for the six months ended June 30, 2026 and 2025 were approximately $0.7 million and none, respectively. Loss on debt extinguishment reflects the unamortized debt issuance cost that was written off due to the repayment of the SmartStop Mortgage Loans in conjunction the sale of the Spartanburg Portfolio on June 16, 2026.

Liquidity and Capital Resources

Cash Flows

A comparison of cash flows for operating, investing and financing activities for the six months ended June 30, 2026 and 2025 is as follows:

	Six Months Ended
	June 30, 2026	June 30, 2025	Change
Net cash flow provided by (used in):
Operating activities	$2,632,239	$1,285,544	$1,346,695
Investing activities	20,684,449	(156,333,844)	177,018,293
Financing activities	(25,207,666)	157,980,307	(183,179,537)

Cash flows provided by operating activities for the six months ended June 30, 2026 and 2025 were approximately $2.6 million and approximately $1.3 million, respectively, a change of approximately $1.3 million. The increase in cash provided by our operating activities is primarily the result of the lease up of our non-stabilized properties and changes in operating assets and liabilities.

Cash flows provided by (used in) investing activities for the six months ended June 30, 2026 and 2025 were approximately $20.7 million and approximately ($156.3) million, respectively, a change of approximately $177.0 million. The decrease in cash used in our investing activities is primarily the result of cash used for the purchase of real estate.

Cash flows provided by (used in) financing activities for the six months ended June 30, 2026 and 2025 were approximately ($25.2) million and approximately $158.0 million, respectively, a change of approximately ($183.2) million. The decrease in cash provided by our financing activities is primarily the result of a decrease in net debt proceeds totaling $71.2 million and net proceeds raised from issuance of preferred equity $99.0 million.

Short-Term Liquidity and Capital Resources

Our liquidity needs consist primarily of our property operating expenses, general and administrative expenses, debt service payments, capital expenditures, property acquisitions, development costs for joint venture and wholly owned investments and distributions to our stockholders, preferred stockholders and limited partners in our Operating Partnership, as necessary to maintain our REIT qualification. We generally expect that we will meet our short-term liquidity requirements from the combination of cash on hand, proceeds from the primary portion of our Private Offering, proceeds from the sale of Blue Door DST interests, proceeds from secured and unsecured financing from banks or other lenders and net cash provided from property operations.

Volatility in the debt and equity markets and continued and/or further impact of rising interest rates, inflation and other economic events will depend on future developments, which are highly uncertain. While we do not expect such events to have a material impact upon our liquidity in the short-term, continued uncertainty or deterioration in the debt and equity markets over an extended period of time could potentially impact our liquidity over the long-term.

The Huntington Loan, Skymar Loan – Chula Vista, Skymar Loan – Fort Myers, Skymar Loan – Eatontown and SmartStop Bridge Loan (each as defined in the Notes to the June 30, 2026 Consolidated Financial Statements of Strategic Storage Growth Trust III, Inc.) mature in the next 12 months. We are currently evaluating multiple options, which include extending the maturity date of the loans, amending the loans with the current lender or refinancing with a different lender, to satisfy these loans.

Distribution Policy and Distributions

Preferred Stock Dividends

The shares of Series A Convertible Preferred Stock rank senior to all other shares of our capital stock, including our common stock, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up of the Company. Dividends payable on each share of Series A Convertible Preferred Stock will initially be equal to a rate of 8.85% per annum, which accrues daily but is payable quarterly in arrears. If the Series A Convertible Preferred Stock has not been redeemed on or prior to the fifth anniversary date of the Series A Closing, the dividend rate will increase an additional 0.75% per annum each year thereafter to a maximum of 11.0% per annum until the tenth anniversary of the Series A Closing, at which time the dividend rate shall increase 0.75% per annum each year thereafter until the Series A Convertible Preferred Stock is either converted or repurchased in full.

Common Stock

We commenced paying distributions to our stockholders in June 2022 and intend to continue to pay regular distributions to our stockholders. If we are not generating operating cash flow sufficient to fund distributions to our stockholders, we may decide to make stock distributions or to make distributions using a combination of stock and cash, or to fund some or all of our distributions from the proceeds of our offerings or from borrowings in anticipation of future cash flows, which may reduce the amount of capital we ultimately invest in properties. Because substantially all of our operations will be performed indirectly through our Operating Partnership, our ability to pay distributions depends in large part on our Operating Partnership’s ability to pay distributions to its partners, including to us. In the event we do not have enough cash from operations to fund cash distributions, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from an offering. Therefore, it is likely that some or all of the distributions that we make will represent a return of capital to stockholders. Though we have no present intention to make in-kind distributions, we are authorized by our charter to make in-kind distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of the charter or distributions that meet all of the following conditions: (a) our board of directors advises each stockholder of the risks associated with direct ownership of the property; (b) our board of directors offers each stockholder the election of receiving such in-kind distributions; and (c) in-kind distributions are only made to those stockholders who accept such offer.

Distributions will be paid to our stockholders as of the record date selected by our board of directors. We pay distributions monthly based on daily declaration and record dates so that investors may be entitled to distributions immediately upon purchasing our shares. We expect to continue to regularly pay distributions unless our results of operations, our general financial condition, general economic conditions, or other factors inhibit us from doing so. Distributions will be authorized at the discretion of our board of directors, which will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code. Our board of directors may increase, decrease or eliminate the distribution rate that is being paid at any time. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the offerings;

•	our operating and interest expenses;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates;

•	the performance of our lease-up, development and redevelopment properties;

•	any significant delays in construction for development or redevelopment properties;

•	construction defects or capital improvements;

•	capital expenditures and reserves for such expenditures;

•	the issuance of additional shares; and

•	financings and refinancings.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, we could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash, which could reduce the value of our stockholders’ investments in our shares. In addition, such distributions may constitute a return of investors’ capital.

We may not be able to pay distributions from our cash flows from operations, in which case distributions may be paid in part from debt financing or from proceeds from the issuance of common stock in our offerings. The payment of distributions from sources other than cash flows from operations may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Over the long-term, we expect that a greater percentage of our distributions will be paid from cash flows from operations. However, our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including our ability to raise and invest capital at favorable yields, the financial performance of our investments in the current real estate and financial environment and the types and mix of investments in our portfolio. As a result, future distributions declared and paid may exceed cash flow from operations.

The following shows our cash distributions and the sources of such cash distributions for the six months ended June 30, 2026 and 2025:

	Six Months Ended June 30, 2026		Six Months Ended June 30, 2025
Distributions paid in cash — common stockholders	$2,225,073		$2,175,175
Distributions paid in cash — preferred stockholders	4,412,877		1,357,809
Distributions paid in cash — Operating Partnership unitholders	137,013		136,950
Distributions reinvested	2,127,799		2,105,317

Total distributions	$8,902,762		$5,775,251

Source of distributions
Cash flows provided by operations	$2,632,239	34.6%	$1,285,544	19.2%
Cash flows provided by investing	4,142,724	41.5%	—	0.0%
Proceeds from offerings	—	0.0%	2,384,390	44.3%
Offering proceeds from distribution reinvestment plan	2,127,799	23.9%	2,105,317	36.5%

Total sources	$8,902,762	100.0%	$5,775,251	100.0%

From our inception through June 30, 2025, we have paid cumulative distributions of approximately $35.6 million, as compared to cumulative net loss attributable to our common stockholders of approximately $72.1 million.

For the six months ended June 30, 2026, we paid distributions of approximately $8.9 million, as compared to a net loss attributable to our common stockholders of approximately $17.6 million. Net loss attributable to our common stockholders for the six months ended June 30, 2026, reflects non-cash depreciation and amortization of approximately $7.7 million and acquisition related expenses of approximately $0.2 million.

For the six months ended June 30, 2025, we paid distributions of approximately $5.8 million, as compared to a net loss attributable to our common stockholders of approximately $10.2 million. Net loss attributable to our common stockholders for the six months ended June 30, 2025, reflects non-cash depreciation and amortization of approximately $5.5 million and acquisition related expenses of approximately $0.5 million.

Indebtedness

As of June 30, 2026, our total indebtedness was approximately $178.6 million which included approximately $43.7 million of variable rate debt and approximately $140.1 million of fixed rate debt, less approximately $3.7 million in net debt discount and approximately $1.5 million in net debt issuance costs. See Note 6 – Debt, of the Notes to the June 30, 2026 Consolidated Financial Statements of Strategic Storage Growth Trust III, Inc. for more information about our indebtedness.

Long-Term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for property acquisitions, either directly or through entity interests, for the payment of operating expenses and distributions, and for the payment of principal and interest on our outstanding indebtedness.

Our material cash requirements from known contractual and other obligations primarily relate to the following, for which information on both a short-term and long-term basis is provided in the indicated notes to the consolidated financial statements:

•

Debt — Refer to Note 6 – Debt of the Notes to the June 30, 2026 Consolidated Financial Statements of Strategic Storage Growth Trust III, Inc. As of June 30, 2026, excluding the impact of our interest rate hedging activities, future cash payments for interest on debt over the next 12 months is approximately $10.8 million. As of June 30, 2026, future cash payments for maturing debt over the next 12 months is approximately $47.8 million. We expect to meet these future obligations with a combination of proceeds from our offerings, operations and future debt financing.

•	Commitments and contingencies — Refer to Note 10 – Commitments and Contingencies of the Notes to the June 30, 2026 Consolidated Financial Statements of Strategic Storage Growth Trust III, Inc.

•

Potential acquisitions, investments in Joint Ventures — Refer to Note 3 – Real Estate Facilities and Note 4 – Investments in Unconsolidated Real Estate Ventures of the Notes to the June 30, 2026 Consolidated Financial Statements of Strategic Storage Growth Trust III, Inc.

Long-term potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, issuance of equity instruments and undistributed funds from operations. To the extent we are not able to secure requisite financing in the form of a credit facility or other debt, we will be dependent upon proceeds from the issuance of equity securities and cash flows from operating activities in order to meet our long-term liquidity requirements and to fund our distributions.

The following table presents the future principal payments required on outstanding debt as of June 30, 2026:

2026	$38,066,420
2027	51,212,111
2028	30,773,192
2029	21,534,161
2030	453,342
Thereafter	41,767,390

Total payments	183,806,616
Debt Discount, net	(3,659,834)
Debt issuance costs, net	(1,507,097)

Total	$178,639,685

Off Balance Sheet Arrangements

We have joint ventures with SmartCentres, which are accounted for using the equity method of accounting (Refer to Note 4 – Investments in Unconsolidated Real Estate Ventures of the Notes to the Consolidated Financial Statements). Other than the foregoing, we do not currently have any relationships with unconsolidated entities or financial partnerships. Such entities are often referred to as structured finance or special purpose entities, which typically are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Subsequent Events

Please see Note 12 – Subsequent Events of the Notes to the June 30, 2026 Consolidated Financial Statements of Strategic Storage Growth Trust III, Inc.

Seasonality

We believe that we will experience minor seasonal fluctuations in the occupancy levels of our facilities which we believe will be slightly higher over the summer months due to increased moving activity.

Annex D

SSGT III AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements

December 31, 2024 and 2023

Consolidated Financial Statements

December 31, 2025 and 2024

Consolidated Financial Statements

June 30, 2026 (Unaudited)

Unaudited Pro Forma Consolidated Financial Information

Unaudited Pro Forma Consolidated Financial Information	D-139
Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2026	D-141
Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2025	D-143
Unaudited Pro Forma Consolidated Statement of Operations for the Six Months Ended June 30, 2026	D-144
Notes to Unaudited Pro Forma Consolidated Financial Statements	D-145

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Stockholders

Strategic Storage Growth Trust III, Inc.

Ladera Ranch, California

Opinion

We have audited the consolidated financial statements of Strategic Storage Growth Trust III, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive loss, equity and temporary equity, and cash flows for the years ended December 31, 2024 and 2023, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years ended December 31, 2024 and 2023, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, P.C.

Costa Mesa, California

April 4, 2025

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2024 AND 2023

	December 31, 2024	December 31, 2023
ASSETS
Real estate facilities:
Land	$35,696,025	$27,486,157
Buildings	173,022,230	136,557,384
Site improvements	6,305,922	5,175,000

	215,024,177	169,218,541
Accumulated depreciation	(8,979,959)	(4,121,454)

	206,044,218	165,097,087
Construction in process	439,581	1,073,592

Real estate facilities, net	206,483,799	166,170,679
Cash and cash equivalents	8,825,025	6,371,636
Restricted cash	2,301,416	5,397,648
Investments in unconsolidated real estate ventures	6,531,574	—
Other assets, net	3,140,597	1,433,971
Intangible assets, net of accumulated amortization	775,564	1,232,043

Total assets	$228,057,975	$180,605,977

LIABILITIES, TEMPORARY EQUITY AND EQUITY
Debt, net	$105,324,837	$94,138,338
Accounts payable and accrued liabilities	2,290,273	2,411,089
Distributions payable	765,279	509,213
Due to affiliates	2,762,052	480,986

Total liabilities	111,142,441	97,539,626

Commitments and contingencies (Note 9)
Redeemable common stock	5,304,160	2,500,074
Equity:
Strategic Storage Growth Trust III, Inc.:
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding at December 31, 2024 and 2023	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 17,131,447 and 11,540,625 shares issued and outstanding at December 31, 2024 and 2023, respectively	17,133	11,542
Additional paid-in capital	143,798,060	96,405,325
Distributions	(12,176,241)	(4,910,259)
Accumulated deficit	(29,061,440)	(14,205,267)
Accumulated other comprehensive loss	(1,067,047)	(354,794)

Total Strategic Storage Growth Trust III, Inc. equity	101,510,465	76,946,547

Noncontrolling interests in our Operating Partnership	2,757,020	3,619,730
Noncontrolling interests in Blue Door Property I, DST	7,343,889	—

Total noncontrolling interest	10,100,909	3,619,730

Total equity	111,611,374	80,566,277

Total liabilities, temporary equity and equity	$228,057,975	$180,605,977

See notes to consolidated financial statements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2024 AND 2023

	Year Ended December 31,
	2024	2023
Revenues:
Self storage rental revenue	$10,043,512	$5,624,195
Ancillary operating revenue	70,920	56,993

Total revenues	10,114,432	5,681,188

Operating expenses:
Property operating expenses	4,615,402	2,834,682
Property operating expenses – affiliates	2,022,853	1,375,688
General and administrative	3,811,216	2,841,445
Depreciation	4,970,382	3,568,765
Intangible amortization expense	1,417,646	1,556,335
Acquisition expense – affiliates	305,520	421,275
Other property acquisition expenses	259,730	236,587

Total operating expenses	17,402,749	12,834,777

Operating loss	(7,288,317)	(7,153,589)
Other income (expense):
Interest expense	(6,458,731)	(4,894,242)
Interest expense – debt issuance costs	(696,398)	(606,270)
Foreign currency adjustment	(1,360,684)	(28,676)
Other	381,426	13,219

Net loss	(15,422,704)	(12,669,558)
Net loss attributable to the noncontrolling interests	566,531	745,260

Net loss attributable to Strategic Storage Trust Growth Trust III, Inc. common stockholders	$(14,856,173)	$(11,924,298)

See notes to consolidated financial statements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

YEARS ENDED DECEMBER 31, 2024 AND 2023

	Year Ended December 31,
	2024	2023
Net loss	$(15,422,704)	$(12,669,558)
Other comprehensive loss:
Foreign currency translation adjustment	(777,274)	(38,231)
Interest rate hedge income (loss)	43,793	(330,826)

Other comprehensive loss	(733,481)	(369,057)

Comprehensive loss	(16,156,185)	(13,038,615)
Comprehensive loss attributable to noncontrolling interests:
Comprehensive loss attributable to the noncontrolling interests	587,759	759,524

Comprehensive loss attributable to Strategic Storage Growth Trust III, Inc. stockholders	$(15,568,426)	$(12,279,091)

See notes to consolidated financial statements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY AND TEMPORARY EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Common Stock							Noncontrolling Interest
	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Strategic Storage Growth Trust III, Inc. Equity	in our Operating Partnership	in Blue Door Property I, DST	Total Equity	Redeemable Common Stock
Balance as of December 31, 2022	5,452,355	$5,435	$44,977,149	$(576,520)	$(2,280,969)	$—	$42,125,095	$4,640,482	$—	$46,765,577	$246,495
Gross proceeds from issuance of common stock	5,848,194	5,848	56,676,873	—	—	—	56,682,721	—	—	56,682,721	—
Offering costs	—	—	(5,264,909)	—	—	—	(5,264,909)	—	—	(5,264,909)	—
Changes to redeemable common stock	—	—	(2,329,736)	—	—	—	(2,329,736)	—	—	(2,329,736)	2,329,736
Redemption of common stock	(8,452)	(8)	—	—	—	—	(8)	—	—	(8)	(76,157)
Distribution to common stockholders	—	—	—	(4,333,739)	—	—	(4,333,739)	—	—	(4,333,739)	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(261,229)	—	(261,229)	—
Issuance of shares for distribution reinvestment plan	248,528	267	2,329,469	—	—	—	2,329,736	—	—	2,329,736	—
Stock based compensation expense	—	—	16,479	—	—	—	16,479	—	—	16,479	—
Net loss attributable to Strategic Storage Growth Trust III, Inc.	—	—	—	—	(11,924,298)	—	(11,924,298)	—	—	(11,924,298)	—
Net loss attributable to the noncontrolling interests	—	—	—	—	—	—	—	(745,260)	—	(745,260)	—
Interest rate hedge loss	—	—	—	—	—	(319,428)	(319,428)	(11,398)	—	(330,826)	—
Foreign currency translation adjustment	—	—	—	—	—	(35,366)	(35,366)	(2,865)	—	(38,231)	—

Balance as of December 31, 2023	11,540,625	$11,542	$96,405,325	$(4,910,259)	$(14,205,267)	$(354,794)	$76,946,547	$3,619,730	$—	$80,566,277	$2,500,074
Gross proceeds from issuance of common stock	5,285,271	5,285	52,016,686	—	—	—	52,021,971	—	—	52,021,971	—
Gross proceeds from issuance of equity in Blue Door Property I, DST	—	—	—	—	—	—	—	—	8,085,532	8,085,532	—
Offering costs	—	—	(4,651,488)	—	—	—	(4,651,488)	—	(721,969)	(5,373,457)	—
Changes to redeemable common stock	—	—	(3,656,643)	—	—	—	(3,656,643)	—	—	(3,656,643)	3,656,643
Redemption of common stock	(79,359)	(79)	—	—	—	—	(79)	—	—	(79)	(852,557)
Distribution to common stockholders	—	—	—	(7,265,982)	—	—	(7,265,982)	—	—	(7,265,982)	—
Distributions to noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	(274,780)	—	(274,780)	—
Distributions to Blue Door Property I, DST	—	—	—	—	—	—	—	—	(19,845)	(19,845)	—
Issuance of shares for distribution reinvestment plan (DRP)	384,910	385	3,656,258	—	—	—	3,656,643	—	—	3,656,643	—
Stock based compensation expense	—	—	27,922	—	—	—	27,922	—	—	27,922	—
Net loss attributable to Strategic Storage Growth Trust III, Inc.	—	—	—	—	(14,856,173)	—	(14,856,173)	—	—	(14,856,173)	—
Net loss attributable to the noncontrolling interests	—	—	—	—	—	—	—	(566,702)	171	(566,531)	—
Interest rate hedge gain	—	—	—	—	—	38,034	38,034	5,759	—	43,793	—
Foreign currency translation adjustment	—	—	—	—	—	(750,287)	(750,287)	(26,987)	—	(777,274)	—

Balance as of December 31, 2024	17,131,447	$17,133	$143,798,060	$(12,176,241)	$(29,061,440)	$(1,067,047)	$101,510,465	$2,757,020	$7,343,889	$111,611,374	$5,304,160

See notes to consolidated financial statements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(15,422,704)	$(12,669,558)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	6,388,028	5,125,100
Amortization of debt issuance costs	696,398	606,270
Stock based compensation expense related to issuance of restricted stock	27,922	16,479
Unrealized foreign currency adjustment	1,360,684	28,676
Changes in operating assets and liabilities:
Other assets, net	(1,171,914)	(519,518)
Purchase of interest rate derivative	(795,146)	(160,460)
Accounts payable and accrued liabilities	253,720	734,662
Due to affiliates	1,579,870	283,485

Net cash used in operating activities	(7,083,142)	(6,554,864)

Cash flows from investing activities:
Purchase of real estate facilities	(47,634,338)	(85,704,141)
Additions to real estate facilities	(1,096,677)	(1,778,864)
Investments in unconsolidated real estate ventures	(6,920,162)	—

Net cash used in investing activities	(55,651,177)	(87,483,005)

Cash flows from financing activities:
Proceeds from issuance of secured debt	32,969,106	82,720,625
Repayment of secured debt	(21,121,213)	(29,500,000)
Debt issuance costs	(212,927)	(1,190,713)
Gross proceeds from issuance of common stock	52,021,971	56,017,713
Gross proceeds from issuance of equity in Blue Door Property I, DST	8,085,532	—
Offering costs	(5,274,855)	(5,317,981)
Redemption of common stock	(681,645)	(76,157)
Distributions paid to common stockholders	(3,370,210)	(1,694,750)
Distributions paid to noncontrolling interest in our Operating Partnership	(274,844)	(256,562)
Distributions paid to noncontrolling interest in Blue Door Property I, DST	(2,840)	—

Net cash provided by financing activities	62,138,075	100,702,175

Impact of foreign exchange rate changes on cash and restricted cash	(46,599)	(47,021)

Net change in cash, cash equivalents and restricted cash	(642,843)	6,617,285

Cash, cash equivalents and restricted cash, beginning of year	11,769,284	5,151,999

Cash, cash equivalents and restricted cash, end of year	$11,126,441	$11,769,284

Supplemental disclosures and non-cash transactions:
Cash paid for interest, net of amounts capitalized	$6,424,526	$4,369,840
Transfer of other assets to debt issuance costs	$—	$264,000
Purchase of real estate include in due to affiliates	$631,262	$—
Additions to real estate included in accounts payable and accrued liabilities	$307,018	$440,706
Other assets included in due to affiliates	$32,044	$—
Offering costs included in accounts payable and accrued liabilities	$155,690	$40,405
Offering costs included in due to affiliates	$26,635	$43,321
Debt issuance costs in due to affiliates	$58,420	$—
Purchase of interest rate derivative in accounts payable and accrued liabilities	$—	$583,780
Interest rate hedge gain in other assets	$86,724	$—
Interest rate hedge loss in accounts payable and accrued liabilities	$42,931	$330,826
Redemption of common stock in accounts payable and accrued liabilities	$170,987	$—
Issuance of shares pursuant to distribution reinvestment plan	$3,656,643	$2,329,469
Distributions payable to common stockholders	$724,999	$485,870
Distributions payable to noncontrolling interests in our Operating Partnership	$23,274	$23,343
Distributions payable to noncontrolling interests in Blue Door Property I, DST	$17,006	$—

See notes to consolidated financial statements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

Note 1. Organization

Strategic Storage Growth Trust III, Inc., a Maryland corporation (the “Company”), was formed on February 23, 2022 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities. Our year-end is December 31. As used herein, “we,” “us,” “our” and “Company” refer to Strategic Storage Growth Trust III, Inc. and each of our subsidiaries.

SmartStop REIT Advisors, LLC is our sponsor (our “Sponsor”). Our Sponsor is an indirect subsidiary of SmartStop Self Storage REIT, Inc. (“SmartStop”). Our Sponsor is a company focused on providing self storage advisory, asset management, and property management services. Our Sponsor owns 100% of SS Growth Advisor III, LLC (our “Advisor”) and SS Growth Property Management III, LLC (our “Property Manager”).

We have no employees. Our Advisor, a Delaware limited liability company, was formed on February 18, 2022. Our Advisor is responsible for managing our affairs on a day-to-day basis and identifying and making acquisitions and investments on our behalf under the terms of an advisory agreement we entered into with our Advisor on May 18, 2022 (our “Advisory Agreement”). A majority of our officers are also officers of our Advisor, Sponsor and SmartStop.

On May 12, 2022, our Advisor purchased approximately 110 shares of our common stock for $1,000 and became our initial stockholder. Our Articles of Incorporation authorized 30,000 shares of common stock with a par value of $0.001 per share. Our Articles of Amendment and Restatement (our “Charter”) authorized 100,000,000 shares of common stock with a par value of $0.001 per share and 10,000,000 shares of preferred stock with a par value of $0.001 per share. On May 18, 2022, pursuant to a confidential private placement memorandum (the “private placement memorandum”), we commenced a private offering of up to $250,000,000 in shares of our common stock (the “Primary Offering”) and $25,000,000 in shares of common stock pursuant to our distribution reinvestment plan (the “DRP Offering”), collectively (the “Private Offering”).

On June 27, 2022, we satisfied the initial escrow conditions of our Private Offering by raising in excess of $1 million, and we commenced formal operations. On April 18, 2024, our board of directors approved the closedown of our Primary Offering with an effective date of (i) July 31, 2024 or (ii) the date that we cross over 1,900 stockholders (the “Closedown Date”). On July 11, 2024, the board of directors approved the extension of the Closedown Date to be the earlier of (i) August 30, 2024 or (ii) the date that we cross over 1,900 stockholders. On August 30, 2024, our Primary Offering was effectively closed; however, we continue to offer shares of common stock in our DRP Offering. As of December 31, 2024, we had sold approximately 17.2 million shares of common stock for gross offering proceeds of approximately $164.6 million in our Private Offering.

We have invested the net proceeds from our Private Offering primarily in self-storage facilities consisting of both income-producing and growth properties located in the United States and Canada. As of December 31, 2024, we wholly owned nine operating self-storage properties located in three states (Florida, California and New Jersey) and two Canadian provinces (Alberta and Ontario). For more information, see Note 3 – Real Estate Facilities.

As of December 31, 2024, we owned 50% equity interests in two unconsolidated real estate ventures in two Canadian provinces (British Columbia and Quebec) that are intended to be developed into self-storage facilities, with subsidiaries of SmartCentres Real Estate Investment Trust (“SmartCentres”) owning the other 50% of such entities. For more information, see Note 4 – Investments in Unconsolidated Real Estate Ventures.

As of December 31, 2024, Blue Door AM I, LLC, a wholly owned subsidiary of SS Growth TRS III, Inc., a Delaware corporation (the “TRS”) which is a wholly-owned subsidiary of SS Growth Operating Partnership III, L.P., a Delaware limited partnership (our “Operating Partnership”) (the “Blue Door Sponsor”), serves as the

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

sponsor of a Delaware Statutory Trust, which owns two operating self-storage properties located in two states (Virginia and North Carolina). On August 30, 2024, the Blue Door Sponsor initiated an offering to sell up to a maximum aggregate offering amount of approximately $29.8 million of beneficial interests in Blue Door Property I, DST, a Delaware statutory trust (the “Parent Trust”), to “accredited investors” in a private offering (the “Blue Door I Offering”). The Parent Trust owns 100% of the beneficial interest in Blue Door 1716 E Cary St, DST (the “Virginia Trust”) and Blue Door 6 Long Shoals Rd, DST (the “North Carolina Trust”), collectively (the “Operating Trusts”) where the Virginia Trust owns the self-storage facility located in Richmond, VA (the “Virginia Property”) and the North Carolina Trust owns the self-storage facility located in Arden, NC (the “North Carolina Property”), collectively (the “Properties”). As of December 31, 2024, we sold approximately 27.2% of the beneficial interests or approximately $8.1 million in the Parent Trust with various wholly owned subsidiaries of our Operating Partnership holding approximately 72.8% in the Parent Trust. For more information, see Note 5 – Delaware Statutory Trust (“DST”) Program.

Our Operating Partnership was formed on February 23, 2022. On May 12, 2022, SmartStop Storage Advisors, LLC (“SSA”), an affiliate of our Advisor, purchased a limited partnership interest in our Operating Partnership for $1,000 and we contributed the initial $1,000 capital contribution we received to our Operating Partnership in exchange for the general partner interest. On May 12, 2022, in connection with entering into the Advisory Agreement, SSA made an additional $1,000 investment in our Operating Partnership in exchange for additional limited partnership interests and a special limited partnership interest.

On August 29, 2022, SmartStop OP, L.P. (“SmartStop OP”), an affiliate of our Sponsor and the operating partnership of SmartStop, contributed $5.0 million to our Operating Partnership, in exchange for 549,451 units of limited partnership interest in our Operating Partnership (the “OP Investment”). The OP Investment was made net of sales commissions and dealer manager fees, but without giving effect to the early investor discounts available to purchasers of shares in our Private Offering. At the effective time of the OP Investment, SmartStop OP was admitted as a limited partner to our Operating Partnership. As of December 31, 2024, SmartStop OP’s investment in our Operating Partnership represented approximately 3% of the outstanding units of limited partnership interest.

Our Operating Partnership will own, directly or indirectly through one or more special purpose entities, all of the self storage properties that we acquire. We will conduct certain activities through our taxable REIT subsidiary, the TRS, which was formed on February 24, 2022 and is a wholly-owned subsidiary of our Operating Partnership.

Our Property Manager is a Delaware limited liability company which was formed on February 18, 2022 to manage our properties. An affiliate of our Sponsor owns the rights to the “SmartStop® Self Storage” brand. Our Property Manager derives substantially all of its income from the property management services it performs for us. Our Property Manager may enter into sub-property management agreements with third party management companies and pay part of its management fee to such sub-property manager. See Note 8 – Related Party Transactions – Property Management Agreement.

Our dealer manager is Pacific Oak Capital Markets, LLC, a Delaware limited liability company (our “Dealer Manager”). On May 18, 2022, we entered into a dealer manager agreement with our Dealer Manager (the “Dealer Manager Agreement”), pursuant to which our Dealer Manager is responsible for marketing our shares being offered pursuant to the Private Offering. As noted above, on August 30, 2024, we closed our Primary Offering and effectively terminated the Dealer Manager Agreement with our Dealer Manager. We have similarly engaged our Dealer Manager to act in the same capacity for the Blue Door I Offering. Our Dealer Manager is not an affiliate of our Advisor; however, our Dealer Manager or its affiliate is entitled to receive a portion of certain fees earned by our Advisor.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

As we accept subscriptions for shares of our common stock, we transfer all of the net offering proceeds to our Operating Partnership as capital contributions in exchange for additional units of interest in our Operating Partnership. However, we will be deemed to have made capital contributions in the amount of gross proceeds received from investors, and our Operating Partnership will be deemed to have simultaneously paid the sales commissions and other costs associated with the offerings. In addition, our Operating Partnership is structured to make distributions with respect to limited partnership units that are equivalent to the distributions made to holders of common stock. Finally, a limited partner in our Operating Partnership may later exchange his or her limited partnership units in our Operating Partnership for shares of our common stock at any time after one year following the date of issuance of their limited partnership units, subject to certain restrictions outlined in the limited partnership agreement of our Operating Partnership (the “Operating Partnership Agreement”). SSA and SmartStop OP are prohibited from exchanging or otherwise transferring their respective limited partnership units so long as our Advisor is acting as our Advisor pursuant to our Advisory Agreement.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Principles of Consolidation

Our financial statements, and the financial statements of our Operating Partnership and Parent Trust, including its wholly-owned subsidiaries, are consolidated in the accompanying consolidated financial statements. The portion of these entities not wholly-owned by us is presented as noncontrolling interests. All intercompany accounts and transactions have been eliminated in consolidation. Please see consolidation considerations section below.

Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (“VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. Our Operating Partnership is deemed to be a VIE and is consolidated by the Company as the primary beneficiary.

On August 30, 2024, the Blue Door Sponsor initiated an offering to sell beneficial interests in the Parent Trust which owns two self-storage properties in Richmond, VA and Arden, NC. We have a variable interest in the Parent Trust through our approximately 72.8% beneficial interest through various wholly owned subsidiaries

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

and determined that we are the primary beneficiary of the Parent Trust due to having both an obligation to absorb losses and a right to receive the benefits that would be considered significant to the Parent Trust. Thus, we have consolidated the operations of the Parent Trust for the year ended December 31, 2024. Please see Note 5 – Delaware Statutory Trust (“DST”) Program.

As of December 31, 2024, we have not entered into any other contracts/interests that would be deemed to be variable interests in VIEs other than our joint ventures with SmartCentres, which are accounted for under the equity method of accounting. Please see Note 4 - Investments in Unconsolidated Real Estate Ventures. Other than the entities noted above, we do not currently have any material relationships with unconsolidated entities or financial partnerships.

Noncontrolling Interest in Consolidated Entities

We account for the noncontrolling interest in our Operating Partnership and the Parent Trust in accordance with the related accounting guidance. Our Operating Partnership and the Parent Trust are consolidated by the Company and our interests are reflected as noncontrolling interests in the accompanying balance sheets. The noncontrolling interest shall be attributed its share of income and losses, even if that attribution results in a deficit noncontrolling interest balance.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management will adjust such estimates when facts and circumstances dictate. Actual results could materially differ from those estimates. The most significant estimates made include the allocation of property purchase price to tangible and intangible assets acquired and liabilities assumed at relative fair value, the evaluation of potential impairment of long-lived assets, and the estimated useful lives of real estate assets and intangibles.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents.

We maintain cash and cash equivalents in financial institutions in excess of insured limits. In an effort to mitigate this risk, we only invest in or through major financial institutions.

Restricted Cash

Restricted cash consists primarily of an impound reserve account for interest and property taxes in connection with the requirements of certain of our loan agreements.

Real Estate Purchase Price Allocation

We account for asset acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs, as of the acquisition date.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Substantially all of the leases in place at acquired properties are at market rates, as the majority of the leases are month-to-month contracts. We also consider whether in-place, market leases represent an intangible asset. We recorded approximately $1.0 and $1.8 million in intangible assets to recognize the value of in-place leases related to our acquisitions during the years ended December 31, 2024 and 2023, respectively. We do not expect, nor to date have we recorded, intangible assets for the value of customer relationships because we expect we will not have concentrations of significant customers and the average customer turnover will be fairly frequent.

Allocation of purchase price to acquisitions of facilities are allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available.

Acquisitions that do not meet the definition of a business, as defined under current GAAP, are accounted for as asset acquisitions. During the years ended December 31, 2024 and 2023, our acquisitions did not meet the definition of a business because substantially all of the fair value was concentrated in a single identifiable asset or group of similar identifiable assets (i.e. land, buildings, and related intangible assets) or because the acquisition did not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. As a result, once an acquisition is deemed probable, transaction costs are capitalized rather than expensed. During each of the years ended December 31, 2024 and 2023, we acquired four properties that did not meet the definition of a business, and we capitalized approximately $0.3 million and $2.1 million, respectively, of acquisition-related transaction costs.

During the years ended December 31, 2024 and 2023, we expensed approximately $0.6 million and $0.7 million, respectively, of acquisition-related transaction costs that did not meet our capitalization policy.

Evaluation of Possible Impairment of Long-Lived Assets

Management monitors events and changes in circumstances that could indicate that the carrying amounts of our long-lived assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of the assets may not be recoverable, we will assess the recoverability of the assets by determining whether the carrying value of the long-lived assets will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived assets to the fair value and recognize an impairment loss. For the years ended December 31, 2024 and 2023, no impairment losses were recognized.

Advertising Costs

Advertising costs are included in property operating expenses and general and administrative expenses, depending on the nature of the expense, in the accompanying consolidated statement of operations. These costs are expensed in the period in which the cost is incurred. The Company incurred advertising costs of approximately $1.5 million and $1.4 million during the years ended December 31, 2024 and 2023, respectively.

Revenue Recognition

Management believes that all of our leases are operating leases. Rental income is recognized in accordance with the terms of the leases, which generally are month-to-month. Revenues from any long-term operating leases will be recognized on a straight-line basis over the term of the lease. The excess of rents received over amounts

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

contractually due pursuant to the underlying leases will be included in accounts payable and accrued liabilities in our consolidated balance sheet and contractually due but unpaid rent will be included in other assets. Additionally, we earn ancillary revenue by selling various moving and packing supplies such as locks and boxes. We recognize such revenue in the ancillary operating revenue line within our consolidated statements of operations as the services are performed and as the goods are delivered.

Allowance for Doubtful Accounts

Tenant accounts receivable is reported net of an allowance for doubtful accounts. Management records a general reserve estimate based upon a review of the current status of tenant accounts receivable. It is reasonably possible that management’s estimate of the allowance will change in the future. As of December 31, 2024 and 2023, allowance for doubtful accounts was approximately $40,000 and $10,000, respectively, and is included within other assets in the accompanying consolidated balance sheet.

Real Estate Facilities

Real estate facilities are recorded based on relative fair value as of the date of acquisition. We capitalize costs incurred to develop, construct, renovate and improve properties, including interest and property taxes incurred during the construction period. The construction period begins when expenditures for the real estate assets have been made and activities that are necessary to prepare the asset for its intended use are in progress. The construction period ends when the asset is substantially complete and ready for its intended use.

Depreciation of Real Property Assets

Our management is required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives.

Depreciation of our real property assets is charged to expense on a straight-line basis over the estimated useful lives as follows:

Description	Standard Depreciable Life
Land	Not Depreciated
Buildings	35 years
Site Improvements	7-10 years

Depreciation of Personal Property Assets

Personal property assets consist primarily of furniture, fixtures and equipment and are depreciated on a straight-line basis over the estimated useful lives generally ranging from 3 to 5 years, and are included in other assets on our consolidated balance sheets.

Foreign Currency Translation

For non-U.S. functional currency operations, assets and liabilities are translated to U.S. dollars at current exchange rates. Revenues and expenses are translated at the average rates for the period. All adjustments related to amounts classified as long-term net investments are recorded in accumulated other comprehensive income (loss) as a separate component of equity. Transactions denominated in a currency other than the functional currency of the related operation are recorded at rates of exchange in effect at the date of the transaction. Changes in investments not classified as long-term in accordance with GAAP are recorded in foreign currency adjustment in the accompanying statements of operations.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

Intangible Assets

We have allocated a portion of our real estate purchase price to in-place leases. We are amortizing in-place leases on a straight-line basis over 18 months, the estimated average rental period for the leases. As of December 31, 2024 and 2023, the gross amounts allocated to in-place lease intangibles were approximately $4.1 million and $3.2 million, respectively, and accumulated amortization of in-place lease intangibles totaled approximately $3.3 million and $1.9 million, respectively.

The total estimated future amortization expense of intangible assets for the years ending December 31, 2025 and 2026 is approximately $0.7 million and $0.1 million, respectively.

Debt Issuance Costs

The net carrying value of costs incurred in connection with obtaining non revolving debt are presented on the consolidated balance sheets as a reduction of the related debt. Debt issuance costs are amortized on a straight-line basis over the term of the related loan, which is not materially different than the effective interest method. As of December 31, 2024 and 2023, accumulated amortization of debt issuance costs related to non-revolving debt totaled approximately $1.7 million and $1.1 million, respectively.

Organizational and Offering Costs

Our Advisor may fund organization and offering costs on our behalf. We are required to reimburse our Advisor for such organization and offering costs. Our Advisor funded our organization and offering costs on our behalf prior to the commencement of our formal operations on June 27, 2022. Offering costs are recorded as an offset to additional paid-in capital, and organization costs are recorded as an expense.

In connection with our Private and Blue Door I Offering, our Dealer Manager receives a sales commission of up to 6.0% of gross proceeds from sales in the offering and a dealer manager fee equal to up to 3.0% of gross proceeds from sales in the offering under the terms of the Dealer Manager Agreement.

Our Dealer Manager enters into participating dealer agreements with certain other broker-dealers which authorize them to sell our shares. Upon sale of our shares by such broker-dealers, our Dealer Manager will re-allow all of the sales commissions and, subject to certain limitations, the stockholder servicing fees paid in connection with sales made by these broker-dealers. Our Dealer Manager may also re-allow to these broker-dealers a portion of their dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Dealer Manager, payment of attendance fees required for employees of our Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses.

Redeemable Common Stock

We adopted a share redemption program that will enable stockholders to sell their shares to us in limited circumstances.

We record amounts that are redeemable under the share redemption program as redeemable common stock in the accompanying consolidated balance sheets since the shares are redeemable at the option of the holder and therefore their redemption is outside our control. The maximum amount redeemable under our share redemption program will be limited to the number of shares we could repurchase with the amount of the net proceeds from

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

the sale of shares under the distribution reinvestment plan. However, accounting guidance states that determinable amounts that can become redeemable but that are contingent on an event that is likely to occur (e.g., the passage of time) should be presented as redeemable when such amount is known. Therefore, the net proceeds from the distribution reinvestment plan are considered to be temporary equity and are presented as redeemable common stock in our consolidated balance sheets.

In addition, current accounting guidance requires, among other things, that financial instruments that represent a mandatory obligation of us to repurchase shares be classified as liabilities and reported at settlement value. For the year ended December 31, 2024, we received redemption requests totaling approximately $0.9 million. As of December 31, 2024, we fulfilled approximately $0.7 million in redemption requests with the remaining approximately $0.2 million included in accounts payable and accrued liabilities which were fulfilled in January 2025. For the period ended December 31, 2023, we received redemption requests totaling approximately $80,000 that were fulfilled during the year.

Fair Value Measurements

The accounting standard for fair value measurements and disclosures defines fair value, establishes a framework for measuring fair value, and provides for expanded disclosure about fair value measurements. Fair value is defined by the accounting standard for fair value measurements and disclosures as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels. The following summarizes the three levels of inputs and hierarchy of fair value we will use when measuring fair value:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access;

•	Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as interest rates and yield curves that are observable at commonly quoted intervals; and

•	Level 3 inputs are unobservable inputs for the assets or liabilities that are typically based on an entity’s own assumptions as there is little, if any, related market activity.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the fair value measurement will fall within the lowest level that is significant to the fair value measurement in its entirety.

The accounting guidance for fair value measurements and disclosures provides a framework for measuring fair value and establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In determining fair value, we will utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment will be necessary to interpret Level 2 and 3 inputs in determining fair value of our financial and non- financial assets and liabilities. Accordingly, there can be no assurance that the fair values we will present will be indicative of amounts that may ultimately be realized upon sale or other disposition of these assets.

Financial and non-financial assets and liabilities measured at fair value on a non-recurring basis in our consolidated financial statements consist of real estate and related liabilities assumed related to our acquisition. The fair value of these assets and liabilities were determined as of the acquisition date using widely accepted

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, leasing assumptions, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach, which considers prevailing market capitalization rates, and (iii) comparable sales activity. In general, we consider multiple valuation techniques when measuring fair values. However, in certain circumstances, a single valuation technique may be appropriate. All of the fair values of the assets and liabilities as of the acquisition dates or assumed at the consolidation of the Operating Partnership were derived using Level 3 inputs.

The carrying amounts of cash and cash equivalents, restricted cash, other assets, variable-rate debt, accounts payable and accrued liabilities, distributions payable and amounts due to affiliates approximate fair value (categorized within Level 1) of the fair value hierarchy.

The table below summarizes the carrying amounts and fair values of our fixed rate notes payable at December 31, 2024 and December 31, 2023. The estimated fair value of financial instruments is subjective in nature and is dependent on a number of important assumptions, including discount rates and relevant comparable market information associated with each financial instrument. The fair value of the fixed and variable rate notes payable were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The assumptions are considered Level 2 inputs within the fair value hierarchy. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. As of December 31, 2024 and 2023, we believe the carrying amounts of our variable rate debt are reasonably estimated at their notional amounts as there have been minimal changes to the fixed spread portion of interest rates for similar loans observed in the market, and as the variable portion of our interest rates fluctuate with the associated market indices.

	December 31, 2024		December 31, 2023
	Fair Value	Carrying Value	Fair Value	Carrying Value
Fixed Rate Secured Debt – Level 2	$51,100,000	$52,570,000	$51,000,000	$52,570,000

As of December 31, 2024 and 2023, we had interest rate swaps to hedge our interest rate exposure (See Note 6 – Debt and Note 7 – Derivative Instruments). The valuation of these instruments were determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivatives. The analyses reflect the contractual terms of the derivatives, including the period to maturity, and used observable market-based inputs, including interest rate curves and implied volatilities. The fair value of the interest rate hedges were determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash payments.

To comply with GAAP, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of derivative contracts for the effect of non-performance risk, we consider the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although we had determined that the majority of the inputs used to value our derivatives were within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivative utilized Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparties. However, through December 31, 2024, we had assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and determined that the credit valuation adjustment was not significant to the overall valuation of our derivative. As a result, we determined that our derivatives valuation in its entirety was classified in Level 2 of the fair value hierarchy.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

Derivative Instruments and Hedging Activities

We record all derivatives on our balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. We may enter into derivative contracts that are intended to economically hedge certain of our risks, even though hedge accounting does not apply or we elect not to apply hedge accounting.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivatives are reported in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that hedged forecasted transaction affects earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.

Income Taxes

We made an election to be taxed as a Real Estate Investment Trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2022. To qualify as a REIT, we must continue to meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the REIT’s ordinary taxable income to stockholders (which is computed without regard to the dividends paid deduction or net capital gains and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

We filed an election to treat our TRS as a taxable REIT subsidiary. In general, the TRS performs additional services for our customers and generally engages in any real estate or non-real estate related business. The TRS is subject to corporate federal and state income tax. The TRS follows accounting guidance which requires the use of the asset and liability method. Deferred income taxes represent the tax effect of future differences between the book and tax bases of assets and liabilities.

Uncertain tax positions may arise where tax laws may allow for alternative interpretations or where the timing of recognition of income is subject to judgment. Under ASC Topic 740, tax positions are evaluated for recognition using a more–likely–than–not threshold, and those tax positions requiring recognition are measured at the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. Interest and penalties

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

relating to uncertain tax positions will be recognized in income tax expense when incurred. As of December 31, 2024 and 2023, the Company had no uncertain tax positions. As of December 31, 2024 and 2023, the Company had no interest or penalties related to uncertain tax positions. Income taxes payable are classified within accounts payable and accrued liabilities in the consolidated balance sheets. The 2022 and 2023 tax years remains open to examination by the major taxing jurisdictions to which we are subject to.

Note 3. Real Estate Facilities

The following summarizes the activity in real estate facilities during the years ended December 31, 2024 and 2023:

Real estate facilities
Balance at December 31, 2022	$84,265,439
Facility acquisitions	83,917,748
Improvements and additions	1,050,726
Impact of foreign exchange rate changes	(15,372)

Balance at December 31, 2023	169,218,541
Facility acquisitions	47,302,690
Improvements and additions	754,169
Impact of foreign exchange rate changes	(2,251,223)

Balance at December 31, 2024	$215,024,177

Accumulated depreciation
Balance at December 31, 2022	$(576,102)
Depreciation expense	(3,540,163)
Impact of foreign exchange rate changes	(5,189)

Balance at December 31, 2023	(4,121,454)
Depreciation expense	(4,909,978)
Impact of foreign exchange rate changes	51,473

Balance at December 31, 2024	$(8,979,959)

The following table summarizes the purchase price allocations for our acquisitions during the year ended December 31, 2024:

Property	Acquisition Date	Real Estate Assets	Intangibles	Total(1)(2)	2024 Revenue(3)	2024 Property Operating Income (Loss)(3)(4)
Richmond, VA(5)	07/31/24	$11,566,414	$451,668	$12,018,082	$406,812	$239,941
Arden, NC(5)	07/31/24	$12,073,235	$440,969	$12,514,204	$393,901	$249,528
St. Albert, AB	08/07/24	$10,369,882	$70,273	$10,440,155	$97,709	$(47,743)
Edmonton, AB	12/17/24	$13,293,159	$—	$13,293,159	$572	$(24,687)

		$47,302,690	$962,910	$48,265,600	$898,994	$417,039

(1)

The allocations noted above are based on a determination of the relative fair value of the total consideration provided and represent the amount paid for the transaction, including capitalized acquisition costs.

(2)	For Canadian acquisitions, amounts were converted from Canadian dollars to US dollars based on the conversion rate at acquisition date.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

(3)	The operating results of the facilities acquired above have been included in our consolidated statements of operations since their respective acquisition date.
(4)	Property operating income (loss) excludes corporate general and administrative expenses, asset management fees, depreciation, amortization, and acquisition expenses.
(5)	As of December 31, 2024, we have a beneficial interest of approximately 72.8% in the Parent Trust which owns 100% of the beneficial interests in the Operating Trusts which own the Properties.

Note 4. Investments in Unconsolidated Real Estate Ventures

We have entered into various agreements with a subsidiary of SmartCentres, an unaffiliated third party, to acquire tracts of land and develop them into self-storage facilities.

We account for these investments using the equity method of accounting and they are stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings (loss) will generally be recognized based on our ownership interest in the earnings (loss) of each of the unconsolidated investments.

The Company’s investments in unconsolidated real estate ventures are summarized as follows:

					Carrying Value of Investment
Unconsolidated Real Estate Venture	Location	Date Real Estate Venture Acquired Land	Date Real Estate Venture Became Operational	Equity Ownership %	December 31, 2024	December 31, 2023
Victoria	Victoria, British Columbia	April 2024	Under development	50%	$4,626,676	$—
Laval	Laval, Quebec	April 2024	Under development	50%	1,904,898	—

					$6,531,574	$—

On April 3, 2024, our Operating Partnership (through its subsidiaries) and SmartCentres (through its subsidiaries) acquired an undeveloped tract of land located in Victoria, British Columbia (the “Victoria Land”) from an unaffiliated third party. The Victoria Land is owned by a limited partnership in which we (through our subsidiaries) and SmartCentres (through its subsidiaries) are each a 50% limited partner and each have an equal ranking general partner. At closing, our Operating Partnership (through its subsidiaries) subscribed for 50% of the units of the limited partnership at an agreed upon subscription price of approximately CAD $5.6 million, representing a contribution equivalent to 50% of the purchase price of the Victoria Land. We expect that the limited partnership will develop the Victoria Land into a self storage facility (the “Victoria Property”).

On April 24, 2024, our Operating Partnership (through its subsidiaries) and SmartCentres (through its subsidiaries) acquired an undeveloped tract of land located in Laval, Quebec (the “Laval Land”). The Laval Land is owned by a limited partnership in which we (through our subsidiaries) and SmartCentres (through its subsidiaries) are each a 50% limited partner and each have an equal ranking general partner. At closing, our Operating Partnership (through its subsidiaries) subscribed for 50% of the units of the limited partnership at an agreed upon subscription price of approximately CAD $2.3 million, representing a contribution equivalent to 50% of the purchase price of the Laval Land which was contributed by SmartCentres. We expect that the limited partnership will develop the Laval Land into a self storage facility (the “Laval Property”).

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

Note 5. Delaware Statutory Trust (“DST”) Program

On August 30, 2024, we, through a wholly-owned subsidiary of our TRS, Blue Door AM I, LLC (the “Blue Door Sponsor”), initiated an offering to sell up to a maximum aggregate offering amount of approximately $29.8 million of beneficial interests in Blue Door Property I, DST, a Delaware statutory trust (the “Parent Trust”), to “accredited investors” in a private offering (the “Blue Door I Offering”). The Parent Trust owns 100% of the beneficial interest in Blue Door 1716 E Cary St, DST (the “Virginia Trust”) and Blue Door 6 Long Shoals Rd, DST (the “North Carolina Trust”), collectively (the “Operating Trusts”) where the Virginia Trust owns the self-storage facility located in Richmond, VA (the “Virginia Property”) and the North Carolina Trust owns the self-storage facility located in Arden, NC (the “North Carolina Property”), collectively (the “Properties”). On July 31 ,2024, the Properties were acquired through cash capital contributions from both Blue Door Property Holdings I, LLC, a wholly-owned subsidiary of the Blue Door Sponsor (the “Depositor”), and Blue Door Master Tenant Holdco, LLC, a wholly-owned subsidiary of our Operating Partnership (the “Holdco”). At acquisition of the Properties, the Depositor and Holdco had a beneficial interest of 95% and 5% in the Parent Trust, respectively. The Blue Door Offering is made for the purpose of returning to the Depositor its capital contributions and reducing the Depositor’s beneficial ownership of the Parent Trust, establishing reserves and paying all related fees and expenses. The Holdco will continue to retain its 5% beneficial interest in the Parent Trust after the completion of the Blue Door I Offering. As of December 31, 2024, we sold approximately 27.2% of the beneficial interests or approximately $8.1 million in the Parent Trust with the Depositor and Holdco retaining their beneficial interest of approximately 67.8% and 5% in the Parent Trust, respectively.

On July 31, 2024, the Operating Trusts leased the Properties to Blue Door Property Master Lessee I, LLC, a wholly owned subsidiary of our Holdco (the “Master Tenant”), pursuant to a single master lease agreement (the “Master Lease”). The Master Tenant subleases or rents the storage units and the vehicle storage spaces at the Properties to tenants pursuant to rental agreements. The Master Lease has term of ten years and will be automatically renewed for three successive five-year terms upon expiration of the initial term provided that the Master Tenant is not in default. The Master Tenant may elect not to renew the Master Lease by providing the Operating Trusts a sixty days’ written notice prior to the expiration of the initial term. The term of the Master Lease will terminate upon sales of the Properties. Per the Master Lease, the Master Tenant shall pay to the Operating Trusts an annual rent (the “Base Rent”), an amount equal to 100% of gross income for a year that exceeds the additional rent breakpoint for that year (“Additional Rent”) as well as an amount equal to 80% of gross income for a year that exceeds the bonus rent breakpoint for that year (“Bonus Rent”), if any. On July 31 ,2024, the Master Tenant has entered into a property management agreement (the “Property Management Agreement”) with Blue Door Property Management, LLC, an affiliate of our Sponsor (the “Blue Door Property Manager”), for the management and operation of the Properties.

The terms of the Parent Trust are governed by a trust agreement (the “Parent Trust Agreement”) and the terms of the Operating Trusts are governed by the trust agreements of the respective Operating Trusts (the “Operating Trust Agreements”), collectively, (the “Trust Agreements”). Blue Door Property Signatory I, LLC, a wholly owned subsidiary of our Holdco, (the “Signatory Trustee”), is the trust manager under the Trust Agreements and is responsible for the operation of the Parent Trust and Operating Trusts. On July 31, 2024, the Parent Trust entered into an asset management agreement (the “Asset Management Agreement”) with Blue Door Advisors I, LLC, a wholly owned subsidiary of our Blue Door Sponsor (the “Blue Door Asset Manager”), for the management of the day-to day affairs of the Parent Trust and Operating Trusts.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

Note 6. Debt

The Company’s secured debt is summarized as follows:

Debt	December 31, 2024	December 31, 2023	Interest Rate		Maturity Date
Huntington Loan	$24,845,000	$24,845,000	7.15	%(1)	4/25/2026
SmartStop Mezzanine Loan	—	4,000,000	N/A		N/A
Skymar Loan – Chula Vista	23,400,000	23,400,000	6.00%		2/1/2027
Skymar Loan – Fort Myers	9,420,000	9,420,000	6.10%		6/1/2027
Skymar Loan – Eatontown	10,000,000	10,000,000	6.10%		7/1/2027
Bank of Montreal Loan – Toronto	12,950,771	14,143,125	6.11	%(2)	6/15/2025
Skymar Loan – Tamarac	9,750,000	9,750,000	7.38%		12/1/2027
SmartStop Bridge Loan – Blue Door DST	2,977,008	—	7.31%		7/31/2025	(3)
QuadReal Loan – St. Albert	5,969,106	—	6.76%		9/1/2028
SmartStop Mezzanine Loan – Edmonton	7,000,000	—	7.31%		3/17/2025	(3)
Debt issuance costs, net	(987,048)	(1,419,787)

Total Debt	$105,324,837	$94,138,338

(1)	The variable rate loan encumbers two properties (Lady Lake and Wildwood). We entered into an interest rate swap agreement that fixes SOFR at 2.25% until the maturity of the loan.
(2)

The variable rate loan encumbers our Toronto, ONT property and the amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2024. We entered into an interest rate swap agreement that fixes CORRA at approximately 4.8% until the maturity of the loan.

(3)	Subsequent to year end, the loan was repaid in full in accordance with the loan agreements. See Note 11 – Subsequent Events.

The weighted average interest rate on our consolidated debt, excluding the impact of our interest rate hedging activities, as of December 31, 2024 was approximately 6.59%.

Huntington Loan

On September 16, 2022, we, through two special purpose entities wholly-owned by our Operating Partnership (collectively, the “Borrowers”), entered into a term loan agreement (the “Huntington Loan Agreement”) with Huntington National Bank, a national banking association, as lead arranger and administrative agent for approximately $24.8 million (the “Huntington Loan”). The proceeds of the Huntington Loan were used to pay down the Mezzanine Loan which we drew on to acquire the Lady Lake and Wildwood Properties (described below). The Huntington Loan is secured by a deed of trust on the Lady Lake and Wildwood Properties.

The interest rate on the Huntington Loan is equal to the greater of (i) 3.25% per annum, or (ii) 30-day Secured Overnight Financing Rate (“SOFR”) plus 2.75%. Upon achievement of a debt service coverage ratio of 1.25 to 1.00, the interest rate will be reduced to the greater of (i) 3.00% per annum, or (ii) 30-day SOFR plus 2.50%.

On April 25, 2023, we entered into an amendment to the Huntington Loan (the “Amended Huntington Loan Agreement”) to extend the initial maturity date to April 25, 2026. In connection with the amendment to the Huntington Loan, we also entered into an interest rate swap agreement with a notional amount of approximately $24.8 million with an effective date of May 1, 2023, pursuant to which SOFR is fixed at 3.75% through the

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

maturity of the Huntington Loan. On December 21, 2023, we amended the interest rate swap agreement so SOFR is fixed at 2.75% with an effective date of December 1, 2023 through the maturity of the Huntington Loan.

On June 27, 2024, we amended the interest rate swap agreement so SOFR is fixed at 2.50% with an effective date of June 1, 2024 through the maturity of the Huntington Loan. On December 30, 2024, we amended the interest rate swap agreement so SOFR is fixed at 2.25% with an effective date of December 1, 2024 through the maturity of the Huntington Loan. As of December 31, 2024, the interest rate excluding the impact of our interest rate hedging activities on the Huntington Loan was 7.15%.

Payments on the Huntington Loan are interest only until April 25, 2026 which is the initial maturity date. We may, in certain circumstances, extend the maturity date of the Huntington Loan through April 25, 2028 upon payment of one or more extension fees and the satisfaction of certain financial covenants. Payments due under the Huntington Loan are interest-only during the initial term. If the Huntington Loan is extended, payments will become principal and interest. The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Huntington Loan Agreement.

The Huntington Loan Agreement contains certain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default all as set forth in such loan agreement. In addition, we and our Operating Partnership serve as limited guarantors with respect to the Huntington Loan. In particular, the financial covenants include a minimum debt-to-equity ratio and minimum net worth and liquid assets requirements applicable to us and our Operating Partnership as guarantors. As of December 31, 2024, we were in compliance with such covenants.

SmartStop Mezzanine Loan

On August 9, 2022, in connection with the acquisition of the Lady Lake and Wildwood Properties, we, through wholly-owned subsidiaries of our Operating Partnership, entered into a mezzanine loan agreement (the “Mezzanine Loan Agreement”) with SmartStop OP, an affiliate of our sponsor, for up to $50.0 million (the “Mezzanine Loan”). The Mezzanine Loan requires a commitment fee equal to 1.00% of the amount drawn on the Mezzanine Loan. On August 9, 2022, we borrowed $42.0 million pursuant to the Mezzanine Loan. The proceeds of the Mezzanine Loan were used to partially fund the acquisition of the Lady Lake and Wildwood Properties. The Mezzanine Loan was secured by a pledge of the equity interest in the indirect, wholly-owned subsidiaries of our Operating Partnership that owns the Lady Lake and Wildwood Properties. Our Operating Partnership served as a limited guarantor with respect to the Mezzanine Loan.

The interest rate on the Mezzanine Loan was a variable rate equal to SOFR plus 3.50% per annum. Payments on the Mezzanine Loan were interest only. The initial maturity date was August 9, 2023 with a one year extension option. The Mezzanine Loan was prepayable in whole or in part at any time without fees or penalty and, in certain circumstances, equity interests securing the Mezzanine Loan may be released from the pledge of collateral. During August and September 2022, we repaid the $42.0 million outstanding balance on the Mezzanine Loan.

On December 20, 2022, in connection with the acquisition of the Chula Vista Property, we, through our Operating Partnership, amended the Mezzanine Loan Agreement (the “Amended Mezzanine Loan Agreement”) to increase the maximum principal amount of the loan from $50.0 million to $77.0 million and borrowed $17.5 million pursuant to the Mezzanine Loan. The proceeds of the Mezzanine Loan were used to partially fund the acquisition of the Chula Vista Property. Per the Amended Mezzanine Loan Agreement, the interest rate on the Mezzanine Loan was reduced from SOFR plus 3.50% per annum to 3.00% per annum and the interest rate during the extension period was reduced from SOFR plus 4.50% per annum to 4.00% per annum.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

In 2023, we repaid the $17.5 million balance on the Mezzanine Loan with proceeds from the Skymar Chula Vista Loan. On May 18, 2023, we drew $4.0 million pursuant to the Mezzanine Loan to partially fund the acquisition of the Eatontown property and on June 14, 2023, we drew an additional $4.0 million pursuant to the Mezzanine Loan to partially fund the acquisition of the Toronto Property. On August 7, 2023, we exercised the loan extension option which extended the maturity date of the loan to August 9, 2024 and the interest rate increased to SOFR plus 4.00% per annum. In the second half of 2023, we repaid $12 million on the Mezzanine Loan. In the first half of 2024, we repaid $4 million on the Mezzanine Loan with all accrued interest and terminated the loan in accordance with the terms of the loan agreement.

Skymar Loan – Chula Vista

On January 26, 2023, we, through a wholly-owned special purpose entity, entered into a $23.4 million financing with Skymar Capital Corporation (“Skymar”) as lender pursuant to a mortgage loan (the “Skymar Chula Vista Loan”). The Skymar Chula Vista Loan is secured by a first mortgage deed of trust on the Chula Vista Property. The proceeds of the Skymar Chula Vista Loan were primarily used to pay down the mezzanine loan proceeds received from SmartStop OP in connection with the Chula Vista Property. The loan has a maturity date of February 1, 2027. Monthly payments due under the loan agreement (the “Skymar Chula Vista Loan Agreement”) are interest-only for the first two years, with principal and interest payments thereafter.

The amount outstanding under the Skymar Chula Vista Loan bears interest at an annual fixed rate equal to 6.00%. The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Chula Vista Loan Agreement. The loan documents contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Skymar Chula Vista Loan.

Skymar Loan – Fort Myers

On May 2, 2023, we, through a wholly-owned special purpose entity, entered into an approximately $9.4 million financing with Skymar as lender pursuant to a mortgage loan (the “Skymar Fort Myers Loan”). The Skymar Fort Myers Loan is secured by a first mortgage deed of trust on the Fort Myers Property. The loan has a maturity date of June 1, 2027. Monthly payments due under the loan agreement (the “Skymar Fort Myers Loan Agreement”) are interest-only for the first two years, with principal and interest payments thereafter.

The amount outstanding under the Skymar Fort Myers Loan bears interest at an annual fixed rate equal to 6.10%. The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Fort Myers Loan Agreement. The loan documents contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Skymar Fort Myers Loan.

Skymar Loan – Eatontown

On June 7, 2023, we, through a wholly-owned special purpose entity, entered into a $10.0 million financing with Skymar as lender pursuant to a mortgage loan (the “Skymar Eatontown Loan”). The Skymar Eatontown Loan is secured by a first mortgage deed of trust on the Eatontown Property. The loan has a maturity date of July 1, 2027. Monthly payments due under the loan agreement (the “Skymar Eatontown Loan Agreement”) are interest-only for the first two years, with principal and interest payments thereafter.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

The amount outstanding under the Skymar Eatontown Loan bears interest at an annual fixed rate equal to 6.10%. The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Eatontown Loan Agreement. The loan documents contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Skymar Eatontown Loan.

Bank of Montreal Loan – Toronto

On June 15, 2023, in connection with the acquisition of the Toronto Property, we, through a special purpose entity formed to acquire and hold the Toronto Property, entered into a term loan with Bank of Montreal (the “Bank of Montreal Toronto Loan”) for approximately CAD $18.8 million, which is secured by a first mortgage lien on the Toronto Property. Under the terms of the loan agreement (the “Bank of Montreal Toronto Loan Agreement”), the interest rate is equal to the one-month Canadian Dollar Offered Rate (“CDOR”), plus 2.50%. In addition, we entered into an interest rate swap agreement with a notional amount of approximately CAD $18.8 million and effective date of June 15 ,2023, whereby the CDOR is fixed at approximately 4.8% through June 15, 2026 (the “Bank of Montreal Toronto Swap”). The Bank of Montreal Toronto Loan has an initial term of two years, maturing on June 15, 2025 with a one year extension option. The Bank of Montreal Toronto Loan requires monthly payments of interest-only for the first year, and monthly payments of principal and interest thereafter.

On May 24, 2024, we amended the Bank of Montreal Toronto Loan and Bank of Montreal Toronto Swap to reflect the transition from CDOR to the Compounded Canadian Overnight Repo Rate Average (“CORRA”). Effective May 15, 2024, borrowings under the Bank of Montreal Toronto Loan are subject to a variable interest rate equal to the (i) CORRA, (ii) a CORRA adjustment of approximately 0.30%, plus (iii) a spread of approximately 2.50%. On December 31, 2024, the interest rate, excluding the impact of our interest rate hedging activities, on the Bank of Montreal Toronto Loan was 6.11%.

The Bank of Montreal Toronto Loan Agreement contains a debt service coverage ratio covenant and customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default. We serve as full recourse guarantor with respect to the Bank of Montreal Toronto Loan. As of December 31, 2024, we were in compliance with such covenants.

Skymar Loan – Tamarac

On November 28, 2023, we, through a wholly-owned special purpose entity, entered into an approximately $9.8 million financing with Skymar as lender pursuant to a mortgage loan (the “Skymar Tamarac Loan”). The Skymar Tamarac Loan is secured by a first mortgage deed of trust on the Tamarac Property. The loan has a maturity date of December 1, 2027. Monthly payments due under the loan agreement (the “Skymar Tamarac Loan Agreement”) are interest-only for the first two years, with principal and interest payments thereafter.

The amount outstanding under the Skymar Tamarac Loan bears interest at an annual fixed rate equal to approximately 7.38%. The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Tamarac Loan Agreement. The loan documents contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Skymar Tamarac Loan.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

SmartStop Bridge Loan – Blue Door DST

On July 31, 2024, in connection with the acquisition of the Properties, the Blue Door Sponsor entered into a bridge loan agreement (the “Blue Door Bridge Loan Agreement”) with SmartStop OP, an affiliate of our sponsor, for $20.0 million (the “Blue Door Bridge Loan”). The Blue Door Bridge Loan requires a commitment fee equal to 0.50% of the amount drawn on the Blue Door Bridge Loan. The proceeds of the Blue Door Bridge Loan were contributed to the Operating Trusts to partially fund the acquisition of the Virginia Property and North Carolina Property.

The interest rate on the Blue Door Bridge Loan was a variable rate equal to SOFR plus 3.00% per annum. Payments on the Blue Door Bridge Loan were interest only. The loan had a maturity date of July 31, 2025 with a six-month extension option. The Blue Door Bridge Loan may be prepaid in whole or in part at any time without fees or penalty and, in certain circumstances, equity interests securing the Blue Door Bridge Loan may be released from the pledge of collateral. Between August and December 2024, we repaid the $17.0 million outstanding balance on the Blue Door Bridge Loan. On December 31, 2024, the interest rate on Blue Door Bridge Loan was 7.31%. In January 2025, we repaid the approximately $3.0 million outstanding balance on the Blue Door Bridge Loan and terminated the loan in accordance with the terms of the loan agreement. See Note 11 – Subsequent Events.

QuadReal Loan – St. Albert

On August 9, 2024, we, through a special purpose entity formed to acquire and hold the St. Albert Property, entered into a loan with QuadReal Finance LP (the “QuadReal Loan”) for up to approximately CAD $13.8 million, which is secured by a first mortgage lien on the St. Albert Property. The initial draw was approximately CAD $8.6 million with the remaining approximately CAD $5.2 million available for the expansion of the St. Albert Property subject to the requirements of the loan agreement. Under the terms of the loan agreement (the “QuadReal Loan Agreement”) the interest rate is equal to the one-month Adjusted Term CORRA, plus a spread of 2.90%. The QuadReal Loan has a term of four years, maturing on September 1, 2028. The QuadReal Loan requires monthly payments of interest-only for the life of the loan. On December 31, 2024, the interest rate on the QuadReal Loan was 6.76%.

The loan documents contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. We serve as a full recourse guarantor with respect to the QuadReal Loan.

SmartStop Mezzanine Loan – Edmonton

On December 16, 2024, in connection with the acquisition of the Edmonton Property, we, through wholly-owned subsidiaries of our Operating Partnership, entered into a loan agreement (the “Edmonton Mezzanine Loan Agreement”) with SmartStop OP, an affiliate of our sponsor, for $7.0 million (the “Edmonton Mezzanine Loan”). The Edmonton Mezzanine Loan requires a commitment fee equal to 0.50% of the amount drawn on the Edmonton Mezzanine Loan. The proceeds of the Edmonton Mezzanine Loan were used to partially fund the acquisition of the Edmonton Property.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

The interest rate on the Edmonton Mezzanine Loan was a variable rate equal to SOFR plus 3.00% per annum. The initial maturity date was March 17, 2025 with a three month extension option. On December 31, 2024, the interest rate on the Edmonton Mezzanine Loan was 7.31%. In January 2025, we repaid the $7.0 million outstanding balance on the Edmonton Mezzanine Loan. See Note 11 – Subsequent Events.

The following table presents the future principal payment requirements on outstanding secured debt as of December 31, 2024:

2025	$23,404,631	(1)
2026	25,726,036
2027	51,212,111
2028	5,969,107
Thereafter	—

Total payments	106,311,885
Debt issuance costs, net	(987,048)

Total	$105,324,837

(1)

On January 13, 2025, we repaid the $7 million balance on the Edmonton Mezzanine Loan with proceeds from the Bank of Montreal Edmonton Loan. During January 2025, we repaid the remaining balance of $3.0 million on the Blue Door DST Loan. See Note 11 - Subsequent Events.

Note 7. Derivative Instruments

Interest Rate Derivatives

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we use interest rate swaps as part of our interest rate risk management strategy. The effective portion of the change in the fair value of the derivative that qualifies as a cash flow hedge is recorded in accumulated other comprehensive income (loss) (“AOCI”) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt.

The following table summarizes the terms of our derivative financial instruments as of December 31, 2024:

	Notional Amount	Strike	Effective Date	Maturity Date
Interest Rate Derivatives:
CORRA Swap – Bank of Montreal Loan (1)	$18,750,000	4.80%	June 15, 2023	June 15, 2026
SOFR Swap – Huntington Loan (2)	$24,845,000	2.75%	December 1, 2023	May 31, 2024
SOFR Swap – Huntington Loan (3)	$24,845,000	2.50%	June 1, 2024	November 30, 2024
SOFR Swap – Huntington Loan (4)	$24,845,000	2.25%	December 1, 2024	May 1, 2026

(1)	Notional amount is denominated in CAD and has been designated as a cash flow hedge.
(2)	Notional amount was denominated in USD and was designated as a cash flow hedge. We terminated the swap on May 31, 2024.
(3)	Notional amount was denominated in USD and was designated as a cash flow hedge. We terminated the swap on November 30, 2024.
(4)	Notional amount is denominated in USD and has been designated as a cash flow hedge.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

The following table summarizes the terms of our derivative financial instruments as of December 31, 2023:

	Notional Amount	Strike	Effective Date	Maturity Date
Interest Rate Derivatives:
SOFR Swap – Huntington Loan (1)	$24,845,000	3.75%	May 1, 2023	December 1, 2023
CDOR Swap – Bank of Montreal Loan (2)	$18,750,000	4.80%	June 15, 2023	June 15, 2026
SOFR Swap – Huntington Loan (3)	$24,845,000	2.75%	December 1, 2023	May 1, 2026

(1)	Notional amount was denominated in USD and was designated as a cash flow hedge. We terminated the swap on December 21, 2023.
(2)	Notional amount was denominated in CAD and was designated as a cash flow hedge.
(3)	Notional amount was denominated in USD and was designated as a cash flow hedge.

The following table presents a gross presentation of the fair value of our derivative financial instruments as well as their classification on our consolidated balance sheets:

	Asset/Liability Derivatives Fair Value
	December 31, 2024	December 31, 2023
Interest Rate Hedges:
Other assets	$585,224	$625,010
Accounts payable and accrued liabilities	$310,997	$268,066

The following table presents the effects of our derivative financial instruments on our consolidated statements of operations for the periods presented:

	Gain (loss) recognized in OCI for the Year Ended December 31,		Location of amounts reclassified from OCI into income	Gain (loss) reclassified from OCI for the Year Ended December 31,
Type	2024	2023		2024	2023
Interest Rate Swaps	$367,170	$68,089	Interest Expense	$323,377	$262,737

	$367,170	$68,089		$323,377	$262,737

Based upon the forward rates in effect as of December 31 2024, we estimate that approximately $0.1 million related to our qualifying cash flow hedges will be reclassified to reduce interest expense during the next 12 months.

Note 8. Related Party Transactions

Fees to Affiliates

Our Advisory Agreement with our Advisor and our Dealer Manager Agreement with our Dealer Manager entitles our Advisor and our Dealer Manager to specified fees upon the provision of certain services with regard to the Private Offering and investment of funds in real estate properties, among other services, as well as reimbursement for organization and offering costs incurred by our Advisor on our behalf and reimbursement of certain costs and expenses incurred by our Advisor in providing services to us.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

Organization and Offering Costs

Organization and offering costs of the offerings may be paid by our Advisor on our behalf and reimbursed to our Advisor from the proceeds of our offerings. Organization and offering costs consist of all expenses (other than sales commissions, and the dealer manager fee) to be paid by us in connection with the offerings, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and other accountable organization and offering expenses, including, but not limited to, (i) amounts to reimburse our Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our Advisor and its affiliates in connection with registering and marketing our shares; (ii) technology costs associated with the offerings; (iii) our costs of conducting our training and education meetings; (iv) our costs of attending retail seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses.

Advisory Agreements

We do not have any employees. Our Advisor is primarily responsible for managing our business affairs and carrying out the directives of our board of directors. Our Advisor receives various fees and expenses under the terms of our Advisory Agreement. As discussed above, we will be required under our Advisory Agreement to reimburse our Advisor for organization and offering costs.

Our Advisor receives acquisition fees equal to 1.0% of the contract purchase price of each property we acquire plus reimbursement of any acquisition expenses our Advisor incurs. Our Advisor also receives a monthly asset management fee equal to 0.0625%, which is one-twelfth of 0.75%, of our aggregate asset value, as defined. Under our Advisory Agreement, our Advisor will receive a disposition fee equal to 1.5% of the contract sales price of each property sold.

Our Advisor may also be entitled to various subordinated distributions under our operating partnership agreement if we (1) list our shares of common stock on a national exchange, (2) terminate or do not renew the Advisory Agreement, (3) liquidate our portfolio, or (4) effect a merger or other corporate reorganization.

Our Advisory Agreement provides for reimbursement of our Advisor’s direct and indirect costs of providing administrative and management services to us. Our Advisory Agreement shall continue in force until December 31, 2031. Thereafter, our Advisory Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties.

Property Management Agreement

Each of our self storage properties is managed by our Property Manager or Blue Door Property Manager, (collectively, the “Property Managers”) under separate property management agreements. Under each agreement, our Property Managers receives a fee for their services in managing our properties, generally equal to the greater of $3,000 or 6% of the gross revenues from the properties plus reimbursement of the Property Managers’ costs of managing the properties. In addition, our Property Managers or an affiliate has the exclusive right to offer tenant insurance plans, tenant protection plans or similar programs (collectively “Tenant Programs”) to customers at our properties and is entitled to substantially all of the benefits of such Tenant Programs. The property management agreements have a three-year term and automatically renew for successive three year periods thereafter, unless we or our Property Managers provide prior written notice at least 90 days prior to the expiration of the term. After the end of the initial three year term, either party may terminate a property management agreement generally upon 60 days’ prior written notice. With respect to each new property we acquire for which we enter into a property management agreement with our Property Managers we also pay our Property Managers a one-time start-up fee in the amount of $3,750.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

All of our properties are operated under the “SmartStop® Self Storage” brand. An affiliate of our Sponsor owns the rights to the “SmartStop® Self Storage” brand.

Our Former Transfer Agent

Our Chief Executive Officer is also the chief executive officer and indirect owner of the parent company of our former transfer agent, Strategic Transfer Agent Services, LLC. Pursuant to a transfer agent agreement, our former transfer agent provided transfer agent and registrar services to us. The services our transfer agent provided us were substantially similar to what a third party transfer agent would provide in the ordinary course of performing its functions as a transfer agent. In connection with the transfer to SS&C GIDS, Inc. as our new transfer agent, we terminated the transfer agent agreement with our former transfer agent effective as of September 18, 2023. In lieu of a termination fee and in recognition of the additional cost and expenses incurred by our former transfer agent in connection with the transition, we paid our former transfer agent a transition fee of $150,000.

Pursuant to the terms of the agreements described above, the following table summarizes related party costs incurred and paid by us for the years ended December 31, 2024 and 2023 as well as any related amounts payable, which are included in due to affiliates in the accompanying consolidated balance sheets as of December 31, 2024 and 2023:

	Year Ended December 31, 2023			Year Ended December 31, 2024
	Incurred	Paid	Payable	Incurred	Paid	Payable
Expensed
Operating expenses (including organizational costs)	$3,308,108	$3,030,256	$374,677	$4,487,579	$3,162,819	$1,699,437
Asset management fees	1,017,194	1,017,194	—	1,406,048	1,281,887	124,161
Property management fees	358,494	358,494	—	616,805	521,421	95,384
Transfer Agent expenses	296,076	306,900	301	4,331	3,575	1,057
Acquisition expenses (1)	332,279	314,308	62,687	387,300	319,285	130,702
Capitalized
Acquisition related (2)	1,811,042	1,811,042	—	2,896,325	2,211,650	684,675
Additional Paid-in Capital
Offering costs	310,565	283,880	43,321	337,696	354,381	26,636

Total	$7,433,758	$7,122,074	$480,986	$10,136,084	$7,855,018	$2,762,052

(1)	Amounts include third party acquisition expenses paid by our Sponsor and reimbursed by the Company.
(2)

Amounts include acquisition and loan commitment fees paid to our Sponsor, third-party acquisition expenses paid by our Sponsor and third-party earnest money deposits paid by our Sponsor and reimbursed by the Company.

Tenant Programs

We may offer Tenant Programs to customers at our properties pursuant to which our Property Manager or an affiliate is entitled to substantially all of the net revenue attributable to the sale of Tenant Programs at our properties.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

In order to protect the interest of the Property Manager in receiving these revenues in light of the fact that we control the properties and, hence, the ability of the Property Manager to receive such revenues, we and an affiliate of our Property Manager agreed to transfer our respective rights in such revenue to a joint venture entity owned 0.1% by our TRS subsidiary and 99.9% by our Property Manager’s affiliate (the “PM Affiliate”). Under the terms of the operating agreement of the joint venture entity, dated May 18, 2022 (the “JV Agreement”), our TRS receives 0.1% of the net revenues generated from such Tenant Programs and the PM Affiliate receives the other 99.9% of such net revenues. The JV Agreement further provides, among other things, that if a member or its affiliate terminates all or substantially all of the property management agreements or defaults in its material obligations under the JV Agreement or undergoes a change of control, as defined, (the “Triggering Member”), the other member generally shall have the right (but not the obligation) to either (i) sell all of its interest in the joint venture to the Triggering Member at fair market value (as agreed upon or as determined under an appraisal process) or (ii) purchase all of the Triggering Member’s interest in the joint venture at 95% of fair market value. For the years ended December 31, 2024 and 2023, an affiliate of our Property Manager received net revenue from this joint venture of approximately $390,000 and $190,000, respectively.

Storage Auction Program

Our Sponsor owns a minority interest in a company that owns 50% of an online auction company (the “Auction Company”) that serves as a web portal for self storage companies to post their auctions for the contents of abandoned storage units online instead of using live auctions conducted at the self storage facilities. The Auction Company receives a service fee for such services. During the years ended December 31, 2024 and 2023, we paid approximately $3,000 and $1,900, respectively, in fees to the Auction Company related to our properties. Our properties will receive the proceeds from such online auctions.

Note 9. Commitments and Contingencies

Distribution Reinvestment Plan

We adopted a distribution reinvestment plan that will allow our stockholders to have distributions otherwise distributable to them invested in additional shares of our common stock. The plan became effective on the date of commencement of our Private Offering. No sales commission or dealer manager fee will be paid on shares sold through the distribution reinvestment plan. We may amend or terminate the distribution reinvestment plan for any reason at any time upon 10 days’ prior written notice to stockholders. The distribution reinvestment plan sets the price for our shares to be equal to 95% of the then-current per share offering price of the Company’s common stock.

As of December 31, 2024, we have sold approximately 0.7 million shares through our distribution reinvestment plan offering.

Share Redemption Program

We adopted a share redemption program that enables stockholders to sell their shares to us in limited circumstances. As long as our common stock is not listed on a national securities exchange or over-the-counter market, our stockholders who have held their stock for at least one year may be able to have all or any portion of their shares of stock redeemed by us. We may redeem the shares of stock presented for redemption for cash to the extent that we have sufficient funds available to fund such redemption.

Our board of directors may amend, suspend or terminate the share redemption program with 30 days’ notice to our stockholders. We may provide this notice by a separate mailing to our stockholders.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

The repurchase price will depend on the length of time the stockholder has held such shares as follows; (i) 90% of the redemption amount after one year from purchase date, (ii) 92.5% of the redemption amount after two years from purchase date, (iii) 95% of the redemption amount after three years from purchase date, and (iv) 100% of the redemption amount after four years from purchase date. As long as we are engaged in an offering, the redemption amount shall equal the lesser of the amount the stockholder paid for their shares or the price per share in the offering. If we are no longer engaged in an offering, our board of directors will determine the redemption amount.

There are several limitations on our ability to redeem shares under the share redemption program including, but not limited to:

•

Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” (as defined under the share redemption program) or bankruptcy, we may not redeem shares until the stockholder has held his or her shares for one year.

•	During any calendar year, we will not redeem in excess of 5% of the weighted-average number of shares outstanding during the prior calendar year.

•	The cash available for redemption is limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan.

•

We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

For the year ended December 31, 2024, we received redemption requests totaling approximately $0.9 million. As of December 31, 2024, we fulfilled approximately $0.7 million redemption requests with the remaining approximately $0.2 million included in accounts payable and accrued liabilities which were fulfilled in January 2025. For the period ended December 31, 2023, we received redemption requests totaling approximately $80,000 that were fulfilled during the year.

Operating Partnership Redemption Rights

The limited partners of our Operating Partnership have the right to cause our Operating Partnership to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares, or, at our option, we may purchase their limited partnership units by issuing one share of our common stock for each limited partnership unit redeemed. These rights may not be exercised under certain circumstances that could cause us to lose our REIT election. Furthermore, limited partners may exercise their redemption rights only after their limited partnership units have been outstanding for one year. SSA is prohibited from exchanging or otherwise transferring its limited partnership units so long as our Advisor is acting as our Advisor pursuant to our Advisory Agreement.

Other Contingencies

From time to time, we are party to legal proceedings that arise in the ordinary course of our business. We are not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

Note 10. Declaration of Distributions

Cash Distribution Declaration

On March 28, 2024, the board of directors authorized a daily distribution rate of approximately $0.001366 per day per share for stockholders as of the close of each business day of the period commencing on April 1, 2024 and ending on June 30, 2024.

On June 26, 2024, the board of directors authorized a daily distribution rate of approximately $0.001366 per day per share for stockholders as of the close of each business day of the period commencing on July 1, 2024 and ending on September 30, 2024.

On September 27, 2024, the board of directors authorized a daily distribution rate of approximately $0.001366 per day per share for stockholders as of the close of each business day of the period commencing on October 1, 2024 and ending on December 31, 2024.

On December 20, 2024, the board of directors authorized a daily distribution rate of approximately $0.001370 per day per share for stockholders as of the close of each business day of the period commencing on January 1, 2025 and ending on March 31, 2025.

Note 11. Subsequent Events

The Company has evaluated events subsequent through April 4, 2025, the date the consolidated financial statements were available to be issued, for their impact on the consolidated financial statements.

Bank of Montreal Loan – Edmonton

On January 10, 2025, we, through a special purpose entity formed to acquire and hold the Edmonton Property, entered into a term loan with Bank of Montreal (the “Bank of Montreal Edmonton Loan”) for CAD $9.4 million, which is secured by a first mortgage lien on the Edmonton Property. Under the terms of the loan agreement (the “Edmonton Loan Agreement”) the interest rate is subject to a variable interest rate equal to the (i) CORRA, (ii) a CORRA adjustment of approximately 0.5%, plus (iii) a spread of 2.45%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $9.4 million effective February 10, 2025, whereby the CORRA is fixed at approximately 2.80% through the maturity of the loan (the “Bank of Montreal Edmonton Swap”) which fixes the all-in interest rate to approximately 5.75%. The Bank of Montreal Edmonton Loan has an initial term of three years, maturing on February 1, 2028 with a one year extension option. The Bank of Montreal Edmonton Loan requires monthly payments of interest-only for the first two and a half years, and monthly payments of principal and interest thereafter.

The Edmonton Loan Agreement contains a debt service coverage ratio covenant and customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default. We serve as full recourse guarantor with respect to the Bank of Montreal Edmonton Loan.

Repayment of Edmonton Mezzanine Loan from SmartStop OP

On January 13, 2025, we repaid the outstanding balance of $7 million on the Edmonton Mezzanine Loan with proceeds from the Bank of Montreal Edmonton Loan and terminated the Edmonton Mezzanine Loan in accordance with the terms of the loan agreement.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

Repayment of Blue Door Bridge Loan from SmartStop OP

During January 2025, we repaid the outstanding balance of approximately $3.0 million on the Blue Door Bridge Loan and terminated the Blue Door Bridge Loan in accordance with the terms of the loan agreement.

Issuance of Preferred Stock of Our Company

On February 4, 2025, we issued $100 million in shares (the “Preferred Shares”) of our new Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) pursuant to a preferred stock purchase agreement (the “Series A Preferred Stock Purchase Agreement”) with Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR). We paid the Investor an investment fee equal to 0.50% of the aggregate purchase price at closing.

The Series A Preferred Stock Purchase Agreement provides that the purchase price for the Preferred Shares shall be equal to $1,000 per share (the “Purchase Price”). The terms of the Series A Convertible Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, are set forth in the articles supplementary for the Series A Convertible Preferred Stock (the “Series A Articles Supplementary”), which are described in more detail below.

In connection with the issuance of the Series A Convertible Preferred Stock, and in certain other limited circumstances, we permitted the Investor, or any entity that beneficially owns or constructively owns shares of our stock as a result of the Investor’s ownership of Series A Convertible Preferred Stock, to beneficially own and constructively own the Series A Convertible Preferred Stock issued to the Investor pursuant to the Series A Preferred Stock Purchase Agreement and any Common Stock issued upon conversion of the Series A Convertible Preferred Stock.

We primarily used the net proceeds from the issuance of the Preferred Shares to finance the acquisitions of the Barrie Property and Six Property Portfolio (see below), to fund development and improvement pipelines, for working capital and for other general corporate purposes.

Articles Supplementary

On February 3, 2025, in connection with the issuance of the Series A Convertible Preferred Stock, we filed the Series A Articles Supplementary with the State Department of Assessments and Taxation of Maryland, to classify and designate 100,000 authorized but unissued shares of preferred stock as the “Series A Convertible Preferred Stock.” The Series A Articles Supplementary sets forth the key terms of the Series A Convertible Preferred Stock which are summarized below.

As set forth in the Series A Articles Supplementary, the Series A Convertible Preferred Stock ranks senior to the Common Stock, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up. Dividends payable on each share of Series A Convertible Preferred Stock will initially be equal to a rate of 8.85% per annum. If the Series A Convertible Preferred Stock has not been redeemed on or prior to the fifth anniversary of the issuance of the Preferred Shares pursuant to the Series A Preferred Stock Purchase Agreement, the dividend rate will increase an additional 0.75% per annum each year thereafter to a maximum of 11.0% per annum until the tenth anniversary of the issuance of the Preferred Shares pursuant to the Series A Preferred Stock Purchase Agreement, at which time the dividend rate shall increase 0.75% per annum each year thereafter until the Series A Convertible Preferred Stock is redeemed or repurchased in full.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

Upon any voluntary or involuntary liquidation, dissolution or winding up, the holders of Series A Convertible Preferred Stock will be entitled to receive a payment equal to the greater of (i) the aggregate Purchase Price of all outstanding Preferred Shares (the “Series A Preferred Stock Liquidation Amount”), plus an amount equal to any accrued and unpaid dividends and other distributions (whether or not accumulated or authorized and declared) to the date of payment and (ii) the amount that that would have been payable had the Preferred Shares been converted into Common Stock pursuant to the terms of the Series A Articles Supplementary immediately prior to such liquidation.

Subject to certain additional redemption rights, as described herein, we have the right to redeem the Series A Convertible Preferred Stock for cash at any time following the third anniversary of the issuance of the Preferred Shares pursuant to the Series A Preferred Stock Purchase Agreement. The amount of such redemption will be equal to the aggregate Purchase Price of all outstanding Preferred Shares, plus applicable redemption premium as set forth in the Series A Articles Supplementary (together, the “Redemption Price”) and an amount equal to any accrued and unpaid dividends and distributions on the Series A Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the redemption date. Upon the listing of Common Stock on a national securities exchange (the “Listing”), we have the right to redeem any or all outstanding Series A Convertible Preferred Stock at an amount equal to the greater of (i) the amount that the holders of such Preferred Shares would have received had such Preferred Shares been converted into Common Stock pursuant to the terms of the Series A Articles Supplementary immediately prior to the initial Listing, and then all of such Preferred Shares had been sold in the initial Listing, up to the Conversion Value Limitation (as described herein), or (ii) the Redemption Price, in each case, plus an amount equal to any accrued and unpaid dividends and distributions on the Series A Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the date of initial Listing. The Conversion Value Limitation is an amount per share determined using an as-converted value limitation equal to a premium of $26.5 million if any or all 100,000 shares of Series A Convertible Preferred Stock are issued and outstanding. Upon a change of control event, we have the right to redeem any or all outstanding Series A Convertible Preferred Stock at an amount equal to the greater of (i) the amount that the holders of such Preferred Shares would have received had the Preferred Shares been converted into Common Stock pursuant to the terms of the Series A Articles Supplementary immediately prior to such change of control, up to the Conversion Value Limitation or (ii) the Redemption Price, in each case, plus an amount equal to any accrued and unpaid dividends and distributions up to the redemption date. In addition, subject to certain cure provisions, if we fail to maintain our status as a real estate investment trust, the holders of Series A Convertible Preferred Stock have the right to require us to repurchase the Series A Convertible Preferred Stock at an amount equal to the Redemption Price plus an amount equal to any accrued and unpaid dividends and distributions on the Series A Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the redemption date.

At any time after the earlier to occur of (i) the third anniversary of the issuance of the Preferred Shares is issued pursuant to the Series A Preferred Stock Purchase Agreement or (ii) 180 days after an initial Listing, the holders of Series A Convertible Preferred Stock have the right to convert any or all of the Series A Convertible Preferred Stock held by such holders into Common Stock at a rate per share equal to the quotient obtained by dividing the Series A Convertible Preferred Stock Liquidation Amount, plus an amount equal to any accrued and unpaid dividends or other distributions (whether or not accumulated or authorized and declared), by the conversion price. The conversion price is initially $10.75, and may be adjusted in connection with stock splits, stock dividends and other similar transactions. In no event will the value of the Common Stock issued by us upon conversion of the Series A Convertible Preferred Stock into Common Stock exceed the Conversion Value Limitation.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

The holders of Series A Convertible Preferred Stock are not entitled to vote on any matter submitted to a vote of our stockholders, except that in the event that the dividend for the Series A Convertible Preferred Stock has not been paid for at least four quarterly dividend periods (whether or not consecutive), the holders of Series A Convertible Preferred Stock have the right to vote together with the holders of Common Stock as a single class on any matter submitted to a vote of our stockholders. The number of votes applicable to a share of Series A Convertible Preferred Stock will be equal to the number of shares of Common Stock into which a share of Series A Convertible Preferred Stock could have been converted as of the record date set for purposes of such stockholder vote. This foregoing limited voting right shall cease when all past dividend periods have been paid in full. In addition, the affirmative vote of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock is required in certain customary circumstances, as well as other circumstances, such as (i) our real estate portfolio exceeding a leverage ratio of 60% loan-to-value, (ii) entering into certain transactions with our Chief Executive Officer as of the date of the Purchase Agreement, or any entities in which such person has a controlling interest (excluding certain self-storage real estate programs sponsored by our sponsor or us), (iii) effecting a merger (or similar) transaction with an entity whose assets are not at least 80% self storage related, (iv) entering into any line of business other than self storage and ancillary businesses, unless such ancillary business represents revenues of less than 10% of the our revenues for our last fiscal year and (v) permitting any individual other than H. Michael Schwartz to (A) serve as our Chairman or any similar role or (B) otherwise perform any of the duties typically performed by Mr. Schwartz in his capacity as Chairman as of the date of the Series A Preferred Stock Purchase Agreement.

Acquisition of Barrie, ON Property

On February 11, 2025, an affiliate of our Sponsor assigned its interest in a purchase and sale agreement (the “Barrie Purchase Agreement”) with an unaffiliated third party for the acquisition of a self-storage facility located in Barrie, ON (the “Barrie Property”) to a wholly-owned subsidiary of our Operating Partnership. On February 11, 2025, we closed on the Barrie Property for a purchase price of approximately CAD $29.1 million, plus closing costs and an acquisition fee to our Advisor. We funded such acquisition with proceeds from the issuance of Series A Convertible Preferred Stock.

Acquisition of Six Property Portfolio

On February 20, 2025, an affiliate of our Sponsor assigned its interest in a purchase and sale agreement (the “Six Property Portfolio Purchase Agreement”) with an unaffiliated third party for the acquisition of six self-storage facilities located in Orlando, Florida (the “Orlando Property”), Pasadena, Texas (the “Pasadena Property”), Corinth, Texas (the “Corinth Property”), Longwood, Florida (the “Longwood Property”), Phoenix, Arizona (the “Phoenix Property”) and Dallas, Texas (the “Dallas Property”) (collectively, the “Six Property Portfolio”) to various DSTs that are currently wholly-owned subsidiaries of our Operating Partnership. On February 20, 2025, we closed on the first five properties for a purchase price of approximately $84.1 million, plus closing costs and an acquisition fee to our Advisor. On March 11 ,2025, we closed on the Dallas Property for a purchase price of approximately $14.5 million, plus closing costs and an acquisition fee to our Advisor.

Stonebridge Loan - Barrie

On March 4, 2025, we, through a special purpose entity formed to acquire and hold the Barrie Property, entered into a term loan with Stonebridge Finance Company of Canada. Inc. (the “Stonebridge Loan”) for CAD $15.6 million, which is secured by a first mortgage lien on the Barrie Property. Under the terms of the loan agreement (the “Barrie Loan Agreement”), the amount outstanding under the Stonebridge Loan bears interest at an annual fixed rate equal to approximately 5.83%. The Stonebridge Loan has a term of three years, maturing on April 1, 2028. The Stonebridge Loan requires monthly payments of interest-only for the life of the loan.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

The Barrie Loan Agreement contains a debt service coverage ratio covenant and customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default. We serve as a limited recourse guarantor with respect to the Stonebridge Loan.

Cash Distribution Declaration

On March 28, 2025, our board of directors authorized a daily distribution rate of approximately $0.001370 per day per share for stockholders as of the close of each business day of the period commencing on April 1, 2025 and ending on June 30, 2025.

Blue Door I Offering Status

As of March 31, 2025, in connection with the Blue Door I Offering, we sold approximately $21.7 million in beneficial interest in the Parent Trust from inception to date.

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Stockholders

Strategic Storage Growth Trust III, Inc.

Ladera Ranch, California

Opinion

We have audited the consolidated financial statements of Strategic Storage Growth Trust III, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations, comprehensive loss, equity and temporary equity, and cash flows for the years ended December 31, 2025 and 2024, and the related notes and financial statement schedule listed in the accompanying index (collectively, referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years ended December 31, 2025 and 2024, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, P.C.

Costa Mesa, California

March 31, 2026, except for the financial statement schedule, as to which the date is August 27, 2026

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2025 AND 2024

	December 31, 2025	December 31, 2024
ASSETS
Real estate facilities:
Land	$72,140,359	$35,696,025
Buildings	329,082,233	173,022,230
Site improvements	16,774,125	6,305,922

	417,996,717	215,024,177
Accumulated depreciation	(18,378,567)	(8,979,959)

	399,618,150	206,044,218
Construction in process	1,409,591	439,581

Real estate facilities, net	401,027,741	206,483,799
Cash and cash equivalents	16,845,272	8,825,025
Restricted cash	4,726,899	2,301,416
Investments in unconsolidated real estate ventures	14,697,013	6,531,574
Other assets, net	5,073,290	3,140,597
Intangible assets, net of accumulated amortization	3,851,550	775,564

Total assets	$446,221,765	$228,057,975

LIABILITIES, TEMPORARY EQUITY AND EQUITY
Debt, net	$205,645,853	$105,324,837
Accounts payable and accrued liabilities	5,544,393	2,290,273
Financing obligation	27,208,009	—
Distributions payable	3,166,592	765,279
Due to affiliates	15,855,829	2,762,052

Total liabilities	257,420,676	111,142,441

Commitments and contingencies (Note 10)
Redeemable common stock	8,051,089	5,304,160
Series A Preferred Stock, net $0.001 par value; 100,000 shares authorized; 100,000 issued and outstanding at December 31, 2025 and $0 at December 31, 2024 with aggregate liquidation preferences of $102,230,685 and $0 at December 31, 2025 and 2024, respectively	98,976,116	—
Equity:
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding at December 31, 2025 and 2024	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 17,423,842 and 17,131,447 shares issued and outstanding at December 31, 2025 and 2024, respectively	17,426	17,133
Strategic Storage Growth Trust III, Inc.:
Additional paid-in capital	141,295,656	143,798,060
Distributions	(20,810,221)	(12,176,241)
Accumulated deficit	(54,434,068)	(29,061,440)
Accumulated other comprehensive loss	(563,209)	(1,067,047)

Total Strategic Storage Growth Trust III, Inc. equity	65,505,584	101,510,465

Noncontrolling interests in our Operating Partnership	1,944,854	2,757,020
Noncontrolling interests in Blue Door DSTs	14,323,446	7,343,889

Total noncontrolling interest	16,268,300	10,100,909

Total equity	81,773,884	111,611,374

Total liabilities, temporary equity and equity	$446,221,765	$228,057,975

See notes to consolidated financial statements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2025 AND 2024

	Year Ended December 31,
	2025	2024
Revenues:
Self storage rental revenue	$21,813,905	$10,043,512
Ancillary operating revenue	159,407	70,920

Total revenues	21,973,312	10,114,432

Operating expenses:
Property operating expenses	9,474,535	4,615,402
Property operating expenses – affiliates	3,307,928	2,022,853
General and administrative	4,432,383	3,811,216
Depreciation	9,417,883	4,970,382
Intangible amortization expense	3,461,435	1,417,646
Acquisition expense – affiliates	401,565	305,520
Other property acquisition expenses	434,867	259,730

Total operating expenses	30,930,596	17,402,749

Operating loss	(8,957,284)	(7,288,317)
Other income (expense):
Interest expense	(9,134,649)	(6,458,731)
Interest expense – debt issuance costs	(1,090,458)	(696,398)
Foreign currency adjustment	985,404	(1,360,684)
Other income, net	252,185	381,426

Net loss	(17,944,802)	(15,422,704)
Less: Distributions to preferred stockholders	(8,025,616)	—
Net loss attributable to the noncontrolling interests	597,790	566,531

Net loss attributable to Strategic Storage Trust Growth Trust III, Inc. common stockholders	$(25,372,628)	$(14,856,173)

See notes to consolidated financial statements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

YEARS ENDED DECEMBER 31, 2025 AND 2024

	Year Ended December 31,
	2025	2024
Net loss	$(17,944,802)	$(15,422,704)
Other comprehensive income (loss):
Foreign currency translation adjustment	416,190	(777,274)
Interest rate hedge income	103,618	43,793

Other comprehensive income (loss)	519,808	(733,481)

Comprehensive loss	(17,424,994)	(16,156,185)
Comprehensive loss attributable to noncontrolling interests:
Comprehensive loss attributable to the noncontrolling interests	581,823	587,759

Comprehensive loss attributable to Strategic Storage Growth Trust III, Inc. stockholders	$(16,843,171)	$(15,568,426)

See notes to consolidated financial statements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY AND TEMPORARY EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Common Stock						Total Strategic Storage Growth Trust III, Inc. Equity	Noncontrolling Interest
	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)		in our Operating Partnership	in Blue Door DSTs	Total Equity	Redeemable Common Stock	Preferred Equity
Balance as of December 31, 2023	11,540,625	$11,542	$96,405,325	$(4,910,259)	$(14,205,267)	$(354,794)	$76,946,547	$3,619,730	$—	$80,566,277	$2,500,074	$—
Gross proceeds from issuance of common stock	5,285,271	5,285	52,016,686	—	—	—	52,021,971	—	—	52,021,971	—	—
Gross proceeds from issuance of equity in Blue Door Property I, DST	—	—	—	—	—	—	—	—	8,085,532	8,085,532	—	—
Offering costs	—	—	(4,651,488)	—	—	—	(4,651,488)	—	(721,969)	(5,373,457)	—	—
Changes to redeemable common stock	—	—	(3,656,643)	—	—	—	(3,656,643)	—	—	(3,656,643)	3,656,643	—
Redemption of common stock	(79,359)	(79)	—	—	—	—	(79)	—	—	(79)	(852,557)	—
Distribution to common stockholders	—	—	—	(7,265,982)	—	—	(7,265,982)	—	—	(7,265,982)	—	—
Distributions to noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	(274,780)	—	(274,780)	—	—
Distributions to Blue Door Property I, DST	—	—	—	—	—	—	—	—	(19,845)	(19,845)	—	—
Issuance of shares for distribution reinvestment plan	384,910	385	3,656,258	—	—	—	3,656,643	—	—	3,656,643	—	—
Stock based compensation expense	—	—	27,922	—	—	—	27,922	—	—	27,922	—	—
Net loss attributable to Strategic Storage Growth Trust III, Inc.	—	—	—	—	(14,856,173)	—	(14,856,173)	—	—	(14,856,173)	—	—
Net loss attributable to the noncontrolling interests	—	—	—	—	—	—	—	(566,702)	171	(566,531)	—	—
Interest rate hedge gain	—	—	—	—	—	38,034	38,034	5,759	—	43,793	—	—
Foreign currency translation adjustment	—	—	—	—	—	(750,287)	(750,287)	(26,987)	—	(777,274)	—	—

Balance as of December 31, 2024	17,131,447	$17,133	$143,798,060	$(12,176,241)	$(29,061,440)	$(1,067,047)	$101,510,465	$2,757,020	$7,343,889	$111,611,374	$5,304,160	$—
Gross proceeds from issuance of equity in Blue Door DSTs	—	—	—	—	—	—	—	—	36,313,265	36,313,265	—	—
Offering costs	—	—	—	—	—	—	—	—	(3,499,106)	(3,499,106)	—	—
Changes to redeemable common stock	—	—	(4,243,856)	—	—	—	(4,243,856)	—	—	(4,243,856)	4,243,856	—
Redemption of common stock	(154,327)	(154)	—	—	—	—	(154)	—	—	(154)	(1,496,927)	—
Gross proceeds from issuance of preferred stock	—	—	—	—	—	—	—	—	—	—	—	100,000,000
Preferred stock issuance costs	—	—	—	—	—	—	—	—	—	—	—	(1,023,884)
Distribution to common stockholders	—	—	—	(8,633,980)	—	—	(8,633,980)	—	—	(8,633,980)	—	—
Distributions to noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	(274,784)	—	(274,784)	—	—
Distributions to Blue Door DSTs	—	—	—	—	—	—	—	—	(1,225,885)	(1,225,885)	—	—
Distributions to preferred stockholders	—	—	—	—	—	—	—	—	—	—	—	(8,025,616)
Issuance of shares for distribution reinvestment plan	446,722	447	4,243,409	—	—	—	4,243,856	—	—	4,243,856	—	—
Stock based compensation expense	—	—	28,407	—	—	—	28,407	—	—	28,407	—	—
Net loss attributable to Strategic Storage Growth Trust III, Inc.	—	—	—	—	(25,372,628)	—	(25,372,628)	(553,349)	—	(25,925,977)	—	8,025,616
Net loss attributable to the noncontrolling interests	—	—	—	—	—	—	—	—	(44,441)	(44,441)	—	—
Adjustments of noncontrolling interests - Note 5	—	—	(2,530,364)	—	—	—	(2,530,364)	—	(24,564,276)	(27,094,640)	—	—
Interest rate hedge gain	—	—	—	—	—	100,438	100,438	3,180	—	103,618	—	—
Foreign currency translation adjustment	—	—	—	—	—	403,400	403,400	12,787	—	416,187	—	—

Balance as of December 31, 2025	17,423,842	$17,426	$141,295,656	$(20,810,221)	$(54,434,068)	$(563,209)	$65,505,584	$1,944,854	$14,323,446	$81,773,884	$8,051,089	$98,976,116

See notes to consolidated financial statements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(17,944,802)	$(15,422,704)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	12,879,318	6,388,028
Amortization of debt issuance costs	1,090,458	696,398
Stock based compensation expense related to issuance of restricted stock	28,407	27,922
Unrealized derivative losses	513,945	—
Unrealized foreign currency adjustment	(985,404)	1,360,684
Changes in operating assets and liabilities:
Other assets, net	14,814	(1,171,914)
Purchase of interest rate derivative	—	(795,146)
Non-cash interest expense related to DST Program	113,370	—
Accounts payable and accrued liabilities	2,626,234	253,720
Due to affiliates	4,878,189	1,579,870

Net cash provided by (used in) operating activities	3,214,529	(7,083,142)

Cash flows from investing activities:
Purchase of real estate facilities	(180,524,751)	(47,634,338)
Additions to real estate facilities	(2,930,116)	(1,096,677)
Investment in company owned life insurance	(697,767)	—
Investments in unconsolidated real estate ventures	(7,844,221)	(6,920,162)
SST X preferred equity investment	(1,800,000)	—

Net cash used in investing activities	(193,796,855)	(55,651,177)

Cash flows from financing activities:
Proceeds from issuance of secured debt	141,574,913	32,969,106
Repayment of secured debt	(55,977,008)	(21,121,213)
Scheduled principal payments on debt	(1,182,135)	—
Debt issuance costs	(1,930,604)	(212,927)
Gross proceeds from issuance of common stock	—	52,021,971
Gross proceeds from issuance of equity in Blue Door DSTs	36,313,265	8,085,532
Gross proceeds from issuance of preferred stock	100,000,000	—
Preferred stock issuance costs	(1,023,884)	—
Offering costs	(3,654,796)	(5,274,855)
Redemption of common stock	(1,418,679)	(681,645)
Distributions paid to common stockholders	(4,375,731)	(3,370,210)
Distributions paid to noncontrolling interest in our Operating Partnership	(274,780)	(274,844)
Distributions paid to noncontrolling interest in Blue Door DSTs	(1,069,717)	(2,840)
Distribution paid to preferred shareholders	(5,794,931)	—

Net cash provided by financing activities	201,185,913	62,138,075

Impact of foreign exchange rate changes on cash and restricted cash	(157,857)	(46,599)

Net change in cash, cash equivalents and restricted cash	10,445,730	(642,843)

Cash, cash equivalents and restricted cash, beginning of year	11,126,441	11,769,284

Cash, cash equivalents and restricted cash, end of year	$21,572,171	$11,126,441

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Year Ended December 31,
	2025	2024
Supplemental disclosures and non-cash transactions:
Cash paid for interest, net of amounts capitalized	$7,673,421	$6,424,526
Purchase of real estate include in due to affiliates	$8,187,975	$631,262
Additions to real estate included in accounts payable and accrued liabilities	$1,048,355	$307,018
Debt assumed in purchase of real estate facilities	$14,654,932	$—
Other assets included in due to affiliates	$—	$32,044
Offering costs included in accounts payable and accrued liabilities	$—	$155,690
Offering costs included in due to affiliates	$—	$26,635
Debt issuance costs in due to affiliates	$—	$58,420
Interest rate hedge gain in other assets	$472,472	$86,724
Interest rate hedge loss in accounts payable and accrued liabilities	$73,981	$42,931
Redemption of common stock in accounts payable and accrued liabilities	$249,389	$170,987
Issuance of shares pursuant to distribution reinvestment plan	$4,243,856	$3,656,643
Distributions payable to common and preferred stockholders	$2,970,077	$724,999
Distributions payable to noncontrolling interests in our Operating Partnership	$23,338	$23,274
Distributions payable to noncontrolling interests in Blue Door DSTs	$173,177	$17,006

See notes to consolidated financial statements

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 1. Organization

Strategic Storage Growth Trust III, Inc., a Maryland corporation (the “Company”), was formed on February 23, 2022 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities. Our year-end is December 31. As used herein, “we,” “us,” “our” and “Company” refer to Strategic Storage Growth Trust III, Inc. and each of our subsidiaries.

SmartStop REIT Advisors, LLC is our sponsor (our “Sponsor”). Our Sponsor is an indirect subsidiary of SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA). Our Sponsor is a company focused on providing self storage advisory, asset management, and property management services. Our Sponsor owns 100% of SS Growth Advisor III, LLC (our “Advisor”) and SS Growth Property Management III, LLC (our “Property Manager”).

We have no employees. Our Advisor, a Delaware limited liability company, was formed on February 18, 2022. Our Advisor is responsible for managing our affairs on a day-to-day basis and identifying and making acquisitions and investments on our behalf under the terms of an advisory agreement we entered into with our Advisor on May 18, 2022 (our “Advisory Agreement”). A majority of our officers are also officers of our Advisor, Sponsor and SmartStop.

On May 12, 2022, our Advisor purchased approximately 110 shares of our common stock for $1,000 and became our initial stockholder. Our Articles of Incorporation authorized 30,000 shares of common stock with a par value of $0.001 per share. Our Articles of Amendment and Restatement (our “Charter”) authorized 100,000,000 shares of common stock with a par value of $0.001 per share and 10,000,000 shares of preferred stock with a par value of $0.001 per share. On May 18, 2022, pursuant to a confidential private placement memorandum (the “private placement memorandum”), we commenced a private offering of up to $250,000,000 in shares of our common stock (the “Primary Offering”) and $25,000,000 in shares of common stock pursuant to our distribution reinvestment plan (the “DRP Offering”), collectively (the “Private Offering”).

On June 27, 2022, we satisfied the initial escrow conditions of our Private Offering by raising in excess of $1 million, and we commenced formal operations. On April 18, 2024, our board of directors approved the closedown of our Primary Offering with an effective date of (i) July 31, 2024 or (ii) the date that we cross over 1,900 stockholders (the “Closedown Date”). On July 11, 2024, the board of directors approved the extension of the Closedown Date to be the earlier of (i) August 30, 2024 or (ii) the date that we cross over 1,900 stockholders. On August 30, 2024, our Primary Offering was effectively closed; however, we continue to offer shares of common stock in our DRP Offering. As of December 31, 2025, we had sold approximately 17.7 million shares of common stock for gross offering proceeds of approximately $168.8 million in our Private Offering.

On February 4, 2025 (the “Commitment Date”), we entered into a preferred stock purchase agreement (the “Series A Purchase Agreement”) with Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR), pursuant to which the Investor committed to purchase $100 million in preferred shares (the aggregate shares to be purchased, the “Preferred Shares”) of our new Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”). The closing (the “Closing”) in the amount of $100 million occurred on the Commitment Date and we incurred approximately $1.0 million in issuance costs related to the Series A Convertible Preferred Stock. See Note 8 – Preferred Equity.

We have invested the net proceeds from our Private Offering and the issuance of the Preferred Shares primarily in self-storage facilities consisting of both income-producing and growth properties located in the United States and Canada. As of December 31, 2025, we wholly owned 15 operating self-storage properties located in five states (Florida, California, New Jersey, Texas, and South Carolina) and three Canadian provinces (Alberta, British Columbia, and Ontario). For more information, see Note 3 – Real Estate Facilities.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

As of December 31, 2025, we owned 50% equity interests in three unconsolidated real estate ventures in two Canadian provinces (British Columbia and Quebec) that are intended to be developed into self-storage facilities, with subsidiaries of SmartCentres Real Estate Investment Trust (“SmartCentres”) owning the other 50% of such entities. For more information, see Note 4 – Investments in Unconsolidated Real Estate Ventures.

As of December 31, 2025, Blue Door AM I, LLC (the “Blue Door Sponsor”), a wholly owned subsidiary of SS Growth TRS III, Inc., a Delaware corporation (the “TRS”) which is a wholly-owned subsidiary of SS Growth Operating Partnership III, L.P., a Delaware limited partnership (our “Operating Partnership”), serves as the sponsor of Blue Door Property I, DST (“Blue Door DST I”), a Delaware statutory trust which owns two operating self-storage properties located in two states (Virginia and North Carolina). On August 30, 2024, the Blue Door Sponsor initiated an offering to sell up to a maximum aggregate offering amount of approximately $29.8 million of beneficial interests in Blue Door DST I to “accredited investors” in a private offering (the “Blue Door I Offering”). Blue Door DST I owns 100% of the beneficial interest in Blue Door 1716 E Cary St, DST (the “Virginia Trust”) and Blue Door 6 Long Shoals Rd, DST (the “North Carolina Trust”), collectively (the “Blue Door I Operating Trusts”) where the Virginia Trust owns the self-storage facility located in Richmond, VA (the “Virginia Property”) and the North Carolina Trust owns the self-storage facility located in Arden, NC (the “North Carolina Property”; and, collectively the “Blue Door I Properties”). As of December 31, 2025, we sold approximately 95% of the beneficial interests or approximately $28.3 million in Blue Door DST I with various wholly owned subsidiaries of our Operating Partnership holding approximately 5% in Blue Door DST I. For more information, see Note 5 – Delaware Statutory Trust (“DST”) Programs.

As of December 31, 2025, the Blue Door Sponsor serves as the sponsor of Blue Door Property II, DST (“Blue Door DST II”), a Delaware statutory trust which owns three operating self-storage properties located in two states (Florida and Texas). On June 27, 2025, the Blue Door Sponsor initiated an offering to sell up to a maximum aggregate offering amount of approximately $64.8 million of beneficial interests in Blue Door DST II to “accredited investors” in a private offering (the “Blue Door II Offering”). Blue Door DST II owns 100% of the beneficial interest in Blue Door 3701 FM 2181, DST (the “Texas I Trust”), Blue Door 6707 Narcoossee Rd, DST (the “Florida I Trust”), and Blue Door 7905 Spencer Hwy, DST (the “Texas II Trust”; and, collectively, the “Blue Door II Operating Trusts”) where the Texas I Trust owns the self-storage facility located in Corinth, TX (the “Texas I Property”), the Florida I Trust owns the self-storage facility located in Orlando, FL (the “Florida I Property”), and the Texas II Trust owns the self-storage facility located in Pasadena, TX (the “Texas II Property”; and, collectively, the “Blue Door II Properties”). As of December 31, 2025, we sold approximately 25% of the beneficial interests or approximately $16.1 million in the Blue Door DST II with various wholly owned subsidiaries of our Operating Partnership holding approximately 75% of the beneficial interests in the Blue Door DST II. For more information, see Note 5 – Delaware Statutory Trust (“DST”) Programs.

As of December 31, 2025, the Blue Door Sponsor serves as the sponsor of Blue Door Property III, DST (“Blue Door DST III”; and, collectively with Blue Door DST I and Blue Door DST II, the “Blue Door DSTs”), a Delaware statutory trust which owns three operating self-storage properties located in two states (Florida and Texas). On November 13, 2025, the Blue Door Sponsor initiated an offering to sell up to a maximum aggregate offering amount of approximately $28.4 million of beneficial interests in Blue Door DST III to “accredited investors” in a private offering (the “Blue Door III Offering”; and, collectively, with the Blue Door I Offering and the Blue Door II Offering, the “Blue Door Offerings”). Blue Door DST III owns 100% of the beneficial interest in Blue Door 460 Florida Central Pkwy, DST (the “Florida II Trust”), Blue Door 8110 S Cockrell Hill Rd, DST (the “Texas III Trust”), and Blue Door N 83rd Ave, DST (the “Arizona Trust”; and, collectively, the “Blue Door III Operating Trusts”) where the Florida II Trust owns the self-storage facility located in Longwood, FL (the “Florida II Property”), the Texas III Trust owns the self-storage facility located in Dallas, TX (the “Texas

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

III Property”), and the Arizona Trust owns the self-storage facility located in Phoenix, AZ (the “Arizona Property”; and, collectively, the “Blue Door III Properties”). As of December 31, 2025, various wholly owned subsidiaries of our Operating Partnership owns approximately 99.9% of the beneficial interests in the Blue Door DST III. For more information, see Note 5 – Delaware Statutory Trust (“DST”) Programs.

Our Operating Partnership was formed on February 23, 2022. On May 12, 2022, SmartStop Storage Advisors, LLC (“SSA”), an affiliate of our Advisor, purchased a limited partnership interest in our Operating Partnership for $1,000 and we contributed the initial $1,000 capital contribution we received to our Operating Partnership in exchange for the general partner interest. On May 12, 2022, in connection with entering into the Advisory Agreement, SSA made an additional $1,000 investment in our Operating Partnership in exchange for additional limited partnership interests and a special limited partnership interest.

On August 29, 2022, SmartStop OP, L.P. (“SmartStop OP”), an affiliate of our Sponsor and the operating partnership of SmartStop, contributed $5.0 million to our Operating Partnership, in exchange for 549,451 units of limited partnership interest in our Operating Partnership (the “OP Investment”). The OP Investment was made net of sales commissions and dealer manager fees, but without giving effect to the early investor discounts available to purchasers of shares in our Private Offering. At the effective time of the OP Investment, SmartStop OP was admitted as a limited partner to our Operating Partnership. As of December 31, 2025, SmartStop OP’s investment in our Operating Partnership represented approximately 3% of the outstanding units of limited partnership interest.

Our Operating Partnership owns, directly or indirectly through one or more special purpose entities or our TRS, all of the self storage properties that we acquire. We will conduct certain activities, including the acquisitions and Blue Door Offerings conducted by the Blue Door DSTs, through our taxable REIT subsidiary, the TRS, which was formed on February 24, 2022 and is a wholly-owned subsidiary of our Operating Partnership.

Our Property Manager is a Delaware limited liability company which was formed on February 18, 2022 to manage our properties. An affiliate of our Sponsor owns the rights to the “SmartStop® Self Storage” brand. Our Property Manager derives substantially all of its income from the property management services it performs for us. Our Property Manager may enter into sub-property management agreements with third party management companies and pay part of its management fee to such sub-property manager. See Note 8 – Related Party Transactions – Property Management Agreement.

Our dealer manager was Pacific Oak Capital Markets, LLC, a Delaware limited liability company (our “Former Dealer Manager”). On May 18, 2022, we entered into a dealer manager agreement with our Former Dealer Manager (the “Former Dealer Manager Agreement”), pursuant to which our Former Dealer Manager was responsible for marketing our shares being offered pursuant to the Private Offering. As noted above, on August 30, 2024, we closed our Primary Offering and effectively terminated the Former Dealer Manager Agreement with our Former Dealer Manager. We had similarly engaged our Former Dealer Manager to act in the same capacity for the Blue Door I Offering. Our Former Dealer Manager is not an affiliate of our Advisor; however, our Former Dealer Manager or its affiliate was entitled to receive a portion of certain fees earned by our Advisor. On June 18, 2025, the Former Deal Manager Agreement was terminated.

During 2025, we entered into dealer manager agreements (the “Dealer Manager Agreements”) with Orchard Securities, LLC, a Utah limited liability company (“Orchard”), pursuant to which our Dealer Manager is responsible for marketing our shares being offered pursuant to the Blue Door Offerings. Our Dealer Manager is not an affiliate of our Advisor; however, our Dealer Manager or its affiliate is entitled to receive a portion of certain fees earned by our Advisor relating to the Blue Door DSTs.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

As we accept subscriptions for shares of our common stock, we transfer all of the net offering proceeds to our Operating Partnership as capital contributions in exchange for additional units of interest in our Operating Partnership. However, we will be deemed to have made capital contributions in the amount of gross proceeds received from investors, and our Operating Partnership will be deemed to have simultaneously paid the sales commissions and other costs associated with the offerings. In addition, our Operating Partnership is structured to make distributions with respect to limited partnership units that are equivalent to the distributions made to holders of common stock. Finally, a limited partner in our Operating Partnership may later exchange his or her limited partnership units in our Operating Partnership for shares of our common stock at any time after one year following the date of issuance of their limited partnership units, subject to certain restrictions outlined in the limited partnership agreement of our Operating Partnership (the “Operating Partnership Agreement”). SSA and SmartStop OP are prohibited from exchanging or otherwise transferring their respective limited partnership units so long as our Advisor is acting as our Advisor pursuant to our Advisory Agreement.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Principles of Consolidation

Our financial statements, and the financial statements of our Operating Partnership, Blue Door DST II and Blue Door DST III, including their wholly-owned subsidiaries, are consolidated in the accompanying consolidated financial statements. The portion of these entities not wholly-owned by us is presented as noncontrolling interests. All intercompany accounts and transactions have been eliminated in consolidation. Please see consolidation considerations section below.

Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (“VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. Our Operating Partnership is deemed to be a VIE and is consolidated by the Company as the primary beneficiary.

On August 30, 2024, the Blue Door Sponsor initiated the Blue Door I Offering to sell beneficial interests in Blue Door DST I which indirectly owns the Virginia Property and the North Carolina Property. As of December 31, 2024 we had a variable interest in Blue Door DST I through our approximately 72.8% beneficial

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

interest through various wholly owned subsidiaries and determined that we were the primary beneficiary of Blue Door DST I due to having both an obligation to absorb losses and a right to receive the benefits that would be considered significant to Blue Door DST I. Thus, we consolidated the operations of the Blue Door DST I for the year ended December 31, 2024. Please see Note 5 – Delaware Statutory Trust (“DST”) Programs.

As of December 31, 2025, we had sold 95% of the beneficial interest in Blue Door DST I. As the Company met the power criterion but not the benefits criterion, it is not the primary beneficiary of the VIE and deconsolidated the VIE in November 2025. The Company derecognized the noncontrolling interest in the VIE and no gain or loss was recognized upon deconsolidation. Please see Note 5 – Delaware Statutory Trust (“DST”) Programs.

On June 27, 2025, the Blue Door Sponsor initiated the Blue Door II Offering to sell beneficial interests in Blue Door DST II which indirectly owns the Texas I Property, Florida I Property and Texas II Property. We have a variable interest in Blue Door DST II through our approximately 75% beneficial interest through various wholly owned subsidiaries and determined that we are the primary beneficiary of Blue Door DST II due to having both an obligation to absorb losses and a right to receive the benefits that would be considered significant to Blue Door DST II. Thus, we have consolidated the operations of Blue Door DST II for the year ended December 31, 2025. Please see Note 5 – Delaware Statutory Trust (“DST”) Programs.

On November 13, 2025, the Blue Door Sponsor initiated the Blue Door III Offering to sell beneficial interests in Blue Door DST III which indirectly owns the Florida II Property, Texas III Property and Arizona Property. We have a variable interest in Blue Door DST III through our approximately 99.9% beneficial interest through various wholly owned subsidiaries and determined that we are the primary beneficiary of Blue Door DST III due to having both an obligation to absorb losses and a right to receive the benefits that would be considered significant to Blue Door DST III. Thus, we have consolidated the operations of Blue Door DST III for the year ended December 31, 2025. Please see Note 5 – Delaware Statutory Trust (“DST”) Programs.

As of December 31, 2025, we have not entered into any other contracts/interests that would be deemed to be variable interests in VIEs other than our joint ventures with SmartCentres, which are accounted for under the equity method of accounting. Please see Note 4 - Investments in Unconsolidated Real Estate Ventures. Other than the entities noted above, we do not currently have any material relationships with unconsolidated entities or financial partnerships.

Noncontrolling Interest in Consolidated Entities

We account for the noncontrolling interest in our Operating Partnership, Blue Door DST II and Blue Door DST III in accordance with the related accounting guidance. Our Operating Partnership, Blue Door DST II and Blue Door DST III are consolidated by the Company and our interests are reflected as noncontrolling interests in the accompanying balance sheets. The noncontrolling interest shall be attributed its share of income and losses, even if that attribution results in a deficit noncontrolling interest balance.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management will adjust such estimates when facts and circumstances dictate. Actual results could materially differ from those estimates. The most significant estimates made include the allocation of

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

property purchase price to tangible and intangible assets acquired and liabilities assumed at relative fair value, the evaluation of potential impairment of long-lived assets, and the estimated useful lives of real estate assets and intangibles.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents.

We maintain cash and cash equivalents in financial institutions in excess of insured limits. In an effort to mitigate this risk, we only invest in or through major financial institutions.

Restricted Cash

Restricted cash consists primarily of an impound reserve account for interest and property taxes in connection with the requirements of certain of our loan agreements.

Real Estate Purchase Price Allocation

We account for asset acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs, as of the acquisition date.

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Substantially all of the leases in place at acquired properties are at market rates, as the majority of the leases are month-to-month contracts. We also consider whether in-place, market leases represent an intangible asset. We recorded approximately $6.5 million and $1.0 million in intangible assets to recognize the value of in-place leases related to our acquisitions during the years ended December 31, 2025 and 2024, respectively. We do not expect, nor to date have we recorded, intangible assets for the value of customer relationships because we expect we will not have concentrations of significant customers and the average customer turnover will be fairly frequent.

Allocation of purchase price to acquisitions of facilities are allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available.

Acquisitions that do not meet the definition of a business, as defined under current GAAP, are accounted for as asset acquisitions. During the years ended December 31, 2025 and 2024, our acquisitions did not meet the definition of a business because substantially all of the fair value was concentrated in a single identifiable asset or group of similar identifiable assets (i.e. land, buildings, and related intangible assets) or because the acquisition did not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. As a result, once an acquisition is deemed probable, transaction costs are capitalized rather than expensed. During the year ended December 31, 2025, we acquired twelve properties that did not meet the definition of a business, and we capitalized approximately $4.1 million of acquisition-related transaction costs. During the year ended December 31, 2024, we acquired four properties that did not meet the definition of a business, and we capitalized approximately $0.3 million of acquisition-related transaction costs.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

During the years ended December 31, 2025 and 2024, we expensed approximately $0.8 million and $0.6 million, respectively, of acquisition-related transaction costs that did not meet our capitalization policy.

Evaluation of Possible Impairment of Long-Lived Assets

Management monitors events and changes in circumstances that could indicate that the carrying amounts of our long-lived assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of the assets may not be recoverable, we will assess the recoverability of the assets by determining whether the carrying value of the long-lived assets will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived assets to the fair value and recognize an impairment loss. For the years ended December 31, 2025 and 2024, no impairment losses were recognized.

Advertising Costs

Advertising costs are included in property operating expenses and general and administrative expenses, depending on the nature of the expense, in the accompanying consolidated statement of operations. These costs are expensed in the period in which the cost is incurred. The Company incurred advertising costs of approximately $2.3 million and $1.5 million during the years ended December 31, 2025 and 2024, respectively.

Revenue Recognition

Management believes that all of our leases are operating leases. Rental income is recognized in accordance with the terms of the leases, which generally are month-to-month. Revenues from any long-term operating leases will be recognized on a straight-line basis over the term of the lease. The excess of rents received over amounts contractually due pursuant to the underlying leases will be included in accounts payable and accrued liabilities in our consolidated balance sheet and contractually due but unpaid rent will be included in other assets. Additionally, we earn ancillary revenue by selling various moving and packing supplies such as locks and boxes. We recognize such revenue in the ancillary operating revenue line within our consolidated statements of operations as the services are performed and as the goods are delivered.

Allowance for Doubtful Accounts

Tenant accounts receivable is reported net of an allowance for doubtful accounts. Management records a general reserve estimate based upon a review of the current status of tenant accounts receivable. It is reasonably possible that management’s estimate of the allowance will change in the future. As of December 31, 2025 and 2024, allowance for doubtful accounts was approximately $100,000 and $40,000, respectively, and is included within other assets in the accompanying consolidated balance sheet.

Real Estate Facilities

Real estate facilities are recorded based on relative fair value as of the date of acquisition. We capitalize costs incurred to develop, construct, renovate and improve properties, including interest and property taxes incurred during the construction period. The construction period begins when expenditures for the real estate assets have been made and activities that are necessary to prepare the asset for its intended use are in progress. The construction period ends when the asset is substantially complete and ready for its intended use.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Depreciation of Real Property Assets

Our management is required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives.

Depreciation of our real property assets is charged to expense on a straight-line basis over the estimated useful lives as follows:

Description	Standard Depreciable Life
Land	Not Depreciated
Buildings	35 years
Site Improvements	7-10 years

Depreciation of Personal Property Assets

Personal property assets consist primarily of furniture, fixtures and equipment and are depreciated on a straight-line basis over the estimated useful lives generally ranging from 3 to 5 years, and are included in other assets on our consolidated balance sheets.

Foreign Currency Translation

For non-U.S. functional currency operations, assets and liabilities are translated to U.S. dollars at current exchange rates. Revenues and expenses are translated at the average rates for the period. All adjustments related to amounts classified as long-term net investments are recorded in accumulated other comprehensive income (loss) as a separate component of equity. Transactions denominated in a currency other than the functional currency of the related operation are recorded at rates of exchange in effect at the date of the transaction. Changes in investments not classified as long-term in accordance with GAAP are recorded in foreign currency adjustment in the accompanying statements of operations.

Intangible Assets

We have allocated a portion of our real estate purchase price to in-place leases. We are amortizing in-place leases on a straight-line basis over 18 months, the estimated average rental period for the leases. As of December 31, 2025 and 2024, the gross amounts allocated to in-place lease intangibles were approximately $10.6 million and $4.1 million, respectively, and accumulated amortization of in-place lease intangibles totaled approximately $6.8 million and $3.3 million, respectively.

The total estimated future amortization expense of intangible assets for the years ending December 31, 2026 and 2027 is approximately $3.3 million and $0.6 million, respectively.

Debt Issuance Costs

The net carrying value of costs incurred in connection with obtaining non revolving debt are presented on the consolidated balance sheets as a reduction of the related debt. Debt issuance costs are amortized on a straight-line basis over the term of the related loan, which is not materially different than the effective interest method. As of December 31, 2025 and 2024, accumulated amortization of debt issuance costs related to non-revolving debt totaled approximately $2.5 million and $1.7 million, respectively, in debt issuance cost.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Organizational and Offering Costs

Our Advisor may fund organization and offering costs on our behalf. We are required to reimburse our Advisor for such organization and offering costs. Offering costs are recorded as an offset to additional paid-in capital, and organization costs are recorded as an expense.

In connection with our Private Offering and Blue Door I Offering, our Former Dealer Manager received a sales commission of up to 6.0% of gross proceeds from sales in the offering and a dealer manager fee equal to up to 3.5% of gross proceeds from sales in the offering under the terms of the Dealer Manager Agreement.

In connection with our Blue Door II and III Offerings, our Dealer Manager receives a sales commission of up to 6.0% of gross proceeds from sales in the offering and a dealer manager fee equal to up to 3.5% of gross proceeds from sales in the offering under the terms of the Former Dealer Manager Agreement.

Our Dealer Manager enters into participating dealer agreements with certain other broker-dealers which authorize them to sell our shares. Upon sale of our shares by such broker-dealers, our Dealer Manager will re-allow all of the sales commissions paid in connection with sales made by these broker-dealers. Our Dealer Manager may also re-allow to these broker-dealers a portion of their dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Dealer Manager, payment of attendance fees required for employees of our Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses.

Redeemable Common Stock

We adopted a share redemption program that will enable stockholders to sell their shares to us in limited circumstances.

We record amounts that are redeemable under the share redemption program as redeemable common stock in the accompanying consolidated balance sheets since the shares are redeemable at the option of the holder and therefore their redemption is outside our control. The maximum amount redeemable under our share redemption program will be limited to the number of shares we could repurchase with the amount of the net proceeds from the sale of shares under the distribution reinvestment plan. However, accounting guidance states that determinable amounts that can become redeemable but that are contingent on an event that is likely to occur (e.g., the passage of time) should be presented as redeemable when such amount is known. Therefore, the net proceeds from the distribution reinvestment plan are considered to be temporary equity and are presented as redeemable common stock in our consolidated balance sheets.

In addition, current accounting guidance requires, among other things, that financial instruments that represent a mandatory obligation of us to repurchase shares be classified as liabilities and reported at settlement value. For the year ended December 31, 2025, we received redemption requests totaling approximately $1.5 million. As of December 31, 2025, we fulfilled approximately $1.3 million in redemption requests with the remaining approximately $0.2 million included in accounts payable and accrued liabilities which were fulfilled in February 2026. For the year ended December 31, 2024, we received redemption requests totaling approximately $0.9 million. As of December 31, 2024, we fulfilled approximately $0.7 million in redemption requests with the remaining approximately $0.2 million included in accounts payable and accrued liabilities which were fulfilled in January 2025.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Series A Preferred Equity

We classify our Series A Convertible Preferred Stock (as defined in Note 8 – Preferred Equity) on our consolidated balance sheets using the guidance in ASC 480-10-S99. Each share of Series A Convertible Preferred Stock can be redeemed at our option on or after the third anniversary of its issuance. Additionally, the holder can elect to redeem if any of the following events outside our control occur: (i) a change of control; (ii) a breach of protective provisions; (iii) upon the occurrence of monetary and other material defaults under secured property debt; and (iv) if we do not maintain our REIT status. As the shares are contingently redeemable, and under certain circumstances not solely within our control, we have classified our Series A Convertible Preferred Stock as temporary equity.

Fair Value Measurements

The accounting standard for fair value measurements and disclosures defines fair value, establishes a framework for measuring fair value, and provides for expanded disclosure about fair value measurements. Fair value is defined by the accounting standard for fair value measurements and disclosures as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels. The following summarizes the three levels of inputs and hierarchy of fair value we will use when measuring fair value:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access;

•	Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as interest rates and yield curves that are observable at commonly quoted intervals; and

•	Level 3 inputs are unobservable inputs for the assets or liabilities that are typically based on an entity’s own assumptions as there is little, if any, related market activity.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the fair value measurement will fall within the lowest level that is significant to the fair value measurement in its entirety.

The accounting guidance for fair value measurements and disclosures provides a framework for measuring fair value and establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In determining fair value, we will utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment will be necessary to interpret Level 2 and 3 inputs in determining fair value of our financial and non- financial assets and liabilities. Accordingly, there can be no assurance that the fair values we will present will be indicative of amounts that may ultimately be realized upon sale or other disposition of these assets.

Financial and non-financial assets and liabilities measured at fair value on a non-recurring basis in our consolidated financial statements consist of real estate and related liabilities assumed related to our acquisition. The fair value of these assets and liabilities were determined as of the acquisition date using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, leasing assumptions, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach,

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

which considers prevailing market capitalization rates, and (iii) comparable sales activity. In general, we consider multiple valuation techniques when measuring fair values. However, in certain circumstances, a single valuation technique may be appropriate. All of the fair values of the assets and liabilities as of the acquisition dates or assumed at the consolidation of the Operating Partnership were derived using Level 3 inputs.

The carrying amounts of cash and cash equivalents, restricted cash, other assets, variable-rate debt, accounts payable and accrued liabilities, distributions payable and amounts due to affiliates approximate fair value (categorized within Level 1) of the fair value hierarchy.

The table below summarizes the carrying amounts and fair values of our fixed rate notes payable at December 31, 2025 and December 31, 2024. The estimated fair value of financial instruments is subjective in nature and is dependent on a number of important assumptions, including discount rates and relevant comparable market information associated with each financial instrument. The fair value of the fixed and variable rate notes payable were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The assumptions are considered Level 2 inputs within the fair value hierarchy. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. As of December 31, 2025 and 2024, we believe the carrying amounts of our variable rate debt are reasonably estimated at their notional amounts as there have been minimal changes to the fixed spread portion of interest rates for similar loans observed in the market, and as the variable portion of our interest rates fluctuate with the associated market indices.

	December 31, 2025		December 31, 2024
	Fair Value	Carrying Value	Fair Value	Carrying Value
Fixed Rate Secured Debt - Level 2	$116,000,000	$120,400,000	$51,100,000	$52,570,000

As of December 31, 2025 and 2024, we had interest rate swaps to hedge our interest rate exposure (See Note 6 – Debt and Note 7 – Derivative Instruments). The valuation of these instruments were determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivatives. The analyses reflect the contractual terms of the derivatives, including the period to maturity, and used observable market-based inputs, including interest rate curves and implied volatilities. The fair value of the interest rate hedges were determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash payments.

To comply with GAAP, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of derivative contracts for the effect of non-performance risk, we consider the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although we had determined that the majority of the inputs used to value our derivatives were within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivative utilized Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparties. However, through December 31, 2025, we had assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and determined that the credit valuation adjustment was not significant to the overall valuation of our derivative. As a result, we determined that our derivatives valuation in its entirety was classified in Level 2 of the fair value hierarchy.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Derivative Instruments and Hedging Activities

We record all derivatives on our balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. We may enter into derivative contracts that are intended to economically hedge certain of our risks, even though hedge accounting does not apply or we elect not to apply hedge accounting.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivatives are reported in accumulated other comprehensive income (loss) and is subsequently reclassified into earnings in the period that hedged forecasted transaction affects earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.

Income Taxes

We made an election to be taxed as a Real Estate Investment Trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2022. To qualify as a REIT, we must continue to meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the REIT’s ordinary taxable income to stockholders (which is computed without regard to the dividends paid deduction or net capital gains and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

We filed an election to treat our TRS as a taxable REIT subsidiary. In general, the TRS performs additional services for our customers and generally engages in any real estate or non-real estate related business. The TRS is subject to corporate federal and state income tax. The TRS follows accounting guidance which requires the use of the asset and liability method. Deferred income taxes represent the tax effect of future differences between the book and tax bases of assets and liabilities. Additionally, we own and operate a number of self storage properties located throughout Canada, the income of which is generally subject to income taxes under the laws of Canada.

Any increase or decrease in the deferred tax liability that results from a change in circumstances, and that causes a change in our judgment about expected future tax consequences of events, is included in the tax provision when such change occurs. Deferred income taxes also reflect the impact of operating loss and tax credit

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

carryforwards. A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. Any increase or decrease in the valuation allowance that results from a change in circumstances, and that causes a change in our judgment about the realizability of the related deferred tax asset, is included in the tax provision when such change occurs.

As of December 31, 2025 and 2024, the Company had no recorded income tax expense/(benefit) nor did the Company pay any income taxes. The Company recorded a full valuation allowance against its deferred tax assets of approximately $2.6 million and $0.8 million for the years ended December 31, 2025 and 2024, respectively. The net change in the total valuation allowance was an increase of $1.8 million in 2025 and an increase of $0.8 million in 2024.

The domestic and international components of loss before income taxes are presented for the years ended December 31, 2025 and 2024:

	For the year ended December 31,
	2025	2024
Domestic	(14,152,848)	(13,904,450)
Foreign	(3,791,954)	(1,518,254)

Loss before income taxes	(17,944,802)	(15,422,704)

The income tax expense differs from the amount computed by applying the U.S federal income tax rate of 21% to pretax income primarily due to the non-taxable REIT income/(loss) and valuation allowance against the income tax benefit. We did not pay any federal, state, or local income taxes for the years ended December 31, 2025, and 2024.

The major sources of temporary differences that give rise to the deferred tax effects are shown below:

	December 31, 2025	December 31, 2024
Deferred tax asset:
Canadian interest expense limitation	$769,162	$207,747
Canadian real estate	$160,400	—
Canadian carryforward non-capital losses	1,323,706	525,528
Net operating loss carryforward	100,600	97,572
United States real estate	464,052	—

Total deferred tax asset	2,817,920	830,847

Deferred tax liabilities:
Canadian real estate	(204,207)	(40,266)

Total deferred tax liabilities	(204,207)	(40,266)

Valuation allowance	(2,613,713)	(790,581)

Net deferred tax liabilities	$—	$—

Uncertain tax positions may arise where tax laws may allow for alternative interpretations or where the timing of recognition of income is subject to judgment. Under ASC Topic 740, tax positions are evaluated for recognition using a more–likely–than–not threshold, and those tax positions requiring recognition are measured

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

at the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. Interest and penalties relating to uncertain tax positions will be recognized in income tax expense when incurred. As of December 31, 2025 and 2024, the Company had no uncertain tax positions. As of December 31, 2025 and 2024, the Company had no interest or penalties related to uncertain tax positions. Income taxes payable are classified within accounts payable and accrued liabilities in the consolidated balance sheets. The 2022, 2023, and 2024 tax years remain open to examination by the major taxing jurisdictions to which we are subject to.

The Canadian non-capital losses expire between 2043 and 2044, and the non-deductible interest expense carry-forwards have no expiration. US tax net operating loss carryforwards have no expiration. As of December 31, 2025 and 2024, we had net Canadian non-capital loss carry forwards of approximately $5.2 million and $1.7 million, respectively and US net operation loss carry forward of approximately $0.5 million and $0.5 million, respectively.

Note 3. Real Estate Facilities

The following summarizes the activity in real estate facilities during the years ended December 31, 2025 and 2024:

Real estate facilities
Balance at December 31, 2023	$169,218,541
Facility acquisitions	47,302,690
Improvements and additions	754,169
Impact of foreign exchange rate changes	(2,251,223)

Balance at December 31, 2024	215,024,177
Facility acquisitions	196,889,496
Improvements and additions	2,720,549
Impact of foreign exchange rate changes	3,362,495

Balance at December 31, 2025	$417,996,717

Accumulated depreciation
Balance at December 31, 2023	$(4,121,454)
Depreciation expense	(4,909,978)
Impact of foreign exchange rate changes	51,473

Balance at December 31, 2024	(8,979,959)
Depreciation expense	(9,323,033)
Impact of foreign exchange rate changes	(75,575)

Balance at December 31, 2025	$(18,378,567)

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

The following table summarizes the purchase price allocations for our acquisitions during the year ended December 31, 2025:

Property	Acquisition Date	Real Estate Assets	Intangibles	Total(1)(2)	2025 Revenue(3)	2025 Property Operating Income (Loss)(3)(4)
Barrie, ON	2/11/2025	$20,656,330	$290,894	$20,947,224	$743,757	$262,439
Corinth, TX(5)	2/20/2025	$17,318,880	$685,170	$18,004,050	$1,189,280	$644,242
Orlando, FL(5)	2/20/2025	$17,219,796	$668,843	$17,888,639	$1,157,422	$703,641
Pasadena, TX(5)	2/20/2025	$18,534,496	$901,143	$19,435,639	$1,487,757	$812,212
Longwood, FL(6)	2/20/2025	$10,284,227	$449,293	$10,733,520	$779,051	$423,942
Dallas, TX(6)	3/11/2025	$14,037,696	$540,234	$14,577,930	$918,265	$485,484
Phoenix, AZ(6)	2/20/2025	$19,268,244	$658,171	$19,926,415	$1,065,393	$700,618
Vancouver, BC	6/25/2025	$26,718,771	$693,348	$27,412,119	$736,944	$435,131
Houston, TX(7)	6/20/2025	$24,525,377	$481,365	$25,006,742	$583,267	$(34,918)
Spartanburg I, SC	12/18/2025	$13,264,001	$540,651	$13,804,652	$49,276	$30,068
Boiling Springs, SC	12/18/2025	$7,190,331	$294,883	$7,485,214	$28,413	$12,728
Spartanburg II, SC	12/18/2025	$7,871,347	$322,795	$8,194,142	$31,898	$15,430

		$196,889,496	$6,526,790	$203,416,286	$8,770,723	$4,491,017

(1)

The allocations noted above are based on a determination of the relative fair value of the total consideration provided and represent the amount paid for the transaction, including capitalized acquisition costs.

(2)	For Canadian acquisitions, amounts were converted from Canadian dollars to US dollars based on the conversion rate at acquisition date.
(3)	The operating results of the facilities acquired above have been included in our consolidated statements of operations since their respective acquisition date.
(4)	Property operating income (loss) excludes corporate general and administrative expenses, asset management fees, depreciation, amortization, and acquisition expenses.
(5)

As of December 31, 2025 we have a beneficial interest of approximately 75% in Blue Door DST II which owns 100% of the beneficial interests in the Blue Door II Operating Trusts which own the Texas I Property, Florida I Property and Texas II Property.

(6)

As of December 31, 2025, we have a beneficial interest of approximately 99.9% in Blue Door DST III which owns 100% of the beneficial interests in the Blue Door III Operating Trusts which own the Florida II Property, Texas III Property and Arizona Property.

(7)	See Note 6 – Debt, for additional information pertaining to the Aegon Loan - Houston assumed in connection with the acquisition of this self storage property.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

The following table summarizes the purchase price allocations for our acquisitions during the year ended December 31, 2024:

Property	Acquisition Date	Real Estate Assets	Intangibles	Total(1)(2)	2024 Revenue(3)	2024 Property Operating Income (Loss)(3)(4)
Richmond, VA(5)	7/31/2024	$11,566,414	$451,668	$12,018,082	$406,812	$239,941
Arden, NC (5)	7/31/2024	$12,073,235	$440,969	$12,514,204	$393,901	$249,528
St. Albert, AB	8/7/2024	$10,369,882	$70,273	$10,440,155	$97,709	$(47,743)
Edmonton, AB	12/17/2024	$13,293,159	$—	$13,293,159	$572	$(24,687)

		$47,302,690	$962,910	$48,265,600	$898,994	$417,039

(1)

The allocations noted above are based on a determination of the relative fair value of the total consideration provided and represent the amount paid for the transaction, including capitalized acquisition costs.

(2)	For Canadian acquisitions, amounts were converted from Canadian dollars to US dollars based on the conversion rate at acquisition date.
(3)	The operating results of the facilities acquired above have been included in our consolidated statements of operations since their respective acquisition date.
(4)	Property operating income (loss) excludes corporate general and administrative expenses, asset management fees, depreciation, amortization, and acquisition expenses.
(5)

As of December 31, 2024, we have a beneficial interest of approximately 72.8% in Blue Door DST I which owns 100% of the beneficial interests in the Blue Door I Operating Trusts which own the Virginia Property and North Carolina Property.

Note 4. Investments in Unconsolidated Real Estate Ventures

We have entered into various agreements with a subsidiary of SmartCentres, an unaffiliated third party, to acquire tracts of land and develop them into self-storage facilities.

We account for these investments using the equity method of accounting and they are stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings (loss) will generally be recognized based on our ownership interest in the earnings (loss) of each of the unconsolidated investments.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

The Company’s investments in unconsolidated real estate ventures are summarized as follows:

					Carrying Value of Investment
Unconsolidated Real Estate Venture	Location	Date Real Estate Venture Acquired Land	Date Real Estate Venture Became Operational	Equity Ownership%	December 31, 2025	December 31, 2024
Victoria	Victoria, British Columbia	April 2024	Under development	50%	$6,122,236	$4,626,676
Laval	Laval, Quebec	April 2024	Under development	50%	5,594,948	1,904,898
New Westminster	New Westminster, British Columbia	June 2025	Under development	50%	2,979,829	—

					$14,697,013	$6,531,574

On April 3, 2024, our Operating Partnership (through its subsidiaries) and SmartCentres (through its subsidiaries) acquired an undeveloped tract of land located in Victoria, British Columbia (the “Victoria Land”) from an unaffiliated third party. The Victoria Land is owned by a limited partnership in which we (through our subsidiaries) and SmartCentres (through its subsidiaries) are each a 50% limited partner and each have an equal ranking general partner. At closing, our Operating Partnership (through its subsidiaries) subscribed for 50% of the units of the limited partnership at an agreed upon subscription price of approximately CAD $5.6 million, representing a contribution equivalent to 50% of the purchase price of the Victoria Land. We expect that the limited partnership will develop the Victoria Land into a self storage facility (the “Victoria Property”).

On April 24, 2024, our Operating Partnership (through its subsidiaries) and SmartCentres (through its subsidiaries) acquired an undeveloped tract of land located in Laval, Quebec (the “Laval Land”). The Laval Land is owned by a limited partnership in which we (through our subsidiaries) and SmartCentres (through its subsidiaries) are each a 50% limited partner and each have an equal ranking general partner. At closing, our Operating Partnership (through its subsidiaries) subscribed for 50% of the units of the limited partnership at an agreed upon subscription price of approximately CAD $2.3 million, representing a contribution equivalent to 50% of the purchase price of the Laval Land which was contributed by SmartCentres. We expect that the limited partnership will develop the Laval Land into a self storage facility (the “Laval Property”).

On June 10, 2025, our Operating Partnership (through its subsidiaries) and SmartCentres (through its subsidiaries) acquired an undeveloped tract of land located in New Westminster, British Columbia (the “New Westminster Land”) from an unaffiliated third party. The New Westminster Land is owned by a limited partnership in which we (through our subsidiaries) and SmartCentres (through its subsidiaries) are each a 50% limited partner and each have an equal ranking general partner. At closing, our Operating Partnership (through its subsidiaries) subscribed for 50% of the units of the limited partnership at an agreed upon subscription price of approximately CAD $3.8 million, representing a contribution equivalent to 50% of the purchase price of the New Westminster Land. We expect that the limited partnership will develop the New Westminster Land into a self storage facility (the “New Westminster Property”).

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 5. Delaware Statutory Trust (“DST”) Programs

Blue Door Property I, DST

On August 30, 2024, we, through the Blue Door Sponsor, initiated the Blue Door I Offering to sell up to a maximum aggregate offering amount of approximately $29.8 million of beneficial interests in Blue Door DST I to “accredited investors” in a private offering. Blue Door DST I owns 100% of the beneficial interest in the Virginia Trust and the North Carolina Trust in which the Virginia Trust owns the Virginia Property and the North Carolina Trust owns the North Carolina Property. On July 31 ,2024, the Blue Door I Properties were acquired through cash capital contributions from both Blue Door Property Holdings I, LLC, a wholly-owned subsidiary of the Blue Door Sponsor (the “Blue Door I Depositor”), and Blue Door Master Tenant Holdco, LLC, a wholly-owned subsidiary of our Operating Partnership (the “Holdco”). At acquisition of the Properties, the Blue Door I Depositor and Holdco had a beneficial interest of 95% and 5% in Blue Door DST I, respectively. The Blue Door I Offering is made for the purpose of returning to the Blue Door I Depositor its capital contributions and reducing Blue Door I Depositor’s beneficial ownership of Blue Door DST I, establishing reserves and paying all related fees and expenses. The Holdco will continue to retain its 5% beneficial interest in Blue Door DST I after the completion of the Blue Door I Offering. As of December 31, 2025, we sold approximately 95% of the beneficial interests or approximately $28.3 million in Blue Door DST I with the Holdco retaining its beneficial interest of approximately 5% in Blue Door DST I.

On July 31, 2024, the Blue Door I Operating Trusts leased the Blue Door I Properties to Blue Door Property Master Lessee I, LLC, a wholly owned subsidiary of our Holdco (the “Blue Door I Master Tenant”), pursuant to a single master lease agreement (the “Blue Door I Master Lease”). The Blue Door I Master Tenant subleases or rents the storage units and the vehicle storage spaces at the Blue Door I Properties to tenants pursuant to rental agreements. The Blue Door I Master Lease has a term of ten years and will be automatically renewed for three successive five-year terms upon expiration of the initial term provided that the Blue Door I Master Tenant is not in default. The Blue Door I Master Tenant may elect not to renew the Blue Door I Master Lease by providing the Blue Door I Operating Trusts sixty days’ written notice prior to the expiration of the initial term. The term of the Blue Door I Master Lease will terminate upon sales of the Blue Door I Properties. Per the Blue Door I Master Lease, the Blue Door I Master Tenant shall pay to the Blue Door I Operating Trusts an annual rent (the “Blue Door I Base Rent”), an amount equal to 100% of gross income for a year that exceeds the additional rent breakpoint for that year (“Blue Door I Additional Rent”) as well as an amount equal to 80% of gross income for a year that exceeds the bonus rent breakpoint for that year (“Blue Door I Bonus Rent”), if any. On July 31 ,2024, the Blue Door I Master Tenant has entered into a property management agreement (the “Blue Door I Property Management Agreement”) with Blue Door Property Management, LLC, an affiliate of our Sponsor (the “Blue Door Property Manager”), for the management and operation of the Blue Door I Properties.

The terms of Blue Door DST I are governed by a trust agreement (the “Blue Door I Trust Agreement”) and the terms of the Blue Door I Operating Trusts are governed by the trust agreements of the respective Blue Door I Operating Trusts (the “Blue Door I Operating Trust Agreements”), collectively, (the “Blue Door I Trust Agreements”). Blue Door Property Signatory I, LLC, a wholly owned subsidiary of our Holdco, (the “Blue Door I Signatory Trustee”), is the trust manager under the Blue Door I Trust Agreements and is responsible for the operation of Blue Door DST I and the Blue Door I Operating Trusts. On July 31, 2024, Blue Door DST I entered into an asset management agreement (the “Blue Door I Asset Management Agreement”) with Blue Door Advisors, LLC, a wholly owned subsidiary of our Blue Door Sponsor (the “Blue Door Asset Manager”), for the management of the day-to day affairs of Blue Door DST I and the Blue Door I Operating Trusts.

As of December 31, 2024, the VIE was consolidated in our Consolidated Balance Sheets.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

During 2025, we sold 95% of the beneficial interests in Blue Door DST I. As the Company met the power criterion but not the benefits criterion, it is not the primary beneficiary of the VIE and deconsolidated the VIE in November 2025. The Company derecognized the noncontrolling interest in the VIE and no gain or loss was recognized upon deconsolidation.

The Company has the option, but not the obligation, to dispose of the Blue Door I Properties in such manner as it determines at any time and the investors will receive cash consideration that is equivalent to the fair market value of the Blue Door I Properties. The sale of beneficial interests in the Blue Door I Properties are accounted for as a failed sale-leaseback transaction and as such, the Blue Door I Properties will remain on our books and records. The proceeds received from the Blue Door I Offering are accounted for as a financing obligation on the Consolidated Balance Sheets.

Under the Blue Door I Master Lease, we are responsible for subleasing the Blue Door I Properties to tenants, for covering all costs associated with operating the underlying Blue Door I Properties, and for paying Blue Door I Base Rent to Blue Door DST I that ultimately owns such properties. For financial reporting purposes (and not for income tax purposes), the Blue Door I Properties are included in our consolidated financial statements, with the Blue Door I Master Lease rent payments accounted for using the interest method whereby a portion is accounted for as interest expense and a portion is accounted for as a reduction of the outstanding principal balance of the financing obligation.

For financial reporting purposes, the rental revenues and rental expenses associated with the underlying property of each Blue Door I Master Lease are included in the respective line items on our consolidated statements of operations and comprehensive income (loss). All upfront costs incurred for legal work and debt placement costs for Blue Door DST I were recorded as a direct reduction to the proceeds from the beneficial interests issued.

As we are not the primary beneficiary, we have deconsolidated the VIE and then recognized its assets and liabilities since control has not transferred due to the failed sale-leaseback. As of December 31, 2025, the VIE’s total assets were $27.2 million, which primarily related to $23.8 of net real estate investments, approximately $3.2 million of cash and cash equivalents, approximately $0.7 million of other assets and total liabilities of approximately $0.5 million.

Blue Door Property II, DST

On June 27, 2025, we, through the Blue Door Sponsor initiated the Blue Door II Offering to sell up to a maximum aggregate offering amount of approximately $64.8 million of beneficial interests in Blue Door DST II to “accredited investors” in a private offering. Blue Door DST II owns 100% of the beneficial interest in the Texas I Trust, the Florida I Trust, and the Texas II Trust in which the Texas I Trust owns the Texas I Property, the Florida I Trust owns the Florida I Property, and the Texas II Trust owns the Texas II Property. On February 20 ,2025, the Blue Door II Properties were acquired through cash capital contributions from both Blue Door Property Holdings II, LLC, a wholly-owned subsidiary of the Blue Door Sponsor (the “Blue Door II Depositor”), and the Holdco. At acquisition of the Blue Door II Properties, the Blue Door II Depositor and Holdco had a beneficial interest of 99% and 1% in Blue Door DST II, respectively. The Blue Door II Offering is made for the purpose of returning to the Blue Door II Depositor its capital contributions and reducing the Blue Door II Depositor’s beneficial ownership of Blue Door DST II, establishing reserves and paying all related fees and expenses. The Holdco will continue to retain its 1% beneficial interest in Blue Door DST II after the completion of the Blue Door II Offering. As of December 31, 2025, we sold approximately 25% of the beneficial

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

interests or approximately $16.1 million in Blue Door DST II with the Blue Door II Depositor and Holdco retaining their beneficial interest of approximately 74% and 1% in Blue Door DST II, respectively.

On June 27, 2025, the Blue Door II Operating Trusts leased the Blue Door II Properties to Blue Door Property Master Lessee II, LLC, a wholly owned subsidiary of our Holdco (the “Blue Door II Master Tenant”), pursuant to a single master lease agreement (the “Blue Door II Master Lease”). The Blue Door II Master Tenant subleases or rents the storage units and the vehicle storage spaces at the Blue Door II Properties to tenants pursuant to rental agreements. The Blue Door II Master Lease has term of ten years and will be automatically renewed for three successive five-year terms upon expiration of the initial term provided that the Blue Door II Master Tenant is not in default. The Blue Door II Master Tenant may elect not to renew the Blue Door II Master Lease by providing the Blue Door II Operating Trusts sixty days’ written notice prior to the expiration of the initial term. The term of the Blue Door II Master Lease will terminate upon sales of the Blue Door II Properties. Per the Blue Door II Master Lease, the Blue Door II Master Tenant shall pay to the Blue Door II Operating Trusts an annual rent (the “Blue Door II Base Rent”), an amount equal to 100% of gross income for a year that exceeds the additional rent breakpoint for that year (“Blue Door II Additional Rent”) as well as an amount equal to 80% of gross income for a year that exceeds the bonus rent breakpoint for that year (“Blue Door II Bonus Rent”), if any. On June 27, 2025, the Blue Door II Master Tenant entered into a property management agreement (the “Blue Door II Property Management Agreement”) with the Blue Door Property Manager, for the management and operation of the Blue Door II Properties.

The terms of Blue Door DST II are governed by a trust agreement (the “Blue Door II Trust Agreement”) and the terms of the Blue Door II Operating Trusts are governed by the trust agreements of the respective Blue Door II Operating Trusts (the “Blue Door II Operating Trust Agreements”), collectively, (the “Blue Door II Trust Agreements”). Blue Door Property Signatory II, LLC, a wholly owned subsidiary of our Holdco, (the “Blue Door II Signatory Trustee”), is the trust manager under the Blue Door II Trust Agreements and is responsible for the operation of Blue Door DST II and the Blue Door II Operating Trusts.

Blue Door Property III, DST

On November 13, 2025, we, through the Blue Door Sponsor initiated the Blue Door III Offering to sell up to a maximum aggregate offering amount of approximately $28.4 million of beneficial interests in Blue Door DST III to “accredited investors” in a private offering. Blue Door DST III owns 100% of the beneficial interest in the Florida II Trust, the Texas III Trust, and the Arizona Trust in which the Florida II Trust owns the Florida II Property, the Texas III Trust owns the Texas III Property, and the Arizona Trust owns the Arizona Property. On February 20, 2025 and March 11, 2025, the Blue Door III Properties were acquired through cash capital contributions from both Blue Door Property Holdings III, LLC, a wholly-owned subsidiary of the Blue Door Sponsor (the “Blue Door III Depositor”), and the Holdco. At acquisition of the Blue Door III Properties, the Blue Door III Depositor and Holdco had a beneficial interest of 99% and 1% in Blue Door DST III, respectively. The Blue Door III Offering is made for the purpose of returning to the Blue Door III Depositor its capital contributions and reducing the Blue Door III Depositor’s beneficial ownership of Blue Door DST III, establishing reserves and paying all related fees and expenses. The Holdco will continue to retain its 1% beneficial interest in Blue Door DST III after the completion of the Blue Door III Offering. As of December 31, 2025, Blue Door DST III with the Blue Door III Depositor and Holdco retaining their beneficial interest of approximately 98.9% and 1% in Blue Door DST III, respectively.

On November 13, 2025, each of the Blue Door III Operating Trusts leased its respective Blue Door III Property to a separate master tenant entity wholly owned by our Holdco (collectively, the “Blue Door III Master

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Tenants”), pursuant to a separate master lease agreement (collectively, the “Blue Door III Master Leases”). The Blue Door III Master Tenants sublease or rent the storage units and the vehicle storage spaces at the Blue Door III Properties to tenants pursuant to rental agreements. The Blue Door III Master Leases each has term of seven years and will be automatically renewed for three successive five-year terms upon expiration of the initial term provided that the Blue Door III Master Tenant is not in default. The Blue Door III Master Tenant may elect not to renew the Blue Door III Master Lease by providing the Blue Door III Operating Trusts sixty days’ written notice prior to the expiration of the initial term. The term of the Blue Door III Master Lease will terminate upon sales of the Blue Door III Properties. Per the Blue Door III Master Lease, the Blue Door III Master Tenant shall pay to the Blue Door III Operating Trusts an annual rent (the “Blue Door III Base Rent”), an amount equal to 100% of gross income for a year that exceeds the additional rent breakpoint for that year (“Blue Door III Additional Rent”) as well as an amount equal to 80% of gross income for a year that exceeds the bonus rent breakpoint for that year (“Blue Door III Bonus Rent”), if any. On November 13, 2025, the Blue Door III Master Tenant has entered into a property management agreement (the “Blue Door III Property Management Agreement”) with the Blue Door Property Manager, for the management and operation of the Blue Door III Properties.

The terms of Blue Door DST III are governed by a trust agreement (the “Blue Door III Trust Agreement”) and the terms of the Blue Door III Operating Trusts are governed by the trust agreements of the respective Blue Door III Operating Trusts (the “Blue Door III Operating Trust Agreements”), collectively, (the “Blue Door III Trust Agreements”). Blue Door Property Signatory III, LLC, a wholly owned subsidiary of our Holdco, (the “Blue Door III Signatory Trustee”), is the trust manager under the Blue Door III Trust Agreements and is responsible for the operation of Blue Door DST III and the Blue Door III Operating Trusts.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 6. Debt

The Company’s secured debt is summarized as follows:

Debt	December 31, 2025	December 31, 2024	Interest Rate		Maturity Date
Huntington Loan	$24,845,000	$24,845,000	6.48	%(1)	4/25/2026	(1)
Skymar Loan – Chula Vista	23,066,279	23,400,000	6.00%		2/1/2027
Skymar Loan – Fort Myers	9,343,500	9,420,000	6.10%		6/1/2027
Skymar Loan – Eatontown	9,933,370	10,000,000	6.10%		7/1/2027
Bank of Montreal Loan–Toronto	13,370,798	12,950,771	5.07	%(2)	6/15/2028
Skymar Loan – Tamarac	9,750,000	9,750,000	7.38%		12/1/2027
SmartStop Bridge Loan – Blue Door DST	—	2,977,008	N/A		N/A
QuadReal Loan – St. Albert	6,258,252	5,969,106	5.43%		9/1/2028
SmartStop Mezzanine Loan – Edmonton	—	7,000,000	N/A		N/A
Bank of Montreal – Edmonton	6,856,360	—	5.00%		2/1/2028	(3)
Stonebridge Loan – Barrie	11,378,640	—	5.83%		4/1/2028
Stonebridge Loan – Vancouver	14,241,535	—	5.90%		10/1/2028
Aegon Loan – Houston	18,500,000	—	4.10%		11/1/2046
SmartStop Loan – Longwood	5,741,931	—	5.00%		11/13/2032
SmartStop Loan – Dallas	7,792,621	—	5.00%		11/13/2032
SmartStop Loan – Phoenix	10,656,806	—	5.00%		11/13/2032
SmartStop Bridge Loan	15,000,000	—	6.66%		11/13/2026
KeyBank Loan	24,498,110	—	6.41%		6/1/2026
Debt Discount, net	(3,749,003)	—
Debt issuance costs, net	(1,838,346)	(987,048)

Total Debt	$205,645,853	$105,324,837

(1)

The variable rate loan encumbers two properties (Lady Lake and Wildwood). We entered into an interest rate swap agreement that fixes SOFR at 2.25% until the maturity of the loan. On March 20, 2026, we entered into an amendment to extend the loan maturity to December 31, 2026. See subsequent event Note 12.

(2)

The variable rate loan encumbers our Toronto, ONT property and the amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2025. We entered into an interest rate swap agreement that fixes CORRA at approximately 3.4% until the maturity of the loan.

(3)

The variable rate loan encumbers our Edmonton, AB property and the amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2025. We entered into an interest rate swap agreement that fixes CORRA at approximately 3.2% until the maturity of the loan.

The weighted average interest rate on our consolidated debt, excluding the impact of our interest rate hedging activities, as of December 31, 2025 was approximately 5.82%.

Huntington Loan

On September 16, 2022, we, through two special purpose entities wholly-owned by our Operating Partnership (collectively, the “Borrowers”), entered into a term loan agreement (the “Huntington Loan Agreement”) with Huntington National Bank, a national banking association, as lead arranger and administrative

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

agent for approximately $24.8 million (the “Huntington Loan”). The proceeds of the Huntington Loan were used to pay down the Mezzanine Loan which we drew on to acquire the Lady Lake and Wildwood Properties (described below). The Huntington Loan is secured by a deed of trust on the Lady Lake and Wildwood Properties.

The interest rate on the Huntington Loan is equal to the greater of (i) 3.25% per annum, or (ii) 30-day Secured Overnight Financing Rate (“SOFR”) plus 2.75%. Upon achievement of a debt service coverage ratio of 1.25 to 1.00, the interest rate will be reduced to the greater of (i) 3.00% per annum, or (ii) 30-day SOFR plus 2.50%.

On April 25, 2023, we entered into an amendment to the Huntington Loan (the “Amended Huntington Loan Agreement”) to extend the initial maturity date to April 25, 2026. In connection with the amendment to the Huntington Loan, we also entered into an interest rate swap agreement with a notional amount of approximately $24.8 million with an effective date of May 1, 2023, pursuant to which SOFR is fixed at 3.75% through the maturity of the Huntington Loan. On December 21, 2023, we amended the interest rate swap agreement so SOFR is fixed at 2.75% with an effective date of December 1, 2023 through the maturity of the Huntington Loan.

On June 27, 2024, we amended the interest rate swap agreement so SOFR is fixed at 2.50% with an effective date of June 1, 2024 through the maturity of the Huntington Loan. On December 30, 2024, we amended the interest rate swap agreement so SOFR is fixed at 2.25% with an effective date of December 1, 2024 through the maturity of the Huntington Loan. As of December 31, 2025, the interest rate excluding the impact of our interest rate hedging activities on the Huntington Loan was 6.48%.

Payments on the Huntington Loan are interest only until April 25, 2026 which is the initial maturity date. We may, in certain circumstances, extend the maturity date of the Huntington Loan through April 25, 2028 upon payment of one or more extension fees and the satisfaction of certain financial covenants. Payments due under the Huntington Loan are interest-only during the initial term. If the Huntington Loan is extended, payments will become principal and interest. The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Huntington Loan Agreement.

On March 20, 2026, we entered into an amendment to extend the maturity date to December 31, 2026. See subsequent event Note 12 for further details.

The Huntington Loan Agreement contains certain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default all as set forth in such loan agreement. In addition, we and our Operating Partnership serve as limited guarantors with respect to the Huntington Loan. In particular, the financial covenants include a minimum debt-to-equity ratio and minimum net worth and liquid assets requirements applicable to us and our Operating Partnership as guarantors. As of December 31, 2025, we were in compliance with such covenants.

SmartStop Mezzanine Loan

On August 9, 2022, in connection with the acquisition of the Lady Lake and Wildwood Properties, we, through wholly-owned subsidiaries of our Operating Partnership, entered into a mezzanine loan agreement (the “Mezzanine Loan Agreement”) with SmartStop OP, an affiliate of our sponsor, for up to $50.0 million (the “Mezzanine Loan”). The Mezzanine Loan requires a commitment fee equal to 1.00% of the amount drawn on the Mezzanine Loan. On August 9, 2022, we borrowed $42.0 million pursuant to the Mezzanine Loan. The proceeds

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

of the Mezzanine Loan were used to partially fund the acquisition of the Lady Lake and Wildwood Properties. The Mezzanine Loan was secured by a pledge of the equity interest in the indirect, wholly-owned subsidiaries of our Operating Partnership that owns the Lady Lake and Wildwood Properties. Our Operating Partnership served as a limited guarantor with respect to the Mezzanine Loan.

The interest rate on the Mezzanine Loan was a variable rate equal to SOFR plus 3.50% per annum. Payments on the Mezzanine Loan were interest only. The initial maturity date was August 9, 2023 with a one-year extension option. The Mezzanine Loan was prepayable in whole or in part at any time without fees or penalty and, in certain circumstances, equity interests securing the Mezzanine Loan may be released from the pledge of collateral. During August and September 2022, we repaid the $42.0 million outstanding balance on the Mezzanine Loan.

On December 20, 2022, in connection with the acquisition of the Chula Vista Property, we, through our Operating Partnership, amended the Mezzanine Loan Agreement (the “Amended Mezzanine Loan Agreement”) to increase the maximum principal amount of the loan from $50.0 million to $77.0 million and borrowed $17.5 million pursuant to the Mezzanine Loan. The proceeds of the Mezzanine Loan were used to partially fund the acquisition of the Chula Vista Property. Per the Amended Mezzanine Loan Agreement, the interest rate on the Mezzanine Loan was reduced from SOFR plus 3.50% per annum to 3.00% per annum and the interest rate during the extension period was reduced from SOFR plus 4.50% per annum to 4.00% per annum.

In 2023, we repaid the $17.5 million balance on the Mezzanine Loan with proceeds from the Skymar Chula Vista Loan. On May 18, 2023, we drew $4.0 million pursuant to the Mezzanine Loan to partially fund the acquisition of the Eatontown property and on June 14, 2023, we drew an additional $4.0 million pursuant to the Mezzanine Loan to partially fund the acquisition of the Toronto Property. On August 7, 2023, we exercised the loan extension option which extended the maturity date of the loan to August 9, 2024 and the interest rate increased to SOFR plus 4.00% per annum. In the second half of 2023, we repaid $12 million on the Mezzanine Loan. In the first half of 2024, we repaid $4 million on the Mezzanine Loan with all accrued interest and terminated the loan in accordance with the terms of the loan agreement.

Skymar Loan – Chula Vista

On January 26, 2023, we, through a wholly-owned special purpose entity, entered into a $23.4 million financing with Skymar Capital Corporation (“Skymar”) as lender pursuant to a mortgage loan (the “Skymar Chula Vista Loan”). The Skymar Chula Vista Loan is secured by a first mortgage deed of trust on the Chula Vista Property. The proceeds of the Skymar Chula Vista Loan were primarily used to pay down the mezzanine loan proceeds received from SmartStop OP in connection with the Chula Vista Property. The loan has a maturity date of February 1, 2027. Monthly payments due under the loan agreement (the “Skymar Chula Vista Loan Agreement”) are interest-only for the first two years, with principal and interest payments thereafter.

The amount outstanding under the Skymar Chula Vista Loan bears interest at an annual fixed rate equal to 6.00%. The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Chula Vista Loan Agreement. The loan documents contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Skymar Chula Vista Loan. As of December 31, 2025, we were in compliance with such covenants.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Skymar Loan – Fort Myers

On May 2, 2023, we, through a wholly-owned special purpose entity, entered into an approximately $9.4 million financing with Skymar as lender pursuant to a mortgage loan (the “Skymar Fort Myers Loan”). The Skymar Fort Myers Loan is secured by a first mortgage deed of trust on the Fort Myers Property. The loan has a maturity date of June 1, 2027. Monthly payments due under the loan agreement (the “Skymar Fort Myers Loan Agreement”) are interest-only for the first two years, with principal and interest payments thereafter.

The amount outstanding under the Skymar Fort Myers Loan bears interest at an annual fixed rate equal to 6.10%. The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Fort Myers Loan Agreement. The loan documents contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Skymar Fort Myers Loan. As of December 31, 2025, we were in compliance with such covenants.

Skymar Loan – Eatontown

On June 7, 2023, we, through a wholly-owned special purpose entity, entered into a $10.0 million financing with Skymar as lender pursuant to a mortgage loan (the “Skymar Eatontown Loan”). The Skymar Eatontown Loan is secured by a first mortgage deed of trust on the Eatontown Property. The loan has a maturity date of July 1, 2027. Monthly payments due under the loan agreement (the “Skymar Eatontown Loan Agreement”) are interest-only for the first two years, with principal and interest payments thereafter.

The amount outstanding under the Skymar Eatontown Loan bears interest at an annual fixed rate equal to 6.10%. The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Eatontown Loan Agreement. The loan documents contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Skymar Eatontown Loan. As of December 31, 2025, we were in compliance with such covenants.

Bank of Montreal Loan – Toronto

On June 15, 2023, in connection with the acquisition of the Toronto Property, we, through a special purpose entity formed to acquire and hold the Toronto Property, entered into a term loan with Bank of Montreal (the “Bank of Montreal Toronto Loan”) for approximately CAD $18.8 million, which is secured by a first mortgage lien on the Toronto Property. Under the terms of the loan agreement (the “Bank of Montreal Toronto Loan Agreement”), the interest rate is equal to the one-month Canadian Dollar Offered Rate (“CDOR”), plus 2.50%. In addition, we entered into an interest rate swap agreement with a notional amount of approximately CAD $18.8 million and effective date of June 15, 2023, whereby the CDOR is fixed at approximately 4.8% through June 15, 2026 (the “Bank of Montreal Toronto Swap”). The Bank of Montreal Toronto Loan has an initial term of two years, maturing on June 15, 2025 with a one year extension option. The Bank of Montreal Toronto Loan requires monthly payments of interest-only for the first year, and monthly payments of principal and interest thereafter.

On May 24, 2024, we amended the Bank of Montreal Toronto Loan and Bank of Montreal Toronto Swap to reflect the transition from CDOR to the Compounded Canadian Overnight Repo Rate Average (“CORRA”).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Effective May 15, 2024, borrowings under the Bank of Montreal Toronto Loan are subject to a variable interest rate equal to the (i) CORRA, (ii) a CORRA adjustment of approximately 0.30%, plus (iii) a spread of approximately 2.50%.

On June 15, 2025, we amended the Bank of Montreal Term Loan Agreement to extend the maturity date to June 15, 2028 (the “Amended Bank of Montreal Toronto Loan”). In addition, we entered into an interest rate swap agreement with a notional amount of approximately CAD $18.5 million and effective date of June 15, 2025, whereby the CORRA is fixed at 3.35% through June 15, 2028 (the “Bank of Montreal Toronto Amended Swap”). The Amended Bank of Montreal Toronto Loan has a term of three years, maturing June 15, 2028. The Bank of Montreal Toronto Loan requires monthly payments of principal and interest. On December 31, 2025, the interest rate, excluding the impact of our interest rate hedging activities, on the Bank of Montreal Toronto Loan was 5.07%.

The Amended Bank of Montreal Toronto Loan Agreement contains a debt service coverage ratio covenant and customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default. We serve as full recourse guarantor with respect to the Amended Bank of Montreal Toronto Loan. As of December 31, 2025, we were in compliance with such covenants.

Skymar Loan – Tamarac

On November 28, 2023, we, through a wholly-owned special purpose entity, entered into an approximately $9.8 million financing with Skymar as lender pursuant to a mortgage loan (the “Skymar Tamarac Loan”). The Skymar Tamarac Loan is secured by a first mortgage deed of trust on the Tamarac Property. The loan has a maturity date of December 1, 2027. Monthly payments due under the loan agreement (the “Skymar Tamarac Loan Agreement”) are interest-only for the first two years, with principal and interest payments thereafter.

The amount outstanding under the Skymar Tamarac Loan bears interest at an annual fixed rate equal to approximately 7.38%. The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Tamarac Loan Agreement. The loan documents contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Skymar Tamarac Loan. As of December 31, 2025, we were in compliance with such covenants.

SmartStop Bridge Loan – Blue Door DST

On July 31, 2024, in connection with the acquisition of the Blue Door I Properties, the Blue Door Sponsor entered into a bridge loan agreement (the “Blue Door Bridge Loan Agreement”) with SmartStop OP, an affiliate of our sponsor, for $20.0 million (the “Blue Door Bridge Loan”). The Blue Door Bridge Loan requires a commitment fee equal to 0.50% of the amount drawn on the Blue Door Bridge Loan. The proceeds of the Blue Door Bridge Loan were contributed to the Blue Door I Operating Trusts to partially fund the acquisition of the Virginia Property and North Carolina Property.

The interest rate on the Blue Door Bridge Loan was a variable rate equal to SOFR plus 3.00% per annum. Payments on the Blue Door Bridge Loan were interest only. The loan had a maturity date of July 31, 2025 with a six-month extension option. The Blue Door Bridge Loan may be prepaid in whole or in part at any time without fees or penalty and, in certain circumstances, equity interests securing the Blue Door Bridge Loan may be

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

released from the pledge of collateral. Between August and December 2024, we repaid the $17.0 million outstanding balance on the Blue Door Bridge Loan. On December 31, 2024, the interest rate on Blue Door Bridge Loan was 7.31%. In January 2025, we repaid the approximately $3.0 million outstanding balance on the Blue Door Bridge Loan and terminated the loan in accordance with the terms of the loan agreement.

QuadReal Loan – St. Albert

On August 9, 2024, we, through a special purpose entity formed to acquire and hold the St. Albert Property, entered into a loan with QuadReal Finance LP (the “QuadReal Loan”) for up to approximately CAD $13.8 million, which is secured by a first mortgage lien on the St. Albert Property. The initial draw was approximately CAD $8.6 million with the remaining approximately CAD $5.2 million available for the expansion of the St. Albert Property subject to the requirements of the loan agreement. Under the terms of the loan agreement (the “QuadReal Loan Agreement”) the interest rate is equal to the one-month Adjusted Term CORRA, plus a spread of 2.90%. The QuadReal Loan has a term of four years, maturing on September 1, 2028. The QuadReal Loan requires monthly payments of interest-only for the life of the loan. On December 31, 2025, the interest rate on the QuadReal Loan was 5.43%.

The loan documents contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. We serve as a full recourse guarantor with respect to the QuadReal Loan. As of December 31, 2025, we were in compliance with such covenants.

SmartStop Mezzanine Loan – Edmonton

On December 16, 2024, in connection with the acquisition of the Edmonton Property, we, through wholly-owned subsidiaries of our Operating Partnership, entered into a loan agreement (the “Edmonton Mezzanine Loan Agreement”) with SmartStop OP, an affiliate of our sponsor, for $7.0 million (the “Edmonton Mezzanine Loan”). The Edmonton Mezzanine Loan requires a commitment fee equal to 0.50% of the amount drawn on the Edmonton Mezzanine Loan. The proceeds of the Edmonton Mezzanine Loan were used to partially fund the acquisition of the Edmonton Property.

The interest rate on the Edmonton Mezzanine Loan was a variable rate equal to SOFR plus 3.00% per annum. The initial maturity date was March 17, 2025 with a three-month extension option. In January 2025, we repaid the $7.0 million outstanding balance on the Edmonton Mezzanine Loan and terminated the loan in accordance with the terms of the loan agreement.

Bank of Montreal Loan – Edmonton

On January 10, 2025, we, through a special purpose entity formed to acquire and hold the Edmonton Property, entered into a term loan with Bank of Montreal (the “Bank of Montreal Edmonton Loan”) for CAD $9.4 million, which is secured by a first mortgage lien on the Edmonton Property. Under the terms of the loan agreement (the “Edmonton Loan Agreement”) the interest rate is subject to a variable interest rate equal to the (i) CORRA, (ii) a CORRA adjustment of approximately 0.30%, plus (iii) a spread of 2.45%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $9.4 million effective February 10, 2025, whereby the CORRA is fixed at approximately 2.80% through the maturity of the loan (the “Bank of Montreal Edmonton Swap”) which fixes the all-in interest rate to approximately 5.55%. The Bank of Montreal Edmonton Loan has an initial term of three years, maturing on February 1, 2028 with a one-year extension

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

option. The Bank of Montreal Edmonton Loan requires monthly payments of interest-only for the first two and a half years, and monthly payments of principal and interest thereafter. On December 31, 2025, the interest rate, excluding the impact of our interest rate hedging activities, on the Bank of Montreal Edmonton Loan was 5.00%.

The Edmonton Loan Agreement contains a debt service coverage ratio covenant and customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default. We serve as full recourse guarantor with respect to the Bank of Montreal Edmonton Loan. As of December 31, 2025, we were in compliance with such covenants.

Stonebridge Loan—Barrie

On March 4, 2025, we, through a special purpose entity formed to acquire and hold the Barrie Property, entered into a term loan with Stonebridge Finance Company of Canada. Inc. (the “Stonebridge Barrie Loan”) for CAD $15.6 million, which is secured by a first mortgage lien on the Barrie Property. Under the terms of the loan agreement (the “Barrie Loan Agreement”), the amount outstanding under the Stonebridge Barrie Loan bears interest at an annual fixed rate equal to approximately 5.83%. The Stonebridge Barrie Loan has a term of three years, maturing on April 1, 2028. The Stonebridge Barrie Loan requires monthly payments of interest-only for the life of the loan.

The Barrie Loan Agreement contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, and events of default as set forth in such loan documents. We serve as a limited recourse guarantor with respect to the Stonebridge Barrie Loan. As of December 31, 2025, we were in compliance with such covenants.

SmartStop Mezzanine Loan – Delayed Draw

On June 3, 2025, we, through wholly-owned subsidiaries of our Operating Partnership, entered into a loan agreement (the “Unsecured Mezzanine Loan Agreement”) with SmartStop OP, an affiliate of our sponsor, for up to $25.0 million (the “Unsecured Mezzanine Loan”). The Unsecured Mezzanine Loan required a commitment fee equal to 0.50% of the amount drawn on the Unsecured Mezzanine Loan. On June 5, 2025, we borrowed $4.0 million pursuant to the Unsecured Mezzanine Loan. The proceeds of the Unsecured Mezzanine Loan were used to partially fund the acquisition of the New Westminster Land.

On June 20, 2025, in connection with the acquisition of the Houston Property, we drew $9.0 million and $8.0 million between June and August for a total draw of $21.0 million.

The interest rate on the Unsecured Mezzanine Loan was a variable rate equal to SOFR plus 3.00% per annum. Payments on the Unsecured Mezzanine Loan were interest only. The initial maturity date was December 31, 2025 with two six-month extension options. The Unsecured Mezzanine Loan was prepayable in whole or in part at any time without fees or penalty.

In November 2025, we repaid the $21.0 million outstanding balance on the Unsecured Mezzanine Loan, and terminated the loan in accordance with the terms of the loan agreement.

Aegon Loan – Houston

On June 20, 2025, we, through a wholly-owned special purpose entity, assumed an approximately $18.5 million financing with Transamerica Life Insurance Company as lender pursuant to a mortgage loan (the

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

“Aegon Houston Loan”). The Aegon Houston Loan is secured by a first mortgage deed of trust on the Houston Property. The loan has a maturity date of November 1, 2046. Monthly payments due under the loan agreement (the “Aegon Houston Loan Agreement”) are interest-only through November 2028, with principal and interest payments thereafter.

The amount outstanding under the Aegon Houston Loan bears interest at an annual fixed rate equal to approximately 4.10%. The loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Aegon Houston Loan Agreement. The loan documents contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Aegon Houston Loan. As of December 31, 2025, we were in compliance with such covenants.

SmartStop Mezzanine Loan – Secured

On June 24, 2025, in connection with the land acquisition of the Vancouver Property, we, through wholly-owned subsidiaries of our Operating Partnership, entered into a loan agreement (the “Secured Mezzanine Loan Agreement”) with SmartStop OP, an affiliate of our sponsor, for up to $25.0 million (the “Secured Mezzanine Loan”). The Secured Mezzanine Loan required a commitment fee equal to 0.50% of the amount drawn on the Secured Mezzanine Loan. On June 24, 2025, we borrowed $25.0 million pursuant to the Secured Mezzanine Loan. The proceeds of the Secured Mezzanine Loan were used to partially fund the acquisition of the Vancouver Property.

The interest rate on the Secured Mezzanine Loan was a variable rate equal to SOFR plus 3.00% per annum. Payments on the Secured Mezzanine Loan were interest only. The initial maturity date was December 31, 2025 with two six-month extension options. The Secured Mezzanine Loan was prepayable in whole or in part at any time without fees or penalty.

Between September and November 2025, we repaid the $25.0 million outstanding balance on the Secured Mezzanine Loan, and terminated the loan in accordance with the terms of the loan agreement.

Stonebridge Loan—Vancouver

On September 3, 2025, we, through a special purpose entity formed to acquire and hold the Vancouver Property, entered into a term loan with Stonebridge Finance Company of Canada. Inc. (the “Stonebridge Vancouver Loan”) for CAD $19.5 million, which is secured by a first mortgage lien on the Vancouver Property. Under the terms of the loan agreement (the “Vancouver Loan Agreement”), the amount outstanding under the Stonebridge Vancouver Loan bears interest at an annual fixed rate equal to approximately 5.90%. The Stonebridge Vancouver Loan has a term of three years, maturing on October 1, 2028. The Stonebridge Vancouver Loan requires monthly payments of interest-only for the life of the loan.

The Vancouver Loan Agreement contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, and events of default as set forth in such loan documents. We serve as a limited recourse guarantor with respect to the Stonebridge Vancouver Loan. As of December 31, 2025, we were in compliance with such covenants.

SmartStop Mortgage Loan – Blue Door 460 Florida Central Pkwy, DST

On November 13, 2025, we, through the Florida II Trust, entered into a mortgage loan agreement (the “Longwood Mortgage Loan Agreement”) with SMST Lender, LLC, an affiliate of our Sponsor, for approximately $5.7 million (the “Longwood Mortgage Loan”). The Longwood Mortgage Loan required an

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

origination fee equal to 1.0% and a structuring fee equal to 0.75% of the amount drawn on the Longwood Mortgage Loan. The loan is secured by a first mortgage deed of trust on the Florida II Property.

The amount outstanding under the Longwood Mortgage Loan bears interest at an annual fixed rate equal to 5.00%. The initial maturity date was November 13, 2032 with two one-year extension options. The Longwood Mortgage Loan is prepayable in whole with a prepayment premium penalty and accrued interest.

The Longwood Mortgage Loan Agreement contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, and events of default as set forth in such loan documents. We serve as a limited recourse guarantor with respect to the Longwood Mortgage Loan. As of December 31, 2025, we were in compliance with such covenants.

SmartStop Mortgage Loan – Blue Door 8110 S Cockrell Hill Rd, DST

On November 13, 2025, in connection with the launch of Blue Door DST III, the Texas III Trust entered into a mortgage loan agreement (the “Dallas Mortgage Loan Agreement”) with SMST Lender, LLC, an affiliate of our Sponsor, for approximately $7.8 million (the “Dallas Mortgage Loan”). The Dallas Mortgage Loan required an origination fee equal to 1.0% and a structuring fee equal to 0.75% of the amount drawn on the Dallas Mortgage Loan. The loan is secured by a first mortgage deed of trust on the Texas III Property.

The amount outstanding under the Dallas Mortgage Loan bears interest at an annual fixed rate equal to approximately 5.00%. The initial maturity date was November 13, 2032 with two one-year extension options. The Dallas Mortgage Loan is prepayable in whole with a prepayment premium penalty and accrued interest.

The Dallas Mortgage Loan Agreement contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, and events of default as set forth in such loan documents. We serve as a limited recourse guarantor with respect to the Dallas Mortgage Loan. As of December 31, 2025, we were in compliance with such covenants.

SmartStop Mortgage Loan – Blue Door 4860 N 83rd Ave, DST

On November 13, 2025, in connection with the launch of Blue Door DST III, the Arizona Trust entered into a mortgage loan agreement (the “Phoenix Mortgage Loan Agreement”) with SMST Lender, LLC, an affiliate of our Sponsor, for approximately $10.7 million (the “Phoenix Mortgage Loan”). The Phoenix Mortgage Loan required an origination fee equal to 1.0% and a structuring fee equal to 0.75% of the amount drawn on the Phoenix Mortgage Loan.

The amount outstanding under the Phoenix Mortgage Loan bears interest at an annual fixed rate equal to approximately 5.00%. The initial maturity date was November 13, 2032 with two one-year extension options. The Phoenix Mortgage Loan is prepayable in whole with a prepayment premium penalty and accrued interest. The loan is secured by a first mortgage deed of trust on the Arizona Property.

The Phoenix Mortgage Loan Agreement contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, and events of default as set forth in such loan documents. We serve as a limited recourse guarantor with respect to the Phoenix Mortgage Loan. As of December 31, 2025, we were in compliance with such covenants.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

SmartStop Bridge Loan – DST

On November 13, 2025, in connection with the acquisition of the launch of Blue Door DST III, the Blue Door Sponsor entered into a bridge loan agreement (the “SmartStop Bridge Loan Agreement”) with SmartStop OP, an affiliate of our Sponsor, for $15.0 million (the “SmartStop Bridge Loan”). The Blue Door Bridge Loan required a commitment fee equal to 0.50% of the amount drawn on the SmartStop Bridge Loan. The proceeds of the Blue Door Bridge Loan were partially used to repay the Unsecured Mezzanine Loan.

The interest rate on the Blue Door Bridge Loan is a variable rate equal to SOFR plus 3.00% per annum. Payments on the SmartStop Bridge Loan are interest only. The loan has a maturity date of November 13, 2026 with a six-month extension option. The SmartStop Bridge Loan may be prepaid in whole or in part at any time without fees or penalty and, in certain circumstances, equity interests securing the SmartStop Bridge Loan may be released from the pledge of collateral. On December 31, 2025, the interest rate on Blue Door Bridge Loan was 6.66%.

KeyBank Loan

On December 18, 2025, in connection with the acquisition of the Spartanburg I, Boiling Springs, and Spartanburg II Properties, the TRS entered into a loan agreement (the “KeyBank Term Loan Agreement”) with KeyBank National Association (the “KeyBank Term Loan”) for $25.0 million, which is secured by available equity interests in Blue Door DST II and Blue Door DST III. The proceeds of the KeyBank Term Loan were used to partially fund the acquisition of the Spartanburg I, Boiling Springs, and Spartanburg II Properties.

The interest rate on the KeyBank Term Loan is a variable rate equal to SOFR plus 2.75% per annum. Payments on the KeyBank Term Loan are interest only. The loan has a maturity date of June 18, 2026 with a six-month extension option. The KeyBank Term Loan must be repaid in whole or in part from the issuance of equity interests in the Blue Door DSTs. Equity interests securing the KeyBank Loan may be released from the pledge of collateral. In December 2025, we repaid the $0.5 million outstanding balance on the KeyBank Term Loan. On December 31, 2025, the interest rate on Blue Door Bridge Loan was 6.41%. Through March 31, 2026, we have repaid a total of $19.1 million. See subsequent event Note 12.

The following table presents the future principal payment requirements on outstanding secured debt as of December 31, 2025:

2026	$65,480,456 (1)
2027	51,566,591
2028	51,530,262
2029	435,161
2030	453,342
Thereafter	41,767,390

Total payments	211,233,202
Debt Discount, net	(3,749,003)
Debt issuance costs, net	(1,838,346)

Total	$205,645,853

(1)	Through March 31, 2026, we have repaid a total of $19.1 million on the KeyBank Loan. See Note 12—Subsequent Events.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 7. Derivative Instruments

Interest Rate Derivatives

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we use interest rate swaps as part of our interest rate risk management strategy. The effective portion of the change in the fair value of the derivative that qualifies as a cash flow hedge is recorded in accumulated other comprehensive income (loss) (“AOCI”) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt.

The following table summarizes the terms of our derivative financial instruments as of December 31, 2025:

	Notional Amount	Strike	Effective Date	Maturity Date
Interest Rate Derivatives:
CORRA Swap – Bank of Montreal Loan(1)	$18,500,000	3.35%	June 15, 2025	June 15, 2028
CORRA Swap – Bank of Montreal Loan(1)	$9,400,000	2.80%	February 01, 2025	February 01, 2028
SOFR Swap – Huntington Loan(2)	$24,845,000	2.25%	December 01, 2024	May 01, 2026

(1)	Notional amount is denominated in CAD and has been designated as a cash flow hedge.
(2)	Notional amount is denominated in USD and has been designated as a cash flow hedge.

The following table summarizes the terms of our derivative financial instruments as of December 31, 2024:

	Notional Amount	Strike	Effective Date	Maturity Date
Interest Rate Derivatives:
CDOR Swap – Bank of Montreal Loan(1)	$18,750,000	4.80%	June 15, 2023	June 15, 2026
SOFR Swap - Huntington Loan(2)	$24,845,000	2.75%	December 01, 2023	May 31, 2024
SOFR Swap - Huntington Loan(3)	$24,845,000	2.50%	June 01, 2024	November 30, 2024
SOFR Swap – Huntington Loan(4)	$24,845,000	2.25%	December 01, 2024	May 01, 2026

(1)	Notional amount is denominated in CAD and has been designated as a cash flow hedge.
(2)	Notional amount was denominated in USD and was designated as a cash flow hedge. We terminated the swap on May 31, 2024.
(3)	Notional amount was denominated in USD and was designated as a cash flow hedge. We terminated the swap on November 30, 2024.
(4)	Notional amount was denominated in USD and was designated as a cash flow hedge.

The following table presents a gross presentation of the fair value of our derivative financial instruments as well as their classification on our consolidated balance sheets:

	Asset/Liability Derivatives Fair Value
	December 31, 2025	December 31, 2024
Interest Rate Hedges:
Other assets	$112,752	$585,224
Accounts payable and accrued liabilities	$250,654	$310,997

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

The following table presents the effects of our derivative financial instruments on our consolidated statements of operations for the periods presented:

	Gain (loss) recognized in OCI for the Year Ended December 31,		Location of amounts reclassified from OCI into income	Gain (loss) reclassified from OCI for the Year Ended December 31,
Type	2025	2024		2025	2024
Interest Rate Swaps	$(51,067)	$367,170	Interest Expense	$(154,685)	$323,377

	$(51,067)	$367,170		$(154,685)	$323,377

Based upon the forward rates in effect as of December 31 2025, we estimate that approximately $0.2 million related to our qualifying cash flow hedges will be reclassified to reduce interest expense during the next 12 months.

Note 8. Preferred equity

Issuance of Preferred Stock of Our Company

On February 4, 2025, we issued $100 million in shares (the “Preferred Shares”) of our new Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) pursuant to a preferred stock purchase agreement (the “Series A Preferred Stock Purchase Agreement”) with Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR). We paid the Investor an investment fee equal to 0.50% of the aggregate purchase price at closing.

The Series A Preferred Stock Purchase Agreement provides that the purchase price for the Preferred Shares shall be equal to $1,000 per share (the “Purchase Price”). The terms of the Series A Convertible Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, are set forth in the articles supplementary for the Series A Convertible Preferred Stock (the “Series A Articles Supplementary”), which are described in more detail below.

In connection with the issuance of the Series A Convertible Preferred Stock, and in certain other limited circumstances, we permitted the Investor, or any entity that beneficially owns or constructively owns shares of our stock as a result of the Investor’s ownership of Series A Convertible Preferred Stock, to beneficially own and constructively own the Series A Convertible Preferred Stock issued to the Investor pursuant to the Series A Preferred Stock Purchase Agreement and any Common Stock issued upon conversion of the Series A Convertible Preferred Stock.

On February 3, 2025, in connection with the issuance of the Series A Convertible Preferred Stock, we filed the Series A Articles Supplementary with the State Department of Assessments and Taxation of Maryland, to classify and designate 100,000 authorized but unissued shares of preferred stock as the “Series A Convertible Preferred Stock.” The Series A Articles Supplementary sets forth the key terms of the Series A Convertible Preferred Stock which are summarized below.

As set forth in the Series A Articles Supplementary, the Series A Convertible Preferred Stock ranks senior to the Common Stock, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up. Dividends payable on each share of

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Series A Convertible Preferred Stock will initially be equal to a rate of 8.85% per annum. If the Series A Convertible Preferred Stock has not been redeemed on or prior to the fifth anniversary of the issuance of the Preferred Shares pursuant to the Series A Preferred Stock Purchase Agreement, the dividend rate will increase an additional 0.75% per annum each year thereafter to a maximum of 11.0% per annum until the tenth anniversary of the issuance of the Preferred Shares pursuant to the Series A Preferred Stock Purchase Agreement, at which time the dividend rate shall increase 0.75% per annum each year thereafter until the Series A Convertible Preferred Stock is redeemed or repurchased in full.

Upon any voluntary or involuntary liquidation, dissolution or winding up, the holders of Series A Convertible Preferred Stock will be entitled to receive a payment equal to the greater of (i) the aggregate Purchase Price of all outstanding Preferred Shares (the “Series A Preferred Stock Liquidation Amount”), plus an amount equal to any accrued and unpaid dividends and other distributions (whether or not accumulated or authorized and declared) to the date of payment and (ii) the amount that that would have been payable had the Preferred Shares been converted into Common Stock pursuant to the terms of the Series A Articles Supplementary immediately prior to such liquidation.

Subject to certain additional redemption rights, as described herein, we have the right to redeem the Series A Convertible Preferred Stock for cash at any time following the third anniversary of the issuance of the Preferred Shares pursuant to the Series A Preferred Stock Purchase Agreement. The amount of such redemption will be equal to the aggregate Purchase Price of all outstanding Preferred Shares, plus applicable redemption premium as set forth in the Series A Articles Supplementary (together, the “Redemption Price”) and an amount equal to any accrued and unpaid dividends and distributions on the Series A Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the redemption date. Upon the listing of Common Stock on a national securities exchange (the “Listing”), we have the right to redeem any or all outstanding Series A Convertible Preferred Stock at an amount equal to the greater of (i) the amount that the holders of such Preferred Shares would have received had such Preferred Shares been converted into Common Stock pursuant to the terms of the Series A Articles Supplementary immediately prior to the initial Listing, and then all of such Preferred Shares had been sold in the initial Listing, up to the Conversion Value Limitation (as described herein), or (ii) the Redemption Price, in each case, plus an amount equal to any accrued and unpaid dividends and distributions on the Series A Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the date of initial Listing. The Conversion Value Limitation is an amount per share determined using an as-converted value limitation equal to a premium of $26.5 million if any or all 100,000 shares of Series A Convertible Preferred Stock are issued and outstanding. Upon a change of control event, we have the right to redeem any or all outstanding Series A Convertible Preferred Stock at an amount equal to the greater of (i) the amount that the holders of such Preferred Shares would have received had the Preferred Shares been converted into Common Stock pursuant to the terms of the Series A Articles Supplementary immediately prior to such change of control, up to the Conversion Value Limitation or (ii) the Redemption Price, in each case, plus an amount equal to any accrued and unpaid dividends and distributions up to the redemption date. In addition, subject to certain cure provisions, if we fail to maintain our status as a real estate investment trust, the holders of Series A Convertible Preferred Stock have the right to require us to repurchase the Series A Convertible Preferred Stock at an amount equal to the Redemption Price plus an amount equal to any accrued and unpaid dividends and distributions on the Series A Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the redemption date.

At any time after the earlier to occur of (i) the third anniversary of the issuance of the Preferred Shares is issued pursuant to the Series A Preferred Stock Purchase Agreement or (ii) 180 days after an initial Listing, the holders of Series A Convertible Preferred Stock have the right to convert any or all of the Series A Convertible

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Preferred Stock held by such holders into Common Stock at a rate per share equal to the quotient obtained by dividing the Series A Convertible Preferred Stock Liquidation Amount, plus an amount equal to any accrued and unpaid dividends or other distributions (whether or not accumulated or authorized and declared), by the conversion price. The conversion price is initially $10.75, and may be adjusted in connection with stock splits, stock dividends and other similar transactions. In no event will the value of the Common Stock issued by us upon conversion of the Series A Convertible Preferred Stock into Common Stock exceed the Conversion Value Limitation.

The holders of Series A Convertible Preferred Stock are not entitled to vote on any matter submitted to a vote of our stockholders, except that in the event that the dividend for the Series A Convertible Preferred Stock has not been paid for at least four quarterly dividend periods (whether or not consecutive), the holders of Series A Convertible Preferred Stock have the right to vote together with the holders of Common Stock as a single class on any matter submitted to a vote of our stockholders. The number of votes applicable to a share of Series A Convertible Preferred Stock will be equal to the number of shares of Common Stock into which a share of Series A Convertible Preferred Stock could have been converted as of the record date set for purposes of such stockholder vote. This foregoing limited voting right shall cease when all past dividend periods have been paid in full. In addition, the affirmative vote of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock is required in certain customary circumstances, as well as other circumstances, such as (i) our real estate portfolio exceeding a leverage ratio of 60% loan-to-value, (ii) entering into certain transactions with our Chief Executive Officer as of the date of the Purchase Agreement, or any entities in which such person has a controlling interest (excluding certain self-storage real estate programs sponsored by our sponsor or us), (iii) effecting a merger (or similar) transaction with an entity whose assets are not at least 80% self storage related, (iv) entering into any line of business other than self storage and ancillary businesses, unless such ancillary business represents revenues of less than 10% of the our revenues for our last fiscal year and (v) permitting any individual other than H. Michael Schwartz to (A) serve as our Chairman or any similar role or (B) otherwise perform any of the duties typically performed by Mr. Schwartz in his capacity as Chairman as of the date of the Series A Preferred Stock Purchase Agreement.

Note 9. Related Party Transactions

Fees to Affiliates

Our Advisory Agreement with our Advisor and our Dealer Manager Agreement with our Dealer Manager entitles our Advisor and our Dealer Manager to specified fees upon the provision of certain services with regard to the Private Offering, the Blue Door II and III Offerings and investment of funds in real estate properties, among other services, as well as reimbursement for organization and offering costs incurred by our Advisor on our behalf and reimbursement of certain costs and expenses incurred by our Advisor in providing services to us.

Organization and Offering Costs

Organization and offering costs of the offerings may be paid by our Advisor on our behalf and reimbursed to our Advisor from the proceeds of our offerings. Organization and offering costs consist of all expenses (other than sales commissions, and the dealer manager fee) to be paid by us in connection with the offerings, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and other accountable organization and offering expenses, including, but not limited to, (i) amounts to reimburse our Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our Advisor and its affiliates in connection with registering and marketing our shares; (ii) technology costs associated with the

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

offerings; (iii) our costs of conducting our training and education meetings; (iv) our costs of attending retail seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses.

Advisory Agreement

We do not have any employees. Our Advisor is primarily responsible for managing our business affairs and carrying out the directives of our board of directors. Our Advisor receives various fees and expenses under the terms of our Advisory Agreement. As discussed above, we will be required under our Advisory Agreement to reimburse our Advisor for organization and offering costs.

Our Advisor receives acquisition fees equal to 1.0% of the contract purchase price of each property we acquire plus reimbursement of any acquisition expenses our Advisor incurs. Our Advisor also receives a monthly asset management fee equal to 0.0625%, which is one-twelfth of 0.75%, of our aggregate asset value, as defined. Under our Advisory Agreement, our Advisor will receive a disposition fee equal to 1.5% of the contract sales price of each property sold.

Our Advisor may also be entitled to various subordinated distributions under our operating partnership agreement if we (1) list our shares of common stock on a national exchange, (2) terminate or do not renew the Advisory Agreement, (3) liquidate our portfolio, or (4) effect a merger or other corporate reorganization.

Our Advisory Agreement provides for reimbursement of our Advisor’s direct and indirect costs of providing administrative and management services to us. Our Advisory Agreement shall continue in force until December 31, 2031. Thereafter, our Advisory Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties.

Property Management Agreements

Each of our self storage properties is managed by our Property Manager or Blue Door Property Manager, (collectively, the “Property Managers”) under separate property management agreements. Under each agreement, our Property Managers receives a fee for their services in managing our properties, generally equal to the greater of $3,000 or 6% of the gross revenues from the properties plus reimbursement of the Property Managers’ costs of managing the properties. In addition, our Property Managers or an affiliate has the exclusive right to offer tenant insurance plans, tenant protection plans or similar programs (collectively “Tenant Programs”) to customers at our properties and is entitled to substantially all of the benefits of such Tenant Programs. The property management agreements have a three-year term and automatically renew for successive three year periods thereafter, unless we or our Property Managers provide prior written notice at least 90 days prior to the expiration of the term. After the end of the initial three year term, either party may terminate a property management agreement generally upon 60 days’ prior written notice. With respect to each new property we acquire for which we enter into a property management agreement with our Property Managers we also pay our Property Managers a one-time start-up fee in the amount of $3,750.

All of our properties are operated under the “SmartStop® Self Storage” brand. An affiliate of our Sponsor owns the rights to the “SmartStop® Self Storage” brand.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Pursuant to the terms of the agreements described above, the following table summarizes related party costs incurred and paid by us for the years ended December 31, 2025 and 2024 as well as any related amounts payable, which are included in due to affiliates in the accompanying consolidated balance sheets as of December 31, 2025 and 2024:

	Year Ended December 31, 2024			Year Ended December 31, 2025
	Incurred	Paid	Payable	Incurred	Paid	Payable
Expensed
Operating expenses (including organizational costs)	$4,491,910	$3,166,394	$1,700,494	$6,934,229	$4,824,501	$3,810,222
Asset management fees	1,406,048	1,281,887	124,161	1,944,924	40,897	2,028,188
Property management fees	616,805	521,421	95,384	1,363,004	18,464	1,439,924
Acquisition expenses (1)	387,300	319,285	130,702	568,027	352,399	346,330
Capitalized
Acquisition related (2)	2,896,325	2,211,650	684,675	10,583,139	3,079,839	8,187,975
Additional Paid-in Capital
Offering costs	337,696	354,381	26,636	43,190	26,636	43,190

Total	$10,136,084	$7,855,018	$2,762,052	$21,436,513	$8,342,736	$15,855,829

(1)	Amounts include third party acquisition expenses paid by our Sponsor and reimbursed by the Company.
(2)

Amounts include acquisition and loan commitment fees paid to our Sponsor, third-party acquisition expenses paid by our Sponsor and third-party earnest money deposits paid by our Sponsor and reimbursed by the Company.

Tenant Programs

We may offer Tenant Programs to customers at our properties pursuant to which our Property Manager or an affiliate is entitled to substantially all of the net revenue attributable to the sale of Tenant Programs at our properties.

In order to protect the interest of the Property Manager in receiving these revenues in light of the fact that we control the properties and, hence, the ability of the Property Manager to receive such revenues, we and an affiliate of our Property Manager agreed to transfer our respective rights in such revenue to a joint venture entity owned 0.1% by our TRS subsidiary and 99.9% by our Property Manager’s affiliate (the “PM Affiliate”). Under the terms of the operating agreement of the joint venture entity, dated May 18, 2022 (the “JV Agreement”), our TRS receives 0.1% of the net revenues generated from such Tenant Programs and the PM Affiliate receives the other 99.9% of such net revenues. The JV Agreement further provides, among other things, that if a member or its affiliate terminates all or substantially all of the property management agreements or defaults in its material obligations under the JV Agreement or undergoes a change of control, as defined, (the “Triggering Member”), the other member generally shall have the right (but not the obligation) to either (i) sell all of its interest in the joint venture to the Triggering Member at fair market value (as agreed upon or as determined under an appraisal process) or (ii) purchase all of the Triggering Member’s interest in the joint venture at 95% of fair market value. For the years ended December 31, 2025 and 2024, an affiliate of our Property Manager received net revenue from this joint venture of approximately $750,000 and $390,000, respectively.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Storage Auction Program

Our Sponsor owns a minority interest in a company that owns 50% of an online auction company (the “Auction Company”) that serves as a web portal for self storage companies to post their auctions for the contents of abandoned storage units online instead of using live auctions conducted at the self storage facilities. The Auction Company receives a service fee for such services. During the years ended December 31, 2025 and 2024, we paid approximately $3,400 and $3,000, respectively, in fees to the Auction Company related to our properties. Our properties will receive the proceeds from such online auctions.

Equity Investment in Strategic Storage Trust X

On October 29, 2025, we, through one of our subsidiaries, entered into a preferred unit purchase agreement with Strategic Storage Operating Partnership X, L.P. (or “SST X OP”) for 72,000 Series B Cumulative Preferred units of limited partnership interest in SST X OP (the “Series B Preferred Units”), for $1.8 million. Distributions on the Series B Preferred Units are cumulative from the date of issuance and are payable monthly in arrears. Distributions are payable at a rate of: (a) 6% per annum from the date of issuance until the second anniversary after the date of issuance; (b) 7% per annum commencing the day following the second anniversary after the date of issuance until the third anniversary after the date of issuance; (c) 8% per annum commencing the day following the third anniversary after the date of issuance until the fourth anniversary after the date of issuance; and (d) 9% per annum thereafter. The Series B Preferred Units require an investment fee equal to 1.0% of the amount invested at any closing. Additionally, the Series B Preferred Units incur payment-in-kind interest at a rate of 1.5% per annum, which shall accrue until the redemption or repurchase of such Series B Preferred Units. As of December 31, 2025, we had purchased an aggregate of 72,000 Series B Preferred Units for $1.8 million.

Note 10. Commitments and Contingencies

Distribution Reinvestment Plan

We adopted a distribution reinvestment plan that will allow our stockholders to have distributions otherwise distributable to them invested in additional shares of our common stock. The plan became effective on the date of commencement of our Private Offering. No sales commission or dealer manager fee will be paid on shares sold through the distribution reinvestment plan. We may amend or terminate the distribution reinvestment plan for any reason at any time upon 10 days’ prior written notice to stockholders. The distribution reinvestment plan sets the price for our shares to be equal to 95% of the then-current per share offering price of the Company’s common stock.

As of December 31, 2025, we have sold approximately 1.1 million shares through our distribution reinvestment plan offering.

Share Redemption Program

We adopted a share redemption program that enables stockholders to sell their shares to us in limited circumstances. As long as our common stock is not listed on a national securities exchange or over-the-counter market, our stockholders who have held their stock for at least one year may be able to have all or any portion of their shares of stock redeemed by us. We may redeem the shares of stock presented for redemption for cash to the extent that we have sufficient funds available to fund such redemption.

Our board of directors may amend, suspend or terminate the share redemption program with 30 days’ notice to our stockholders. We may provide this notice by a separate mailing to our stockholders.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

The repurchase price will depend on the length of time the stockholder has held such shares as follows: (i) 90% of the redemption amount after one year from purchase date, (ii) 92.5% of the redemption amount after two years from purchase date, (iii) 95% of the redemption amount after three years from purchase date, and (iv) 100% of the redemption amount after four years from purchase date. As long as we are engaged in an offering, the redemption amount shall equal the lesser of the amount the stockholder paid for their shares or the price per share in the offering. If we are no longer engaged in an offering, our board of directors will determine the redemption amount.

There are several limitations on our ability to redeem shares under the share redemption program including, but not limited to:

•

Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” (as defined under the share redemption program) or bankruptcy, we may not redeem shares until the stockholder has held his or her shares for one year.

•	During any calendar year, we will not redeem in excess of 5% of the weighted-average number of shares outstanding during the prior calendar year.

•	The cash available for redemption is limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan.

•

We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

For the year ended December 31, 2025, we received redemption requests totaling approximately $1.5 million. As of December 31, 2025, we fulfilled approximately $1.3 million in redemption requests with the remaining approximately $0.2 million included in accounts payable and accrued liabilities which were fulfilled in February 2026. For the period ended December 31, 2024, we received redemption requests totaling approximately $0.7 million with the remaining approximately $0.2 million included in accounts payable and accrued liability which were fulfilled in January 2025.

Operating Partnership Redemption Rights

The limited partners of our Operating Partnership have the right to cause our Operating Partnership to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares, or, at our option, we may purchase their limited partnership units by issuing one share of our common stock for each limited partnership unit redeemed. These rights may not be exercised under certain circumstances that could cause us to lose our REIT election. Furthermore, limited partners may exercise their redemption rights only after their limited partnership units have been outstanding for one year. SSA is prohibited from exchanging or otherwise transferring its limited partnership units so long as our Advisor is acting as our Advisor pursuant to our Advisory Agreement.

Other Contingencies

From time to time, we are party to legal proceedings that arise in the ordinary course of our business. We are not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

Note 11. Declaration of Distributions

Cash Distribution Declaration

On March 28, 2025, the board of directors authorized a daily distribution rate of approximately $0.001370 per day per share for stockholders as of the close of each business day of the period commencing on April 1, 2025 and ending on June 30, 2025.

On June 27, 2025, the board of directors authorized a daily distribution rate of approximately $0.001370 per day per share for stockholders as of the close of each business day of the period commencing on July 1, 2025 and ending on September 30, 2025.

On September 26, 2025, the board of directors authorized a daily distribution rate of approximately $0.001370 per day per share for stockholders as of the close of each business day of the period commencing on October 1, 2025 and ending on December 31, 2025.

On December 22, 2025, the board of directors authorized a daily distribution rate of approximately $0.001370 per day per share for stockholders as of the close of each business day of the period commencing on January 1, 2026 and ending on March 31, 2026.

Note 12. Subsequent Events

The Company has evaluated events subsequent to December 31, 2025 and through March 31, 2026, the date the consolidated financial statements and accompanying schedule were available to be issued, for their impact on the consolidated financial statements and schedule.

SmartStop Mortgage Loan – Blue Door 1640 John B White Sr Blvd, DST

On January 28, 2026, we, through a special purpose entity, Blue Door 1640 John B White Sr Blvd, DST, entered into a mortgage loan agreement (the “Spartanburg I Mortgage Loan Agreement”) with SMST Lender, LLC, an affiliate of our Sponsor, for approximately $7.5 million (the “Spartanburg I Mortgage Loan”). The Spartanburg I Mortgage Loan required an origination fee equal to 2.25% and a structuring fee equal to 0.75% of the amount drawn on the Spartanburg I Mortgage Loan. The loan is secured by a first mortgage deed of trust on the Spartanburg I Property.

The amount outstanding under the Spartanburg I Mortgage Loan bears interest at an annual fixed rate equal to 5.00%. The initial maturity date was January 28, 2033 with two one-year extension options. The Spartanburg I Mortgage Loan is prepayable in whole with a prepayment premium penalty and accrued interest.

The Spartanburg I Mortgage Loan Agreement contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, and events of default as set forth in such loan documents. We serve as a limited recourse guarantor with respect to the Spartanburg I Mortgage Loan.

SmartStop Mortgage Loan – Blue Door 112 McCullugh Rd, DST

On January 28, 2026, we, through a special purpose entity, Blue Door 112 McCullugh Rd, DST, entered into a mortgage loan agreement (the “Boiling Springs Mortgage Loan Agreement”) with SMST Lender, LLC, an affiliate of our Sponsor, for approximately $4.1 million (the “Boiling Springs I Mortgage Loan”). The Boiling Springs Mortgage Loan required an origination fee equal to 2.25% and a structuring fee equal to 0.75% of the

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 AND 2024

amount drawn on the Spartanburg I Mortgage Loan. The loan is secured by a first mortgage deed of trust on the Boiling Springs Property.

The amount outstanding under the Boiling Springs Mortgage Loan bears interest at an annual fixed rate equal to 5.00%. The initial maturity date was January 28, 2033 with two one-year extension options. The Boiling Springs Mortgage Loan is prepayable in whole with a prepayment premium penalty and accrued interest.

The Boiling Springs Mortgage Loan Agreement contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, and events of default as set forth in such loan documents. We serve as a limited recourse guarantor with respect to the Boiling Springs Mortgage Loan.

SmartStop Mortgage Loan – Blue Door 899 E. Main St, DST

On January 28, 2026, we, through a special purpose entity, Blue Door 899 E. Main St, DST, entered into a mortgage loan agreement (the “Spartanburg II Mortgage Loan Agreement”) with SMST Lender, LLC, an affiliate of our Sponsor, for approximately $4.5 million (the “Spartanburg II Mortgage Loan”). The Spartanburg II Mortgage Loan required an origination fee equal to 2.25% and a structuring fee equal to 0.75% of the amount drawn on the Spartanburg II Mortgage Loan. The loan is secured by a first mortgage deed of trust on the Spartanburg II Property.

The amount outstanding under the Spartanburg II Mortgage Loan bears interest at an annual fixed rate equal to 5.00%. The initial maturity date was January 28, 2033 with two one-year extension options. The Spartanburg II Mortgage Loan is prepayable in whole with a prepayment premium penalty and accrued interest.

The Spartanburg II Mortgage Loan Agreement contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, and events of default as set forth in such loan documents. We serve as a limited recourse guarantor with respect to the Spartanburg II Mortgage Loan.

Repayment of KeyBank Term Loan

As of March 31, 2026, we have repaid a total of $19.1 million on the KeyBank Loan with proceeds from the Spartanburg I Mortgage Loan, Spartanburg II Mortgage Loan and Boiling Springs I Mortgage Loan and issuance of equity interests in the Blue Door II Offering. As of March 31, 2026, the outstanding balance was approximately $5.9 million.

Huntington Loan Amendment

On March 20, 2026, we entered into an amendment (the “Amended Huntington Loan Agreement”) to extend the maturity date to December 31, 2026 and we made a principal payment of approximately $1.6 million.

Cash Distribution Declaration

On March 27, 2026, our board of directors authorized a daily distribution rate of approximately $0.001370 per day per share for stockholders as of the close of each business day of the period commencing on April 1, 2026 and ending on June 30, 2026.

Blue Door II Offering Status

As of March 31, 2026, in connection with the Blue Door II Offering, we have sold approximately $22.3 million in beneficial interests in Blue Door DST II from inception to date.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

SCHEDULE III

DECEMBER 31, 2025

			Initial Cost to Company						Gross Carrying Amount at December 31, 2025
Description	ST		Encumbrance(2)	Land	Building and Improvements	Total	Cost Capitalized Subsequent to acquisition		Land	Building and Improvements	Total(1)	Accumulated Depreciation	Construction in process	Date of Construction	Date Acquired
Lady Lake	FL		$11,169,353	$1,814,651	$18,194,686	$20,009,337	$512,601		$1,814,652	$18,707,286	$20,521,938	$(2,275,041)	$—	2014	8/9/2022
Wildwood	FL		13,675,647	1,296,357	23,404,033	24,700,390	542,532		1,296,356	23,946,566	25,242,922	(2,629,982)	—	2018	8/9/2022
Chula Vista	CA		23,066,278	4,306,152	35,109,327	39,415,479	556,931		4,306,153	35,666,257	39,972,410	(3,342,543)	—	2022	12/21/2022
Fort Myers	FL		9,343,499	2,150,749	13,315,809	15,466,558	250,549		2,150,749	13,566,358	15,717,107	(1,149,250)	27,826	1955 / 2022	3/9/2023
Eatontown	NJ		9,933,370	2,852,588	17,213,873	20,066,461	272,986		2,852,588	17,486,859	20,339,447	(1,402,287)	25,900	2022	5/18/2023
North York	ON		13,370,798	11,729,470	17,273,215	29,002,685	(881,647	)(3)	11,336,260	16,784,778	28,121,038	(1,344,371)	168,289	1957	6/19/2023
Tamarac	FL		9,750,000	3,342,406	16,039,638	19,382,044	322,701		3,342,406	16,362,339	19,704,745	(1,090,636)	17,198	2023	10/18/2023
St. Albert	AB		6,258,252	3,173,251	7,196,631	10,369,882	154,063	(3)	3,184,112	7,339,833	10,523,945	(346,832)	482,214	2023	8/7/2024
Edmonton	AB		6,856,360	1,843,512	11,449,647	13,293,159	589,023	(3)	1,920,742	11,961,440	13,882,182	(374,137)	75,749	1971	12/17/2024
Barrie	ON		11,378,640	4,678,585	15,977,745	20,656,330	925,163	(3)	4,886,891	16,694,602	21,581,493	(457,363)	105,651	2023	2/11/2025
Richmond	VA	(4)	—	1,946,925	9,619,489	11,566,414	376,019		1,971,739	9,970,694	11,942,433	(419,721)	5,366	1900 / 2000	7/31/2024
Arden	NC	(4)	—	2,221,442	9,851,793	12,073,235	451,099		2,251,167	10,273,167	12,524,334	(481,612)	—	1986 / 1999	7/31/2024
Corinth	TX	(5)	—	3,514,785	13,804,095	17,318,880	224,478		3,521,640	14,021,718	17,543,358	(389,647)	9,446	2000 / 2005	2/20/2025
Orlando	FL	(5)	—	4,264,630	12,955,166	17,219,796	228,456		4,277,492	13,170,760	17,448,252	(420,639)	14,099	2003 / 2005	2/20/2025
Pasadena	TX	(5)	—	3,747,834	14,786,662	18,534,496	243,511		3,754,872	15,023,135	18,778,007	(558,741)	17,909	2003 - 2007	2/20/2025
Longwood	FL	(6)	5,741,932	1,824,011	8,460,216	10,284,227	295,869		1,825,977	8,754,119	10,580,096	(266,480)	21,422	1988	2/20/2025
Phoenix	AZ	(6)	10,656,806	3,262,503	16,005,741	19,268,244	282,995		3,265,184	16,286,055	19,551,239	(430,316)	3,918	2006	2/20/2025
Dallas	TX	(6)	7,792,622	1,300,621	12,737,075	14,037,696	315,682		1,294,087	13,059,291	14,353,378	(324,567)	3,081	2004	3/11/2025
Vancouver	BC		14,241,535	5,737,643	20,981,128	26,718,771	18,328	(3)	5,741,578	20,995,521	26,737,099	(311,313)	98,067	2021	6/25/2025
Houston	TX		18,500,000	3,296,091	21,229,286	24,525,377	80,238		3,296,091	21,309,524	24,605,615	(328,596)	208,347	2023	6/20/2025
Spartanburg	SC	(7)	—	1,579,034	11,684,967	13,264,001	—		1,578,646	11,685,355	13,264,001	(14,194)	41,756	2021	12/18/2025
Boiling Springs	SC	(7)	—	1,321,898	5,868,433	7,190,331	—		1,326,292	5,864,039	7,190,331	(11,529)	42,201	2019	12/18/2025
Spartanburg II	SC	(7)	—	944,840	6,926,507	7,871,347	—		944,685	6,926,662	7,871,347	(8,770)	41,152	1948 / 2018	12/18/2025

Total			$171,735,092	$72,149,978	$340,085,162	$412,235,140	$5,761,577		$72,140,359	$345,856,358	$417,996,717	$(18,378,567)	$1,409,591

1.	The aggregate historical cost of real estate for United States federal income tax purposes is $431,931,998.
2.	Excludes unsecured corporate debt totaling approximately $39.5 million.
3.	The change in cost at these self storage facilities are the net of the impact of foreign exchange rate changes and any actual additions.
4.

As of December 31, 2025, the Company owned approximately 5% beneficial interest in these properties. Please refer to Note 5 - Delaware Statutory Trust (“DST”) Programs on the Notes to Consolidated Financial Statements for additional details.

5.

As of December 31, 2025, the Company owned approximately 75% beneficial interest in these properties. Please refer to Note 5 - Delaware Statutory Trust (“DST”) Programs on the Notes to Consolidated Financial Statements for additional details.

6.

As of December 31, 2025, the Company owned approximately 99.9% beneficial interest in these properties. Please refer to Note 5 - Delaware Statutory Trust (“DST”) Programs on the Notes to Consolidated Financial Statements for additional details.

7.	On June 16, 2026, we sold these three properties to an affiliate of our Sponsor for approximately $29.2 million.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

SCHEDULE III

DECEMBER 31, 2025

The following summarizes the activity in real estate facilities during the year ended December 31, 2025 and 2024.

	2025	2024
Real estate facilities
Balance at beginning of year	$215,024,177	$169,218,541
Facility acquisitions	196,889,496	47,302,690
Improvements and additions	2,720,549	754,169
Impact of foreign exchange rate changes	3,362,495	(2,251,223)

Balance at end of year	$417,996,717	$215,024,177

Accumulated depreciation
Balance at beginning of year	$(8,979,959)	$(4,121,454)
Depreciation expense	(9,323,033)	(4,909,978)
Impact of foreign exchange rate changes	(75,575)	51,473

Balance at end of year	$(18,378,567)	$(8,979,959)

Construction in process	$1,409,591	$439,581

Real estate facilities, net	$401,027,741	$206,483,799

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2026 (Unaudited)	December 31, 2025
ASSETS
Real estate facilities:
Land	$67,325,960	$72,140,359
Buildings	306,272,760	329,082,233
Site improvements	13,756,263	16,774,125

	387,354,983	417,996,717
Accumulated depreciation	(23,532,919)	(18,378,567)

	363,822,064	399,618,150
Construction in process	2,686,426	1,409,591

Real estate facilities, net	366,508,490	401,027,741
Cash and cash equivalents	16,219,332	16,845,272
Restricted cash	3,396,462	4,726,899
Investments in unconsolidated real estate ventures	19,217,213	14,697,013
Other assets, net	6,663,626	5,073,290
Intangible assets, net of accumulated amortization	1,121,436	3,851,550

Total assets	$413,126,559	$446,221,765

LIABILITIES, TEMPORARY EQUITY AND EQUITY
Debt, net	$178,639,685	$205,645,853
Accounts payable and accrued liabilities	6,082,796	5,544,393
Financing obligation	26,747,178	27,208,009
Distributions payable	3,162,622	3,166,592
Due to affiliates	22,829,318	15,855,829

Total liabilities	237,461,599	257,420,676

Commitments and contingencies (Note 10)
Redeemable common stock	7,871,518	8,051,089
Series A Preferred Stock, net $0.001 par value; 100,000 shares authorized; 100,000 issued and outstanding at June 30, 2026 and December 31, 2025, with aggregate liquidation preferences of $102,206,438 and $102,230,685 at June 30, 2026 and December 31, 2025, respectively	98,976,116	98,976,116
Equity:
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; none issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 17,443,326 and 17,423,842 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	17,446	17,426
Strategic Storage Growth Trust III, Inc.:
Additional paid-in capital	141,310,910	141,295,656
Distributions	(25,143,792)	(20,810,221)
Accumulated deficit	(72,060,265)	(54,434,068)
Accumulated other comprehensive loss	(1,030,834)	(563,209)

Total Strategic Storage Growth Trust III, Inc. equity	43,093,465	65,505,584

Noncontrolling interests in our Operating Partnership	1,374,995	1,944,854
Noncontrolling interests in Blue Door DSTs	24,348,866	14,323,446

Total noncontrolling interest	25,723,861	16,268,300

Total equity	68,817,326	81,773,884

Total liabilities, temporary equity and equity	$413,126,559	$446,221,765

See notes to consolidated financial statements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Self storage rental revenue	$7,037,835	$5,304,442	$13,953,156	$9,312,615
Ancillary operating revenue	45,613	38,169	85,230	73,567

Total revenues	7,083,448	5,342,611	14,038,386	9,386,182

Operating expenses:
Property operating expenses	2,888,379	2,303,248	6,046,377	4,199,883
Property operating expenses – affiliates	983,123	780,321	1,958,672	1,453,145
General and administrative	2,047,665	1,148,117	3,240,431	2,320,886
Depreciation	2,901,285	2,307,403	5,796,000	4,091,824
Intangible amortization expense	927,464	879,595	1,943,923	1,384,335
Acquisition expense – affiliates	91,681	65,775	212,455	197,679
Other property acquisition expenses	18,136	43,477	20,504	292,412

Total operating expenses	9,857,733	7,527,936	19,218,362	13,940,164
Gain on disposition of real estate	490,462	—	490,462	—

Operating loss	(2,283,823)	(2,185,325)	(4,689,514)	(4,553,982)
Other income (expense):
Interest expense	(2,886,455)	(1,818,344)	(5,968,367)	(3,456,680)
Interest expense – debt issuance costs	(404,225)	(152,380)	(728,329)	(310,796)
Foreign currency adjustment	(992,551)	1,390,932	(1,743,933)	1,238,742
Other income, net	45,823	50,541	124,014	147,519
Loss on debt extinguishment	(712,544)	—	(712,544)	—

Net loss	(7,233,775)	(2,714,576)	(13,718,673)	(6,935,197)
Less: Distributions to preferred stockholders	(2,206,438)	(2,206,439)	(4,388,630)	(3,564,247)
Net loss attributable to the noncontrolling interests	257,726	146,607	481,106	274,930

Net loss attributable to Strategic Storage Trust Growth Trust III, Inc. common stockholders	$(9,182,487)	$(4,774,408)	$(17,626,197)	$(10,224,514)

See notes to consolidated financial statements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net loss	$(7,233,775)	$(2,714,576)	$(13,718,673)	$(6,935,197)
Other comprehensive income (loss):
Foreign currency translation adjustment	(345,802)	790,169	(665,834)	616,771
Interest rate hedge income (loss)	18,733	52,509	183,415	(32,990)

Other comprehensive income (loss)	(327,069)	842,678	(482,419)	583,781

Comprehensive loss	(7,560,844)	(1,871,898)	(14,201,092)	(6,351,416)
Comprehensive loss attributable to noncontrolling interests:
Comprehensive loss attributable to the noncontrolling interests	267,812	120,542	495,900	256,893

Comprehensive loss attributable to Strategic Storage Growth Trust III, Inc. stockholders	$(7,293,032)	$(1,751,356)	$(13,705,192)	$(6,094,523)

See notes to consolidated financial statements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY AND TEMPORARY EQUITY

(UNAUDITED)

	Common Stock						Total Strategic Storage Growth Trust III, Inc. Equity	Noncontrolling Interest
	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)		in our Operating Partnership	in Blue Door DSTs	Total Equity	Redeemable Common Stock	Preferred Equity
Balance as of December 31, 2024	17,131,447	$17,133	$143,798,060	$(12,176,241)	$(29,061,440)	$(1,067,047)	$101,510,465	$2,757,020	$7,343,889	$111,611,374	$5,304,160	$—
Gross proceeds from issuance of equity in Blue Door Property I, DST	—	—	—	—	—	—	—	—	12,142,567	12,142,567	—	—

Offering costs	—	—	(75,192)	—	—	—	(75,192)	—	(1,090,466)	(1,165,658)	—	—
Changes to redeemable common stock	—	—	(1,044,673)	—	—	—	(1,044,673)	—	—	(1,044,673)	1,044,673	—
Redemptions of common stock	(20,000)	(20)	—	—	—	—	(20)	—	—	(20)	(882,313)	—
Gross proceeds from issuance of preferred equity	—	—	—	—	—	—	—	—	—	—	—	100,000,000
Preferred equity issuance costs	—	—	—	—	—	—	—	—	—	—	—	(1,023,884)
Distributions	—	—	—	(2,117,778)	—	—	(2,117,778)	—	—	(2,117,778)	—	—
Distributions to noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	(67,754)	—	(67,754)	—	—
Distributions to noncontrolling interests in Blue Door	—	—	—	—	—	—	—	—	(174,148)	(174,148)	—	—
Distributions to preferred unitholders	—	—	—	—	—	—	—	—	—	—	—	(1,357,808)
Issuance of shares for distribution reinvestment plan (DRP)	109,966	110	1,044,563	—	—	—	1,044,673	—	—	1,044,673	—	—
Stock based compensation expense	—	—	6,164	—	—	—	6,164	—	—	6,164	—	—
Net loss attributable to Strategic Storage Growth Trust III, Inc.	—	—	—	—	(5,450,106)	—	(5,450,106)	—	—	(5,450,106)	—	1,357,808
Net loss attributable to the noncontrolling interest in our Operating Partnership	—	—	—	—	—	—	—	(130,882)	—	(130,882)	—	—
Net loss attributable to the noncontrolling interest in Blue Door Property I, DST	—	—	—	—	—	—	—	—	2,559	2,559	—	—
Interest rate swap and cap contract gains	—	—	—	—	—	(82,861)	(82,861)	(2,637)	—	(85,498)	—	—
Foreign currency translation adjustment	—	—	—	—	—	(168,008)	(168,008)	(5,390)	—	(173,398)	—	—

Balance as of March 31, 2025	17,221,413	$17,223	$143,728,922	$(14,294,019)	$(34,511,546)	$(1,317,916)	$93,622,664	$2,550,357	$18,224,401	$114,397,422	$5,466,520	$98,976,116

See notes to consolidated financial statements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY AND TEMPORARY EQUITY

(UNAUDITED)

	Common Stock						Total Strategic Storage Growth Trust III, Inc. Equity	Noncontrolling Interest
	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)		in our Operating Partnership	in Blue Door DSTs	Total Equity	Redeemable Common Stock	Preferred Equity
Balance as of March 31, 2025	17,221,413	$17,223	$143,728,922	$(14,294,019)	$(34,511,546)	$(1,317,916)	$93,622,664	$2,550,357	$18,224,401	$114,397,422	$5,466,520	$98,976,116
Gross proceeds from issuance of equity in Blue Door Property I, DST	—	—	—	—	—	—	—	—	6,075,753	6,075,753	—	—
Offering costs	—	—	(86,483)	—	—	—	(86,483)	—	(541,652)	(628,135)	—	—
Changes to redeemable common stock	—	—	(1,060,644)	—	—	—	(1,060,644)	—	—	(1,060,644)	1,060,644	—
Redemptions of common stock	(95,412)	(95)	—	—	—	—	(95)	—	—	(95)	(225,624)	—
Distributions	—	—	—	(2,147,720)	—	—	(2,147,720)	—	—	(2,147,720)	—	—
Distributions to noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	(68,507)	—	(68,507)	—	—
Distributions to noncontrolling interests in Blue Door	—	—	—	—	—	—	—	—	(271,190)	(271,190)	—	—
Distributions to preferred unitholders	—	—	—	—	—	—	—	—	—	—	—	(2,206,439)
Issuance of shares for distribution reinvestment plan (DRP)	111,646	112	1,060,532	—	—	—	1,060,644	—	—	1,060,644	—	—
Stock based compensation expense	—	—	6,233	—	—	—	6,233	—	—	6,233	—	—
Net loss attributable to Strategic Storage Growth Trust III, Inc.	—	—	—	—	(4,774,408)	—	(4,774,408)	—	—	(4,774,408)	—	2,206,439
Net loss attributable to the noncontrolling interest in our Operating Partnership	—	—	—	—	—	—	—	(76,746)	—	(76,746)	—	—
Net loss attributable to the noncontrolling interest in Blue Door Property I, DST	—	—	—	—	—	—	—	—	(69,861)	(69,861)	—	—
Interest rate swap and cap contract gains	—	—	—	—	—	50,883	50,883	1,626	—	52,509	—	—
Foreign currency translation adjustment	—	—	—	—	—	765,730	765,730	24,439	—	790,169	—	—

Balance as of June 30, 2025	17,237,647	$17,240	$143,648,560	$(16,441,739)	$(39,285,954)	$(501,303)	$87,436,804	$2,431,169	$23,417,451	$113,285,424	$6,301,540	$98,976,116

See notes to consolidated financial statements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY AND TEMPORARY EQUITY

(UNAUDITED)

	Common Stock						Total Strategic Storage Growth Trust III, Inc. Equity	Noncontrolling Interest
	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)		in our Operating Partnership	in Blue Door DSTs	Total Equity	Redeemable Common Stock	Preferred Equity
Balance as of December 31, 2025	17,423,842	$17,426	$141,295,656	$(20,810,221)	$(54,434,068)	$(563,209)	$65,505,584	$1,944,854	$14,323,446	$81,773,884	$8,051,089	$98,976,116
Gross proceeds from issuance of equity in Blue Door Property DSTs	—	—	—	—	—	—	—	—	5,745,288	5,745,288	—	—
Offering costs	—	—	—	—	—	—	—	—	(625,804)	(625,804)	—	—
Changes to redeemable common stock	—	—	(1,059,277)	—	—	—	(1,059,277)	—	—	(1,059,277)	1,059,277	—
Redemptions of common stock	(26,099)	(26)	—	—	—	—	(26)	—	—	(26)	(1,683,586)	—
Distributions	—	—	—	(2,153,890)	—	—	(2,153,890)	—	—	(2,153,890)	—	—
Distributions to noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	(67,754)	—	(67,754)	—	—
Distributions to noncontrolling interests in Blue Door	—	—	—	—	—	—	—	—	(211,806)	(211,806)	—	—
Distributions to preferred unitholders	—	—	—	—	—	—	—	—	—	—	—	(2,182,192)
Issuance of shares for distribution reinvestment plan (DRP)	111,503	112	1,059,165	—	—	—	1,059,277	—	—	1,059,277	—	—
Stock based compensation expense	—	—	7,731	—	—	—	7,731	—	—	7,731	—	—
Net loss attributable to Strategic Storage Growth Trust III, Inc.	—	—	—	—	(8,443,710)	—	(8,443,710)	—	—	(8,443,710)	—	2,182,192
Net loss attributable to the noncontrolling interest in our Operating Partnership	—	—	—	—	—	—	—	(197,761)	—	(197,761)	—	—
Net loss attributable to the noncontrolling interests	—	—	—	—	—	—	—	—	(25,619)	(25,619)	—	—
Interest rate swap and cap contract gains	—	—	—	—	—	159,662	159,662	5,020	—	164,682	—	—
Foreign currency translation adjustment	—	—	—	—	—	(310,304)	(310,304)	(9,728)	—	(320,032)	—	—

Balance as of March 31, 2026	17,509,246	$17,512	$141,303,275	$(22,964,111)	$(62,877,778)	$(713,851)	$54,765,047	$1,674,631	$19,205,505	$75,645,183	$7,426,780	$98,976,116

See notes to consolidated financial statements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY AND TEMPORARY EQUITY

(UNAUDITED)

	Common Stock						Total Strategic Storage Growth Trust III, Inc. Equity	Noncontrolling Interest
	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)		in our Operating Partnership	in Blue Door DSTs	Total Equity	Redeemable Common Stock	Preferred Equity
Balance as of March 31, 2026	17,509,246	$17,512	$141,303,275	$(22,964,111)	$(62,877,778)	$(713,851)	$54,765,047	$1,674,631	$19,205,505	$75,645,183	$7,426,780	$98,976,116
Gross proceeds from issuance of equity in Blue Door Property DSTs	—	—	—	—	—	—	—	—	6,071,654	6,071,654	—	—
Offering costs	—	—	—	—	—	—	—	—	(618,097)	(618,097)	—	—
Changes to redeemable common stock	—	—	(1,068,522)	—	—	—	(1,068,522)	—	—	(1,068,522)	1,068,522	—
Redemptions of common stock	(178,396)	(178)	—	—	—	—	(178)	—	—	(178)	(623,784)	—
Distributions	—	—	—	(2,179,681)	—	—	(2,179,681)	—	—	(2,179,681)	—	—
Distributions to noncontrolling interests in our Operating Partnership	—	—	—	—	—	—	—	(68,506)	—	(68,506)	—	—
Distributions to noncontrolling interests in Blue Door	—	—	—	—	—	—	—	—	(273,514)	(273,514)	—	—
Distributions to preferred unitholders	—	—	—	—	—	—	—	—	—	—	—	(2,206,438)
Issuance of shares for distribution reinvestment plan (DRP)	112,476	112	1,068,410	—	—	—	1,068,522	—	—	1,068,522	—	—
Stock based compensation expense	—	—	7,747	—	—	—	7,747	—	—	7,747	—	—
Net loss attributable to Strategic Storage Growth Trust III, Inc.	—	—	—	—	(9,182,487)	—	(9,182,487)	—	—	(9,182,487)	—	2,206,438
Net loss attributable to the noncontrolling interest in our Operating Partnership	—	—	—	—	—	—	—	(221,044)	—	(221,044)	—	—
Net loss attributable to the noncontrolling interests	—	—	—	—	—	—	—	—	(36,682)	(36,682)	—	—
Interest rate swap and cap contract gains	—	—	—	—	—	18,166	18,166	567	—	18,733	—	—
Foreign currency translation adjustment	—	—	—	—	—	(335,149)	(335,149)	(10,653)	—	(345,802)	—	—

Balance as of June 30, 2026	17,443,326	$17,446	$141,310,910	$(25,143,792)	$(72,060,265)	$(1,030,834)	$43,093,465	$1,374,995	$24,348,866	$68,817,326	$7,871,518	$98,976,116

See notes to consolidated financial statements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(13,718,673)	$(6,935,197)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	7,739,923	5,476,159
Amortization of debt issuance costs	728,329	310,796
Stock based compensation expense related to issuance of restricted stock	15,274	12,397
Unrealized derivative losses	260,632	220,216
Gain on disposition of real estate	(490,462)	—
Loss on debt extinguishment	712,544	—
Unrealized foreign currency adjustment	1,743,933	(1,238,742)
Changes in operating assets and liabilities:
Other assets, net	(1,120,877)	(321,358)
Accretion of financing obligation	(460,831)	—
Settlement of interest rate derivative	(214,624)	—
Accounts payable and accrued liabilities	392,157	2,036,218
Due to affiliates	7,044,914	1,725,055

Net cash provided by operating activities	2,632,239	1,285,544

Cash flows from investing activities:
Purchase of real estate facilities	—	(149,897,146)
Additions to real estate facilities	(2,607,512)	(1,252,112)
Net proceeds from sale of real estate	29,150,209	—
Investment in company owned life insurance	(680,558)	(681,381)
Investments in unconsolidated real estate ventures	(5,177,690)	(4,503,205)

Net cash used in investing activities	20,684,449	(156,333,844)

Cash flows from financing activities:
Proceeds from issuance of secured debt	37,692,500	58,354,840
Repayment of secured debt	(60,498,880)	(9,977,008)
Scheduled principal payments on debt	(2,713,564)	(235,196)
Debt issuance costs	(1,112,087)	(317,507)
Gross proceeds from issuance of equity in Blue Door DSTs	11,816,942	18,218,320
Gross proceeds from issuance of preferred stock	—	100,000,000
Preferred stock issuance costs	—	(1,023,884)
Offering costs	(1,243,901)	(1,949,598)
Redemption of common stock	(1,933,179)	(1,053,544)
Distributions paid to common stockholders	(2,225,073)	(2,175,175)
Distributions paid to noncontrolling interest in our Operating Partnership	(137,013)	(136,950)
Distributions paid to noncontrolling interest in Blue Door DSTs	(440,534)	(366,182)
Distribution paid to preferred shareholders	(4,412,877)	(1,357,809)

Net cash provided by financing activities	(25,207,666)	157,980,307

Impact of foreign exchange rate changes on cash and restricted cash	(65,399)	(282,596)

Net change in cash, cash equivalents and restricted cash	(1,956,377)	2,649,411

See notes to consolidated financial statements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2026	2025
Cash, cash equivalents and restricted cash, beginning of period	21,572,171	11,126,441

Cash, cash equivalents and restricted cash, end of period	$19,615,794	$13,775,852

Supplemental disclosures and non-cash transactions:
Cash paid for interest, net of amounts capitalized	$5,524,257	$3,239,202
Purchase of real estate include in due to affiliates	$—	$8,369,573
Additions to real estate included in accounts payable and accrued liabilities	$510,637	$294,802
Debt assumed in purchase of real estate facilities	$—	$14,654,932
Debt issuance costs in due to affiliates	$—	$205,000
Interest rate hedge gain in other assets	$—	$248,633
Interest rate hedge loss in accounts payable and accrued liabilities	$—	$11,171
Redemption of common stock in accounts payable and accrued liabilities	$623,783	$225,380
Issuance of shares pursuant to distribution reinvestment plan	$2,127,799	$2,105,317
Distributions payable to common and preferred stockholders	$2,926,531	$2,916,443
Distributions payable to noncontrolling interests in our Operating Partnership	$22,585	$22,585
Distributions payable to noncontrolling interests in Blue Door DSTs	$97,359	$96,162

See notes to consolidated financial statements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Organization

Strategic Storage Growth Trust III, Inc., a Maryland corporation (the “Company”), was formed on February 23, 2022 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in self storage facilities. Our year-end is December 31. As used herein, “we,” “us,” “our” and “Company” refer to Strategic Storage Growth Trust III, Inc. and each of our subsidiaries.

SmartStop REIT Advisors, LLC is our sponsor (our “Sponsor”). Our Sponsor is an indirect subsidiary of SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA). Our Sponsor is a company focused on providing self storage advisory, asset management, and property management services. Our Sponsor owns 100% of SS Growth Advisor III, LLC (our “Advisor”) and SS Growth Property Management III, LLC (our “Property Manager”).

We have no employees. Our Advisor, a Delaware limited liability company, was formed on February 18, 2022. Our Advisor is responsible for managing our affairs on a day-to-day basis and identifying and making acquisitions and investments on our behalf under the terms of an advisory agreement we entered into with our Advisor on May 18, 2022 (our “Advisory Agreement”). A majority of our officers are also officers of our Advisor, Sponsor and SmartStop.

On May 12, 2022, our Advisor purchased approximately 110 shares of our common stock for $1,000 and became our initial stockholder. Our initial Articles of Incorporation authorized 30,000 shares of common stock with a par value of $0.001 per share. On May 18, 2022, we filed our Articles of Amendment and Restatement (our “Charter”) with the State Department of Assessments and Taxation of Maryland, which authorized 100,000,000 shares of common stock with a par value of $0.001 per share and 10,000,000 shares of preferred stock with a par value of $0.001 per share. On May 18, 2022, pursuant to a confidential private placement memorandum (the “private placement memorandum”), we commenced a private offering of up to $250,000,000 in shares of our common stock (the “Primary Offering”) and $25,000,000 in shares of common stock pursuant to our distribution reinvestment plan (the “DRP Offering” and together with the Primary Offering, the “Private Offering”).

On June 27, 2022, we satisfied the initial escrow conditions of our Private Offering by raising in excess of $1.0 million, and we commenced formal operations. On April 18, 2024, our board of directors approved the closedown of our Primary Offering with an effective date of (i) July 31, 2024 or (ii) the date that we cross over 1,900 stockholders (the “Closedown Date”). On July 11, 2024, the board of directors approved the extension of the Closedown Date to be the earlier of (i) August 30, 2024 or (ii) the date that we cross over 1,900 stockholders. On August 30, 2024, our Primary Offering was effectively closed; however, we continue to offer shares of common stock in our DRP Offering. As of June 30, 2026, we had sold approximately 17.9 million shares of common stock for gross offering proceeds of approximately $171.0 million in our Private Offering.

On February 4, 2025 (the “Commitment Date”), we entered into a preferred stock purchase agreement (the “Series A Purchase Agreement”) with Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR), pursuant to which the Investor committed to purchase $100.0 million in preferred shares (the aggregate shares to be purchased, the “Preferred Shares”) of our new Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”). The closing (the “Closing”) in the amount of $100.0 million occurred on the Commitment Date and we incurred approximately $1.0 million in issuance costs related to the Series A Convertible Preferred Stock. See Note 8 – Preferred Equity.

We have invested the net proceeds from our Private Offering and the issuance of the Preferred Shares primarily in self-storage facilities consisting of both income-producing and growth properties located in the

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

United States and Canada. As of June 30, 2026, we wholly owned 12 operating self-storage properties located in four states (California, Florida, New Jersey and Texas) and three Canadian provinces (Alberta, British Columbia, and Ontario). For more information, see Note 3 – Real Estate Facilities.

As of June 30, 2026, we owned 50% equity interests in three unconsolidated real estate ventures in two Canadian provinces (British Columbia and Quebec), with subsidiaries of SmartCentres Real Estate Investment Trust (“SmartCentres”) owning the other 50% of such entities. Our unconsolidated real estate ventures consist of one operating self storage property in the lease-up phase and two parcels of land that are being developed into self storage facilities. For more information, see Note 4 – Investments in Unconsolidated Real Estate Ventures.

As of June 30, 2026, we owned beneficial interest in three Delaware Statutory Trust (“DST”) sponsored programs, which DSTs own a total of eight properties located in five states (Arizona, Florida, North Carolina, Texas and Virginia) as further described below. For more information, see Note 5 - Delaware Statutory Trust (“DST”) Programs.

As of June 30, 2026, Blue Door AM I, LLC (the “Blue Door Sponsor”), a wholly owned subsidiary of SS Growth TRS III, Inc., a Delaware corporation (the “TRS”), which is a wholly-owned subsidiary of SS Growth Operating Partnership III, L.P., a Delaware limited partnership (our “Operating Partnership”), serves as the sponsor of Blue Door Property I, DST (“Blue Door DST I”), a Delaware statutory trust which owns two operating self-storage properties located in two states (Virginia and North Carolina). On August 30, 2024, the Blue Door Sponsor initiated an offering to sell up to a maximum aggregate offering amount of approximately $29.8 million of beneficial interests in Blue Door DST I to “accredited investors” in a private offering (the “Blue Door I Offering”). Blue Door DST I owns 100% of the beneficial interest in Blue Door 1716 E Cary St, DST (the “Virginia Trust”) and Blue Door 6 Long Shoals Rd, DST (the “North Carolina Trust” and together with the Virginia Trust, the “Blue Door I Operating Trusts”). The Virginia Trust owns the self-storage facility located in Richmond, VA (the “Virginia Property”), and the North Carolina Trust owns the self-storage facility located in Arden, NC (the “North Carolina Property”; and together with the Virginia Property, the “Blue Door I Properties”). As of June 30, 2026, we had sold approximately 95% of the beneficial interests or approximately $28.3 million in Blue Door DST I with various wholly owned subsidiaries of our Operating Partnership holding approximately 5% in Blue Door DST I. For more information, see Note 5 – Delaware Statutory Trust (“DST”) Programs.

As of June 30, 2026, the Blue Door Sponsor serves as the sponsor of Blue Door Property II, DST (“Blue Door DST II”), a Delaware statutory trust which owns three operating self-storage properties located in two states (Florida and Texas). On June 27, 2025, the Blue Door Sponsor initiated an offering to sell up to a maximum aggregate offering amount of approximately $64.8 million of beneficial interests in Blue Door DST II to “accredited investors” in a private offering (the “Blue Door II Offering”). Blue Door DST II owns 100% of the beneficial interest in Blue Door 3701 FM 2181, DST (the “Texas I Trust”), Blue Door 6707 Narcoossee Rd, DST (the “Florida I Trust”), and Blue Door 7905 Spencer Hwy, DST (the “Texas II Trust” and together with the Texas I Trust and the Florida I Trust, the “Blue Door II Operating Trusts”). The Texas I Trust owns the self-storage facility located in Corinth, TX (the “Texas I Property”), the Florida I Trust owns the self-storage facility located in Orlando, FL (the “Florida I Property”), and the Texas II Trust owns the self-storage facility located in Pasadena, TX (the “Texas II Property” and together with the Texas I Property and the Florida I Property, the “Blue Door II Properties”). As of June 30, 2026, we had sold approximately 43% of the beneficial interests or approximately $27.9 million in the Blue Door DST II with various wholly owned subsidiaries of our Operating Partnership holding approximately 57% of the beneficial interests in the Blue Door DST II. For more information, see Note 5 – Delaware Statutory Trust (“DST”) Programs.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

As of June 30, 2026, the Blue Door Sponsor serves as the sponsor of Blue Door Property III, DST (“Blue Door DST III” and together with Blue Door DST I and Blue Door DST II, the “Blue Door DSTs”), a Delaware statutory trust which owns three operating self-storage properties located in three states (Arizona, Florida and Texas). On November 13, 2025, the Blue Door Sponsor initiated an offering to sell up to a maximum aggregate offering amount of approximately $28.4 million of beneficial interests in Blue Door DST III to “accredited investors” in a private offering (the “Blue Door III Offering” and together with the Blue Door I Offering and the Blue Door II Offering, the “Blue Door Offerings”). Blue Door DST III owns 100% of the beneficial interest in Blue Door 460 Florida Central Pkwy, DST (the “Florida II Trust”), Blue Door 8110 S Cockrell Hill Rd, DST (the “Texas III Trust”), and Blue Door N 83rd Ave, DST (the “Arizona Trust” and together with the Florida II Trust and the Texas III Trust, the “Blue Door III Operating Trusts”). The Florida II Trust owns the self-storage facility located in Longwood, FL (the “Florida II Property”), the Texas III Trust owns the self-storage facility located in Dallas, TX (the “Texas III Property”), and the Arizona Trust owns the self-storage facility located in Phoenix, AZ (the “Arizona Property” and together with the Florida II Property and the Texas III Property, the “Blue Door III Properties”). As of June 30, 2026, we had sold approximately 0.1% of the beneficial interests or approximately $0.1 million in the Blue Door DST III with various wholly owned subsidiaries of our Operating Partnership holding approximately 99.9% of the beneficial interests in the Blue Door DST III. For more information, see Note 5 – Delaware Statutory Trust (“DST”) Programs.

Our Operating Partnership was formed on February 23, 2022. On May 12, 2022, SmartStop Storage Advisors, LLC (“SSA”), an affiliate of our Advisor, purchased a limited partnership interest in our Operating Partnership for $1,000, and we contributed the initial $1,000 capital contribution we received from our Advisor to our Operating Partnership in exchange for the general partner interest. On May 12, 2022, in connection with entering into the Advisory Agreement, SSA made an additional $1,000 investment in our Operating Partnership in exchange for additional limited partnership interests and a special limited partnership interest.

On August 29, 2022, SmartStop OP, L.P. (“SmartStop OP”), an affiliate of our Sponsor and the operating partnership of SmartStop, contributed $5.0 million to our Operating Partnership, in exchange for 549,451 units of limited partnership interest in our Operating Partnership (the “OP Investment”). The OP Investment was made net of sales commissions and dealer manager fees, but without giving effect to the early investor discounts available to purchasers of shares in our Private Offering. At the effective time of the OP Investment, SmartStop OP was admitted as a limited partner to our Operating Partnership. As of June 30, 2026, SmartStop OP’s investment in our Operating Partnership represented approximately 3% of the outstanding units of limited partnership interest.

Our Operating Partnership owns, directly or indirectly through one or more special purpose entities or our TRS, all of the self storage properties that we acquire. We will conduct certain activities, including the acquisitions and Blue Door Offerings conducted by the Blue Door DSTs, through our taxable REIT subsidiary, the TRS, which was formed on February 24, 2022 and is a wholly-owned subsidiary of our Operating Partnership.

Our Property Manager is a Delaware limited liability company which was formed on February 18, 2022 to manage our properties. An affiliate of our Sponsor owns the rights to the “SmartStop® Self Storage” brand. Our Property Manager derives substantially all of its income from the property management services it performs for us. Our Property Manager may enter into sub-property management agreements with third party management companies and pay part of its management fee to such sub-property manager. See Note 9 – Related Party Transactions – Property Management Agreements.

Pacific Oak Capital Markets, LLC, a Delaware limited liability company (our “Former Dealer Manager”), served as the dealer manager of our Primary Offering and Blue Door I Offering. On May 18, 2022, we entered

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

into a dealer manager agreement with our Former Dealer Manager (the “Former Dealer Manager Agreement”), pursuant to which our Former Dealer Manager was responsible for marketing our shares being offered pursuant to the Primary Offering. As noted above, on August 30, 2024, we closed our Primary Offering and effectively terminated the Former Dealer Manager Agreement with our Former Dealer Manager. We had similarly engaged our Former Dealer Manager to act in the same capacity for the Blue Door I Offering. Our Former Dealer Manager is not an affiliate of our Advisor; however, our Former Dealer Manager or its affiliate was entitled to receive a portion of certain fees earned by our Advisor. On June 18, 2025, the Former Dealer Manager Agreement was terminated.

During 2025, we entered into dealer manager agreements (as subsequently amended, the “Dealer Manager Agreements”) with Orchard Securities, LLC, a Utah limited liability company (“Orchard” or “Dealer Manager”), pursuant to which our Dealer Manager is responsible for marketing our shares being offered pursuant to the Blue Door Offerings. Pursuant to the Managing Dealer Agreement, Orchard will receive sales commissions up to 6.0% of the gross offering proceeds from the Blue Door Offerings and managing dealer fees up to 3.50% of the gross offering proceeds from the Blue Door Offerings, all inclusive of a 0.85% placement fee, a portion of which sales commissions and managing dealer fees may be re-allowed to soliciting dealers. Our Sponsor also agreed to pay Orchard 20.0% of the gross acquisition fees paid to our Sponsor or its affiliates. The Managing Dealer Agreement will terminate upon the termination of the Blue Door Offerings, unless terminated earlier by either party upon 30 days’ written notice to the other party. Our Dealer Manager is not an affiliate of our Advisor; however, our Dealer Manager or its affiliate is entitled to receive a portion of certain fees earned by our Advisor relating to the Blue Door DSTs.

As we accept subscriptions for shares of our common stock, we transfer all of the net offering proceeds to our Operating Partnership as capital contributions in exchange for additional units of interest in our Operating Partnership. However, we will be deemed to have made capital contributions in the amount of gross proceeds received from investors, and our Operating Partnership will be deemed to have simultaneously paid the sales commissions and other costs associated with the offerings. In addition, our Operating Partnership is structured to make distributions with respect to limited partnership units that are equivalent to the distributions made to holders of common stock. Finally, a limited partner in our Operating Partnership may later exchange his or her limited partnership units in our Operating Partnership for shares of our common stock at any time after one year following the date of issuance of their limited partnership units, subject to certain restrictions outlined in the limited partnership agreement of our Operating Partnership (the “Operating Partnership Agreement”). SSA and SmartStop OP are prohibited from exchanging or otherwise transferring their respective limited partnership units so long as our Advisor is acting as our Advisor pursuant to our Advisory Agreement.

On July 14, 2026, the Company, Strategic Storage Trust VI, Inc. (“SST VI”), and SSGT III Merger Sub, LLC (“Merger Sub”), a Maryland limited liability company and a wholly-owned subsidiary of SST VI, entered into a definitive agreement and plan of merger (the “Merger Agreement”). Pursuant to the Merger Agreement, the Company will merge with and into Merger Sub (the “Merger”) with Merger Sub being the surviving entity. See Note 12 - Subsequent Events for additional information related to the Merger and other transactions entered into in conjunction with the Merger Agreement.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Principles of Consolidation

Our financial statements, and the financial statements of our Operating Partnership, Blue Door DST II and Blue Door DST III, including their wholly-owned subsidiaries, are consolidated in the accompanying consolidated financial statements. The portion of these entities not wholly-owned by us is presented as noncontrolling interests. All intercompany accounts and transactions have been eliminated in consolidation. Please see consolidation considerations section below.

Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (“VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. Our Operating Partnership is deemed to be a VIE and is consolidated by the Company as the primary beneficiary.

On August 30, 2024, the Blue Door Sponsor initiated the Blue Door I Offering to sell beneficial interests in Blue Door DST I which indirectly owns the Blue Door I Properties. As of December 31, 2024 we had a variable interest in Blue Door DST I through our approximately 72.8% beneficial interest through various wholly owned subsidiaries and determined that we were the primary beneficiary of Blue Door DST I due to having both an obligation to absorb losses and a right to receive the benefits that would be considered significant to Blue Door DST I. Thus, we consolidated the operations of the Blue Door DST I for the year ended December 31, 2024. Please see Note 5 – Delaware Statutory Trust (“DST”) Programs.

As of December 31, 2025, we had sold an aggregate of 95% of the beneficial interests in Blue Door DST I. As the Company met the power criterion but not the benefits criterion, it is not the primary beneficiary of the VIE and deconsolidated the VIE in November 2025. The Company derecognized the noncontrolling interest in the VIE and no gain or loss was recognized upon deconsolidation. Please see Note 5 – Delaware Statutory Trust (“DST”) Programs.

On June 27, 2025, the Blue Door Sponsor initiated the Blue Door II Offering to sell beneficial interests in Blue Door DST II, which indirectly owns the Blue Door II Properties. We have a variable interest in Blue Door DST II through our approximately 75% beneficial interest through various wholly owned subsidiaries, as of December 31, 2025, and determined that we are the primary beneficiary of Blue Door DST II due to having both an obligation to absorb losses and a right to receive the benefits that would be considered significant to Blue Door DST II. Thus, we have consolidated the operations of Blue Door DST II for the year ended December 31, 2025. As of June 30, 2026, we have a variable interest in Blue Door DST II through our approximately 56% beneficial interest through various wholly owned subsidiaries and continue to consolidate the operations of Blue Door DST II for the six months ended June 30, 2026. Please see Note 5 – Delaware Statutory Trust (“DST”) Programs.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

On November 13, 2025, the Blue Door Sponsor initiated the Blue Door III Offering to sell beneficial interests in Blue Door DST III which indirectly owns the Blue Door III Properties. We have a variable interest in Blue Door DST III through our approximately 99.9% beneficial interest through various wholly owned subsidiaries and determined that we are the primary beneficiary of Blue Door DST III due to having both an obligation to absorb losses and a right to receive the benefits that would be considered significant to Blue Door DST III. Thus, we have consolidated the operations of Blue Door DST III for the year ended December 31, 2025. As of June 30, 2026, we have a variable interest in Blue Door DST III through our approximately 99.9% beneficial interest through various wholly owned subsidiaries and continue to consolidate the operations of Blue Door DST III for the six months ended June 30, 2026. Please see Note 5 – Delaware Statutory Trust (“DST”) Programs.

As of June 30, 2026, we have not entered into any other contracts/interests that would be deemed to be variable interests in VIEs other than our joint ventures with SmartCentres, which are accounted for under the equity method of accounting. Please see Note 4 – Investments in Unconsolidated Real Estate Ventures. Other than the entities noted above, we do not currently have any material relationships with unconsolidated entities or financial partnerships.

Noncontrolling Interest in Consolidated Entities

We account for the noncontrolling interest in our Operating Partnership, Blue Door DST II and Blue Door DST III in accordance with the related accounting guidance. Our Operating Partnership, Blue Door DST II and Blue Door DST III are consolidated by the Company and our interests are reflected as noncontrolling interests in the accompanying balance sheets. The noncontrolling interest shall be attributed its share of income and losses, even if that attribution results in a deficit noncontrolling interest balance.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management will adjust such estimates when facts and circumstances dictate. Actual results could materially differ from those estimates. The most significant estimates made include the allocation of property purchase price to tangible and intangible assets acquired and liabilities assumed at relative fair value, the evaluation of potential impairment of long-lived assets, and the estimated useful lives of real estate assets and intangibles.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents.

We maintain cash and cash equivalents in financial institutions in excess of insured limits. In an effort to mitigate this risk, we only invest in or through major financial institutions.

Restricted Cash

Restricted cash consists primarily of an impound reserve account for interest and property taxes in connection with the requirements of certain of our loan agreements.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Real Estate Purchase Price Allocation

We account for asset acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs, as of the acquisition date.

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Substantially all of the leases in place at acquired properties are at market rates, as the majority of the leases are month-to-month contracts. We also consider whether in-place, market leases represent an intangible asset. We recorded approximately none and $5.4 million in intangible assets to recognize the value of in-place leases related to our acquisitions during the six months ended June 30, 2026 and 2025, respectively. We do not expect, nor to date have we recorded, intangible assets for the value of customer relationships because we expect we will not have concentrations of significant customers and the average customer turnover will be fairly frequent.

Allocation of purchase price to acquisitions of facilities are allocated to the individual facilities based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual facility along with current and projected occupancy and rental rate levels or appraised values, if available.

Acquisitions that do not meet the definition of a business, as defined under current GAAP, are accounted for as asset acquisitions. During the six months ended June 30, 2026 there were no property acquisitions. During the six months ended June 30, 2025, our acquisitions did not meet the definition of a business because substantially all of the fair value was concentrated in a single identifiable asset or group of similar identifiable assets (i.e. land, buildings, and related intangible assets) or because the acquisition did not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. As a result, once an acquisition is deemed probable, transaction costs are capitalized rather than expensed. During the six months ended June 30, 2025, our acquisitions did not meet the definition of a business, and we capitalized approximately $4.2 million, of acquisition-related transaction costs.

During each of the three months ended June 30, 2026 and 2025, we expensed approximately $0.1 million,of acquisition-related transaction costs that did not meet our capitalization policy. During the six months endedJune 30, 2026 and 2025, we expensed approximately $0.2 million and $0.5 million, respectively, of acquisition-relatedtransaction costs that did not meet our capitalization policy.

Evaluation of Possible Impairment of Long-Lived Assets

Management monitors events and changes in circumstances that could indicate that the carrying amounts of our long-lived assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of the assets may not be recoverable, we will assess the recoverability of the assets by determining whether the carrying value of the long-lived assets will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived assets to the fair value and recognize an impairment loss. For the six months ended June 30, 2026 and 2025, no impairment losses were recognized.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Advertising Costs

Advertising costs are included in property operating expenses and general and administrative expenses, depending on the nature of the expense, in the accompanying consolidated statement of operations. These costs are expensed in the period in which the cost is incurred. The Company incurred advertising costs of approximately $0.7 million and $1.3 million for the three and six months ended June 30, 2026, respectively, and approximately $0.6 million and $1.2 million for the three and six months ended June 30, 2025, respectively.

Revenue Recognition

Management believes that all of our leases are operating leases. Rental income is recognized in accordance with the terms of the leases, which generally are month-to-month. Revenues from any long-term operating leases will be recognized on a straight-line basis over the term of the lease. The excess of rents received over amounts contractually due pursuant to the underlying leases will be included in accounts payable and accrued liabilities in our consolidated balance sheet and contractually due but unpaid rent will be included in other assets. Additionally, we earn ancillary revenue by selling various moving and packing supplies such as locks and boxes. We recognize such revenue in the ancillary operating revenue line within our consolidated statements of operations as the services are performed and as the goods are delivered.

Allowance for Doubtful Accounts

Tenant accounts receivable is reported net of an allowance for doubtful accounts. Management records a general reserve estimate based upon a review of the current status of tenant accounts receivable. It is reasonably possible that management’s estimate of the allowance will change in the future. As of June 30, 2026 and December 31, 2025, allowance for doubtful accounts was approximately $30,000 and $100,000, respectively, and is included within other assets in the accompanying consolidated balance sheets.

Real Estate Facilities

Real estate facilities are recorded based on relative fair value as of the date of acquisition. We capitalize costs incurred to develop, construct, renovate and improve properties, including interest and property taxes incurred during the construction period. The construction period begins when expenditures for the real estate assets have been made and activities that are necessary to prepare the asset for its intended use are in progress. The construction period ends when the asset is substantially complete and ready for its intended use.

Depreciation of Real Property Assets

Our management is required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives.

Depreciation of our real property assets is charged to expense on a straight-line basis over the estimated useful livesas follows:

Description	Standard Depreciable Life
Land	Not Depreciated
Buildings	35 years
Site Improvements	7-10 years

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Depreciation of Personal Property Assets

Personal property assets consist primarily of furniture, fixtures and equipment and are depreciated on a straight-line basis over the estimated useful lives generally ranging from 3 to 5 years, and are included in other assets on our consolidated balance sheets.

Foreign Currency Translation

For non-U.S. functional currency operations, assets and liabilities are translated to U.S. dollars at current exchange rates. Revenues and expenses are translated at the average rates for the period. All adjustments related to amounts classified as long-term net investments are recorded in accumulated other comprehensive income (loss) as a separate component of equity. Transactions denominated in a currency other than the functional currency of the related operation are recorded at rates of exchange in effect at the date of the transaction. Changes in investments not classified as long-term in accordance with GAAP are recorded in foreign currency adjustment in the accompanying statements of operations.

Intangible Assets

We have allocated a portion of our real estate purchase price to in-place leases. We are amortizing in-place leases on a straight-line basis over 18 months, the estimated average rental period for the leases. As of June 30, 2026, the gross amounts allocated to in-place lease intangibles were approximately $9.4 million and accumulated amortization of in-place lease intangibles totaled approximately $8.3 million. As of December 31, 2025, the gross amounts allocated to in-place lease intangibles were approximately $10.6 million and accumulated amortization of in-place lease intangibles totaled approximately $6.8 million.

The total estimated future amortization expense of intangible assets for the years ending December 31, 2026 and 2027 is approximately $0.9 million and $0.2 million, respectively.

Debt Issuance Costs

The net carrying value of costs incurred in connection with obtaining non revolving debt are presented on the consolidated balance sheets as a reduction of the related debt. Debt issuance costs are amortized on a straight-line basis over the term of the related loan, which is not materially different than the effective interest method. As of June 30, 2026 and December 31, 2025, accumulated amortization of debt issuance costs related to non-revolving debt totaled approximately $3.0 million and $2.5 million, respectively, in debt issuance cost.

Loss on Debt Extinguishment

Loss on debt extinguishment for the six months ended June 30, 2026 and 2025, was approximately $0.7 million, and none, respectively. Loss on debt extinguishment was primarily related to debt issuance costs written off in connection with the full repayment of the Spartanburg I Mortgage Loan, Boiling Springs Mortgage Loan, and the Spartanburg II Mortgage Loan in conjunction with the sale of the Spartanburg Portfolio. (as described herein).

Organizational and Offering Costs

Our Advisor may fund organization and offering costs on our behalf. We are required to reimburse our Advisor for such organization and offering costs. Offering costs are recorded as an offset to additional paid-in capital, and organization costs are recorded as an expense.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

In connection with our Private Offering and Blue Door I Offering, our Former Dealer Manager received a sales commission of up to 6.0% of gross proceeds from sales in the offering and a dealer manager fee equal to up to 3.5% of gross proceeds from sales in the offering under the terms of the Former Dealer Manager Agreement.

In connection with our Blue Door II and III Offerings, our Dealer Manager receives a sales commission of up to 6.0% of gross proceeds from sales in the offering and a dealer manager fee equal to up to 3.5% of gross proceeds from sales in the offering under the terms of the Dealer Manager Agreements.

Our Dealer Manager enters into participating dealer agreements with certain other broker-dealers which authorize them to sell our shares. Upon sale of our shares by such broker-dealers, our Dealer Manager will re-allow all of the sales commissions paid in connection with sales made by these broker-dealers. Our Dealer Manager may also re-allow to these broker-dealers a portion of their dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Dealer Manager, payment of attendance fees required for employees of our Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses.

Redeemable Common Stock

We adopted a share redemption program (“SRP”) that will enable stockholders to sell their shares to us in limited circumstances.

We record amounts that are redeemable under the SRP as redeemable common stock in the accompanying consolidated balance sheets since the shares are redeemable at the option of the holder and therefore their redemption is outside our control. The maximum amount redeemable under our SRP will be limited to the number of shares we could repurchase with the amount of the net proceeds from the sale of shares under our distribution reinvestment plan (the “DRP”). However, accounting guidance states that determinable amounts that can become redeemable but that are contingent on an event that is likely to occur (e.g., the passage of time) should be presented as redeemable when such amount is known. Therefore, the net proceeds from the DRP are considered to be temporary equity and are presented as redeemable common stock in our consolidated balance sheets.

In addition, current accounting guidance requires, among other things, that financial instruments that represent a mandatory obligation of us to repurchase shares be classified as liabilities and reported at settlement value. For the six months ended June 30, 2026, we received redemption requests totaling approximately $2.3 million, approximately $1.7 million was fulfilled during the six months ended June 30, 2026 and the remaining approximately $0.6 million was included in accounts payable and accrued liabilities as of June 30, 2026 and fulfilled in July 2026. For the six months ended June 30, 2025, we received redemption requests totaling approximately $1.1 million, approximately $0.9 million was fulfilled during the six months ended June 30, 2025 and the remaining approximately $0.2 million was included in accounts payable and accrued liabilities as of June 30, 2025 and fulfilled in July 2025. On July 14, 2026, in connection with the pending Merger, the Company’s board of directors approved the suspension of our SRP effective August 13, 2026. See Note 10 – Commitments and Contingencies.

Series A Preferred Equity

We classify our Series A Convertible Preferred Stock (as defined in Note 8 – Preferred Equity) on our consolidated balance sheets using the guidance in ASC 480-10-S99. Each share of Series A Convertible

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Preferred Stock can be redeemed at our option on or after the third anniversary of its issuance. Additionally, the holder can elect to redeem if any of the following events outside our control occur: (i) a change of control; (ii) a breach of protective provisions; (iii) upon the occurrence of monetary and other material defaults under secured property debt; and (iv) if we do not maintain our status as a real estate investment trust (“REIT”). As the shares are contingently redeemable, and under certain circumstances not solely within our control, we have classified our Series A Convertible Preferred Stock as temporary equity.

Fair Value Measurements

The accounting standard for fair value measurements and disclosures defines fair value, establishes a framework for measuring fair value, and provides for expanded disclosure about fair value measurements. Fair value is defined by the accounting standard for fair value measurements and disclosures as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels. The following summarizes the three levels of inputs and hierarchy of fair value we will use when measuring fair value:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access;

•	Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as interest rates and yield curves that are observable at commonly quoted intervals; and

•	Level 3 inputs are unobservable inputs for the assets or liabilities that are typically based on an entity’s own assumptions as there is little, if any, related market activity.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the fair value measurement will fall within the lowest level that is significant to the fair value measurement in its entirety.

The accounting guidance for fair value measurements and disclosures provides a framework for measuring fair value and establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In determining fair value, we will utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment will be necessary to interpret Level 2 and 3 inputs in determining fair value of our financial and non- financial assets and liabilities. Accordingly, there can be no assurance that the fair values we will present will be indicative of amounts that may ultimately be realized upon sale or other disposition of these assets.

Financial and non-financial assets and liabilities measured at fair value on a non-recurring basis in our consolidated financial statements consist of real estate and related liabilities assumed related to our acquisition. The fair value of these assets and liabilities were determined as of the acquisition date using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, leasing assumptions, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach, which considers prevailing market capitalization rates, and (iii) comparable sales activity. In general, we consider multiple valuation techniques when measuring fair values. However, in certain circumstances, a single valuation technique may be appropriate. All of the fair values of the assets and liabilities as of the acquisition dates or assumed at the consolidation of the Operating Partnership were derived using Level 3 inputs.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The carrying amounts of cash and cash equivalents, restricted cash, other assets, variable-rate debt, accounts payable and accrued liabilities, distributions payable and amounts due to affiliates approximate fair value.

The table below summarizes the carrying amounts and fair values of our fixed rate notes payable at June 30, 2026 and December 31, 2025. The estimated fair value of financial instruments is subjective in nature and is dependent on a number of important assumptions, including discount rates and relevant comparable market information associated with each financial instrument. The fair value of the fixed and variable rate notes payable were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The assumptions are considered Level 2 inputs within the fair value hierarchy. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. As of June 30, 2026 and December 31, 2025, we believe the carrying amounts of our variable rate debt are reasonably estimated at their notional amounts as there have been minimal changes to the fixed spread portion of interest rates for similar loans observed in the market, and as the variable portion of our interest rates fluctuate with the associated market indices.

	June 30, 2026		December 31, 2025
	Fair Value	Carrying Value	Fair Value	Carrying Value
Fixed Rate Secured Debt	$136,900,000	$140,148,826	$116,000,000	$120,400,000

During the six months ended June 30, 2026 and 2025, we had interest rate swaps to hedge our interest rate exposure (See Note 6 – Debt and Note 7 – Derivative Instruments). The valuation of these instruments were determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivatives. The analyses reflect the contractual terms of the derivatives, including the period to maturity, and used observable market-based inputs, including interest rate curves and implied volatilities. The fair value of the interest rate hedges were determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash payments.

To comply with GAAP, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of derivative contracts for the effect of non-performance risk, we consider the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although we had determined that the majority of the inputs used to value our derivatives were within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivative utilized Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparties. However, through June 30, 2026, we had assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and determined that the credit valuation adjustment was not significant to the overall valuation of our derivative. As a result, we determined that our derivatives valuation in its entirety was classified in Level 2 of the fair value hierarchy.

Derivative Instruments and Hedging Activities

We record all derivatives on our balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. We may enter into derivative contracts that are intended to economically hedge certain of our risks, even though hedge accounting does not apply or we elect not to apply hedge accounting.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivatives are reported in accumulated other comprehensive loss and is subsequently reclassified into earnings in the period that hedged forecasted transaction affects earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.

Income Taxes

We made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2022. To qualify as a REIT, we must continue to meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the REIT’s ordinary taxable income to stockholders (which is computed without regard to the dividends paid deduction or net capital gains and which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

We filed an election to treat our TRS as a taxable REIT subsidiary. In general, the TRS performs additional services for our customers and generally engages in any real estate or non-real estate related business. The TRS is subject to corporate federal and state income tax. The TRS follows accounting guidance which requires the use of the asset and liability method. Deferred income taxes represent the tax effect of future differences between the book and tax bases of assets and liabilities. Additionally, we own and operate a number of self storage properties located throughout Canada, the income of which is generally subject to income taxes under the laws of Canada.

Any increase or decrease in the deferred tax liability that results from a change in circumstances, and that causes a change in our judgment about expected future tax consequences of events, is included in the tax provision when such changes occur. Deferred income taxes also reflect the impact of operating loss and tax credit carryforwards. A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. Any increase or decrease in the valuation allowance that results from a change in circumstances, and that causes a change in our judgment about the realizability of the related deferred tax asset, is included in the tax provision when such changes occur.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For quarter ended June 30, 2026 and December 31, 2025, the Company have recorded $0 tax expense/(benefit), respectively. The income tax expense/(benefit) differ from the federal statutory tax rate due to non-taxable REIT activities and full valuation allowance.

Uncertain tax positions may arise where tax laws may allow for alternative interpretations or where the timing of recognition of income is subject to judgment. Under ASC Topic 740, tax positions are evaluated for recognition using a more–likely–than–not threshold, and those tax positions requiring recognition are measured at the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. Interest and penalties relating to uncertain tax positions will be recognized in income tax expense when incurred. As of June 30, 2026 and December 31, 2025, the Company had no uncertain tax positions. As of June 30, 2026 and December 31, 2025, the Company had no interest or penalties related to uncertain tax positions. Income taxes payable are classified within accounts payable and accrued liabilities in the consolidated balance sheets. The tax years 2022 through 2025 remains open to examination by the major taxing jurisdictions to which we are subject to.

Note 3. Real Estate Facilities

The following summarizes the activity in real estate facilities during the six months ended June 30, 2025:

Real estate facilities
Balance at December 31, 2025	417,996,717
Disposition of real estate	(28,325,679)
Improvements and additions	1,217,484
Impact of foreign exchange rate changes	(3,533,539)

Balance at June 30, 2026	$387,354,983

Accumulated depreciation
Balance at December 31, 2025	(18,378,567)
Depreciation expense	(5,745,440)
Disposition of real estate	454,316
Impact of foreign exchange rate changes	136,772

Balance at June 30, 2026	$(23,532,919)

There were no acquisitions during the six months ended June 30, 2026.

Disposition of Self Storage Properties

On June 16, 2026, we sold the Spartanburg I, Boiling Springs, and Spartanburg II Properties located in Spartanburg, South Carolina (each of which is defined below in Note 6 – Debt and are collectively referred to as the “Spartanburg Portfolio”) to an affiliate of SmartStop for approximately $29.2 million, which was equal to the purchase price we paid for the properties in December 2025, plus an additional amount to cover certain post-closing adjustments and capital improvements we made to the properties since acquisition. The Spartanburg Portfolio was originally purchased in December 2025 with the intention of engaging in an offering through the Blue Door Sponsor. This transaction was approved by the nominating and corporate governance committees of both our board of directors and the board of directors of SmartStop, including the independent directors. We recognized a gain on disposition of real estate of approximately $0.5 million in connection with this transaction.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 4. Investments in Unconsolidated Real Estate Ventures

We have entered into various agreements with a subsidiary of SmartCentres, an unaffiliated third party, to acquire tracts of land, develop and operate self-storage facilities. As of June 30, 2026, our unconsolidated real estate ventures consist of one operating self storage property in the lease-up phase and two parcels of land that are being developed into self storage facilities.

We account for these investments using the equity method of accounting and they are stated at cost and adjusted for our share of net earnings or losses and reduced by distributions. Equity in earnings (loss) will generally be recognized based on our ownership interest in the earnings (loss) of each of the unconsolidated investments.

The Company’s investments in unconsolidated real estate ventures are summarized as follows:

				Carrying Value of Investment
Unconsolidated Real Estate Venture	Location	Date Real Estate Venture Became Operational	Equity Ownership%	June 30, 2026	December 31, 2025
Victoria	Victoria, British Columbia	Under development	50%	$7,945,701	$6,122,236
Laval	Laval, Quebec	June 2026	50%	8,257,650	5,594,948
New Westminster	New Westminster, British Columbia	Under development	50%	3,013,862	2,979,829

				$19,217,213	$14,697,013

On April 3, 2024, our Operating Partnership (through its subsidiaries) and SmartCentres (through its subsidiaries) acquired an undeveloped tract of land located in Victoria, British Columbia (the “Victoria Land”) from an unaffiliated third party. The Victoria Land is owned by a limited partnership in which we (through our subsidiaries) and SmartCentres (through its subsidiaries) are each a 50% limited partner and each have an equal ranking general partner. At closing, our Operating Partnership (through its subsidiaries) subscribed for 50% of the units of the limited partnership at an agreed upon subscription price of approximately CAD $5.6 million, representing a contribution equivalent to 50% of the purchase price of the Victoria Land. We expect that the limited partnership will develop the Victoria Land into a self storage facility.

On April 24, 2024, our Operating Partnership (through its subsidiaries) and SmartCentres (through its subsidiaries) acquired an undeveloped tract of land located in Laval, Quebec (the “Laval Land”). The Laval Land is owned by a limited partnership in which we (through our subsidiaries) and SmartCentres (through its subsidiaries) are each a 50% limited partner and each have an equal ranking general partner. At closing, our Operating Partnership (through its subsidiaries) subscribed for 50% of the units of the limited partnership at an agreed upon subscription price of approximately CAD $2.3 million, representing a contribution equivalent to 50% of the purchase price of the Laval Land which was contributed by SmartCentres. In June 2026, the Limited Partnership substantially completed construction and commenced operations of a self storage facility located on the Laval Land.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

On June 10, 2025, our Operating Partnership (through its subsidiaries) and SmartCentres (through its subsidiaries) acquired an undeveloped tract of land located in New Westminster, British Columbia (the “New Westminster Land”) from an unaffiliated third party. The New Westminster Land is owned by a limited partnership in which we (through our subsidiaries) and SmartCentres (through its subsidiaries) are each a 50% limited partner and each have an equal ranking general partner. At closing, our Operating Partnership (through its subsidiaries) subscribed for 50% of the units of the limited partnership at an agreed upon subscription price of approximately CAD $3.8 million, representing a contribution equivalent to 50% of the purchase price of the New Westminster Land. We expect that the limited partnership will develop the New Westminster Land into a self storage facility.

Note 5. Delaware Statutory Trust (“DST”) Programs

Blue Door Property I, DST

On August 30, 2024, we, through the Blue Door Sponsor, initiated the Blue Door I Offering to sell up to a maximum aggregate offering amount of approximately $29.8 million of beneficial interests in Blue Door DST I to “accredited investors” in a private offering. Blue Door DST I owns 100% of the beneficial interest in the Virginia Trust and the North Carolina Trust. The Virginia Trust owns the Virginia Property, and the North Carolina Trust owns the North Carolina Property. On July 31, 2024, the Blue Door I Properties were acquired through cash capital contributions from both Blue Door Property Holdings I, LLC, a wholly-owned subsidiary of the Blue Door Sponsor (the “Blue Door I Depositor”), and Blue Door Master Tenant Holdco, LLC, a wholly-owned subsidiary of our Operating Partnership (the “Holdco”). At acquisition of the Blue Door I Properties, the Blue Door I Depositor and Holdco had a beneficial interest of 95% and 5% in Blue Door DST I, respectively. The Blue Door I Offering was conducted for the purpose of returning to the Blue Door I Depositor its capital contributions and reducing Blue Door I Depositor’s beneficial ownership of Blue Door DST I, establishing reserves and paying all related fees and expenses. The Holdco will continue to retain its 5% beneficial interest in Blue Door DST I after the completion of the Blue Door I Offering. As of June 30, 2026, we had sold approximately 95% of the beneficial interests or approximately $28.3 million in Blue Door DST I with the Holdco retaining its beneficial interest of approximately 5% in Blue Door DST I.

On July 31, 2024, the Blue Door I Operating Trusts leased the Blue Door I Properties to Blue Door Property Master Lessee I, LLC, a wholly owned subsidiary of our Holdco (the “Blue Door I Master Tenant”), pursuant to a single master lease agreement (the “Blue Door I Master Lease”). The Blue Door I Master Tenant subleases or rents the storage units and the vehicle storage spaces at the Blue Door I Properties to tenants pursuant to rental agreements. The Blue Door I Master Lease has a term of ten years and will be automatically renewed for three successive five-year terms upon expiration of the initial term provided that the Blue Door I Master Tenant is not in default. The Blue Door I Master Tenant may elect not to renew the Blue Door I Master Lease by providing the Blue Door I Operating Trusts sixty days’ written notice prior to the expiration of the initial term. The term of the Blue Door I Master Lease will terminate upon sales of the Blue Door I Properties. Per the Blue Door I Master Lease, the Blue Door I Master Tenant shall pay to the Blue Door I Operating Trusts an annual rent (the “Blue Door I Base Rent”), an amount equal to 100% of gross income for a year that exceeds the additional rent breakpoint for that year (“Blue Door I Additional Rent”) as well as an amount equal to 80% of gross income for a year that exceeds the bonus rent breakpoint for that year (“Blue Door I Bonus Rent”), if any. On July 31, 2024, the Blue Door I Master Tenant entered into a property management agreement (the “Blue Door I Property Management Agreement”) with Blue Door Property Management, LLC, an affiliate of our Sponsor (the “Blue Door Property Manager”), for the management and operation of the Blue Door I Properties.

The terms of Blue Door DST I are governed by a trust agreement (the “Blue Door DST I Trust Agreement”) and the terms of the Blue Door I Operating Trusts are governed by the trust agreements of the respective Blue

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Door I Operating Trusts (the “Blue Door I Operating Trust Agreements” and together with the Blue Door DST I Trust Agreement, the “Blue Door I Trust Agreements”). Blue Door Property Signatory I, LLC, a wholly owned subsidiary of our Holdco, (the “Blue Door I Signatory Trustee”), is the trust manager under the Blue Door I Trust Agreements and is responsible for the operation of Blue Door DST I and the Blue Door I Operating Trusts. On July 31, 2024, Blue Door DST I entered into an asset management agreement (the “Blue Door I Asset Management Agreement”) with Blue Door Advisors, LLC, a wholly owned subsidiary of our Blue Door Sponsor (the “Blue Door Asset Manager”), for the management of the day-to day affairs of Blue Door DST I and the Blue Door I Operating Trusts.

As of December 31, 2024, the VIE was consolidated in our Consolidated Balance Sheets.

As of December 31, 2025, we had sold an aggregate of 95% of the beneficial interests in Blue Door DST I. As the Company met the power criterion but not the benefits criterion, it is not the primary beneficiary of the VIE and deconsolidated the VIE in November 2025. The Company derecognized the noncontrolling interest in the VIE and no gain or loss was recognized upon deconsolidation.

The Company has the option, but not the obligation, to dispose of the Blue Door I Properties in such manner as it determines at any time and the investors will receive cash consideration that is equivalent to the fair market value of the Blue Door I Properties. The sale of beneficial interests in the Blue Door I Properties are accounted for as a failed sale-leaseback transaction and as such, the Blue Door I Properties will remain on our books and records. The proceeds received from the Blue Door I Offering are accounted for as a financing obligation on the Consolidated Balance Sheets.

Under the Blue Door I Master Lease, we are responsible for subleasing the Blue Door I Properties to tenants, for covering all costs associated with operating the underlying Blue Door I Properties, and for paying Blue Door I Base Rent to Blue Door DST I that ultimately owns such properties. For financial reporting purposes (and not for income tax purposes), the Blue Door I Properties are included in our consolidated financial statements, with the Blue Door I Master Lease rent payments accounted for using the interest method whereby a portion is accounted for as interest expense and a portion is accounted for as a reduction of the outstanding principal balance of the financing obligation.

For financial reporting purposes, the rental revenues and rental expenses associated with the underlying property of each Blue Door I Master Lease are included in the respective line items on our consolidated statements of operations and comprehensive income (loss). All upfront costs incurred for legal work and debt placement costs for Blue Door DST I were recorded as a direct reduction to the proceeds from the beneficial interests issued.

As we are not the primary beneficiary, we have deconsolidated the VIE and then recognized its assets and liabilities since control has not transferred due to the failed sale-leaseback. As of June 30, 2026, the VIE’s total assets were approximately $26.0 million, which primarily related to $23.5 of net real estate investments, approximately $1.8 million of cash and cash equivalents, approximately $0.7 million of other assets and total liabilities of approximately $0.7 million.

Blue Door Property II, DST

On June 27, 2025, we, through the Blue Door Sponsor initiated the Blue Door II Offering to sell up to a maximum aggregate offering amount of approximately $64.8 million of beneficial interests in Blue Door DST II to “accredited investors” in a private offering. Blue Door DST II owns 100% of the beneficial interest in the

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Texas I Trust, the Florida I Trust, and the Texas II Trust. The Texas I Trust owns the Texas I Property, the Florida I Trust owns the Florida I Property, and the Texas II Trust owns the Texas II Property. On February 20, 2025, the Blue Door II Properties were acquired through cash capital contributions from both Blue Door Property Holdings II, LLC, a wholly-owned subsidiary of the Blue Door Sponsor (the “Blue Door II Depositor”), and the Holdco. At acquisition of the Blue Door II Properties, the Blue Door II Depositor and Holdco had a beneficial interest of 99% and 1% in Blue Door DST II, respectively. The Blue Door II Offering is being conducted for the purpose of returning to the Blue Door II Depositor its capital contributions and reducing the Blue Door II Depositor’s beneficial ownership of Blue Door DST II, establishing reserves and paying all related fees and expenses. The Holdco will continue to retain its 1% beneficial interest in Blue Door DST II after the completion of the Blue Door II Offering. As of June 30, 2026, we had sold approximately 43% of the beneficial interests or approximately $27.9 million in Blue Door DST II with the Blue Door II Depositor and Holdco retaining their beneficial interest of approximately 56% and 1% in Blue Door DST II, respectively.

On June 27, 2025, the Blue Door II Operating Trusts leased the Blue Door II Properties to Blue Door Property Master Lessee II, LLC, a wholly owned subsidiary of our Holdco (the “Blue Door II Master Tenant”), pursuant to a single master lease agreement (the “Blue Door II Master Lease”). The Blue Door II Master Tenant subleases or rents the storage units and the vehicle storage spaces at the Blue Door II Properties to tenants pursuant to rental agreements. The Blue Door II Master Lease has term of ten years and will be automatically renewed for three successive five-year terms upon expiration of the initial term provided that the Blue Door II Master Tenant is not in default. The Blue Door II Master Tenant may elect not to renew the Blue Door II Master Lease by providing the Blue Door II Operating Trusts sixty days’ written notice prior to the expiration of the initial term. The term of the Blue Door II Master Lease will terminate upon sales of the Blue Door II Properties. Per the Blue Door II Master Lease, the Blue Door II Master Tenant shall pay to the Blue Door II Operating Trusts an annual rent (the “Blue Door II Base Rent”), an amount equal to 100% of gross income for a year that exceeds the additional rent breakpoint for that year (“Blue Door II Additional Rent”) as well as an amount equal to 80% of gross income for a year that exceeds the bonus rent breakpoint for that year (“Blue Door II Bonus Rent”), if any. On June 27, 2025, the Blue Door II Master Tenant entered into a property management agreement (the “Blue Door II Property Management Agreement”) with the Blue Door Property Manager, for the management and operation of the Blue Door II Properties.

The terms of Blue Door DST II are governed by a trust agreement (the “Blue Door DST II Trust Agreement”) and the terms of the Blue Door II Operating Trusts are governed by the trust agreements of the respective Blue Door II Operating Trusts (the “Blue Door II Operating Trust Agreements” and together with the Blue Door DST II Trust Agreement, the “Blue Door II Trust Agreements”). Blue Door Property Signatory II, LLC, a wholly owned subsidiary of our Holdco, (the “Blue Door II Signatory Trustee”), is the trust manager under the Blue Door II Trust Agreements and is responsible for the operation of Blue Door DST II and the Blue Door II Operating Trusts.

Blue Door Property III, DST

On November 13, 2025, we, through the Blue Door Sponsor initiated the Blue Door III Offering to sell up to a maximum aggregate offering amount of approximately $28.4 million of beneficial interests in Blue Door DST III to “accredited investors” in a private offering. Blue Door DST III owns 100% of the beneficial interest in the Florida II Trust, the Texas III Trust, and the Arizona Trust. The Florida II Trust owns the Florida II Property, the Texas III Trust owns the Texas III Property, and the Arizona Trust owns the Arizona Property. On February 20, 2025 and March 11, 2025, the Blue Door III Properties were acquired through cash capital contributions from both Blue Door Property Holdings III, LLC, a wholly-owned subsidiary of the Blue Door Sponsor (the “Blue Door III Depositor”), and the Holdco. At acquisition of the Blue Door III Properties, the Blue Door III Depositor

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

and Holdco had a beneficial interest of 99% and 1% in Blue Door DST III, respectively. The Blue Door III Offering is being conducted for the purpose of returning to the Blue Door III Depositor its capital contributions and reducing the Blue Door III Depositor’s beneficial ownership of Blue Door DST III, establishing reserves and paying all related fees and expenses. The Holdco will continue to retain its 1% beneficial interest in Blue Door DST III after the completion of the Blue Door III Offering. As of June 30, 2026, we had sold approximately 0.1% of the beneficial interest or approximately $0.1 million in Blue Door DST III with the Blue Door III Depositor and Holdco retained their beneficial interest of approximately 98.9% and 1% in Blue Door DST III, respectively.

On November 13, 2025, each of the Blue Door III Operating Trusts leased its respective Blue Door III Property to a separate master tenant entity wholly owned by our Holdco (collectively, the “Blue Door III Master Tenants”), pursuant to a separate master lease agreement (collectively, the “Blue Door III Master Leases”). The Blue Door III Master Tenants sublease or rent the storage units and the vehicle storage spaces at the Blue Door III Properties to tenants pursuant to rental agreements. The Blue Door III Master Leases each has term of seven years and will be automatically renewed for three successive five-year terms upon expiration of the initial term provided that the Blue Door III Master Tenant is not in default. The Blue Door III Master Tenant may elect not to renew the Blue Door III Master Lease by providing the Blue Door III Operating Trusts sixty days’ written notice prior to the expiration of the initial term. The term of the Blue Door III Master Lease will terminate upon sales of the Blue Door III Properties. Per the Blue Door III Master Lease, the Blue Door III Master Tenant shall pay to the Blue Door III Operating Trusts an annual rent (the “Blue Door III Base Rent”), an amount equal to 100% of gross income for a year that exceeds the additional rent breakpoint for that year (“Blue Door III Additional Rent”) as well as an amount equal to 80% of gross income for a year that exceeds the bonus rent breakpoint for that year (“Blue Door III Bonus Rent”), if any. On November 13, 2025, the Blue Door III Master Tenant has entered into a property management agreement (the “Blue Door III Property Management Agreement”) with the Blue Door Property Manager, for the management and operation of the Blue Door III Properties.

The terms of Blue Door DST III are governed by a trust agreement (the “Blue Door DST III Trust Agreement”) and the terms of the Blue Door III Operating Trusts are governed by the trust agreements of the respective Blue Door III Operating Trusts (the “Blue Door III Operating Trust Agreements” and together with the Blue Door DST III Trust Agreement, the “Blue Door III Trust Agreements”). Blue Door Property Signatory III, LLC, a wholly owned subsidiary of our Holdco, (the “Blue Door III Signatory Trustee”), is the trust manager under the Blue Door III Trust Agreements and is responsible for the operation of Blue Door DST III and the Blue Door III Operating Trusts.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 6. Debt

The Company’s secured debt is summarized as follows:

Debt	June 30, 2026	December 31, 2025	Interest Rate	Maturity Date
Huntington Loan	$22,623,475	$24,845,000	6.40%	12/31/2026
Skymar Loan – Chula Vista	22,858,746	23,066,279	6.00%	2/1/2027
Skymar Loan – Fort Myers	9,262,991	9,343,500	6.10%	6/1/2027
Skymar Loan – Eatontown	9,848,361	9,933,370	6.10%	7/1/2027
Bank of Montreal Loan - Toronto(1)	—	13,370,798	N/A	N/A
Stonebridge Loan - Toronto and Edmonton(2)	21,099,000	—	6.19%	5/1/2029
Skymar Loan - Tamarac	9,684,957	9,750,000	7.38%	12/1/2027
QuadReal Loan – St. Albert(3)	6,034,314	6,258,252	5.46%	9/1/2028
Bank of Montreal – Edmonton(4)	—	6,856,360	N/A	N/A
Stonebridge Loan – Barrie(5)	10,971,480	11,378,640	5.83%	4/1/2028
Stonebridge Loan – Vancouver(6)	13,731,933	14,241,535	5.90%	10/1/2028
Aegon Loan – Houston	18,500,000	18,500,000	4.10%	11/1/2046
SmartStop Loan – Longwood	5,741,931	5,741,931	5.00%	11/13/2032
SmartStop Loan – Dallas	7,792,621	7,792,621	5.00%	11/13/2032
SmartStop Loan – Phoenix	10,656,806	10,656,806	5.00%	11/13/2032
SmartStop Bridge Loan	15,000,000	15,000,000	6.68%	11/13/2026
KeyBank Loan(7)	—	24,498,110	N/A	N/A
Debt Discount, net	(3,659,834)	(3,749,003)
Debt issuance costs, net	(1,507,096)	(1,838,346)

Total Debt	$178,639,685	$205,645,853

(1)

On April 8, 2026, the Bank of Montreal Loan - Toronto Loan was repaid and terminated in accordance with the loan agreement without fees or penalties. The amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2025.

(2)	This fixed rate loan encumbers two properties (Toronto and Vancouver) and the amount shown above is in USD based on the foreign exchange rate in effect as of June 30, 2026.
(3)	This fixed rate loan encumbers our Edmonton, AB property and the amount shown above is in USD based on the foreign exchange rate in effect as of June 30, 2026 and December 31, 2025, respectively.
(4)

On April 8, 2026, the Bank of Montreal Loan - Edmonton Loan was repaid and terminated in accordance with the loan agreement without fees or penalties. The amount shown above is in USD based on the foreign exchange rate in effect as of December 31, 2025.

(5)	This fixed rate loan encumbers our Barrie, ONT property and the amount shown above is in USD based on the foreign exchange rate in effect as of June 30, 2026 and December 31, 2025, respectively.
(6)	This fixed rate loan encumbers our Vancouver, BC property and the amount shown above is in USD based on the foreign exchange rate in effect as of June 30, 2026 and December 31, 2025, respectively.
(7)	On June 16, 2026, the KeyBank Loan was repaid and terminated in accordance with the loan agreement without fees or penalties.

The weighted average interest rate on our consolidated debt, excluding the impact of our interest rate hedging activities, as of June 30, 2026 was approximately 5.85%.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Huntington Loan

On September 16, 2022, we, through two special purpose entities wholly-owned by our Operating Partnership (collectively, the “Borrowers”), entered into a term loan agreement (the “Huntington Loan Agreement”) with Huntington National Bank, a national banking association, as lead arranger and administrative agent for approximately $24.8 million (the “Huntington Loan”). The proceeds of the Huntington Loan were used to pay down the Mezzanine Loan which we drew on to acquire the Lady Lake and Wildwood Properties (described below). The Huntington Loan is secured by a deed of trust on the Lady Lake and Wildwood Properties.

The interest rate on the Huntington Loan is equal to the greater of (i) 3.25% per annum, or (ii) 30-day Secured Overnight Financing Rate (“SOFR”) plus 2.75%. Upon achievement of a debt service coverage ratio of 1.25 to 1.00, the interest rate will be reduced to the greater of (i) 3.00% per annum, or (ii) 30-day SOFR plus 2.50%.

On April 25, 2023, we entered into an amendment to the Huntington Loan (the “Amended Huntington Loan Agreement”) to extend the initial maturity date to April 25, 2026. In connection with the amendment to the Huntington Loan, we also entered into an interest rate swap agreement with a notional amount of approximately $24.8 million with an effective date of May 1, 2023, pursuant to which SOFR is fixed at 3.75% through the initial maturity date of the Huntington Loan. On December 21, 2023, we amended the interest rate swap agreement so SOFR is fixed at 2.75% with an effective date of December 1, 2023 through the initial maturity date of the Huntington Loan.

On June 27, 2024, we amended the interest rate swap agreement so SOFR is fixed at 2.50% with an effective date of June 1, 2024 through the initial maturity date of the Huntington Loan. On December 30, 2024, we amended the interest rate swap agreement so SOFR was fixed at 2.25% with an effective date of December 1, 2024 through May 1, 2026. As of June 30, 2026, the interest rate on the Huntington Loan was 6.48%.

Payments on the Huntington Loan are interest only through December 31, 2026. We may, in certain circumstances, extend the maturity date of the Huntington Loan through April 25, 2028 upon payment of one or more extension fees and the satisfaction of certain financial covenants. Payments due under the Huntington Loan are interest-only during the initial term. If the Huntington Loan is extended, payments will become principal and interest. The Huntington Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Huntington Loan Agreement.

On March 20, 2026, we entered into an amendment to extend the maturity date to December 31, 2026 and we made a principal payment of approximately $1.6 million.

The Huntington Loan Agreement contains certain customary affirmative, negative and financial covenants, agreements, representations, warranties and borrowing conditions, and events of default all as set forth therein. In addition, we and our Operating Partnership serve as limited guarantors with respect to the Huntington Loan. In particular, the financial covenants include a minimum debt-to-equity ratio and minimum net worth and liquid assets requirements applicable to us and our Operating Partnership as guarantors. As of June 30, 2026, we were in compliance with such covenants.

Skymar Loan – Chula Vista

On January 26, 2023, we, through a wholly-owned special purpose entity, entered into a $23.4 million financing with Skymar Capital Corporation (“Skymar”) as lender pursuant to a mortgage loan (the “Skymar

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Chula Vista Loan”). The Skymar Chula Vista Loan is secured by a first mortgage deed of trust on the Chula Vista Property. The proceeds of the Skymar Chula Vista Loan were primarily used to pay down the mezzanine loan proceeds received from SmartStop OP in connection with the Chula Vista Property. The Skymar Chula Vista Loan has a maturity date of February 1, 2027. Monthly payments due under the loan agreement (the “Skymar Chula Vista Loan Agreement”) are interest-only for the first two years, with principal and interest payments thereafter.

The amount outstanding under the Skymar Chula Vista Loan bears interest at an annual fixed rate equal to 6.00%. The Skymar Chula Vista Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Chula Vista Loan Agreement. The loan documents contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Skymar Chula Vista Loan. As of June 30, 2026, we were in compliance with such covenants.

Skymar Loan – Fort Myers

On May 2, 2023, we, through a wholly-owned special purpose entity, entered into an approximately $9.4 million financing with Skymar as lender pursuant to a mortgage loan (the “Skymar Fort Myers Loan”). The Skymar Fort Myers Loan is secured by a first mortgage deed of trust on the Fort Myers Property. The Skymar Fort Myers Loan has a maturity date of June 1, 2027. Monthly payments due under the loan agreement (the “Skymar Fort Myers Loan Agreement”) are interest-only for the first two years, with principal and interest payments thereafter.

The amount outstanding under the Skymar Fort Myers Loan bears interest at an annual fixed rate equal to 6.10%. The Skymar Fort Myers Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Fort Myers Loan Agreement. The loan documents contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Skymar Fort Myers Loan. As of June 30, 2026, we were in compliance with such covenants.

Skymar Loan – Eatontown

On June 7, 2023, we, through a wholly-owned special purpose entity, entered into a $10.0 million financing with Skymar as lender pursuant to a mortgage loan (the “Skymar Eatontown Loan”). The Skymar Eatontown Loan is secured by a first mortgage deed of trust on the Eatontown Property. The Skymar Eatontown Loan has a maturity date of July 1, 2027. Monthly payments due under the loan agreement (the “Skymar Eatontown Loan Agreement”) are interest-only for the first two years, with principal and interest payments thereafter.

The amount outstanding under the Skymar Eatontown Loan bears interest at an annual fixed rate equal to 6.10%. The Skymar Eatontown Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Eatontown Loan Agreement. The loan documents contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Skymar Eatontown Loan. As of June 30, 2026, we were in compliance with such covenants.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Bank of Montreal Loan – Toronto

On June 15, 2023, in connection with the acquisition of the Toronto Property, we, through a special purpose entity formed to acquire and hold the Toronto Property, entered into a term loan with Bank of Montreal (the “Bank of Montreal Toronto Loan”) for approximately CAD $18.8 million, which was secured by a first mortgage lien on the Toronto Property. Under the terms of the loan agreement (the “Bank of Montreal Toronto Loan Agreement”), the interest rate was equal to the one-month Canadian Dollar Offered Rate (“CDOR”), plus 2.50%. In addition, we entered into an interest rate swap agreement with a notional amount of approximately CAD $18.8 million and effective date of June 15, 2023, whereby the CDOR was fixed at approximately 4.8% through June 15, 2026 (the “Bank of Montreal Toronto Swap”). The Bank of Montreal Toronto Loan had an initial term of two years, maturing on June 15, 2025 with a one year extension option. The Bank of Montreal Toronto Loan required monthly payments of interest-only for the first year, and monthly payments of principal and interest thereafter.

On May 24, 2024, we amended the Bank of Montreal Toronto Loan and Bank of Montreal Toronto Swap to reflect the transition from CDOR to the Compounded Canadian Overnight Repo Rate Average (“CORRA”). Effective May 15, 2024, borrowings under the Bank of Montreal Toronto Loan were subject to a variable interest rate equal to the (i) CORRA, (ii) a CORRA adjustment of approximately 0.30%, plus (iii) a spread of approximately 2.50%.

On June 15, 2025, we amended the Bank of Montreal Term Loan Agreement to extend the maturity date to June 15, 2028 (the “Amended Bank of Montreal Toronto Loan”). In addition, we entered into an interest rate swap agreement with a notional amount of approximately CAD $18.5 million and effective date of June 15, 2025, whereby the CORRA was fixed at 3.35% through June 15, 2028 (the “Bank of Montreal Toronto Amended Swap”). The Amended Bank of Montreal Toronto Loan had a term of three years, maturing June 15, 2028. The Bank of Montreal Toronto Loan required monthly payments of principal and interest.

On April 8, 2026, in connection with entering into the Stonebridge Loan – Toronto and Edmonton, the Bank of Montreal Loan – Toronto Loan was repaid in full and terminated without fees or penalties and we settled the CORRA interest rate swap agreement.

Skymar Loan – Tamarac

On November 28, 2023, we, through a wholly-owned special purpose entity, entered into an approximately $9.8 million financing with Skymar as lender pursuant to a mortgage loan (the “Skymar Tamarac Loan”). The Skymar Tamarac Loan is secured by a first mortgage deed of trust on the Tamarac Property. The Skymar Tamarac Loan has a maturity date of December 1, 2027. Monthly payments due under the loan agreement (the “Skymar Tamarac Loan Agreement”) are interest-only for the first two years, with principal and interest payments thereafter.

The amount outstanding under the Skymar Tamarac Loan bears interest at an annual fixed rate equal to approximately 7.38%. The Skymar Tamarac Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Tamarac Loan Agreement. The loan documents contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Skymar Tamarac Loan. As of June 30, 2026, we were in compliance with such covenants.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

SmartStop Bridge Loan – Blue Door DST

On July 31, 2024, in connection with the acquisition of the Blue Door I Properties, the Blue Door Sponsor entered into a bridge loan agreement (the “Blue Door Bridge Loan Agreement”) with SmartStop OP for $20.0 million (the “Blue Door Bridge Loan”). The Blue Door Bridge Loan requires a commitment fee equal to 0.50% of the amount drawn on the Blue Door Bridge Loan. The proceeds of the Blue Door Bridge Loan were contributed to the Blue Door I Operating Trusts to partially fund the acquisition of the Virginia Property and North Carolina Property.

The interest rate on the Blue Door Bridge Loan was a variable rate equal to SOFR plus 3.00% per annum. Payments on the Blue Door Bridge Loan were interest only. The Blue Door Bridge Loan had a maturity date of July 31, 2025 with a six-month extension option. The Blue Door Bridge Loan may be prepaid in whole or in part at any time without fees or penalty and, in certain circumstances, equity interests securing the Blue Door Bridge Loan may be released from the pledge of collateral. Between August and December 2024, we repaid the $17.0 million outstanding balance on the Blue Door Bridge Loan. In January 2025, we repaid the approximately $3.0 million outstanding balance on the Blue Door Bridge Loan and terminated the Blue Door Bridge Loan in accordance with the terms of the Blue Door Bridge Loan Agreement.

QuadReal Loan – St. Albert

On August 9, 2024, we, through a special purpose entity formed to acquire and hold the St. Albert Property, entered into a loan with QuadReal Finance LP (the “QuadReal Loan”) for up to approximately CAD $13.8 million, which is secured by a first mortgage lien on the St. Albert Property. The initial draw was approximately CAD $8.6 million with the remaining approximately CAD $5.2 million available for the expansion of the St. Albert Property subject to the requirements of the loan agreement (the “QuadReal Loan Agreement”). Under the terms of the QuadReal Loan Agreement the interest rate is equal to the one-month Adjusted Term CORRA, plus a spread of 2.90%. The QuadReal Loan has a term of four years, maturing on September 1, 2028. The QuadReal Loan requires monthly payments of interest-only for the life of the QuadReal Loan. On June 30, 2026, the interest rate on the QuadReal Loan was 5.43%.

The loan documents contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. We serve as a full recourse guarantor with respect to the QuadReal Loan. As of June 30, 2026, we were in compliance with such covenants.

SmartStop Mezzanine Loan – Edmonton

On December 16, 2024, in connection with the acquisition of the Edmonton Property, we, through wholly-owned subsidiaries of our Operating Partnership, entered into a loan agreement (the “Edmonton Mezzanine Loan Agreement”) with SmartStop OP, an affiliate of our Sponsor, for $7.0 million (the “Edmonton Mezzanine Loan”). The Edmonton Mezzanine Loan requires a commitment fee equal to 0.50% of the amount drawn on the Edmonton Mezzanine Loan. The proceeds of the Edmonton Mezzanine Loan were used to partially fund the acquisition of the Edmonton Property.

The interest rate on the Edmonton Mezzanine Loan was a variable rate equal to SOFR plus 3.00% per annum. The initial maturity date was March 17, 2025 with a three-month extension option. In January 2025, we repaid the $7.0 million outstanding balance on the Edmonton Mezzanine Loan and terminated the Edmonton Mezzanine Loan in accordance with the terms of the Edmonton Mezzanine Loan Agreement.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Bank of Montreal Loan – Edmonton

On January 10, 2025, we, through a special purpose entity formed to acquire and hold the Edmonton Property, entered into a term loan with Bank of Montreal (the “Bank of Montreal Edmonton Loan”) for CAD $9.4 million, which was secured by a first mortgage lien on the Edmonton Property. Under the terms of the loan agreement (the “Edmonton Loan Agreement”) the interest rate was subject to a variable interest rate equal to the (i) CORRA, (ii) a CORRA adjustment of approximately 0.30%, plus (iii) a spread of 2.45%. In addition, we entered into an interest rate swap agreement with a notional amount of CAD $9.4 million effective February 10, 2025, whereby the CORRA was fixed at approximately 2.80% through the maturity of the Bank of Montreal Edmonton Loan (the “Bank of Montreal Edmonton Swap”) which fixes the all-in interest rate to approximately 5.55%. The Bank of Montreal Edmonton Loan had an initial term of three years, maturing on February 1, 2028 with a one-year extension option. The Bank of Montreal Edmonton Loan required monthly payments of interest-only for the first two and a half years, and monthly payments of principal and interest thereafter.

On April 8, 2026, in connection with entering into the Stonebridge Loan – Toronto and Edmonton, the Bank of Montreal Loan – Edmonton Loan was repaid in full and terminated without fees or penalties and we settled the CORRA interest rate swap agreement.

Stonebridge Loan – Barrie

On March 4, 2025, we, through a special purpose entity formed to acquire and hold the Barrie Property, entered into a term loan with Stonebridge Finance Company of Canada. Inc. (the “Stonebridge Barrie Loan”) for CAD $15.6 million, which is secured by a first mortgage lien on the Barrie Property. Under the terms of the loan agreement (the “Barrie Loan Agreement”), the amount outstanding under the Stonebridge Barrie Loan bears interest at an annual fixed rate equal to approximately 5.83%. The Stonebridge Barrie Loan has a term of three years, maturing on April 1, 2028. The Stonebridge Barrie Loan requires monthly payments of interest-only for the life of the Stonebridge Barrie Loan.

The Barrie Loan Agreement contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, and events of default as set forth in such loan documents. We serve as a limited recourse guarantor with respect to the Stonebridge Barrie Loan. As of June 30, 2026, we were in compliance with such covenants.

SmartStop Mezzanine Loan – Delayed Draw

On June 3, 2025, we, through wholly-owned subsidiaries of our Operating Partnership, entered into a loan agreement (the “Unsecured Mezzanine Loan Agreement”) with SmartStop OP for up to $25.0 million (the “Unsecured Mezzanine Loan”). The Unsecured Mezzanine Loan required a commitment fee equal to 0.50% of the amount drawn on the Unsecured Mezzanine Loan. On June 5, 2025, we borrowed $4.0 million pursuant to the Unsecured Mezzanine Loan. The proceeds of the Unsecured Mezzanine Loan were used to partially fund the acquisition of the New Westminster Land.

On June 20, 2025, in connection with the acquisition of the Houston Property, we drew $9.0 million and $8.0 million between June and August for a total draw of $21.0 million.

The interest rate on the Unsecured Mezzanine Loan was a variable rate equal to SOFR plus 3.00% per annum. Payments on the Unsecured Mezzanine Loan were interest only. The initial maturity date was December 31, 2025 with two six-month extension options. The Unsecured Mezzanine Loan was prepayable in whole or in part at any time without fees or penalty.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

In November 2025, we repaid the $21.0 million outstanding balance on the Unsecured Mezzanine Loan and terminated the Unsecured Mezzanine Loan in accordance with the terms of the Unsecured Mezzanine Loan Agreement.

Aegon Loan – Houston

On June 20, 2025, we, through a wholly-owned special purpose entity, assumed an approximately $18.5 million financing with Transamerica Life Insurance Company as lender pursuant to a mortgage loan (the “Aegon Houston Loan”). The Aegon Houston Loan is secured by a first mortgage deed of trust on the Houston Property. The Aegon Houston Loan has a maturity date of November 1, 2046. Monthly payments due under the loan agreement (the “Aegon Houston Loan Agreement”) are interest-only through November 2028, with principal and interest payments thereafter.

The amount outstanding under the Aegon Houston Loan bears interest at an annual fixed rate equal to approximately 4.10%. The Aegon Houston Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Aegon Houston Loan Agreement. The loan documents contain: customary affirmative and negative covenants; agreements; representations; warranties and borrowing conditions; reserve requirements and events of default all as set forth in such loan documents. In addition, and pursuant to the terms of the limited recourse guaranty, we serve as a non-recourse guarantor with respect to the Aegon Houston Loan. As of June 30, 2026, we were in compliance with such covenants.

SmartStop Mezzanine Loan – Secured

On June 24, 2025, in connection with the land acquisition of the Vancouver Property, we, through wholly-owned subsidiaries of our Operating Partnership, entered into a loan agreement (the “Secured Mezzanine Loan Agreement”) with SmartStop OP for up to $25.0 million (the “Secured Mezzanine Loan”). The Secured Mezzanine Loan required a commitment fee equal to 0.50% of the amount drawn on the Secured Mezzanine Loan. On June 24, 2025, we borrowed $25.0 million pursuant to the Secured Mezzanine Loan. The proceeds of the Secured Mezzanine Loan were used to partially fund the acquisition of the Vancouver Property.

The interest rate on the Secured Mezzanine Loan was a variable rate equal to SOFR plus 3.00% per annum. Payments on the Secured Mezzanine Loan were interest only. The initial maturity date was December 31, 2025 with two six-month extension options. The Secured Mezzanine Loan was prepayable in whole or in part at any time without fees or penalty.

Between September and November 2025, we repaid the $25.0 million outstanding balance on the Secured Mezzanine Loan and terminated the Secured Mezzanine Loan in accordance with the terms of the Secured Mezzanine Loan Agreement.

Stonebridge Loan – Vancouver

On September 3, 2025, we, through a special purpose entity formed to acquire and hold the Vancouver Property, entered into a term loan with Stonebridge Finance Company of Canada. Inc. (the “Stonebridge Vancouver Loan”) for CAD $19.5 million, which is secured by a first mortgage lien on the Vancouver Property. Under the terms of the loan agreement (the “Vancouver Loan Agreement”), the amount outstanding under the Stonebridge Vancouver Loan bears interest at an annual fixed rate equal to approximately 5.90%. The Stonebridge Vancouver Loan has a term of three years, maturing on October 1, 2028. The Stonebridge Vancouver Loan requires monthly payments of interest-only for the life of the Stonebridge Vancouver Loan.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Vancouver Loan Agreement contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, and events of default as set forth in such loan documents. We serve as a limited recourse guarantor with respect to the Stonebridge Vancouver Loan. As of June 30, 2026, we were in compliance with such covenants.

SmartStop Mortgage Loan – Blue Door 460 Florida Central Pkwy, DST

On November 13, 2025, we, through the Florida II Trust, entered into a mortgage loan agreement (the “Longwood Mortgage Loan Agreement”) with SMST Lender, LLC, an affiliate of our Sponsor, for approximately $5.7 million (the “Longwood Mortgage Loan”). The Longwood Mortgage Loan required an origination fee equal to 1.0% and a structuring fee equal to 0.75% of the amount drawn on the Longwood Mortgage Loan. The Longwood Mortgage Loan is secured by a first mortgage deed of trust on the Florida II Property.

The amount outstanding under the Longwood Mortgage Loan bears interest at an annual fixed rate equal to 5.00%. The initial maturity date was November 13, 2032 with two one-year extension options. The Longwood Mortgage Loan is prepayable in whole with a prepayment premium penalty and accrued interest.

The Longwood Mortgage Loan Agreement contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, and events of default as set forth in such loan documents. We serve as a limited recourse guarantor with respect to the Longwood Mortgage Loan. As of June 30, 2026, we were in compliance with such covenants.

SmartStop Mortgage Loan – Blue Door 8110 S Cockrell Hill Rd, DST

On November 13, 2025, in connection with the launch of Blue Door DST III, the Texas III Trust entered into a mortgage loan agreement (the “Dallas Mortgage Loan Agreement”) with SMST Lender, LLC for approximately $7.8 million (the “Dallas Mortgage Loan”). The Dallas Mortgage Loan required an origination fee equal to 1.0% and a structuring fee equal to 0.75% of the amount drawn on the Dallas Mortgage Loan. The Dallas Mortgage Loan is secured by a first mortgage deed of trust on the Texas III Property.

The amount outstanding under the Dallas Mortgage Loan bears interest at an annual fixed rate equal to approximately 5.00%. The initial maturity date was November 13, 2032 with two one-year extension options. The Dallas Mortgage Loan is prepayable in whole with a prepayment premium penalty and accrued interest.

The Dallas Mortgage Loan Agreement contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, and events of default as set forth in such loan documents. We serve as a limited recourse guarantor with respect to the Dallas Mortgage Loan. As of June 30, 2026, we were in compliance with such covenants.

SmartStop Mortgage Loan – Blue Door 4860 N 83rd Ave, DST

On November 13, 2025, in connection with the launch of Blue Door DST III, the Arizona Trust entered into a mortgage loan agreement (the “Phoenix Mortgage Loan Agreement”) with SMST Lender, LLC for approximately $10.7 million (the “Phoenix Mortgage Loan”). The Phoenix Mortgage Loan required an origination fee equal to 1.0% and a structuring fee equal to 0.75% of the amount drawn on the Phoenix Mortgage Loan.

The amount outstanding under the Phoenix Mortgage Loan bears interest at an annual fixed rate equal to approximately 5.00%. The initial maturity date was November 13, 2032 with two one-year extension options.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Phoenix Mortgage Loan is prepayable in whole with a prepayment premium penalty and accrued interest. The Phoenix Mortgage Loan is secured by a first mortgage deed of trust on the Arizona Property.

The Phoenix Mortgage Loan Agreement contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, and events of default as set forth in such loan documents. We serve as a limited recourse guarantor with respect to the Phoenix Mortgage Loan. As of June 30, 2026, we were in compliance with such covenants.

SmartStop Bridge Loan – DST

On November 13, 2025, in connection with the acquisition of the launch of Blue Door DST III, the Blue Door Sponsor entered into a bridge loan agreement (the “SmartStop Bridge Loan Agreement”) with SmartStop OP for $15.0 million (the “SmartStop Bridge Loan”). The SmartStop Bridge Loan required a commitment fee equal to 0.50% of the amount drawn on the SmartStop Bridge Loan. The proceeds of the SmartStop Bridge Loan were partially used to repay the Unsecured Mezzanine Loan.

The interest rate on the SmartStop Bridge Loan is a variable rate equal to SOFR plus 3.00% per annum. Payments on the SmartStop Bridge Loan are interest only. The SmartStop Bridge Loan has a maturity date of November 13, 2026 with a six-month extension option. The SmartStop Bridge Loan may be prepaid in whole or in part at any time without fees or penalty and, in certain circumstances, equity interests securing the SmartStop Bridge Loan may be released from the pledge of collateral. On June 30, 2026, the interest rate on SmartStop Bridge Loan was 6.66%.

KeyBank Loan

On December 18, 2025, in connection with the acquisition of the Spartanburg Portfolio, the TRS entered into a loan agreement (the “KeyBank Term Loan Agreement”) with KeyBank National Association (the “KeyBank Term Loan”) for $25.0 million, which is secured by available equity interests in Blue Door DST II and Blue Door DST III. The proceeds of the KeyBank Term Loan were used to partially fund the acquisition of the Spartanburg Portfolio.

The interest rate on the KeyBank Term Loan was a variable rate equal to SOFR plus 2.75% per annum. Payments on the KeyBank Term Loan were interest only. The KeyBank Term Loan had a maturity date of June 18, 2026 with a six-month extension option. The KeyBank Term Loan must be repaid in whole or in part from the issuance of equity interests in the Blue Door DSTs. Between December 2025 and April 2026, we repaid the $20.0 million outstanding balance on the KeyBank Term Loan. On June 16, 2026, in conjunction with the sale of the Spartanburg Portfolio, the KeyBank Loan was repaid in full and terminated without fees or penalties.

SmartStop Mortgage Loan– Blue Door 1640 John B White Sr Blvd, DST

On January 28, 2026, we, through a special purpose entity, Blue Door 1640 John B White Sr Blvd, DST, entered into a mortgage loan agreement (the “Spartanburg I Mortgage Loan Agreement”) with SMST Lender, LLC, an affiliate of our Sponsor, for approximately $7.5 million (the “Spartanburg I Mortgage Loan”). The Spartanburg Mortgage Loan required an original fee equal to 2.25% and a structuring fee equity to 0.75% of the amount drawn on the Spartanburg I Mortgage Loan. The Spartanburg Mortgage Loan was secured by a first mortgage deed of trust on the Spartanburg I Property.

The amount outstanding under the Spartanburg I Mortgage Loan bore interest at an annual fixed rate equal to 5.00%. The initial maturity date was January 28, 2033 with two one-year extension options. The Spartanburg I Mortgage Loan was prepayable in whole with a prepayment premium penalty and accrued interest.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

On June 16, 2026, in conjunction with the disposition of the Spartanburg Portfolio, we repaid the $7.5 million outstanding balance on the Spartanburg I Mortgage Loan and terminated the Spartanburg Mortgage Loan in accordance with the Spartanburg I Mortgage Loan Agreement.

SmartStop Mortgage Loan– Blue Door 112 McCullugh Rd, DST

On January 28, 2026, we, through a special purpose entity, Blue Door 112 McCullugh Rd, DST, entered into a mortgage loan agreement (the “Boiling Springs Mortgage Loan Agreement”) with SMST Lender, LLC, an affiliate of our Sponsor, for approximately $4.1 million (the “Boiling Springs Mortgage Loan”). The Boiling Springs Mortgage Loan required an origination fee equal to 2.25% and a structuring fee equal to 0.75% of the amount drawn on the Boiling Springs Mortgage Loan. The Boiling Springs Mortgage Loan was secured by a first mortgage deed of trust on the Boiling Springs Property.

The amount outstanding under the Boiling Springs Mortgage Loan bore interest at an annual fixed rate equal to 5.00%. The initial maturity date was January 28, 2033 with two one-year extension options. The Boiling Springs Mortgage Loan was prepayable in whole with a prepayment premium penalty and accrued interest.

On June 16, 2026, in conjunction with the disposition of the Spartanburg Portfolio, we repaid the $4.1 million outstanding balance on the Boiling Springs Mortgage Loan and terminated the Boiling Springs Mortgage Loan in accordance with the Boiling Springs Mortgage Loan Agreement.

SmartStop Mortgage Loan– Blue Door 899 E. Main St, DST

On January 28, 2026, we, through a special purpose entity, Blue Door 899 E. Main St, DST, entered into a mortgage loan agreement (the “Spartanburg II Mortgage Loan Agreement”) with SMST Lender, LLC, an affiliate of our Sponsor, for approximately $4.5 million (the “Spartanburg II Mortgage Loan”). The Spartanburg II Mortgage Loan required an origination fee equal to 2.25% and a structuring fee equal to 0.75% of the amount drawn on the Spartanburg II Mortgage Loan. The Spartanburg II Mortgage Loan was secured by a first mortgage deed of trust on the Spartanburg II Property.

The amount outstanding under the Spartanburg II Mortgage Loan bore interest at an annual fixed rate equal to 5.00%. The initial maturity date was January 28, 2033 with two one-year extension options. The Spartanburg II Mortgage Loan was prepayable in whole with a prepayment premium penalty and accrued interest.

On June 16, 2026, in conjunction with the disposition of the Spartanburg Portfolio, we repaid the $4.5 million outstanding balance on the Spartanburg II Mortgage Loan and terminated the Spartanburg II Mortgage Loan in accordance with the Spartanburg II Mortgage Loan Agreement.

Stonebridge Loan – Toronto and Edmonton

On April 8, 2025, we, through two special purpose entities formed to acquire and hold the Toronto and Edmonton Properties, entered into a term loan with Stonebridge Finance Company of Canada. Inc. (the “Stonebridge Toronto and Edmonton Loan”) for CAD $30.0 million, which is secured by a first mortgage lien on the Toronto and Edmonton Properties. Under the terms of the loan agreement (the “Toronto and Edmonton Loan Agreement”), the amount outstanding under the Stonebridge Toronto and Edmonton Loan bears interest at an annual fixed rate equal to approximately 6.19%. The Stonebridge Toronto and Edmonton Loan has a term of three years, maturing on May 1, 2029. The Stonebridge Toronto and Edmonton Loan requires monthly payments of interest-only for the life of the Stonebridge Toronto and Edmonton Loan.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Toronto and Edmonton Loan Agreement contains customary affirmative and negative covenants, agreements, representations, warranties and borrowing conditions, and events of default as set forth in such loan documents. We serve as a limited recourse guarantor with respect to the Stonebridge Toronto and Edmonton Loan. As of June 30, 2026, we were in compliance with such covenants.

The following table presents the future principal payment requirements on outstanding secured debt as of June 30, 2026:

2026	$38,066,420
2027	51,212,111
2028	30,773,192
2029	21,534,161
2030	453,342
Thereafter	41,767,390

Total payments	183,806,616
Debt Discount, net	(3,659,834)
Debt issuance costs, net	(1,507,097)

Total	$178,639,685

Note 7. Derivative Instruments

Interest Rate Derivatives

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we use interest rate swaps as part of our interest rate risk management strategy. The effective portion of the change in the fair value of the derivative that qualifies as a cash flow hedge is recorded in accumulated other comprehensive income (loss) (“AOCI”) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on our variable-rate debt.

As of June 30, 2026, we held no derivative financial instruments.

The following table summarizes the terms of our derivative financial instruments as of December 31, 2025:

	Notional Amount	Strike	Effective Date	Maturity Date
Interest Rate Derivatives:
CORRA Swap – Bank of Montreal Loan(1)	$18,500,000	3.35%	June 15, 2025	June 15, 2028
CORRA Swap – Bank of Montreal Loan(1)	$9,400,000	2.80%	February 01, 2025	February 01, 2028
SOFR Swap – Huntington Loan(2)	$24,845,000	2.25%	December 01, 2024	May 01, 2026

(1)

Notional amount was denominated in CAD and was designated as a cash flow hedge. These swaps were both settled on April 8, 2026 in conjunction with the repayment of the respective Bank of Montreal Loan.

(2)	Notional amount was denominated in USD and was designated as a cash flow hedge.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The following table presents a gross presentation of the fair value of our derivative financial instruments as well as their classification on our consolidated balance sheets:

	Asset/Liability Derivatives Fair Value
	June 30, 2026	December 31, 2025
Interest Rate Hedges:
Other assets	$—	$112,752
Accounts payable and accrued liabilities	$—	$250,654

The following table presents the effects of our derivative financial instruments on our consolidated statements of operations for the periods presented:

	Gain (loss) recognized in OCI for the three months ended June 30,		Location of amounts reclassified from OCI into income	Gain (loss) reclassified from OCI for the three months ended June 30,		Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative for the three months ended June 30,
Type	2026	2025		2026	2025		2026	2025
Interest Rate Swaps	$(33,091)	$21,998	Interest Expense	$(58,660)	$(30,511)	Interest Expense	$6,836	$—

	$(33,091)	$21,998		$(58,660)	$(30,511)		$6,836	$—

	Gain (loss) recognized in OCI for the six months ended June 30,		Location of amounts reclassified from OCI into income	Gain (loss) reclassified from OCI for the six months ended June 30,		Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative for the six months ended June 30,
Type	2026	2025		2026	2025		2026	2025
Interest Rate Swaps	$33,856	$(86,835)	Interest Expense	$(156,395)	$(53,845)	Interest Expense	$6,836	$—

	$33,856	$(86,835)		$(156,395)	$(53,845)		$6,836	$—

Note 8. Preferred equity

Issuance of Preferred Stock of Our Company

On February 4, 2025, we issued $100.0 million in shares (the “Preferred Shares”) of our new Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”) pursuant to a preferred stock purchase agreement (the “Series A Preferred Stock Purchase Agreement”) with Extra Space Storage LP (the “Investor”), a subsidiary of Extra Space Storage Inc. (NYSE: EXR). We paid the Investor an investment fee equal to 0.50% of the aggregate purchase price at closing.

The Series A Preferred Stock Purchase Agreement provides that the purchase price for the Preferred Shares shall be equal to $1,000 per share (the “Purchase Price”). The terms of the Series A Convertible Preferred Stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, are set forth in the articles supplementary for the Series A Convertible Preferred Stock (the “Series A Articles Supplementary”), which are described in more detail below.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

In connection with the issuance of the Series A Convertible Preferred Stock, and in certain other limited circumstances, we permitted the Investor, or any entity that beneficially owns or constructively owns shares of our stock as a result of the Investor’s ownership of Series A Convertible Preferred Stock, to beneficially own and constructively own the Series A Convertible Preferred Stock issued to the Investor pursuant to the Series A Preferred Stock Purchase Agreement and any Common Stock issued upon conversion of the Series A Convertible Preferred Stock.

On February 3, 2025, in connection with the issuance of the Series A Convertible Preferred Stock, we filed the Series A Articles Supplementary with the State Department of Assessments and Taxation of Maryland, to classify and designate 100,000 authorized but unissued shares of preferred stock as the “Series A Convertible Preferred Stock.” The Series A Articles Supplementary sets forth the key terms of the Series A Convertible Preferred Stock which are summarized below.

As set forth in the Series A Articles Supplementary, the Series A Convertible Preferred Stock ranks senior to the Common Stock, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up. Dividends payable on each share of Series A Convertible Preferred Stock will initially be equal to a rate of 8.85% per annum. If the Series A Convertible Preferred Stock has not been redeemed on or prior to the fifth anniversary of the issuance of the Preferred Shares pursuant to the Series A Preferred Stock Purchase Agreement, the dividend rate will increase an additional 0.75% per annum each year thereafter to a maximum of 11.0% per annum until the tenth anniversary of the issuance of the Preferred Shares pursuant to the Series A Preferred Stock Purchase Agreement, at which time the dividend rate shall increase 0.75% per annum each year thereafter until the Series A Convertible Preferred Stock is redeemed or repurchased in full.

Upon any voluntary or involuntary liquidation, dissolution or winding up, the holders of Series A Convertible Preferred Stock will be entitled to receive a payment equal to the greater of (i) the aggregate Purchase Price of all outstanding Preferred Shares (the “Series A Preferred Stock Liquidation Amount”), plus an amount equal to any accrued and unpaid dividends and other distributions (whether or not accumulated or authorized and declared) to the date of payment and (ii) the amount that that would have been payable had the Preferred Shares been converted into Common Stock pursuant to the terms of the Series A Articles Supplementary immediately prior to such liquidation.

Subject to certain additional redemption rights, as described herein, we have the right to redeem the Series A Convertible Preferred Stock for cash at any time following the third anniversary of the issuance of the Preferred Shares pursuant to the Series A Preferred Stock Purchase Agreement. The amount of such redemption will be equal to the aggregate Purchase Price of all outstanding Preferred Shares, plus applicable redemption premium as set forth in the Series A Articles Supplementary (together, the “Redemption Price”) and an amount equal to any accrued and unpaid dividends and distributions on the Series A Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the redemption date. Upon the listing of Common Stock on a national securities exchange (the “Listing”), we have the right to redeem any or all outstanding Series A Convertible Preferred Stock at an amount equal to the greater of (i) the amount that the holders of such Preferred Shares would have received had such Preferred Shares been converted into Common Stock pursuant to the terms of the Series A Articles Supplementary immediately prior to the initial Listing, and then all of such Preferred Shares had been sold in the initial Listing, up to the Conversion Value Limitation (as described herein), or (ii) the Redemption Price, in each case, plus an amount equal to any accrued and unpaid dividends and distributions on the Series A Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the date of initial Listing. The Conversion Value Limitation is an amount per share determined using an as-converted value limitation equal to a premium of $26.5 million if any or all 100,000 shares of Series

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

A Convertible Preferred Stock are issued and outstanding. Upon a change of control event, we have the right to redeem any or all outstanding Series A Convertible Preferred Stock at an amount equal to the greater of (i) the amount that the holders of such Preferred Shares would have received had the Preferred Shares been converted into Common Stock pursuant to the terms of the Series A Articles Supplementary immediately prior to such change of control, up to the Conversion Value Limitation or (ii) the Redemption Price, in each case, plus an amount equal to any accrued and unpaid dividends and distributions up to the redemption date. In addition, subject to certain cure provisions, if we fail to maintain our status as a real estate investment trust, the holders of Series A Convertible Preferred Stock have the right to require us to repurchase the Series A Convertible Preferred Stock at an amount equal to the Redemption Price plus an amount equal to any accrued and unpaid dividends and distributions on the Series A Convertible Preferred Stock (whether or not accumulated or authorized and declared) up to the redemption date.

At any time after the earlier to occur of (i) the third anniversary of the issuance of the Preferred Shares is issued pursuant to the Series A Preferred Stock Purchase Agreement or (ii) 180 days after an initial Listing, the holders of Series A Convertible Preferred Stock have the right to convert any or all of the Series A Convertible Preferred Stock held by such holders into Common Stock at a rate per share equal to the quotient obtained by dividing the Series A Convertible Preferred Stock Liquidation Amount, plus an amount equal to any accrued and unpaid dividends or other distributions (whether or not accumulated or authorized and declared), by the conversion price. The conversion price is initially $10.75, and may be adjusted in connection with stock splits, stock dividends and other similar transactions. In no event will the value of the Common Stock issued by us upon conversion of the Series A Convertible Preferred Stock into Common Stock exceed the Conversion Value Limitation.

The holders of Series A Convertible Preferred Stock are not entitled to vote on any matter submitted to a vote of our stockholders, except that in the event that the dividend for the Series A Convertible Preferred Stock has not been paid for at least four quarterly dividend periods (whether or not consecutive), the holders of Series A Convertible Preferred Stock have the right to vote together with the holders of Common Stock as a single class on any matter submitted to a vote of our stockholders. The number of votes applicable to a share of Series A Convertible Preferred Stock will be equal to the number of shares of Common Stock into which a share of Series A Convertible Preferred Stock could have been converted as of the record date set for purposes of such stockholder vote. This foregoing limited voting right shall cease when all past dividend periods have been paid in full. In addition, the affirmative vote of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock is required in certain customary circumstances, as well as other circumstances, such as (i) our real estate portfolio exceeding a leverage ratio of 60% loan-to-value, (ii) entering into certain transactions with our Chief Executive Officer as of the date of the Purchase Agreement, or any entities in which such person has a controlling interest (excluding certain self-storage real estate programs sponsored by our sponsor or us), (iii) effecting a merger (or similar) transaction with an entity whose assets are not at least 80% self storage related, (iv) entering into any line of business other than self storage and ancillary businesses, unless such ancillary business represents revenues of less than 10% of the our revenues for our last fiscal year and (v) permitting any individual other than H. Michael Schwartz to (A) serve as our Chairman or any similar role or (B) otherwise perform any of the duties typically performed by Mr. Schwartz in his capacity as Chairman as of the date of the Series A Preferred Stock Purchase Agreement.

As of June 30, 2026, there were 100,000 Preferred Shares outstanding with an aggregate liquidation preference of approximately $102.2 million, which consists of $100 million from the initial closing and approximately $2.2 million of accumulated and unpaid distributions.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 9. Related Party Transactions

Fees to Affiliates

Our Advisory Agreement with our Advisor and our Dealer Manager Agreements with our Dealer Manager entitles our Advisor and our Dealer Manager to specified fees upon the provision of certain services with regard to the Private Offering, the Blue Door II and III Offerings and investment of funds in real estate properties, among other services, as well as reimbursement for organization and offering costs incurred by our Advisor on our behalf and reimbursement of certain costs and expenses incurred by our Advisor in providing services to us.

Organization and Offering Costs

Organization and offering costs of the offerings may be paid by our Advisor on our behalf and reimbursed to our Advisor from the proceeds of our offerings. Organization and offering costs consist of all expenses (other than sales commissions, and the dealer manager fee) to be paid by us in connection with the offerings, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and other accountable organization and offering expenses, including, but not limited to, (i) amounts to reimburse our Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our Advisor and its affiliates in connection with registering and marketing our shares; (ii) technology costs associated with the offerings; (iii) our costs of conducting our training and education meetings; (iv) our costs of attending retail seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses.

Advisory Agreement

We do not have any employees. Our Advisor is primarily responsible for managing our business affairs and carrying out the directives of our board of directors. Our Advisor receives various fees and expenses under the terms of our Advisory Agreement. As discussed above, we will be required under our Advisory Agreement to reimburse our Advisor for organization and offering costs.

Our Advisor receives acquisition fees equal to 1.0% of the contract purchase price of each property we acquire plus reimbursement of any acquisition expenses our Advisor incurs. Our Advisor also receives a monthly asset management fee equal to 0.0625%, which is one-twelfth of 0.75%, of our aggregate asset value, as defined. Under our Advisory Agreement, our Advisor will receive a disposition fee equal to 1.5% of the contract sales price of each property sold.

Our Advisor may also be entitled to various subordinated distributions under our operating partnership agreement if we (1) list our shares of common stock on a national exchange, (2) terminate or do not renew the Advisory Agreement, (3) liquidate our portfolio, or (4) effect a merger or other corporate reorganization.

Our Advisory Agreement provides for reimbursement of our Advisor’s direct and indirect costs of providing administrative and management services to us. Our Advisory Agreement shall continue in force until December 31, 2031. Thereafter, our Advisory Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties.

Property Management Agreements

Each of our self storage properties is managed by our Property Manager or Blue Door Property Manager, (collectively, the “Property Managers”) under separate property management agreements. Under each agreement,

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

our Property Managers receives a fee for their services in managing our properties, generally equal to the greater of $3,000 or 6% of the gross revenues from the properties plus reimbursement of the Property Managers’ costs of managing the properties. In addition, our Property Managers or an affiliate has the exclusive right to offer tenant insurance plans, tenant protection plans or similar programs (collectively “Tenant Programs”) to customers at our properties and is entitled to substantially all of the benefits of such Tenant Programs. The property management agreements have a three-year term and automatically renew for successive three year periods thereafter, unless we or our Property Managers provide prior written notice at least 90 days prior to the expiration of the term. After the end of the initial three year term, either party may terminate a property management agreement generally upon 60 days’ prior written notice. With respect to each new property we acquire for which we enter into a property management agreement with our Property Managers we also pay our Property Managers a one-time start-up fee in the amount of $3,750.

All of our properties are operated under the “SmartStop® Self Storage” brand. An affiliate of our Sponsor owns the rights to the “SmartStop® Self Storage” brand.

Pursuant to the terms of the agreements described above, the following table summarizes related party costs incurred and paid by us for the year ended December 31, 2025 and six months ended June 30, 2026 as well as any related amounts payable, which are included in due to affiliates in the accompanying consolidated balance sheets as of December 31, 2025 and June 30, 2026:

	Year Ended December 31, 2025			For the six months ended June 30, 2026
	Incurred	Paid	Payable	Incurred	Paid	Payable
Expensed
Operating expenses (including organizational costs)	$6,934,229	$4,824,501	$3,810,222	$6,288,274	$1,487,740	$8,610,756
Asset management fees	1,944,924	40,897	2,028,188	1,112,495	—	3,140,683
Property management fees	1,363,004	18,464	1,439,924	846,177	—	2,286,101
Acquisition expenses (1)	568,027	352,399	346,330	212,455	—	558,785
Capitalized
Acquisition related (2)	10,583,139	3,079,839	8,187,975	480,976	480,976	8,187,975
Additional Paid-in Capital
Offering costs	43,190	26,636	43,190	1,828	—	45,018

Total	$21,436,513	$8,342,736	$15,855,829	$8,942,205	$1,968,716	$22,829,318

(1)	Amounts include third party acquisition expenses paid by our Sponsor and reimbursed by the Company.
(2)

Amounts include acquisition and loan commitment fees paid to our Sponsor, third-party acquisition expenses paid by our Sponsor and third-party earnest money deposits paid by our Sponsor and reimbursed by the Company.

Tenant Programs

We may offer Tenant Programs to customers at our properties pursuant to which our Property Manager or an affiliate is entitled to substantially all of the net revenue attributable to the sale of Tenant Programs at our properties.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

In order to protect the interest of the Property Manager in receiving these revenues in light of the fact that we control the properties and, hence, the ability of the Property Manager to receive such revenues, we and an affiliate of our Property Manager agreed to transfer our respective rights in such revenue to a joint venture entity owned 0.1% by our TRS subsidiary and 99.9% by our Property Manager’s affiliate (the “PM Affiliate”). Under the terms of the operating agreement of the joint venture entity, dated May 18, 2022 (the “JV Agreement”), our TRS receives 0.1% of the net revenues generated from such Tenant Programs and the PM Affiliate receives the other 99.9% of such net revenues. The JV Agreement further provides, among other things, that if a member or its affiliate terminates all or substantially all of the property management agreements or defaults in its material obligations under the JV Agreement or undergoes a change of control, as defined, (the “Triggering Member”), the other member generally shall have the right (but not the obligation) to either (i) sell all of its interest in the joint venture to the Triggering Member at fair market value (as agreed upon or as determined under an appraisal process) or (ii) purchase all of the Triggering Member’s interest in the joint venture at 95% of fair market value. For the six months ended June 30, 2026 and 2025, an affiliate of our Property Manager received net revenue from this joint venture of approximately $430,000 and $325,000, respectively.

Storage Auction Program

Our Sponsor owns a minority interest in a company that owns 50% of an online auction company (the “Auction Company”) that serves as a web portal for self storage companies to post their auctions for the contents of abandoned storage units online instead of using live auctions conducted at the self storage facilities. The Auction Company receives a service fee for such services. During the six months ended June 30, 2026 and 2025, we paid approximately $1,700 and $1,200, respectively, in fees to the Auction Company related to our properties. Our properties will receive the proceeds from such online auctions.

Equity Investment in Strategic Storage Trust X

On October 29, 2025, we, through one of our subsidiaries, entered into a preferred unit purchase agreement with Strategic Storage Operating Partnership X, L.P. (or “SST X OP”) for 72,000 Series B Cumulative Preferred units of limited partnership interest in SST X OP (the “Series B Preferred Units”), for $1.8 million. Distributions on the Series B Preferred Units are cumulative from the date of issuance and are payable monthly in arrears. Distributions are payable at a rate of: (a) 6% per annum from the date of issuance until the second anniversary after the date of issuance; (b) 7% per annum commencing the day following the second anniversary after the date of issuance until the third anniversary after the date of issuance; (c) 8% per annum commencing the day following the third anniversary after the date of issuance until the fourth anniversary after the date of issuance; and (d) 9% per annum thereafter. The Series B Preferred Units require an investment fee equal to 1.0% of the amount invested at any closing. Additionally, the Series B Preferred Units incur payment-in-kind interest at a rate of 1.5% per annum, which shall accrue until the redemption or repurchase of such Series B Preferred Units. As of June 30, 2026, we had purchased an aggregate of 72,000 Series B Preferred Units for $1.8 million, which is included in Other Assets, net on the accompanying consolidated balance sheet.

Note 10. Commitments and Contingencies

Distribution Reinvestment Plan

We adopted the DRP that allows our stockholders to have distributions otherwise distributable to them invested in additional shares of our common stock. The plan became effective on the date of commencement of our Private Offering. No sales commission or dealer manager fee will be paid on shares sold through the DRP. We may amend or terminate the DRP for any reason at any time upon 10 days’ prior written notice to stockholders. The DRP sets the price for our shares to be equal to 95% of the then-current per share offering price of the Company’s common stock.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

As of June 30, 2026, we have sold approximately 1.3 million shares through our DRP Offering.

In connection with the Merger, on July 14, 2026, the board of directors approved the suspension of the DRP with an effective date of July 14, 2026. Therefore, further distributions will be paid in cash to all stockholders unless and until the DRP is reinstated. The Board may amend, suspend or terminate the DRP for any reason upon 10 days’ written notice to the participants of the DRP.

Share Redemption Program

We adopted the SRP that enables stockholders to sell their shares to us in limited circumstances. As long as our common stock is not listed on a national securities exchange or over-the-counter market, our stockholders who have held their stock for at least one year may be able to have all or any portion of their shares of stock redeemed by us. We may redeem the shares of stock presented for redemption for cash to the extent that we have sufficient funds available to fund such redemption.

Our board of directors may amend, suspend or terminate the SRP with 30 days’ notice to our stockholders. We may provide this notice by a separate mailing to our stockholders.

On July 14, 2026, in connection with the pending Merger, the Company’s board of directors approved the suspension of our share redemption plan effective August 13, 2026. Accordingly, all pending redemption requests will not be redeemed, nor will any additional such requests received hereafter be redeemed, until further notice. The SRP shall remain suspended as discussed above until such time, if any, as the Company’s board of directors may approve the resumption of the SRP.

The repurchase price will depend on the length of time the stockholder has held such shares as follows: (i) 90% of the redemption amount after one year from purchase date, (ii) 92.5% of the redemption amount after two years from purchase date, (iii) 95% of the redemption amount after three years from purchase date, and (iv) 100% of the redemption amount after four years from purchase date. As long as we are engaged in an offering, the redemption amount shall equal the lesser of the amount the stockholder paid for their shares or the price per share in the offering. If we are no longer engaged in an offering, our board of directors will determine the redemption amount.

There are several limitations on our ability to redeem shares under the SRP including, but not limited to:

•

Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” (as defined under the SRP) or bankruptcy, we may not redeem shares until the stockholder has held his or her shares for one year.

•	During any calendar year, we will not redeem in excess of 5% of the weighted-average number of shares outstanding during the prior calendar year.

•	The cash available for redemption is limited to the proceeds from the sale of shares pursuant to our DRP.

•

We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

For the six months ended June 30, 2026, we received redemption requests totaling approximately $2.3 million, approximately $1.7 million was fulfilled during the six months ended June 30, 2026 and the

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

remaining approximately $0.6 million was included in accounts payable and accrued liabilities as of June 30, 2026 and fulfilled in July 2026. For the six months ended June 30, 2025, we received redemption requests totaling approximately $1.1 million, approximately $0.9 million was fulfilled during the six months ended June 30, 2025 and the remaining approximately $0.2 million was included in accounts payable and accrued liabilities as of June 30, 2025 and fulfilled in July 2025.

Operating Partnership Redemption Rights

The limited partners of our Operating Partnership have the right to cause our Operating Partnership to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares, or, at our option, we may purchase their limited partnership units by issuing one share of our common stock for each limited partnership unit redeemed. These rights may not be exercised under certain circumstances that could cause us to lose our REIT election. Furthermore, limited partners may exercise their redemption rights only after their limited partnership units have been outstanding for one year. SSA is prohibited from exchanging or otherwise transferring its limited partnership units so long as our Advisor is acting as our Advisor pursuant to our Advisory Agreement.

Other Contingencies

From time to time, we are party to legal proceedings that arise in the ordinary course of our business. We are not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.

Note 11. Declaration of Distributions

Cash Distribution Declaration

On March 27, 2026, our board of directors authorized a daily distribution rate of approximately $0.001370 per day per share for stockholders as of the close of each business day of the period commencing on April 1, 2026 and ending on June 30, 2026.

On June 29, 2026, the board of directors authorized a daily distribution rate of approximately $0.001370 per day per share for stockholders as of the close of each business day of the period commencing on July 1, 2026 and ending on September 30, 2026.

Note 12. Subsequent Events

Potential Merger with Strategic Storage Trust VI, Inc.

On July 14, 2026, the Company, SST VI and Merger Sub entered into the Merger Agreement in connection with the Merger. The Merger Agreement provides that SST VI will acquire the Company by way of a merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity in the Merger. The special committee (the “Committee”) of our board of directors, our board of directors, the special committee of the board of directors of SST VI and the board of directors of SST VI have approved the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Merger Effective Time”), (i) each share of common stock issued and outstanding

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

immediately prior to the Merger Effective Time will be converted into the right to receive 1.0 shares of SST VI’s Class A Common Stock, $0.001 par value per share (the “SST VI Common Stock”), subject to the treatment of fractional shares in accordance with the Merger Agreement and (ii) each share of our Series A Convertible Preferred Stock automatically will be converted into the right to receive a share of Series G Convertible Preferred Stock, $0.001 par value per share, of SST VI, a newly designated series of preferred stock of SST VI having powers, preferences, privileges and rights substantially the same as those of the Series A Preferred Stock (the “SST VI Series G Preferred Stock”, and such right to receive the SST VI Common Stock and SST VI Series G Preferred Stock (collectively, “Merger Consideration”). Immediately prior to the Merger Effective Time, each restricted share of SSGT III Common Stock granted under the Company’s Employee and Director Long-Term Incentive Plan will become fully vested and non-forfeitable, and at the Merger Effective Time will be converted into the right to receive the Merger Consideration.

The Merger Agreement contains customary representations, warranties and covenants, including covenants relating to the conduct of the respective businesses of the Company and SST VI during the period between the execution of the Merger Agreement and the earlier of the completion of the Merger or the termination of the Merger Agreement in accordance with its terms. The closing of the Merger (the “Merger Closing”) is subject to and conditioned on the approval of the Merger by the affirmative vote of holders of not less than a majority of all outstanding shares of our common stock (the “Stockholder Approval”). Pursuant to the terms of the Merger Agreement, the Merger Closing is also subject to other customary conditions, including the delivery of certain documents and legal opinions, the accuracy of the representations and warranties of the parties (subject to the materiality standards contained in the Merger Agreement), the effectiveness of the registration statement on Form S-4 to be filed by SST VI to register the shares of the SST VI Common Stock to be issued as Merger Consideration, and the absence of a “SSGT III Material Adverse Effect” or “SST VI Material Adverse Effect” (as each term is defined in the Merger Agreement). The Merger Closing is not subject to a financing condition or the approval of SST VI’s stockholders.

The Merger Agreement prohibits the Company and its subsidiaries and representatives from soliciting, providing information or entering into discussions concerning proposals relating to alternative business combination transactions, subject to certain limited exceptions.

During the period beginning on the date of the Merger Agreement and continuing for forty-two (42) days, the parties are subject to a customary “window shop” related to potential bidder proposals. We have agreed not to solicit or enter into an agreement regarding an Acquisition Proposal (as defined in the Merger Agreement), and, subject to certain exceptions, are not permitted to enter into discussions or negotiations concerning any Acquisition Proposal. However, prior to obtaining the Stockholder Approval, we may engage in discussions or negotiations and provide nonpublic information to a third party which has made an unsolicited, bona fide written Acquisition Proposal if the Committee determines in good faith, after consultation with outside legal counsel and outside financial advisors, that such Acquisition Proposal either constitutes or could reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement). The Merger Agreement also provides that prior to the Stockholder Approval, upon receipt of a Superior Proposal, our board of directors may, under specified circumstances, make an Adverse Recommendation Change or terminate the Merger Agreement to enter into an Alternative Acquisition Agreement, subject to complying with certain conditions set forth in the Merger Agreement, including (i) providing SST VI notice at least three business days prior to effecting such Adverse Recommendation Change or entering into such Alternative Acquisition Agreement, and (ii) negotiating in good faith with SST VI for a period of three business days after such notification to make adjustments to the terms and conditions of the Merger Agreement such that the Superior Proposal ceases to constitute (in the good faith determination of the Committee, after consultation with outside legal counsel and outside financial advisors) a Superior Proposal. Any material amendment to such Superior Proposal requires a new notice and an additional two business day negotiation period.

STRATEGIC STORAGE GROWTH TRUST III, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Merger Agreement contains the following termination rights: (i) by mutual written consent of the Company and SST VI; (ii) by either the Company or SST VI, if the Closing has not occurred by April 10, 2027; (iii) by either the Company or SST VI, if a governmental authority issues an order, decree, ruling, or other action that permanently enjoins or prohibits the transactions under the Merger Agreement; (iv) by either the Company or SST VI, if the Stockholder Approval is not obtained; (v) by either the Company or SST VI, if the other party breaches any representation or covenant that causes a condition to the Closing to not be satisfied; (vi) by the Company, subject to the conditions contained in the Merger Agreement, in order to enter into an Alternative Acquisition Agreement prior to the Company obtaining Stockholder Approval; (vii) by the Company, upon the occurrence of an Intervening Event (as defined in the Merger Agreement); or (viii) by SST VI, subject to the conditions contained in the Merger Agreement, if prior to the Company obtaining Stockholder Approval, any of the following occurs: (a) our board of directors makes an Adverse Recommendation Change, for any reason; (b) a tender or exchange offer for shares of our Common Stock commences and the our board of directors fails to recommend against acceptance of the offer and to publicly reaffirm the recommendation for the Merger; or (c) the Company materially violates its non-solicitation obligations with respect to Acquisition Proposals. In the event of the termination of the Merger Agreement and the Company’s entry into an alternative transaction with respect to a superior proposal, as well as under other specified circumstances, the Company will be required to pay to SST VI a termination payment of $2.7 million in the event of termination during the “window shop” period, and a termination payment of $5.4 million in the event of termination under certain other circumstances. In addition, the Merger Agreement provides for customary expense reimbursements (not to exceed $1.0 million) under specified circumstances set forth in the Merger Agreement.

Suspension of Distribution Reinvestment Plan

In connection with the Merger, on July 14, 2026, the board of directors approved the suspension of the DRP with an effective date of July 14, 2026. Therefore, further distributions will be paid in cash to all stockholders unless and until the DRP is reinstated. The Board may amend, suspend or terminate the DRP for any reason upon 10 days’ written notice to the participants of the DRP.

Suspension of Share Redemption Program

On July 14, 2026, in connection with the pending Merger, the Company’s board of directors approved the suspension of our SRP effective August 13, 2026. Accordingly, all pending redemption requests will not be redeemed, nor will any additional such requests received hereafter be redeemed, until further notice. The SRP shall remain suspended as discussed above until such time, if any, as the Company’s board of directors may approve the resumption of the SRP.

Blue Door II Offering Status

As of August 24, 2026, in connection with the Blue Door II Offering, we have sold approximately $33.0 million in beneficial interests in Blue Door DST II from inception to date.

Blue Door III Offering Status

As of August 24, 2026, in connection with the Blue Door III Offering, we have sold approximately $1.2 million in beneficial interests in Blue Door DST III from inception to date.

The Company has evaluated events subsequent to June 30, 2026 and through August 27, 2026, the date the consolidated financial statements were available to be issued, for their impact on the consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On July 14, 2026, Strategic Storage Trust VI, Inc. (“SST VI”, or the “Company”), Strategic Storage Growth Trust III, Inc. (“SSGT III”), and SSGT III Merger Sub, LLC, the Company’s wholly-owned subsidiary (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), whereby SSGT III would merge with and into Merger Sub, with Merger Sub being the surviving entity (the “SSGT III Merger”) and at the effective time of the transaction, SSGT III shall cease to exist as a separate entity in accordance with the applicable provisions of the Maryland General Corporation Law. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of SSGT III’s common stock will be converted into the right to receive one share of SST VI’s Class A Common Stock (“SST VI Class A Common Stock”) and each share of Series A Convertible Preferred Stock of SSGT III (“SSGT III Series A Preferred Stock”) will automatically be converted into the right to receive one share of SST VI’s Series G Convertible Preferred Stock (“SST VI Series G Preferred Stock”) as of the SSGT III Merger date.

Assuming all of the conditions of the SSGT III Merger are satisfied and the SSGT III Merger is consummated in accordance with the terms in the Merger Agreement, the Company will acquire all of the real estate owned by SSGT III, consisting of (i) 12 wholly-owned self storage facilities located in four states and three Canadian provinces comprising approximately 9,215 self storage units and approximately 981,465 net rentable square feet, and (ii) SSGT III’s 50% equity interest in three unconsolidated real estate ventures located in the two Canadian provinces (British Columbia and Quebec), and (iii) beneficial interest in three Delaware Statutory Trust (“DST”) sponsored programs that owned eight self storage facilities. The unconsolidated real estate ventures consist of one operating self storage property and two parcels of land being developed into self storage facilities, with subsidiaries of SmartCentres Real Estate Investment Trust, an unaffiliated third party, owning the other 50% of such entities.

The information included in the “Strategic Storage Trust VI, Inc. Historical” column of the Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2026, sets forth the Company’s historical consolidated balance sheet, which is derived from the Company’s unaudited consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the “SEC”) for the six months ended June 30, 2026 and included in the accompanying Form S-4 (“Form S-4”).

The information included in the “Strategic Storage Growth Trust III, Inc. Historical” column of the Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2026, sets forth the SSGT III’s historical consolidated balance sheet, which is derived from the SSGT III’s unaudited consolidated financial statements included in the accompanying Registration Statement on Form S-4.

The following Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2025, and for the six months ended June 30, 2026, gives effect to the acquisition of the SSGT III Merger as if it was completed on January 1, 2025 by the Company.

The information included in the “Strategic Storage Trust VI, Inc. Historical” column of the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2025 sets forth the Company’s historical consolidated statement of operations, which is derived from the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2025. The information included in the “Strategic Storage Trust VI, Inc. Historical” column of the Unaudited Pro Forma Consolidated Statement of Operations for the six months ended June 30, 2026 sets forth the Company’s historical consolidated statements of operations, which are derived from the Company’s unaudited consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the six months ended June 30, 2026 and included in the accompanying Form S-4.

The information included in the “Strategic Storage Growth Trust III, Inc. Historical” column in the Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2025 sets forth

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

the SSGT III historical consolidated statement of operations for the year ended December 31, 2025, which is derived from the SSGT III Audited Consolidated Financial Statements included in the accompanying Form S-4. The information included in the “Strategic Storage Growth Trust III, Inc. Historical” column of the Unaudited Pro Forma Consolidated Statement of Operations for the six months ended June 30, 2026 sets forth the SSGT III’s historical consolidated statement of operations for the six months ended June 30, 2026, which are derived from the SSGT III’s unaudited consolidated financial statements included in the accompanying Form S-4.

Fair value estimates are based on management’s best estimates derived from existing valuations, comparable sales, pre-acquisition due diligence, discounted cash flow analyses, and other valuation methods. Allocations to land, site improvements, and buildings are based on existing valuations performed by independent third parties and an analysis of comparable properties in our existing portfolio. The pro forma relative fair values are based upon preliminary estimates, which is the best available information at the time of this filing. Such values may vary significantly from the actual fair value and allocation of the consideration upon completion of the transaction.

The transaction accounting adjustments are based on available information and certain estimates and assumptions that the Company believes are reasonable and factually supportable. These unaudited pro forma consolidated financial statements do not purport to represent what the actual financial position or results of the Company would have been assuming such transactions had been completed as set forth above nor does it purport to represent the results of the Company for future periods.

The Unaudited Pro Forma Consolidated Financial Statements set forth below should be read in conjunction with the consolidated financial statements and related notes of the Company included in the SEC filings discussed above.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

JUNE 30, 2026

	Strategic Storage Trust VI, Inc. Historical (Note 1)	Strategic Storage Growth Trust III, Inc. Historical (Note 2)	Transaction Accounting Adjustments (Note 5)		Strategic Storage Trust VI, Inc. Pro Forma
ASSETS
Real estate facilities:
Land	$109,924,077	$67,325,960	$8,670,040	a	$185,920,077
Buildings	393,165,839	306,272,760	3,468,814	a	702,907,413
Site improvements	14,110,426	13,756,263	3,131,737	a	30,998,426

	517,200,342	387,354,983	15,270,591		919,825,916
Accumulated depreciation	(46,905,500)	(23,532,919)	23,532,919	a	(46,905,500)

	470,294,842	363,822,064	38,803,510		872,920,416
Construction in process	9,680,332	2,686,426	—	a	12,366,758

Real estate facilities, net	479,975,174	366,508,490	38,803,510		885,287,174
Cash and cash equivalents	6,064,283	16,219,332	—		22,283,615
Restricted cash	1,172,518	3,396,462	—		4,568,980
Investments in unconsolidated real estate ventures	16,675,456	19,217,213	31,362,787	b	67,255,456
Other assets, net	9,934,639	6,663,626	3,631,694	c	20,229,959
Intangible assets, net of accumulated amortization	—	1,121,436	15,766,564	d	16,888,000

Total assets	$513,822,070	$413,126,559	$89,564,555		$1,016,513,184

LIABILITIES, TEMPORARY EQUITY AND EQUITY (DEFICIT)
Debt, net	$291,714,583	$178,639,685	$1,916,930	e	$472,271,198
Accounts payable and accrued liabilities	9,790,466	6,082,796	—		15,873,262
Financing obligation	—	26,747,178	—		26,747,178
Distributions payable	5,685,794	3,162,622	—		8,848,416
Due to affiliates	13,995,545	22,829,318	—		36,824,863

Total liabilities	321,186,388	237,461,599	1,916,930		560,564,917

Commitments and contingencies
Redeemable common stock	16,231,026	7,871,518	(7,871,518)	f	16,231,026
Series A Convertible Preferred Stock, net $0.001 par value; 100,000 shares authorized; 100,000 issued and outstanding at June 30, 2026 with aggregate liquidation preferences of $102,206,438 at June 30, 2026	—	98,976,116	(98,976,116)	g	—
Series B Convertible Preferred Stock, net $0.001 par value; 150,000 shares authorized; 150,000 issued and outstanding at June 30, 2026 with aggregate liquidation preferences of $153,122,671 at June 30, 2026	148,599,723	—	—		148,599,723
Series D Preferred units in our Operating Partnership, net $0.001 par value; 1,400,000 units authorized; 1,400,000 issued and outstanding at June 30, 2026, with aggregate liquidation preferences of $36,226,000 at June 30, 2026	34,626,688	—	—		34,626,688
Series E Redeemable 8% Preferred Stock, net $0.001 par value; 10,000,000 shares authorized; 97,860 issued and outstanding at June 30, 2026, with aggregate liquidation preferences of $983,206 at June 30, 2026	361,586	—	—		361,586
Series G Preferred Stock, net $0.001 par value; 100,000 shares authorized; none issued and outstanding at June 30, 2026	—	—	100,000,000	g	100,000,000

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

JUNE 30, 2026

	Strategic Storage Trust VI, Inc. Historical (Note 1)	Strategic Storage Growth Trust III, Inc. Historical (Note 2)	Transaction Accounting Adjustments (Note 5)		Strategic Storage Trust VI, Inc. Pro Forma
Equity (Deficit):
Strategic Storage Trust VI, Inc.:
Preferred Stock, $0.001 par value; 200,000,000 shares authorized; none issued and outstanding at June 30, 2026	—	—	—		—
Common stock, $0.001 par value; 100,000,000 shares authorized; 17,443,326 shares issued and outstanding at June 30, 2026	—	17,446	(17,446)	f	—
Class P Common stock, $0.001 par value; 30,000,000 shares authorized; 11,568,240 shares issued and outstanding at June 30, 2026	11,568	—	—		11,568
Class A Common stock, $0.001 par value; 230,000,000 shares authorized; 3,300,779 shares issued and outstanding at June 30, 2026	3,301	—	17,458	f	20,759
Class T Common stock, $0.001 par value; 100,000,000 shares authorized; 5,502,213 shares issued and outstanding at June 30, 2026	5,502	—	—		5,502
Class W Common stock, $0.001 par value; 70,000,000 shares authorized; 729,194 shares issued and outstanding at June 30, 2026	729	—	—		729
Class Y Common stock, $0.001 par value; 200,000,000 shares authorized; 5,538,526 shares issued and outstanding at June 30, 2026	5,539	—	—		5,539
Class Z Common stock, $0.001 par value; 70,000,000 shares authorized; 582,287 shares issued and outstanding at June 30, 2026	582	—	—		582
Additional paid-in capital	222,033,936	141,310,910	(8,533,561)	f	354,811,285
Distributions	(55,285,593)	(25,143,792)	25,143,792	f	(55,285,593)
Accumulated deficit	(172,984,833)	(72,060,265)	72,060,265	f	(172,984,833)
Accumulated other comprehensive loss	(4,906,458)	(1,030,834)	1,030,834	f	(4,906,458)

Total Strategic Storage Trust VI, Inc. equity (deficit)	(11,115,727)	43,093,465	89,701,342		121,679,080

Noncontrolling interests in our Operating Partnership	(1,144,179)	1,374,995	4,793,917	h	5,024,733
Noncontrolling Series C Subordinated Units in our Operating Partnership	5,076,565	—	—		5,076,565
Noncontrolling interests in Blue Door DSTs	—	24,348,866	—		24,348,866

Total noncontrolling interest	3,932,386	25,723,861	4,793,917		34,450,164

Total equity (deficit)	(7,183,341)	68,817,326	94,495,259		156,129,244

Total liabilities, temporary equity and equity (deficit)	$513,822,070	$413,126,559	$89,564,555		$1,016,513,184

See accompanying notes to the unaudited pro forma consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025

Strategic Storage Trust VI, Inc. Historical Note (1)	Strategic Storage Growth Trust III, Inc. Historical Note (1) and (2)	Spartanburg Portfolio Adjustments Note (4)	Transaction Accounting Adjustments Note (6)	Strategic Storage Trust VI, Inc. Proforma
Revenues:
Self storage rental revenue	$30,524,132	$21,813,905	$(102,670)	2,386,917	i	$54,622,284
Ancillary operating revenue	194,469	159,407	(6,917)	—	346,959

Total revenues	30,718,601	21,973,312	(109,587)	2,386,917	54,969,243

Operating expenses:
Property operating expenses	11,505,667	9,474,535	(47,297)	1,009,343	j	21,942,248
Property operating expenses – affiliates	5,236,834	3,307,928	(15,315)	1,685,952	k	10,215,399
General and administrative	6,192,386	4,432,383	—	—	l	10,624,769
Depreciation	12,853,148	9,417,883	(34,856)	1,772,239	m	24,008,414
Intangible amortization expense	—	3,461,435	(29,349)	7,826,581	m	11,258,667
Acquisition expense – affiliates	388,834	401,565	—	—	790,399
Other property acquisition expenses	350,751	434,867	—	—	785,618

Total operating expenses	36,527,620	30,930,596	(126,817)	12,294,115	79,625,514

Operating income (loss)	(5,809,019)	(8,957,284)	17,230	(9,907,198)	(24,656,271)
Other income (expense):
Interest expense	(16,787,056)	(9,134,649)	—	(2,019,679)	n	(27,941,384)
Interest expense – debt issuance costs	(1,050,329)	(1,090,458)	—	1,090,458	o	(1,050,329)
Derivative fair value adjustment	(531,449)	—	—	—	(531,449)
Other income, net	117,258	252,185	—	—	369,443
Equity in loss of unconsolidated real estate ventures	(2,114,897)	—	—	—	(2,114,897)
Foreign currency adjustment	2,175,698	985,404	—	—	3,161,102

Net income (loss)	(23,999,794)	(17,944,802)	17,230	(10,836,419)	(52,763,785)
Less: Distributions to preferred unitholders in our Operating Partnership	(531,833)	—	—	—	(531,833)
Less: Distributions to preferred stockholders	(12,525,000)	(8,025,616)	—	(824,384)	p	(21,375,000)

Net loss attributable to the noncontrolling interests	488,872	597,790	—	403,782	q	1,490,444

Net income (loss) attributable to Strategic Storage Trust VI, Inc. common stockholders	$(36,567,755)	$(25,372,628)	$17,230	$(11,257,021)	$(73,180,174)

Net loss per Class P share—basic and diluted	$(1.38)	$(1.67)
Net loss per Class A share—basic and diluted	$(1.38)	$(1.67)
Net loss per Class T share—basic and diluted	$(1.38)	$(1.67)
Net loss per Class W share—basic and diluted	$(1.38)	$(1.67)
Net loss per Class Y share—basic and diluted	$(1.38)	$(1.67)
Net loss per Class Z share—basic and diluted	$(1.38)	$(1.67)

Weighted average Class P shares outstanding—basic and diluted	11,399,148	11,399,148
Weighted average Class A shares outstanding—basic and diluted	3,338,971	20,796,998	r
Weighted average Class T shares outstanding—basic and diluted	5,409,219	5,409,219
Weighted average Class W shares outstanding—basic and diluted	712,806	712,806
Weighted average Class Y shares outstanding—basic and diluted	5,078,228	5,078,228
Weighted average Class Z shares outstanding—basic and diluted	500,194	500,194

See accompanying notes to the unaudited pro forma consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2026

Strategic Storage Trust VI, Inc. Historical Note (1)	Strategic Storage Growth Trust III, Inc. Historical Note (1) and (2)	Spartanburg Portfolio Adjustments Note (4)	Transaction Accounting Adjustments Note (6)	Strategic Storage Trust VI, Inc. Proforma
Revenues:
Self storage rental revenue	$15,768,198	$13,953,156	(1,217,173)	—	$28,504,181
Ancillary operating revenue	99,892	85,230	(9,103)	—	176,019

Total revenues	15,868,090	14,038,386	(1,226,276)	—	28,680,200

Operating expenses:
Property operating expenses	6,278,829	6,046,377	(568,212)	—	11,756,994
Property operating expenses – affiliates	2,735,708	1,958,672	(72,468)	721,736	k	5,343,648
General and administrative	3,253,205	3,240,431	—	— l	6,493,636
Depreciation	6,661,010	5,796,000	(424,508)	206,141	m	12,238,643
Intangible amortization expense	—	1,943,923	(357,433)	4,042,843	m	5,629,333
Acquisition expense – affiliates	231,034	212,455	—	—	443,489
Other property acquisition expenses	632,807	20,504	—	—	653,311

Total operating expenses	19,792,593	19,218,362	(1,422,621)	4,970,720	42,559,054
Gain on disposition of real estate	—	490,462	(490,462)	—	—

Operating loss	(3,924,503)	(4,689,514)	(294,117)	(4,970,720)	(13,878,854)
Other income (expense):
Interest expense	(8,461,813)	(5,968,367)	309,516	127,527	n	(13,993,137)
Interest expense – debt issuance costs	(321,550)	(728,329)	40,944	687,385	o	(321,550)
Other income, net	41,122	124,014	(38)	—	165,098
Equity in loss of unconsolidated real estate ventures	(1,561,373)	—	—	—	(1,561,373)
Foreign currency adjustment	(3,873,704)	(1,743,933)	—	—	(5,617,637)
Loss on debt extinguishment	—	(712,544)	712,544	—	—

Net income (loss)	(18,101,821)	(13,718,673)	768,849	(4,155,808)	(35,207,453)
Less: Distributions to preferred unitholders in our Operating Partnership	(1,055,833)	—	—	—	(1,055,833)
Less: Distributions to preferred stockholders	(6,222,605)	(4,388,630)	—	—	(10,611,235)
Net loss attributable to the noncontrolling interests	360,591	481,106	—	151,902	q	993,599

Net income (loss) attributable to Strategic Storage Trust VI, Inc. common stockholders	$(25,019,668)	$(17,626,197)	$768,849	$(4,003,906)	$(45,880,922)

Net loss per Class P share—basic and diluted	$(0.92)	$(1.03)
Net loss per Class A share—basic and diluted	$(0.92)	$(1.03)
Net loss per Class T share—basic and diluted	$(0.92)	$(1.03)
Net loss per Class W share—basic and diluted	$(0.92)	$(1.03)
Net loss per Class Y share—basic and diluted	$(0.92)	$(1.03)
Net loss per Class Z share—basic and diluted	$(0.92)	$(1.03)

Weighted average Class P shares outstanding—basic and diluted	11,509,451	11,509,451
Weighted average Class A shares outstanding—basic and diluted	3,274,871	20,732,898	r
Weighted average Class T shares outstanding—basic and diluted	5,475,377	5,475,377
Weighted average Class W shares outstanding—basic and diluted	725,081	725,081
Weighted average Class Y shares outstanding—basic and diluted	5,499,831	5,499,831
Weighted average Class Z shares outstanding—basic and diluted	579,546	579,546

See accompanying notes to the unaudited pro forma consolidated financial statements.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The SST VI historical columns of the Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2026 and the Unaudited Pro Forma Consolidated Statements of Operations for the six months ended June 30, 2026 were derived from the Company’s unaudited consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the six months ended June 30, 2026.

The SSGT III historical column of the Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2026 and the Unaudited Pro Forma Consolidated Statements of Operations for the six months ended June 30, 2026 were derived from SSGT III’s unaudited consolidated financial statements included in the Form S-4.

The SST VI historical column of the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2025 was derived from the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2025.

The SSGT III historical column of the Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2025 was derived from SSGT III’s audited consolidated financial statements included in the Form S-4.

Note 2. Acquisition

Strategic Storage Growth Trust III, Inc.

On July 14, 2026, the Company, SSGT III, and Merger Sub entered into an Agreement and Plan of Merger, whereby SSGT III would merge (the “SSGT III Merger”) with and into Merger Sub, with Merger Sub being the surviving entity and at the effective time of the transaction, SSGT III shall cease to exist as a separate entity in accordance with the applicable provisions of the Maryland General Corporation Law. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of SSGT III’s common stock will be converted into the right to receive one share of SST VI Class A Common Stock and each share of SSGT III Series A Preferred Stock will automatically be converted into the right to receive one share of SST VI Series G Preferred Stock as of the SSGT III Merger date.

Note 3. Debt

In conjunction with the SSGT III Merger, the Company will assume the SSGT III debt as described below.

Debt	June 30, 2026	Interest Rate	Maturity Date
Huntington Loan	$22,623,475	6.48%	12/31/2026
Skymar Loan – Chula Vista	22,858,746	6.00%	2/1/2027
Skymar Loan – Fort Myers	9,262,991	6.10%	6/1/2027
Skymar Loan – Eatontown	9,848,361	6.10%	7/1/2027
Skymar Loan – Tamarac	9,684,957	7.38%	12/1/2027
QuadReal Loan – St. Albert(1)	6,034,314	5.43%	9/1/2028
Stonebridge Loan – Barrie(1)	10,971,480	5.83%	4/1/2028
Stonebridge Loan – Vancouver(1)	13,731,933	5.90%	10/1/2028
Aegon Loan – Houston	18,500,000	4.10%	11/1/2046
SmartStop Loan – Longwood	5,741,931	5.00%	11/13/2032
SmartStop Loan – Dallas	7,792,621	5.00%	11/13/2032

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Debt	June 30, 2026	Interest Rate	Maturity Date
SmartStop Loan – Phoenix	10,656,806	5.00%	11/13/2032
Stonebridge Loan—Toronto and Edmonton(1)	21,099,000	6.19%	5/1/2029
SmartStop Bridge Loan	15,000,000	6.66%	11/13/2026
Fair Market Value adjustment of fixed rate debt	(3,250,000)

Total Debt	$180,556,615

(1)	The amounts shown above are in USD based upon the foreign exchange rate in effect as of June 30, 2026.

Huntington Loan

As of the SSGT III Merger date, we, will assume a term loan agreement (the “Huntington Loan Agreement”) with Huntington National Bank, a national banking association, as lead arranger and administrative agent for approximately $22.6 million (the “Huntington Loan”). The Huntington Loan is secured by a deed of trust on the Lady Lake and Wildwood Properties.

The interest rate on the Huntington Loan is equal to the greater of (i) 3.25% per annum, or (ii) 30-day Secured Overnight Financing Rate (“SOFR”) plus 2.75%. Upon achievement of a debt service coverage ratio of 1.25 to 1.00, the interest rate will be reduced to the greater of (i) 3.00% per annum, or (ii) 30-day SOFR plus 2.50%.

Payments on the Huntington Loan are interest only through December 31, 2026. We may, in certain circumstances, extend the maturity date of the Huntington Loan through April 25, 2028 upon payment of one or more extension fees and the satisfaction of certain financial covenants. Payments due under the Huntington Loan are interest-only during the initial term. If the Huntington Loan is extended, payments will become principal and interest. The Huntington Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Huntington Loan Agreement.

Skymar Loan – Chula Vista

As of the SSGT III Merger date, we, will assume approximately $22.9 million financing with Skymar Capital Corporation (“Skymar”) as lender pursuant to a mortgage loan (the “Skymar Chula Vista Loan”). The Skymar Chula Vista Loan is secured by a first mortgage deed of trust on the Chula Vista Property. The Skymar Chula Vista Loan has a maturity date of February 1, 2027. Monthly payments due under the loan agreement (the “Skymar Chula Vista Loan Agreement”) are principal and interest.

The amount outstanding under the Skymar Chula Vista Loan bears interest at an annual fixed rate equal to 6.00%. The Skymar Chula Vista Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Chula Vista Loan Agreement.

Skymar Loan – Fort Myers

As of the SSGT III Merger date, we, will assume approximately $9.3 million financing with Skymar as lender pursuant to a mortgage loan (the “Skymar Fort Myers Loan”). The Skymar Fort Myers Loan is secured by a first mortgage deed of trust on the Fort Myers Property. The Skymar Fort Myers Loan has a maturity date of June 1, 2027. Monthly payments due under the loan agreement (the “Skymar Fort Myers Loan Agreement”) are principal and interest.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The amount outstanding under the Skymar Fort Myers Loan bears interest at an annual fixed rate equal to 6.10%. The Skymar Fort Myers Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Fort Myers Loan Agreement.

Skymar Loan – Eatontown

As of the SSGT III Merger date, we, will assume approximately $9.8 million financing with Skymar as lender pursuant to a mortgage loan (the “Skymar Eatontown Loan”). The Skymar Eatontown Loan is secured by a first mortgage deed of trust on the Eatontown Property. The Skymar Eatontown Loan has a maturity date of July 1, 2027. Monthly payments due under the loan agreement (the “Skymar Eatontown Loan Agreement”) are principal and interest.

The amount outstanding under the Skymar Eatontown Loan bears interest at an annual fixed rate equal to 6.10%. The Skymar Eatontown Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Eatontown Loan Agreement.

Skymar Loan – Tamarac

As of the SSGT III Merger date, we, will assume approximately $9.7 million financing with Skymar as lender pursuant to a mortgage loan (the “Skymar Tamarac Loan”). The Skymar Tamarac Loan is secured by a first mortgage deed of trust on the Tamarac Property. The Skymar Tamarac Loan has a maturity date of December 1, 2027. Monthly payments due under the loan agreement (the “Skymar Tamarac Loan Agreement”) are principal and interest.

The amount outstanding under the Skymar Tamarac Loan bears interest at an annual fixed rate equal to approximately 7.38%. The Skymar Tamarac Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Skymar Tamarac Loan Agreement.

QuadReal Loan – St. Albert

As of the SSGT III Merger date, we, will assume a loan with QuadReal Finance LP (the “QuadReal Loan”) for up to approximately CAD $13.8 million, which is secured by a first mortgage lien on the St. Albert Property. The outstanding balance was approximately CAD $8.6 million with the remaining approximately CAD $5.2 million available for the expansion of the St. Albert Property subject to the requirements of the loan agreement (the “QuadReal Loan Agreement”). Under the terms of the QuadReal Loan Agreement the interest rate is equal to the one-month Adjusted Term CORRA, plus a spread of 2.90%. The QuadReal Loan has a term of four years, maturing on September 1, 2028. The QuadReal Loan requires monthly payments of interest-only for the life of the QuadReal Loan. On June 30, 2026, the interest rate on the QuadReal Loan was approximately 5.43%. We serve as a full recourse guarantor with respect to the QuadReal Loan.

Stonebridge Loan – Barrie

As of the SSGT III Merger date, we, will assume a term loan with Stonebridge Finance Company of Canada. Inc. (the “Stonebridge Barrie Loan”) for approximately CAD $15.6 million, which is secured by a first mortgage lien on the Barrie Property. Under the terms of the loan agreement (the “Barrie Loan Agreement”), the amount outstanding under the Stonebridge Barrie Loan bears interest at an annual fixed rate equal to approximately 5.83%. The Stonebridge Barrie Loan has a term of three years, maturing on April 1, 2028. The Stonebridge Barrie Loan requires monthly payments of interest-only for the life of the Stonebridge Barrie Loan. We serve as a limited recourse guarantor with respect to the Stonebridge Barrie Loan.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Stonebridge Loan – Vancouver

As of the SSGT III Merger date, we, will assume a term loan with Stonebridge Finance Company of Canada. Inc. (the “Stonebridge Barrie Loan”) for approximately CAD $19.5 million, which is secured by a first mortgage lien on the Vancouver Property. Under the terms of the loan agreement (the “Vancouver Loan Agreement”), the amount outstanding under the Stonebridge Vancouver Loan bears interest at an annual fixed rate equal to approximately 5.90%. The Stonebridge Vancouver Loan has a term of three years, maturing on October 1, 2028. The Stonebridge Vancouver Loan requires monthly payments of interest-only for the life of the Stonebridge Vancouver Loan. We serve as a limited recourse guarantor with respect to the Stonebridge Vancouver Loan.

Aegon Loan – Houston

As of the SSGT III Merger date, we, will assume an approximately $18.5 million financing with Transamerica Life Insurance Company as lender pursuant to a mortgage loan (the “Aegon Houston Loan”). The Aegon Houston Loan is secured by a first mortgage deed of trust on the Houston Property. The Aegon Houston Loan has a maturity date of November 1, 2046. Monthly payments due under the loan agreement (the “Aegon Houston Loan Agreement”) are interest-only through November 2028, with principal and interest payments thereafter. The amount outstanding under the Aegon Houston Loan bears interest at an annual fixed rate equal to approximately 4.10%. The Aegon Houston Loan may be prepaid in whole, but not in part, at any time, subject to certain conditions as set forth in the Aegon Houston Loan Agreement.

SmartStop Loan – Longwood

As of the SSGT III Merger date, we, will assume a mortgage loan agreement (the “Longwood Mortgage Loan Agreement”) with SMST Lender, LLC, an affiliate of our Sponsor, for approximately $5.7 million (the “Longwood Mortgage Loan”). The Longwood Mortgage Loan is secured by a first mortgage deed of trust on the Florida II Property. The amount outstanding under the Longwood Mortgage Loan bears interest at an annual fixed rate equal to 5.00%. The initial maturity date is November 13, 2032 with two one-year extension options. The Longwood Mortgage Loan is prepayable in whole with a prepayment premium penalty and accrued interest.

SmartStop Loan – Dallas

As of the SSGT III Merger date, we, will assume a mortgage loan agreement (the “Dallas Mortgage Loan Agreement”) with SMST Lender, LLC for approximately $7.8 million (the “Dallas Mortgage Loan”). The Dallas Mortgage Loan is secured by a first mortgage deed of trust on the Texas III Property. The amount outstanding under the Dallas Mortgage Loan bears interest at an annual fixed rate equal to approximately 5.00%. The initial maturity date is November 13, 2032 with two one-year extension options. The Dallas Mortgage Loan is prepayable in whole with a prepayment premium penalty and accrued interest.

SmartStop Loan – Phoenix

As of the SSGT III Merger date, we, will assume a mortgage loan agreement (the “Phoenix Mortgage Loan Agreement”) with SMST Lender, LLC for approximately $10.7 million (the “Phoenix Mortgage Loan”). The amount outstanding under the Phoenix Mortgage Loan bears interest at an annual fixed rate equal to approximately 5.00%. The initial maturity date is November 13, 2032 with two one-year extension options. The Phoenix Mortgage Loan is prepayable in whole with a prepayment premium penalty and accrued interest. The Phoenix Mortgage Loan is secured by a first mortgage deed of trust on the Arizona Property.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Stonebridge Loan – Toronto and Edmonton

As of the SSGT III Merger date, we, will assume a term loan with Stonebridge Finance Company of Canada. Inc. (the “Stonebridge Toronto and Edmonton Loan”) for approximately CAD $30.0 million, which is secured by a first mortgage lien on the Toronto and Edmonton Properties. Under the terms of the loan agreement (the “Toronto and Edmonton Loan Agreement”), the amount outstanding under the Stonebridge Toronto and Edmonton Loan bears interest at an annual fixed rate equal to approximately 6.19%. The Stonebridge Toronto and Edmonton Loan has a term of three years, maturing on May 1, 2029. The Stonebridge Toronto and Edmonton Loan requires monthly payments of interest-only for the life of the Stonebridge Toronto and Edmonton Loan. We serve as a limited recourse guarantor with respect to the Stonebridge Toronto and Edmonton Loan.

SmartStop Bridge Loan

As of the SSGT III Merger date, we will assume a bridge loan agreement (the “SmartStop Bridge Loan Agreement”) with SmartStop OP, L.P. for approximately $15.0 million (the “SmartStop Bridge Loan”). The interest rate on the SmartStop Bridge Loan is a variable rate equal to SOFR plus 3.00% per annum. Payments on the SmartStop Bridge Loan are interest only. The SmartStop Bridge Loan has a maturity date of November 13, 2026 with a six-month extension option. The SmartStop Bridge Loan may be prepaid in whole or in part at any time without fees or penalty and, in certain circumstances, equity interests securing the SmartStop Bridge Loan may be released from the pledge of collateral. On June 30, 2026, the interest rate on SmartStop Bridge Loan was approximately 6.66%.

Note 4. Spartanburg Portfolio

On December 18, 2025, SSGT III acquired three self storage facilities located in Spartanburg, South Carolina (collectively referred to as the “Spartanburg Portfolio”) from an unaffiliated third party for approximately $29.2 million plus closing costs. Operating results for the Spartanburg Portfolio are reflected in SSGT III’s historical statement of operations for the year ended December 31, 2025 and the six months ended June 30, 2026. On June 16, 2026, SSGT III sold the Spartanburg Portfolio to an affiliate of SmartStop Self Storage REIT, Inc. for approximately $29.2 million, which was equal to the purchase price we paid for the properties in December 2025, plus an additional amount to cover certain post-closing adjustments and capital improvements we made to the properties since acquisition. As the Spartanburg Portfolio is not being acquired as apart of the SSGT III Merger, the pro forma statements of operations for the year ended December 31, 2025 and six months ended June 30, 2026 reflect the disposition of the Spartanburg Portfolio as of January 1, 2025, resulting in the elimination of the historical revenue and expenses of Spartanburg Portfolio.

Note 5. Unaudited Consolidated Balance Sheet – Transaction Accounting Adjustments

The unaudited transaction accounting adjustments are based on preliminary estimates which is the best available information at time of this filing. The unaudited consolidated financial information is not necessarily indicative of what the Company’s actual financial position or results of operations for the period would have been as of the date and for the periods indicated, nor does it purport to represent the Company’s future financial position or results of operations.

The following table sets forth the preliminary estimated fair values of the assets to be acquired and liabilities to be assumed pursuant to the SSGT III Merger Agreement:

Assets acquired:
Land	$75,996,000
Buildings	309,741,574
Site improvements	16,888,000

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Construction in process	2,686,426
Intangibles	16,888,000
Investments in unconsolidated real estate ventures	50,580,000
Cash and cash equivalents	16,219,332
Restricted cash	3,396,462
Other assets	10,295,320

Total assets acquired	$502,691,114
Liabilities assumed:
Debt assumed	$180,556,615
Accounts payable and accrued liabilities	6,082,796
Financing obligation	26,747,178
Distributions payable	3,162,622
Due to affiliates	22,829,318

Total liabilities assumed	$239,378,529

Net assets acquired	$263,312,585

The following table reconciles the total estimated fair value of consideration related to the SSGT III Merger as of June 30, 2026:

Equity issued	$132,794,807
Series G Preferred Stock Issued	100,000,000
Noncontrolling interests in Blue Door DSTs	24,348,866
Noncontrolling interests in our Operating Partnership	6,168,912

Total consideration	$263,312,585

a)

The Company allocated the cost of tangible assets acquired in the proposed SSGT III Merger based on their preliminary estimated relative fair values as of June 30, 2026. The purchase price allocations included are preliminary using the best information available to management at the time of this filing and are subject to change. Such values may vary significantly from the actual fair value and allocation of the consideration upon completion of the transaction. The following table summarizes the purchase price allocations for the identified tangible real estate assets acquired in the SSGT III Merger.

Land	Building	Site Improvements	Construction in process	Total
75,996,000	309,741,574	16,888,000	2,686,426	405,312,000

b)

Represents the estimated relative fair values of the interests in unconsolidated real estate ventures to be acquired in the SSGT III Merger using the best information available to management at the time of this filing and are subject to change.

c)	Represents estimated fair value of the Blue Door DST Sponsor using the best information available to management at the time of this filing and is subject to change.

d)

Represents the preliminary estimated fair values of the in-place lease intangibles acquired in the SSGT III Merger (approximately $16.9 million) using the best information available to management at the time of this filing and are subject to change.

e)

Adjustment relates to the approximately $3.3 million fair market value adjustment of fixed rated debt assumed related to the SSGT III Merger offset against the write off of approximately $1.4 million of debt issue cost and debt discount related to SSGT III loans that were assumed using the best information available to management at the time of this filing and are subject to change.

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

f)

Adjustment represents the impact of issuing SST VI Common Stock to SSGT III stockholders in exchange for their common stock as consideration for the SSGT III Merger; which results in the elimination of SSGT III’s redeemable common stock and related equity balances. Per the terms set forth in the SSGT III Merger Agreement, each share of SSGT III common stock outstanding, which as of June 30, 2026 was approximately 17.5 million shares would automatically be converted into the right to receive one share of SST VI Class A Common Stock (the “SSGT III Merger Consideration”). Immediately prior to the closing of the SSGT III Merger, all shares of SSGT III common stock that were subject to vesting and other restrictions would become fully vested.

g)

Adjustment represents the impact of issuing SST VI’s Series G Convertible Preferred Stock to SSGT III Preferred Stockholder as consideration for the SSGT III Merger; which results in the elimination of SSGT III’s Preferred Issue Cost. As of June 30, 2026, SSGT III had approximately 100,000 Series A Preferred Stock outstanding what will automatically convert to SST VI’s Series G Convertible Preferred Stock.

h)

Adjustment represents a $2.0 million disposition fee payable to our Sponsor related to the SSGT III Merger upon the completion of the transaction and consideration given to the non-controlling interest in our operating partnership.

Note 6. Unaudited Consolidated Statements of Operations – Pro Forma Transaction Accounting Adjustments

The unaudited transaction accounting adjustments are based on preliminary estimates which is the best available information at time of this filing. The unaudited consolidated financial information is not necessarily indicative of what the Company’s actual financial position or results of operations for the period would have been as of the date and for the periods indicated, nor does it purport to represent the Company’s future financial position or results of operations.

i)	Adjustments represents the incremental self storage revenues had all of the SSGT III properties owned as of June 30, 2026, been acquired by SSGT III as of January 1, 2025.

j)	Adjustments represents the incremental self storage operating expenses had all of the SSGT III properties owned as of June 30, 2026, been acquired as of January 1, 2025.

k)

Adjustment reflects the additional fees pursuant to the Company’s property management and advisory agreements related to the increase in estimated fair value of real estate from the SSGT III Merger and incremental revenue had all SSGT III properties been acquired as of January 1, 2025. The Company’s property manager is entitled to a monthly fee equal to the greater of $3,000 or 6% of gross revenues. In addition, the Company’s advisor is entitled to a monthly asset management fee of one-twelfth of 0.75% of average invested assets, as defined.

l)

The Company has not reflected in these pro forma adjustments any reduction to general and administrative expenses related to SSGT III. The Company expects reductions in general and administrative expenses relative to these pro forma financial statements, as upon the closing of the SSGT III Merger certain costs related to maintaining the SSGT III board of directors and other company cost associated with the operations of SSGT III will be eliminated.

m)

Reflects the additional depreciation and amortization expense resulting from the SSGT III Merger as if they were completed on January 1, 2025. Such depreciation and amortization expense was based on the total purchase price allocation for all Pro Forma Properties of approximately $76.0 million to land, approximately $16.9 million to site improvements, approximately $309.7 million to building, and approximately $16.9 million to intangible assets. Depreciation expense on the purchase price allocated to building is recognized using the straight-line method over a 35 year life and the depreciation for the

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

site improvements is recognized using the straight-line method over a 10-year life. Intangible amortization expense on the purchase price allocated to intangible assets is recognized using the straight-line method over the estimated respective benefit period of approximately 18 months. The purchase price allocation of the SSGT III Merger is preliminary and therefore depreciation and amortization expense is preliminary and is subject to change.

n)	Adjustment reflects additional interest expense from the following debt instruments as if they had been outstanding for the year ended December 31, 2025 and the six months ended June 30, 2026.

Debt	June 30, 2026	Interest Rate	Maturity Date
Huntington Loan(2)	$22,623,475	6.48%	12/31/2026
Skymar Loan – Chula Vista	22,858,746	6.00%	2/1/2027
Skymar Loan – Fort Myers	9,262,991	6.10%	6/1/2027
Skymar Loan – Eatontown	9,848,361	6.10%	7/1/2027
Skymar Loan—Tamarac	9,684,957	7.38%	12/1/2027
QuadReal Loan – St. Albert(1)	6,034,314	5.43%	9/1/2028
Stonebridge Loan – Barrie(1)	10,971,480	5.83%	4/1/2028
Stonebridge Loan – Vancouver(1)	13,731,933	5.90%	10/1/2028
Aegon Loan – Houston	18,500,000	4.10%	11/1/2046
SmartStop Loan – Longwood	5,741,931	5.00%	11/13/2032
SmartStop Loan – Dallas	7,792,621	5.00%	11/13/2032
SmartStop Loan – Phoenix	10,656,806	5.00%	11/13/2032
Stonebridge Loan—Toronto and Edmonton(1)	21,099,000	6.19%	5/1/2029
SmartStop Bridge Loan(3)	15,000,000	6.66%	11/13/2026
Fair Market Value adjustment of fixed rate debt	(3,250,000)

Total Debt	$180,556,615

(1)	The amount shown above are in USD based upon the foreign exchange rate in effect as of June 30, 2026.

(2)

The Huntington Loan has a variable rate of SOFR + 275. As of June 30, 2026, the effective rate was 6.48%. A 1/8 increase in variable interest rates would result in a change in interest expense of approximately $30,000 and $15,000 respectively for the year ended December 31, 2025 and six months ended June 30, 2026.

(3)

The SmartStop Bridge Loan has a variable rate of SOFR + 300. As of June 30, 2026, the effective rate was 6.48%. A 1/8 increase in variable interest rates would result in a change in interest expense of approximately $20,000 and $10,000 respectively for the year ended December 31, 2025 and six months ended June 30, 2026.

o)	Represents the removal of historical amortization of debt issuance costs from the SSGT III loans assumed.

p)	Adjustment reflects distributions to the holders of Series G Preferred Stock as if equity was issued as of January 1, 2025.

In conjunction with the SSGT III Merger, each share of SSGT III Series A Preferred Stock issued and outstanding immediately prior to the SSGT III Merger shall be automatically converted into the right to receive one newly issued share of SST VI Series G Preferred Stock.

As set forth in the Articles Supplementary pertaining thereto, the Series G Preferred Stock ranks senior to all other classes of SST VI’s capital stock, including the Class A Common Stock, Class P common stock,

STRATEGIC STORAGE TRUST VI, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Class T common stock, Class W common stock and Class Y common stock, Class Z common stock (collectively, the “SST VI Common Stock”) and the Series E Preferred Stock, and on parity with the Series B Convertible Preferred Stock, with respect to rights to receive dividends and to participate in distributions or payments upon any voluntary or involuntary liquidation, dissolution or winding up. Dividends payable on each share of Series G Preferred Stock will initially be equal to a rate of 8.85% per annum. If the Series G Preferred Stock has not been redeemed on or prior to the fifth anniversary of the issuance of the shares SSGT III Series A Preferred Stock pursuant to the Series A Preferred Stock Purchase Agreement by and between SSGT III and Extra Space Storage LP (the “Series A Preferred Stock Purchase Agreement”), the dividend rate will increase an additional 0.75% per annum each year thereafter to a maximum of 11.0% per annum until the tenth anniversary of the issuance of the shares SSGT III Series A Preferred Stock pursuant to the Series A Preferred Stock Purchase Agreement, at which time the dividend rate shall increase 0.75% per annum each year thereafter until the Series G Preferred Stock is redeemed or repurchased in full.

q)

Noncontrolling interest is adjusted based on the additional pro forma losses and allocated based on outstanding units in the Company’s operating partnership and assumed noncontrolling interest in SSGT III as of January 1, 2025. Also includes 200,000 additional shares issued to our sponsored related the disposition fee of SSGT III.

r)	Assumes total outstanding shares issued in SSGT III and the Company as of June 30, 2026 that convert at a 1.0 to 1.0 exchange rate were outstanding January 1, 2025.

Annex E

SST VI’s Reconciliation of Non-GAAP Financial Measures

Same-Store Facility Results - Years ended December 31, 2025 and 2024

The following table sets forth operating data for our same-store facilities (stabilized and comparable properties that have been included in the consolidated results of operations since January 1, 2024) for the years ended December 31, 2025 and 2024. We consider the following data to be meaningful as this allows for the comparison of results without the effects of acquisition, lease up, or development activity.

	Same-Store Facilities			Non Same-Store Facilities			Total
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change
Revenues(1)	$14,154,264	$13,537,382	4.6%	$16,564,337	$14,701,151	N/M	$30,718,601	$28,238,533	8.8%
Property operating expenses(2)	5,595,403	5,659,524	(1.1)%	7,782,232	7,045,593	N/M	13,377,635	12,705,117	5.3%

Net operating income	$8,558,861	$7,877,858	8.6%	$8,782,105	$7,655,558	N/M	$17,340,966	$15,533,416	11.6%

Number of Facilities	12	12		12	12		24	24
Rentable square feet(3)	892,610	892,610		1,230,400	1,254,500		2,123,010	2,147,110
Average physical occupancy(4)	90.3%	91.3%	-1.0%	87.0%	84.5%	N/M	88.4%	87.3%	1.1%
Annualized rent per occupied square foot(5)	$17.40	$16.86	3.2%	N/M	N/M	N/M	$16.93	$16.49

N/M Not meaningful

(1)	Revenue includes rental revenue, ancillary revenue, administrative and late fees.
(2)

Property operating expenses excludes corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization expense and acquisition expenses, but includes property management fees.

(3)

Of the total rentable square feet, parking represented approximately 209,320 and 199,780 square feet, respectively as of December 31, 2025 and 2024. On a same-store basis, for the same periods, parking represented approximately 43,000 square feet.

(4)	Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the year.
(5)

Determined by dividing the aggregate realized rental income for each applicable year by the aggregate of the month-end occupied square feet for the year. Properties are included in the respective calculations in their first full month of operations, as appropriate. We have excluded the realized rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot.

Our increase in same-store revenue of approximately $0.6 million was primarily the result of an increase in revenue per occupied square foot of approximately 3.2% for the year ended December 31, 2025 over the year ended December 31, 2024 offset by a decrease in average physical occupancy of approximately 1.0%.

Our same-store property operating expenses decreased by approximately $60,000 or 1.1% for the year ended December 31, 2025 compared to the year ended December 31, 2024.

Net operating income, or NOI, is a non-GAAP measure that we define as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses, tenant protection economics, and other non-property related income and expense. We believe that NOI is useful for investors as it provides a measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, we believe that NOI (sometimes referred to as property operating income) is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. In addition, NOI is not a substitute for net income (loss), cash flows from operations, or other related financial measures, in evaluating our operating performance.

The following table presents a reconciliation of net loss as presented on our consolidated statements of operations to net operating income, as stated above, for the periods indicated:

	Year Ended
	December 31, 2025	December 31, 2024
Net Loss	$(23,999,794)	$(35,578,067)
Adjusted to exclude:
Asset management fees(1)(2)	3,364,866	3,442,051
General and administrative	6,192,386	5,832,673
Depreciation	12,853,148	12,762,435
Intangible amortization expense	—	3,038,119
Acquisition expenses—affiliates	388,834	589,216
Other property acquisition expenses	350,751	188,039
Interest expense	16,787,056	18,049,353
Interest expense—debt issuance costs	1,050,329	1,278,578
Derivative fair value adjustment	531,449	(184,425)
Other income (expense)	(117,258)	(397,743)
Equity in loss of unconsolidated joint ventures	2,114,897	—
Foreign currency adjustment	(2,175,698)	6,513,187

Total property net operating income	$17,340,966	$15,533,416

(1)	Asset management fees are included in Property operating expenses – affiliates in the consolidated statements of operations.
(2)	Includes amortization of Advisor contract of approximately $1.0 million and $0.8 million for the years ended December 31, 2025 and 2024, respectively.

Same-Store Facility Results - three months ended June 30, 2026 and 2025

The following table sets forth operating data for our same-store facilities (stabilized and comparable properties that have been included in the consolidated results of operations since January 1, 2025) for the three months ended June 30, 2026 and 2025. We consider the following data to be meaningful as this allows for the comparison of results without the effects of acquisition, lease up, or development activity.

	Same-Store Facilities			Non Same-Store Facilities			Total
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change
Revenues(1)	$5,335,857	$5,257,064	1.5%	$2,707,420	$2,413,576	N/M	$8,043,277	$7,670,640	4.9%
Property operating expenses(2)	2,114,053	1,985,284	6.5%	1,421,491	1,317,013	N/M	3,535,544	3,302,297	7.1%

Net operating income	$3,221,804	$3,271,780	-1.5%	$1,285,929	$1,096,563	N/M	$4,507,733	$4,368,343	3.2%

Number of Facilities	16	16		9	8		25	24

	Same-Store Facilities			Non Same-Store Facilities			Total
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change
Rentable square feet(3)	1,361,225	1,361,225		876,185	785,885		2,237,410	2,147,110
Average physical occupancy(4)	90.3%	92.7%	-2.4%	77.6%	85.7%	N/M	87.0%	90.2%	-3.2%
Annualized rent per occupied square foot(5)	$17.73	$17.27	2.7%	N/M	N/M	N/M	$17.14	$16.76

N/M Not meaningful

(1)	Revenue includes rental revenue, ancillary revenue, administrative and late fees.
(2)

Property operating expenses exclude corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization expense and acquisition expenses, but includes property management fees.

(3)

Of the total rentable square feet, parking represented approximately 199,780 square feet as of June 30, 2026 and 2025. On a same-store basis, for the same periods, parking represented approximately 109,000 square feet.

(4)

Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period.

(5)

Determined by dividing the aggregate realized rental income for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. We have excluded the realized rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot.

Our increase in same-store revenue of approximately $0.1 million was primarily the result of an increase in revenue per occupied square foot of approximately 2.7% for the three months ended June 30, 2026 over the three months ended June 30, 2025 offset by a decrease in average physical occupancy of approximately 2.4%.

Our same-store property operating expenses increased by approximately $0.1 million for the three months ended June 30, 2026 compared to the three months ended June 30, 2025 primarily related to an increase in real estate taxes.

Net operating income, or NOI, is a non-GAAP measure that we define as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses, tenant protection economics, and other non-property related income and expense. We believe that NOI is useful for investors as it provides a measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, we believe that NOI (sometimes referred to as property operating income) is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. In addition, NOI is not a substitute for net income (loss), cash flows from operations, or other related financial measures, in evaluating our operating performance.

The following table presents a reconciliation of net loss as presented on our consolidated statements of operations to net operating income, as stated above, for the periods indicated:

	Three Months Ended
	June 30, 2026	June 30, 2025
Net Loss	$(9,466,226)	$(3,045,104)
Adjusted to exclude:
Asset management fees(1)(2)	879,346	860,606
General and administrative	1,738,455	1,678,129
Depreciation	3,368,222	3,280,079
Acquisition expenses—affiliates	102,754	104,656
Other property acquisition expenses	522,008	43,058
Interest expense	4,329,714	4,176,197
Interest expense—debt issuance costs	161,698	180,518
Other income, net	(19,212)	9,829
Equity in loss of unconsolidated real estate ventures	747,544	385,074
Foreign currency adjustment	2,143,430	(3,304,699)

Total property net operating income	$4,507,733	$4,368,343

(1)	Asset management fees are included in Property operating expenses – affiliates in the consolidated statements of operations.
(2)	Includes amortization of Advisor contract of approximately $0.3 million for each of the three months ended June 30, 2026 and 2025, respectively.

Same-Store Facility Results - six months ended June 30, 2026 and 2025

The following table sets forth operating data for our same-store facilities (stabilized and comparable properties that have been included in the consolidated results of operations since January 1, 2025) for the six months ended June 30, 2026 and 2025. We consider the following data to be meaningful as this allows for the comparison of results without the effects of acquisition, lease up, or development activity.

	Same-Store Facilities			Non Same-Store Facilities			Total
	2026	2025	% Change	2026	2025	% Change	2026	2025	% Change
Revenues(1)	$10,640,528	$10,347,501	2.8%	$5,227,562	$4,672,497	N/M	$15,868,090	$15,019,998	5.6%
Property operating expenses(2)	4,328,736	4,046,731	7.0%	2,921,776	2,640,078	N/M	7,250,512	6,686,809	8.4%

Net operating income	$6,311,792	$6,300,770	0.2%	$2,305,786	$2,032,419	N/M	$8,617,578	$8,333,189	3.4%

Number of Facilities	16	16		9	8		25	24
Rentable square feet(3)	1,361,225	1,361,225		876,185	785,885		2,237,410	2,147,110
Average physical occupancy(4)	90.3%	92.7%	-2.4%	81.7%	85.7%	N/M	87.0%	90.2%	-3.2%
Annualized rent per occupied square foot(5)	$17.77	$17.05	4.2%	N/M	N/M	N/M	$17.22	$16.52

N/M Not meaningful

(1)	Revenue includes rental revenue, ancillary revenue, administrative and late fees.

(2)

Property operating expenses exclude corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization expense and acquisition expenses, but includes property management fees.

(3)

Of the total rentable square feet, parking represented approximately 199,780 square feet as of June 30, 2026 and 2025. On a same-store basis, for the same periods, parking represented approximately 109,000 square feet.

(4)

Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period.

(5)

Determined by dividing the aggregate realized rental income for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. We have excluded the realized rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot.

Our increase in same-store revenue of approximately $0.3 million was primarily the result of an increase in revenue per occupied square foot of approximately 4.2% for the six months ended June 30, 2026 over the six months ended June 30, 2025, offset by a decrease in average physical occupancy of approximately 2.4%.

Our same-store property operating expenses increased by approximately $0.3 million for the six months ended June 30, 2026 compared to the six months ended June 30, 2025 primarily related to an increase in real estate taxes.

Net operating income, or NOI, is a non-GAAP measure that we define as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses, tenant protection economics, and other non-property related income and expense. We believe that NOI is useful for investors as it provides a measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, we believe that NOI (sometimes referred to as property operating income) is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. In addition, NOI is not a substitute for net income (loss), cash flows from operations, or other related financial measures, in evaluating our operating performance.

The following table presents a reconciliation of net loss as presented on our consolidated statements of operations to net operating income, as stated above, for the periods indicated:

	Six Months Ended
	June 30, 2026	June 30, 2025
Net Loss	$(18,101,821)	$(10,285,792)
Adjusted to exclude:
Asset management fees(1)(2)	1,764,025	1,655,441
General and administrative	3,253,205	3,381,937
Depreciation	6,661,010	6,398,481
Acquisition expenses—affiliates	231,034	212,532
Other property acquisition expenses	632,807	57,078
Interest expense	8,461,813	8,283,492
Interest expense—debt issuance costs	321,550	668,915
Derivative fair value adjustment	—	531,449
Other income (expense)	(41,122)	(69,183)
Equity in loss of unconsolidated joint ventures	1,561,373	607,602
Foreign currency adjustment	3,873,704	(3,108,763)

Total property net operating income	$8,617,578	$8,333,189

(1)	Asset management fees are included in Property operating expenses – affiliates in the consolidated statements of operations.
(2)	Includes amortization of Advisor contract of approximately $0.8 million and $0.7 million for the six months ended June 30, 2026 and 2025, respectively.